    As filed with the Securities and Exchange Commission on February 8, 2001

                                                 Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                           NEW UNITEDGLOBALCOM, INC.
             (Exact name of Registrant as specified in its charter)

            DELAWARE                                           (APPLIED FOR)
  (State or other jurisdiction                               (I.R.S. Employer
of incorporation of organization)                           Identification No.)

                           NEW UNITEDGLOBALCOM, INC.
                      4643 SOUTH ULSTER STREET, SUITE 1300
                             DENVER, COLORADO 80237
                                 (303) 770-4001
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                             ---------------------
                                MICHAEL T. FRIES
                                   PRESIDENT
                      4643 SOUTH ULSTER STREET, SUITE 1300
                             DENVER, COLORADO 80237
                                 (303) 770-4001
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                             GARTH B. JENSEN, ESQ.
                            HOLME ROBERTS & OWEN LLP
                            1700 LINCOLN, SUITE 4100
                             DENVER, COLORADO 80203
                                 (303) 861-7000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and all other conditions under the merger agreement (described in the proxy statement/prospectus herein) are satisfied or waived.
                             ---------------------
    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                                                   PROPOSED
                                                                                    MAXIMUM            PROPOSED
                                                                                OFFERING PRICE         MAXIMUM         AMOUNT OF
                 TITLE OF EACH CLASS OF                      AMOUNT TO BE         PER SHARE/          AGGREGATE       REGISTRATION
              SECURITIES TO BE REGISTERED                     REGISTERED      DEPOSITARY RECEIPT    OFFERING PRICE       FEE(1)
-----------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock (par value $.01 per share).........  82,977,872 shares        $18.1797       $1,508,512,820(2)     $377,128
-----------------------------------------------------------------------------------------------------------------------------------
Series B Preferred Stock (par value $.01 per share).....    113,983 shares          $242.73          $27,667,234(3)       $6,917
-----------------------------------------------------------------------------------------------------------------------------------
Depositary Shares (each representing 1/20th of a share
  of Series C Preferred Stock) and Series C Preferred
  Stock (par value $.01 per share) underlying such
  depositary shares.....................................   8,500,000 shares          $50.00         $425,000,000(4)     $106,250
-----------------------------------------------------------------------------------------------------------------------------------
Depositary Shares (each representing 1/20th of a share
  of Series D Preferred Stock) and Series D Preferred
  Stock (par value $.01 per share) underlying such
  depositary shares.....................................   5,750,000 shares        $23.9375         $137,640,625(5)      $34,410
-----------------------------------------------------------------------------------------------------------------------------------
Total............................................................................................ $2,098,820,679        $524,705(1)
===================================================================================================================================

(1) Pursuant to Rule 0-11(a)(2) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the total registration fee for this registration statement, $524,705, has been reduced in amount by $606,518, the filing fee paid pursuant to Exchange Act Rule 0-11 in connection with the filing of preliminary proxy materials of New UnitedGlobalCom, Inc. ("United") with the Securities and Exchange Commission on November 3, 2000.
(2) Pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933, as amended (the "Act"), the maximum aggregate offering price is the product of (i) $18.1797, the average of the high and low prices per share of United Class A Common Stock on February 5, 2001, as reported on the Nasdaq National Stock Market, and (ii) 82,977,872 shares of United Class A Common Stock.
(3) Pursuant to Rule 457(f)(2) under the Act, the maximum aggregate offering price has been calculated based on the book value of United Series B Convertible Preferred Stock, calculated as of September 30, 2000.
(4) Pursuant to Rule 457(f)(2) and Rule 457(c) under the Act, the maximum aggregate offering price has been calculated on the book value of depositary shares evidencing the 425,000 shares of United Series C Convertible Preferred Stock calculated as of September 30, 2000.
(5) Pursuant to Rule 457(f)(1) and Rule 457(c) under the Act, the maximum aggregate offering price is the product of (i) $23.9375, the average of the bid and ask prices per depository receipt of United Series D Convertible Preferred Stock on February 5, 2001, as reported on the over the counter market and (ii) 5,750,000 depositary shares (evidencing 287,500 shares of United Series D Convertible Preferred Stock).
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
===============================================================================

                             [UNITEDGLOBALCOM LOGO]

                                                                          , 2001

Dear Fellow Stockholder:

     You are invited to attend a special meeting of the stockholders of
UnitedGlobalCom, Inc. which will be at             , Denver, Colorado, on
            , 2001, at      .m., local time. We have enclosed a notice of the
special meeting, a proxy statement/prospectus and a proxy card.

     You will be asked at the special meeting to approve a merger agreement and related transactions among us, Liberty Media Corporation, or "Liberty," its subsidiary, Liberty Media International, Inc., or "LMINT" and Liberty Global, Inc. and a newly formed Delaware corporation, to be renamed UnitedGlobalCom, Inc. following the merger. This newly formed corporation, or "New United," will issue its own stock in connection with a merger between us and a subsidiary of New United. In connection with the merger, New United will acquire interests in international broadband distribution and programming assets of Liberty and LMINT described in this proxy statement/prospectus, and rights of first offer and other rights and obligations respecting certain other broadband interests of Liberty and LMINT, in exchange for approximately 75.3 million shares of New United Class C common stock.

     OUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND DECLARED THAT THE MERGER AGREEMENT IS ADVISABLE, AND IN THE BEST INTERESTS OF, US AND OUR STOCKHOLDERS. OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER AGREEMENT. Among the factors considered by our board of directors in
evaluating the merger agreement was the opinion dated           , 2001 of
          , our financial advisor, which provides that, as of such date, the merger consideration is fair, from a financial point of view, to the holders of
our common stock. The written opinion of                          is attached as
Appendix B to the accompanying proxy statement/prospectus and should be read carefully and in its entirety.

     You will also be asked at the special meeting to approve an amendment to:

     - increase the number of shares of United's common stock reserved for issuance under our 1993 Stock Option Plan by 4,000,000 from 9,200,000 shares to 13,200,000 shares;

     - permit the grant of options to acquire shares of United's Class B common stock as well as Class A common stock; and

     - permit the amendment of outstanding options to provide for the issuance of Class B common stock in lieu of Class A common stock.

     OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THIS AMENDMENT AND RECOMMENDS THAT YOU VOTE IN FAVOR OF IT.

     Whether or not you are personally able to attend the special meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed prepaid envelope as soon as possible. This action will not limit your right to vote in person if you do wish to attend the meeting and vote personally.

     The merger cannot be completed unless the holders of at least a majority of the combined voting power of the outstanding shares of Class A common stock and Class B common stock as of February 6, 2001, the record date, approve the merger agreement. Holders of shares of Class A common stock and Class B common stock
representing   % of the outstanding votes as of the record date have indicated
that they will vote in favor of the transaction. Approval of the amendment to the 1993 Stock Option Plan requires the affirmative vote of the holders of a majority of the combined voting power of our Class A common stock and Class B common stock as of the record date, represented in person or by proxy at the special meeting of stockholders. Only holders of our common stock at the close of business on the record date will be entitled to vote at the special meeting.

     For your convenience, the first three pages of the proxy statement/prospectus contain frequently asked questions and related answers about the merger. PLEASE REVIEW THE ENTIRE PROXY STATEMENT/PROSPECTUS CAREFULLY. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" ON PAGE I- . If you would like assistance in completing your proxy card, or if you have any questions about the procedure for voting your shares described in the attached proxy statement/prospectus, please contact our Investor Relations Department at (303) 770-4001.

                                            Sincerely yours,

                                            Gene W. Schneider
                                            Chairman of the Board and
                                            Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY STATE SECURITIES COMMISSION, HAS APPROVED OR DISAPPROVED THE MERGER AND RELATED TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/ PROSPECTUS OR THE STOCK OF NEW UNITED TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED THAT THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This proxy statement/prospectus is dated             , 2001, and is first
being mailed to our stockholders on or about             , 2001.

                             [UNITEDGLOBALCOM LOGO]

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON             , 2001

     A special meeting of the stockholders of UnitedGlobalCom, Inc., or
"United," will be held at             , Denver, Colorado on             , 2001
at           .m., local time, for the following purposes:

          (i) to consider and vote upon a proposal to approve the merger
     agreement, dated as of             , 2001, among United, Liberty Media
     Corporation, or "Liberty," its subsidiary, Liberty Media International, Inc., or "LMINT", and Liberty Global, Inc. and a newly formed Delaware corporation, or "New United," pursuant to which (a) New United will become United's majority stockholder, (b) holders of United stock will receive stock of New United and (c) New United will acquire interests in certain international broadband distribution and programming assets now owned by Liberty and LMINT, as well as rights of first offer and other rights and obligations respecting certain other broadband interests of Liberty and LMINT, in exchange for approximately 75.3 million shares of New United Class C common stock;

          (ii) to consider and vote upon an amendment to our 1993 Stock Option Plan to:

        - increase the number of shares of United's common stock reserved for issuance under its 1993 Stock Option Plan by 4,000,000 from 9,200,000 shares to 13,200,000 shares,

        - permit the grant of options under the plan to acquire shares of United's Class B common stock as well as Class A common stock, and

        - permit the amendment of outstanding options to provide for the issuance of Class B common stock in lieu of Class A common stock; and

          (iii) to transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Holders of record of our Class A common stock and Class B common stock at the close of business on February 6, 2001, the record date of the meeting, will be entitled to notice of and to vote together as a single class at the meeting. A list of stockholders entitled to vote at the meeting will be available at our office for review by any stockholder, for any purpose germane to the meeting, during regular business hours for at least 10 days prior to the meeting.

     Shares can only be voted at the meeting if the holder is present or represented by a proxy. If you do not expect to attend the meeting, we urge you to complete, date and sign the enclosed proxy card and return it promptly in the accompanying, postage prepaid envelope, so that your shares may be voted in accordance with your wishes and the presence of a quorum may be assured. Signing the proxy does not affect your right to vote in person if you attend the meeting. If your shares are registered in street name, however, you will need a representation from your broker as to your stockholder status in order to vote in person at the meeting. A representation is not necessary to attend the meeting.

     Our board of directors believes that approving the merger agreement is advisable to, and in the best interests of, us and our stockholders. Our board of directors recommends that you vote in favor of the merger agreement. The merger agreement will not be approved by the stockholders unless the holders of at least a majority of the combined voting power of the outstanding shares of our Class A common stock and Class B common stock as of the record date, voting as a single class, approve the merger agreement. Holders of United's Class B common stock, Series B preferred stock, Series C preferred stock and Series D preferred stock are entitled under Delaware law to require an appraisal of their shares and to demand the payment of fair value for their shares. These rights, generally known as appraisal rights, are described in detail in the proxy statement/prospectus accompanying this notice. In addition, a copy of Section 262 of the Delaware General Corporation Law, which governs appraisal rights, is attached as Appendix D to the proxy statement/prospectus accompanying this notice. Holders of United's Class A common stock will not have appraisal rights. We urge you to read both the summary and the statutory provision carefully. If you wish to demand an appraisal of your shares, you must strictly comply with the statutory requirements.

     Our board of directors likewise believes that approving the amendment to the United 1993 Stock Option Plan is advisable to, and in the best interest of us, and our stockholders, and recommends that you vote in favor of the amendment. Approval of the amendment requires the affirmative vote of the holders of a majority of the combined voting power of our Class A common stock and Class B common stock as of the record date, represented in person or by proxy at the special meeting of stockholders.

     This notice and the attached proxy statement/prospectus are first being
mailed to United's stockholders on or about             , 2001.

                                           BY ORDER OF THE BOARD OF DIRECTORS

                                           Ellen P. Spangler,
                                           Secretary

Denver, Colorado
            , 2001

PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE PREPAID ENVELOPE PROVIDED, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING.

     THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 8, 2001

                             [UNITEDGLOBALCOM LOGO]

           UNITEDGLOBALCOM, INC.                            NEW UNITEDGLOBALCOM, INC.
           A DELAWARE CORPORATION                      A NEWLY FORMED DELAWARE CORPORATION
              PROXY STATEMENT                                       PROSPECTUS

    For Special Meeting of Stockholders                 shares of Class A Common Stock
       to be held             , 2001                    shares of Series B Preferred Stock
                                                        shares of Series C Preferred Stock
                                                        shares of Series D Preferred Stock

     We are furnishing this proxy statement/prospectus to holders of UnitedGlobalCom, Inc. Class A common stock and Class B common stock. We are soliciting proxies for use at a special meeting of our stockholders to consider and vote upon a transaction with Liberty Media Corporation, or "Liberty," and its subsidiaries Liberty Media International, Inc., or "LMINT," and Liberty Global, Inc. This transaction involves us, through a merger, becoming a majority owned subsidiary of a newly formed Delaware corporation that will be renamed "UnitedGlobalCom, Inc." following the merger.

     As part of this transaction you will receive stock in the newly formed company, or "New United." Our board of directors has approved a merger agreement pursuant to which the transaction will be completed, determined that the transaction is in the best interests of us and our stockholders, and recommends that you approve the merger agreement.

     New United has filed a registration statement on Form S-4. This proxy statement is also the prospectus of New United regarding its common stock and preferred stock to be issued to our stockholders pursuant to the merger agreement. Our Class A common stock is traded on the Nasdaq National Stock Market under the symbol "UCOMA." Following the transaction, the shares of Class A common stock to be issued by New United will be listed, subject to official notice of issuance, on the Nasdaq National Stock Market under the symbol "UCOMA."

     FOR A DISCUSSION OF RISK FACTORS WHICH YOU SHOULD CONSIDER IN EVALUATING THE TRANSACTION, SEE "RISK FACTORS" ON PAGE I-14.

     You will also be asked at the special meeting to consider and vote upon an amendment to increase the number of shares of United's common stock reserved for issuance under the United 1993 Stock Option Plan by 4,000,000 from 9,200,000 shares to 13,200,000 shares; to permit the grant of options under the plan to acquire shares of United's Class B common stock as well as Class A common stock; and to permit the amendment of outstanding options to provide for the issuance of Class B common stock in lieu of Class A common stock.

     The date of this proxy statement/prospectus is             , 2001, and it
and a form of proxy are first being mailed or otherwise delivered to
stockholders on or about             , 2001.

     This proxy statement/prospectus does not constitute an offer or a solicitation in any jurisdiction in which an offer or solicitation is unlawful. THIS PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROXY STATEMENT/PROSPECTUS. SUCH INFORMATION IS AVAILABLE WITHOUT CHARGE TO YOU UPON WRITTEN OR ORAL REQUEST AT THE FOLLOWING ADDRESS: UNITEDGLOBALCOM, INC., 4643 SOUTH ULSTER STREET, SUITE 1300, DENVER, COLORADO 80237, ATTENTION: INVESTOR RELATIONS DEPARTMENT, OR VIA TELEPHONE AT (303) 770-4001. TO TIMELY OBTAIN DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE THE DATE YOU MUST MAKE YOUR INVESTMENT DECISION, OR NO LATER THAN
            , 2001.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY STATE SECURITIES COMMISSION, HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS

                                                               PAGE
                                                               NO.
                                                              ------
CHAPTER I -- OVERVIEW
QUESTIONS AND ANSWERS FOR STOCKHOLDERS......................     I-1
SUMMARY.....................................................     I-5
  Information About Us......................................     I-5
  Contribution of the Liberty and LMINT Assets..............     I-6
  New United Ownership of United............................     I-7
  Description of the New United Stock.......................     I-8
  The Special Meeting.......................................     I-8
  Appraisal Rights..........................................     I-8
  United's Reasons for the Merger and Related Transactions;
     Recommendation of the United Board of Directors........     I-8
  Fairness Opinion..........................................     I-9
  Dividends.................................................     I-9
  Certain Federal Income Tax Consequences...................     I-9
  Summary Selected Historical and Pro Forma Financial
     Data...................................................     I-9
RISK FACTORS................................................    I-14
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS...    I-18

CHAPTER II -- THE MERGER TRANSACTION
BACKGROUND AND OVERVIEW OF THE TRANSACTION..................    II-1
  Background to the Merger..................................    II-1
  Reasons for the Merger....................................    II-3
  Fairness Opinion..........................................    II-4
  Accounting Treatment......................................    II-4
  Foreign Regulatory Filings................................    II-4
  Exchange of Shares........................................    II-4
  Rights of Dissenting United Stockholders..................    II-5
THE MERGER AGREEMENT AND RELATED AGREEMENTS.................    II-9
  The Merger Agreement......................................    II-9
  Loan Transactions.........................................   II-14
  Ownership of New United After Closing of Principal
     Transaction............................................   II-14
  Founders Agreement with New United........................   II-15
  Certain Other Rights of Holders of Class C Common Stock...   II-15
  Stockholder Agreement.....................................   II-16
  Standstill Agreement......................................   II-17
  Registration Rights Agreements............................   II-18
CONTRIBUTION OF LIBERTY AND LMINT ASSETS....................   II-19
  Overview..................................................   II-19
  Contribution of Principal Transaction Assets..............   II-19
  Additional Transaction Assets.............................   II-23
CERTAIN FEDERAL INCOME TAX CONSEQUENCES.....................   II-28

CHAPTER III -- THE MEETING AND VOTING
  Time and Place; Purpose...................................   III-1
  Voting Rights; Record Date................................   III-1
  Proxies...................................................   III-1

                                                               PAGE
                                                               NO.
                                                              ------
  Share Ownership of Management.............................   III-2
  Voting Arrangements.......................................   III-2
  Appraisal Rights..........................................   III-2

CHAPTER IV -- INFORMATION ABOUT NEW UNITED
NEW UNITED'S BUSINESS
  Operating Data and Financial Information..................    IV-1
  Overview of Principal Transaction Assets..................    IV-7
  Telewest Communications plc...............................    IV-7
  Liberty's Latin American Assets...........................    IV-7
  Other Principal Transaction Assets........................    IV-9
  Additional Transaction Assets.............................    IV-9
  Overview of United's Business.............................    IV-9
  United's European Operations..............................   IV-10
  United's Asia/Pacific Operations..........................   IV-17
  United's Latin American Operations........................   IV-18
  Competition...............................................   IV-19
  Employees.................................................   IV-20
  Regulation................................................   IV-20
SELECTED FINANCIAL DATA.....................................   IV-27
UNAUDITED PRO FORMA FINANCIAL INFORMATION OF NEW UNITED.....   IV-30
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF LIBERTY PRINCIPAL TRANSACTION
  ASSETS GROUP..............................................   IV-43
  Summary of Operations.....................................   IV-43
  Liquidity and Capital Resources...........................   IV-48
LIBERTY PRINCIPAL TRANSACTION ASSETS GROUP QUANTITATIVE AND
  QUALITATIVE DISCLOSURES ABOUT MARKET RISK.................   IV-49
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF UNITED.......................   IV-50
  Introduction..............................................   IV-50
  Services..................................................   IV-50
  Pricing...................................................   IV-51
  Costs of Operations.......................................   IV-52
  Results of Operations.....................................   IV-53
  Liquidity and Capital Resources...........................   IV-67
  New Accounting Principles.................................   IV-71
UNITED QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET
  RISK......................................................   IV-73
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT OF NEW UNITED..................................   IV-76
MANAGEMENT OF NEW UNITED FOLLOWING THE TRANSACTION..........   IV-76
DESCRIPTION OF NEW UNITED CAPITAL STOCK.....................   IV-78
  Common Stock..............................................   IV-78
  Preferred Stock...........................................   IV-79
  Market Listings...........................................   IV-80
  Certificate of Incorporation and Bylaws...................   IV-80
  Delaware General Corporation Law, Section 203.............   IV-81

                                                               PAGE
                                                               NO.
                                                              ------
COMPARATIVE PER SHARE MARKET INFORMATION....................   IV-82
COMPARISON OF STOCKHOLDERS' RIGHTS..........................   IV-82

CHAPTER V -- AMENDMENT OF THE 1993 STOCK OPTION PLAN........     V-1

CHAPTER VI -- CERTAIN LEGAL INFORMATION
  Legal Matters.............................................    VI-1
  Experts...................................................    VI-1

CHAPTER VII -- ADDITIONAL INFORMATION FOR STOCKHOLDERS
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............   VII-1
WHERE YOU CAN FIND MORE INFORMATION.........................   VII-1

INDEX TO FINANCIAL STATEMENTS...............................     F-1

APPENDICES
Appendix A Merger Agreement
Appendix B Fairness Opinion of
Appendix C Form of Certificate of Incorporation of New United
Appendix D Delaware General Corporation Law Section 262

                             CHAPTER I -- OVERVIEW

                     QUESTIONS AND ANSWERS FOR STOCKHOLDERS

Q.   WHAT ARE THE BENEFITS OF THE TRANSACTION? (PAGES   THROUGH   )

A. We believe that the merger will enhance and increase our presence in various markets, including in European and Latin American markets. The merger also offers our stockholders the opportunity to continue to participate in our growth following the merger.

     For more information regarding the expected benefits of the transaction, see "The Merger Transaction -- Background and Overview of the Transaction,
     Reasons for the Merger" on page   .

Q.   WHAT ASSETS ARE LIBERTY AND LMINT CONTRIBUTING? (PAGES   THROUGH   )

A. LMINT is contributing a 24.6% indirect interest in Telewest Communications plc, the second largest broadband communications provider in the United Kingdom. Liberty and LMINT are also contributing certain of their Latin American broadband interests, other broadband interests and intercompany promissory notes in the aggregate principal amount of $1.0 billion. Certain regulatory or third party approvals are needed for the transfer of some of these assets. We may close the transaction with just the transfer of the Telewest interests, pending regulatory approvals for some of the Latin American or other assets. If only the Telewest interests and certain intercompany promissory notes relating to the Telewest interests, are contributed, Liberty and LMINT will be issued approximately 53.6 million shares of Class C common stock of New United.

Q.   HOW WILL THE TRANSACTION BE STRUCTURED? (PAGES   THROUGH   )

A. New United will acquire certain of Liberty's and LMINT's international broadband distribution and programming assets in exchange for up to 75.3 million shares of Class C common stock of New United, depending on the assets that are acquired. In addition, pursuant to a merger, shares of our common stock and preferred stock outstanding at the time of the merger that are not owned by New United, or its subsidiary, will be converted into identical numbers of shares of New United's Class A common stock and preferred stock. Along with shares of New United Class C common stock issued in exchange for Liberty's and its affiliates' Class A common stock and Class B common stock of United, the shares of Class C common stock to be issued to Liberty and its affiliates will represent an approximate 48.1% economic interest in New United and approximately 83.8% of the aggregate voting power of all New United common stock on all matters other than the election of directors. As the holder of the Class C common stock, Liberty will have the right to select four out of 12 members of the New United board of directors. Liberty will be bound by a standstill agreement with New United and a stockholders agreement with New United and certain long-time holders of our Class B common stock, or the "Founders."

     In connection with the formation and capitalization of New United, Liberty and its affiliates will exchange all of the shares of our Class A and Class B common stock owned by them for a number of shares of Class C common stock of New United equal to the aggregate number of shares of Class A and Class B common stock exchanged. The Founders will also exchange a portion of the shares of our Class A and Class B common stock owned by them for an equal number of shares of New United's Class A and Class B common stock. To avoid a "change of control" under the terms of certain indentures to which United is a party, one or more Principals (as defined in the indenture to be certain Founders of United and certain related parties) will exchange the balance of their shares of our Class A and Class B common stock for shares of a subsidiary of New United. In the merger, these shares of the New United subsidiary will be converted into shares of United common stock entitled to elect one half of the directors of United. At the option of the Principals, the shares of United common stock received in the merger may be exchanged for a number and class of shares of common stock of New United equivalent to the shares of United common stock originally exchanged for stock of the New United Subsidiary. New United will hold shares of United common stock entitled to elect the remaining half of United's directors following the
     merger. New United will also own an approximately   % economic interest in
     United following the merger through a combination of shares of United's stock entitled to elect one half of United's directors and Class C stock that cannot vote in the election of directors. Because New United will not control United, New United will not consolidate the financial results of United for U.S. income tax purposes. See "Information About New United -- Unaudited Pro Forma Financial Information of New United" for a discussion regarding the accounting and financial reporting treatment of the transaction.

Q.   WHAT WILL I RECEIVE IN THE TRANSACTION? (PAGES   THROUGH   )

A. You will receive one share of New United Class A common stock for each share of United Class A common stock or Class B common stock you currently hold. For example, if you own 500 shares of United Class A common stock and 500 shares of United Class B common stock, you will receive 1,000 shares of New United Class A common stock. Holders of United preferred stock will receive an equal number of shares of New United preferred stock with substantially similar rights and preferences, except that the New United preferred stock will be entitled to vote in the election of directors. New United will not issue fractional shares of its common or preferred stock.

Q.   WHAT VOTE IS REQUIRED TO APPROVE THE MERGER? (PAGES   THROUGH   )

A. A favorable vote by the holders of at least a majority of the voting power of the outstanding shares of United Class A common stock and Class B common stock, voting as a single class, as of the record date, is required to approve the merger agreement. As of the record date, the holders of outstanding shares of Class B common stock and Class A common stock having
       % of the total vote have agreed to vote in favor of the transaction. You are entitled to cast one vote per share of United Class A common stock and ten votes per share of United Class B common stock held as of the close of business on February 6, 2001, the record date.

Q.   ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE
     MERGER? (PAGES      THROUGH      )

A. Yes. In evaluating the merger and related transactions, you should carefully consider the factors discussed in "Overview -- Risk Factors" on page I- .

Q.   WHAT DO I NEED TO DO NOW? (PAGES      THROUGH      )

A. After you read and consider carefully the information contained in this document, please cast your vote on the merger agreement by completing, signing and dating your proxy card. You should return your completed proxy card as soon as possible in the enclosed postage-paid envelope. If you return your signed proxy card but do not include instructions on how to vote, your shares will be voted FOR approval of the merger agreement. You can also attend the special meeting and vote in person.

     If you abstain from voting or do not vote, it will have the effect of voting against approval of the merger agreement.

     The disinterested directors on our board of directors unanimously recommend that you vote FOR approval of the merger agreement.

Q.   IF MY UNITED SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY
     BROKER VOTE MY SHARES FOR ME? (PAGES      THROUGH      )

A. Your broker will vote your shares only if you provide your broker with instructions on how to vote. You should instruct your broker to vote your shares by following the directions provided to you by your broker or in the materials forwarded. Without instructions, your shares will not be voted. A failure to vote for the merger agreement is equivalent to a vote against the merger agreement.

Q.   WHAT DO I DO IF I WANT TO CHANGE MY VOTE? (PAGES      THROUGH      )

A. If you want to change your vote after you have mailed your proxy card, send a later-dated, signed proxy card before the stockholders' meeting to our secretary, or attend the special meeting and vote in person. You may also revoke your proxy by sending written notice to our secretary before the meeting. If you have instructed a broker to vote your shares, you must follow instructions from your broker to change your vote.

Q.   SHOULD I SEND IN MY UNITED STOCK CERTIFICATES NOW? (PAGES      THROUGH
          )

A. No. After the transaction is completed, you will receive written instructions for exchanging your United stock certificates for New United stock certificates. DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.

Q.   AM I ENTITLED TO DISSENTERS' OR APPRAISAL RIGHTS? (PAGES      THROUGH
          )

A. Holders of our Class A common stock which is traded on the Nasdaq National Stock Market will not have appraisal rights. United Class B common, Series B preferred, Series C preferred and Series D preferred stock are not listed on a national securities exchange, designated as a national market system security by the National Association of Securities Dealers, Inc. or, with respect to any class or series, held of record by more than 2,000 holders. Accordingly, under Delaware law, holders of those classes of stock are entitled to dissent from the transaction and receive cash equal to the fair value of their United stock instead of receiving shares of New United stock.

     You may obtain more information regarding your dissenters' or appraisal rights discussed in "The Merger Transaction -- Background and Overview of
     the Merger, Rights of Dissenting United Stockholders" on page   and "The
     Meeting and Voting -- Appraisal Rights" on page   .

Q.   WHEN DO YOU EXPECT THE TRANSACTION TO BE COMPLETED? (PAGES
     THROUGH      )

A. The parties are working toward completing the transaction as quickly as possible. New United and United hope to complete the transaction by the end of the first quarter of 2001 and no later than the end of the second quarter of 2001. However, if conditions to the transaction are not satisfied, the transaction may be completed later. Certain parts of the transaction may be completed before or after other parts of the transaction. See "The Merger Transaction -- The Merger Agreement and Related Agreements, The Merger Agreement."

Q.   WILL I RECOGNIZE AN INCOME TAX GAIN OR LOSS ON THE MERGER? (PAGES
          THROUGH      )

A. It is expected that if the merger is completed, you will not recognize a gain or loss for United States federal income tax purposes as a result of the transaction. However, you are urged to consult your own tax advisor to determine the tax consequences particular to your situation.

Q.   WHAT IS THE PURPOSE OF THE AMENDMENT TO THE 1993 STOCK OPTION PLAN?
     (PAGES      THROUGH      )

A. The 1993 Stock Option Plan is intended to provide selected employees with added incentive to continue in our long-term service and to create in such persons a direct interest in our future success. The plan is also designed to provide a financial incentive that will help us attract, retain and motivate the most qualified employees and consultants.

     As of the record date, options have been granted under the plan to purchase
     a total of      shares of Class A common stock, of which options for
     shares have been cancelled, leaving only 9,200,000 shares of Class A common stock available for option grants under the plan. The board of directors believes that it is in our best interest, and in the best interest of New United following the merger, to increase the number of shares available for option grants under the plan, and to permit the issuance of Class B common stock in lieu of Class A common stock in the case of certain existing and future option grants. The increase and the added flexibility will allow us and, following the merger, New United, to grant options that are appropriately structured for particular employees, to attract and retain new employees, and to further compensate, where appropriate, employees who have been previously awarded options under the plan.

Q. WHY IS IT APPROPRIATE TO AMEND THE PLAN TO PROVIDE FOR THE ISSUANCE OF CLASS B COMMON STOCK AS WELL AS CLASS A COMMON STOCK UPON THE EXERCISE OF OPTIONS?

A. The board of directors believes that the current market for skilled employees requires flexibility in the design of compensation arrangements, and that the issuance of Class B common stock is consistent with the purpose of the plan -- to provide added incentive to selected employees to continue in our long-term service, and to attract, retain and motivate the most qualified employees and consultants.

Q.   WILL THE 1993 STOCK OPTION PLAN BECOME AN INCENTIVE PLAN OFFERED BY
     NEW UNITED FOLLOWING THE MERGER? (PAGES      THROUGH      )

A. Yes. Upon completion of the merger, our obligations under the plan will be assumed by New United, and stock options for United common stock will be replaced with substitute stock options for New United common stock. Each New United stock option will have the same terms and conditions, exercise price, vesting and restrictions as the United stock option it replaces.

Q.   WHOM SHOULD I CALL WITH QUESTIONS? (PAGES      THROUGH      )

A. If you have any questions about the transaction or if you need additional copies of the proxy statement/ prospectus, you should contact:

                             UNITEDGLOBALCOM, INC.
                      4643 South Ulster Street, Suite 1300
                             Denver, Colorado 80237
                      Attn: Investor Relations Department
                                 (303) 770-4001

You may also obtain additional information about United from documents filed with the SEC, by following the instructions in the section entitled "Additional Information for Stockholders -- Where You Can Find More Information" on page VII-1.

                                    SUMMARY

     This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that may be important to you. To fully understand the merger and related transactions that we propose to complete and for a more complete description of the legal terms of the merger and related transactions, you should read carefully this entire document and the other documents to which you have been referred. In particular, please read the merger agreement attached as Appendix A, which is incorporated by reference into this proxy statement/prospectus. Please also read "Additional Information for Stockholders -- Where You Can Find More Information." We included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

     When we use the phrase "we," "us," "our" or similar terms, we refer to UnitedGlobalCom, Inc., the company in which you currently own stock. When we refer to information as "aggregate," we mean that the information is given in respect of all systems in which we hold any equity interest as though we wholly own them. All references to "dollars" and "$" are to dollars. For your convenience, we have converted some amounts in non-dollar currencies to United States dollars. These foreign currency translations for amounts prior to December 31, 1999 use the same exchange rates as used in our December 31, 1999 financial statements, except where stated otherwise. For amounts after December 31, 1999, we have used September 30, 2000 exchange rates, except where stated otherwise. These translated amounts may not currently equal such dollar amounts nor may they necessarily be converted into dollars at the translation exchange rates used.

INFORMATION ABOUT US (Pages   through   )

UNITEDGLOBALCOM, INC.
4643 South Ulster Street, Suite 1300
Denver, Colorado 80237
(303) 770-4001

     We are the largest broadband communications provider outside the United States. We provide multi-channel television services in 26 countries worldwide and telephone and Internet/data services in a growing number of our international markets. Our operations are grouped into three major geographic regions: Europe, Asia/Pacific and Latin America. Our European operations are held through our 52.6% owned, publicly traded subsidiary, United Pan-Europe Communications N.V. UPC is the largest Pan-European broadband communications company providing multi-channel television, telephone and Internet/data services in 13 countries in Europe and in Israel. Our Asia/Pacific operations are primarily held through our 72.9% owned, publicly traded subsidiary, Austar United Communications Limited. Austar United owns the largest provider of multi-channel television services in regional Australia, various Australian programming interests and a 50.0% interest in the only full service provider of broadband communications in New Zealand. Our primary Latin America operation is our 100% owned Chilean operation, VTR GlobalCom S.A. VTR is Chile's largest multi-channel television provider and a growing provider of telephone services.

     Our operating companies consist primarily of highly penetrated, mature broadband systems that generate stable cash flow. We also operate a number of earlier stage broadband businesses. Our primary goal in the majority of these markets is to capitalize on the opportunity to increase revenues and cash flows through the introduction of new and expanded video programming services and the launch of telephone and Internet/data services over our broadband communications networks. Today, we are a full-service provider of these video, voice and Internet/data services in most of our Western European markets and in Chile and New Zealand.

     For more information, see "Additional Information for Stockholders -- Where You Can Find More Information," on page VII-1.

CONTRIBUTION OF THE LIBERTY AND LMINT ASSETS (Pages   through   )

     Liberty is a leading media, entertainment and communications company with interests in a diverse group of public and private companies. New United proposes to acquire the following assets, or the "Principal Transaction Assets," of Liberty and LMINT in connection with the merger and related transactions:

     - a 24.6% indirect, economic interest in Telewest Communications plc, or "Telewest," the second largest broadband communications provider in the United Kingdom with approximately 4.6 million homes passed, approximately
       1.1 million cable television subscribers, and approximately 1.9 million total residential and business telephone lines;

     - substantially all of Liberty's and LMINT's interests in certain of their Latin American broadband interests including:

       a 28.3% stake (which may, under certain circumstances, be increased to 50.0%) in Cablevision S.A. of Argentina, or "Cablevision," one of the largest cable television operators in Latin America with over 3.4 million homes passed and approximately 1.4 million subscribers;

       49.0% of Liberty Cablevision of Puerto Rico, Inc., or "Liberty Puerto Rico," one of the largest cable television operators in Puerto Rico;

       regional programming services including: 100% of Pramer SCA, or "Pramer," which owns and/or distributes 23 channels principally to the Argentine market, including the Latin American operations of Gems International Television LLP, or the "Gems Network;" and a 40.0% stake in Torneos y Competencias S.A., or "TyC," the leading provider of sports and entertainment programming in Argentina;

       other distribution assets, including: approximately 41.0% of the equity interests in Grupo Portatel, S.A. de C.V., or "Portatel," a wireless service provider in Mexico; and 43.0% of Digital Latin America, LLC, or "Digital Latin America," a joint venture with Hicks, Muse, Tate & Furst, Inc. and Motorola, Inc. to build a digital distribution platform for Latin America;

     - certain other broadband interests, including approximately 16% of the equity interest in Crown Media Holdings, Inc., or "Crown Media," distributor of Odyssey and the Hallmark Channel and 20.0% of the equity interest in Premium Movie Partnership, a movie channel joint venture in Australia; and

     In addition, New United will be granted rights of first offer, subject to existing rights of third parties, with respect to LMINT programming and distribution assets in Japan, as well as certain other rights and obligations with respect to LMINT broadband interests in other markets, including Chile. We refer to the assets subject to these rights as the "Additional Transaction Assets." We refer to the Principal Transaction Assets and Additional Transaction Assets collectively as the "Liberty International Assets." New United's acquisition of the Principal Transaction Assets and the Additional Transaction Assets are subject to various conditions. See "The Merger Transaction -- The Merger Agreement and Related Agreements." Certain of the contributed subsidiaries owe indebtedness to Liberty, which, other than indebtedness evidenced by $1.0 billion of contributed intercompany promissory notes, will remain outstanding and payable to Liberty following the acquisition of such contributed subsidiaries by New United. We have agreed to cause certain of such indebtedness to be repaid upon closing of the acquisition of the applicable contributed subsidiaries and the rest of such indebtedness to be repaid in November 2001. See "The Merger Transaction -- Contribution of Liberty Assets, Indebtedness of Contributed Subsidiaries."

     Before the merger, the Founders will contribute a portion of their United Class A and Class B common stock to New United in exchange for the issuance of an equal number of substantially identical shares of New United Class A and Class B common stock, the remaining balance of the Founders United Class A and Class B common stock to be contributed to New United Subsidiary. Liberty will exchange its United Class A and Class B common stock for an equal aggregate number of shares of New United Class C common stock. A newly formed subsidiary of New United will be merged into us, and the remaining outstanding shares of our Class A common stock and Class B common stock will be converted into an equal number of shares of New United's Class A common stock. The outstanding shares of each series of United's preferred stock will be converted into an equal number of shares of New United's preferred stock with substantially similar rights and preferences, except that the New United preferred stock will have increased voting rights. If New United acquires all the Principal Transaction Assets it will issue approximately 75.3 million shares of New United's Class C common stock. The shares of New United Class C common stock to be issued to Liberty and LMINT in exchange for the Principal Transaction Assets, along with shares of New United Class C common stock issued in exchange for Liberty's Class A common stock and Class B common stock of United, will represent an approximate 48.1% economic and approximate 83.8% voting interest in New United on matters subject to stockholder approval other than in the election of New United's directors. We sometimes refer to these merger and contribution transactions as the "Principal Transaction." Liberty will be bound by a standstill agreement with New United and a stockholders agreement with New United and the Founders.

     As the holders of all of New United's outstanding shares of Class C common stock, Liberty and LMINT will have the right to designate four out of 12 members of the New United board of directors. All, but not less than all, of the Class C common stock can be converted into Class A common stock, and, under certain circumstances, into Class B common stock. If it is converted, the holder of such stock will be subject to certain voting limitations pursuant to an agreement with New United.

     Liberty, LMINT and New United will also enter into certain rights of first offer, puts and calls and other obligations, pursuant to which New United will have the right and in some cases, the obligation, to acquire the Additional Transaction Assets. We sometimes refer to the transactions relating to these assets as the "Additional Transactions."

NEW UNITED OWNERSHIP OF UNITED

     The transaction has been structured so as not to result in a "change of control" under certain indentures to which United is a party. One or more of the Principals will contribute shares of their United Class A common stock and Class B common stock to a newly formed subsidiary of New United. Upon the merger of this subsidiary into United, the Principals will receive stock of United entitling them to elect four of United's eight directors. New United will hold voting stock of United entitling it to elect the other four directors. New
United will hold an economic interest in United of   % as a result of the voting
and non-voting stock of United it will hold following the merger. See "The Merger Transaction -- The Merger Agreement and Related Agreements, The Merger Agreement, Our Merger with New United Subsidiary."

     The following diagram illustrates the ownership structure of New United and United following the merger and contribution of the Principal Transaction Assets.

                             [UNITED DIAGRAM CHART]

                             Other
    Liberty/LMINT         Shareholders                          Founders

    48.1% economic        46.6% economic                      5.3% economic

    Elects 4 of
    12 directors            New United
                                            50% voting                          50% voting
                                            % economic                          % economic
                          Principal
                         Transaction
                           Assets             United

DESCRIPTION OF THE NEW UNITED STOCK (Pages   through   )

     New United's Class A common stock, Class B common stock and preferred stock have rights and preferences that are substantially the same as the rights and preferences of United's Class A common stock, Class B common stock and preferred stock, respectively, except that New United's preferred stock has increased voting rights. New United's Class C common stock has the same economic rights as New United's Class A common stock and Class B common stock. The Class C common stock has ten votes per share and votes together with the Class A common stock (one vote per share) and Class B common stock (ten votes per share), other than with respect to the election of directors. The Class A common stock and Class B common stock voting together have the right to elect eight of New United's 12 directors. The Class C common stock voting as a separate class has the right to elect four of the directors. The approval of a majority of the directors elected by the holders of the Class C common stock is required for certain significant transactions. At the option of the holder, each share of Class C common stock will be convertible into one share of Class A common stock at any time or, under certain circumstances, into one share of Class B common stock. Shares of Class C common stock will have preemptive rights to prevent the dilution of their voting power by 10% or more of their voting power immediately following their issuance.

THE SPECIAL MEETING (Pages   through  )

     The United special meeting will be held at           , Denver, Colorado, on
            , 2001, at        .m., local time. At the meeting, you will be asked
to approve the merger agreement. Holders of at least a majority of the outstanding shares of United Class A common stock and Class B common stock, voting as a single class, as of the record date, must approve the merger agreement in order for the merger to be approved.

APPRAISAL RIGHTS (Pages   through   )

     Holders of United Class B common stock, Series B preferred stock, Series C preferred stock and Series D preferred stock are entitled under Delaware law to appraisal rights and to receive payment in cash for the fair value of their shares.

UNITED'S REASONS FOR THE MERGER AND RELATED TRANSACTIONS; RECOMMENDATION OF THE
UNITED BOARD OF DIRECTORS (Pages   through   )

     We are pursuing the merger and related transactions with New United and Liberty and its certain affiliates for the following reasons:

     - The merger and related transactions will substantially broaden our existing footprint of broadband businesses, and thereby create potential for additional growth.

     - The Latin American businesses to be acquired in the merger and related transactions will give New United a substantially improved presence in that part of the world.

     - We believe that Liberty is one of the world's most successful media and communications companies, and the merger will strengthen our relationship with Liberty.

     - The consideration for the shares of Class C common stock to be issued by New United in connection with the contribution of the Principal Transaction Assets and the rights associated with the Additional Transaction Assets represents a premium share price in relation to the recent market prices of our Class A common stock and, in the opinion of our board of directors, more closely reflects the underlying value of our assets.

     - Because of the structure of the transaction, the Stockholder Agreement and the Standstill Agreement described in this proxy statement/prospectus, the merger will not place control of New United in the hands of Liberty, while the structure and those agreements are effective.

     Our board of directors concluded that the terms of the merger are in the best interests of us and our stockholders after considering the potential benefits and negative effects of the merger described in "The Merger Transaction -- Background and Overview of the Transaction, Reasons for the Merger." The disinterested members of our board of directors have approved the merger agreement and recommend that you vote for approval of the merger agreement.

FAIRNESS OPINION (Pages   through   )

     In connection with the merger, our board considered the opinion of its
financial advisor,           , as to the fairness from a financial point of view
of the merger and related transactions to the holders of our stock. The full
text of the written opinion of           is attached to the back of this
document as Appendix B, and should be read carefully in its entirety for a description of the assumptions made, matters considered and limitations on the
review undertaken. THE OPINION OF           IS DIRECTED TO THE UNITED BOARD OF
DIRECTORS, AND THIS OPINION DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW TO VOTE TO ANY STOCKHOLDER WITH RESPECT TO ANY MATTER RELATING TO THE MERGER.

DIVIDENDS (Pages   through  )

     Neither we nor New United has ever paid dividends on common stock. New United intends to retain all earnings for continued development and growth, and has no plans to pay dividends in the future.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES (Pages   through  )

     We have received a tax opinion from our tax advisors that the transaction will qualify as tax free under Section 351 of the Internal Revenue Code of 1986, as amended, or the "Code," and that no gain or loss will be recognized by our stockholders upon receipt of New United stock in exchange for their United stock. This matter is not free from doubt. The tax opinion is subject to a number of assumptions and conditions, including that a substantial business purpose exists for the formation of New United and that New United will not constitute an investment company under the Code.

SUMMARY SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA (Pages   through  )

     How We Prepared the Financial Information. We are providing the following information to aid you in your analysis of the financial aspects of the merger and contribution transaction. We derived this information from our consolidated financial statements and the combined financial statements of the Principal Transaction Assets. New United has no historical operations. The information is only a summary and you should read it together with our and the Principal Transaction Assets' historical financial statements and related notes contained in the underlying reports included in this proxy statement/ prospectus. See "Additional Information for Stockholders."

     Accounting Treatment. New United will become our parent company and holders of our stock will receive stock of New United. Our merger with a newly created subsidiary of New United will be accounted for by New United at historical cost. The contribution of the Principal Transaction Assets to New United will be accounted for by New United as a purchase of a business. This means that, for accounting and financial reporting purposes, the assets and liabilities of the Principal Transaction Assets will be recorded at their fair value, and any excess of New United's purchase price over the fair value of the Principal Transaction Assets' tangible net assets will be recorded as intangible assets, including goodwill. New United will not be able to consolidate United for U.S. income tax purposes. See "Information About New United -- Unaudited Pro Forma Financial Information of New United" for a discussion regarding the accounting and financial reporting treatment of the transaction.

     We have presented unaudited pro forma condensed combined statements of operations that reflect the purchase method of accounting to give you a better understanding of what our businesses might have looked like had they been combined since January 1, 1999. The pro forma balance sheet shows what New United may have looked like if we had completed the transaction as of September 30, 2000. The companies may have performed differently had they always been combined. You should not rely on the unaudited selected pro forma condensed combined financial information as being indicative of the historical results that we would have had or the future results that New United will experience after the merger and contribution transaction. See "Information About New United -- Selected Financial Data" and "Information About New
United -- Unaudited Pro Forma Financial Information of New United."

     Merger-Related Expenses. We estimate that merger-related fees and expenses, consisting primarily of SEC filing fees, fees and expenses of investment bankers, attorneys and accountants, and financial printing and other related charges, will be approximately $22.0 million. After the merger, New United may also incur charges and expenses related to integrating the operations of the businesses of the Principal Transaction Assets.

  SUMMARY SELECTED HISTORICAL FINANCIAL DATA OF UNITED

     In the table below, we provide you with our summary selected historical consolidated financial data. We prepared this information using our consolidated financial statements as of the dates indicated and for each of the fiscal years in the five-year period ended December 31, 1999 and for the nine month periods ended September 30, 2000 and 1999. We derived our consolidated statement of operations and balance sheet data below for the fiscal periods ended December 31, 1999 and 1998, February 28, 1998 and 1997 and February 29, 1996 from financial statements audited by Arthur Andersen LLP, independent accountants. The unaudited financial data as of September 30, 2000 and for the nine month periods ended September 30, 2000 and 1999 contain only normal recurring accruals, that in the opinion of management, are necessary for a fair presentation of our results for these periods. The interim results of operations are not necessarily indicative of results that may be expected for a full year.

     The financial data presented below are not necessarily comparable from period to period as a result of several transactions, including acquisitions and dispositions of consolidated and equity investees. For this and other reasons, you should read it together with the historical financial statements and related notes beginning on page F-1 and the discussion under "Information About New United -- Management's Discussion and Analysis of Financial Condition and Results of Operations of United." The numbers of shares of our common stock outstanding and per share data have been adjusted to reflect our two-for-one stock split distributed on November 30, 1999.

                                                                      UNITED
                            ------------------------------------------------------------------------------------------
                                 (UNAUDITED)                       FOR THE TEN            FOR THE YEARS ENDED
                             FOR THE NINE MONTHS    FOR THE YEAR      MONTHS      ------------------------------------
                             ENDED SEPTEMBER 30,       ENDED          ENDED           FEBRUARY 28,
                            ---------------------   DECEMBER 31,   DECEMBER 31,   ---------------------   FEBRUARY 29,
                              2000        1999          1999           1998         1998        1997          1996
                            ---------   ---------   ------------   ------------   ---------   ---------   ------------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenue.................  $ 900,560   $ 460,646    $ 719,524      $ 254,068     $  98,622   $  31,555     $  2,870
  Operating loss..........  $(797,148)  $(349,996)   $(770,630)     $(327,781)    $(150,021)  $ (87,677)    $(26,168)
  Net (loss) income.......  $(884,841)  $ 603,856    $ 636,318      $(545,532)    $(342,532)  $(138,825)    $(91,311)
  Basic net (loss) income
    per share.............  $   (9.63)  $    7.39    $    7.53      $   (7.43)    $   (4.46)  $   (1.79)    $  (1.35)
  Diluted net (loss)
    income per share......  $   (9.63)  $    6.53    $    6.67      $   (7.43)    $   (4.46)  $   (1.79)    $  (1.35)

                                                                               AS OF
                                           ------------------------------------------------------------------------------
                                            (UNAUDITED)         DECEMBER 31,             FEBRUARY 28,
                                           SEPTEMBER 30,   -----------------------   ---------------------   FEBRUARY 29,
                                               2000           1999         1998         1998        1997         1996
                                           -------------   ----------   ----------   ----------   --------   ------------
                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
  Current assets.........................    $1,973,122    $2,986,266   $  188,527   $  410,999   $169,677     $194,444
  Total assets...........................    $9,714,379    $9,002,853   $1,542,095   $1,679,835   $819,936     $580,206
  Senior notes and other long-term
    debt.................................    $7,306,871    $5,989,455   $1,939,289   $1,702,771   $675,183     $371,227
  Stockholders' equity (deficit).........    $  207,745    $1,114,306   $ (983,665)  $ (392,280)  $ 15,096     $151,976

  SUMMARY SELECTED HISTORICAL FINANCIAL DATA OF THE PRINCIPAL TRANSACTION ASSETS

     In the table below we provide you with the summary selected historical combined financial data for the Principal Transaction Assets. We derived the historical combined statement of operations data below for the ten month period ended December 31, 1999, the two month period ended February 28, 1999 and for the years ended December 31, 1998 and 1997 and the combined balance sheet data as of December 31, 1999 and 1998 from the combined financial statements of Liberty Principal Transaction Assets Group, audited by KPMG LLP, independent accountants, included elsewhere in this proxy statement/prospectus. The unaudited financial data as of September 30, 2000, for the nine month period ended September 30, 2000 and the seven month period ended September 30, 1999 contain only normal recurring accruals that, in the opinion of Liberty's management, are necessary for a fair presentation of its results for these periods. The interim results of operations are not necessarily indicative of results that may be expected for a full year.

     On March 9, 1999, AT&T acquired TCI, the parent company of Liberty, in a merger transaction. For financial reporting purposes, the merger of AT&T and TCI is deemed to have occurred on March 1, 1999. In connection with the merger, the assets and liabilities of the Liberty Principal Transaction Assets Group were adjusted to their respective fair values pursuant to the purchase method of accounting. For periods prior to March 1, 1999, the assets and liabilities and the related combined results of operations are referred to below as "Old Liberty Group," and for periods subsequent to February 28, 1999, the assets and liabilities of the Liberty Principal Transaction Assets Group and the related consolidated results of operations are referred to as the "New Liberty Group."

     The financial data presented below are not necessarily comparable from period to period as a result of several transactions, including acquisitions and dispositions of consolidated and equity investees. For this and other reasons, you should read the selected historical financial data provided below in conjunction with the Liberty Principal Transaction Assets Group financial statements and accompanying notes beginning on page F-177 and the discussion under "Information About New United -- Management's Discussion and Analysis of Financial Condition and Results of Operations of the Liberty Principal Transaction Assets Group."

                                                    LIBERTY PRINCIPAL TRANSACTION ASSETS GROUP
                       -----------------------------------------------------------------------------------------------------
                                            NEW LIBERTY GROUP                                   OLD LIBERTY GROUP
                       -----------------------------------------------------------   ---------------------------------------
                          (UNAUDITED)          (UNAUDITED)                                               FOR THE YEARS ENDED
                          FOR THE NINE        FOR THE SEVEN         FOR THE TEN         FOR THE TWO         DECEMBER 31,
                          MONTHS ENDED         MONTHS ENDED        MONTHS ENDED        MONTHS ENDED      -------------------
                       SEPTEMBER 30, 2000   SEPTEMBER 30, 1999   DECEMBER 31, 1999   FEBRUARY 28, 1999     1998       1997
                       ------------------   ------------------   -----------------   -----------------   --------   --------
                                             (IN THOUSANDS)                                      (IN THOUSANDS)
STATEMENT OF
  OPERATIONS DATA:
  Revenue............       $ 92,000            $  64,000            $  94,000           $ 15,000        $ 62,000   $213,000
  Operating
     earnings........       $ 12,000            $  11,000            $  14,000           $     --        $ 15,000   $ 32,000
  Net income
     (loss)..........       $183,000            $(124,000)           $(203,000)          $(13,000)       $(65,000)  $(70,000)

                                                                                          OLD LIBERTY
                                                           NEW LIBERTY GROUP                 GROUP
                                                 -------------------------------------   --------------
                                                                                AS OF DECEMBER 31,
                                                       (UNAUDITED)          ---------------------------
                                                 AS OF SEPTEMBER 30, 2000      1999           1998
                                                 ------------------------   ----------   --------------
                                                            (IN THOUSANDS)               (IN THOUSANDS)
BALANCE SHEET DATA:
  Current assets...............................         $   45,000          $   48,000     $   30,000
  Total assets.................................         $3,812,000          $3,651,000     $1,620,000
  Long-term debt including current portion.....         $   51,000          $   68,000     $  153,000
  Combined equity..............................         $1,765,000          $2,872,000     $1,432,000

  UNAUDITED SUMMARY SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     In the table below, we provide you with unaudited summary selected pro forma condensed financial information for New United as if the merger and contribution transaction had been completed on January 1, 1999, for purposes of the statements of operations, and as if it had been completed on September 30, 2000, for balance sheet purposes. This unaudited summary selected pro forma condensed combined financial information consists of two alternatives (see "Information About New United -- Unaudited Pro Forma Financial Information of New United" for additional discussion) and is derived from our historical financial statements and the Liberty Principal Transaction Assets Group's financial statements, and based upon certain assumptions and adjustments. The companies may have performed differently had they always been combined. You should not rely on the unaudited summary selected pro forma condensed combined financial information as being indicative of the historical results that we would have had or the future results that we will experience after the merger. New United, we and Liberty are unaware of events that would require a material change to the preliminary purchase price allocation. However, a final determination of necessary purchase accounting adjustments will be made upon the completion of a study to be undertaken to determine the fair value of certain of its assets and liabilities, including intangible assets. Assuming completion of the merger, the actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results between the dates of the pro forma financial data and the date on which the merger takes place. We have included detailed unaudited pro forma financial statements and related notes that provide further information on the transaction and related assumptions and adjustments. See "Information About New United -- Unaudited Pro Forma Financial Information of New United."

                                                              NINE MONTHS ENDED       YEAR ENDED
                                                              SEPTEMBER 30, 2000   DECEMBER 31, 1999
                                                              ------------------   -----------------
ALTERNATIVE A:                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS DATA:
  Revenue...................................................     $   956,560           $ 784,524
  Operating loss............................................     $  (791,588)          $(765,551)
  Net (loss) income.........................................     $(1,138,569)          $ 304,012
  Basic net (loss) income per New United common share.......     $     (6.88)          $    1.82
  Diluted net (loss) income per New United common share.....     $     (6.88)          $    1.78

                                                                    AS OF
                                                              SEPTEMBER 30, 2000
                                                              ------------------
                                                                (IN THOUSANDS)
UNAUDITED PRO FORMA CONDENSED BALANCE SHEET DATA:
  Current assets............................................     $ 1,982,122
  Total assets..............................................     $14,157,248
  Senior notes and other long-term debt.....................     $ 7,306,871
  Total liabilities.........................................     $10,102,538
  Stockholders' equity......................................     $ 3,749,614

                                                              NINE MONTHS ENDED       YEAR ENDED
                                                              SEPTEMBER 30, 2000   DECEMBER 31, 1999
                                                              ------------------   -----------------
ALTERNATIVE B:                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS DATA:
  Revenue...................................................     $    56,000           $  65,000
  Operating income..........................................     $     5,560           $   5,079
  Net (loss) income.........................................     $(1,138,569)          $ 304,012
  Basic net (loss) income per New United common share.......     $     (6.88)          $    1.82
  Diluted net (loss) income per New United common share.....     $     (6.88)          $    1.78

                                                                    AS OF
                                                              SEPTEMBER 30, 2000
                                                              ------------------
                                                                (IN THOUSANDS)
UNAUDITED PRO FORMA CONDENSED BALANCE SHEET DATA:
  Current assets............................................     $    31,000
  Total assets..............................................     $ 4,672,614
  Senior notes and other long-term debt.....................     $        --
  Total liabilities.........................................     $   923,000
  Stockholders' equity......................................     $ 3,749,614

AMENDMENT OF THE 1993 STOCK OPTION PLAN (Pages   through   )

     Our board of directors is recommending that you approve an amendment to:

     - increase the number of shares of United common stock reserved for issuance under our 1993 Stock Option Plan by 4,000,000 from 9,200,000 shares to 13,200,000 shares;

     - permit the grant of options to acquire shares of United's Class B common stock as well as Class A common stock; and

     - permit the amendment of outstanding options to provide for the issuance of Class B common stock in lieu of Class A common stock.

     Upon completion of the merger, United's obligations under the 1993 Stock Option Plan will be assumed by New United, and stock options for United common stock will be replaced with substitute stock options for New United common stock. Each New United stock option will have the same terms and conditions, exercise price, vesting and restrictions as the United stock option it replaces. Our board of directors believes that this increase will allow us and, following the merger, New United, to grant options to attract and retain new employees who have not received grants of options, and to further compensate, where appropriate, employees who have been previously awarded options.

                                  RISK FACTORS

     Stockholders voting for the merger will be choosing to invest in New United stock. An investment in the New United stock is subject to a number of risks. You should consider carefully the following risk factors, as well as the more detailed descriptions cross-referenced to the body of this proxy statement/ prospectus, all of the other information in this proxy statement/prospectus and the information in the documents incorporated by reference. IN ADDITION TO THE RISKS DESCRIBED BELOW, NEW UNITED WILL BE SUBJECT TO THE RISKS TO WHICH WE ARE, AND HAVE BEEN, EXPOSED. PLEASE READ "ADDITIONAL INFORMATION FOR
STOCKHOLDERS -- WHERE YOU CAN FIND MORE INFORMATION."

                  RISKS RELATING TO THE MERGER WITH NEW UNITED

THE MARKET VALUE OF THE LIBERTY INTERNATIONAL ASSETS MAY FLUCTUATE PRIOR TO AND FOLLOWING THE TIME WHEN THEY ARE CONTRIBUTED TO NEW UNITED

     If the transaction is completed, each share of United stock you own will be converted into one share of New United stock. No adjustment will be made to the number of shares of New United stock you will receive in the event of any increase or decrease in the market prices per share of United common stock or the value of the Principal Transaction Assets, or the rights associated with the Additional Transaction Assets, to be contributed to New United. Therefore, you are not assured of receiving consideration in the transaction with a set market value or a maximum or minimum market value.

     - On June 23, 2000, the last full trading day prior to the public announcement of the merger agreement, the closing market price per share of our Class A common stock was $43.56.

     - On        , 2001, the last practicable date prior to the printing of this proxy statement/prospectus, the closing market price per share of our
       Class A common stock was $       .

NEW UNITED'S STOCK PRICE COULD BE VOLATILE FOLLOWING THE MERGER

     Changes in market prices of New United's common stock may result from, among other things:

     - quarter-to-quarter variations in operating results;

     - operating results being less than analysts' estimates;

     - changes in analysts' earnings estimates;

     - announcements of new technologies, products and services or pricing policies by New United or its competitors;

     - developments in existing customer or strategic relationships;

     - actual or perceived changes in our business strategy;

     - sales of large amounts of our common stock;

     - changes in market conditions in the telecommunications industry;

     - changes in prospects for telecommunications reform;

     - changes in general economic conditions; and

     - fluctuations in the securities markets in general.

THE FAIRNESS OPINION DELIVERED BY OUR FINANCIAL ADVISER DOES NOT ADDRESS CHANGES IN THE RELATIVE VALUES OF UNITED AND THE PRINCIPAL TRANSACTION ASSETS AND THE
RIGHTS ASSOCIATED WITH THE ADDITIONAL TRANSACTION ASSETS SINCE             ,
2001, THE DATE OF THE OPINION

     The fairness opinion prepared by           at the request of our board of
directors, as described in "The Merger Transaction -- Background and Overview of the Transaction, Fairness Opinion," was
delivered on             , 2001 and speaks only as of that date. It does not
address any changes in relative value or prospects of United and the businesses represented by the Principal Transaction Assets and to rights respecting the Additional Transaction Assets to be contributed to New United. The fairness opinion may not accurately address the fairness of the contribution of the Principal Transaction Assets to New United at the time the transaction is completed.

NEED FOR GOVERNMENTAL AND THIRD PARTY APPROVALS MAY DELAY COMPLETION OF THE MERGER OR TRANSFER OF ALL OF THE PRINCIPAL TRANSACTION ASSETS

     The merger is conditioned upon the receipt prior to the completion of the merger of consents and approvals, including under appropriate competition, media and telecommunications laws, for various governmental agencies with respect to the merger agreement, the merger and the other transactions contemplated by the merger agreement. The transfer of certain of the Principal Transaction Assets also requires consent from third parties. You should be aware that all required regulatory and third party approvals may not be obtained in time and could result in a significant delay in the completion of the merger and the exchange of your shares or could result in our receiving fewer than all of the Principal Transaction Assets. Also, governmental agencies may seek restrictions on the combined operations of us and the businesses represented by the Liberty International Assets as a condition to obtaining such approvals. Any such restriction could adversely affect the value of New United's stock.

NEW UNITED MAY NOT HAVE SUFFICIENT TIME TO PERFORM ITS POTENTIAL OBLIGATIONS TO ACQUIRE LMINT'S ADDITIONAL ASSETS IN CHILE

     In connection with the transaction, we will have the right to acquire certain of LMINT's assets in Chile and LMINT will have the right to force us to purchase these assets. If these rights are exercised, the time period within which New United would be required to complete the acquisition of these assets, or cause a third party to complete such acquisition, may be inadequate to obtain relevant governmental approvals or comply with conditions imposed by governmental regulators. Under the merger agreement, New United may be required to indemnify Liberty and LMINT for any loss they would incur as a result of the failure of the closing of the acquisition of these Chile assets to occur within the prescribed time period or upon the terms specified in the merger agreement.

               RISKS RELATING TO THE COMBINED COMPANY'S BUSINESS

NEW UNITED WILL FACE TECHNICAL AND OPERATIONAL CHALLENGES THAT MAY PREVENT IT FROM SUCCESSFULLY INTEGRATING THE LIBERTY INTERNATIONAL ASSETS

     The transaction involves risks related to the integration and management of acquired technology, operations and personnel. Following the transaction, New United must operate as a combined organization using common information and communication systems, operating procedures, financial controls and human resources practices. New United may encounter difficulties, costs and delays involved in integrating the operations of the Liberty International Assets, including as a result of:

     - potential incompatibility of business cultures;

     - potential conflicts among or loss of sponsor, advertising or strategic relationships;

     - the loss of key employees; or

     - diversion of management's attention from other ongoing business concerns.

NEW UNITED'S BUSINESS MAY FAIL TO REALIZE THE ANTICIPATED BENEFITS OF THE TRANSACTION

     The success of the transaction will depend, in part, on New United's ability to realize the anticipated synergies and growth opportunities from combining the Liberty International Assets with New United's business. Even if New United is able to integrate the business operations of the Liberty International

Assets successfully, it cannot assure you that this integration will result in the realization of the full benefits expected from the transaction or that these benefits will be achieved within the time frame that we currently expect.

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT NEW UNITED'S FINANCIAL CONDITION

     We are highly leveraged. As of September 30, 2000 we had consolidated long-term debt of approximately $7.5 billion which includes parent company debt of approximately $1.3 billion and subsidiary level debt of approximately $6.2 billion. New United's consolidated indebtedness will be approximately $223.0 million greater than United's indebtedness with the contribution of the Principal Transaction Assets. Most of the Principal Transaction Assets that Liberty and LMINT will contribute to New United will be unconsolidated in New United's financial statements. These unconsolidated companies have substantial indebtedness.

     New United currently believes that following the merger as contemplated, cash on hand, cash flow from New United's future operations, asset sales and its borrowing capacity will be sufficient to meet New United's obligations as they become due. In certain circumstances, some of which may be beyond New United's control, it may have to repay the indebtedness prior to when it is scheduled to be repaid. New United may not be able to satisfy all of the conditions necessary for its lenders to continue to lend it money under existing credit facilities. Some of these conditions are beyond New United's control. We also cannot assure you that circumstances will not require New United to sell assets or obtain additional equity or debt financing at the New United level or those of its subsidiaries and affiliates. New United may not at such time be able to sell assets or obtain additional financing on reasonable terms or at all.

     The degree to which New United will be leveraged could have important consequences to you, including, but not limited to, the following:

     - a substantial portion of cash flow from operations will be required to be dedicated to debt service and will not be available for other purposes;

     - New United's ability to obtain additional financing in the future could be limited;

     - certain of New United's borrowings could be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates; and

     - New United's ability to execute its business plan, compete effectively, respond adequately to unforeseen events and take advantage of opportunities could be limited.

NEW UNITED WILL LIKELY EXPERIENCE NET LOSSES FOR THE NEXT SEVERAL YEARS

     We have experienced significant operating losses every year since we started business through the year ended December 31, 1999. As of September 30, 2000, we had an accumulated deficit of approximately $1.5 billion and expect to have continued losses. We had net losses of $91.3 million, $138.8 million, $342.5 million and $545.5 million, for fiscal years ended February 29, 1996, February 28, 1997, February 28, 1998 and the ten months ended December 31, 1998, respectively. We had a net loss of $872.5 million for the year ended December 31, 1999 and $1.0 billion for the nine months ended September 30, 2000, prior to accounting for a non-taxable gain of $1.5 billion and $0.1 million, respectively, from the issuance of subsidiary stock. The consolidated businesses represented by the Principal Transaction Assets also experienced substantial losses during these periods: $70.0 million, $65.0 million, $13.0 million and $203.0 million for the years ended December 31, 1997 and 1998, the two months ended February 28, 1999, and the ten months ended December 31, 1999, respectively. Most of the unconsolidated companies included in the Principal Transaction Assets also have a history of net losses. We expect that New United will incur substantial additional losses for the indefinite future. Continuing net operating losses could materially harm New United's results of operations and increase its need for additional capital in the future.

THE LOSS OF KEY PERSONNEL COULD WEAKEN NEW UNITED'S TECHNOLOGICAL AND OPERATIONAL EXPERTISE, DELAY THE INTRODUCTION OF NEW UNITED'S NEW BUSINESS LINES AND LOWER THE QUALITY OF ITS SERVICE

     New United's success and growth strategy depends, in large part, on its ability to attract and retain key management, marketing and operating personnel, both at the corporate and operating company levels. New United may find it difficult to attract and retain these personnel while it is integrating the operations of the Principal Transaction Assets. Retaining a successful international management team may be particularly difficult because key employees may be required to live and work outside of their home countries and because experienced local managers are often unavailable. New United may not be able to attract and retain the qualified personnel it needs for its business.

THE COMPLEXITIES OF NEW UNITED'S OPERATING SYSTEMS, LARGE NUMBERS OF CUSTOMERS AND RAPID GROWTH COULD DISRUPT NEW UNITED'S OPERATIONS AND HARM ITS FINANCIAL CONDITION

     The contribution of the Principal Transaction Assets will add to the complexity of New United's operating systems and substantially increase the size of its customer base. New United may not plan for or be able to overcome all of the problems it encounters in introducing its new local telephone and Internet/ data services, or the problems it encounters in providing other services to such a large number of customers. New United's new services may not meet its performance expectations. This would impede its planned revenue growth and materially harm its financial condition. Problems with the existing or new systems could delay the introduction of the new services, increase their costs, or slow down successful marketing. We cannot be sure whether New United's Internet access business will be able to handle a large number of online subscribers at high data transmission speeds. As the number of subscribers goes up, New United may have to add more fiber connection points in order to maintain high speeds. This would require more capital, which New United may be unable to raise. If New United cannot offer high data transmission speeds, customer demand for its Internet/data services would go down. This would harm its Internet/data services business, its operating results and its financial condition. We have not yet tested the technology that New United plans to use for telephone services for the numbers of subscribers it expects. It may not function successfully at these scales. This would harm New United's telephone operations. New United plans to use back-up batteries for its cable phones for operation during power failures. These may run out in prolonged power failures. This would interrupt the service and could lead to customer dissatisfaction. New United may not be able to manage its growth effectively, which would harm its business, operating results and financial condition.

     We are establishing customer care facilities in our relevant markets to support the launch of telephone and other new services. New United may not be able to establish well-running customer care facilities staffed with appropriate personnel. This could harm the introduction of its new services.

THE VALUE OF SOME OF THE ARGENTINE INTERESTS CONTRIBUTED BY LMINT MAY DECREASE IF PENDING INVESTIGATIONS LEAD TO THE IMPOSITION OF FINES OR A LOSS OF BROADCASTING LICENSES OR BROADCASTING RIGHTS FOR IMPORTANT PROGRAMMING

     Argentine regulatory authorities are currently investigating certain claims that have been filed against Cablevision and TyC alleging violations of competition laws, including with respect to certain agreements between TyC and the Argentine Soccer Federation granting TyC certain rights to sell Argentine soccer programming. An adverse result in the investigation could result in the loss of some of Cablevision's local broadcasting licenses and/or the imposition of substantial fines on Cablevision and/or TyC, which could materially and adversely affect TyC's programming revenues. In addition, on November 14, 2000, a new law was passed requiring open and live national broadcasts of certain soccer games played by the Argentine national soccer team. Specifically, the law states that the associations and/or owners of broadcasting rights for national soccer team games in certain tournaments must market those rights in such a way so as to guarantee that live broadcasts of these games occur in all areas via free access television or, if this is not possible, through cable television systems. The implementation of this legislation could materially and adversely affect Cablevision's and TyC's programming revenues.

THERE MAY BE ADDITIONAL RISKS THAT WE ARE NOT AWARE OF RELATING TO THE ASSETS TO BE ACQUIRED FROM LIBERTY AND LMINT

     We are still conducting our due diligence investigations with respect to many of the assets to be acquired from Liberty and LMINT. In some cases, Liberty or LMINT hold only a minority interest, which may limit our access to information that may be significant. Therefore, there may be additional material information and risk that we are not aware of at this time, especially with respect to those assets in which Liberty or LMINT hold a minority interest.

SOME OF THE ASSETS TO BE ACQUIRED FROM LIBERTY AND LMINT ARE NOT CONTROLLING INTERESTS

     Some of the assets to be acquired from Liberty and LMINT are minority interests in foreign companies. As a minority shareholder, we, or New United, may not be in a position to control the affairs or operations of those companies.

           CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

     We caution you that, in addition to the historical financial information included in this proxy statement/prospectus, this proxy statement/prospectus includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management's beliefs, as well as on assumptions made by and information currently available to management. All statements other than statements of historical fact included in this proxy statement/ prospectus, including, without limitation, budgeted, future, and certain other statements under "Overview -- Summary," and located in other sections of this proxy statement/prospectus or documents incorporated by reference regarding our and New United's financial position and business strategy, may constitute forward-looking statements.

     In addition, when we use the words "may," "will," "expects," "intends," "estimates," "anticipates," "believes," "plans," "seeks," or "continues" or the negative thereof or similar expressions in this proxy statement/prospectus, we intend to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, including, but not limited to, national and international economic and market conditions, competitive activities or other business conditions, and customer reception of our or New United's existing and future services. These forward-looking statements may include, among other things, statements concerning our and New United's plans, objectives and future economic prospects, expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. You should be aware that the multi-channel television, telephone and Internet/data services industries are changing rapidly, and, therefore, the forward-looking statements and statements of expectations, plans and intent in this proxy statement/prospectus are subject to a greater degree of risk than similar statements regarding certain other industries.

     Although we and New United believe that our and its expectations with respect to the forward-looking statements are based upon reasonable assumptions within the bounds of our and its knowledge of our and its business and operations as of the date of this proxy statement/prospectus, we and New United cannot assure you that our or New United's actual results, performance or achievements will not differ materially from any future results, performance or achievements expressed or implied from such forward-looking statements. Important factors that could cause actual results to differ materially from our expectations are disclosed in this proxy statement/prospectus, including without limitation in conjunction with the forward-looking statements included in this proxy statement/prospectus and under "Overview -- Risk Factors." These factors include, among other things, changes in television viewing preferences and habits by our and New United's subscribers and potential subscribers, their acceptance of new technology, programming alternatives and new video services offered. They also include subscribers' acceptance of our and New United's newer telephone and Internet/data services, our and its ability to manage and grow our and its newer telephone and Internet/data services, our and its ability to secure adequate capital to fund other system growth and development, risks inherent in investment and operations in foreign countries, changes in government regulation and changes in the nature of key strategic relationships with joint venturers. All subsequent written and oral forward-looking statements attributable to us or New United or persons acting on our or New United's behalf are expressly qualified in their entirety by our discussion of these factors. Other than as may be required by applicable law, we and New United undertake no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances. We and New United caution you, however, that this list of risk factors and other cautionary language contained in this proxy statement/prospectus may not be exhaustive.

                      CHAPTER II -- THE MERGER TRANSACTION

                   BACKGROUND AND OVERVIEW OF THE TRANSACTION

     As part of the merger, we will become a subsidiary of New United. New United will receive the Principal Transaction Assets, as well as rights of first offer and other rights and obligations respecting the Additional Transaction Assets, in return for approximately 75.3 million shares of New United Class C common stock.

BACKGROUND TO THE MERGER

     United is the largest global broadband communications provider of video, voice and data services with operations in 23 countries throughout the world. Liberty, directly and through LMINT, holds interests in a broad range of video programming, communications, technology and Internet businesses in the United States, Europe, South America and Asia. Each company considered the benefits of jointly exploring these opportunities. For many years, United and Liberty have each pursued a strategy that includes the exploration of international content and broadband distribution opportunities. In August 1999, United was advised that Liberty would be interested in purchasing the shares of Class B common stock that were then held by Apollo Cable Partners, L.P., or "Apollo," and other of its affiliated stockholders. Along with United and the Founders, Apollo and its affiliated stockholders were parties to a Stockholders' Agreement executed in 1993, that, among other things, required a selling stockholder to first offer Class B common stock to United, and to convert Class B common stock to Class A common stock unless a third party transferee agreed to become a party to the Stockholders' Agreement. United, the Founders, Apollo and its affiliated stockholders were also parties to a 1993 Standstill Agreement to which any purchaser of Apollo's Class B common stock would have to agree to become a party.

     In late August 1999, Gene W. Schneider, United's Chairman and Chief Executive Officer, and Michael T. Fries, United's President, met several times with representatives of Liberty to discuss Liberty's possible purchase of the Class B common stock. During these discussions, they considered the terms of a possible joint venture to which Liberty and UPC would contribute their shares of United common stock, as well as revisions to the Stockholders' and Standstill agreements to which Liberty would become subject. The joint venture would be used as a vehicle to jointly evaluate content and distribution opportunities in Europe. Liberty was also exploring selling one half of its interest in United to Microsoft Corporation with Microsoft to also participate in the joint venture.

     On August 30, 1999, United's board of directors met to consider approving the purchase of the Class B common stock by Liberty. The board of directors also considered the formation of the joint venture among Liberty, Microsoft and UPC. Pursuant to Section 203 of the Delaware General Corporation Law, if United's board of directors did not approve Liberty's purchase of Class B common stock prior to the purchase, subsequent business combinations between the parties could be restricted. After carefully reviewing the terms of the purchase and the proposed joint venture, and after having been advised by counsel of the provisions of Section 203, the board of directors unanimously approved Liberty's acquisition, and Microsoft's subsequent acquisition, of the Class B common stock. The board then considered and approved the proposed joint venture.

     On September 7, 1999, United announced that Liberty had agreed to purchase 9,859,336 shares of Class B common stock from Apollo, Lawrence F. DeGeorge (a former director of United) and Lawrence J. DeGeorge (a current director of United). Liberty acquired the shares of Class B common stock in mid-September 1999, and succeeded to the rights and obligations of Apollo under the 1993 Stockholders' and Standstill agreements. Liberty, United and its affiliated stockholders agreed to modify the 1993 Stockholders' and Standstill agreements in certain respects. On November 15, 1999, John Malone, Liberty's Chairman, and Greg Maffei, Microsoft's then chief financial officer, became members of United's board of directors. Henry P. Vigil, Microsoft's vice president, consumer strategy and partnerships, became a director of United on March 8, 2000, upon Mr. Maffei's resignation.

     By early 2000, Microsoft had not purchased any of the Class B common stock held by Liberty. The parties had also not concluded the formation of the announced joint venture, nor had they entered into the related definitive agreements. Nonetheless, United and Liberty continued to believe that they could benefit from the joint pursuit of international content and broadband distribution opportunities. During February 2000, representatives of Liberty and Messrs. Schneider and Fries began discussions concerning a structure in which United's international operations would be combined with a substantial portion of Liberty's international operations under a single corporate structure. In the ensuing weeks, representatives of United and Liberty met on numerous occasions to discuss such matters as the valuation of the Liberty International Assets, the number of shares of Class B common stock to be issued in connection with the contribution of the Liberty International Assets, and appropriate stockholder and standstill agreements.

     United's financial and legal advisors met several times with United's management concerning the proposed transaction. On May 5, 2000, United's board of directors met to consider the transaction that United's management had been discussing with Liberty. Following presentations by United's management, the board of directors, other than Mr. Malone who abstained as an interested director, unanimously concluded that the transaction was in the best interest of United's stockholders. The board of directors authorized United's management to enter into a binding agreement with Liberty on substantially the terms described at the meeting.

     Following the May 5, 2000 meeting of United's board of directors, representatives of United held further discussions with Liberty and directed their efforts toward obtaining the third party and regulatory approvals that would be necessary for New United to acquire LMINT's management authority in Telewest. United also sought assurance that New United's acquisition of management authority in Telewest would not necessitate a bid for all of Telewest under Rule 9 of the U.K. City Code on Takeovers and Acquisitions. Under some circumstances, Rule 9 requires the purchaser of a minority management interest in a U.K. company to make a bid for the entire U.K. company. After a number of discussions respecting these issues, United and Liberty agreed to terms under which nearly all of LMINT's economic interest in Telewest could be transferred immediately at closing, while the transfer of LMINT's management authority in Telewest would be deferred pending regulatory approvals and resolution of the Rule 9 issue.

     On June 16, 2000, United's board of directors met again and discussed the status of the transaction with Liberty. United's management informed the board that, owing to the uncertainty of the timing and terms of governmental and third party approvals for the transfer of LMINT's interest in Telewest, the transaction should be revised so that New United would receive a 99.0% economic interest in LMINT's Telewest interest, but no management control, until such time as the necessary governmental and third party approvals were obtained and the Rule 9 issue was resolved. After considering this modification, the board of directors, excluding the interested director who abstained, again unanimously approved the transaction.

     On June 25, 2000, United, Liberty and certain of their affiliates entered into a binding agreement that set forth the material terms of the merger agreement. United publicly announced the transaction on June 26, 2000. On July 11, 2000, the parties to the June 25 agreement executed an amendment to the agreement. The purpose of the amendment was to provide for the assumption of certain additional obligations and assignment of certain additional rights with respect to LMINT's interests in Argentina. In October 2000, the parties agreed, subject to approval by their respective boards of directors, to the current structure of the transaction if consent for the original structure was not received from United's bondholders. The revised structure does not require the consent of United's bondholders.

     At the December 15, 2000 board of directors meeting of United, the directors discussed the status of the transaction with Liberty. The directors discussed proceeding with two alternative strategies. The first strategy is to obtain bondholders consent and, in the event such consent can not be obtained, United will proceed with an alternative structure.

     On             , 2001, the parties to the June 25 agreement executed the
merger agreement.

REASONS FOR THE MERGER

     We are pursuing the merger transaction with New United for the following reasons:

     - The merger and related transactions will substantially broaden our existing footprint of broadband businesses, and thereby create a potential for additional growth. New United's acquisition of an interest in Telewest will be of particular importance, as it will permit New United to expand its footprint to the United Kingdom, Europe's most advanced broadband market, and strategically position New United for possible consolidation of broadband businesses in Europe.

     - The Latin American businesses to be acquired in the merger and the related transactions will give New United a substantially improved presence in that part of the world.

     - We believe Liberty is one of the world's most successful media and communications companies, and the merger will strengthen our relationship with Liberty.

     - The consideration for the shares of Class C common stock to be issued by New United in connection with the contribution of the Principal Transaction Assets and the rights associated with the Additional Transaction Assets represents a premium share price in relation to the recent market prices of our Class A common stock and, in the opinion of our board of directors, more closely reflects the underlying value of our assets.

     - Because of the structure of the transaction, the Stockholders Agreement and the Standstill Agreement described in this proxy statement/prospectus, the merger will not place control of New United in the hands of Liberty, while the structure and those agreements are effective.

     At a meeting duly called and held on May 5, 2000, after due consideration, our board, excluding the interested director who abstained, unanimously:

     - determined that the material terms of the transaction are advisable and in the best interests of our stockholders;

     - voted to approve the merger with a subsidiary of New United and the transactions related to the Liberty International Assets; and

     - determined to recommend that our stockholders approve the merger and related transactions.

     In reaching its decision to approve the transactions described in the merger agreement and to recommend that our stockholders approve the adoption of the merger agreement, our board consulted with our management and its financial and legal advisors and considered certain factors, including the following:

     - the reasons for the merger that are listed immediately above under the caption "The Merger Transaction -- Background and Overview of the Transaction, Reasons for the Merger";

     - the strategic fit between us and the businesses represented by the Principal Transaction Assets, and the belief that the combined company has the potential to create stockholder value through additional opportunities and operating efficiencies, although such opportunities and operating efficiencies may not be realized;

     - current industry trends, including the likelihood of continuing consolidation and increasing competition in the broadband industries, particularly in Europe; and

     - the tax-free nature of the transaction for our stockholders.

     Our board also considered the following potential risks relating to the merger:

     - the risk that the merger will not be consummated; and

     - the other risks described under "Overview -- Risk Factors."

     This discussion of the information and factors considered and given weight by our board is not intended to be exhaustive, but includes the factors considered material by our board. Our board relied on the experience and
expertise of           , its financial advisor, for certain quantitative
analysis of the financial terms of the merger. In reaching its decision to approve the transactions described in the merger agreement and the merger and to recommend approval of the adoption of the merger agreement to our stockholders, our board did not assign any relative or specific weights to the various factors considered. Instead, our board conducted an overall analysis of the factors described above, including through discussions with and asking questions of our management and legal and financial advisors. In considering the factors described above, individual directors may have given different weight to different factors. Mr. John Malone, a member of our board and Liberty's Chairman, abstained from any votes by the board involving the transactions described in the merger agreement.

     For the reasons described above, our board, excluding the interested director who abstained, has unanimously approved and deemed advisable and in the best interests of our stockholders the merger agreement and the merger, and the transactions related to the Liberty International Assets, and recommends that United stockholders vote FOR approval of the adoption of the merger agreement.

FAIRNESS OPINION

  [To be added in amendment]

ACCOUNTING TREATMENT

     New United will become our majority stockholder and holders of our stock will receive stock of New United. Our merger with a newly created subsidiary of New United will be accounted for by New United at historical cost. The contribution of the Principal Transaction Assets by Liberty and LMINT to New United will be accounted for by New United as a purchase of a business. This means that, for accounting and financial reporting purposes, the assets and liabilities of the Principal Transaction Assets will be recorded at their fair value, and any excess of New United's purchase price over the fair value of the Principal Transaction Assets' tangible net assets will be recorded as intangible assets, including goodwill. The revenues and expenses of the Principal Transaction Assets will be included in New United's consolidated financial statements from the date the merger is completed. New United will not consolidate the financial results of United for U.S. income tax purposes. See "Information About New United -- Unaudited Pro Forma Financial Information of New United" for a discussion regarding the accounting and financial reporting treatment of the transaction.

FOREIGN REGULATORY FILINGS

     Consummation of the transaction requires a number of regulatory filings and approvals in many of the countries in which United and/or Liberty or LMINT operate. We plan to make a filing with either the European Union (EU) Competition Committee or comparable regulatory bodies in many of the EU member states. In addition, we have made or will make regulatory filings in many non-EU member states, as well as with the competition authorities and/or telecommunications authorities in certain Latin American countries, including in Argentina, Brazil, Mexico and, under certain circumstances, Chile. We may also need regulatory relief from the Australian Securities and Investments Commission in relation to the implementation of the transactions contemplated by the merger agreement. If we do not receive required approval or the authorities condition their approval on restructuring of the applicable part of the transaction, closing of all or parts of the transaction may be delayed or the form of the transaction may change. See "Overview -- Risk Factors, Need for governmental approvals may delay approval for the merger."

EXCHANGE OF SHARES

     Upon completion of the merger, certificates representing shares of United Class A common stock and certificates representing shares of a series of United preferred stock will represent, as applicable, shares of New United Class A common stock or shares of the equivalent series of New United preferred stock. New

United will appoint an exchange agent after the merger to handle the exchange of certificates representing United Class B common stock converted in the merger for certificates representing shares of New United Class A common stock. The exchange agent, which may be affiliated with New United, will send to each holder of record of United Class B common stock at the time the merger is completed a letter of transmittal for use in the exchange as well as instructions that explain how to surrender United Class B common stock certificates to the exchange agent. WE REQUEST THAT YOU NOT SURRENDER YOUR UNITED CLASS B COMMON STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE YOUR LETTER OF TRANSMITTAL AND INSTRUCTIONS.

RIGHTS OF DISSENTING UNITED STOCKHOLDERS

     United is a Delaware corporation. Section 262 of the Delaware General Corporation Law provides appraisal rights (sometimes referred to as "dissenters' rights") under certain circumstances to stockholders of a Delaware corporation that is involved in a merger.

     Record holders of United Class B common stock, United Series B preferred stock, United Series C preferred stock and United Series D preferred stock that follow the appropriate procedures are entitled to appraisal rights under Section 262 in connection with the merger.

     THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DELAWARE GENERAL CORPORATION LAW AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262, WHICH IS REPRINTED IN ITS ENTIRETY AS APPENDIX D TO THIS PROXY STATEMENT/PROSPECTUS. ALL REFERENCES IN
SECTION 262 TO A "STOCKHOLDER" AND IN THIS DISCUSSION TO A "RECORD HOLDER" OR A "HOLDER OF UNITED STOCK" ARE TO THE RECORD HOLDER OF THE SHARES OF UNITED CLASS B COMMON STOCK, UNITED SERIES B PREFERRED STOCK, UNITED SERIES C PREFERRED STOCK AND UNITED SERIES D PREFERRED STOCK IMMEDIATELY PRIOR TO THE EFFECTIVE TIME OF THE MERGER AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT APPRAISAL RIGHTS.

     Under the Delaware General Corporation Law, record holders of United Class B common stock, United Series B preferred stock, United Series C preferred stock and/or United Series D preferred stock that follow the procedures set forth in
Section 262 and that have not voted in favor of the approval and adoption of the merger agreement will be entitled to have their shares of United appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, as determined by the Delaware Court of Chancery.

     Under Section 262, where a merger agreement is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the United special stockholders meeting, not less than 20 days prior to the meeting, United must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in each such notice a copy of Section 262. THIS PROXY STATEMENT/PROSPECTUS CONSTITUTES SUCH NOTICE TO THE HOLDERS OF UNITED STOCK. Any holder of United Class B common stock, United Series B preferred stock, United Series C preferred stock and/or United Series D preferred stock who wishes to exercise appraisal rights or wishes to preserve such holder's right to do so should review the following discussion and Appendix D carefully because failure to timely and properly comply with the procedures specified in
Section 262 will result in the loss of appraisal rights under the Delaware General Corporation Law.

     A holder of United Class B common stock, United Series B preferred stock, United Series C preferred stock and/or United Series D preferred stock wishing to exercise such holder's appraisal rights must deliver to United, before the vote on the approval and adoption of the merger agreement at the special stockholders meeting, a written demand for appraisal of such holder's United Class B common stock, United Series B preferred stock, United Series C preferred stock and/or United Series D preferred stock and must reasonably inform United of the identity of the holder of record as well as the intention of the holder to demand an appraisal of the fair value of the shares held. In addition, a holder of United

Class B common stock, United Series B preferred stock, United Series C preferred stock and/or United Series D preferred stock wishing to exercise appraisal rights or wishing to preserve such holder's right to do so must hold of record such shares on the date the written demand for appraisal is made, must continue to hold such shares through the effective time of the merger and must either vote against or abstain from voting on the approval and adoption of the merger agreement.

     Only a holder of record of United Class B common stock, United Series B preferred stock, United Series C preferred stock and/or United Series D preferred stock is entitled to assert appraisal rights for United Class B common stock, United Series B preferred stock, United Series C preferred stock and/or United Series D preferred stock registered in such holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on such holder's stock certificates, and must state that such holder intends thereby to demand appraisal of such holder's shares of United Class B common stock, United Series B preferred stock, United Series C preferred stock and/or United Series D preferred stock. A proxy or vote against the approval and adoption of the merger agreement will not constitute a demand for appraisal.

     If the shares of United Class B common stock, United Series B preferred stock, United Series C preferred stock and/or United Series D preferred stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and, if the shares of United Class B common stock, United Series B preferred stock, United Series C preferred stock and/or United Series D preferred stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder, such as a broker who holds United Class B common stock, United Series B preferred stock, United Series C preferred stock and/or United Series D preferred stock as nominee for several beneficial owners, may exercise appraisal rights with respect to the shares of United Class B common stock, United Series B preferred stock, United Series C preferred stock and/or United Series D preferred stock held for one or more beneficial owners while not exercising such rights with respect to the shares of United Class B common stock, United Series B preferred stock, United Series C preferred stock and/or United Series D preferred stock held for other beneficial owners. In such case, however, the written demand should set forth the number of shares of United Class B common stock, United Series B preferred stock, United Series C preferred stock and/or United Series D preferred stock as to which appraisal is sought. If no number of shares of United Class B common stock, United Series B preferred stock, United Series C preferred stock and/or United Series D preferred stock is expressly mentioned, the demand will be presumed to cover all United Class B common stock, United Series B preferred stock, United Series C preferred stock and/or United Series D preferred stock held in the name of the record owner. Holders of United Class B common stock, United Series B preferred stock, United Series C preferred stock and/or United Series D preferred stock who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers or other nominees to determine the appropriate procedures for making a demand for appraisal by such nominee.

     All written demands for appraisal of United Class B common stock, United Series B preferred stock, United Series C preferred stock and/or United Series D preferred stock should be mailed or delivered to UnitedGlobalCom, Inc., 4643 South Ulster Street, Suite 1300, Denver, Colorado 80237, Attention: Secretary, so as to be received before the vote on the approval and adoption of the merger agreement at the United special stockholders meeting.

     Within 10 days after the effective time of the merger, United, as the surviving corporation in the merger, must send a notice as to the effectiveness of the merger to each person that satisfied the appropriate provisions of
Section 262. Within 120 days after the effective time of the merger, but not thereafter, United or any holder of United Class B common stock, United Series B preferred stock, United Series C preferred stock and/or United Series D preferred stock entitled to appraisal rights under

Section 262 and who has complied with the foregoing procedures, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of such shares. United is not under any obligation, and has no present intention, to file a petition with respect to the appraisal of the fair value of the United Class B common stock, United Series B preferred stock, United Series C preferred stock and/or United Series D preferred stock. Accordingly, it is the obligation of the holders of the shares of United Class B common stock, United Series B preferred stock, United Series C preferred stock and/or United Series D preferred stock to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

     Within 120 days after the effective time of the merger, any record holder of United Class B common stock, United Series B preferred stock, United Series C preferred stock and/or United Series D preferred stock that has complied with the requirements for exercise of appraisal rights will be entitled to request in writing a statement from United setting forth the aggregate number of shares of United Class B common stock, United Series B preferred stock, United Series C preferred stock and/or United Series D preferred stock not voted in favor of the merger with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after the written request has been received by United or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later.

     If a holder of United Class B common stock, United Series B preferred stock, United Series C preferred stock and/or United Series D preferred stock timely files a petition for appraisal and serves a copy of such petition upon United, United will then be obligated, within 20 days, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to such stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on such petition to determine those stockholders that have complied with Section 262 and that have become entitled to appraisal rights. The Delaware Court of Chancery may require the holders of shares of United Class B common stock, United Series B preferred stock, United Series C preferred stock and/or United Series D preferred stock that demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation of the pendency of the appraisal proceeding. If any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

     After determining the holders of United Class B common stock, United Series B preferred stock, United Series C preferred stock and/or United Series D preferred stock entitled to appraisal, the Delaware Court of Chancery will appraise the fair value of their shares of United Class B common stock, United Series B preferred stock, United Series C preferred stock and/or United Series D preferred stock exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders considering seeking appraisal should be aware that the fair value of their United Class B common stock, United Series B preferred stock, United Series C preferred stock and/or United Series D preferred stock as determined under Section 262 could be more than, the same as or less than the value of the consideration that they would otherwise receive in the merger if they did not seek appraisal of their United Class B common stock, United Series B preferred stock, United Series C preferred stock and/or United Series D preferred stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. More specifically, the Delaware Supreme Court has stated that:
"Fair value, in an appraisal context, measures 'that which has been taken from the stockholder, viz., his proportionate interest in a going concern.' In the appraisal process the corporation is valued 'as an entity,' not merely as a collection of assets or by the sum of the market price of each share of its stock. Moreover, the corporation must be viewed as an on-going enterprise, occupying a particular market position in the light of future prospects." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a stockholder's exclusive remedy. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of United Class B common stock, United Series B preferred stock, United Series C preferred stock and/or United Series D preferred stock have been appraised. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any holder of United Class B common stock, United Series B preferred stock, United Series C preferred stock and/or United Series D preferred stock in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of United Class B common stock, United Series B preferred stock, United Series C preferred stock and/or United Series D preferred stock entitled to appraisal.

     Any holder of United Class B common stock, United Series B preferred stock, United Series C preferred stock and/or United Series D preferred stock that has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote such stockholder's shares of United Class B common stock, United Series B preferred stock, United Series C preferred stock and/or United Series D preferred stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of United Class B common stock, United Series B preferred stock, United Series C preferred stock and/or United Series D preferred stock as of a date prior to the effective time of the merger).

     If any holder of United Class B common stock, United Series B preferred stock, United Series C preferred stock and/or United Series D preferred stock that demands appraisal of such holder's shares of United Class B common stock, United Series B preferred stock, United Series C preferred stock and/or United Series D preferred stock under Section 262 fails to perfect, or effectively withdraws or loses such holder's right to appraisal, as provided in the Delaware General Corporation Law, the United Class B common stock, United Series B preferred stock, United Series C preferred stock and/or United Series D preferred stock of such holder will be converted without interest into New United Class B common stock, New United Series B preferred stock, New United Series C preferred stock, or United Series D preferred stock as the case may be. A holder of United Class B common stock, United Series B preferred stock, United Series C preferred stock and/or United Series D preferred stock will fail to perfect, or will effectively lose, the right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger. A holder may withdraw a demand for appraisal by delivering to United a written withdrawal of the demand for appraisal and an acceptance of the merger. Any such attempt to withdraw made more than 60 days after the effective time of the merger will, however, require the written approval of United. Further, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS (IN WHICH EVENT A HOLDER OF UNITED CLASS B COMMON STOCK, UNITED SERIES B PREFERRED STOCK, UNITED SERIES C PREFERRED STOCK AND/OR UNITED SERIES D PREFERRED STOCK WILL BE ENTITLED TO RECEIVE ONLY THE CONSIDERATION SET FORTH IN THE MERGER AGREEMENT FOR EACH SHARE OF UNITED CLASS B COMMON STOCK, UNITED SERIES B PREFERRED STOCK, UNITED SERIES C PREFERRED STOCK AND/OR UNITED SERIES D PREFERRED STOCK ISSUED AND OUTSTANDING IMMEDIATELY PRIOR TO THE EFFECTIVE TIME OF THE MERGER OWNED BY SUCH HOLDER).

     The foregoing is a summary of certain of the provisions of Section 262 and is qualified in its entirety by reference to the full text of such Section 262, a copy of which is attached as Appendix D to this proxy statement/prospectus.

                  THE MERGER AGREEMENT AND RELATED AGREEMENTS

THE MERGER AGREEMENT

  OVERVIEW

     The merger agreement among Liberty, LMINT, Liberty Global, Inc., New United, the Founders and us will combine our businesses and assets with certain of the Liberty International Assets. As a result of the merger and the contribution of the Principal Transaction Assets, or the "Principal Transaction":

     - New United will own some or all of the Principal Transaction Assets;

     - New United will elect half of our directors and the Principals will elect half of our directors;

     - The holders of the various classes of our outstanding stock will acquire an equal number of shares of common stock of New United; and

     - New United will issue additional shares of New United's Class C common stock in exchange for the Principal Transaction Assets and Liberty's Class A and Class B common stock of United.

     Further information regarding the Principal Transaction and the Principal Transaction Assets can be found under "-- The Merger Agreement and Related Agreements, The Merger Agreement," "-- The Merger Agreement and Related Agreements, Ownership of New United After Closing of Principal Transaction" and "-- Contribution of Liberty Assets, Contribution of Principal Transaction Assets," "Information About New United -- New United's Business, Telewest Communications," "Information About New United -- New United's Business, Liberty's Latin American Assets," "Information About New United -- New United's Business, Other Liberty International Assets."

     We have also agreed with Liberty and LMINT that New United will have a right of first offer, call and other rights and obligations, to acquire the Additional Transaction Assets and that LMINT will have certain related put rights.

     Further information regarding the Additional Transactions and the Additional Transaction Assets can be found under "-- The Merger Agreement and Related Agreements, Other International Interests, Additional Telewest Interests and Chile Assets," "-- The Merger Agreement and Related Agreements, Contribution of Principal Transaction Assets, Other Contributed Assets," "-- Contribution of Liberty Assets, Additional Transaction Assets," and "Information About New United -- New United's Business -- Telewest Communications," "Information About New United -- New United's Business -- Liberty's Latin American Assets," "Information About New United -- New United's Business -- Other Liberty International Assets."

     Parts of the Principal Transaction will take place prior to the merger through a number of steps described below. We expect that the Telewest interests will be transferred prior to the merger. Transfer of some of the other interests require governmental or third party consent that has not been obtained. We expect these interests will be transferred when consent is obtained. The first offer, put, call and other rights, or the "Additional Transactions," may be exercised at the same time or after the Principal Transaction.

  FORMATION OF NEW UNITED AND CONTRIBUTION OF PRINCIPAL TRANSACTION ASSETS

     New United was formed initially by Liberty and the Founders. Liberty and the Founders currently hold 9,859,336 and 8,761,796 shares of our Class B common stock, respectively, and 595,000 shares and 747,731 shares of our Class A common stock, respectively. These shares represent approximately 10.2% and approximately 9.2% of our outstanding Class A common stock and Class B common stock, respectively, taken as a whole, and approximately 36.7% and approximately 32.7% of the combined voting power of our outstanding capital stock, respectively. In addition, UPC and public holders hold 5,569,240 and 76,870,162 shares of our Class A common stock, respectively, and 0 and 600,808 of our Class B common stock, respectively, representing approximately 5.4% and approximately 75.2%, respectively, of our outstanding Class A common stock and Class B common stock, taken as a whole. The shares held by our public holders represent approximately 30.6% of the combined voting power of our outstanding capital stock. As a majority owned subsidiary of United, UPC is unable to vote the United shares it holds.

     The Founders will contribute to New United a portion of the shares of our Class A and Class B common stock owned by them in exchange for an equal number of shares of New United's Class A and Class B common stock having substantially identical terms as our Class A and Class B common stock. To avoid a "change of control" under the terms of certain indentures to which United is a party, certain of the Founders will exchange the balance of the Class A and Class B common stock owned by them for shares of a subsidiary of New United. In the merger, the shares of the New United subsidiary will be converted into shares of United common stock entitled to elect one-half of the directors of United. At the option of the Founders, the shares of United common stock received in the merger may be exchanged for a number and class of shares of common stock of New United equivalent to the shares of United common stock originally exchanged for stock of the New United subsidiary.

     In connection with the formation and capitalization of New United, Liberty and its affiliates will exchange all of the shares of Class A and Class B common stock owned by them for an equal aggregate number of shares of New United's Class C common stock. As a result, Liberty and its affiliates will become the holders of 10,454,336 shares of New United's Class C common stock, which is the same aggregate number of shares of our Class A and Class B common stock now held by Liberty and its affiliates.

     In connection with our merger transaction with New United, Liberty and LMINT will contribute 99.0% of their existing indirect interests in Telewest and $750 million of intercompany notes in exchange for 53,570,837 shares of New United's Class C common stock. Liberty and LMINT will also contribute substantially all of their interests in certain Latin American distribution and programming companies, as well as certain other international assets and $250 million of intercompany notes in exchange for 21,688,000 shares of New United's Class C common stock. New United has the right to elect to pay Liberty and LMINT $1.972 billion in cash for the interests and intercompany notes referred to in the immediately preceding sentence in lieu of issuing the Class C common stock. See "-- Contribution of Liberty Assets, Contribution of Principal Transaction Assets." If less than all of the Principal Transaction Assets are contributed to New United, the number of shares of Class C common stock issuable to Liberty and LMINT could be decreased. The number of shares of New United's Class C common stock to be issued to LMINT at the closing of the Principal Transaction with respect to interests in Telewest could be increased if LMINT acquires additional Telewest interests prior to the closing.

     As a result of Liberty's and LMINT's contribution of all of the Principal Transaction Assets and after giving effect to the merger, Liberty's and its affiliates holding of New United's common stock will be increased by 75,258,837 shares, to 85,713,173 shares. This represents an increase from approximately 36.7% of our combined voting power to approximately 83.8% of New United's combined voting power, except that the Class C common stock will vote in the election of four of 12 directors and will not vote in the election of the remaining eight directors of New United.

  OUR MERGER WITH NEW UNITED SUBSIDIARY

     The merger agreement provides that:

     - New United will form a subsidiary, or "New United Subsidiary," and
       receive [10] shares of this subsidiary's Class B stock and        shares
       of the subsidiary's Class C stock;

     - one or more Principals will contribute an aggregate of        shares of
       United Class A common stock and United Class B common stock to New United Subsidiary in exchange for [10] shares of this subsidiary's Class A stock;

     - New United Subsidiary will then be merged into us;

     - each outstanding share of our Class A common stock other than shares held by New United or New United Subsidiary and preferred stock (including Series B, C and D preferred stock) will be converted into a share of a comparable class of New United's stock (including Class A common stock and Series B, C and D preferred stock);

     - each outstanding share of our Class B common stock other than shares held by New United or New United Subsidiary will be converted into a share of New United Class A common stock;

     - each outstanding United stock option will be converted, for each share underlying such option, into an option to receive the same number of shares of New United stock at the same exercise price;

     - each share of Class A and Class B common stock of United held by New United or New United Subsidiary will be cancelled; and

     - all outstanding shares of New United Subsidiary's Class A stock, Class B stock and Class C stock will be converted into an equal number of shares of Class A common stock, Class B common stock and Class C common stock of United as the surviving corporation in the merger.

     As a result of the merger:

     - the holders of our Class A and Class B common stock immediately prior to the transaction, other than shares of United Class A and Class B common stock held by Liberty and its affiliates or the Founders, will become holders of an equal number of shares of New United Class A common stock;

     - the holders of our Series B, C and D preferred stock will become the holders of an equal number of shares of substantially identical series of New United's preferred stock except that such preferred stock can vote in the election of directors; and

     - New United will own 50.0% of our stock entitled to vote in the election of directors.

     The merger has been structured so as not to result in a "change of control" under our indentures. A change of control is deemed to occur under our indentures when, by merger or otherwise, any person or group other than the Principals and their affiliates (or a group controlled by them) becomes the beneficial owner of securities having more than 50.0% of the total voting power normally entitled to vote in the election of directors. Were a change of control to occur, holders of debt securities subject to our indentures could require us to repurchase their debt securities at 101% of their accreted value. Following the merger, the Principals will own 50.0% of our stock entitled to vote in the election of directors and will elect half of our directors. New United will not consolidate the financial results of United for U.S. tax purposes. See "Information About New United -- Unaudited Pro Forma Financial Information of New United" for a discussion regarding the accounting and financial reporting treatment of the transaction.

     As a result of the merger, New United will own a   % economic interest in
us and the Principals will own the remaining economic interest in us. As holders of the Class A stock of United following the merger, the Principals will be entitled to elect four of United's eight directors. New United, as the holder of the Class B stock of United following the merger, will be entitled to elect the remaining four of United's directors. The Class C stock of United following the merger will not vote in the election of directors. Otherwise, each share of Class A, Class B and Class C stock of United after the merger will have one vote per share and will vote together with the shares of each other class on all matters subject to stockholder approval.

     If any of the shares of Class A stock of United following the merger are transferred to a person who is not a Principal under our indentures, they will convert automatically into shares of Class A common stock of New United. The conversion ratio is based on the exchange ratio for the initial contribution by the Principals of our shares to the subsidiary of New United, as adjusted for stock splits, stock dividends, combinations and similar matters. The Principals may exchange all, and not less than all, of the United Class A stock or Class C stock owned by them for Class A common stock of New United (in the case of shares of Class A stock received for United Class A common stock) or Class B common stock of New United (in the case of shares of Class A stock received for United Class B common stock) at the same exchange ratio at any time after such share exchange would not constitute a "change of control" under our indentures. The Principals' Class A stock will automatically be converted into shares of our Class C stock which does not vote in the election of directors if the notes issued under our Indentures have been redeemed in full, the covenants of the Indentures have been defeased, the "change of control" covenant has been waived or a "change of control" within the meaning of the Indentures has already occurred or at June 25, 2010, whichever occurs first. The Class C common stock will be exchangeable for an equal number of Class B common stock of New United at the Principal's election.

  OTHER INTERNATIONAL INTERESTS, ADDITIONAL TELEWEST INTERESTS AND CHILE ASSETS

     We have also agreed with Liberty and LMINT that:

     - we will have a right of first offer, subject to third party rights, to purchase LMINT's interests in certain Japanese assets, and, if not acquired in connection with the initial contributions to New United, additional Telewest interests; and

     - We shall have certain call rights to require LMINT to sell and us to purchase certain Chilean assets. And LMINT will have certain equivalent put rights.

     If any of these rights are exercised, they will increase the number of shares of New United Class C common stock held by Liberty and LMINT.

  OTHER TERMS OF THE MERGER AGREEMENT

     Timing of closing. The contribution of the Principal Transaction Assets and the merger will close on the date agreed by the parties to the agreement, but no later than five business days following the date the last of the conditions to close the transaction have been satisfied. The primary conditions to closing include:

     - approval of the transaction by United's stockholders;

     - receipt of all third party and governmental consents necessary for the transaction to close;

     - receipt of legal and tax opinions; and

     - all representations and warranties in the merger agreement being true in all material respects.

     Principal covenants. The principal covenants in the merger agreement include an agreement by the parties to carry on their respective businesses in the ordinary course consistent with past practice. The parties also agreed, with a few exceptions, not to amend material agreements, merge or consolidate with other companies, pay certain dividends, issue capital stock and, in some cases, enter into certain related-party transactions. Liberty also agreed not to solicit offers with respect to the assets New United is acquiring. United, New United and the Founders have also agreed not to solicit any offer for the sale of all or a substantial portion of United's assets or any business combination of United. The parties agreed to use commercially reasonable efforts to effect the transactions contemplated by the merger agreement, including obtaining requisite consents and approvals, making necessary filings and providing certain notices. New United, the Founders and certain Liberty parties are obligated to execute and deliver the Stockholder Agreement, Standstill Agreement and Registration Rights Agreements at the closing of the Principal Transaction. New United is also obligated to apply for the listing of its Class A common stock on the Nasdaq National Stock Market.

     Representations and warranties. Liberty, LMINT, United, New United and the Founders will make to each other typical and customary representations and warranties which are substantially reciprocal. These include representations and warranties that relate to:

     - corporate existence and authorization to enter in the contemplated transaction;

     - absence of any breach of organizational documents, law or certain material agreements as a result of the contemplated transaction;

     - absences of legal proceedings challenging the contemplated transaction;

     - brokers' and finders' fees; and

     - ownership of subsidiaries and, in the case of Liberty and the Founders, United stock.

     Given the structure of the transaction, Liberty and LMINT, on the one hand, and United, on the other hand, make various representations and warranties concerning their respective assets that will be owned by New United. The most significant of these relate to:

     - capitalization and ownership of the respective subsidiaries and affiliates;

     - title to assets;

     - the absence of undisclosed liabilities;

     - contracts and commitments;

     - United's filings with the SEC and certain Liberty subsidiary financial statements and the absence of undisclosed changes since the date of the latest filings and financial statements;

     - employee matters, in the case of Liberty and LMINT;

     - compliance with laws; and

     - tax matters.

     In addition, New United represents and warrants that it is not an investment company.

     Conditions to closing. The obligations of the parties under the merger agreement are conditioned on the satisfaction of or, to the extent legally permissible, the waiver of the following conditions:

     - receipt of governmental approvals and waivers;

     - expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

     - material approvals, waivers and consents from non-governmental third parties;

     - receipt of fairness opinions required by United;

     - receipt of legal and tax opinions;

     - approval of the merger agreement by United stockholders; and

     - exemption by the Australian Securities and Investments Commission from compliance with provisions of the Corporations Law of Australia to which the transactions contemplated by the merger agreement are subject, either on an unconditional basis or on conditions reasonably acceptable to United and Liberty.

     Termination of the merger agreement. The merger agreement may be terminated prior to the initial closing upon the agreement of the parties. If the initial closing has not occurred prior to June 30, 2001, any party may terminate the agreement, provided that the failure to close was not the result of a breach by the terminating party or by its affiliates of its respective covenants or representations and warranties. If by May 31, 2001, New United has acquired some but not all of the Principal Transaction Assets, the parties will negotiate in good faith a reasonable extension of the June 30, 2001 date, and the maturity date of our loan to Liberty described below and the terms on which the remainder of the Principal Transaction Assets will be acquired.

     Indemnification. The Founders, Liberty, LMINT and New United have agreed to indemnify one another and their affiliates against liabilities arising out of a breach of their respective representations, warranties and covenants in the merger agreement, except that, in the case of a breach of representations and warranties not related to ownership of the United Class B common stock, ownership of the Liberty International Assets and certain other matters, indemnification is limited to liabilities in excess of $250 million. New United has also agreed to indemnify Liberty and certain of its affiliates for liabilities related to the Liberty International Assets, except to the extent that Liberty or certain of its affiliates have agreed to be responsible for such liabilities or that such liabilities arise from a breach of Liberty's and certain of its affiliates' representations and warranties in the merger agreement.

     Appraisal rights. Record holders of United Class B common stock, United Series B preferred stock, United Series C preferred stock and United Series D preferred stock that follow the appropriate procedures are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law in connection with the merger. For more information about such appraisal rights, see
"-- Background and Overview of the Transaction, Rights of Dissenting United Stockholders."

LOAN TRANSACTIONS

     On December 7, 2000, we entered into an agreement with Liberty pursuant to which we agreed to lend Liberty up to $510 million to provide Liberty with funds to satisfy certain obligations of Liberty and LMINT with respect to certain of Liberty's Latin American assets, to retire debt of Cablevision that is guaranteed by Liberty, and to make certain other investments. The loans bear interest at the rate of 8.0% per annum and are due on the first to occur of the date on which New United acquires certain of the Principal Transaction Assets, the date our merger agreement with Liberty and certain of its affiliates is terminated or June 30, 2001. The loans may be repaid, at Liberty's election, in cash, or in a combination of cash and the delivery of Series 1 Convertible Class A Preference Shares of our subsidiary, UPC.

OWNERSHIP OF NEW UNITED AFTER CLOSING OF PRINCIPAL TRANSACTION

     As of the date of this proxy statement/prospectus, our capital stock is held approximately as set forth below, and, after the Principal Transaction has been completed (assuming that all of the Principal Transaction Assets have been contributed), New United's Class A common stock, Class B common stock and Class C common stock will be held approximately as set forth below:

                                      PRE- AND POST-TRANSACTION HOLDINGS OF SHARES
                       --------------------------------------------------------------------------
                                                                             POST-TRANSACTION
                           EXISTING UNITED          EXISTING UNITED             NEW UNITED
                               CLASS A                  CLASS B                   CLASS A
                            COMMON STOCK              COMMON STOCK             COMMON STOCK
                       -----------------------   ----------------------   -----------------------
                                    PERCENTAGE               PERCENTAGE                PERCENTAGE
                       NUMBER OF     OF TOTAL     NUMBER      OF TOTAL    NUMBER OF     OF TOTAL
HOLDER                   SHARES       COMMON     OF SHARES     COMMON       SHARES       COMMON
------                 ----------   ----------   ---------   ----------   ----------   ----------
Founders.............     747,731       0.7%     8,761,796       8.5%        747,731*      0.4%
Liberty..............     595,000       0.6      9,859,336       9.6              --        --
UPC..................   5,569,240       5.4             --        --       5,569,240       3.1
Public...............  76,870,162      74.6        600,808       0.6      77,470,970      43.5

                         PRE- AND POST-TRANSACTION HOLDINGS OF SHARES
                       -------------------------------------------------
                          POST-TRANSACTION          POST-TRANSACTION
                             NEW UNITED                NEW UNITED
                               CLASS B                   CLASS C
                            COMMON STOCK              COMMON STOCK
                       -----------------------   -----------------------
                                    PERCENTAGE                PERCENTAGE
                       NUMBER OF     OF TOTAL    NUMBER OF     OF TOTAL
HOLDER                   SHARES       COMMON       SHARES       COMMON
------                 ----------   ----------   ----------   ----------
Founders.............   8,761,796*      4.9%             --         --
Liberty..............          --        --      85,713,173       48.1%
UPC..................          --        --              --         --
Public...............          --        --              --         --

---------------

* These amounts will be reduced to the extent that the Founders contribute a portion of their United Class A or Class B common stock to the New United subsidiary.

     Because each share of our and New United's Class A common stock is entitled to one vote and each share of our and New United's Class B common stock and New United's Class C common stock is entitled to ten votes in all matters subject to stockholder approval, the holders of our capital stock with voting power in all matters subject to stockholder approval are, and the holders of New United's capital stock with voting power will be, approximately as set forth in the table below as of the date of this proxy statement/prospectus and after completion of the Principal Transaction, respectively. If by May 31, 2001, New United has acquired some but not all of the Principal Transaction Assets, the parties will negotiate in good faith a reasonable extension of the June 30, 2001 date, and the maturity date of our loan to Liberty and the terms on which the remainder of the Transaction Assets will be acquired. As a subsidiary of United, UPC cannot vote the United common stock that it holds.

                                           PRE- AND POST-TRANSACTION HOLDINGS OF VOTING POWER
                                    ----------------------------------------------------------------
                                                                   PERCENTAGE OF VOTING POWER FOR
                                                                   MATTERS OTHER THAN ELECTION OF
                                    PERCENTAGE OF VOTING POWER      DIRECTORS OF POST-TRANSACTION
HOLDER                               OF EXISTING UNITED STOCK             NEW UNITED STOCK
------                              --------------------------   -----------------------------------
Founders..........................             32.7%                              8.6%
Liberty...........................             36.7                              83.8
Public............................             30.6                               7.6

     The share numbers and percentages set forth above, except for Liberty's voting power in the election of New United's directors, would differ if additional Telewest or other international assets were acquired by New United from Liberty.

FOUNDERS AGREEMENT WITH NEW UNITED

     The Founders, as a result of their aggregate ownership of shares of New
United Class B common stock, will own   % of the voting power entitled to vote
in the election of New United's eight directors elected by the holders of New United's Class A and Class B common stock. The Founders will enter into an agreement with New United pursuant to which they will agree how to vote their shares in the election of New United's directors. Until the election of directors for terms beginning in 2003, the Founders will have the right to vote for eight of their own nominees to New United's board of directors. Beginning with the election of directors for terms beginning in 2003, the Founders will have the right to nominate four of the eight directors. The agreement between the Founders and New United may not be amended without the approval of a majority of the holders of Class C common stock.

CERTAIN OTHER RIGHTS OF HOLDERS OF CLASS C COMMON STOCK

     Under the terms of the Class C common stock, New United must have the approval of the directors elected by the holders of Class C common stock, before it can:

     - acquire or dispose of assets or issue equity or debt securities, in any 12-month period, in an amount exceeding 30.0% of its market capitalization (excluding a merger, sale of New United, sale of all or substantially all of the assets of New United, or a reorganization among affiliated entities, provided that Class C stockholders are treated equally with Class B stockholders and all Class B common stockholders are treated equally);

     - issue any additional shares of Class C common stock (other than upon the exercise of its preemptive rights or rights under the Stockholder Agreement);

     - remove or replace its Chief Executive Officer, except in the case of candidates pre-approved by Liberty;

     - amend its charter or bylaws in a manner adverse to Liberty or the holders of Class B or Class C common stock; or

     - enter into a material transaction with a Founder or other affiliate of New United, excluding employee matters in the ordinary course of business.

     If any issuance of the additional Class B common stock dilutes the voting power of Class C common stock in New United by 10.0% or more (on an as-converted basis), Liberty will have the right to maintain its voting power by purchasing additional Class C shares at the same price or by exchanging its Class A shares for Class C shares.

STOCKHOLDER AGREEMENT

     At the closing of the Principal Transaction, Liberty will enter into a Stockholder Agreement with New United and the Founders, including various family interests of Gene W. Schneider, United's Chief Executive Officer, and Mark L. Schneider, UPC's Chief Executive Officer, as well as certain other long-time holders of our stock.

     Under the Stockholder Agreement, the Founders may transfer shares of Class B common stock to each other, family members, and certain family-controlled interests, and Liberty and certain of its affiliates may transfer shares of Class B or Class C common stock to their affiliates, provided that any transferee becomes subject to the Stockholder Agreement. However, any other transfer of Class B common stock or Class C common stock, or conversion of Class B common stock or Class C common stock into Class A common stock, must be preceded by a first offer to the Founders or Liberty and certain of its affiliates, as the case may be. The recipient of the first offer will then have a set period of time to purchase the stock at the price specified by the offeror. If a first offer is rejected, the offeror must convert its Class B shares or Class C shares to Class A shares before they can be transferred to a third party, if the offeror is Liberty and certain of its affiliates. The transfer to the third party shall be at the same or a higher price than the first offer price (or if such conversion would not reduce the voting power of the shares subject to the Stockholder Agreement to less than 80.0%, such transfer may be at the then current market price of the Class A shares).

     In addition, if the Founders sell a majority of their Class B shares to an unaffiliated third party after having made a first offer to Liberty or certain of its affiliates, Liberty or certain of its affiliates may be required by the Founders to sell at least a proportionate amount of their Class B and Class C shares to the same third party on the same terms, and Liberty and certain of its affiliates may elect, at their discretion, to sell such proportionate amount or all of such shares to the third party on such terms. In circumstances where certain of the Founders sell all of their Class B common stock, the Founders can require that all of the shares of Class B and Class C common stock held by Liberty and certain of its affiliates be sold to the third party. If Liberty and certain of its affiliates sell at least a majority of their Class C shares or, after conversion, Class B shares to an unaffiliated third party, after having made a first offer to the Founders and after having converted such shares to Class A shares, the Founders may elect to sell at least a proportionate amount of their Class B shares to the same third party on the same terms. If Liberty and certain of its affiliates are compelled by the Founders to sell their Class B or Class C shares under the Stockholder Agreement, they may require that the transaction treat holders of Class B common stock and Class C common stock equally and that the transaction be tax-free to them and their affiliates. Finally, if at any time New United ceases to control UPC, the Founders and Liberty may acquire UPC's interest in New United at fair market value.

     The Stockholder Agreement will terminate in its entirety at such time as the Founders and their permitted transferees as a whole, or Gene W. Schneider and Mark L. Schneider and their transferees, no longer hold at least 40.0% of the Class B shares they held when the Stockholder Agreement was signed (excluding any transfers to Liberty and not less than the number of shares owned at June 25, 2000). Unless the Stockholder Agreement is terminated earlier, the provisions requiring and allowing Liberty and certain of its affiliates, on the one hand and the Founders on the other to sell their shares of Class C and Class B common stock, in connection with the other party's sale of such stock and the provisions respecting voting for the election of directors will terminate on June 25, 2010. When any party to the Stockholder Agreement no longer holds a voting interest in New United equal to at least 10.0% of the voting interest the party held when it became a party, it will no longer be subject to the Stockholder Agreement.

     If any issuance of the additional Class B shares dilutes Liberty's and its affiliates voting power in New United by 10.0% or more, Liberty and its affiliates will have the right to maintain its voting power by purchasing additional Class B shares (if all of the Class C shares have been converted to Class B shares) or Class C shares (if any Class C shares remain outstanding) at the same price or by exchanging its Class A shares for Class B or Class C shares, as the case may be.

STANDSTILL AGREEMENT

     Upon or prior to the completion of the merger, New United and Liberty will enter into a Standstill Agreement that imposes aggregate ownership limitations on Liberty and its controlled affiliates with regard to New United common stock. The Standstill Agreement will limit Liberty's and its controlled affiliates' aggregate ownership of New United common stock to the percentage of outstanding common stock represented by (i) the greater of its percentage ownership immediately following the issuance of New United common stock in connection with the contribution of the Principal Transaction Assets the merger and, when and if occurring, the Additional Transaction Assets, or 47.0%, plus (ii) any shares acquired under the Stockholder Agreement, in each case on a fully diluted basis. Liberty will not be deemed to have violated this limitation on account of any action taken by New United, such as a repurchase of common stock.

     Except for specific approval rights of Class C stockholders, the Standstill Agreement will require Liberty to vote its shares (i) as recommended by a majority of the New United board or, at Liberty's discretion, in the same proportion as shares voted by the other stockholders and (ii) against any transaction not approved by the New United board. If Liberty wishes to dispose of its common stock, it may do so under the Standstill Agreement so long as the terms of the Stockholder Agreement are observed and, (i) the transferee holds no more than 10.0% of New United's voting power following the disposition, in the case of a transferee other than an affiliate or the Founders, or (ii) the affiliate or Founder transferee agrees to be bound by the Standstill Agreement, in the case of a transferee that is an affiliate or a Founder or (iii) the disposition occurs in connection with a tender offer or exchange offer that the New United board has approved.

     The Standstill Agreement further restricts Liberty and its affiliates from:

     - soliciting proxies or participating in a proxy solicitation;

     - combining into a group with other stockholders if the group would exceed the ownership restrictions prescribed by the Standstill Agreement;

     - entering into voting arrangements or using any other method to evade the Standstill Agreement;

     - soliciting or encouraging an offer to purchase New United;

     - failing to attend, in person or by proxy, New United stockholder meetings;

     - exercising dissenters' rights; and

     - calling a stockholder meeting or making any stockholder proposal (except to the board), or amending New United's bylaws without the consent of the board.

     The Standstill Agreement obligates New United to give Liberty prompt notice, and in no event less than five days' notice prior to acceptance, of any offer to acquire all or substantially all of the assets of New United, or to merge or consolidate with New United, or to acquire New United's outstanding shares in a tender offer or exchange offer. If the New United board does not reject any such offer within 10 days, Liberty or any of its affiliates may make a competing offer, in which event the New United board in the exercise of its fiduciary duties will consider waiving applicable restrictive provisions of the Standstill Agreement.

     At such time as Liberty has converted its Class C common stock to Class A common stock or Class B common stock, it will be entitled to nominate four directors, and will retain the rights described above under "-- The Merger Agreement and Related Agreements, Certain Rights of Holders of Class C Common Stock" pursuant to its agreement with New United for so long as the Standstill Agreement is in effect.

     The Standstill Agreement will terminate on the first to occur of June 25, 2010 and the time that the Stockholder Agreement terminates.

REGISTRATION RIGHTS AGREEMENTS

     Liberty will enter into a Registration Rights Agreement with New United at the closing of the Principal Transaction providing Liberty and its affiliates certain registration rights with respect to securities of New United owned by them. The Founders will enter into an identical Registration Rights Agreement with New United and will terminate their existing registration rights agreement with United. These registration rights will include "demand" rights and "piggyback" rights.

     Under the terms of its Registration Rights Agreement, Liberty will be entitled to demand up to five registrations with respect to securities of New United or any successor entity now owned or hereafter acquired by Liberty or its affiliates provided the securities to be registered in any such registration equal a minimum of the lower of 10.0% of the number of New United shares beneficially owned by Liberty immediately after giving effect to the merger, or all of the New United securities owned by Liberty. The Founders will be entitled to demand up to five registrations with similar minimum requirements. Neither Liberty nor the Founders may make more than two demands for registration in any 12 month period and New United, subject to certain limitations, may be able to preempt and in certain instances postpone registration of securities owned by Liberty or the Founders, or an offering of securities registered under a shelf registration. Liberty and the Founders may demand that the securities they own are to be offered and sold on a continuous or delayed basis in accordance with relevant securities laws. New United will agree to use its reasonable best efforts to cause each registration statement to remain effective for such a period, not to exceed 180 days (or two years, in the case of a shelf registration), as may be reasonably necessary to effect the sale of the securities. Each Registration Rights Agreement will also provide that a registration will not count as a demand registration until it has become effective and at least 90.0% of the New United securities requested to be included in such registration have been registered and sold. New United will use its reasonable best efforts to permit a period of at least 180 consecutive days during which a demand registration may be effected or an offering of securities may be effected under an effective shelf registration.

     Each Registration Rights Agreement will also provide Liberty and the Founders unlimited "piggyback" rights for New United securities owned by them. "Piggyback" rights will permit Liberty and the Founders to include the New United securities they own in New United's registration with respect to other securities. Such piggyback rights will be subject to cutback by the underwriters involved in such registration, priority of the party initiating the registration and certain lockup limitations. Each Registration Rights Agreement will also limit New United from granting other piggyback registration rights superior to Liberty's and the Founder's rights.

     Although New United will be responsible for all expenses incurred in connection with any registration, New United will not be responsible for applicable underwriting discounts, selling commissions or stock transfer taxes. Each Registration Rights Agreement will also include customary indemnification and contribution provisions.

                    CONTRIBUTION OF LIBERTY AND LMINT ASSETS

OVERVIEW

     Liberty and LMINT will contribute to New United the Principal Transaction Assets in exchange for approximately 75.3 million shares of New United's Class C common stock. Some of the Principal Transaction Assets may be contributed after the closing as a result of regulatory approval or other delays. If fewer than all of the Principal Transaction Assets are contributed to New United, the number of shares of New United Class C common stock to be issued to Liberty and LMINT will decrease. If Liberty and LMINT acquire and then contribute to New United additional Telewest interests or other international assets, the number of shares of New United Class C common stock to be issued to Liberty and LMINT will increase. In addition, we will be granted rights of first offer, subject to existing rights of third parties, with respect to the Additional Transaction Assets. Most of the Principal Transaction Assets are held by Liberty's subsidiary, LMINT.

     This summary of the Principal Transaction Assets and the Additional Transaction Assets is qualified by reference to the complete text of the merger agreement, which is attached as Appendix A to this proxy statement/prospectus.

CONTRIBUTION OF PRINCIPAL TRANSACTION ASSETS

     Existing Telewest Interests. In connection with the Principal Transaction, LMINT will contribute to New United all the outstanding stock of three of its subsidiaries, which we call the "Contributed Telewest Subs," and which currently own, directly or indirectly, a total of 724,390,316 ordinary and limited voting shares of Telewest. Liberty will also contribute intercompany promissory notes made by the Contributed Telewest Subs in the aggregate principal amount of $750 million (the "Contributed Telewest Subs Promissory Notes"). The Contributed Telewest Subs Promissory Notes have a term of one year and bear interest, payable semiannually, at 14.0% per annum, and are prepayable without penalty or premium.

     Prior to LMINT's contribution of the Contributed Telewest Subs to New United, two of the Contributed Telewest Subs will each contribute the Telewest shares it owns directly or the equity of the company through which it indirectly owns Telewest shares to separate Delaware limited liability companies, limited liability partnerships or similar entities, and the third Contributed Telewest Sub will recapitalize its existing ownership interest in a limited liability company through which it indirectly owns Telewest shares. We refer to these newly formed Delaware limited liability companies, limited liability partnerships or similar entities and to the recapitalized limited liability company as the "New LLCs." Each of the three New LLCs will issue in exchange a 99.0% membership interest and a 1.0% managing membership interest. We call these membership interests the "99% New LLC Interests" and the "1% Managing Membership Interests." The Contributed Telewest Subs will each distribute the 1% Managing Membership Interests they hold to LMINT, which will in turn contribute such 1% Managing Membership Interests to a new wholly owned subsidiary that we call "Liberty Manager." LMINT will then contribute the stock of the Contributed Telewest Subs (which will hold the 99% New LLC Interests), and Liberty will contribute the Contributed Telewest Subs Promissory Notes to New United. Liberty and LMINT will receive, in the aggregate, 53,570,837 shares of New United Class C common stock in exchange for the contributed Telewest Subs and the Contributed Telewest Subs Promissory Notes.

     Liberty Manager, as the managing member of the New LLCs, will have all management and voting rights with respect to the New LLCs, including the sole right to direct the management and policies (including all operating and financial policies) of the New LLCs. New United, as the non-managing member, will have the right to purchase Liberty Manager's interests in any New LLC if Liberty Manager decides to cause such New LLC to sell all or substantially all of the Telewest shares directly and indirectly owned by it. The purchase price will be equal to the product of Liberty Manager's percentage interest in such New LLC multiplied by the value of the consideration offered by the person to whom such Telewest shares are to be sold, or if such shares are to be sold on a securities exchange, by the "Average Market Price" of a Telewest share. Average Market Price means, with respect to any class of stock as of any date of determination, the average of the closing sales price per share for the period of ten trading days ending on the trading day that is two trading days prior to the date of determination, as reported by the principal securities exchange on which such class of stock is traded. Except as set forth below, New United has agreed to indemnify Liberty and its affiliates, and AT&T Corp. and its affiliates, for any tax liabilities arising from certain gain recognition agreements relating to the Telewest interests contributed to New United, or the "GRA Tax Liabilities." However, if Liberty Manager causes or permits any action with respect to any New LLC or its assets that has a material adverse U.S. income tax effect on New United pursuant to the applicable gain recognition agreements relating to the Telewest interests contributed to New United or that creates any GRA Tax Liabilities, Liberty will indemnify New United for the tax costs arising directly from such action, and New United shall not have an indemnification obligation for any such GRA Tax Liabilities arising directly from such action, unless such action occurs after Liberty Manager is acquired by New United or by a third party at New United's direction or if the action giving rise to such tax effect or liability (a) is one that Liberty Manager did not have a right to prevent, (b) would have required Liberty Manager or any of its affiliates to expend or to commit to expend its own funds or (c) would require that Liberty's representatives on the board of directors of Telewest act in a manner that is inconsistent with their fiduciary duties as directors under applicable law.

     When the parties have obtained all material third party and regulatory consents, approvals and clearances necessary for the interests in Telewest retained by Liberty Manager to be transferred to New United, without any of the parties being required to make a bid for Telewest under Rule 9 of the UK City Code on Takeovers and Mergers and without any third party having an approval right or a right of first refusal or a buy-sell or similar right, LMINT will contribute all outstanding stock of Liberty Manager to New United in exchange for 541,120 shares of New United's Class C common stock. Without New United's consent, neither the stock of Liberty Manager nor Liberty Manager's interests in the New LLCs may be transferred except to an affiliate of Liberty that agrees to be bound by the obligations of the transferor or except to New United as previously described. The parties have agreed to use their reasonable efforts to cause such contribution to be tax-free to each of them.

     If all of those material consents have not been obtained by the second anniversary of the date on which LMINT contributes the Contributed Telewest Subs to New United as described above, New United may, by notice to LMINT stating that New United has decided to transfer to a third party all of its direct and indirect interests in Telewest, require LMINT to transfer all the stock of Liberty Manager, or to cause Liberty Manager to transfer its membership interests in the New LLCs, to New United or to such third party in exchange for 541,120 shares of New United's Class C common stock. The parties will use their reasonable efforts to cause such transfer to be tax-free to each of them.

     Latin American Subsidiaries. In connection with the Principal Transaction, Liberty and LMINT will also contribute to New United, subject to certain conditions, intercompany promissory notes in the aggregate principal amount of $250 million made by Liberty Argentina, Inc. and the following shareholdings, which we refer to as the "Contributed Latin American Subs":

     - 49.0% of outstanding common equity, representing 9.0% of voting power, of Liberty Puerto Rico;

     - 100% of outstanding stock of Liberty Argentina, Inc. and, if applicable, another subsidiary of Liberty designated by it, the sole asset of which is 28.3% (which, under some circumstances, may be increased to 50.0%) of the outstanding common equity of Cablevision;

     - 100% of outstanding stock of Associated Communications of Mexico, Inc., the sole asset of which is approximately 41.0% of the outstanding common equity of Portatel;

     - 100% of outstanding stock of Liberty International DLA, Inc., the sole asset of which is at least 43.0% of the outstanding equity interests in Digital Latin America;

     - 100% of outstanding stock of Liberty Programming South America, Inc. and Liberty International Cable Management, Inc., the sole assets of which are 100% of the outstanding common equity of Pramer, which includes the international assets of the Gems Network; and

     - 100% of the outstanding stock of Liberty Programming Argentina, Inc., the primary asset of which is 40.0% of the outstanding common equity of TyC.

     Prior to the closing of the Principal Transaction, the certificate of incorporation of Liberty Puerto Rico will be amended to provide for two classes of common stock having identical rights, except that one class will have ten votes per share and the other will have one vote per share. The 49.0% interest in Liberty Puerto Rico to be transferred to New United will be in the form of shares of the class having one vote per share, so that New United will acquire shares representing 49.0% of the common equity and 9.0% of the voting power of Liberty Puerto Rico. In addition, Liberty will have the right to purchase New United's interest in Liberty Puerto Rico at any time for a purchase price equal to the fair market value of that interest, as agreed by the parties or, if they cannot agree, as established by appraisal. At the election of Liberty, the acquisition of New United's interest will be made for cash or will be a tax-free transaction in which the consideration will be either AT&T Liberty Media Group tracking stock or, if Liberty is then independent from AT&T Corp., Liberty stock. If the acquisition of New United's interest is taxable, the consideration paid to New United will be increased by an amount so that after payment of any state, federal and foreign income or similar taxes on such consideration by New United and any subsidiary, New United will receive for its interest an amount equal to the purchase price plus such additional amount as reasonably may be required to compensate New United for the cost of selling its interest in a taxable sale rather than in a tax-free transaction.

     In addition to the equity of Cablevision held by Liberty Argentina, Inc., New United may acquire additional equity of Cablevision. If Liberty Argentina, Inc. or another subsidiary of LMINT acquires additional interests in Cablevision pursuant to a letter agreement dated March 27, 2000 between LMINT and AMI GP Ltd. then, at the closing of the proposed contribution and merger transactions involving New United, LMINT will assign to New United LMINT's rights, and New United will assume LMINT's obligations, under that agreement. At such closing and subject to Cablevision's consent, LMINT also will cause its wholly owned subsidiary, Liberty International Cable Management, Inc., or "LICM," to assign to New United LICM's rights, and New United will assume LICM's obligations, under a management agreement between Cablevision and LICM.

     Liberty has paid $31 million to two of the shareholders of TyC as an "earnout" obligation. At the closing of the Principal Transaction, New United will pay to Liberty the amount of the earnout payment, plus interest at a rate of 10.0% per annum (compounded quarterly) from the date Liberty made the earnout payment to the date of the closing of the Principal Transaction, such payment to be made in shares of New United Class C common stock. The number of shares of New United Class C common stock to be delivered shall be based upon the Average Market Price of the New United Class A common stock. In addition, Liberty has loaned $18 million to one of the TyC shareholders and has provided an unconditional guaranty of a bank loan in the principal amount of up to $27 million made to the shareholder. The obligations of the borrower under both loans are secured by collateral that includes a 20% interest in TyC, an 80% interest in an Argentine company that owns the America 2 channel and personal guarantees of the two shareholders. In consideration of providing the loan and the guaranty, Liberty was granted an option to acquire up to 80% of the entity with the indirect interest in the America 2 channel. At the closing of the Principal Transaction, Liberty will assign to New United the obligations and liabilities of the lender of the $18 million loan with respect to such loan and the rights and obligations under the option, and New United will replace Liberty as the guarantor of the $27 million loan (or will indemnify Liberty if the lender of the $27 million loan will not accept such replacement) and will cause the TyC shareholder to pay to Liberty an amount equal to the unpaid principal and interest on the $18 million loan plus any amount Liberty has paid under the guaranty, with interest at a rate of 10.0% per annum (compounded quarterly).

     In exchange for their contribution to New United of the stock of the Contributed Latin American Subs, the Other Contributed Assets described below and $250 million of intercompany notes, Liberty and LMINT will receive, in the aggregate, 21,688,000 shares of New United Class C common stock.

     Intercompany Notes. As described above, Liberty will contribute to New United intercompany promissory notes made by the Contributed Subs in the aggregate principal amount of $1 billion. The notes to be contributed will have a term of one year and will bear interest, payable semiannually, at 14.0% per annum, and will be prepayable without penalty or premium.

     Indebtedness of Contributed Subsidiaries. We have agreed with Liberty and LMINT that:

     - one of the Contributed Subs, Liberty International DLA, Inc., may have, at the time of New United's acquisition thereof, debt in a principal amount equal to capital contributions made by it to Digital Latin America (currently budgeted to be $17.2 million), bearing interest at the rate of 14.0% per annum and maturing one year after the first of such capital contributions;

     - either Liberty Argentina, Inc. or another wholly owned subsidiary of LMINT that is formed to hold an interest in Cablevision may have debt in a principal amount equal to the cost (approximately $510 million) of acquiring additional interests in Cablevision to increase the aggregate interest of those subsidiaries in Cablevision to 50.0%, bearing interest at 14.0% per annum and maturing one year after the date of the payment of such acquisition cost to the transferor(s) of those interests; and

     - one or more of the Contributed Latin American Subs or the Contributed Telewest Subs, or collectively, the "Contributed Subs," will have, at the time of their acquisition by New United, debt payable to Liberty in the principal amount of $200 million, bearing interest at the rate of 14.0% per annum (increasing to 18.0% per annum in May 2001) and maturing in November 2001.

     The debt described above (other than debt of either Liberty Argentina, Inc. or another wholly owned subsidiary of LMINT that is formed to hold an interest in Cablevision which may have debt in the amount of $310 million which is payable to us) will be payable to Liberty and may be prepaid without penalty and secured by stock or assets of the Contributed Telewest Subs or the Contributed Latin American Subs.

     Other Contributed Assets. In connection with the Principal Transaction, Liberty and LMINT will contribute to New United the following, which we sometimes refer to as the "Other Contributed Assets":

     - 100% of outstanding stock of Liberty Crown, Inc., the sole asset of which is approximately 16% of the common equity of Crown Media; and

     - 100% of the outstanding stock of Liberty Programming Australia, Inc., the sole asset which is a 20.0% partnership interest in the Premium Movie Partnership.

ADDITIONAL TRANSACTION ASSETS

     Additional Telewest Interests. The number of Telewest shares that LMINT must transfer to New United will be increased by 99.0% of any additional Telewest shares issued to LMINT, any of the Contributed Telewest Subs or any other subsidiary of Liberty prior to the closing of the Principal Transaction, including any shares issued in consideration of the acquisition by Telewest of assets of or an interest in any of Chorus Communication, Inc., or "Chorus," formerly known as "Princes Holdings," or Multithematiques. All Telewest shares so acquired before that closing will be contributed to a New LLC in respect of Liberty Manager's 1% Managing Membership Interest and the applicable 99% New LLC Interest. To the extent that the number of Telewest shares to be contributed by LMINT at the Principal Transaction closing is greater than 717,146,413, LMINT will receive .0747 shares of New United's Class C common stock for each additional Telewest share attributable to the 99% New LLC Interests (i.e., 99.0% of the number of Telewest shares collectively owned by the New LLCs in excess of 724,390,316), subject to certain adjustments. Chorus is the parent company of Cable Management Ireland.

     Other International Assets. In the merger agreement, Liberty and LMINT have granted New United a right of first offer to acquire the following assets, which we call the "Other International Assets:"

     - 35.0% equity interest in Jupiter Telecommunications Co., Ltd.;

     - 50.0% equity interest in Jupiter Programming Co., Ltd.; and

     - any additional Telewest shares issued to LMINT, any of the Contributed Telewest Subs or any other subsidiary of Liberty that are not contributed to New United in connection with the Principal Transaction.

     If Liberty or LMINT propose to dispose of all or a portion of the Other International Assets to an unaffiliated third party, either directly or through the disposition of a subsidiary that owns such assets, then, subject to certain exceptions, Liberty or LMINT, as applicable must first offer to United (if before the closing of the Principal Transaction) or New United (if after the closing of the Principal Transaction) the interest in the Other International Assets that is subject to disposition. Any such offer must set forth the price and other material terms at which such interest would be transferred, and Liberty or LMINT and United or New United, as the case may be, would then negotiate the transfer on an exclusive basis for 30 days following United's or New United's receipt of the offer. United or New United, as applicable, would have the right to pay, and Liberty or LMINT, as applicable would have the right to require United or New United to pay, the agreed-upon consideration for such interest in United Class B common stock or New United Class C common stock, as applicable, in a transaction that is tax-free to Liberty or LMINT, as the case may be. The value of the shares of United Class B common stock or New United Class C common stock, as applicable, will be determined on the basis of a sum of the parts methodology set forth in the merger agreement, in the case of Other International Assets consisting of interests in Jupiter Telecommunications or Jupiter Programming, and on the basis of the Average Market Price of United Class A common stock or New United Class A common stock, as applicable, in the case of Other International Assets consisting of additional shares of Telewest.

     If Liberty or LMINT and United or New United, as applicable, do not reach agreement regarding the transfer by the end of their 30-day negotiating period, Liberty or LMINT may dispose of the Other International Assets that were the subject of the offer for a period of 120 days, on terms no less favorable than those that appeared in Liberty's or LMINT's original offer or in United's or New United's last written offer. Liberty's or LMINT's 120-day period to dispose of such assets will be extended by 60 days in the event that any required approvals or consents are not obtained during that 120-day period.

     If Liberty or LMINT and United or New United, as applicable, do reach agreement regarding the transfer by the end of their 30-day negotiating period, and the transfer is not completed within 120 days of their agreement (subject to a 60-day extension if required approvals and consents are not obtained), Liberty or LMINT may at any time dispose of the Other International Assets that were the subject of the offer, so long as the failure to complete the transaction is not attributable to a breach by Liberty or LMINT of its agreement with United or New United to transfer the Other International Assets.

     The merger agreement specifies certain "permitted transfers" of Other International Assets that are not subject to United's and New United's right of first offer, including transfers made to or among affiliates of Liberty or LMINT or transfers made in connection with a restructuring of Liberty or LMINT. United's and New United's right of first offer with respect to Other International Assets will terminate when Liberty and LMINT no longer own beneficially at least 25.0% of the voting power of New United or July 1, 2010, whichever is earlier.

     Chile Assets. In the merger agreement, LMINT has granted New United a right to purchase, and New United has granted LMINT a right to require the purchase of, certain Chilean assets of LMINT, which we call the "Chile Assets":

     - an indirect 30.0% equity interest in Metropolis Intercom S.A., or "Metropolis," owned by LMINT as of June 25, 2000, or the "30% Metropolis Interest;"

     - an additional 20.0% equity interest in Metropolis that LMINT acquired on October 2, 2000, or the "20% Metropolis Interest;" and

     - the direct or indirect 50.0% interest in Metropolis owned by CristalChile Comunicaciones S.A., Cristalerias de Chile S.A., or their affiliates, which LMINT has an existing obligation to acquire, or the "Claro Interest."

     LMINT will have the right to require New United to purchase, and New United will have the right to require LMINT to sell to New United, the 30% Metropolis Interest by the transfer, in a transaction that is tax-free to Liberty and LMINT of all of the outstanding stock of Liberty Chile, Inc. in exchange for 1,424,276 shares of New United's Class C common stock.

     In addition, LMINT acquired the 20% Metropolis Interest for approximately $126.5 million in cash. LMINT has the right to require New United to purchase, and New United has the right to require LMINT to sell to New United, all the outstanding capital stock of Liberty Chile, Inc., which at the time of the acquisition of the 20% Metropolis Interest by New United will own, directly or indirectly, the 20% Metropolis Interest. The amount payable by New United for the 20% Metropolis Interest will be equal to the sum, without duplication, of:

     - the cost of acquiring the 20% Metropolis Interest;

     - the amount of any capital contributions to Metropolis made by LMINT, Liberty or any subsidiary of Liberty after June 25, 2000, reduced by any distributions by Metropolis to LMINT, Liberty or any subsidiary of Liberty; and

     - notional interest at the rate of 10.0% per annum (compounded quarterly) on the amounts described in the foregoing clauses from the date(s) of the payment thereof to the date of the acquisition of the 20% Metropolis Interest by New United.

The purchase price payable to LMINT for the 20% Metropolis Interest will be payable, at the election of New United, in cash, shares of New United's Class C common stock or freely traded stock of an affiliate of New United or any combination thereof, subject to the merger agreement. For the purpose of determining the number of shares of New United's Class C common stock or freely traded affiliate stock to be received by LMINT, such securities will be deemed to have a per share value equal to the Average Market Price of New United's Class A common stock (if the securities are shares of New United's Class C common stock) or of the relevant freely traded affiliate stock, in either case determined as of the date of the closing of the acquisition by New United of the 20% Metropolis Interest.

     LMINT's right to sell and New United's right to purchase both the 30% Metropolis Interest and the 20% Metropolis Interest will be subject to rights of first refusal in favor of one or more holders of direct or indirect interests in Metropolis that are currently in existence, and may be exercised at any time after the first anniversary of the Principal Transaction. In addition, it is currently anticipated that if and when New United acquires these interests, it will also acquire LMINT's 20% membership interest in MYHI, LLC, or "Wave," a wireless cable service provider in Chile.

     In addition, LMINT currently has the obligation to acquire, directly or through a subsidiary, the Claro Interest, upon exercise of a put right granted to the owner of the Claro Interest, for consideration consisting, at LMINT's election, of cash or shares of Liberty Capital Stock. In this proxy statement/ prospectus, Liberty Capital Stock means AT&T Liberty Media Group Class A stock or, if at the time such stock is required or permitted to be delivered, the common stock of Liberty is not directly or indirectly owned by AT&T Corp., publicly traded common stock of Liberty of a class or series that, relative to any other class or series of common stock of Liberty, has the lowest number of votes per share. The Claro Interest represents a 50.0% interest in Metropolis. If LMINT acquires the Claro Interest, LMINT will then have the right to require New United to purchase and New United will have the right to require LMINT to sell to New United the Claro Interest at the purchase price equal to the price paid by LMINT, which purchase price will be determined as follows:

     If LMINT pays its purchase price for the Claro Interest in cash:

     - the purchase price payable to LMINT when New United is required to purchase the Claro Interest will be equal to

          (i)   the amount of cash paid to the seller, and

          (ii) any capital contributions made by LMINT, Liberty or any subsidiary of Liberty in respect of the Claro Interest after its acquisition by LMINT or a subsidiary of LMINT, reduced by any distributions that relate to the Claro Interest made after such acquisition, and

          (iii) notional interest on the amounts described in clauses (i) and
                (ii) at the rate of 10.0% per annum (compounded quarterly) from the date of payment by Liberty, LMINT or any of their subsidiaries to the date of payment to LMINT by New United;

     - the purchase price will be payable, at the election of New United, in cash, shares of New United's Class C common stock or freely traded affiliate stock, or any combination thereof; and

     - the number of shares of New United's Class C common stock or freely traded affiliate stock to be delivered to LMINT will be calculated using the per share value thereof as of the date of the closing of the acquisition of the Claro Interest by New United.

     If LMINT pays its purchase price for the Claro Interest in shares of Liberty Capital Stock:

     - the purchase price payable by New United to LMINT when LMINT is required to sell the Claro Interest will be equal to the sum of (i) the amount determined by multiplying the number of shares of Liberty Capital Stock delivered by LMINT in payment of its purchase price for the Claro Interest by the per share value of that Liberty Capital Stock, determined as of the date of the closing of such acquisition using the same "sum of the parts" methodology set forth in the merger agreement with regard to the Other International Assets (changing any references to New United to be references to the Liberty Media Group (as defined in the Certificate of Incorporation of AT&T Corp.) or to Liberty Media Corporation, as appropriate) as is used to derive a per share value for New United's Class C common stock, plus (ii) any capital contributions made by LMINT, Liberty or any subsidiary of LMINT or Liberty in respect of the Claro Interest after its acquisition by LMINT, Liberty or a subsidiary of LMINT reduced by any distributions that relate to the Claro Interest made after such acquisition, and (iii) nominal interest on the amounts described in
       (i) and (ii) at the rate of 10.0% per annum (compounded quarterly) from the date of payment by Liberty, LMINT or their subsidiaries to the date of payment to LMINT by New United;

     - the purchase price so determined will be payable, at the election of New United, in cash, shares of New United's Class C common stock or freely traded affiliate stock, or any combination thereof;

     - the number of shares of New United's Class C common stock to be delivered to LMINT will be determined as of the date of the closing of the sale to New United or its designee using the per share value of New United's Class C common stock derived by the use of the sum of the parts methodology described above; and

     - the number of shares of freely traded affiliate stock to be delivered to LMINT will be determined using the per share value thereof as of the date of the closing of the sale to New United or its designee.

     Any transfer of the 30% Metropolis Interest, the 20% Metropolis Interest or the Claro Interest to New United is to take place as soon as practicable, but in any event within 270 days, after notice is given by one party to the other. Liberty, LMINT and New United have agreed to use reasonable efforts to obtain all governmental and other third party approvals required to be obtained with respect to the transfer of such interest to New United, but New United's obligation to purchase or to cause a Chile Asset to be purchased shall not be excused because of the failure to obtain any approval or other action by any governmental authority. If any such approval or other action for the acquisition of a Chile Asset by New United is required but cannot be obtained, New United will be obligated to secure a purchaser for the Chile Asset who can obtain such approval, consent or other action. If, however, neither New United nor any purchaser secured by New United is able to secure any required governmental approval or other action and to complete the purchase of the Chile Asset within 270 days after notice is given, LMINT will be entitled to receive, on the first business day after expiration of that 270-day period, the full amount of the consideration required to be delivered to it for the Chile Asset that New United would otherwise purchase and in exchange for such consideration LMINT will provide to New United, in lieu of the Chile Asset otherwise required to be transferred, a stock appreciation right or similar right representing, to the extent reasonably possible under the circumstances (as determined in the reasonable judgment of LMINT and New United), the economic equivalent of the Chile Asset that otherwise would be transferred. If within 10 days after LMINT has delivered to New United a proposed form of agreement setting forth the terms of the stock appreciation right or other right, LMINT and New United cannot agree on whether such right represents, to the extent reasonably possible under the circumstances, the economic equivalent of such Chile Asset, that dispute will be submitted for determination by a nationally recognized investment banking firm selected by LMINT and New United. In making its determination, such firm is not to take into account the fact that such right will not provide to New United any right to participate in management of Metropolis or otherwise to have any of the rights of an owner of a direct or indirect ownership interest in Metropolis. At such time as New United or another person designated by New United has received all governmental approvals, consents or other action required to complete the purchase of the Chile Asset to which the such right relates, LMINT will, for no additional consideration, transfer such Chile Asset to New United or to its designee and such right then will terminate.

     If a Chile Asset is acquired by a purchaser other than New United, New United will pay LMINT the full amount of any deficiency in the consideration paid by such purchaser compared to the consideration required to be paid by New United (including, in the case of a sale of the 30% Metropolis Interest in a transaction that does not qualify as a tax-free transaction for Liberty and LMINT, such additional amount as may be required to compensate it for the loss of such treatment), and New United will indemnify LMINT, Liberty and their affiliates against all additional costs, liabilities and expenses incurred by them as a result of being required to transfer the Chile Asset to a purchaser other than New United.

     LMINT and Liberty will not directly or indirectly (except to an affiliate that agrees to be bound by the merger agreement) transfer any of the 30% Metropolis Interest, the 20% Metropolis Interest, or (if the Claro Interest is acquired by LMINT, Liberty or any of their subsidiaries) the Claro Interest until LMINT's right to sell and New United's right to purchase the Chile Assets have been exercised or have expired. New United has agreed that, upon the acquisition by New United of any direct or indirect interest in Metropolis, it will execute and deliver an instrument agreeing to be bound by the Agreement dated as of May 17, 2000 among CristalChile Comunicaciones S.A., Cristalerias de Chile S.A., TCI Comunicaciones de Chile Uno Limitada and LMINT, as well as the related performance guarantee.

     If LMINT's right to sell and New United's right to purchase any Chile Assets has not been exercised by June 1, 2010, such right will expire at midnight, Denver time, on that date.

     Notwithstanding anything to the contrary described above, if LMINT is required to sell any or all of the Chile Assets because of a final order or other mandate of any court or other governmental authority, its right to sell and New United's right to purchase such Chile Asset will be exercisable upon issuance of such order or mandate and New United will be obligated to complete (or to cause its designee to complete) the acquisition of the affected Chile Asset on or before the 270th day after such right is exercised or the date that is 15 days before the date prescribed by such order or mandate as the deadline for LMINT's disposition of the affected Chile Asset, whichever occurs first. If New United fails to satisfy that obligation, it is required to indemnify LMINT for any loss incurred as a result of its failure. See "Overview -- Risk
Factors -- Risks Relating to the Merger with New United, New United may not have sufficient time to perform its potential obligations to acquire additional Liberty assets in Chile."

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     This section summarizes the material United States federal income tax consequences we expect to result from the transaction based on our discussions with our accounting and legal advisors. Such section is included herein solely for general information purposes, and is intended only as a descriptive summary and does not purport to be a complete technical analysis or a listing of all potential tax effects of each stockholder or potential stockholder. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations (the "Regulations"), and public administrative and judicial interpretation of the Code and Regulations, all of which are subject to change, which changes could be applied retroactively. Furthermore, it is impracticable to comment on all aspects of federal, state, local and foreign laws that may affect the tax consequences of the transaction contemplated as it relates to the particular circumstances of each stockholder or potential stockholder. Therefore, the federal income tax discussion set forth below applies only to holders of shares of United. The federal income tax consequences to any particular stockholder may be affected by matters not discussed below.

     United has not sought and will not seek any ruling from the Internal Revenue Service (the "IRS") with respect to the merger agreement and related transactions (the "Transaction"). The IRS could take positions concerning the tax consequences of the Transaction that are different from those set forth in this summary and a court could sustain any such positions.

     The contribution of certain stock and assets by the Founders, Liberty and LMINT to New United, together with the merger of New United's subsidiary ("Transitory Sub") with and into United, in which existing common and preferred shareholders of United will receive newly issued common and preferred shares of New United, respectively, are parts of a single transaction intended to qualify for tax-free treatment under Section 351 of the Code. Such transaction will not constitute a taxable event with respect to United for United States federal income tax purposes. Assuming the transaction so qualifies, then for federal income tax purposes (i) holders of United common stock whose shares are converted into New United common stock in the transaction will not recognize gain or loss as a result of the conversion (except that holders of United common stock who receive cash in lieu of fractional shares or upon exercising dissenters' rights will recognize gain or loss), and (ii) holders of United preferred stock whose shares are converted into New United preferred stock in the transaction will not recognize gain or loss as a result of the conversion (except that holders of United preferred stock who exercise dissenters' rights will recognize gain or loss), and (iii) in the case of holders who hold only one class of United common stock or United preferred stock, but not both, the holding period (where the stock is a capital asset in the hands of the exchanging shareholder) and basis applicable to shares of New United common stock and New United preferred stock received in the transaction will be the same as the holding period and basis attributable to the United common stock and United preferred stock, as the case may be, that was converted into New United common stock or New United preferred stock in the Transaction (reduced by any basis allocable to a fractional share interest in New United common stock or New United preferred stock for which cash is received) and (iv) in the case of holders of more than one class of United common stock and/or United preferred stock the aggregate basis applicable to shares of New United common stock and New United preferred stock received in the transaction will be the same as the aggregate basis attributable to the United common stock and United preferred stock that was converted into New United common stock and New United preferred stock in the transaction (reduced by any basis allocable to a fractional share interest in New United common stock or New United preferred stock for which cash is received), such aggregate basis being allocated among the different shares of New United common stock and New United preferred stock in proportion to the relative fair market values of each class of stock, and the holding period (where the stock is a capital asset in the hands of the exchanging shareholder) applicable to each share of New United common stock and New United preferred stock received in the transaction will be a split holding period based on the holding period of each proportionate part of the United common stock and United preferred stock that was deemed converted into each New United common stock and New United preferred stock in the transaction.

     A holder of shares of United common stock or United preferred stock who receives cash upon exercise of such holder's dissenters' rights will recognize gain or loss measured by the difference between the amount of cash received and the amount of such holder's aggregate basis in United common stock and United preferred stock. Any gain recognized by a shareholder of the United common stock or United preferred stock who exercises dissenters' rights will be taxed as capital gain. If a United shareholder who exercises dissenters' rights, or a holder of United common stock, has held his or her shares of United common stock or United preferred stock as the case may be, as a capital asset, any capital gain or loss recognized will be long-term if such shares were held for more than one year at the time of the transaction.

     The Transaction may result in United undergoing an "ownership change," as defined in Section 382 of the Code, that could limit United's ability to utilize existing net operating losses to offset future income or gain recognized by United.

     For U.S. Income Tax purposes, New United and United will not file as part of a consolidated group because New United will not have the requisite control to consolidate United.

     THE DISCUSSION ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGERS. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THE DISCUSSION. EACH UNITED SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGERS TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

                     CHAPTER III -- THE MEETING AND VOTING

                                           , 2001
                                      .M., LOCAL TIME

     This proxy statement/prospectus is furnished to you in connection with the solicitation of proxies by our board of directors in connection with the proposed merger.

TIME AND PLACE; PURPOSE

     The special meeting will be held at           .m., local time, on
            , 2001, at the           ,           , Denver, Colorado. At the
meeting, our stockholders will be asked to consider and vote upon the following proposals: (i) the approval of the merger agreement; (ii) to consider and vote upon an amendment to increase the number of shares of United's Class A common stock reserved for issuance under its 1993 Stock Option Plan by 4,000,000 shares from 9,200,000 shares to 13,200,000 shares and to permit the grant of options to
acquire up to   shares of United's Class B common stock; and (iii) to transact such other business as may properly come before the meeting. Pursuant to the merger agreement, we will merge with a subsidiary of New United and New United will become our majority shareholder. In connection with the merger, you will receive stock in New United. New United will acquire certain of Liberty's and LMINT's international broadband assets in exchange for approximately 75.3 million shares of New United Class B common stock.

     This proxy statement/prospectus and the accompanying form of proxy are
first being mailed to our stockholders on or about             , 2001.

VOTING RIGHTS; RECORD DATE

     Our board of directors has fixed the close of business on February 6, 2001 (the "Record Date"), as the record date for the determination of holders of common stock entitled to receive notice of and to vote at the meeting. Accordingly, only holders of record of shares of common stock at the close of business on the Record Date are entitled to notice of and to vote at the meeting. At the close of business on the Record Date, we had outstanding and
entitled to vote at the meeting      shares of Class A common stock and
shares of Class B common stock. The Class A common stock and Class B common stock vote together as a single class on all matters, except where otherwise required by the Delaware General Corporation Law. Each share of Class A common stock has one vote and each share of Class B common stock has ten votes on each matter on which holders of such shares of such classes are entitled to vote at
the meeting. As of             , 2001, we had           and           record
holders of our Class A common stock and Class B common stock, respectively.

     The presence, in person or by proxy, of the holders of a majority of the combined voting power of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the meeting. The affirmative vote of a majority of the combined voting power of the outstanding shares of common stock is required to approve the merger agreement.

PROXIES

     All shares of common stock represented by properly executed proxies received prior to or at the meeting, and not revoked, will be voted in accordance with the instructions indicated in such proxies. If no specific instructions are given with respect to the matters to be acted upon at the meeting, shares of common stock represented by a properly executed proxy will be voted FOR the merger agreement proposal. The merger agreement proposal and the proposal to amend United's 1993 Stock Option Plan are the only matters to be acted upon at the meeting. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the meeting, will not be voted and will have the same effect as a vote cast against the proposal to which such instruction is indicated. Shares represented by "broker non-votes" (i.e., shares held by brokers or nominees which are

                                      III-1
represented at the meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will also be counted for purposes of determining whether there is a quorum at the meeting but will have the same effect as a vote cast against the adoption of the merger agreement.

     A stockholder may revoke his or her proxy at any time prior to its use by delivering to our Secretary a signed notice of revocation or a later dated signed proxy or by attending the meeting and voting in person. Attendance at the meeting will not in itself constitute the revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent or hand delivered so as to be received by UnitedGlobalCom, Inc., 4643 South Ulster Street, Suite 1300, Denver, Colorado 80237, Attention: Secretary, at or before the vote to be taken at the meeting.

     The cost of solicitation of proxies will be paid by us. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, telegram, or by personal interviews. Such persons will receive no additional compensation for such services. Brokerage houses, nominees, fiduciaries and other custodians will be required to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for the reasonable expenses in connection therewith.

SHARE OWNERSHIP OF MANAGEMENT

     As of February 6, 2001, the record date, our directors and executive
officers as a group owned     shares of our common stock, or approximately   %
of our outstanding shares and   % of the voting power of our common stock on
that date.

VOTING ARRANGEMENTS

     As of the record date, the holders of   % of the outstanding shares of
Class A common stock and        % of the outstanding shares of Class B common
stock together having   % of the total vote have agreed to vote in favor of the
transaction.

APPRAISAL RIGHTS

     Under Delaware law, record holders of our Class B common stock, Series B preferred stock, Series C preferred stock or Series D preferred stock who do not vote for the merger agreement may exercise appraisal rights by delivering to us a demand in writing for the appraisal of such shares at a fair value. Stockholders who elect to exercise appraisal rights must comply strictly with all of the procedures set forth in Section 262 of the Delaware General Corporation Law to preserve those rights.

     Section 262 of the Delaware General Corporation Law sets forth the required procedure a stockholder seeking appraisal must follow. The procedural rules are specific. Failure to comply with the procedural rules may cause you to lose your appraisal rights. Please review Section 262 for the complete procedure. We will not give you any notice of your appraisal rights other than as described in this proxy statement/ prospectus and as required by Delaware law.

     YOU SHOULD NOT SEND IN ANY CERTIFICATES REPRESENTING OUR COMMON STOCK. FOLLOWING THE EFFECTIVE TIME OF THE MERGER. YOU WILL RECEIVE INSTRUCTIONS FOR THE SURRENDER AND EXCHANGE OF YOUR UNITED STOCK CERTIFICATES

                                      III-2

                   CHAPTER IV -- INFORMATION ABOUT NEW UNITED

                             NEW UNITED'S BUSINESS

     Upon completion of the merger, New United's business will consist of the businesses currently operated or held by us, as well as the businesses represented by the Principal Transaction Assets and contemplated by the rights respecting the Additional Transaction Assets.

OPERATING DATA AND FINANCIAL INFORMATION

     The following tables show certain operating and financial data for our systems and the Principal Transaction Assets that New United will own following the merger. The financial information presented below reflects 100% of the operations of each respective business. Certain systems are not majority owned affiliates and hence the financial information is not consolidated in our or the Liberty Principal Transaction Assets Group's statements of operations. In addition, certain information presented in the tables below has been derived from financial statements prepared in accordance with foreign generally accepted accounting principles which differ from U.S. generally accepted accounting principles and certain amounts have been converted to U.S. dollars using the period-end exchange rates for the convenience translation.

                    OPERATING SYSTEM DATA FOR UNITED SYSTEMS
--------------------------------------------------------------------------------

                                                             AS OF SEPTEMBER 30, 2000
                             -----------------------------------------------------------------------------------------
                                                       HOMES IN                  TWO-WAY       BASIC
                              UNITED       SYSTEM      SERVICE       HOMES        HOMES     SUBSCRIBERS/      BASIC
                             OWNERSHIP   OWNERSHIP       AREA        PASSED      PASSED        LINES       PENETRATION
                             ---------   ----------   ----------   ----------   ---------   ------------   -----------
UPC (EUROPE)
Video Subscribers:
  The Netherlands..........      52.6%        100.0%   2,552,120    2,440,632   1,963,202     2,257,508       92.5%
  Poland...................      52.6%        100.0%   1,950,000    1,811,297      84,000     1,425,720       78.7%
  Germany..................      13.2%         25.1%   1,422,826    1,422,826      30,456       919,641       64.6%
  Hungary (UPC
    Magyarorszag)..........      52.6%        100.0%     915,500      753,739     164,912       580,536       77.0%
  Austria..................      50.0%         95.0%   1,080,960      913,750     904,310       474,029       51.9%
  Israel...................      24.5%         46.6%     660,000      631,420     393,187       447,092       70.8%
  France...................      48.4%         92.0%   2,518,283    1,124,583     343,746       382,133       34.0%
  Czech Republic...........      52.6%        100.0%     894,320      775,167      72,000       409,727       52.9%
  Norway...................      52.6%        100.0%     529,000      473,740      99,466       331,370       69.9%
  Slovak Republic..........  50.0-52.6%  95.0-100.0%     417,813      296,529          --       245,320       82.7%
  Sweden...................      52.6%        100.0%     770,000      424,624     230,851       250,489       59.0%
  Belgium..................      52.6%        100.0%     530,000      152,052     152,052       123,973       81.5%
  Romania..................  26.8-36.8%   51.0-70.0%     668,519      460,016          --       282,577       61.4%
  Malta....................      26.3%         50.0%     181,534      177,054          --        81,577       46.1%
  Hungary (Monor)..........      52.0%         98.9%      85,561       70,587      84,916        34,200       48.5%
                                                      ----------   ----------   ---------    ----------
         Total.............                           15,176,436   11,928,016   4,523,098     8,245,892
                                                      ----------   ----------   ---------    ----------
Telephone Lines:
  The Netherlands..........      52.6%        100.0%   2,552,120          N/A         N/A       201,316        N/A
  Hungary (Monor)..........      52.0%         98.9%      85,561          N/A         N/A        74,361        N/A
  Austria..................      50.0%         95.0%   1,080,960          N/A         N/A        85,284        N/A
  France...................      48.4%         92.0%   2,518,283          N/A         N/A        31,049        N/A
  Norway...................      52.6%        100.0%     529,000          N/A         N/A        14,776        N/A
  Czech Republic...........      52.6%        100.0%     894,320          N/A         N/A         3,553        N/A
  Spain....................      26.4%         50.1%         N/A          N/A         N/A         7,333        N/A
                                                      ----------   ----------   ---------    ----------
         Total.............                            7,660,244          N/A         N/A       417,672
                                                      ----------   ----------   ---------    ----------
Data Subscribers:
  Internet.................  13.2-52.6%  25.1-100.0%  11,213,009          N/A         N/A       278,176        N/A
                                                      ----------   ----------   ---------    ----------

                                                             AS OF SEPTEMBER 30, 2000
                             -----------------------------------------------------------------------------------------
                                                       HOMES IN                  TWO-WAY       BASIC
                              UNITED       SYSTEM      SERVICE       HOMES        HOMES     SUBSCRIBERS/      BASIC
                             OWNERSHIP   OWNERSHIP       AREA        PASSED      PASSED        LINES       PENETRATION
                             ---------   ----------   ----------   ----------   ---------   ------------   -----------
Programming Subscribers:
  Ireland..................      42.1%         80.0%         N/A          N/A         N/A     3,894,000        N/A
  Spain/Portugal...........      26.3%         50.0%         N/A          N/A         N/A     1,494,000        N/A
                                                      ----------   ----------   ---------    ----------
         Total.............                                  N/A          N/A         N/A     5,388,000
                                                      ----------   ----------   ---------    ----------

AUSTAR UNITED (AUSTRALIA/NEW ZEALAND)
Video Subscribers:
  Australia................      72.3%        100.0%   2,085,000    2,083,108     517,266       427,012       20.5%
  New Zealand..............      36.2%         50.0%     141,000       94,484      94,484        20,079       21.3%
                                                      ----------   ----------   ---------    ----------
         Total.............                            2,226,000    2,177,592     611,750       447,091
                                                      ----------   ----------   ---------    ----------
Telephone Lines:
  New Zealand..............      36.2%         50.0%     141,000          N/A         N/A        34,268        N/A
                                                      ----------   ----------   ---------    ----------
Data Subscribers:
  New Zealand..............      36.2%         50.0%     141,000          N/A         N/A        40,863        N/A
  Australia................      72.3%        100.0%         N/A          N/A         N/A        24,859        N/A
                                                      ----------   ----------   ---------    ----------
         Total.............                              141,000          N/A         N/A        65,722
                                                      ----------   ----------   ---------    ----------
Programming Subscribers:
  Australia................      36.2%         50.0%         N/A          N/A         N/A     1,056,465        N/A
                                                      ----------   ----------   ---------    ----------

OTHER ASIA/PACIFIC
Video Subscribers:
  Philippines..............      19.6%         19.6%     600,000      483,444          --       193,682       40.1%
                                                      ----------   ----------   ---------    ----------

LATIN AMERICA
Video Subscribers:
  Chile....................     100.0%        100.0%   2,350,000    1,611,140     545,501       408,491       25.4%
  Mexico...................      90.3%         90.3%     341,600      242,354          --        65,643       27.1%
  Brazil (Jundiai).........      46.3%         46.3%      70,200       67,527          --        17,477       25.9%
  Brazil (TV Show
    Brasil)................     100.0%        100.0%     437,000      276,900          --        15,309        5.5%
  Peru.....................     100.0%        100.0%     140,000       63,932          --         7,597       11.9%
                                                      ----------   ----------   ---------    ----------
         Total.............                            3,338,800    2,261,853     545,501       514,517
                                                      ----------   ----------   ---------    ----------
Telephone Lines:
  Chile....................     100.0%        100.0%   2,350,000          N/A         N/A       112,807        N/A
                                                      ----------   ----------   ---------    ----------
Data Subscribers:
  Chile....................     100.0%        100.0%   2,350,000          N/A         N/A         5,033        N/A
                                                      ----------   ----------   ---------    ----------
Programming Subscribers:
  Latin America............      50.0%         50.0%         N/A          N/A         N/A     6,240,434        N/A
                                                      ----------   ----------   ---------    ----------

TOTAL UNITED
  Video Subscribers........                           21,341,236   16,850,905   5,680,349     9,401,182
                                                      ==========   ==========   =========    ==========
  Telephone Lines..........                           10,151,244          N/A         N/A       564,747
                                                      ==========   ==========   =========    ==========
  Data Subscribers.........                           13,704,009          N/A         N/A       348,931
                                                      ==========   ==========   =========    ==========
  Programming
    Subscribers............                                  N/A          N/A         N/A    12,684,899
                                                      ==========   ==========   =========    ==========

             OPERATING SYSTEM DATA FOR PRINCIPAL TRANSACTION ASSETS
--------------------------------------------------------------------------------

                                                       AS OF SEPTEMBER 30, 2000
                            ------------------------------------------------------------------------------
                                           HOMES IN                  TWO-WAY       BASIC
                             LIBERTY       SERVICE       HOMES        HOMES     SUBSCRIBERS/      BASIC
                            OWNERSHIP        AREA        PASSED      PASSED        LINES       PENETRATION
                            ---------     ----------   ----------   ---------   ------------   -----------
TELEWEST
Video Subscribers.........     24.6%       5,629,000    4,642,000         N/A     1,145,765       24.6%
                                          ----------   ----------   ---------    ----------
Telephone Lines...........     24.6%       5,629,000          N/A         N/A     1,908,719        N/A
                                          ----------   ----------   ---------    ----------
Data Subscribers..........     24.6%             N/A          N/A         N/A       205,390        N/A
                                          ----------   ----------   ---------    ----------
Programming Subscribers...     24.6%             N/A          N/A         N/A     8,961,359        N/A
                                          ----------   ----------   ---------    ----------

LATIN AMERICA
Video Subscribers:
  Argentina...............     28.3%       4,000,000    3,425,000         N/A     1,446,000       42.2%
  Puerto Rico.............    100.0%         442,000      288,000         N/A       114,000       39.6%
                                          ----------   ----------   ---------    ----------
          Total...........                 4,442,000    3,713,000         N/A     1,560,000
                                          ----------   ----------   ---------    ----------
Programming Subscribers:
  TyC (Argentina).........     40.0%             N/A          N/A         N/A           N/A        N/A
                                          ----------   ----------   ---------    ----------
  Pramer (Argentina)(1)...    100.0%             N/A          N/A         N/A    26,091,000        N/A
                                          ----------   ----------   ---------    ----------

ASIA/PACIFIC
Programming Subscribers:
  Premium Movie
     Partnership..........     20.0%             N/A          N/A         N/A       944,000        N/A

TOTAL PRINCIPAL TRANSACTION ASSETS
  Video Subscribers.......                10,071,000    8,355,000         N/A     2,705,765
                                          ==========   ==========   =========    ==========
  Telephone Lines.........                 5,629,000          N/A         N/A     1,908,719
                                          ==========   ==========   =========    ==========
  Data Subscribers........                       N/A          N/A         N/A       205,390
                                          ==========   ==========   =========    ==========
  Programming
     Subscribers..........                       N/A          N/A         N/A    35,996,359
                                          ==========   ==========   =========    ==========

                 PRO FORMA OPERATING SYSTEM DATA FOR NEW UNITED
--------------------------------------------------------------------------------

                                                       AS OF SEPTEMBER 30, 2000
                                          --------------------------------------------------
                                           HOMES IN                  TWO-WAY       BASIC
                                           SERVICE       HOMES        HOMES     SUBSCRIBERS/
                                             AREA        PASSED      PASSED        LINES
                                          ----------   ----------   ---------   ------------

  Video Subscribers.......                31,412,236   25,205,905   5,680,349    12,106,947
                                          ==========   ==========   =========    ==========
  Telephone Lines.........                15,780,244          N/A         N/A     2,473,466
                                          ==========   ==========   =========    ==========
  Data Subscribers........                       N/A          N/A         N/A       554,321
                                          ==========   ==========   =========    ==========
  Programming
     Subscribers..........                       N/A          N/A         N/A    48,681,258
                                          ==========   ==========   =========    ==========

                    CONSOLIDATED REVENUE FOR UNITED SYSTEMS
--------------------------------------------------------------------------------

                                                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                                      ------------------------------------------------------------------
                                                             INTERNET/
                                       VIDEO     TELEPHONE     DATA      PROGRAMMING   OTHER     TOTAL
                                      --------   ---------   ---------   -----------   ------   --------
                                                                (IN THOUSANDS)
EUROPE
  The Netherlands...................  $148,119   $ 71,861     $24,048      $ 2,830     $  549   $247,407
  Austria...........................    58,719     22,021      18,091           --         --     98,831
  Belgium...........................    11,260        958       2,935           --         --     15,153
  Czech Republic....................    17,854        713          86           --      2,235     20,888
  France............................    41,078      6,304       1,630           --         --     49,012
  Hungary...........................    33,182     15,242         220          168         10     48,822
  Norway............................    34,451      2,112       1,671           --         --     38,234
  Poland............................    51,235         --          --       37,420         --     88,655
  Sweden............................    23,277        275       3,879           --         --     27,431
  Corporate and Other...............    15,066      1,391          --           37      1,969     18,463
                                      --------   --------     -------      -------     ------   --------
          Total Europe..............   434,241    120,877      52,560       40,455      4,763    652,896
                                      --------   --------     -------      -------     ------   --------
ASIA/PACIFIC
  Australia.........................   124,396         --       1,654           --      1,866    127,916
  New Zealand.......................       844      3,166         878           --         --      4,888
  Corporate and Other...............        --         --          --           --         --         --
                                      --------   --------     -------      -------     ------   --------
          Total Asia/Pacific........   125,240      3,166       2,532           --      1,866    132,804
                                      --------   --------     -------      -------     ------   --------
LATIN AMERICA
  Chile.............................    85,722     22,970         511           --         --    109,203
  Brazil............................     4,062         --          --           --         --      4,062
  Corporate and Other...............     1,512         --          --           --          5      1,517
                                      --------   --------     -------      -------     ------   --------
          Total Latin America.......    91,296     22,970         511           --          5    114,782
                                      --------   --------     -------      -------     ------   --------

CORPORATE & OTHER...................        --         --          --           --         78         78
                                      --------   --------     -------      -------     ------   --------

          Total Revenue.............  $650,777   $147,013     $55,603      $40,455     $6,712   $900,560
                                      ========   ========     =======      =======     ======   ========

                                                    FOR THE YEAR ENDED DECEMBER 31, 1999
                                      -----------------------------------------------------------------
                                                             INTERNET
                                       VIDEO     TELEPHONE     DATA     PROGRAMMING   OTHER     TOTAL
                                      --------   ---------   --------   -----------   ------   --------
                                                               (IN THOUSANDS)
EUROPE
  The Netherlands...................  $117,026   $ 32,029    $ 8,616      $ 1,112     $  330   $159,113
  Austria...........................    83,737      7,321     13,609           --         --    104,667
  Belgium...........................    15,737         --      2,497           --         --     18,234
  Czech Republic....................     7,485        181         --           --      1,042      8,708
  France............................    27,522      2,710        590           --         --     30,822
  Hungary...........................    35,197         --        125           --         --     35,322
  Norway............................    49,186        365        565           --         --     50,116
  Poland............................    26,845         --         --       10,917         --     37,762
  Sweden............................    13,335         --        504           --         --     13,839
  Corporate and Other...............     8,327         --         --           --      6,512     14,839
                                      --------   --------    -------      -------     ------   --------
          Total Europe..............   384,397     42,606     26,506       12,029      7,884    473,422
                                      --------   --------    -------      -------     ------   --------
ASIA/PACIFIC
  Australia.........................   144,632         --         --           --         --    144,632
  New Zealand.......................     1,279      4,107        734           --         --      6,120
  Corporate and Other...............        --         --         --           --        180        180
                                      --------   --------    -------      -------     ------   --------
          Total Asia/Pacific........   145,911      4,107        734           --        180    150,932
                                      --------   --------    -------      -------     ------   --------

                                                    FOR THE YEAR ENDED DECEMBER 31, 1999
                                      -----------------------------------------------------------------
                                                             INTERNET
                                       VIDEO     TELEPHONE     DATA     PROGRAMMING   OTHER     TOTAL
                                      --------   ---------   --------   -----------   ------   --------
                                                               (IN THOUSANDS)
LATIN AMERICA
  Chile.............................    77,476      9,881         --           --         87     87,444
  Brazil............................     4,637         --         --           --         --      4,637
  Corporate and Other...............     2,428         --         --           --        384      2,812
                                      --------   --------    -------      -------     ------   --------
          Total Latin America.......    84,541      9,881         --           --        471     94,893
                                      --------   --------    -------      -------     ------   --------

CORPORATE & OTHER...................        --         --         --           --        277        277
                                      --------   --------    -------      -------     ------   --------

          Total Revenue.............  $614,849   $ 56,594    $27,240      $12,029     $8,812   $719,524
                                      ========   ========    =======      =======     ======   ========

                                                   FOR THE TEN MONTHS ENDED DECEMBER 31, 1998
                                      ---------------------------------------------------------------------
                                                                 INTERNET
                                         VIDEO       TELEPHONE     DATA     PROGRAMMING   OTHER     TOTAL
                                      ------------   ---------   --------   -----------   ------   --------
                                                                 (IN THOUSANDS)
EUROPE
  The Netherlands...................    $ 13,854       $162       $   --       $ --       $7,274   $ 21,290
  Austria...........................      71,396         61        3,172         --           --     74,629
  Belgium...........................      13,768         --          656         --        1,071     15,495
  Czech Republic....................       3,754         --           --         --           --      3,754
  France............................       3,395         --           --         --           --      3,395
  Hungary...........................      11,671         --           --         --           --     11,671
  Norway............................      38,879         --          161         --           --     39,040
  Corporate and Other...............       2,446         --           --        567           --      3,013
                                        --------       ----       ------       ----       ------   --------
          Total Europe..............     159,163        223        3,989        567        8,345    172,287
                                        --------       ----       ------       ----       ------   --------
ASIA/PACIFIC
  Australia.........................      74,209         --           --         --           --     74,209
  New Zealand.......................          --         --           --         --           --         --
  Corporate and Other...............       3,060         --           --         --           --      3,060
                                        --------       ----       ------       ----       ------   --------
          Total Asia/Pacific........      77,269         --           --         --           --     77,269
                                        --------       ----       ------       ----       ------   --------
LATIN AMERICA
  Chile.............................          --         --           --         --           --         --
  Corporate and Other...............       4,135         --           --         --          377      4,512
                                        --------       ----       ------       ----       ------   --------
          Total Latin America.......       4,135         --           --         --          377      4,512
                                        --------       ----       ------       ----       ------   --------

CORPORATE & OTHER...................          --         --           --         --           --         --
                                        --------       ----       ------       ----       ------   --------

          Total Revenue.............    $240,567       $223       $3,989       $567       $8,722   $254,068
                                        ========       ====       ======       ====       ======   ========

                    REVENUE FOR PRINCIPAL TRANSACTION ASSETS
--------------------------------------------------------------------------------

                                                   FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                                     ------------------------------------------------------------------------
                                       VIDEO      TELEPHONE    DATA     PROGRAMMING(2)    OTHER      TOTAL
                                     ----------   ---------   -------   --------------   -------   ----------
                                                                  (IN THOUSANDS)
TELEWEST(3)........................  $  325,604   $683,846    $95,697      $114,867      $14,993   $1,235,007
LATIN AMERICA
  Cablevision (Argentina)(3).......     373,050         --         --            --           --      373,050
  Puerto Rico(4)...................      35,611         --         --            --           --       35,611
  TyC (Argentina)(3)...............          --         --         --        79,043           --       79,043
  Pramer (Argentina)...............          --         --         --        56,081           --       56,081
ASIA/PACIFIC
  Premium Movie Partnership(3).....          --         --         --        53,998           --       53,998
                                     ----------   --------    -------      --------      -------   ----------
         Total Revenue.............  $  734,265   $683,846    $95,697      $303,989      $14,993   $1,832,790
                                     ==========   ========    =======      ========      =======   ==========

                                                       FOR THE YEAR ENDED DECEMBER 31, 1999
                                     ------------------------------------------------------------------------
                                       VIDEO      TELEPHONE    DATA     PROGRAMMING(2)    OTHER      TOTAL
                                     ----------   ---------   -------   --------------   -------   ----------
                                                                  (IN THOUSANDS)
TELEWEST(3)........................  $  418,084   $825,810    $    --      $197,788      $27,516   $1,469,198
LATIN AMERICA
  Cablevision (Argentina)(3).......     552,951         --         --            --           --      552,951
  Puerto Rico(4)...................      43,751         --         --            --           --       43,751
  TyC (Argentina)(3)...............          --         --         --        65,264           --       65,264
  Pramer (Argentina)...............          --         --         --        64,670           --       64,670
ASIA/PACIFIC
  Premium Movie Partnership(3).....          --         --         --        71,107           --       71,107
                                     ----------   --------    -------      --------      -------   ----------
         Total Revenue.............  $1,014,786   $825,810    $    --      $398,829      $27,516   $2,266,941
                                     ==========   ========    =======      ========      =======   ==========

                                                       FOR THE YEAR ENDED DECEMBER 31, 1998
                                     ------------------------------------------------------------------------
                                       VIDEO      TELEPHONE    DATA     PROGRAMMING(2)    OTHER      TOTAL
                                     ----------   ---------   -------   --------------   -------   ----------
                                                                  (IN THOUSANDS)
TELEWEST(3)........................  $  334,649   $524,930    $    --      $210,277      $34,145   $1,104,001
LATIN AMERICA
  Cablevision (Argentina)(3).......     466,132         --         --            --           --      466,132
  Puerto Rico(4)...................      44,508         --         --            --           --       44,508
  TyC (Argentina)(3)...............          --         --         --        73,887           --       73,887
  Pramer (Argentina)...............          --         --         --        17,619           --       17,619
ASIA/PACIFIC
  Premium Movie Partnership(3).....          --         --         --        59,300           --       59,300
                                     ----------   --------    -------      --------      -------   ----------
         Total Revenue.............  $  845,289   $524,930    $    --      $361,083      $34,145   $1,765,447
                                     ==========   ========    =======      ========      =======   ==========

---------------

(1) This represents the subscribers for Pramer's owned programming services only. At September 30, 2000, Pramer had 28,298,000 additional subscribers for its distributed programming services.

(2) Telewest acquired Flextech plc (a cable programming operator in the United Kingdom) in April 2000. The revenue balances presented herein include Flextech's operations for periods prior to the acquisition by Telewest on a pro forma basis.

(3) The operations of Telewest, Cablevision, TyC and Premium Movie Partnership are not consolidated in the results of the Liberty Principal Transaction Assets Group.

(4)  New United will acquire only a 49.0% interest in Liberty Puerto Rico.

OVERVIEW OF PRINCIPAL TRANSACTION ASSETS

     In connection with the Principal Transaction, Liberty and LMINT will contribute their interests in the following companies to New United:

     - a 24.6% economic interest in Telewest;

     - at least 28.0% of the outstanding common equity of Cablevision;

     - 49.0% of outstanding common equity, representing 9.0% of the voting power, of Liberty Puerto Rico;

     - approximately 41.0% of the outstanding common equity interests of Portatel;

     - approximately 43.0% of the outstanding equity interests in Digital Latin America;

     - 100% of the outstanding common equity of Pramer;

     - 40.0% of the outstanding common equity of TyC;

     - approximately 16% of the equity interests in Crown Media; and

     - a 20.0% partnership interest in The Premium Movie Partnership.

     These interests are held by various Liberty or LMINT subsidiaries that will be contributed to New United.

TELEWEST COMMUNICATIONS PLC

     Telewest is one of Britain's leading digital communications groups. As the United Kingdom's second-largest cable operator, it currently provides multi-channel television, telephone and Internet services to residential households, and voice and data telecommunications services to business customers. Its content division, Flextech plc, or "Flextech," is the biggest provider of basic channels to the United Kingdom pay-TV market and is BBC Worldwide Limited's partner in a joint venture which has a portfolio of pay-TV channels based on the BBC's programming.

     Telewest provides its voice, video, data and Internet services to customers in its 41 cable franchises in the United Kingdom via its broadband network. As of September 30, 2000, Telewest's cable franchises covered approximately 35.6% of the homes in the areas of the United Kingdom for which cable franchises have been awarded and Telewest had passed approximately 4.6 million of the 5.6 million homes in those franchise areas. As of September 30, 2000, Telewest had connected approximately 1.1 million cable television customers and 1.9 million total residential and business telephone lines. At September 30, 2000, the number of residential customers subscribing to both cable television and telephone services was approximately 993,000, or 62.9%, of Telewest's total residential customers.

     In October 1999, Telewest began rolling-out "Active Digital," Telewest's digital television service, to its customers. At September 30, 2000, Active Digital had 215,000 subscribers, and Telewest believes that it is on target to have 500,000 Active Digital subscribers by the end of the first quarter of 2001. In March 2000, Telewest began offering interactive television services to Active Digital customers in certain of Telewest's franchise areas, and Telewest is continuing a progressive roll-out of those services. Telewest offers e-mail and e-commerce access to the products and services of 85 retailers in the United Kingdom. In March 2000, Telewest also launched "blue yonder," its high-speed Internet service.

LIBERTY'S LATIN AMERICAN ASSETS

     Cablevision S.A. Cablevision is one of the two largest cable television systems in Argentina. At September 30, 2000, Cablevision's cable television systems passed approximately 3.4 million homes and served approximately 1.4 million subscribers, representing a penetration rate of approximately 42.2%. Of homes passed, approximately 50.3% are passed by cable with bandwidth capacity of 750 MHz and approximately 18.7% are passed by cable with bandwidth capacity of 550MHz (the remainder of the network is primarily comprised of 450 MHz network).

     Cablevision provides basic, premium and pay-per-view services to its subscribers throughout Argentina. Historically, premium and pay-per-view services have been offered to subscribers using advanced analog set top boxes. Cablevision recently began offering premium and pay-per-view services using advanced digital set top boxes and expanded the content offering to include general entertainment movies from HBO Ole and Movie City. As of September 30, 2000 approximately 220,000 of Cablevision's subscribers have advanced set top boxes. Cablevision also recently began providing interactive services to hotels.

     Cablevision's wholly owned subsidiary, Fiber-Tel S.A., or "Fiber-Tel," already offers Internet access via dial-up, one-way cable modems and, where Cablevision has deployed two-way 750 MHz architecture, two-way high speed cable modems. At September 30, 2000, Fiber-Tel counted approximately 16,700 subscribers, with 9,500 of those subscribers receiving two-way high speed Internet service.

     Liberty Cablevision of Puerto Rico, Inc. Liberty Puerto Rico is one of the largest providers of cable television services in Puerto Rico. It owns and operates seven cable television franchises serving 37 municipalities, which include the communities of Luquillo, Arecibo, Florida, Caguas, Humacao, Cayay and Barranquitas. As of September 30, 2000, Liberty Puerto Rico's cable television systems passed 288,000 homes and served 114,000 subscribers, which represents a penetration rate of 39.6%. Liberty Puerto Rico's entire network has 550 MHz bandwidth capacity, and this infrastructure allows Liberty Puerto Rico to offer enhanced entertainment, Internet/data and telecommunications services. All of Liberty Puerto Rico's franchises expire within the next several years. Liberty Puerto Rico is currently seeking the renewal of all of its franchises. There can be no assurance that Liberty Puerto Rico will be successful in negotiating renewals.

     Pramer SCA. Pramer is one of the leading owners and distributors of pay television programming services in Argentina. At September 30, 2000, Pramer owned 11 programming services and distributed an additional 12 programming services. Pramer's owned and distributed programming services were received in more than 18 countries throughout South America, North America and Europe, reaching a potential market of more than 12 million households.

     Pramer's own services primarily feature genre such as art and culture, general entertainment, politics and economics, sports, children's programming, and programming targeted at women. In addition, Pramer's distributed services also cover music, fashion, distance learning, broadcast television and news.

     On June 2, 2000, Pramer acquired a 50.0% ownership interest in the Gems Network, a provider of programming services primarily targeted at Spanish-speaking women throughout the United States and South America. On October 31, 2000, Pramer acquired 100% of the assets of Film & Arts, a programming service that produces and distributes independent movies and art programming.

     Torneos y Competencias S.A. TyC is engaged in sports promotions and development in Argentina including the production and broadcast of television and radio programs, acquisition and sale of media rights, organization of sporting events and shows, and sales of sports related merchandise. Certain of TyC's affiliated companies (Television Satelital Codificada S.A., or "TSC," and Tele Red Imagen S.A., or "TRISA") own the exclusive rights to soccer matches organized by the Associacion del Futbol Argentino, or the "AFA," through 2010, with an option to extend the rights until 2014. See "Overview -- Risk
Factors -- Risks Relating to the Combined Company's Business -- The value of some of the Argentine interests contributed by LMINT may decrease if pending investigations lead to the imposition of fines or the loss of broadcasting licenses or broadcasting rights for important programming."

     TyC owns 50.0% of TSC, the company that commercializes the media rights related to all AFA organized soccer matches. TyC owns 50.0% of TRISA, a company that sells media rights and advertising for its own programs and the sports programs of Channel 13 in Argentina. TRISA also owns the television channel TyC Sports, one of the leading sports channels in Argentina.

     Digital Latin America, LLC. Digital Latin America was formed in March 2000 to offer digital television services to cable television operators throughout Latin America and the Caribbean. A start-up joint venture among Hicks, Muse, Tate & Furst, Inc. and Motorola, Inc., Digital Latin America plans to launch its digital services during the first quarter of 2001. Digital Latin America will be able to provide digital compression and patented encryption technology to its customers, allowing cable television operators to offer enhanced digital services over their networks.

     Grupo Portatel, S.A. de C.V. Portatel is a wireless broadband provider offering a full range of analog cellar telephone services in the Southeastern region of Mexico designated Cellular Region VIII by the Mexican Ministry of Communications & Transportation. Portatel is in the process of implementing a digital CDMA network. As of September 30, 2000, Portatel had approximately 106,000 wireless subscribers.

OTHER PRINCIPAL TRANSACTION ASSETS

     The Premium Movie Partnership. The Premium Movie Partnership is an Australian programming concern delivering programming to 944,000 subscribers as of September 30, 2000. The Premium Movie Partnership distributes Encore and Showtime.

     Crown Media Holdings, Inc. Crown Media is a Delaware corporation and currently operates and distributes the Hallmark Entertainment Network internationally and the Odyssey Network in the United States. Crown Media had more than 60 million subscribers worldwide as of September 30, 2000.

ADDITIONAL TRANSACTION ASSETS

  Jupiter Telecommunications Co., Ltd. and Jupiter Programming Co., Ltd. Liberty and LMINT have granted New United a right of first offer to acquire LMINT's interests in Jupiter Telecommunications and Jupiter Programming. Jupiter Telecommunications is a Japanese cable provider. Jupiter Telecommunications' cable systems passed approximately 5.6 million homes and served approximately 828,000 subscribers as of September 30, 2000, which represents a penetration rate of 14.8%. Jupiter Programming is a Japanese programming concern that distributes Cable Soft Network, CNBC Japan/Nikkei, Golf Network, Discovery Japan, J-Sky-Sports and Shop Channel.

     Metropolis Intercom S.A. LMINT currently owns a 50.0% indirect interest in Metropolis. As a part of the Additional Transactions, New United may acquire LMINT's indirect interest in Metropolis. Metropolis is one of the two largest providers of cable television services in Chile. At September 30, 2000, Metropolis' systems passed approximately 1.1 million homes and served approximately 269,000 subscribers, which represents a penetration rate of 24.4%. All of Metropolis' network uses 750 MHz bandwidth capacity. Recently, Metropolis launched enhanced digital services throughout its service area and a two-way high speed cable modem service to its subscribers. See "The Merger
Transaction -- Contribution of Liberty Assets," for a description of the put/call arrangements whereby New United may acquire LMINT's interest in Metropolis.

OVERVIEW OF UNITED'S BUSINESS

     We are a leading broadband communications provider outside the United States. We provide multi-channel television services in 26 countries worldwide and telephone and Internet/data services in a growing number of our international markets. Our operations are grouped into three major geographic regions: Europe, Asia/Pacific and Latin America. Our European operations are held through our 52.6% owned, publicly traded subsidiary, UPC, which is the largest Pan-European broadband communications company. Our Asia/Pacific operations are primarily held through our 72.9% owned, publicly traded subsidiary, Austar United, which owns the largest provider of multi-channel television services in regional Australia, various Australian programming interests and a 50.0% interest in the only full service provider of broadband communications in New Zealand. Our primary Latin America operation is our 100% owned Chilean operation, VTR, Chile's largest multi-channel television provider and a growing provider of telephone services.

     Our primary goal in the majority of the markets is to capitalize on the opportunity to increase revenues and cash flows through the introduction of new and expanded video programming services and the launch of telephone and Internet/data services over our broadband communications networks. Today, we are a full-service provider of these video, voice and Internet/data services in most of our Western European markets and in Chile and New Zealand.

     Upon the consummation of the merger, we will merge into a subsidiary of New United. New United will own all of our assets and conduct the business that we currently are conducting.

UNITED'S EUROPEAN OPERATIONS

     Our European operations are held through our 52.6% owned subsidiary, UPC, which owns and operates the largest Pan-European group of broadband communication networks. UPC provides multi-channel television, telephone and high-speed Internet/data services in 13 countries in Europe and in Israel. UPC's shares are publicly traded on the Amsterdam Stock Exchange under the symbol "UPC" and on the Nasdaq National Stock Market under the symbol "UPCOY." UPC had
a market capitalization of approximately $     billion based on the closing
price on Nasdaq on                , 2000.

     UPC has undertaken a significant upgrade of its cable television infrastructure, beginning in 1994 with its Western European systems. When it upgrades, UPC replaces parts of the coaxial cable with fiber optic lines and upgrades the remaining coaxial cable to increase transmission speed and enable signals to be sent both to and from the subscriber's home. This upgrading enables UPC to provide digital video, telephone and Internet/data services. As of September 30, 2000, approximately 67.0% of the network in UPC's Western European systems had been upgraded. UPC continues to evaluate upgrading its network in its other systems.

  VIDEO

     UPC offers some of the most advanced analog video services available today and a large choice of FM radio programs and plans to further increase its offerings through an integrated digital set-top computer. In addition, because many of its operations are two-way capable, UPC has been able to add more interactive services. In many systems, for example, UPC has introduced impulse pay-per-view services, which enable subscribers to UPC's expanded basic tier to select and purchase programming services, such as movies and special events, directly by remote control.

     UPC plans to continue increasing its revenue per subscriber by expanding its video services program offerings in the expanded basic tier service, pay-per-view and digital audio areas. UPC plans to continue improving its expanded basic tier offerings by adding new channels and, where possible, migrating popular commercial channels into an expanded basic tier service. Generally, basic tier pricing is regulated while the expanded basic tier is not price-regulated.

     UPC has constructed a satellite-based Pan-European digital distribution platform that will enable digital distribution of its new channels and other television signals to its upgraded networks. UPC launched its digital distribution platform in October 2000. As UPC rolls-out the set-top computers over its network, it will convert its impulse pay-per-view services into a near video on demand service that would be able to provide up to 75 channels of programming. Near video on demand is achieved by broadcasting movies as frequently as every 15 minutes, thus enabling subscribers to choose a movie at a convenient start time. UPC is negotiating to acquire rights to broadcast first-run hit movies, adult programming and special events over this planned digital distribution platform.

     Full digitalization of UPC's television signals, to be made possible by UPC's network upgrade to full two-way capability, will provide UPC's Western European systems with substantially more channel capacity. The roll-out of digital services via the set-top computer will involve significant capital investment and the use of new technologies. We cannot assure you that we will be able to complete the roll-out of the set-top computers on the planned schedule.

  VOICE

     UPC offers local telephone services over its cable network, under the brand name Priority Telecom, in its Austrian, Dutch, Swedish, French and Norwegian systems. UPC also has a traditional telephone network in Hungary and the Czech Republic. UPC also provides national and international long distance voice telephone services. UPC believes that its fiber and broadband, coaxial cable and cable-based subscriber relationships provide ready access to potential residential telephone subscribers. UPC believes its networks and facilities also provide the opportunity for cost-effective access to potential business telephone customers.

     Traditional telephone service is carried over twisted copper pair in the local loop. The cable telephone technology that UPC is using allows telephone traffic to be carried over its upgraded network without requiring the installation of twisted copper pair. This technology only requires the addition of equipment at the master telecom center, the distribution hub and in the customer's home to transform voice communication into signals capable of transmission over the fiber and coaxial cable.

     UPC generally prices its Priority Telecom offering in the residential market at a discount compared to services offered by incumbent telecommunications operators. Because of the relatively high European local tariff rates, UPC believes potential customers will be receptive to its telephone services at this price. In addition to offering competitive pricing, UPC offers a full complement of services to telephone subscribers including custom local access services, "CLASS," including caller ID, call waiting, call forwarding, call blocking, distinctive ringing and three-way calling.

     Priority Telecom offers product packages of traditional voice and data services to small and medium sized business customers. For the large business customer, tailor-made solutions are being offered through the business segment of Priority Telecom which aims at marketing these solutions on a Pan-European scale.

     Each of UPC's operating companies that offers telephone services has entered into an interconnection agreement with the incumbent national telecommunications service provider. In addition, certain of these operating companies have also entered into interconnection agreements with other telecommunications service providers, providing alternative routes and additional flexibility. Even though UPC has secured interconnection arrangements, UPC may still experience difficulty operating under them. In its Amsterdam system, for example, capacity constraints at the interconnection have lowered the quality of its telephone service, resulting in a higher rate of customer loss than its system has experienced before. In Austria, while UPC secured its interconnection arrangement with the support of the Austrian telecommunications regulator, the Austrian incumbent telecommunications operator is challenging the arrangement in the Austrian courts.

     UPC is developing a Pan-European backbone. This backbone is designed to link its major cable and telephone networks through a combination of leased capacity arrangements to allow it to capture more traffic between its operating areas and to leverage UPC's national assets to lower the termination cost and thereby create a strong competitive cost advantage relative to other carriers. UPC is currently developing a platform in the Netherlands for offering telephone services over the Internet based on voice over Internet protocols, or "VOIP." This new technology will have substantial cost advantages over existing telephone technologies, both in lower upfront capital expenditures and lower costs, as VOIP will avoid a large portion of interconnect fees with local telephone companies. However, this technology is not yet proven and we cannot predict the outcome of these trials or the successful deployment in the mass market on a commercially viable scale.

     In November 2000, Priority Telecom acquired Cignal Global Communications, or "Cignal," a US based provider of global network services. Priority Telecom acquired 100% of Cignal in exchange for a 16.0% interest in Priority Telecom.

  DATA

     UPC's chello broadband subsidiary is a leading international provider of broadband Internet services. chello broadband has long-term agreements for the distribution of Internet services to residential and business customers using cable television, fixed wireless and satellite infrastructure of local operators, including our operating companies, covering 16.4 million homes in Europe, Australia and Latin America. chello broadband currently provides its services through UPC's operating companies in Austria, Belgium, France, The Netherlands, Norway, Sweden, Hungary and Poland, and through our operating companies in Chile and Australia.

     chello broadband launched its services in March 1999, and at September 30, 2000, it had approximately 267,000 subscribers. chello broadband was voted Best European Consumer ISP at the European ISP Awards in December 1999. In June 2000, chello broadband was awarded the Ground Breaker Award for Marketing at the Multichannel News International Third Annual Summit 2000. chello broadband was also selected as one of Europe's top 50 high tech companies by TIME magazine in June 2000.

     In each of its existing markets, chello broadband offers high-speed Internet access and local language portals that integrate multimedia, locally relevant content and services specially designed for the broadband environment.

     chello broadband has agreements to launch its services on many of our networks. At September 2000, chello broadband's total coverage rights included
16.4 million homes in the local operators' service areas and 12.8 million homes passed (of which 4.8 million were upgraded).

     chello broadband's agreements with local operating companies cover all the homes in their territory. Therefore, as local operating companies' networks expand, other than through acquisitions, chello broadband's exclusive rights to distribute its services expand as well.

     chello broadband is designed to be a leading provider of broadband Internet services to residential customers and small and medium-sized businesses. chello broadband has developed nine local language portals with the objective of making them the leading broadband Internet portals in their markets. Each of these portals brings together locally relevant content with broadband content and is managed and supported locally by a chello broadband office. chello broadband plans to offer an expanding variety of multimedia programming, e-commerce and services specifically designed to take advantage of the speed and versatility provided by broadband access. Currently, subscribers are able to listen to music and watch videos, news, and sporting events at near-television quality.

     chello broadband offers one of the most compelling consumer Internet experiences currently available in its markets. Upon installation, each new subscriber's personal computer is configured for chello broadband's services, which provides easy access to the chello broadband portals and the Internet. chello broadband offers residential subscribers the following significant benefits:

     - high-speed access;

     - flat fee billing;

     - user friendly, always-on Internet access;

     - higher quality services; and

     - local language portals with compelling broadband content.

     chello broadband provides basic broadband Internet access to local area networks, or LANs, designed to support between one and twenty-five personal computers. This service, called Small LAN Connect, currently supports over 4,800 businesses. In addition, chello broadband is conducting trials of its service, called Remote LAN Connect, in Austria and Norway. This service offers, among other features, enhanced two-way security, Internet access for an unlimited number of personal computers and enhanced email.

  PROGRAMMING

     UPC has been involved in several country-specific programming ventures including those dedicated to creating channels for Spain, Portugal, Benelux, the United Kingdom, and Poland. Together, these programming ventures have developed channels in key genres including sports, children, documentaries, music and movies, which are either produced, subtitled or dubbed in the local language. We believe that UPC's programming ventures add value to its video distribution business by providing compelling content to its subscribers.

     UPC's programming operations encompass the following: a 100% interest in UPCtv which develops and produces multiple proprietary channels of television programming for distribution on both UPC and non-UPC systems throughout Europe and has to date launched eight thematic channels; an 80.0% interest in Tara TV which provides a general entertainment channel for the United Kingdom; a 50.0% interest in Iberian Programming Services which produces a movie channel, a documentary channel, a children's channel and a music channel independently, as well as a history channel in joint venture with A&E Networks for the Spanish and Portuguese markets; a 50.0% interest in MTV Networks Polska, or "MTV," which produces a local language music channel in joint venture with MTV; a 50.0% interest in Xtra music which provides an 80 channel digital audio service by satellite in Europe in joint venture with DMX; and a 10.0% interest in Cinenova which produces a premium movie channel in the Netherlands and Belgium in joint venture with Disney and Sony. UPC owns 23.5% of SBS. SBS creates, acquires, packages and distributes programming and other media content in many of UPC's territories and elsewhere in Europe via television channels, radio stations and the Internet. SBS owns and/or operates various promotional websites, and 12 television and 17 radio stations across 12 countries.

  WESTERN EUROPE AND ISRAEL

     Austria: UPC Telekabel Group. UPC owns 95.0% of the UPC Telekabel Group, which provides communications services to Vienna and other Austrian cities and is the largest video distribution system in Austria with over 40.0% of the market.

     UPC is capitalizing on UPC Telekabel Group's strong market position and positive perception by its customers by aggressively expanding UPC Telekabel Group's service offerings as its network is upgraded to full two-way capability. The upgraded network enabled UPC Telekabel Group to launch an expanded basic tier, impulse pay-per-view services and Internet/data services in 1997. UPC Telekabel Group also offers Priority Telecom cable telephone services in Vienna.

     As of September 30, 2000, approximately 51.9% of the homes passed by Telekabel Group's network subscribed to its basic cable television services. UPC Telekabel Group offers subscribers an expanded basic tier of additional programming as well as an impulse pay-per-view service. The pay-per-view buy rate has grown to more than two movies per expanded basic tier subscriber per month, although Telekabel Group expects this average to decrease because high-demand customers subscribed early to the expanded basic tier and later subscribers will likely have a lower demand for pay-per-view services.

     UPC Telekabel Group consists of five Austrian corporations, each of which owns a cable television operating system. UPC owns 95.0% of, and manages, each UPC Telekabel Group company.

     Belgium: UPC Belgium. UPC Belgium, UPC's 100% owned subsidiary, provides cable television and communications services in selected areas of Brussels and Leuven. UPC Belgium, which as of September 30, 2000 had 81.5% basic penetration in its franchise areas, plans to increase revenues through the introduction of new services that currently are not subject to price regulations. UPC Belgium offers an expanded basic tier cable television, impulse pay per view as well as UPC's chello broadband Internet access service. UPC Belgium intends to provide cable telephone services using a VOIP technology when it is commercially viable.

     France: UPC France. UPC France is one of the largest cable television providers in France. UPC France's major operations are located in suburban Paris, the Marne-la-Vallee area east of Paris, Lyon, Limoges and in other towns and cities throughout France.

     Mediareseaux, one of UPC France's subsidiaries and its initial system, has constructed its network with technology and capacity to offer integrated video, voice and Internet/data services. UPC is upgrading the networks of its recently acquired French systems to be able to offer these services as well. UPC expects this upgrade to be completed in 2002.

     In June 1998, Mediareseaux obtained a 15 year telephone and network operator license for an area that includes 1.5 million homes in the eastern suburbs of Paris. Mediareseaux began offering telephone services in March 1999 within its cable television franchise area.

     Mediareseaux also offers chello broadband's Internet access services via its cable systems. One of UPC's recently acquired systems began offering Internet/data services at the end of 1997. UPC has launched chello broadband's internet access service on its remaining systems in 2000.

     UPC's interest in UPC France is now 92.0%. UPC France owns between 95.0% and 100% of each of its systems.

     Germany: PrimaCom and UPC Germany GmbH. Since December 1999, UPC has purchased shares totaling approximately 25.0% of PrimaCom which owns and operates cable television networks in Germany. In October 2000, UPC formed UPC Germany to acquire 100% of EWT/TSS Group, the fourth largest independent German broadband cable operator. UPC holds 51% of UPC Germany. In the fourth quarter of 2000, UPC also entered into agreements with Deutsche Bank providing UPC a call option to acquire 470,000 subscribers, on a pro rata basis, and certain associated assets of Tele Columbus Sachsen/ Sachsen -- Anhalt/Thueringer and Rheinland -- Pfalz/Saarland.

     The Netherlands: UPC Nederland. UPC's Dutch systems are its largest group of cable television systems. UPC has had operations in The Netherlands since it was formed in 1995, but substantially all of its operations in The Netherlands have come from acquisitions. UPC's systems include A2000, its subscriber system located in Amsterdam, and K&T, its subscriber system located in Rotterdam.

     UPC began upgrading a portion of its Dutch networks in 1997 and expects that substantially all of its network in The Netherlands will be fully upgraded by the end of 2000. Due to the large number of current subscribers located in four large clusters in The Netherlands, UPC has constructed a fiber backbone to interconnect these region-wide networks. In addition to cable television services, UPC Nederland offers Internet and telephone services over its upgraded network.

     As a result of UPC Nederland's high video penetration and the rate regulation of the basic tier in many of UPC Nederland's franchise areas, UPC has focused its efforts on increasing revenue per subscriber in these systems through the introduction of new video, telephone and Internet/data services. Many of UPC's Dutch systems have offered an expanded basic tier since late 1996. UPC launched impulse pay-per-view services in 1997 in A2000 and in 1998 in some of its other Dutch systems.

     In April 1999, A2000 and the municipality of Amsterdam reached an agreement on a large scale introduction of digital set-top computers and a reduction of the rate regulated basic cable television package to 15 public channels. This agreement allows A2000 to migrate a number of popular commercial channels to its expanded basic tier. During the period preceding the introduction of and migration of channels to its digital platform, A2000 and the municipality of Amsterdam have agreed to increasing A2000's current 26 channel basic package to 32 channels with an increase in the monthly subscription fee. Once the digital set-top computers are introduced, the price for the rate-regulated 15 public channel basic service will be reduced and the price for the expanded basic tier will increase over time until it becomes unregulated in 2001. The agreement requires A2000 to provide UPC's integrated digital set-top box to customers requesting the expanded basic tier. UPC's set-top boxes will enable these customers to receive chello broadband Internet service over a computer or a television. The introduction of the digital set-top boxes occurred in the fourth quarter of 2000. A similar agreement has been reached with the municipality of Haarlem, where there was a limited commercial release of digital set-top boxes in the fourth quarter of 2000, with a wider release planned during 2001.

     UPC's Amsterdam system launched its cable telephone service in July 1997. UPC Nederland launched Priority Telecom cable telephone service in many other parts of its network in May 1999.

     Some of UPC's Dutch systems had Internet access services as early as 1997. UPC launched chello broadband's Internet/data services in all of its existing systems in 1999 and K&T in 2000.

     Norway: UPC Norge. UPC Norge is Norway's largest cable television operator with approximately 42.0% of the total Norwegian cable television market as of December 31, 1999. UPC Norge's main network is located in Oslo and its other systems are located primarily in the southeast and along the southwestern coast. UPC Norge is upgrading its network to two-way capacity. The upgrade, which began in 1998, is scheduled to be completed in 2002/2003.

     Approximately 69.9% of the homes passed by UPC Norge's systems subscribe to UPC's cable television service. UPC currently offers four tiers of video services. Approximately 32.0% of UPC Norge's subscribers subscribe to one or more higher tiers of service.

     UPC Norge introduced Priority Telecom's cable telephone service in April 1999 in the upgraded portions of its network. UPC Norge launched an Internet access service in March 1998 and introduced chello broadband service in June 1999.

     Sweden: UPC Sweden. In July 1999, UPC acquired Stjarn now called UPC Sweden. UPC Sweden operates cable television systems servicing the greater Stockholm area and leases a fiber optic network with 770,000 homes and 30,000 businesses in its franchise area. As of September 30, 2000, UPC Sweden provided analog television services across its broadband network to approximately 250,500 subscribers out of a total of approximately 424,600 homes passed. UPC Sweden launched Internet services in one area in the City of Stockholm in April 1999 and introduced chello broadband service in November 1999.

     UPC Sweden leases the fiber optic cables it uses to link to its main headend under agreements with Stokab, a city-controlled entity with exclusive rights to lay ducts for cables for communications or broadcast services in the City of Stockholm. The main part of the leased ducting and fiber optic cables is covered by an agreement which expires in January 2019. Additional fibers are leased under several short-term agreements, most of which have three year terms but some of which have ten year terms.

  CENTRAL AND EASTERN EUROPE

     Czech Republic: KabelNet and Kabel Plus. KabelNet, UPC's Czech Republic subsidiary, provides cable and "wireless" cable television services in the cities of Prague and Brno, the Czech Republic's second largest city. In October 1999, UPC acquired 94.6% of Kabel Plus, the leading provider of cable television services in the Czech Republic. UPC acquired the remaining 5.4% of Kabel Plus in the first quarter of 2000. Combined, these systems passed about 775,200 homes and served about 409,700 television subscribers in the Czech Republic as of September 30, 2000. Approximately 12.0% of these are served by UPC's wireless MMDS network. UPC recently acquired DattelKabel, a Prague-based cable television operator with approximately 54,000 subscribers as of September 30, 2000.

     UPC offers a number of tiers of programming services in the Czech Republic. UPC launched direct to home, or "DTH," service in the Czech Republic during the third quarter of 2000, leveraging its existing platform in Poland. UPC has plans to launch Internet/data services and telephone services in its Czech systems in 2002, once the market has deregulated for telephone services.

     Hungary: UPC Magyarorszag. UPC has owned and operated systems in Hungary for nearly a decade. In June 1998, UPC combined its Hungarian operations with Kabeltel, Hungary's second largest operator of cable television systems, creating Telekabel Hungary, in which UPC retained a 79.3% interest. In February 2000, UPC acquired the 20.7% of UPC Magyarorszag which it did not own. UPC launched DTH service in Hungary during the third quarter of 2000, leveraging its existing platform in Poland. UPC launched Internet/data services in Hungary through UPC Magyarorszag in November 2000.

     Hungary: Monor. Monor, one of UPC's Hungarian operating companies, has offered traditional telephone services since December 1994. Monor has the exclusive, local-loop telephone concession for the region of Monor, Hungary with a term through 2002. UPC has an economic ownership interest in Monor of approximately 98.9%.

     Poland: UPC Polska, Inc. In August 1999, UPC acquired @Entertainment, now called UPC Polska, which owns and operates the largest cable television system in Poland. UPC Polska's cable subscribers are located in regional clusters encompassing eight of the ten largest cities in Poland. UPC Polska expanded its distribution capacity with the launch of its DTH broadcasting service for Poland, targeted at homes outside of its cable network coverage area. DTH subscribers receive Wizja TV, UPC's multi-channel Polish-language DTH service, the first such service available in Poland. UPC Polska is also trying to sell Wizja-TV programming to third party cable systems in Poland.

     The portions of UPC Polska's cable television networks currently being constructed are being constructed with the flexibility and capacity to be cost-effectively reconfigured to offer an array of interactive and integrated entertainment, telecommunications and information services. UPC intends to upgrade selected portions of existing cable networks to meet similar standards. UPC started providing Internet services during December 2000 for the territory of Poland.

     UPC Polska has been able to avoid constructing its own underground conduits in certain areas by entering into a series of agreements with TPSA, the Polish national telephone company, which permit UPC Polska to use TPSA's infrastructure for an indefinite period or for fixed periods up to 20 years. Approximately 80.0% of UPC Polska's cable television plant has been constructed using pre-existing conduits from TPSA and other parties. A substantial portion of these contracts to use TPSA conduit permits termination by TPSA without penalty upon breaches of specified regulations. Any termination by TPSA of such contracts could result in UPC Polska losing its permits, the termination of agreements with co-op authorities and programmers, and an inability to service customers with respect to the areas where its networks utilize the conduits that were the subject of such TPSA contracts. In addition, some conduit agreements with TPSA provide that cables can be installed in the conduits only for the use of cable television. If UPC Polska uses the cables for a purpose other than cable television, such as data transmission, telephone, or Internet access, such use could be considered a violation of the terms of certain conduit agreements, unless this use is expressly authorized by TPSA. There is no guarantee that TPSA would give its approval to permit other uses of the conduits.

     Romania. UPC is currently involved in the operations of seven cable companies in Romania. UPC currently has plans to launch telephone or Internet/data services in the Romanian systems.

     UPC entered into a joint venture with the owners of two Romanian cable television companies, collectively, "AST", to which UPC's and AST's Romanian assets were contributed. UPC holds a 70.0% interest in the joint venture. Together, the joint venture systems have more than 282,600 subscribers.

     Slovak Republic: UPC Slovensko. UPC offers subscribers three tiers of cable television service on its Slovak system. UPC plans to introduce Internet services in Slovak cities by 2003. UPC intends to introduce telephone services in all systems by early 2003. UPC launched DTH service in Slovakia during the third quarter of 2000, leveraging its existing platform in Poland.

  OTHER SYSTEMS

     Israel: Tevel. Tevel, of which UPC owns 46.6% has exclusive cable television broadcasting franchises for the entire Tel Aviv metropolitan area, the region of Ashdod-Ashkelon, which is 30 miles south of Tel Aviv, and the Jezreel Valley, which is 80 miles northeast of Tel Aviv. In April 1998, Tevel acquired 100% of Gvanim Cable Television Ltd. and has since fully integrated Gvanim's operations with its own. The Gvanim acquisition increased franchise area coverage to approximately 40.0% of the total homes in Israel. In 2000, Tevel acquired 85.0% of Golden Channels.

     Tevel is upgrading all of its systems to be able to provide additional cable television services, as well as cable telephone and Internet/data services.

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

     In light of plans to open Israel's communications market to competition, Israel's cable television companies are endeavoring to consolidate their activity. Tevel is expected to own 40.0% of the consolidated cable company. The cable company consolidation proceeding is conditional upon receipt of the appropriate approvals and may change as a result of the ongoing ministerial disputes concerning the structure of Israel's communications market. Should liberalization occur, the launch of telephone and Internet/data services may be considered.

     In addition to its cable operations, Tevel owns 50.0% of Globkol, a telecommunications equipment company that designs, installs and maintains switching systems for businesses. Tevel also owns 45.0% of Netvision, one of Israel's leading Internet service providers and has the right to increase its interest to 50.0%.

     Malta: Melita. Melita, of which UPC owns 50.0%, operates an exclusive franchise network in Malta. Melita currently offers general cable television services and is upgrading its system to be able to provide Internet access and other enhanced services. Pending litigation and recent legislation has affected UPC's ability to offer Internet/data services. Under new regulations, Melita is now able to offer internet services currently and will be able to offer telephone services in 2003.

UNITED'S ASIA/PACIFIC OPERATIONS

     Our Asia/Pacific operations are primarily held through our approximately 72.9% owned subsidiary, Austar United, which is one of the fastest growing broadband communications companies in Australia and New Zealand. Austar United provides multi-channel television, telephone, Internet/data services and programming services through its three core businesses: Austar, XYZ Entertainment and Telstra Saturn. Austar United completed an initial public offering in July 1999 and is publicly traded on the Australian Stock Exchange under the symbol "AUN." Austar United had a market capitalization of approximately $ billion based on the closing price on the Australian Stock
Exchange on             , 2001.

     Austar (Australia). Austar is the largest provider of pay television services in regional Australia with a service area encompassing approximately
2.1 million homes, or approximately one-third of Australia's total homes. Austar is the only pay television provider in substantially all of its service area. Due to the low housing densities that characterize Austar's service area, Austar primarily employs digital DTH satellite and wireless cable technologies to deliver its service. These technologies have enabled Austar to deploy its services quickly and achieve rapid subscriber growth.

     Austar primarily uses both digital DTH and wireless cable distribution technologies in certain cities with more than 20,000 homes. In its other service areas (except Darwin where it operates a cable system), Austar distributes its service exclusively utilizing digital DTH. As of October, approximately 84.0% of Austar's subscribers are serviced by digital DTH, while 14.0% receive service via wireless cable. Austar constructs and owns the MMDS transmission facilities and installs and retains ownership of all customer premises equipment for both its DTH and wireless cable customers.

     Austar offers the widest range of programming available in Australia. Its favorable programming agreements allow Austar to establish different service levels of tiers at multiple price points. By tiering its services, Austar permits its subscribers to select programming that is customized to their interests, which we believe is a valuable tool in ensuring our product meets customer value expectations. Tiering also provides customers with a lower-priced basic service that both enhances sales opportunities and helps reduce the level of customer churn.

     Austar has the exclusive rights to distribute Showtime, Encore and TV-1 via digital DTH and wireless cable throughout Austar's service area until December 2007. In addition, Austar has the right to distribute Fox Sports and Fox Sports Two over the same technologies throughout Austar's service area until 2006. Austar's programming agreement for C7 Sports provides Austar with non-exclusive Australian Football League, or "AFL" coverage. Austar also has non-exclusive distribution rights for the three C&W Optus movie channels, Movie Network, Movie Greats and Movie Extra, until December 2006. Austar also has rights to distribute additional C&W Optus programming.

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     Austar has exclusive rights in its service area to distribute via DTH and wireless cable five channels of programming supplied by XYZ Entertainment:
Discovery Channel, Nickelodeon, The Lifestyle Channel, Channel [V] and arena. Austar also obtains at competitive price levels additional programming from a number of independent sources, including Time Warner, ESPN, Seven Network, National Geographic, CMT and Sky Racing. Weather 21, the Adults Only channel and certain pay-per-view events are sourced from entities in which we have an interest.

     Austar launched high-speed and traditional Internet access services in its markets in early 2000. Austar currently delivers these services via wireless cable technologies and plans to start delivering these services in some of its operating areas via digital DTH by the end of 2000. Austar will benefit from United's experience in rolling out Internet/data services. For example, Austar is currently using chello broadband, UPC's Internet portal and content service, to support the deployment of its broadband Internet/data offerings to its service area. These high-speed services provide customers with downstream transmission speeds (from the Internet to the subscriber) that are much faster than traditional dial-up modems. We believe that the provision of Internet/data services represents a significant market opportunity due to the combination of substantial consumer demand for Internet access, the limited capacity of the public switched telephone network in regional Australia and the lack of a broadband alternative. Austar also launched the resale of mobile telephone products in October 2000.

     Austar has licensed an operating system for interactive television for digital set-top boxes with Open TV, Inc. The Open TV operating system enables Austar to introduce an enhanced electronic programming guide, interactive television applications and transactional services such as home banking and other electronic commerce. The introduction of these services may continue to help Austar realize its objectives of increasing revenue and decreasing churn.

     Telstra Saturn (New Zealand). Telstra Saturn is the only provider of integrated telephone, pay television and Internet services in New Zealand. These services are currently provided in the greater Wellington area over a hybrid fiber cable network with an overlay of traditional telephone lines. Austar United and Telstra Corporation Limited each own 50.0% of Telstra Saturn. Telstra Saturn's predecessor launched pay television service in 1996 on the initial portions of its network. In April 1998, Telstra Saturn's predecessor launched a bundle of telephone and pay television services to both residential and business markets, including enhanced switch-based services. In mid-1998, Telstra Saturn's predecessor launched Internet/data services via cable modems to the business market and began offering residential dial-up Internet/data services in November 1998. Telstra Saturn plans to create a state-of-the-art national broadband network which will include a submarine fiber backbone linking Auckland, Wellington and Christchurch during the next five years.

     Other UAP Operations. Through UAP, we also provide multi-channel television services in the Philippines, which are held through our approximately 19.6% economic interest in Pilipino Cable Corporation, which operates a wireline cable service providing service to 193,700 subscribers and passing 483,400 homes as of September 30, 2000.

UNITED'S LATIN AMERICAN OPERATIONS

     VTR. Our largest operation in Latin America is our 100% owned Chilean operation, VTR. Through VTR we are the largest provider of wireline cable television, MMDS and DTH technologies and a growing provider of telephone services in Chile. Wireline cable is VTR's primary business representing approximately 78.0% of VTR's subscribers. VTR has an estimated 56.0% market share of cable television services throughout Chile and an estimated 45.0% market share within Santiago, Chile's largest city. VTR continues its wide-scale roll-out of residential cable telephone service in six communities within Santiago and five cities outside Santiago.

     As of September 30, 2000, approximately 34.0% of VTR's cable homes passed were capable of using VTR's telephone services and approximately 113,000 homes subscribed to these services. Approximately 39.0% of VTR's telephone subscribers also subscribe to VTR's cable services.

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     VTR began marketing cable telephone services to residential customers in several communities within Santiago in 1997. VTR offers basic dial tone service as well as several value added services including voice mail, caller I.D., 3-way calling, speed dial, wake-up service, call waiting, call forwarding, local bill detail, unlisted number and directory assistance. VTR primarily provides service to residential customers who require one or two telephone lines. VTR also provides service to small businesses and home offices requiring up to twelve telephone lines. In general, VTR has been able to achieve approximately 20.0% to 30.0% penetration of its new telephone markets within the first year of marketing.

     As of September 30, 2000, approximately 34.0% of VTR's network was capable of providing cable telephone service. Since 76.0% of VTR's network currently has 750 MHz of capacity, VTR's costs to upgrade to two-way capable architecture are relatively low. In areas where VTR's network has less than 750 MHz of capacity, VTR either has to retrofit existing network or rebuild the network to upgrade to two-way capability. VTR's plan is to be technologically capable of providing service to approximately 300,000 additional two-way homes by the end of 2001 and to be able to provide telephone service to 1.2 million homes by the end of 2002.

     VTR has the necessary interconnect agreements with local carriers, cellular operators and long distance carriers to allow VTR to provide its telephone services. Interconnect agreements are mandatory for all local carriers.

     VTR began offering Internet/data services in 1999. VTR projects that there will be increasing demand for Internet services. Currently, other than VTR, there are no providers of high-speed Internet access beyond the trial stages in Chile.

     Other ULA Operations. We also provide multi-channel television services in Brazil, Peru and Mexico. We have ownership interests in two systems in Brazil:
(i) a 46.3% interest in Jundiai, which holds nonexclusive cable television licenses for the city of Jundiai in southern Brazil and (ii) a 100% interest in TVSB, an owner and operator of a 31 channel exclusive license MMDS system in Fortaleza, on the Northeast coast of Brazil. We also have a 90.3% interest in Megapo, based in Cuernavaca, South of Mexico City and 100% of CableStar S.A., a cable television system in Peru.

     We also provide programming services to various Latin American countries through our 50.0% ownership interest in MGM Networks LA. MGM Networks LA currently produces and distributes three pan-regional channels including: MGM Gold, a Portuguese language movie and television series channel for Brazil; MGM, a Spanish language movie and television series channel; and Casa Club TV, a Spanish and Portuguese language lifestyle channel dedicated to home, food and lifestyle programming featuring a significant block of original productions. These three channels are currently distributed on most major cable and satellite systems in 17 countries throughout Latin America.

COMPETITION

     In areas where our cable television franchises are exclusive, our operating companies generally face competition only from digital DTH satellite service providers and television broadcasters. We have faced the most competition from DTH providers in Amsterdam, France and Sweden. In those areas where our cable television franchises are nonexclusive, including Chile, New Zealand, France, Sweden and Poland, our operating companies face competition from other cable television service providers, DTH satellite service providers and television broadcasters. In the programming business, we compete with other programming suppliers for sales to systems other than our own.

     Our operating companies that provide telephone services face competition from the incumbent telecommunications operator in each country. These operators have substantially more experience in providing telephone services and have greater resources to devote to the provision of telephone services. In many countries, our operating companies also face competition from other new telephone service providers like us, including traditional wireline providers, other cable telephone providers, wireless telephone providers and indirect access providers.

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     In the provision of Internet access, services and online content, chello broadband faces competition from incumbent telecommunications companies and other telecommunications operators, other cable-based Internet service providers, non cable-based Internet service providers and Internet portals. The Internet services offered by these competitors include both traditional dial-up Internet services and high-speed access services.

EMPLOYEES

     As of September 30, 2001, we, together with our consolidated subsidiaries, had approximately 11,000 employees. Certain of our operating subsidiaries, including our Austrian, Dutch, Norwegian and Australian systems are parties to collective bargaining agreements with some of their respective employees. We believe that our relations with our employees are good. As of September 30, 2000, the consolidated subsidiary to be contributed by Liberty had approximately 175 employees.

REGULATION

     The provision of video, telephone, Internet/data and broadcasting networks and services in the countries in which we operate is regulated. The scope of regulation varies from country to country, although, in some significant respects, regulation in UPC's Western European markets is harmonized under the regulatory structure of the EU. Adverse regulatory developments could subject us to a number of risks. These regulations could limit our growth plans, revenues, and the number and types of services we offer in different markets. In addition, regulation may impose certain obligations on our systems that subject them to competitive pressure, including pricing restrictions, interconnect obligations and open-network provision obligations. Failure to comply with current or future regulation could expose us to various penalties.

     Set forth below is an overview of the types of regulation that affects our video, telephone and Internet/data services as well as a summary of the regulatory environment in the EU and the countries in which our more major systems operate.

  VIDEO SERVICES

     In the provision of video services, our operating companies are generally required to either obtain licenses or permits from or notify or register with the relevant regulatory authorities. In some countries we pay annual franchise fees based on the amount of our revenues.

     In many countries where we operate, we are required to transmit to subscribers certain "must carry" channels, which generally consist of public national and local channels. Some countries may require a certain amount of local content or impose restrictions on certain types of programming.

     The regulatory authorities in many countries where we operate also impose pricing restrictions. Generally, basic tier price increases must be approved by the relevant local or national authority. In certain countries, price increases will only be approved if the increase is justified by an increase in costs associated with providing the service or if the increase is less than or equal to the increase in the consumer price index.

  TELEPHONE

     The liberalization of the telecommunications market in Europe and Chile allowed new entrants like us to enter the telephone services market. Generally, our operating companies are required to obtain licenses to offer telephone services. Our operating companies have, to date, not been subject to telephone rate regulation but would become subject to such regulation in a number of jurisdictions upon becoming a significant market power.

     Incumbent telephone providers in many markets are often required to offer new entrants into the telephone market interconnection with their networks on a non-discriminatory basis. In some countries, including Austria, The Netherlands and Norway, we have had to seek the intervention of the regulatory
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authority in interconnection agreement negotiations with the incumbent operators. Following regulatory intervention in Austria, the incumbent operator brought an action in the Austrian courts seeking to revise certain terms of its interconnection agreements with a number of other telephone service providers. This action is still pending before the Austrian Supreme Administrative Court.

  INTERNET/DATA

     UPC's chello broadband subsidiary and most of our operating companies must comply with relevant laws in the provision of Internet access services and on-line content. In several countries, including Norway and Hungary, the provision of Internet/data services does not require any sort of license or notification to a regulatory body. Other countries, including Austria, Belgium and The Netherlands, require that providers of these services register with or notify the relevant regulatory authority of the services they provide and, in some cases, the prices charged to subscribers for such services. Our operating companies that provide Internet services must comply with both Internet-specific and general legislation concerning data protection, content provider liability and electronic commerce. As regulation in this area develops, it will likely have a significant impact on the provision of Internet services by our operating companies.

  COMPETITION LAW AND OTHER MATTERS

     EU directives and national consumer protection and competition laws in UPC's Western European markets impose limitations on the pricing and marketing of integrated packages of services, such as video, telephone and Internet/data services. These limitations are common in developed market economies and are designed to protect consumers and ensure a fair competitive market. While UPC may offer our services in integrated packages in our Western European markets, UPC is generally not permitted to make subscription to one service, such as cable television, conditional upon subscription to another service, such as telephone, that a subscriber might not otherwise take. In addition, we must not abuse or enhance a dominant market position through unfair anti-competitive behavior. For example, cross-subsidization between our business lines that would have this effect would be prohibited. We have to be careful, therefore, to comply with such limitations and rules with respect to discounts for services provided in integrated packages.

  EUROPEAN UNION

     Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Portugal, Spain, Sweden and the United Kingdom are all member states of the EU. As such, these countries are required to enact national legislation which implements directives issued by the EU Commission and other EU bodies. Although not an EU Member State, Norway is a member of the European Economic Area and has generally implemented or is implementing the same principles on the same timetable as EU member states. The Czech Republic, Hungary, Malta, Poland, Romania and Slovak Republic, which are in the process of negotiations of its membership into the EU, started adjusting its regulatory system to EU requirements. As a result, most of the European markets in which UPC operates have been significantly affected by regulation initiated at the EU level.

     On November 10, 1999, the European Commission released a report proposing new EU policies for telecommunications regulation and requested comments on its proposals. The proposed regulatory framework would attempt to decrease national variations in regulations and licensing systems and further increase market competition. The European Commission is also proposing to use competition laws rather than regulation to prevent dominant carriers from abusing their market power.

     VIDEO SERVICES

     Conditional Access. EU member states regulate the offering of conditional access systems, such as program decoders used for the expanded basic tier services offered by many of our operating companies. Providers of such conditional access systems are required to make them available on a fair, reasonable and non-discriminatory basis to other video service providers, such as broadcasters.

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     Broadcasting. Generally, broadcasts emanating from and intended for reception within a country have to respect the laws of that country. Other EU member states are required to allow broadcast signals of broadcasters in other member states to be freely transmitted within their territory so long as the broadcaster complies with the law of the originating member state. An EU directive also establishes quotas for the transmission of European-produced programming and programs made by European producers who are independent of broadcasters.

     Another major EU directive for broadcasting, requires member states to permit a satellite broadcaster to obtain the necessary copyright license for its programs in just one country (generally, the country in which the broadcaster is established), rather than obtaining copyright licenses in each country in which the broadcast is received.

     TELEPHONE AND INTERNET/DATA SERVICES

     Liberalization of Telecommunications Services and Infrastructure. A central aim of the liberalization process has been to reduce the monopoly power of the incumbent telecommunications operators in order to introduce competition in the European telecommunications market. Liberalization measures have been adopted under the EU Treaty's competition rules and harmonization measures based on the principle that special and exclusive rights should be abolished and that public telecommunications networks have to be made accessible on the basis of objective, transparent, public and non-discriminatory conditions. Many measures apply only to providers of public telecommunications networks or services having significant market power in a particular market. The exclusive rights of incumbent operators in the EU to provide telecommunications services were gradually removed so that competing operators and service providers would be entitled to offer all telecommunications services other than public voice telephone. The incumbent telecommunications operator invariably owned the national networks, however, and the lack of an alternative infrastructure to provide such liberalized services operated as a major barrier to entry into the market by competitors. In an effort to overcome this barrier, the EU introduced a directive that required member states to remove existing restrictions on the use of cable television networks to provide telecommunications services. As a result of these directives, UPC's Western European operating companies may establish and provide telecommunications networks and/or services, including public voice telephone and Internet/data services, through their cable networks, subject to obtaining the necessary licenses and authorizations.

     In June 1999, the European Commission adopted a directive requiring member states to enact legislation directing certain telecommunications operators to separate their cable television and telecommunications operations into distinct legal entities. This directive is intended to aid the development of the cable television sector and to encourage competition and innovation in local telecommunications and high speed Internet access. The directive includes competition safeguards to deter anticompetitive cross-subsidies or discrimination by incumbent telecommunications operators as they enter into cable television or broadband services.

     Interconnection. An EU directive sets forth the general framework for interconnection, including general obligations for telecommunications operators to interconnect with their networks. The directive requires member states to impose obligations on public telecommunications network operators to negotiate interconnection agreements on a non-discriminatory basis. Public telecommunications network operators with significant market power (which, although it may vary, is presumed when an operator has 25.0% or more of the relevant market) are subject to additional obligations. They must offer interconnection without discriminating between operators that offer similar services, and their interconnection charges must follow the principles of transparency and be based on the actual cost of providing the interconnection. The directive also contains provisions on collocation of facilities, number portability with certain exceptions, supplementary charges to contribute to the costs of universal service obligations and other interconnection standards. As a result, if the principles in the directive are fully applied, our operating companies in the EU and Norway should be able to interconnect with the public fixed network and other major telecommunications networks on reasonable terms in order to provide their services.

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     Licensing. EU member states are required to adopt national legislation so that providers of telecommunications services generally require either no authorization or a general authorization which is conditional upon "essential requirements," such as the security and integrity of the network's operation. Licensing conditions and procedures must be objective, transparent and non-discriminatory. Member states may issue individual licenses in certain situations. For example, the provision of public voice telephone services and the establishment or provision of public telecommunication networks may be subject to individual licenses. In addition, telecommunications operators with significant market power may be required by member states to hold individual licenses carrying more burdensome conditions than the authorizations held by other providers. Significant market power is typically 25.0% of the relevant market. License fees can only include administrative costs except in the case of scarce resources where additional fees are allowed.

     Regulation of the Internet. Although material Internet-specific regulations have not been issued, EU policy may develop harmonized principles of "responsibility of content" to apply to Internet access providers analogous to those applicable to publishing companies. We do not expect such regulations to materially adversely affect our Internet business plans.

  AUSTRIA

     Video Services. The city of Vienna's approval is required for changes in subscriber rates for basic tier service.

     Telephone Services. Telekabel Wien has received a license to provide public voice telephone services in the entire Republic of Austria and a license for the public offer of leased lines through its cable network. These licenses are granted for an unlimited period of time.

     In November 1998, Telekabel Wien entered into an interconnection agreement with TA, the incumbent operator. Difficulty and delay in negotiations and agreement led Telekabel Wien to seek the intervention of the Austrian telecommunications regulator, which determined the principal terms of the agreement. TA brought an action in the Austrian courts against some of the major carriers to revise the terms of the interconnection arrangement. The Supreme Constitutional Court ruled in March 1999 that the TA's constitutionally guaranteed rights were not infringed. However, the court left open the issue of whether the decree issued by the telecommunications regulator was otherwise lawfully issued. The case is now pending before the Austrian Supreme Administrative Court.

     Recently, the TA brought an action before the Austrian Supreme Administrative Court against a decision of the telecommunications regulator, which determines the principal terms of granting Telekabel Wien direct access to telephone customers. If the court decides in favor of TA, the telecommunications regulator will have to make a new decision and lay down new conditions for the direct access to the telephone customers. This may also lead to the payment of additional costs for the direct access, even for past periods.

     Although there are no voice telephone pricing regulations currently applicable to Telekabel Wien, the Telekom Control Commission must be notified of the tariff structure and any subsequent rate increases. In addition, if Telekabel Wien were held to have significant market power (as defined in Austria's Telecommunications Act) with respect to the services offered, certain matters including tariffs would become subject to the approval of the Telekom Control Commission.

  FRANCE

     Video Services. Cable television operators must obtain licenses granted by the Conseil Superieur de l'Audiovisuel and must also enter into agreements, with local authorities covering public service delegation and/or public domain occupancy. Some of UPC France's agreements with local authorities require the local authorities' approval for a change of basic rates. Cable television operators are required to transmit particular channels as part of their basic tier service. Various other national laws also restrict the content of programming distributed by cable television operators.

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     Telephone Services. Mediareseaux holds licenses granted by the Minister of
Telecommunications for a public telecommunications network and voice telephony services in three French departments in the Paris region. Mediareseaux has applied for a nation-wide license. Mediareseaux was granted temporary licenses in December 1998 and April 1999 to conduct experimental business in the field of wireless local loop in the Champs sur Marne area. UPC France's other operating companies do not hold any telecommunications licenses.

  THE NETHERLANDS

     Video Services. Operators in The Netherlands do not require a license for the installation, maintenance or operation of a cable network. Network operators need only register with Dutch Telecommunications Act, the Dutch Independent Post and Telecommunications Authority ("OPTA"). Cable television network providers must transmit to all its subscribers at least 15 programs for television and at least 25 programs for radio, including approximately seven television and nine radio "must carry" channels. Our Dutch operating companies often purchased their cable television networks from the local municipalities. Pursuant to the terms of the agreements with the municipalities, the Dutch operating companies were obligated to continue to provide basic tier services of between 20 and 30 television channels, including the 15 required under the media laws.

     In April 1999, A2000 and the municipality of Amsterdam reached an agreement on a large-scale introduction of digital decoders and a reduction of the basic cable television package to 15 public channels. The agreement allows A2000 to migrate a number of popular commercial channels to its expanded basic tier. Once the digital decoders are introduced, the price for the rate regulated 15 public channel basic fee will be reduced and the price for the expanded basic tier will increase over time until it becomes unregulated in 2001. The agreement will initially affect approximately 390,000 customers in the greater Amsterdam area. Negotiations with the remaining municipalities are in process.

     Telephone Services. Until recently, the fixed telecommunications infrastructure was a statutory monopoly of KPN. Cable television networks may now be used for the provision of all telecommunications services. Number portability was introduced in The Netherlands in 1999.

     UPC Netherlands has entered into a total of three interconnection agreements with KPN, WorldCom and Enertel networks. In a decision of November 29, 1999, OPTA ruled that the temporary tariffs (based on KPN's expected costs) that KPN can charge for interconnection for the period between July 1, 1999 and July 1, 2000 will be higher than the temporary tariffs that KPN was allowed to charge for the previous period. The costs for Priority Telecom for interconnection with KPN are therefore likely to rise. In its decision of December 16, 1999, OPTA ruled that the temporary interconnection tariffs that it set for the period of July 1, 1998 to July 1, 1999 will not be corrected pursuant to calculations based upon KPN's actual costs over that period. The OPTA has therefore decided to consider these temporary interconnection tariffs as the definitive tariffs (although on the basis of the calculation that OPTA made, the tariffs for this period should be higher, it decided not to allow a raise since that would have a negative effect on the position of new entrants in the market). In the event that this decision of OPTA is challenged and the definitive tariffs are consequently determined on the basis of KPN's actual costs as calculated by OPTA, Priority Telecom may have to reimburse KPN on the basis of the difference between the temporary and the definitive tariff.

     While Priority Telecom's telephone service is not currently subject to price regulation, the prices of its competitor, KPN, are. As ordered by OPTA during 1999 in accordance with OPTA's cost orientation principles, KPN raised its end-user subscription fees and lowered its fees per minute of use. Priority Telecom made a similar adjustment in its pricing structure. The fact that KPN's end-user tariffs for all of its basic telephone services (with the exception of international calls but including ISDN) must be cost oriented may have a negative effect on Priority Telecom's ability to compete.

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  NORWAY

     Video Services. Under Norway's Telecommunications Act, the installation and operation of the cable infrastructure and equipment must be authorized by and registered with the Norwegian Post and Telecommunications Authority on the basis of certain necessary technical qualifications. Cable television providers have "must-carry" obligations obliging them to include three national channels and typically one local television channel in their basic tier services.

     Telephone Services. For telephone operators and service providers without significant market power, as is currently the case with UPC Norge, no license is required to offer voice telephone services. Such providers need only register with the Norwegian Post and Telecommunications Authority.

     UPC Norge has entered into an interconnection agreement with Telenor, a leading telecommunications, information technologies and Media company in Norway.

  UNITED KINGDOM

     Video and Telephone Services. The principal regulators of the United Kingdom cable television and telephone industry are the Independent Television Commission, the Office of Telecommunications, the Office of Fair Trading, the Department of Trade and Industry and the Department of Culture, Media and Sport. Cable television and telephone services in the United Kingdom are regulated under the Broadcasting Act 1990, the Broadcasting Act 1996 and the Telecommunications Act 1984. Cable television pricing in the United Kingdom is not subject to pricing restrictions, but is subject to review under fair trading regulation by the Independent Television Commission and examination by the Office of Fair Trading.

     The supply of cable television and telephone services by Telewest requires two principal licenses: (1) a license issued under either the Cable and Broadcasting Act 1984 (prior to 1991) or under the Broadcasting Act 1990 (after
1991), and (2) a Telecommunications Act License.

     Telewest was granted a non-exclusive national broadcast license which covers all of its franchises, and, with the exception of those franchises which have not been redesignated as non-exclusive, the rest of the United Kingdom. As of January 1, 2001, those franchises which were not redesignated as non-exclusive, became non-exclusive and Telewest's national broadcast license was amended to include those franchise areas.

     Telewest currently has 41 franchise-specific Telecommunications Act Licenses. In addition, Telewest has two national telecommunications licenses which allow it to provide telecommunications networks and services outside of its franchise areas. Telewest also holds licenses for Satellite Master Antenna television systems, issued under the Telecommunications Act. Satellite Television Licenses are granted on demand, subject to certain restrictions set out in the Broadcasting Act 1990.

     Programming. Telewest also holds 18 licensable program service licenses which enable it to produce local programming including local advertisements.

  AUSTRALIA

     The provision of subscription television services in Australia is regulated by the Australian federal government under various Commonwealth statutes. In addition, State and Territory laws, including environmental and consumer contract legislation, may impact the construction and maintenance of a transmission system for subscription television services, the content of those services, as well as on various aspects of the subscription television business itself.

     The Australia Broadcasting Services Act of 1992, or "BSA," regulates the ownership and operation of all categories of television and radio broadcasting services in Australia. The technical delivery of broadcasting services is separately licensed under the Radiocommunications Act 1992 or the Telecommunications Act 1997 depending on the delivery technology utilized, such as wireline cable, DTH, MMDS or any other means of transmission. The BSA regulates subscription television broadcasting services by
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requiring each service to have an individual license. Companies associated with
Austar hold approximately 152 subscription television broadcasting licenses issued under the BSA. Each license is issued subject to certain conditions. The government may vary or revoke license conditions or may, by written notice, specify additional conditions.

     Those companies also hold a carrier license, and operate as carriage service providers, under the Telecommunications Act for the provision of broadband internet services and Darwin-based pay television services; as well as hold a mixture of spectrum and apparatus licenses issued under the Radiocommunications Act.

     Under the BSA, foreign ownership of "company interests" of pay television broadcasting licenses is limited to 20.0% by a single foreign person and an aggregate of 35.0% by all foreign persons. The BSA licenses authorizing Austar's pay television services are held by Australian companies for the purposes of the BSA.

  CHILE

     Cable and telephone applications for concessions and permits are submitted to the Ministry of Transportation and Telecommunications which, through the Subsecretary of Telecommunications, is the government body responsible for regulating, granting concessions, and registering all telecommunications. Wireline cable television licenses are non-exclusive and granted for indefinite terms, based on a business plan for a particular geographic area. There is an 18.0% Value Added Tax levied on multi-channel television services but no royalty or other charges associated with the re-transmitting of programming from off-air broadcasting television networks. Wireless licenses have renewable terms of 10 years. VTR has cable permits in most major and medium sized markets in Chile. Cross ownership between cable television and telephone is also permitted.

     The General Telecommunications Law of Chile allows telecommunications companies to provide service and develop telecommunications infrastructure without geographic restriction or exclusive rights to serve. Chile currently has a competitive, multi-carrier system for international and local long distance telecommunications services. Prices for local services are currently determined by regulatory authorities until the market is determined to be competitive. The maximum rate structure is determined every five years. Local service providers with concessions are obligated to provide service to all concessionaires who are willing to pay for an extension to get service. Local providers must also give long distance service providers equal access to their network connections.

  ARGENTINA

     Video Services. The installation and operation of cable television service in Argentina is governed by Argentine Law No. 22,285, as amended, and the related regulations of the Argentine broadcasting agency, the Federal Broadcasting Committee. Cable television companies in Argentina are required to obtain a non-exclusive broadcasting license from the Federal Broadcasting Committee to carry and distribute programming over their cable networks. Cable television companies are required to inform the Federal Broadcasting Committee 30 days before changing cable subscription rates.

     Argentine broadcasting law regulates who may be a shareholder of a company that holds broadcasting licenses, and provides that all direct shareholding investments in Argentine cable companies must be approved by the Federal Broadcasting Committee.

     Telephone Services. On June 9, 2000, the President of Argentina issued a decree ratifying the deregulation of the telephone industry as of November 9, 2000. Once the deregulation is completed, any person, including cable television operators, may seek licensing to provide telephone service. The Argentine government has enacted a series of new regulations governing the telecommunications industry. One of these regulations provides that all telecommunications service providers must pay 1.0% of total income derived from telecommunications services, net of applicable taxes. These fees will be used to provide services that are considered publicly desirable but are not sufficiently profitable to encourage market participants to provide them.

                            SELECTED FINANCIAL DATA

     In the table below, we provide you with our selected historical consolidated financial data. We prepared this information using our consolidated financial statements as of the dates indicated and for each of the fiscal years in the five-year period ended December 31, 1999 and for the nine month periods ended September 30, 2000 and 1999. We derived our consolidated statement of operations and balance sheet data below for the fiscal periods ended December 31, 1999 and 1998, February 28, 1998 and 1997 and February 29, 1996 from financial statements audited by Arthur Andersen LLP, independent accountants. The unaudited financial data as of September 30, 2000 and for the nine month periods ended September 30, 2000 and 1999 contain only normal recurring accruals, that in the opinion of management, are necessary for a fair presentation of our results for these periods. The interim results of operations are not necessarily indicative of results that may be expected for a full year. The financial data presented below is not necessarily comparable from period to period as a result of several transactions, including acquisitions and dispositions of consolidated and equity investees. For this and other reasons, you should read it together with our historical financial statements and related notes and also with management's discussion and analysis of financial condition and results of operations contained in the underlying reports included in this proxy statement/prospectus. The number of shares of our common stock outstanding and per share data have been adjusted to reflect our two-for-one stock split distributed on November 30, 1999.

                                                                               UNITED
                                   ----------------------------------------------------------------------------------------------
                                         (UNAUDITED)
                                                             FOR THE YEAR   FOR THE TEN
                                                                                                    FOR THE YEARS ENDED
                                     FOR THE NINE MONTHS                                   --------------------------------------
                                     ENDED SEPTEMBER 30,        ENDED       MONTHS ENDED        FEBRUARY 28,
                                   -----------------------   DECEMBER 31,   DECEMBER 31,   -----------------------   FEBRUARY 29,
                                      2000         1999          1999           1998          1998         1997          1996
                                   ----------   ----------   ------------   ------------   ----------   ----------   ------------
                                                          (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
  Revenue.......................   $  900,560   $  460,646    $  719,524     $  254,068    $   98,622   $   31,555    $    2,870
  Operating expense.............     (608,410)    (251,233)     (452,515)      (122,811)      (65,631)     (26,251)       (4,224)
  Selling, general and
    administrative expense......     (523,002)    (299,034)     (618,925)      (299,993)      (91,356)     (54,020)      (22,483)
  Depreciation and
    amortization................     (566,296)    (260,375)     (418,714)      (159,045)      (91,656)     (38,961)       (2,331)
                                   ----------   ----------    ----------     ----------    ----------   ----------    ----------
         Operating loss.........     (797,148)    (349,996)     (770,630)      (327,781)     (150,021)     (87,677)      (26,168)
  Gain on issuance of common
    equity securities by
    subsidiaries................      127,731    1,106,014     1,508,839             --            --           --            --
  Interest income...............      101,111       22,400        54,238         10,464         7,806       13,329         8,417
  Interest expense..............     (637,145)    (234,712)     (399,999)      (163,227)     (124,288)     (79,659)      (36,045)
  (Loss) gain on sale of
    investments in affiliates...       (3,776)       7,456            --             --        90,020       65,249        16,013
  Other expense, net............     (291,136)     (29,388)      (61,269)       (11,622)      (19,881)      (6,850)       (5,974)
                                   ----------   ----------    ----------     ----------    ----------   ----------    ----------
         (Loss) income before
           other items..........   (1,500,363)     521,774       331,179       (492,166)     (196,364)     (95,608)      (43,757)
  Income tax benefit (expense),
    net.........................        6,932        2,656          (198)          (610)           --           --            --
  Minority interests in
    subsidiaries................      692,935      127,792       360,444          1,410         1,568        4,358         1,081
  Share in results of
    affiliates, net.............      (84,345)     (48,366)      (55,107)       (54,166)      (68,645)     (47,575)      (48,635)
  Extraordinary charge for early
    retirement of debt..........           --           --            --             --       (79,091)          --            --
                                   ----------   ----------    ----------     ----------    ----------   ----------    ----------
         Net (loss) income......   $ (884,841)  $  603,856    $  636,318     $ (545,532)   $ (342,532)  $ (138,825)   $  (91,311)
                                   ==========   ==========    ==========     ==========    ==========   ==========    ==========
  Net (loss) income per common
    share:
      Basic net (loss) income...   $    (9.63)  $     7.39    $     7.53     $    (7.43)   $    (4.46)  $    (1.79)   $    (1.35)
                                   ==========   ==========    ==========     ==========    ==========   ==========    ==========
      Diluted net (loss)
         income.................   $    (9.63)  $     6.53    $     6.67     $    (7.43)   $    (4.46)  $    (1.79)   $    (1.35)
                                   ==========   ==========    ==========     ==========    ==========   ==========    ==========
  Weighted-average number of
    common shares outstanding:
      Basic.....................   95,940,658   80,502,722    82,024,077     73,644,728    77,033,786   78,071,552    68,035,320
                                   ==========   ==========    ==========     ==========    ==========   ==========    ==========
      Diluted...................   95,940,658   92,510,702    95,331,929     73,644,728    77,033,786   78,071,552    68,035,320
                                   ==========   ==========    ==========     ==========    ==========   ==========    ==========

                                                                                 UNITED
                                         ---------------------------------------------------------------------------------------
                                                                                  AS OF
                                         ---------------------------------------------------------------------------------------
                                                                                                FEBRUARY 28,
                                            (UNAUDITED)       DECEMBER 31,   DECEMBER 31,   ---------------------   FEBRUARY 29,
                                         SEPTEMBER 30, 2000       1999           1998          1998        1997         1996
                                         ------------------   ------------   ------------   ----------   --------   ------------
                                                                             (IN THOUSANDS)
BALANCE SHEET DATA
  Cash, cash equivalents, restricted
    cash and short-term liquid
    investments........................      $1,389,784        $2,573,821     $   94,321    $  358,122   $140,743     $161,983
  Other current assets, net............         583,338           412,445         94,206        52,877     28,934       32,461
  Investments in affiliates, net.......         792,839           309,509        429,490       341,252    253,108      272,205
  Property, plant and equipment, net...       2,961,687         2,379,837        451,442       440,735    219,342       31,102
  Goodwill and other intangible assets,
    net................................       3,719,666         2,944,802        424,934       409,190    132,636       45,629
  Other non-current assets.............         267,065           382,439         47,702        77,659     45,173       36,826
                                             ----------        ----------     ----------    ----------   --------     --------
         Total assets..................      $9,714,379        $9,002,853     $1,542,095    $1,679,835   $819,936     $580,206
                                             ==========        ==========     ==========    ==========   ========     ========
  Current liabilities..................      $1,770,758        $  908,700     $  326,552    $  291,390   $ 88,941     $ 13,255
  Senior notes and other long-term
    debt...............................       7,306,871         5,989,455      1,939,289     1,702,771    675,183      371,227
  Other non-current liabilities........         123,909            95,502        184,928        30,204      9,116           --
                                             ----------        ----------     ----------    ----------   --------     --------
         Total liabilities.............       9,201,538         6,993,657      2,450,769     2,024,365    773,240      384,482
  Minority interests in subsidiaries...         277,377           867,970         18,705        15,186        307        2,509
  Preferred stock and other............          27,719            26,920         56,286        32,564     31,293       41,239
  Stockholders' equity (deficit).......         207,745         1,114,306       (983,665)     (392,280)    15,096      151,976
                                             ----------        ----------     ----------    ----------   --------     --------
         Total liabilities and
           stockholders' equity
           (deficit)...................      $9,714,379        $9,002,853     $1,542,095    $1,679,835   $819,936     $580,206
                                             ==========        ==========     ==========    ==========   ========     ========

     In the table below we provide you with the selected historical combined financial data for the Principal Transaction Assets. We derived the historical combined statement of operations data below for the ten month period ended December 31, 1999, the two month period ended February 28, 1999 and for the years ended December 31, 1998 and 1997 and the combined balance sheet data as of December 31, 1999 and 1998 from the combined financial statements of Liberty Principal Transaction Assets Group, audited by KPMG LLP, independent accountants, included elsewhere in this proxy statement/prospectus. The unaudited financial data as of September 30, 2000, for the nine month period ended September 30, 2000 and the seven month period ended September 30, 1999 contain only normal recurring accruals, that in the opinion of Liberty's management, are necessary for a fair presentation of its results for these periods. The interim results of operations are not necessarily indicative of results that may be expected for a full year.

     On March 9, 1999, AT&T acquired TCI, the parent company of Liberty, in a merger transaction. For financial reporting purposes, the merger of AT&T and TCI is deemed to have occurred on March 1, 1999. In connection with the merger, the assets and liabilities of the Liberty Principal Transaction Assets Group were adjusted to their respective fair values pursuant to the purchase method of accounting. For periods prior to March 1, 1999, the assets and liabilities and the related combined results of operations are referred to below as "Old Liberty Group," and for periods subsequent to February 28, 1999, the assets and liabilities of the Liberty Principal Transaction Assets Group and the related consolidated results of operations are referred to as the "New Liberty Group."

     The financial data presented below are not necessarily comparable from period to period as a result of several transactions, including acquisitions and dispositions of consolidated and equity investees. For this and other reasons, you should read the selected historical financial data provided below in conjunction with the Liberty Principal Transaction Assets Group financial statements and accompanying notes beginning on page F-176 and the discussion under "Information About New United -- Management's Discussion and Analysis of Financial Condition and Results of Operations of Liberty Principal Transaction Assets Group."

                                                    LIBERTY PRINCIPAL TRANSACTION ASSETS GROUP
                       -----------------------------------------------------------------------------------------------------
                                            NEW LIBERTY GROUP                                   OLD LIBERTY GROUP
                       -----------------------------------------------------------   ---------------------------------------
                          (UNAUDITED)          (UNAUDITED)                                               FOR THE YEARS ENDED
                          FOR THE NINE        FOR THE SEVEN         FOR THE TEN         FOR THE TWO         DECEMBER 31,
                          MONTHS ENDED         MONTHS ENDED        MONTHS ENDED        MONTHS ENDED      -------------------
                       SEPTEMBER 30, 2000   SEPTEMBER 30, 1999   DECEMBER 31, 1999   FEBRUARY 28, 1999     1998       1997
                       ------------------   ------------------   -----------------   -----------------   --------   --------
                                             (IN THOUSANDS)                                      (IN THOUSANDS)
STATEMENT OF
  OPERATIONS DATA:
  Revenue............       $ 92,000            $  64,000            $  94,000           $ 15,000        $ 62,000   $213,000
  Operating
    earnings.........       $ 12,000            $  11,000            $  14,000           $     --        $ 15,000   $ 32,000
  Net income
    (loss)...........       $183,000            $(124,000)           $(203,000)          $(13,000)       $(65,000)  $(70,000)

                                                                                           OLD LIBERTY
                                                            NEW LIBERTY GROUP                 GROUP
                                                  -------------------------------------   --------------
                                                                                 AS OF DECEMBER 31,
                                                        (UNAUDITED)          ---------------------------
                                                  AS OF SEPTEMBER 30, 2000      1999           1998
                                                  ------------------------   ----------   --------------
                                                             (IN THOUSANDS)               (IN THOUSANDS)
BALANCE SHEET DATA:
  Current assets................................         $   45,000          $   48,000     $   30,000
  Total assets..................................         $3,812,000          $3,651,000     $1,620,000
  Long-term debt including current portion......         $   51,000          $   68,000     $  153,000
  Combined equity...............................         $1,765,000          $2,872,000     $1,432,000

            UNAUDITED PRO FORMA FINANCIAL INFORMATION OF NEW UNITED

     The following unaudited pro forma financial information consists of two completely separate sets of pro forma balance sheets, statements of operations and related footnotes. Two sets of pro forma financial data have been presented due to the uncertainty of how the merger and contribution transaction will ultimately be accounted for under U.S. generally accepted accounting principles ("GAAP") as it pertains to New United's accounting for it's investment in United. The first set of pro forma financial information assumes New United consolidates United based on the substance of the relationship between New United and United ("Alternative A"). Specifically, this approach is based on our interpretation of Regulation S-X Rule 3A-02(a) "Consolidated Financial Statements of the Registrant and its Subsidiaries." We believe this rule, which states (in part):

     "In other situations, consolidation of an entity, notwithstanding the lack of technical majority ownership, is necessary to present fairly the financial position and results of operations of the registrant, because of the existence of a parent-subsidiary relationship by means other than record ownership of voting stock,"

provides for an analysis of the facts and circumstances of the overall relationship among United, New United and New United's shareholders. Based upon these relationships and the substance of the relationship between United and New United, we believe that the consolidation of United into New United better reflects the substance of the parent-subsidiary relationship, notwithstanding the lack of technical majority voting control over United by New United. The second set of pro forma financial information assumes New United accounts for it's investment in United in accordance with the equity method of accounting ("Alternative B"). Under a strict application of GAAP, consolidation is not appropriate due to New United not having majority voting control of United.

     Although we believe the consolidation approach is appropriate under the circumstances, the SEC could disagree and therefore require the equity method approach. We intend to discuss and resolve this issue with the SEC prior to the effective date of this registration statement.

     For each of the two sets of pro forma financial data, we have provided the following unaudited pro forma condensed combined statements of operations for the year ended December 31, 1999 and for the nine months ended September 30, 2000, to give you a better understanding of what our businesses might have looked like had they been combined since January 1, 1999. The pro forma balance sheet shows what New United would have looked like if we had completed the transaction as of September 30, 2000. We derived this information from our consolidated financial statements and the combined financial statements of Liberty Principal Transaction Assets Group, in addition to certain assumptions and adjustments in the accompanying notes to the pro forma information. The information should be read together with our and Liberty Principal Transaction Assets Group's historical financial statements and related notes contained in the underlying reports included in this proxy statement/prospectus.

     New United will become our majority shareholder and holders of our stock will receive stock of New United. Our merger with a newly created subsidiary of New United will be accounted for by New United at historical cost. The contribution of the Principal Transaction Assets to New United will be accounted for by New United as a purchase of a business. This means that, for accounting and financial reporting purposes, the assets and liabilities of the Principal Transaction Assets will be recorded at their fair value, and any excess of New United's purchase price over the fair value of the Principal Transaction Assets' tangible net assets will be recorded as intangible assets, including goodwill.

     The companies may have performed differently had they always been combined. You should not rely on the unaudited selected pro forma condensed combined financial information as being indicative of the historical results that we would have had or the future results that New United will experience after the merger and contribution transaction. The preliminary allocation of purchase price to identifiable tangible and intangible assets reflects their estimated fair value based upon information available at the time of the preparation of the accompanying unaudited pro forma financial statements. New United, we and Liberty are unaware of events that would require a material change to the preliminary purchase price allocation.

However, a final determination of necessary purchase accounting adjustments will be made upon the completion of a study to be undertaken to determine the fair value of certain of its assets and liabilities, including all identifiable intangible assets, including goodwill. Accordingly, the final allocation of purchase price among all identifiable tangible and intangible assets, including goodwill, could vary significantly from the allocations reflected in the accompanying pro forma financial information. Assuming completion of the merger, the actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including access to additional information, change in value not currently identified and changes in operating results between the dates of the pro forma financial data and the date on which the merger takes place.

                   NEW UNITED (ALTERNATIVE A -- SEE NOTE (1))

                       UNAUDITED PRO FORMA BALANCE SHEET
                            AS OF SEPTEMBER 30, 2000

                                               PRINCIPAL    DECONSOLIDATION    PRO FORMA
                                              TRANSACTION     OF LIBERTY       PURCHASE      NEW UNITED
                                 UNITED(2)     ASSETS(2)    PUERTO RICO(3)    ADJUSTMENTS     PRO FORMA
                                 ----------   -----------   ---------------   -----------    -----------
                                                             (IN THOUSANDS)
ASSETS
Current assets
  Cash and cash equivalents....  $  444,627   $    2,000       $   1,000      $   (22,000)(4) $   425,627
  Restricted cash..............      16,052           --              --               --         16,052
  Short-term liquid
     investments...............     929,105           --              --               --        929,105
  Subscriber receivables,
     net.......................     117,436       34,000         (12,000)              --        139,436
  Other current assets, net....     465,902        9,000          (3,000)              --        471,902
                                 ----------   ----------       ---------      -----------    -----------
          Total current
            assets.............   1,973,122       45,000         (14,000)         (22,000)     1,982,122
Investments in affiliates,
  net..........................     792,839    3,323,000              --          818,059(5)   4,933,898
Marketable equity securities
  and other investments........      63,499      135,000              --               --        198,499
Property, plant and equipment,
  net..........................   2,961,687       77,000         (68,000)              --      2,970,687
Goodwill and other intangible
  assets, net..................   3,719,666      232,000        (175,000)          91,810(6)   3,868,476
Deferred financing costs,
  net..........................     147,171           --              --               --        147,171
Deferred taxes.................      14,474           --              --               --         14,474
Other assets, net..............      41,921           --              --               --         41,921
                                 ----------   ----------       ---------      -----------    -----------
          Total assets.........  $9,714,379   $3,812,000       $(257,000)     $   887,869    $14,157,248
                                 ==========   ==========       =========      ===========    ===========

LIABILITIES AND STOCKHOLDERS'
  EQUITY
Current liabilities
  Accounts payable.............  $  334,045   $   16,000       $  (5,000)     $        --    $   345,045
  Accrued liabilities..........     438,629        5,000              --               --        443,629
  Subscriber prepayments and
     deposits..................      65,849           --              --               --         65,849
  Due to Liberty Media.........          --    1,267,000              --       (1,267,000)(7)          --
  Short-term debt..............     737,400           --              --          214,000(7)     951,400
  Current portion of other
     long-term debt............     185,701        9,000              --               --        194,701
  Other current liabilities....       9,134           --              --               --          9,134
                                 ----------   ----------       ---------      -----------    -----------
          Total current
            liabilities........   1,770,758    1,297,000          (5,000)      (1,053,000)     2,009,758
Senior discount notes and
  senior notes.................   5,973,414           --              --               --      5,973,414
Other long-term debt...........   1,333,457       42,000         (42,000)              --      1,333,457
Deferred compensation..........      73,751           --              --               --         73,751
Deferred taxes.................      16,639      708,000         (46,000)              --        678,639
Other long-term liabilities....      33,519           --                               --         33,519
                                 ----------   ----------       ---------      -----------    -----------
          Total liabilities....   9,201,538    2,047,000         (93,000)      (1,053,000)    10,102,538
                                 ----------   ----------       ---------      -----------    -----------
Minority interests in
  subsidiaries.................     277,377           --              --               --        277,377
                                 ----------   ----------       ---------      -----------    -----------
Series B convertible preferred
  stock........................      27,719           --              --               --         27,719
                                 ----------   ----------       ---------      -----------    -----------
Stockholders' equity...........     207,745    1,765,000        (164,000)       1,940,869(8)   3,749,614
                                 ----------   ----------       ---------      -----------    -----------
          Total liabilities and
            stockholders'
            equity.............  $9,714,379   $3,812,000       $(257,000)     $   887,869    $14,157,248
                                 ==========   ==========       =========      ===========    ===========

                    NEW UNITED (ALTERNATE A -- SEE NOTE (1))

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000

                                                     PRINCIPAL    DECONSOLIDATION    PRO FORMA
                                                    TRANSACTION     OF LIBERTY       PURCHASE        NEW UNITED
                                       UNITED(2)     ASSETS(2)    PUERTO RICO(3)    ADJUSTMENTS       PRO FORMA
                                      -----------   -----------   ---------------   -----------      -----------
                                                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)
Revenue.............................  $   900,560   $    92,000      $(36,000)       $      --       $   956,560
Operating expense...................     (608,410)      (42,000)        9,000               --          (641,410)
Selling, general and administrative
  expense...........................     (523,002)      (21,000)       13,000               --          (531,002)
Depreciation and amortization.......     (566,296)      (17,000)       13,000           (5,440)(9)      (575,736)
                                      -----------   -----------      --------        ---------       -----------
  Operating (loss) income...........     (797,148)       12,000        (1,000)          (5,440)         (791,588)
Gain on issuance of common equity
  securities by subsidiaries........      127,731            --            --               --           127,731
Interest income.....................      101,111         3,000            --               --           104,111
Interest expense....................     (637,145)      (66,000)        2,000           42,000(10)      (659,145)
(Loss) gain on sale of investments
  in affiliates.....................       (3,776)      640,000            --         (640,000)(11)       (3,776)
Foreign currency exchange loss,
  net...............................     (292,606)           --            --               --          (292,606)
Other income (expense), net.........        1,470        (2,000)           --               --              (530)
                                      -----------   -----------      --------        ---------       -----------
  (Loss) income before other
     items..........................   (1,500,363)      587,000         1,000         (603,440)       (1,515,803)
Income tax benefit (expense), net...        6,932       (93,000)           --          224,000(11)       137,932
Minority interests in
  subsidiaries......................      692,935            --            --               --           692,935
Share in results of affiliates,
  net...............................      (84,345)     (311,000)           --          (58,288)(12)     (453,633)
                                      -----------   -----------      --------        ---------       -----------
  Net (loss) income.................  $  (884,841)  $   183,000      $  1,000        $(437,728)      $(1,138,569)
                                      ===========   ===========      ========        =========       ===========
Basic net loss per common share.....  $     (9.63)                                                   $     (6.88)
                                      ===========                                                    ===========
Diluted net loss per common share...  $     (9.63)                                                   $     (6.88)
                                      ===========                                                    ===========
Weighted-average common shares
  basic.............................   95,940,658                                                    171,199,495
                                      ===========                                                    ===========
Weighted-average common shares
  diluted...........................   95,940,658                                                    171,199,495
                                      ===========                                                    ===========

                   NEW UNITED (ALTERNATIVE A -- SEE NOTE(1))

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                      PRINCIPAL    DECONSOLIDATION    PRO FORMA
                                                     TRANSACTION     OF LIBERTY       PURCHASE        NEW UNITED
                                        UNITED(2)     ASSETS(2)    PUERTO RICO(3)    ADJUSTMENTS       PRO FORMA
                                        ----------   -----------   ---------------   -----------      -----------
                                                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)
Revenue...............................  $  719,524    $ 109,000       $(44,000)       $      --       $   784,524
Operating expense.....................    (452,515)     (46,000)        10,000               --          (488,515)
Selling, general and administrative
  expense.............................    (618,925)     (28,000)        17,000               --          (629,925)
Depreciation and amortization.........    (418,714)     (21,000)        15,000           (6,921)(9)      (431,635)
                                        ----------    ---------       --------        ---------       -----------
  Operating (loss) income.............    (770,630)      14,000         (2,000)          (6,921)         (765,551)
Gain on issuance of common equity
  securities by subsidiaries..........   1,508,839           --             --               --         1,508,839
Interest income.......................      54,238        3,000             --               --            57,238
Interest expense......................    (399,999)      (7,000)         3,000          (28,000)(10)     (431,999)
Foreign currency exchange loss, net...     (39,501)          --             --               --           (39,501)
Other expense, net....................     (21,768)          --             --               --           (21,768)
                                        ----------    ---------       --------        ---------       -----------
  Income (loss) before other items....     331,179       10,000          1,000          (34,921)          307,258
Income tax (expense) benefit, net.....        (198)     138,000         (1,000)              --           136,802
Minority interests in subsidiaries....     360,444           --             --               --           360,444
Share in results of affiliates, net...     (55,107)    (364,000)            --          (81,385)(12)     (500,492)
                                        ----------    ---------       --------        ---------       -----------
  Net income (loss)...................  $  636,318    $(216,000)      $     --        $(116,306)      $   304,012
                                        ==========    =========       ========        =========       ===========
Basic net income per common share.....  $     7.53                                                    $      1.82
                                        ==========                                                    ===========
Diluted net income per common share...  $     6.67                                                    $      1.78
                                        ==========                                                    ===========
Weighted-average common shares
  basic...............................  82,024,077                                                    157,282,914
                                        ==========                                                    ===========
Weighted-average common shares
  diluted.............................  95,331,929                                                    170,590,766
                                        ==========                                                    ===========

                   NEW UNITED (ALTERNATIVE A -- SEE NOTE (1))

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

 (1) This pro forma financial information assumes New United consolidates United. See "Information About New United -- Unaudited Pro Forma Financial Information of New United" for additional discussion.

 (2) These columns represent the financial position and historical results of operations of the respective companies.

 (3) The Liberty Principal Transaction Assets Group includes the financial position and results of operations of its wholly owned subsidiary, Liberty Puerto Rico. As New United is acquiring a non-controlling 49.0% interest in Liberty Puerto Rico, this column adjusts the financial position and results of operations to reflect a 49.0%-owned equity investee.

 (4) Represents our preliminary estimate of the minimum amount of merger-related fees and expenses, consisting primarily of SEC filing fees, fees and expenses of investment bankers, attorneys and accountants, and financial printing and other related charges.

 (5) Represents the estimated net increase in investments in affiliates based upon a preliminary allocation of the purchase price, as follows (in thousands):

  Elimination of historical book value........................  $(3,323,000)
  New United's pro forma proportionate interest in the net
    assets of the businesses acquired.........................    1,195,291
  Estimate of new excess basis from preliminary allocation of
    purchase price............................................    2,945,768
                                                                -----------
                                                                $   818,059
                                                                ===========

 (6) Represents the pro forma increase in goodwill and other intangible assets, as follows (in thousands):

  Elimination of historical book value........................  $(57,000)
  Estimate of new goodwill from preliminary allocation of
    purchase price............................................   148,810
                                                                --------
                                                                $ 91,810
                                                                ========

      The estimate of new goodwill is based upon the following (in thousands):

  Class B common stock consideration..........................  $ 3,541,869
  Debt assumed, net of intercompany debt eliminated in
    consolidation.............................................      214,000
  Minimum estimated acquisition costs.........................       22,000
                                                                -----------
    Total consideration paid by New United....................    3,777,869
  Allocation to:
    Investments in affiliates.................................   (4,141,059)
    Marketable securities.....................................     (135,000)
    Other assets..............................................      (40,000)
    Deferred taxes............................................      662,000
    Other liabilities.........................................       25,000
                                                                -----------
  Preliminary estimate of goodwill............................  $   148,810
                                                                ===========

 (7) Represents intercompany promissory notes made by the Contributed Subs to Liberty in the aggregate principal amount of $1.204 billion and related accrued interest of $63.0 million. These notes accrue interest at an initial rate of 14.0% per annum. Liberty will contribute $1.0 billion of these notes to New United as part of the merger and contribution transaction. Hence, these notes and the related accrued interest of $53.0 million will eliminate in consolidation. The remaining $204.0 million of promissory notes and related interest of $10.0 million will remain an obligation of the Contributed Subs to Liberty following the transaction.

 (8) Represents the net increase in stockholders' equity as follows (in thousands):

  Consideration in the form of 75,258,837 shares of Class B
    common stock valued at $47.0625 per share.................  $ 3,541,869
  Elimination of historical equity of Liberty Principal
    Transaction Assets Group, after adjustment for the
    deconsolidation of Liberty Puerto Rico....................   (1,601,000)
                                                                -----------
                                                                $ 1,940,869
                                                                ===========

      The per share value of Class B common stock issued to effect the merger and contribution transaction was determined using the closing price of United's Class A common stock for the two days prior, the day of and two days after the Principal Transaction was announced to the public.

 (9) Represents the pro forma net increase in depreciation and amortization as follows:

                                                           FOR THE              FOR THE
                                                      NINE MONTHS ENDED       YEAR ENDED
                                                      SEPTEMBER 30, 2000   DECEMBER 31, 1999
                                                      ------------------   -----------------
                                                                  (IN THOUSANDS)
  Elimination of historical goodwill amortization...       $ 2,000              $ 3,000
  Amortization of new goodwill based on an estimated
    useful life of 15 years.........................        (7,440)              (9,921)
                                                           -------              -------
                                                           $(5,440)             $(6,921)
                                                           =======              =======

(10)  Represents the pro forma impact on interest expense as follows:

                                                           FOR THE              FOR THE
                                                      NINE MONTHS ENDED       YEAR ENDED
                                                      SEPTEMBER 30, 2000   DECEMBER 31, 1999
                                                      ------------------   -----------------
                                                                  (IN THOUSANDS)
  Elimination of historical interest expense on the
    debt payable to Liberty Media...................       $ 63,000            $     --
  Additional interest expense on the
    interest-bearing $200.0 million note payable to
    Liberty Media...................................        (21,000)            (28,000)
                                                           --------            --------
                                                           $ 42,000            $(28,000)
                                                           ========            ========

(11) Represents the elimination of certain non-recurring gains and losses of the Liberty Principal Transaction Assets Group. The Liberty Principal Transaction Assets Group recorded a gain of $649.0 million (excluding related tax expense of $227.0 million) related to the merger of Flextech and Telewest. Also, the Liberty Principal Transaction Assets Group recorded a loss of $9.0 million (excluding related tax benefit of $3.0 million) on the sale of an equity method affiliate for shares of Crown Media.

(12) Represents the pro forma impact on share in results of affiliates as follows:

                                                           FOR THE              FOR THE
                                                      NINE MONTHS ENDED       YEAR ENDED
                                                      SEPTEMBER 30, 2000   DECEMBER 31, 1999
                                                      ------------------   -----------------
                                                                  (IN THOUSANDS)
  Elimination of historical excess basis
    amortization....................................      $  90,000            $ 115,000
  Amortization of new excess basis in investments in
    affiliates based on an estimated useful life of
    15 years........................................       (147,288)            (196,385)
  Record share in results of Liberty Puerto Rico....         (1,000)                  --
                                                          ---------            ---------
                                                          $ (58,288)           $ (81,385)
                                                          =========            =========

                   NEW UNITED (ALTERNATIVE B -- SEE NOTE (1))

                       UNAUDITED PRO FORMA BALANCE SHEET
                            AS OF SEPTEMBER 30, 2000

                                                                   PRINCIPAL    DECONSOLIDATION    PRO FORMA
                                                DECONSOLIDATION   TRANSACTION     OF LIBERTY       PURCHASE      NEW UNITED
                                   UNITED(2)     OF UNITED (3)     ASSETS(2)    PUERTO RICO(4)    ADJUSTMENTS    PRO FORMA
                                   ----------   ---------------   -----------   ---------------   -----------    ----------
                                                                        (IN THOUSANDS)
ASSETS
Current assets
  Cash and cash equivalents......  $  444,627     $  (444,627)    $    2,000       $   1,000      $       --     $    3,000
  Restricted cash................      16,052         (16,052)            --              --              --             --
  Short-term liquid
    investments..................     929,105        (929,105)            --              --              --             --
  Subscriber receivables, net....     117,436        (117,436)        34,000         (12,000)             --         22,000
  Other current assets, net......     465,902        (465,902)         9,000          (3,000)             --          6,000
                                   ----------     -----------     ----------       ---------      -----------    ----------
        Total current assets.....   1,973,122      (1,973,122)        45,000         (14,000)             --         31,000
Investments in affiliates, net...     792,839        (792,839)     3,323,000              --       1,025,804(5)   4,348,804
Marketable equity securities and
  other investments..............      63,499         (63,499)       135,000              --              --        135,000
Property, plant and equipment,
  net............................   2,961,687      (2,961,687)        77,000         (68,000)             --          9,000
Goodwill and other intangible
  assets, net....................   3,719,666      (3,719,666)       232,000        (175,000)         91,810(6)     148,810
Deferred financing costs, net....     147,171        (147,171)            --              --              --             --
Deferred taxes...................      14,474         (14,474)            --              --              --             --
Other assets, net................      41,921         (41,921)            --              --              --             --
                                   ----------     -----------     ----------       ---------      -----------    ----------
        Total assets.............  $9,714,379     $(9,714,379)    $3,812,000       $(257,000)     $1,117,614     $4,672,614
                                   ==========     ===========     ==========       =========      ===========    ==========

LIABILITIES AND STOCKHOLDERS'
  EQUITY
Current liabilities
  Accounts payable...............  $  334,045     $  (334,045)    $   16,000       $  (5,000)     $       --     $   11,000
  Accrued liabilities............     438,629        (438,629)         5,000              --              --          5,000
  Subscriber prepayments and
    deposits.....................      65,849         (65,849)            --              --              --             --
  Due to United..................          --              --             --              --          22,000(7)      22,000
  Due to Liberty Media...........          --              --      1,267,000              --      (1,267,000)(8)         --
  Short-term debt................     737,400        (737,400)            --              --         214,000(8)     214,000
  Current portion of other
    long-term debt...............     185,701        (185,701)         9,000              --              --          9,000
  Other current liabilities......       9,134          (9,134)            --              --              --             --
                                   ----------     -----------     ----------       ---------      -----------    ----------
        Total current
          liabilities............   1,770,758      (1,770,758)     1,297,000          (5,000)     (1,031,000)       261,000
Senior discount notes and senior
  notes..........................   5,973,414      (5,973,414)            --              --              --             --
Other long-term debt.............   1,333,457      (1,333,457)        42,000         (42,000)             --             --
Deferred compensation............      73,751         (73,751)            --              --              --             --
Deferred taxes...................      16,639         (16,639)       708,000         (46,000)             --        662,000
Other long-term liabilities......      33,519         (33,519)            --                              --             --
                                   ----------     -----------     ----------       ---------      -----------    ----------
        Total liabilities........   9,201,538      (9,201,538)     2,047,000         (93,000)     (1,031,000)       923,000
                                   ----------     -----------     ----------       ---------      -----------    ----------
Minority interests in
  subsidiaries...................     277,377        (277,377)            --              --              --             --
                                   ----------     -----------     ----------       ---------      -----------    ----------
Series B convertible preferred
  stock..........................      27,719         (27,719)            --              --              --             --
                                   ----------     -----------     ----------       ---------      -----------    ----------
Stockholders' equity.............     207,745        (207,745)     1,765,000        (164,000)      2,148,614(9)   3,749,614
                                   ----------     -----------     ----------       ---------      -----------    ----------
        Total liabilities and
          stockholders' equity...  $9,714,379     $(9,714,379)    $3,812,000       $(257,000)     $1,117,614     $4,672,614
                                   ==========     ===========     ==========       =========      ===========    ==========

                   NEW UNITED (ALTERNATIVE B -- SEE NOTE (1))

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000

                                                                    PRINCIPAL    DECONSOLIDATION    PRO FORMA
                                                 DECONSOLIDATION   TRANSACTION     OF LIBERTY       PURCHASE        NEW UNITED
                                    UNITED(2)     OF UNITED(3)      ASSETS(2)    PUERTO RICO(4)    ADJUSTMENTS       PRO FORMA
                                   -----------   ---------------   -----------   ---------------   -----------      -----------
                                                      (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)
Revenue..........................  $   900,560     $ (900,560)     $   92,000       $(36,000)      $       --       $    56,000
Operating expense................     (608,410)       608,410         (42,000)         9,000               --           (33,000)
Selling, general and
  administrative expense.........     (523,002)       523,002         (21,000)        13,000               --            (8,000)
Depreciation and amortization....     (566,296)       566,296         (17,000)        13,000           (5,440)(10)       (9,440)
                                   -----------     ----------      -----------      --------       -----------      -----------
  Operating (loss) income........     (797,148)       797,148          12,000         (1,000)          (5,440)            5,560
Gain on issuance of common equity
  securities by subsidiaries.....      127,731       (127,731)             --             --               --                --
Interest income..................      101,111       (101,111)          3,000             --               --             3,000
Interest expense.................     (637,145)       637,145         (66,000)         2,000           42,000(11)       (22,000)
(Loss) gain on sale of
  investments in affiliates......       (3,776)         3,776         640,000             --         (640,000)(12)           --
Foreign currency exchange loss,
  net............................     (292,606)       292,606              --             --               --                --
Other income (expense), net......        1,470         (1,470)         (2,000)            --               --            (2,000)
                                   -----------     ----------      -----------      --------       -----------      -----------
  (Loss) income before other
    items........................   (1,500,363)     1,500,363         587,000          1,000         (603,440)          (15,440)
Income tax benefit (expense),
  net............................        6,932         (6,932)        (93,000)            --          224,000(12)       131,000
Minority interests in
  subsidiaries...................      692,935       (692,935)             --             --               --                --
Share in results of affiliates,
  net............................      (84,345)        84,345        (311,000)            --         (943,129)(13)   (1,254,129)
                                   -----------     ----------      -----------      --------       -----------      -----------
  Net (loss) income..............  $  (884,841)    $  884,841      $  183,000       $  1,000       $(1,322,569)     $(1,138,569)
                                   ===========     ==========      ===========      ========       ===========      ===========
Basic net loss per common
  share..........................  $     (9.63)                                                                     $     (6.88)
                                   ===========                                                                      ===========
Diluted net loss per common
  share..........................  $     (9.63)                                                                     $     (6.88)
                                   ===========                                                                      ===========
Weighted-average common shares
  basic..........................   95,940,658                                                                      171,199,495
                                   ===========                                                                      ===========
Weighted-average common shares
  diluted........................   95,940,658                                                                      171,199,495
                                   ===========                                                                      ===========

                   NEW UNITED (ALTERNATIVE B -- SEE NOTE (1))

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                                     PRINCIPAL    DECONSOLIDATION    PRO FORMA           NEW
                                                  DECONSOLIDATION   TRANSACTION     OF LIBERTY       PURCHASE          UNITED
                                     UNITED(2)     OF UNITED(3)      ASSETS(2)    PUERTO RICO(4)    ADJUSTMENTS       PRO FORMA
                                     ----------   ---------------   -----------   ---------------   -----------      -----------
                                                       (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)
Revenue............................  $  719,524     $  (719,524)     $ 109,000       $(44,000)       $      --       $    65,000
Operating expense..................    (452,515)        452,515        (46,000)        10,000               --           (36,000)
Selling, general and administrative
  expense..........................    (618,925)        618,925        (28,000)        17,000               --           (11,000)
Depreciation and amortization......    (418,714)        418,714        (21,000)        15,000           (6,921)(10)      (12,921)
                                     ----------     -----------      ---------       --------        ---------       -----------
  Operating (loss) income..........    (770,630)        770,630         14,000         (2,000)          (6,921)            5,079
Gain on issuance of common equity
  securities by subsidiaries.......   1,508,839      (1,508,839)            --             --               --                --
Interest income....................      54,238         (54,238)         3,000             --               --             3,000
Interest expense...................    (399,999)        399,999         (7,000)         3,000          (28,000)(11)      (32,000)
Foreign currency exchange loss,
  net..............................     (39,501)         39,501             --             --               --                --
Other expense, net.................     (21,768)         21,768             --             --               --                --
                                     ----------     -----------      ---------       --------        ---------       -----------
  Income (loss) before other
    items..........................     331,179        (331,179)        10,000          1,000          (34,921)          (23,921)
Income tax (expense) benefit,
  net..............................        (198)            198        138,000         (1,000)              --           137,000
Minority interests in
  subsidiaries.....................     360,444        (360,444)            --             --               --                --
Share in results of affiliates,
  net..............................     (55,107)         55,107       (364,000)            --          554,933(13)       190,933
                                     ----------     -----------      ---------       --------        ---------       -----------
  Net income (loss)................  $  636,318     $  (636,318)     $(216,000)      $     --        $ 520,012       $   304,012
                                     ==========     ===========      =========       ========        =========       ===========
Basic net income per common
  share............................  $     7.53                                                                      $      1.82
                                     ==========                                                                      ===========
Diluted net income per common
  share............................  $     6.67                                                                      $      1.78
                                     ==========                                                                      ===========
Weighted-average common shares
  basic............................  82,024,077                                                                      157,282,914
                                     ==========                                                                      ===========
Weighted-average common shares
  diluted..........................  95,331,929                                                                      170,590,766
                                     ==========                                                                      ===========

                   NEW UNITED (ALTERNATIVE B -- SEE NOTE(1))

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

 (1) This pro forma financial information assumes New United accounts for it's investment in United in accordance with the equity method of accounting. See "Information About New United -- Unaudited Pro Forma Financial Information of New United" for additional discussion.

 (2) These columns represent the financial position and historical results of operations of the respective companies.

 (3) This column adjusts the financial position and results of operations of United to reflect the non-controlling economic interest held by New United after the merger, assumed to be 99.9% for pro forma purposes.

 (4) The Liberty Principal Transaction Assets Group includes the financial position and results of operations of its wholly owned subsidiary, Liberty Puerto Rico. As New United is acquiring a non-controlling 49.0% interest in Liberty Puerto Rico, this column adjusts the financial position and results of operations to reflect a 49.0%-owned equity investee.

 (5) Represents the estimated net increase in investments in affiliates based upon a preliminary allocation of the purchase price, as follows (in thousands):

  Elimination of historical book value........................  $(3,323,000)
  New United's pro forma proportionate interest in the net
    assets of United..........................................      207,745
  New United's pro forma proportionate interest in the net
    assets of the businesses acquired.........................    1,195,291
  Estimate of new excess basis from preliminary allocation of
    purchase price............................................    2,945,768
                                                                -----------
                                                                $ 1,025,804
                                                                ===========

 (6) Represents the pro forma increase in goodwill and other intangible assets, as follows (in thousands):

  Elimination of historical book value........................  $(57,000)
  Estimate of new goodwill from preliminary allocation of
    purchase price............................................   148,810
                                                                --------
                                                                $ 91,810
                                                                ========

      The estimate of new goodwill is based upon the following (in thousands):

  Class B common stock consideration..........................  $ 3,541,869
  Debt assumed, net of intercompany debt eliminated in
    consolidation.............................................      214,000
  Minimum estimated acquisition costs.........................       22,000
                                                                -----------
    Total consideration paid by New United....................    3,777,869
  Allocation to:
    Investments in affiliates.................................   (4,141,059)
    Marketable securities.....................................     (135,000)
    Other assets..............................................      (40,000)
    Deferred taxes............................................      662,000
    Other liabilities.........................................       25,000
                                                                -----------
  Preliminary estimate of goodwill............................  $   148,810
                                                                ===========

 (7) Represents our preliminary estimate of the minimum amount of merger-related fees and expenses, consisting primarily of SEC filing fees, fees and expenses of investment bankers, attorneys and accountants, and financial printing and other related charges.

 (8) Represents intercompany promissory notes made by the Contributed Subs to Liberty in the aggregate principal amount of $1.204 billion and related accrued interest of $63.0 million. These notes accrue interest at an initial rate of 14.0% per annum. Liberty will contribute $1.0 billion of these notes to New United as part of the merger and contribution transaction. Hence, these notes and the related accrued interest of $53.0 million will eliminate in consolidation. The remaining $204.0 million of promissory notes and related interest of $10.0 million will remain an obligation of the Contributed Subs to Liberty following the transaction.

 (9) Represents the net increase in stockholders' equity as follows (in thousands):

  Consideration in the form of 75,258,837 shares of Class B
    common stock valued at $47.0625 per share.................  $ 3,541,869
  Elimination of historical equity of United and Liberty
    Principal Transaction Assets Group........................   (1,393,255)
                                                                -----------
                                                                $ 2,148,614
                                                                ===========

      The per share value of Class B common stock issued to effect the merger and contribution transaction was determined using the closing price of United's Class A common stock for the two days prior, the day of and two days after the Principal Transaction was announced to the public.

 (10) Represents the pro forma net increase in depreciation and amortization as follows:

                                                           FOR THE              FOR THE
                                                      NINE MONTHS ENDED       YEAR ENDED
                                                      SEPTEMBER 30, 2000   DECEMBER 31, 1999
                                                      ------------------   -----------------
                                                                  (IN THOUSANDS)
  Elimination of historical goodwill amortization...       $ 2,000              $ 3,000
  Amortization of new goodwill based on an estimated
    useful life of 15 years.........................        (7,440)              (9,921)
                                                           -------              -------
                                                           $(5,440)             $(6,921)
                                                           =======              =======

(11)  Represents the pro forma impact on interest expense as follows:

                                                           FOR THE              FOR THE
                                                      NINE MONTHS ENDED       YEAR ENDED
                                                      SEPTEMBER 30, 2000   DECEMBER 31, 1999
                                                      ------------------   -----------------
                                                                  (IN THOUSANDS)
  Elimination of historical interest expense on the
    debt payable to Liberty Media...................       $ 63,000            $     --
  Additional interest expense on the
    interest-bearing $200.0 million note payable to
    Liberty Media...................................        (21,000)            (28,000)
                                                           --------            --------
                                                           $ 42,000            $(28,000)
                                                           ========            ========

(12) Represents the elimination of certain non-recurring gains and losses of the Liberty Principal Transaction Assets Group. The Liberty Principal Transaction Assets Group recorded a gain of $649.0 million (excluding related tax expense of $227.0 million) related to the merger of Flextech and Telewest. Also, the Liberty Principal Transaction Assets Group recorded a loss of $9.0 million (excluding related tax benefit of $3.0 million) on the sale of an equity method affiliate for shares of Crown Media.

(13) Represents the pro forma impact on share in results of affiliates as follows:

                                                           FOR THE              FOR THE
                                                      NINE MONTHS ENDED       YEAR ENDED
                                                      SEPTEMBER 30, 2000   DECEMBER 31, 1999
                                                      ------------------   -----------------
                                                                  (IN THOUSANDS)
  Elimination of historical excess basis
    amortization....................................      $  90,000            $ 115,000
  Amortization of new excess basis in investments in
    affiliates based on an estimated useful life of
    15 years........................................       (147,288)            (196,385)
  Record share in results of United.................       (884,841)             636,318
  Record share in results of Liberty Puerto Rico....         (1,000)                  --
                                                          ---------            ---------
                                                          $(943,129)           $ 554,933
                                                          =========            =========

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF LIBERTY PRINCIPAL TRANSACTION ASSETS GROUP

     The following discussion and analysis provides information concerning our combined results of operations and financial condition. This discussion should be read in conjunction with our accompanying combined financial statements and the notes thereto. The Liberty Principal Transaction Assets Group is a combination of certain combined subsidiaries and equity method investees of Liberty Media Corporation, a wholly owned subsidiary of AT&T Corp.

     Liberty Principal Transaction Assets Group's attributed subsidiary generally operate or hold interests in international businesses which provide cable television, telephone and programming services.

     Liberty Principal Transaction Assets Group's combined subsidiaries at December 31, 1999, included Pramer and Liberty Puerto Rico. These businesses are wholly owned and, accordingly, the results of operations of these businesses are included in the combined results of Liberty Principal Transaction Assets Group for the periods in which they were under Liberty Principal Transaction Assets Group's control.

     A significant portion of Liberty Principal Transaction Assets Group's operations are conducted through entities in which Liberty Principal Transaction Assets Group holds a 20% to 50% ownership interest. These businesses are accounted for using the equity method of accounting and, accordingly, are not included in the combined results of Liberty Principal Transaction Assets Group except as they affect Liberty Principal Transaction Assets Group's interest in earnings or losses of affiliates for the period in which they were accounted for using the equity method. Included in Liberty's investments in affiliates at December 31, 1999 were Telewest, Cablevision, Flextech, TyC, and Premium Movie Partnership.

     As a result of AT&T's acquisition of Tele-Communications, Inc., including Liberty, by merger (the "AT&T Merger") on March 9, 1999, Liberty Principal Transaction Assets Group's assets and liabilities have been recorded at their respective fair values (pursuant to the purchase method of accounting) therefore creating a new cost basis. For financial reporting purposes the AT&T merger is deemed to have occurred on March 1, 1999.

SUMMARY OF OPERATIONS

     Liberty Principal Transaction Assets Group's attributed programming business is Pramer, which provides basic programming distributed by cable, DTH satellite and other distribution media throughout Argentina. Liberty Puerto Rico is principally engaged in distributing cable television services to homes and businesses in Puerto Rico. Also included in Liberty Principal Transaction Assets Group's financial results through October 9, 1997, are those of Cablevision, a company engaged in the business of the construction, acquisition, ownership and operation of cable television systems in Argentina. Effective October 9, 1997, Liberty began accounting for its investment in Cablevision under the equity method of accounting. To enhance the reader's understanding, separate combined financial data has been provided below for the periods in which they were combined for Pramer, Liberty Puerto Rico and Cablevision due to the significance of those operations. The table sets forth, for the periods indicated, certain financial information and the percentage relationship that certain items bear to revenue. Liberty Principal Transaction Assets Group holds significant equity investments, the results of which are not a component of operating income, but are discussed below under "-- Investments in Affiliates Accounted for Under the Equity Method." Other items of significance are discussed separately below.

     In order to provide a meaningful basis for comparing the nine month periods ended September 30, 2000 and 1999 and years ended December 31, 1999 and 1998 for purposes of the following table and discussion, the operating results of Liberty Principal Transaction Assets Group for the seven month period ended September 30, 1999 and ten months ended December 31, 1999 have been combined with the operating results of Liberty Principal Transaction Assets Group for the two months ended February 28, 1999. Depreciation, amortization and certain other line items included in the operating results of Liberty Principal Transaction Assets Group are not comparable between periods as the seven month period ended September 30, 1999 and ten month period ended December 31, 1999 (successor periods), includes the effects of purchase accounting adjustments related to the AT&T merger, and prior periods do not. The combining of predecessor and successor accounting periods is not permitted by generally accepted accounting principles.

                                                LIBERTY PRINCIPAL TRANSACTION ASSETS GROUP
                                             -------------------------------------------------
                                              NINE MONTHS               NINE MONTHS
                                                 ENDED        % OF         ENDED        % OF
                                             SEPTEMBER 30,    TOTAL    SEPTEMBER 30,    TOTAL
                                                 2000        REVENUE       1999        REVENUE
                                             -------------   -------   -------------   -------
                                                               (IN MILLIONS)
Pramer:
  Revenue..................................       $56         100.0%        $48         100.0%
  Operating, selling, general and
     administrative........................        41          73.2          35          72.9
  Depreciation and amortization............         4           7.1           4           8.3
                                                  ---         -----         ---         -----
     Operating income......................       $11          19.7%        $ 9          18.8%
                                                  ===         =====         ===         =====
Liberty Puerto Rico:
  Revenue..................................       $36         100.0%        $31         100.0%
  Operating, selling, general and
     administrative........................        22          61.1          20          64.5
  Depreciation and amortization............        13          36.1           9          29.0
                                                  ---         -----         ---         -----
     Operating income......................       $ 1           2.8%        $ 2           6.5%
                                                  ===         =====         ===         =====

                                                 LIBERTY PRINCIPAL TRANSACTION ASSETS GROUP
                                  ------------------------------------------------------------------------
                                   YEAR ENDED     % OF      YEAR ENDED     % OF      YEAR ENDED     % OF
                                  DECEMBER 31,    TOTAL    DECEMBER 31,    TOTAL    DECEMBER 31,    TOTAL
                                      1999       REVENUE       1998       REVENUE       1997       REVENUE
                                  ------------   -------   ------------   -------   ------------   -------
                                                               (IN MILLIONS)
Pramer:
  Revenue.......................      $65         100.0%       $17         100.0%       $ --           --
  Operating, selling, general
     and administrative.........       48          73.8          9          52.9          --           --
  Depreciation and
     amortization...............        6           9.2          1           5.9          --           --
                                      ---         -----        ---         -----        ----        -----
     Operating income...........      $11          17.0%       $ 7          41.2%       $ --           --
                                      ===         =====        ===         =====        ====        =====
Liberty Puerto Rico:
  Revenue.......................      $44         100.0%       $45         100.0%       $ 40        100.0%
  Operating, selling, general
     and administrative.........       26          59.1         27          60.0          25         62.5
  Depreciation and
     amortization...............       15          34.1         10          22.2           9         22.5
                                      ---         -----        ---         -----        ----        -----
     Operating income...........      $ 3           6.8%       $ 8          17.8%       $  6         15.0%
                                      ===         =====        ===         =====        ====        =====
Cablevision:
  Revenue.......................      $--            --        $--            --        $173        100.0%
  Operating, selling, general
     and administrative.........       --            --         --            --         106         61.3
  Depreciation and
     amortization...............       --            --         --            --          41         23.7
                                      ---         -----        ---         -----        ----        -----
     Operating income...........      $--            --        $--            --        $ 26         15.0%
                                      ===         =====        ===         =====        ====        =====

NINE MONTHS ENDED SEPTEMBER 30, 2000, COMPARED TO SEPTEMBER 30, 1999

  CONSOLIDATED SUBSIDIARIES

     Pramer. The majority of Pramer's revenue is derived from the delivery of basic cable television programming to subscribers pursuant to affiliation agreements between Pramer, cable operators and DTH distributors. Pramer is party to an affiliation agreement with Cablevision, Pramer believes that the terms of this affiliation agreement is similar to those with third parties. Pramer generally receives payment for these services based on the number of subscribers that receive the Pramer services.

     Revenue increased to $56 million during the nine-month period ended September 30, 2000 from $48 million during the nine-month period ended September 30, 1999. This increase is primarily the result of increased advertising revenue and increased distribution of programming services.

     Operating, selling, general and administrative expenses were $41 million during the nine-months ended September 30, 2000 and $35 million during the nine months ended September 30, 1999. This increase was consistent with the increase in revenue.

     Liberty Cablevision of Puerto Rico. Liberty Puerto Rico's revenue is derived primarily from the construction, acquisition, ownership and operation of cable television systems in Puerto Rico.

     Revenue increased to $36 million during the nine-month period ended September 30, 2000 from $31 million during the nine-month period ended September 30, 1999. This increase is the result of 5% average subscriber growth for basic services, increased penetration for premium services and rate increases.

     Operating, selling, general and administrative expenses increased to $22 million during the nine-months ended September 30, 2000 from $20 million during the nine-month period ended September 30, 1999. This increase was consistent with the increase in revenue.

     Depreciation and amortization increased to $13 million during the nine-month period ended September 30, 2000 from $9 million during the nine-month period ended September 30, 1999. This increase is primarily the result of capital expenditures to rebuild or improve the cable network for damage inflicted by Hurricane Georges in September 1998.

  INTEREST EXPENSE

     Interest expense was $66 million for the nine months ended September 30, 2000 as compared to $4 million and $1 million for the seven months ended September 30, 1999 and the two months ended February 28, 1999, respectively. Such increase relates to interest expense incurred on $1.2 billion of intercompany notes distributed to Liberty which were effected on May 18, 2000. Interest accrues at a rate of 14.0% per annum on such notes payable.

  INVESTMENTS IN AFFILIATES ACCOUNTED FOR UNDER THE EQUITY METHOD

     Liberty Principal Transaction Assets Group's shares of losses of affiliates were $311 million, $208 million and $47 million during the nine month period ended September 30, 2000, the seven month period ended September 30, 1999 and the two month period ended February 28, 1999, respectively.

     Telewest. Liberty Principal Transaction Assets Group's share of Telewest's net losses was approximately $259 million, $154 million and $38 million during the nine month period ended September 30, 2000, the seven months ended September 30, 1999 and the two month period ended February 28, 1999, respectively. The increase in Liberty Principal Transaction Assets Group's share of losses in Telewest of $67 million during the nine month period ended September 30, 2000 as compared to the nine month period ended September 30, 1999, is primarily due to the acquisition of Flextech during the nine-months ended September 30, 2000. In addition, Liberty Principal Transaction Assets Group's share of losses of Telewest for the nine month period ended September 30, 2000 and the seven month period ended September 30, 1999 included $70 million and $51 million, respectively, in amortization related to purchase accounting adjustments associated with the AT&T merger.

     Flextech. Liberty Principal Transaction Assets Group's share of Flextech's net losses was approximately $18 million, $27 million and $5 million during the nine month period ended September 30, 2000, the seven months ended September 30, 1999 and the two month period ended February 28, 1999, respectively. Liberty Principal Transaction Assets Group's share of losses in Flextech decreased by $14 million during the nine month period ended September 30, 2000 as compared to the nine month period ended September 30, 1999 principally because Flextech was acquired by Telewest in April 2000.

     Cablevision. Liberty Principal Transaction Assets Group's share of Cablevision's net losses was approximately $31 million, $17 million and $3 million during the nine month period ended September 30, 2000, the seven months ended September 30, 1999 and the two month period ended February 28, 1999, respectively. The increase in Liberty Principal Transaction Assets Group's share of losses in Cablevision of $11 million during the nine month period ended September 30, 2000 as compared to the nine month period ended September 30, 1999, is primarily due to declining subscriber base, increasing programming costs and increasing interest expense.

  GAIN ON SALES OF INVESTMENTS, NET

     In April 2000, Telewest acquired Flextech. As a result, each share of Flextech was exchanged for 3.78 new Telewest shares. Prior to the acquisition, Liberty Principal Transaction Assets Group owned an approximate 37% equity interest in Flextech and an approximate 22% equity interest in Telewest. As a result of the acquisition, Liberty Principal Transaction Assets Group owns an approximate 24.6% equity interest in Telewest. Liberty Principal Transaction Assets Group recognized a $649 million gain (excluding related tax expense of $227 million) on the acquisition during the nine months ended September 30, 2000 based on the difference between the carrying value of Liberty Principal Transaction Assets Group's interest in Flextech and the fair value of the Telewest shares received. At September 30, 2000, Liberty Principal Transaction Assets Group owned 724 million of the issued and outstanding Telewest ordinary shares.

     In May 2000, Crown Media purchased one of the Liberty Principal Transaction Assets Group's equity investments in conjunction with the Crown Media initial public offering. As a result of this transaction, Liberty Principal Transaction Assets Group received 9,154,930 shares of Crown Media and realized a $9 million loss on the sale. Following the contribution and the Crown Media initial public offering, Liberty owns approximately 16% of Crown Media.

YEAR ENDED DECEMBER 31, 1999, COMPARED TO DECEMBER 31, 1998, COMPARED TO DECEMBER 31, 1997

  CONSOLIDATED SUBSIDIARIES

     Pramer. Revenue increased to $65 million from $17 million in 1998. This increase is the result of Liberty Principal Transaction Assets Group's acquisition of Pramer on August 1, 1998. Prior to the acquisition date Pramer is not included in Liberty Principal Transaction Assets Group's operations.

     Operating, selling, general and administrative expenses were $48 million and $9 million for the years ended December 31, 1999 and 1998, respectively. These increases are due to Liberty Principal Transaction Assets Group's acquisition of Pramer on August 1, 1998.

     Depreciation and amortization were $6 million and $1 million for the years ended December 31, 1999 and 1998, respectively. These increases are due to Liberty Principal Transaction Assets Group's acquisition of Pramer on August 1, 1998.

     Liberty Cablevision of Puerto Rico. Revenue was $44 million, $45 million and $40 million for the years ended December 31, 1999, 1998 and 1997, respectively. The decline in revenue of approximately 2.3% from 1998 to 1999 is due to a net decrease in subscribers due to Hurricane Georges which ravaged the island in September 1998. Liberty Puerto Rico has been in the process of rebuilding its cable network and reconnecting subscribers that suffered outages due to the hurricane. The increase in revenue of approximately 12.5% from 1997 to 1998 is primarily due to the acquisition of another Puerto Rico cable system.

     Operating, selling, general and administrative expenses were $26 million, $27 million and $25 million for the years ended December 31, 1999, 1998 and 1997, respectively. Such expenses have remained relatively consistent as a percentage of total revenue at 59.1%, 60.0% and 62.5% for the years ended December 31, 1999, 1998 and 1997. This trend is consistent with the cable television industry and the impact of the hurricane.

     Depreciation and amortization was $15 million, $10 million and $9 million for the years ended December 31, 1999, 1998 and 1997. The increase of 50.0% from 1998 to 1999 is due to the rebuild of Liberty Puerto Rico's cable network following the hurricane. The increase in 1998 as compared to 1997 is due to capital expenditures in the normal course of business.

     Cablevision. On October 9, 1997, Liberty Principal Transaction Assets Group sold a portion of its 51.0% interest in Cablevision to unaffiliated third parties for cash. Upon the consummation of the sale, Liberty Principal Transaction Assets Group began accounting for its interest in Cablevision under the equity method of accounting and accordingly the results of operations of Cablevision were no longer included in the combined financial results of Liberty Principal Transaction Assets Group.

  INVESTMENTS IN AFFILIATES ACCOUNTED FOR UNDER THE EQUITY METHOD

     Liberty Principal Transaction Assets Group's share of losses of affiliates was $317 million, $47 million $177 million and $160 million during the ten months ended December 31, 1999, the two months ended February 28, 1999 and the years ended December 31, 1998 and 1997, respectively.

     Telewest. Liberty Principal Transaction Assets Group's share of Telewest's net losses was approximately $225 million, $38 million, $135 million and $145 million during the ten months ended December 31, 1999, the two months ended February 28, 1999 and the years ended December 31, 1998 and 1997, respectively. Liberty Principal Transaction Assets Group's share of losses for the ten months ended December 31, 1999 included $73 million in amortization related to purchase accounting adjustments associated with the AT&T merger. Excluding this amortization, Liberty's share of losses in Telewest for the year ended December 31, 1999 increased by $55 million or 40.7% and compared to the year ended December 31, 1998. This increase was due principally to:

     - increased interest expense;

     - increased depreciation and amortization expense resulting from acquisitions; and

     - increased foreign currency transaction losses.

     Liberty Principal Transaction Assets Group's share of losses from Telewest for the year ended December 31, 1998 decreased by $10 million or 6.9%. This increase was due principally to the net effect of:

     - changes in foreign currency transaction losses;

     - an increase in operating cash flow resulting from revenue growth; and

     - an increase in interest expense.

     Telewest experienced unrealized foreign currency transaction losses on its US dollar denominated debentures resulting from the translation of the debentures into British pounds sterling and the adjustment of a related foreign currency option contract to market value. This accounts for much of the changes in foreign currency transaction losses in each of the periods discussed.

     Flextech. Liberty Principal Transaction Assets Group's share of Flextech's net losses was approximately $41 million, $5 million, $21 million and $16 million during the ten months ended December 31, 1999, the two months ended February 28, 1999 and the years ended December 31, 1998 and 1997, respectively. Liberty Principal Transaction Assets Group's share of losses for the ten months ended December 31, 1999 included $22 million in amortization related to purchase accounting adjustments associated with Liberty Principal Transaction Assets Group's investment in Flextech in connection with the AT&T merger. Excluding this amortization, Liberty Principal Transaction Assets Group's share of losses in Flextech for the year ended December 31, 1999 increased by $3 million or 14.3%, as compared to the year ended December 31, 1998. This increase was due to increased stock compensation, increases in Flextech's stock price, and increased losses from joint ventures.

     Liberty Principal Transaction Assets Group's share of losses from Flextech for the year ended December 31, 1998 increased by $5 million, or 31.3%, over 1997 due principally to increased losses from joint ventures.

     Cablevision. Liberty Principal Transaction Assets Group's share of Cablevision's net losses was approximately $28 million, $3 million, $23 million and $3 million during the ten months ended December 31, 1999, the two months ended February 28, 1999 and the years ended December 31, 1998 and 1997, respectively. Liberty Principal Transaction Assets Group's share of losses for the ten months ended December 31, 1999 included $7 million in amortization related to purchase accounting adjustments associated with the AT&T merger. Excluding this amortization, Liberty's share of losses in Cablevision for the year ended December 31, 1999 increased by $1 million or 4.3% and compared to the year ended December 31, 1998. This increase was due, in part, to interest expense from additional borrowings in 1999.

     Liberty Principal Transaction Assets Group's share of losses of from Cablevision for the year ended December 31, 1998 increased by $20 million due to Cablevision being accounted for under the equity method for the entire year in 1998 versus only three months in 1997.

LIQUIDITY AND CAPITAL RESOURCES

     Liberty Principal Transaction Assets Group has no directly available sources of cash other than through the operations of the wholly owned businesses in the Liberty Principal Transaction Assets Group. Liberty Principal Transaction Assets Group has historically received cash contributions from Liberty to make additional investments and or capital calls to its subsidiaries and business affiliates. Liberty Principal Transaction Assets Group has no employees or operations of its own.

     Flextech has undertaken to finance the working capital requirements of a joint venture that it has formed with BBC Worldwide Limited, and is obligated to provide this joint venture with a primary credit facility of L88 million and, subject to certain restrictions, a standby credit facility of L30 million. As of September 30, 2000, this joint venture had borrowed L66.0 million under the primary credit facility. If Flextech defaults in its funding obligation to the joint venture and fails to cure the default within 42 days after receipt of notice from BBC Worldwide, BBC Worldwide is entitled, within the following 90 days, to require that Liberty Principal Transaction Assets Group assumes all of Flextech's funding obligations to the joint venture.

     On May 18, 2000, the Liberty Principal Transaction Assets Group declared a distribution of combined equity in the amount of $1.2 billion in the form of notes payable, secured by the assets of the underlying investments of Liberty Principal Transaction Assets Group. A portion of the notes payable, totaling $200 million, bear interest at 14.0% per annum, increasing to 18.0% in May 2001, and mature in November 2001. The remaining notes bear interest at 14.0% per annum and are due in May 2001. Interest on the notes is payable semi-annually and commenced in September 2000.

                   LIBERTY PRINCIPAL TRANSACTION ASSETS GROUP
           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The Liberty Principal Transaction Assets Group is exposed to market risk in the normal course of its business operations due to its investments in different foreign countries and ongoing investing and financial activities. Market risk refers to the risk of loss arising from adverse changes in foreign currency exchange rates, interest rates and stock prices. The risk of loss can be assessed from the perspective of adverse changes in fair values, cash flows and future earnings. The Liberty Principal Transaction Assets Group has established policies, procedures and internal processes governing its management of market risks and the use of financial instruments to manage its exposure to such risks.

     Contributions to the Liberty Principal Transaction Assets Group's foreign affiliates are denominated in foreign currency. The Liberty Principal Transaction Assets Group therefore is exposed to changes in foreign currency exchange rates. Currently, the Liberty Principal Transaction Assets Group does not hedge any foreign currency exchange risk because of the long-term nature of its interests in foreign affiliates. The Liberty Principal Transaction Assets Group continually evaluates its foreign currency exposure (primarily the Argentine peso, British pound sterling and Australian dollar) based on current market conditions and the business environment.

     The Liberty Principal Transaction Assets Group is exposed to changes in interest rates primarily as a result of its borrowing and investing activities, which include fixed and floating rate investments and borrowings used to maintain liquidity and fund its business operations. The nature and amount of the Liberty Principal Transaction Assets Group's long-term and short-term debt are expected to vary as a result of future requirements, market conditions and other factors. As of September 30, 2000, the majority of the Liberty Principal Transaction Assets Group's debt was composed of fixed rate debt. The fixed rate nature of the Liberty Principal Transaction Assets Group's debt limits Liberty Principal Transaction Assets Group's exposure to interest rate risk associated with rising variable interest rates. The Liberty Principal Transaction Assets Group does, however, have interest rate risk with respect to opportunity cost, which is measured through changes in the fair value of debt. At September 30, 2000, the aggregate fair value of the Liberty Principal Transaction Assets Group's debt approximates its carrying value.

     The Liberty Principal Transaction Assets Group is exposed to changes in stock prices primarily as a result of its significant holdings in publicly traded securities. The Liberty Principal Transaction Assets Group continually monitors changes in stock markets, in general, and changes in the stock prices of its significant holdings, specifically. Changes in stock prices can be expected to vary as a result of general market conditions, technological changes, specific industry changes and other factors. The Liberty Principal Transaction Assets Group does not hedge any of its investment positions subject to fluctuations in stock prices.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF UNITED

     The following discussion and analysis of financial condition and results of operations covers the nine months ended September 30, 2000 and 1999 (unaudited), the year ended December 31, 1999, the ten months ended December 31, 1998 and the year ended February 28, 1998 and should be read together with our consolidated financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus.

INTRODUCTION

     For the nine months ended September 30, 2000 and 1999, and the year ended December 31, 1999, we consolidated the results of operations from our systems in Austria, Belgium, Czech Republic, France, Hungary, Ireland, The Netherlands, Norway, Poland (from August 1, 1999), Romania, Slovak Republic, Sweden (from July 1, 1999), Australia, New Zealand (from August 1, 1999 until April 1, 2000), Chile (from May 1, 1999), Peru, Brazil (Fortaleza) and Uruguay. Unconsolidated systems include our interests in certain systems in Israel, Malta, Brazil (Jundiai), Mexico, the Philippines and China and programming interests in Spain, Australia and Latin America. We account for these unconsolidated systems using the equity method of accounting. Under this method, the investment, originally recorded at cost, is adjusted to recognize our proportionate share of net earnings or losses of the affiliate, limited to the extent of our investment in and advances to the affiliate, including any debt guarantees or other contractual funding commitments. Our proportionate share of net earnings or losses of each affiliate includes the amortization of the excess of our cost over our proportionate interest in each affiliate's net tangible assets. During the ten months ended December 31, 1998, we consolidated certain of our Dutch systems for the period ended July 31, 1998. Thereafter, all of our Dutch systems were accounted for using the equity method until February 17, 1999. On December 11, 1997, we purchased the remaining 50.0% of UPC we did not already own, and as a result began consolidating UPC's operating results. We had historically accounted for UPC under the equity method.

     Prior to the ten months ended December 31, 1998, our fiscal year-end was the last day of February, and we accounted for our share of the income or loss of our operating companies based on the calendar year results of each operating company. This created a two-month delay in reporting the operating company results in our consolidated results for our fiscal year-end. On February 24, 1999, we changed our fiscal year-end from the last day in February to the last day in December, effective December 31, 1998. To effect the transition to the new fiscal year-end, the combined results of operations of the operating companies for January and February 1998, a loss of $50.4 million, has been reported as a one-time adjustment to our retained deficit as of March 1, 1998, in our consolidated statement of stockholders' equity (deficit). Consequently, the consolidated statement of operations presents the consolidated results of us and our subsidiaries for the ten months ended December 31, 1998.

SERVICES

     To date, our primary source of revenue has been video entertainment services. We believe that an increasing percentage of our future revenues will come from telephone and Internet/data services. Within a decade, video services could account for half of our total revenue, as our other services increase. These are forward-looking statements and will not be fulfilled unless our new services grow dramatically. Our capital constraints, technological limitations, competition, lack of programming, loss of personnel, adverse regulation and many other factors could prevent our new services from growing as we expect. The introduction of telephone and Internet/data services had a significant negative impact on operating income (loss) and Adjusted EBITDA during 1999 and 2000. We expected this negative impact due to the high costs associated with obtaining subscribers, branding, and launching these new services against the incumbent operator. This negative impact is expected to decline. We intend for these new businesses to be Adjusted EBITDA positive after two to three years following introduction of the service, but there can be no assurance this will occur.

     Video. Our operating systems generally offer a range of video service subscription packages including a basic tier and an expanded basic tier. In some systems, we also offer mini-tiers and other premium programming. Historically, video services revenue has increased as a result of acquisitions of systems, subscriber growth from both well established and developing systems, and increases in revenue per subscriber from basic rate increases and the introduction of expanded basic tiers and pay-per-view services.

     Voice. Our operating systems offer a full complement of telephone services, including caller ID, call waiting, call forwarding, call blocking, distinctive ringing and three-way calling. In addition, we have begun to offer business services, including dedicated leased lines, LAN interconnection services and cable ISDN.

     Data. We are in the early stages of executing our Internet/data services business, and the profitability of both the Internet as a mass market delivery vehicle and our business is unproven. Our expansion plans contemplate geographic coverage across several continents, with locally tailored content and products and services in multiple languages. chello broadband, which launched its service in April 1999, provides high-speed Internet access and local portal and integrated broadband content to our local operating companies and non-affiliated operating companies through a franchise agreement. Under the franchise agreement chello broadband provides our non-affiliated local operators with high-speed connectivity, caching, local language broadband portals, and marketing support for a fee based upon a percentage of subscription and installation revenue. In the future the franchise agreement provides that the local operator will receive a percentage of the revenue from chello broadband generated e-commerce and advertising. The local operator is responsible for the local network including the upgrade, management and maintenance, sales and training, customer support and service, installation and cost of customer premise equipment. During 1999, substantially all of chello broadband's revenues were subscription based and derived from our local operating companies. These intercompany revenues have been eliminated in our consolidated operating results. We believe we have an opportunity to grow non-affiliated revenue through chello broadband in future years, however we cannot predict whether our products and services, including broadband Internet services in general, will become accepted or profitable in these markets.

     Programming. United's programming business provides programming for video service providers in Europe, Latin America, Australia and New Zealand. In addition to being provided on our systems, the programming is also sold to non-United operators.

PRICING

     Video. We usually charge a one-time installation fee when we connect video subscribers, a monthly subscription fee that depends on whether basic or expanded basic tier service is offered, and incremental amounts for those subscribers purchasing pay-per-view and premium programming, which are generally offered only to expanded basic tier subscribers.

     Voice. Revenue from residential telephone usually consists of a flat monthly line rental and a usage charge based upon minutes. Other telephone revenue includes IP data services to the small and medium-sized business customers, carrier select revenue as well as lease line and other business revenue. In order to achieve high growth from early market entry, we price our telephone service at a discount compared to services offered by incumbent telecommunications operators. In addition, we may waive or substantially discount our installation fees.

     Data. To date, virtually all of our revenues have been derived from monthly subscription fees. Most local operators have chosen to waive installation charges. In the future, we expect to generate revenues from advertising and e-commerce as we develop our portals and our digital set-top box services. Currently, our services are offered to residential subscribers at flat subscription fees. Our flat fee is designed to be generally lower than the costs associated with dial-up Internet access, including the access fees and phone charges with dial-up access. For business subscribers to services other than our standard broadband Internet access services, we generally agree on the pricing with local operators on a case-by-case basis, depending on the size and capacity requirements of the businesses.

     Programming. We charge video service providers a per-subscriber fee for our programming channels.

COSTS OF OPERATIONS

     Video. Operating costs include the direct costs of programming, franchise fees and operating expenses necessary to provide the service to the subscriber. Direct costs of programming are variable, based on the number of subscribers. The cost per subscriber is established by negotiation between us and the program supplier or rates negotiated by cable associations. Franchise fees, where applicable, are typically based upon a percentage of revenue. Other direct operating expenses include operating personnel, service vehicles, maintenance and plant electricity. Selling, general and administrative expenses include personnel-related costs such as stock-based compensation expenses, marketing, sales and commissions, legal and accounting, office facilities and other overhead costs.

     Voice. Operating costs include interconnect costs, number portability fees, network operations, customer operations and customer care. Interconnect costs are variable based upon usage as determined through negotiated interconnect agreements. Selling, general and administrative expenses include branding, marketing and customer acquisition costs, personnel-related costs such as stock-based compensation expense, legal and accounting, human resources, office facilities and other overhead costs.

     Data. Operating costs consist primarily of leased-line and network development and management costs, as well as portal design and development, local connectivity costs, help desk and customer care costs. Stock-based compensation expenses related to operations personnel are also part of our operating costs. Selling, general and administrative expenses include branding, customer acquisition costs, personnel-related costs, legal and accounting, office facilities and other overhead.

     Programming. Operating costs include the costs of programming rights, production costs and distribution costs, including transponder fees and operating costs. A significant portion of these costs are fixed in nature through contractual commitments. Selling, general and administrative expenses include marketing and subscription acquisition costs, legal and accounting, office facilities and other overhead costs.

RESULTS OF OPERATIONS

     The following table sets forth information from our major consolidated operating systems for each of the three years ended December 31, 1999, 1998 and 1997 and the nine month periods ended September 30, 2000 and 1999 (all amounts in U.S. dollars):

                                         FOR THE NINE MONTHS
                                         ENDED SEPTEMBER 30,    FOR THE YEAR ENDED DECEMBER 31,
                                         --------------------   -------------------------------
                                           2000        1999       1999        1998       1997
                                         ---------   --------   ---------   --------   --------
                                                             (IN THOUSANDS)
UPC Revenue:
  Video................................  $ 434,241   $249,667   $ 384,397   $189,863   $164,323
  Telephone............................    120,877     21,647      42,606        267         --
  Internet/Data........................     52,560     14,576      26,506      4,756        392
  Programming and DTH..................     40,455      5,390      12,029        677         51
  Other................................      4,763      4,145       7,884      9,955      8,181
                                         ---------   --------   ---------   --------   --------
          Total UPC Revenue............  $ 652,896   $295,425   $ 473,422   $205,518   $172,947
                                         =========   ========   =========   ========   ========
UPC Adjusted EBITDA:
  Video................................  $ 162,397   $104,691   $ 124,010   $ 84,828   $ 67,979
  Telephone............................    (77,883)   (23,733)    (44,810)    (5,813)        --
  Internet/Data........................   (129,138)   (49,034)    (81,179)   (12,493)       197
  Programming and DTH..................    (83,896)   (23,181)    (81,496)    (5,061)    (5,914)
  Other................................    (89,221)   (27,607)    (40,534)    (5,463)    (8,677)
                                         ---------   --------   ---------   --------   --------
          Total UPC Adjusted
            EBITDA(1)..................  $(217,741)  $(18,864)  $(124,009)  $ 55,998   $ 53,585
                                         =========   ========   =========   ========   ========
Austar United Revenue(2):
  Video................................  $ 124,396   $104,416   $ 142,452   $ 85,199   $ 63,848
  Telephone............................         --         --          --         --         --
  Internet/Data........................      1,654         --          --         --         --
  Other................................      1,866         --          --         --         --
                                         ---------   --------   ---------   --------   --------
          Total Austar United
            Revenue....................  $ 127,916   $104,416   $ 142,452   $ 85,199   $ 63,848
                                         =========   ========   =========   ========   ========
Austar United Adjusted EBITDA:
  Video................................  $   3,830   $   (627)  $  (7,687)  $(23,129)  $(19,220)
  Telephone............................       (903)        --          --         --         --
  Internet/Data........................    (23,190)        --          --         --         --
  Other................................       (949)    (3,636)         --         --         --
                                         ---------   --------   ---------   --------   --------
          Total Austar United Adjusted
            EBITDA(1)..................  $ (21,212)  $ (4,263)  $  (7,687)  $(23,129)  $(19,220)
                                         =========   ========   =========   ========   ========
VTR Revenue:
  Video................................  $  85,722   $ 76,742   $ 113,004   $116,488   $114,423
  Telephone............................     22,970     16,012      14,467      2,516        263
  Internet/Data........................        511         32          --         --         --
                                         ---------   --------   ---------   --------   --------
          Total VTR Revenue............  $ 109,203   $ 92,786   $ 127,471   $119,004   $114,686
                                         =========   ========   =========   ========   ========
VTR Adjusted EBITDA:
  Video................................  $  29,326   $ 17,522   $  27,725   $ 30,763   $ 23,687
  Telephone............................     (8,534)     2,171      (4,388)    (2,741)    (1,687)
  Internet/Data........................     (2,228)        --          --         --         --
  Other................................     (6,944)    (3,192)     (2,048)        --         --
                                         ---------   --------   ---------   --------   --------
          Total VTR Adjusted
            EBITDA(1)..................  $  11,620   $ 16,501   $  21,289   $ 28,022   $ 22,000
                                         =========   ========   =========   ========   ========

---------------

(1) "Adjusted EBITDA" represents net operating earnings before depreciation, amortization and stock-based compensation charges. Stock-based compensation charges result from variable plan accounting for our subsidiaries' phantom stock option plans and are generally non-cash charges. Industry analysts generally consider Adjusted EBITDA to be a helpful way to measure the performance of cable television operations and communications companies. Adjusted EBITDA should not, however, be considered a replacement for net income, cash flows or for any other measure of performance or liquidity under generally accepted accounting principles, or as an indicator of a company's operating performance. Our presentation of Adjusted EBITDA may not be comparable to statistics with a similar name reported by other companies. Not all companies and analysts calculate Adjusted EBITDA in the same manner.

(2) Not including the results of operations of Saturn, which was consolidated from August 1, 1999 until March 31, 2000.

     The following rates for the primary currencies that impact our financial statements are shown below per one U.S. dollar:

                                                                 AUSTRALIAN
                                                         EURO      DOLLAR     CHILEAN PESO
                                                        ------   ----------   ------------
Average rate first nine months of 2000................  1.0654     1.6822       528.7113
Average rate first nine months of 1999................  0.9376     1.5336       497.5459
Average rate 1999.....................................  0.9528     1.5488       507.8951
Average rate 1998.....................................  0.9030     1.6102            N/A
Average rate 1997.....................................  0.8849     1.3584            N/A

COMPARISON OF THE FIRST NINE MONTHS OF 2000 TO THE FIRST NINE MONTHS OF 1999

  REVENUE

     United's revenue increased $440.0 million, or 95.5%, from $460.6 million for the nine months ended September 30, 1999 to $900.6 million for the nine months ended September 30, 2000.

     Europe. Revenue for UPC in U.S. dollar terms increased $357.5 million, or 121.0% from $295.4 million for the nine months ended September 30, 1999 to $652.9 million for the nine months ended September 30, 2000, despite a 13.6% devaluation of the Euro to the U.S. dollar from the first nine month period to the second nine month period.

     Video revenue for UPC increased primarily due to acquisitions. Video revenue for the nine months ended September 30, 2000 compared to the same period in 1999 attributable to acquisitions totaled 67.5% of the total increase. Of this increase, acquisitions in The Netherlands represent 46.0%, the acquisition in Poland represents 28.8%, the acquisition in Sweden represents 12.9% and the acquisition in the Czech Republic represents 12.3%. The remaining increase in video revenue primarily came from organic subscriber growth and increased revenue per subscriber.

     The increase in UPC's telephone revenue for the nine months ended September 30, 2000 compared to the prior period in 1999 is primarily due to the launch of local telephone services, under the brand name Priority Telecom, in UPC's Austrian, Dutch, French and Norwegian systems in 1999 and Sweden in 2000. In addition, UPC began consolidating telephone revenue from its acquisitions of A2000 (September 1999), Kabel Plus (November 1999) and Monor (December 1999).

     The increase in UPC's Internet/data revenue for the nine months ended September 30, 2000 compared to the prior period in 1999 is primarily due to the launch of residential and business cable-modem high-speed Internet access services, branded chello broadband, in April 1999. During the second quarter of 1999, UPC launched chello broadband on the upgraded portion of its networks in Austria, Belgium, France, The Netherlands (with the exception of A2000) and Norway. UPC launched chello broadband in A2000 and Sweden in the fourth quarter of 1999.

     The increase in UPC's Programming and DTH revenue from period to period is primarily due to the acquisition of UPC Polska in August 1999. Through this acquisition, UPC obtained both a DTH platform serving the Polish marketplace and a Polish-language programming business under the brand name Wizja TV, subsequently rebranded UPC Broadcast Centre.

     Asia/Pacific. Austar United's revenue increased $23.5 million, or 22.5%, from $104.4 million for the nine months ended September 30, 1999 to $127.9 million for the nine months ended September 30, 2000, despite a 9.7% devaluation of the Australian dollar to the U.S. dollar from period to period.

     The increase in revenue from period to period was primarily due to Austar's video subscriber growth (427,012 at September 30, 2000 compared to 360,708 at September 30, 1999) as well as growth in premium tiers, resulting in an average revenue per subscriber of A$55.78 for the nine months ended September 30, 2000, compared to A$51.45 for the same period in the prior year.

     Latin America. We began consolidating the results of operations of VTR effective May 1, 1999. Revenue for VTR in U.S. dollar terms increased $16.4 million, or 17.7%, from $92.8 million for the nine months ended September 30, 1999 to $109.2 million for the nine months ended September 30, 2000, despite a 6.3% devaluation of the Chilean peso to the U.S. dollar from period to period.

     Video revenue increased $9.0 million, or 11.7%, for the nine months ended September 30, 2000 compared to the same period in the prior year, despite the devaluation of the Chilean Peso and economic recession in Chile. The number of subscribers increased from 389,858 as of September 30, 1999 to 408,491 as of September 30, 2000. The average monthly revenue per subscriber for video was $24.33 for the nine months ended September 30, 2000, compared to $21.86 for the nine months ended September 30, 1999.

     The increase in telephone revenue of $7.0 million for the nine months ended September 30, 2000 compared to the prior period resulted primarily from telephone subscriber growth (112,807 subscribers at September 30, 2000 compared to 56,623 subscribers at September 30, 1999).

ADJUSTED EBITDA

     United's Adjusted EBITDA decreased $213.9 million during the nine months ended September 30, 2000 compared to the nine months ended September 30, 1999.

     Europe. Adjusted EBITDA for UPC in U.S. dollar terms decreased $198.8 million, from a negative $18.9 million for the nine months ended September 30, 1999 to negative $217.7 million for the nine months ended September 30, 2000.

     Video Adjusted EBITDA increased 55.1% for the nine months ended September 30, 2000 compared to the same period in the prior year, while video revenue increased 73.9% for the same periods. As a percentage of revenue, video operating expense increased 5.6% from 34.6% for the nine months ended September 30, 1999 to 40.2% for the nine months ended September 30, 2000. This increase was primarily due to higher operating costs as a percentage of revenue for systems UPC acquired during 1999. UPC expects to reduce this percentage in future years as the new acquisitions are integrated and through other operating efficiencies.

     The increase in UPC's negative Adjusted EBITDA from its local telephone service for the nine months ended September 30, 2000 compared to the prior period in 1999 was due to the recent launch of Priority Telecom in its Austrian, Dutch, French and Norwegian systems in 1999 and Sweden in 2000. In order to achieve high growth from early market entry, UPC prices its telephone service at a discount compared to services offered by incumbent telecommunications operators. UPC may also waive or discount installation fees. UPC is also continuing to incur increased costs related to the development of the Priority Telecom brand.

     The increase in UPC's negative Adjusted EBITDA from its Internet/data service for the nine months ended September 30, 2000 compared to the prior period in 1999 was due to the launch of chello broadband on the upgraded portion of its networks in Austria, Belgium, France, The Netherlands (with the exception of A2000) and Norway in the second quarter of 1999. UPC launched chello broadband in A2000 and Sweden in the fourth quarter of 1999.

     Subsequent to UPC's acquisition of UPC Polska in August 1999, UPC began to restructure the Polish DTH and programming businesses by separating them into two business lines. UPC has incurred significant start-up and restructuring costs related to this endeavor. UPC expects to incur additional operating losses related to its programming and DTH businesses for the next two years, while UPC develops and expands its subscriber base.

     Asia/Pacific. Austar United's Adjusted EBITDA decreased by $16.9 million, from negative $4.3 million for the nine months ended September 30, 1999 to negative $21.2 million for the nine months ended September 30, 2000. This decrease is primarily due to the increased expenses associated with the launch of Austar United Broadband's Internet business. Video Adjusted EBITDA improved for the nine months ended September 30, 2000, compared to the same period in the prior year. Austar's incremental sales growth was partially offset by increased programming costs as subscribers increased and the Australian dollar weakened against the U.S. dollar.

     Latin America. We began consolidating the results of operations of VTR effective May 1, 1999. VTR's Adjusted EBITDA in U.S. dollar terms decreased $4.9 million, or 29.7% from $16.5 million for the nine months ended September 30, 1999 to $11.6 million for the nine months ended September 30, 2000. VTR's Adjusted EBITDA from its video business increased for the nine months ended September 30, 2000 compared to the prior period as modest price increases exceeded expenses. Although revenues from telephone services increased significantly from the comparable period in 1999, development expenses of this new business continue to exist. VTR expects these operating and selling, general and administrative expenses as a percentage of telephone revenue to decline in future periods because development costs in general will taper off and certain costs have already been incurred and are fixed in relation to subscriber volumes.

     Corporate. Stock-based compensation expense decreased for the nine months ended September 30, 2000 compared to the same period in the prior year, due to a credit of $1.0 million for the nine months ended September 30, 2000, compared to a charge of $71.7 million for the same period in 1999. These plans include the UPC phantom stock option plan, the chello phantom stock option plan, the Austar United stock option plan, the ULA phantom stock option plan and the VTR phantom stock option plan, which continue to require variable plan accounting. Under this method of accounting, increases in the fair market value of these vested options result in non-cash compensation charges to the statement of operations, while decrease in the fair market value of these vested options will cause a reversal of previous charges taken.

DEPRECIATION AND AMORTIZATION

     United's depreciation and amortization expense increased $305.9 million during the nine months ended September 30, 2000 compared to the nine months ended September 30, 1999 as follows:

                                                              FOR THE NINE MONTHS
                                                                     ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
                                                                (IN THOUSANDS)
Europe......................................................  $447,386   $164,556
Asia/Pacific................................................    79,642     75,031
Latin American..............................................    38,136     19,781
Corporate and other.........................................     1,132      1,007
                                                              --------   --------
          Total depreciation and amortization expense.......  $566,296   $260,375
                                                              ========   ========

     Europe. UPC's depreciation and amortization expense in U.S. dollar terms increased $282.8 million, from $164.6 million for the nine months ended September 30, 1999 to $447.4 million for the nine months ended September 30, 2000. The increase resulted primarily from acquisitions completed during 1999 in The Netherlands and Poland, as well as additional depreciation related to additional capital expenditures to upgrade the network in UPC's Western European systems and new-build for developing systems.

  GAIN ON ISSUANCE OF COMMON EQUITY SECURITIES BY SUBSIDIARIES

     During February 1999, UPC successfully completed an initial public offering selling 133.8 million shares on the Amsterdam Stock Exchange and Nasdaq National Stock Market, raising gross and net proceeds at $10.93 per share of $1,463.0 million and $1,364.1 million, respectively. Concurrent with the offering, a third party exercised an option and acquired approximately 4.7 million ordinary shares of UPC, resulting in proceeds to UPC of $45.0 million. Based on the carrying value of our investment in UPC as of February 11, 1999, we recognized a gain of $822.1 million from the resulting step-up in the carrying amount of our investment UPC.

     In July 1999, Austar United successfully completed an initial public offering selling 103.5 million shares on the Australian Stock Exchange, raising gross and net proceeds at A$4.70 ($3.03) per share of A$486.5 ($313.6) million and A$453.6 ($292.8) million, respectively. Based on the carrying value of our investment in Austar United as of July 27, 1999, we recognized a gain of $249.0 million from the resulting step-up in the carrying amount of our investment in Austar United.

     In August 1999, UPC partially funded the acquisition of Videopole with 2.9 million ordinary shares of UPC. Based on the carrying value of our investment in UPC as of July 31, 1999, we recognized a gain of $34.9 million from the resulting step-up in the carrying amount of our investment in UPC.

     In February 2000, we recorded a gain in accordance with SAB 51 of $6.8 million related to the UPC France transaction.

     In March 2000, Austar United sold 20.0 million shares in a second public offering on the Australian Stock Exchange, raising gross and net proceeds at $5.20 per share of $104.0 million and $102.4 million, respectively. Based on the carrying value of our investment in Austar United as of March 29, 2000, we recognized a gain of $66.8 million from the resulting step-up in the carrying amount of our investment in Austar United.

     In August 2000, UPC Sweden exercised its option to convert its $100.0 million note into 4.1 million ordinary shares of UPC. Based on the carrying value of our investment in UPC as of August 23, 2000, we recognized a gain of $54.1 million from the resulting step-up in the carrying amount of our investment in UPC.

     No deferred taxes were recorded related to these gains due to our intent on holding our investment in UPC and Austar United indefinitely.

  INTEREST INCOME

     United's interest income increased during the nine months ended September 30, 2000 compared to the corresponding period in the prior year due to higher cash balances related to the issuance of new debt and equity in late 1999.

  INTEREST EXPENSE

     United's interest expense increased $402.4 million, from $234.7 million during the nine months ended September 30, 1999 to $637.1 million during the nine months ended September 30, 2000. This increase was primarily due to the $4.1 billion of senior notes and senior discount notes issued by UPC from July 1999 through January 2000, as well as continued accretion of interest on United's $1,375.0 million aggregate principal amount 1998 senior notes and United's 1999 senior notes.

  FOREIGN CURRENCY EXCHANGE LOSS

     United's foreign currency exchange loss increased $267.8 million from $24.8 million for the nine months ended September 30, 1999 to $292.6 million for the nine months ended September 30, 2000. This increase was primarily due to UPC, which has senior notes that are denominated in U.S. dollars. Of the total increase for the nine months ended September 30, 2000, $267.2 million related to UPC, a gain of $0.6 million related to VTR and $1.2 million related to other subsidiaries.

  MINORITY INTERESTS IN SUBSIDIARIES

     United's minority interests' share of losses increased $565.1 million from $127.8 million for the nine months ended September 30, 1999 to $692.9 million for the nine months ended September 30, 2000. The initial public offerings of UPC (in February 1999) and Austar United (in July 1999) and other share issuances have reduced our ownership from 100% and 98.0% as of December 31, 1998 to 52.6% and 72.3% as of September 30, 2000 for UPC and Austar United, respectively. For accounting purposes we continue to consolidate 100% of the results of operations of UPC and Austar United, then deduct the minority interests' share of income (loss) before arriving at net income (loss). Of the total increase for the nine months ended September 30, 2000, $538.9 million related to UPC and $26.7 million related to Austar United.

  SHARE IN RESULTS OF AFFILIATED COMPANIES

     Our share in results of affiliates totaled losses of $84.3 million and $48.4 million for the nine months ended September 30, 2000 and 1999, respectively, as follows:

                                                              FOR THE NINE MONTHS
                                                              ENDED SEPTEMBER 30,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
                                                                (IN THOUSANDS)
United Europe:
  A2000(1)..................................................  $     --   $(16,787)
  UTH(2)....................................................        --     (2,757)
  Tevel.....................................................   (20,717)    (4,915)
  Melita....................................................      (735)      (960)
  Monor.....................................................        --        980
  Iberian Programming.......................................     2,501      1,240
  SBS.......................................................   (20,794)    (3,706)
  PrimaCom..................................................   (17,486)        --
  Other.....................................................    (9,711)      (420)
                                                              --------   --------
                                                               (66,942)   (27,325)
                                                              --------   --------
United Asia/Pacific:
  Saturn(3).................................................   (14,257)    (6,324)
  XYZ Entertainment.........................................      (112)    (6,531)
  Pilipino Cable Corporation................................       (24)       (84)
  Hunan International TV....................................       344        160
  Other.....................................................      (196)        --
                                                              --------   --------
                                                               (14,245)   (12,779)
                                                              --------   --------
United Latin America:
  VTR(4)....................................................        --     (3,962)
  Megapo....................................................    (1,522)       341
  MGM Networks LA...........................................    (1,785)    (4,801)
  Jundiai...................................................       149        160
                                                              --------   --------
                                                                (3,158)    (8,262)
                                                              --------   --------
          Total share in results of affiliated companies....  $(84,345)  $(48,366)
                                                              ========   ========

---------------

(1) Effective September 1, 1999, we increased our ownership interest in A2000 from 50.0% to 100% and began consolidating its results of operations.

(2) Effective February 1, 1999 we increased our ownership interest in UTH from 51.0% to 100% and began consolidating its results of operations.

(3) Effective January 1, 1998, we discontinued consolidating the results of operations of Saturn and returned to the equity method of accounting due to certain minority shareholder's rights. Effective August 1, 1999, we increased our ownership interest in Saturn to 100% and began consolidating its results of operations. Effective April 1, 2000 we discontinued consolidating the results of operations of Saturn and returned to the equity method of accounting due to the joint venture with Telstra.

(4) Effective May 1, 1999, we increased our ownership interest in VTR to 100% and began consolidating its results of operations.

COMPARISON OF FISCAL YEARS 1999, 1998 AND 1997

  REVENUE

     United's revenue increased $465.5 million, or 183.2%, during the year ended December 31, 1999 and increased $155.4 million, or 157.6%, during the ten months ended December 31, 1998, the detail of which is as follows:

                                                             FOR THE TEN
                                     FOR THE YEAR ENDED     MONTHS ENDED      FOR THE YEAR ENDED
                                     DECEMBER 31, 1999    DECEMBER 31, 1998    FEBRUARY 28 1998
                                     ------------------   -----------------   ------------------
                                                           (IN THOUSANDS)
Europe.............................       $473,422            $172,287             $ 9,996
Asia/Pacific.......................        150,932              77,269              68,961
Latin America......................         94,893               4,512              19,244
Corporate and Other................            277                  --                 421
                                          --------            --------             -------
          Total revenue............       $719,524            $254,068             $98,622
                                          ========            ========             =======

     Europe. Revenue for UPC in U.S. dollar terms increased $267.9 million, or 130.4%, from $205.5 million for the year ended December 31, 1998 to $473.4 million for the year ended December 31, 1999, despite a 5.5% devaluation of the euro to the U.S. dollar. On a functional currency basis, UPC's revenue increased E261.9 million, or 141.1%, from E185.6 million for the year ended December 31, 1998 to E447.5 million for the year ended December 31, 1999, primarily due to an increase in cable television revenue of E191.9 million. The increase in cable television revenue attributable to acquisitions made during 1999 totaled E160.8 million, or 83.8% of the total increase. Of this increase, acquisitions in the Netherlands represent 59.3%, acquisitions in France represent 12.7%, the acquisition in Poland represents 15.8% and acquisitions in Sweden and other represent 12.2%. The remaining increase in cable television revenue of approximately 16.2% came from subscriber growth, increased revenue per subscriber in Austria, Norway, UPC's existing system in France, and UPC's systems in Eastern Europe and the inclusion of a full year of operations in 1999 for acquisitions completed in 1998. UPC's telephone revenue increased E40.1 million to E40.3 million for the year ended December 31, 1999 from E0.2 million for the year ended December 31, 1998. During 1999, we launched local telephone services, under the brand name Priority Telecom, in our Austrian, Dutch, French and Norwegian systems. In addition, A2000, which we consolidated effective September 1, 1999, had an existing telephone service from July 1997. UPC's Internet/data services revenue increased E20.8 million to E25.1 million for the year ended December 31, 1999 from E4.3 million for the year ended December 31, 1998. The increase is primarily due to the launch of residential and business cable-modem high-speed Internet access services. During the second quarter of 1999, we launched chello broadband on the upgraded portion of our networks in Austria, Belgium, France, the Netherlands (with the exception of A2000) and Norway. We launched chello broadband in A2000 and Sweden in the fourth quarter of 1999. Internet/data services revenue from 1998 primarily relates to revenue from Austria, Belgium and Norway, which provided Internet access service from 1997.

     Revenue for UPC in U.S. dollar terms increased $32.5 million, or 18.8%, from $173.0 million for the year ended December 31, 1997 to $205.5 million for the year ended December 31, 1998. On a functional currency basis, UPC's revenue increased E32.6 million, or 21.3%, from E153.0 million for the year ended December 31, 1997 to E185.6 million for the year ended December 31, 1998, primarily due to an increase in cable television revenue of E26.0 million. The increase in cable television revenue resulted primarily from the acquisition of Combivisie in January 1998 which was consolidated through July 31, 1998 (21.6%) and the consolidation of Telekabel Hungary effective July 1, 1998 (48.5%). The remaining increase in cable television revenue came from subscriber growth and in revenue per subscriber in Austria, Norway, our existing system in France, and our systems in Eastern Europe.

     United began consolidating the results of UPC effective December 11, 1997. Accordingly, we recorded $9.9 million of revenue from UPC during the three weeks ended December 31, 1997.

     Asia/Pacific. Revenue for Austar United in U.S. dollar terms increased $57.3 million, or 67.3%, from $85.2 million for the year ended December 31, 1998 to $142.5 million for the year ended December 31, 1999, including a positive impact of $4.3 million due to exchange rate fluctuations. On a functional currency basis, Austar United's revenue increased A$84.4 million, or 62.0%, from A$136.1 million for the year ended December 31, 1998 to A$220.5 million for the year ended December 31, 1999. This increase was primarily due to subscriber growth (381,763 at December 31, 1999 compared to 288,721 at December 31, 1998) and increased average monthly revenue per subscriber as Austar United continues to expand the content of its television service. The average monthly revenue per subscriber increased A$6.71 ($4.40) from an average per subscriber of A$47.00 ($30.83) for the year ended December 31, 1998 to an average of A$53.71 ($35.23) per subscriber for the year ended December 31, 1999, a 14.3% increase.

     Revenue for Austar United in U.S. dollar terms increased $21.4 million, or 33.5%, from $63.8 million for the year ended December 31, 1997 to $85.2 million for the year ended December 31, 1998, despite a negative impact of $15.0 million due to exchange rate fluctuations. On a functional currency basis, Austar United's revenue increased A$49.6 million, from A$86.5 million for the year ended December 31, 1997 to A$136.1 million for the year ended December 31, 1998, a 57.3% increase. This increase was primarily due to subscriber growth (288,721 at December 31, 1998 compared to 196,205 at December 31, 1997) as Austar United continued to roll-out its services.

     Latin America. United began consolidating the results of operations of VTR effective May 1, 1999. Revenue for VTR in U.S. dollar terms increased $8.5 million, or 7.1%, from $119.0 million for the year ended December 31, 1998 to $127.5 million for the year ended December 31, 1999, despite a 12.1% devaluation in the Chilean peso to the U.S. dollar. The increase in revenue primarily resulted from telephony subscriber growth volume (66,718 at December 31, 1999 compared to 20,985 at December 31, 1998). The average monthly revenue per subscriber for telephony service was $18.07 for the year ended December 31, 1999, compared to $10.00 for the year ended December 31, 1998. VTR experienced increased churn and lower sales volume than expected for its multi-channel television service during the year ended December 31, 1999 due to an economic recession in Chile and increased competition. The number of subscribers decreased from 393,851 as of December 31, 1998 to 386,967 as of December 31, 1999. The average monthly revenue per subscriber for multi-channel television was $24.34 for the year ended December 31, 1999, compared to $24.67 for the year ended December 31, 1998.

     Revenue for CableStar in U.S. dollar terms increased $1.4 million, or 93.3%, from $1.5 million for the year ended December 31, 1997 to $2.9 million for the year ended December 31, 1998. The remainder of Latin America's revenue for the year ended December 31, 1998 was attributable to our system in Brazil.

     We consolidated the results of Bahia Blanca effective November 1, 1996 through August 31, 1997. Bahia Blanca's revenue, consisting primarily of service fees, was $17.6 million through the eight months ended August 31, 1997. The remainder of Latin America's revenue for the year ended December 31, 1997 was attributable to our systems in Peru.

  ADJUSTED EBITDA

     Adjusted EBITDA decreased $124.2 million during the year ended December 31, 1999, and increased $54.4 million during the ten months ended December 31, 1998, the detail of which is as follows:

                                                                   FOR THE TEN
                                                    FOR THE YEAR      MONTHS      FOR THE YEAR
                                                       ENDED          ENDED          ENDED
                                                    DECEMBER 31,   DECEMBER 31,   FEBRUARY 28,
                                                        1999           1998           1998
                                                    ------------   ------------   ------------
                                                                  (IN THOUSANDS)
Europe............................................   $(124,009)      $ 42,608       $ (9,204)
Asia/Pacific......................................     (11,141)       (33,380)       (37,962)
Latin America.....................................       6,859        (10,264)        (8,278)
Corporate and Other...............................         109         (2,907)        (2,921)
                                                     ---------       --------       --------
          Total Adjusted EBITDA...................   $(128,182)      $ (3,943)      $(58,365)
                                                     =========       ========       ========

     Europe. Adjusted EBITDA for UPC in U.S. dollar terms decreased $180.1 million from $56.0 million for the year ended December 31, 1998 to negative $124.1 million for the year ended December 31, 1999, despite a 5.5% devaluation of the euro to the U.S. dollar. On a functional currency basis, UPC's Adjusted EBITDA decreased E170.4 million from E50.6 million for the year ended December 31, 1998 to negative E119.8 million for the year ended December 31, 1999, primarily due to the continued introduction of its telephone and Internet/data services businesses. In addition, as a percentage of revenue, operating expense for cable television increased 6.9% from 32.5% for the year ended December 31, 1998 to 39.4% for the year ended December 31, 1999. This increase is primarily due to higher operating costs as a percentage of revenue for systems we acquired during 1999. As a percentage of revenue, operating expenses in our new acquisitions was approximately 38.3%. We expect to reduce this percentage in future years through revenue growth and operating efficiencies. UPC expects to incur substantial operating losses related to its programming and DTH businesses for the next two years, while UPC develops and expands its subscriber base. During the year ended December 31, 1999, UPC's significant negative Adjusted EBITDA from its local telephone services was due to the recent launch of Priority Telecom in its Austrian, Dutch, French and Norwegian systems. During the year ended December 31, 1999, UPC's significant negative Adjusted EBITDA from its Internet/data service was due to the launch of chello broadband on the upgraded portion of its networks in Austria, Belgium, France, The Netherlands (with the exception of A2000) and Norway in the second quarter. UPC launched chello broadband in A2000 and Sweden in the fourth quarter of 1999.

     Adjusted EBITDA for UPC in U.S. dollar terms increased $2.4 million from $53.6 million for the year ended December 31, 1997 to $56.0 million for the year ended December 31, 1998. On a functional currency basis, UPC's Adjusted EBITDA increased E3.2 million from E47.4 million for the year ended December 31, 1997 to E50.6 million for the year ended December 31, 1998. Adjusted EBITDA for cable television increased as a percentage of revenue from 1997 to 1998 primarily due to lower operating costs as a percentage of revenue for systems UPC acquired in 1998. This was offset by negative Adjusted EBITDA from telephone services due to the launch in several markets in 1998.

     Asia/Pacific. Austar United's Adjusted EBITDA loss improved by $15.4 million, or 66.7%, from negative $23.1 million for the year ended December 31, 1998 to negative $7.7 million for the year ended December 31, 1999, including a negative impact of $0.2 million due to exchange rate fluctuations. On a functional currency basis, Austar United's Adjusted EBITDA loss improved by A$26.1 million from negative A$38.0 million for the year ended December 31, 1998 to negative A$11.9 million for the year ended December 31, 1999, a 68.7% improvement. The improvement in Adjusted EBITDA loss for the comparable periods from year to year is primarily due to Austar United achieving incremental sales growth while keeping certain costs fixed, such as the National Customer Operations Center (NCOC), corporate management staff and media-related marketing costs.

     Austar United's Adjusted EBITDA loss increased $3.9 million, or 20.3%, from negative $19.2 million for the year ended December 31, 1997 to negative $23.1 million for the year ended December 31, 1998, including a positive impact of $4.8 million due to exchange rate fluctuations. On a functional currency basis, Austar United's Adjusted EBITDA loss increased A$12.0 million from negative A$26.0 million for the year ended December 31, 1997 to negative A$38.0 million for the year ended December 31, 1998, a 46.2% increase. Although revenue increased compared to the same periods in the prior year, increases in operating expense and selling, general and administrative expense outpaced the revenue increase, primarily due to higher short-term programming costs in connection with the receivership of Australis, Austar United's previous programming supplier, and the subsequent May 1998 joint venture with Optus Vision, as well as increases in salaries and benefits for additional personnel necessary to support the growth of Austar United's NCOC.

     Latin America. We began consolidating the results of operations of VTR effective May 1, 1999. VTR's Adjusted EBITDA in U.S. dollar terms decreased $4.7 million, or 16.8%, from $28.0 million for the year ended December 31, 1998 to $23.3 million for the year ended December 31, 1999, partly due to a 12.1% devaluation in the Chilean peso to the U.S. dollar. Although revenue increased compared to the same periods in the prior year, increases in operating expense and selling, general and administrative expense outpaced the revenue increases, primarily due to the focus on the continued development of VTR's telephone services and an increase in senior management personnel hired from the former shareholders of VTR.

  CORPORATE GENERAL AND ADMINISTRATIVE EXPENSE

     United's corporate general and administrative expense increased $123.5 million from $194.8 million for the ten months ended December 31, 1998 to $318.3 million for the year ended December 31, 1999, and increased $166.2 million from $28.6 million for the year ended February 28, 1998 to $194.8 million for the ten months ended December 31, 1998. This increase from 1998 to 1999 was primarily attributable to a stock-based compensation charge of $202.2 million from UPC's phantom stock option plans for the year ended December 31, 1999, compared to $162.1 million for the ten months ended December 31, 1998, as well as a full year of results compared to ten months. These plans include the UPC phantom stock option plan and the chello broadband phantom stock option plan, which continue to require variable plan accounting. Under this method of accounting, increases in the fair market value of these shares result in non-cash compensation charges to the statement of operations for vested options. In addition, UAP and Austar United recorded a total of $22.5 million of non-cash stock-based compensation expense for the year ended December 31, 1999 compared to nil for the year ended December 31, 1998. The increase in the ten months ended December 31, 1998 compared to the year ended February 28, 1998 was primarily due to stock-based compensation expense totaling $164.8 million, $162.1 million of which was attributable to UPC's stock option plans. Corporate general and administrative expense also increased due to the consolidation of UPC effective December 11, 1997. These increases were offset by reporting ten months of results in the transition period compared to twelve in the prior year, as well as the non-recurrence of certain prior year charges.

  DEPRECIATION AND AMORTIZATION

     United's depreciation and amortization expense increased $259.7 million during the year ended December 31, 1999 and $67.4 million during the ten months ended December 31, 1998, the detail of which is as follows:

                                                                   FOR THE TEN
                                                    FOR THE YEAR      MONTHS      FOR THE YEAR
                                                       ENDED          ENDED          ENDED
                                                    DECEMBER 31,   DECEMBER 31,   FEBRUARY 28,
                                                        1999           1998           1998
                                                    ------------   ------------   ------------
                                                                  (IN THOUSANDS)
Europe............................................    $280,442       $ 76,550       $ 6,343
Asia/Pacific......................................     104,723         79,746        80,802
Latin America.....................................      32,142          1,637         3,503
Corporate and other...............................       1,407          1,112         1,008
                                                      --------       --------       -------
          Total depreciation and amortization
            expense...............................    $418,714       $159,045       $91,656
                                                      ========       ========       =======

     Europe. UPC's depreciation and amortization expense in U.S. dollars increased $186.1 million, or 197.3%, from $94.3 million for the year ended December 31, 1998 to $280.4 million for the year ended December 31, 1999, including a positive impact from the 5.5% devaluation of the euro to the U.S. dollar. On a functional currency basis, UPC's depreciation and amortization expense increased E180.9 million, or 212.3%, from E85.2 million for the year ended December 31, 1998 to E266.1 million for the year ended December 31, 1999. This increase resulted primarily from acquisitions completed during 1999 in the Netherlands and Poland, as well as additional depreciation related to additional capital expenditures to upgrade the network in our Western European systems and new-build for developing systems.

     Depreciation and amortization expense for UPC in U.S. dollar terms increased $26.1 million, or 38.3%, from $68.2 million for the year ended December 31, 1997 to $94.3 million for the year ended December 31, 1998. On a functional currency basis, UPC's depreciation and amortization expense increased E24.9 million to E85.2 million from E60.3 million for the year ended December 31, 1997, a 41.3% increase. Of this increase, E11.9 million was attributable to the application of push-down accounting, including goodwill created in connection with the acquisition of UPC on December 11, 1997. The remaining increase comprised of additional depreciation related to the acquisitions of Combivisie and Telekabel Hungary, additional capital expenditures to upgrade the network in our Western European systems and new-build for developing systems.

     We began consolidating the results of UPC effective December 11, 1997. Accordingly, we recorded $6.1 million of depreciation and amortization expense from UPC during the year ended February 28, 1998.

     Asia/Pacific. Depreciation and amortization expense for Austar United increased $2.2 million, or 2.3%, from $95.4 million for the year ended December 31, 1998 to $97.6 million for the year ended December 31, 1999, including a negative impact of $2.8 million due to exchange rate fluctuations. On a functional currency basis, Austar United's depreciation and amortization expense increased A$3.9 million, from A$143.0 million for the year ended December 31, 1998 to A$146.9 million for the year ended December 31, 1999, a 2.7% increase.

     Depreciation and amortization expense for Austar United in U.S. dollar terms increased $18.5 million, or 24.1%, from $76.9 million for the year ended December 31, 1997 to $95.4 million for the year ended December 31, 1998, including a positive impact of $15.2 million due to exchange rate fluctuations. On a functional currency basis, Austar United's depreciation and amortization expense increased A$43.4 million, from A$99.6 million for the year ended December 31, 1997 to A$143.0 million for the year ended December 31, 1998, a 43.6% increase. These increases were primarily due to the larger fixed asset base due to the significant deployment of operating assets to meet subscriber growth as well as increases related to subscriber disconnects.

     Latin America. The increase in the year ended December 31, 1999 is due to consolidating the results of operations of VTR effective May 1, 1999.

  GAIN ON ISSUANCE OF COMMON EQUITY SECURITIES BY SUBSIDIARIES

     In February 1999, UPC successfully completed an initial public offering selling 133.8 million shares on the Amsterdam Stock Exchange and Nasdaq National Stock Market, raising gross and net proceeds at NLG21.30 ($10.93) per share of NLG2,852.9 ($1,463.0) million and NLG2,660.1 ($1,364.1) million, respectively.
Concurrent with the offering, a subsidiary of DIC exercised its option and acquired approximately 4.7 million ordinary shares of UPC, resulting in proceeds to UPC of $45.0 million. Based on the carrying value of our investment in UPC as of February 11, 1999, we recognized a gain of $822.1 million from the resulting step-up in the carrying amount of our investment in UPC, in accordance with Staff Accounting Bulletin No. 51 or "SAB 51".

     In July 1999, Austar United successfully completed an initial public offering selling 103.5 million shares on the Australian Stock Exchange, raising gross and net proceeds at A$4.70 ($3.03) per share of A$486.5 ($313.6) million and A$453.6 ($292.8) million, respectively. Based on the carrying value of our investment in Austar United as of July 27, 1999, we recognized a gain of $248.4 million from the resulting step-up in the carrying amount of our investment in Austar United, in accordance with SAB 51.

     In August 1999, UPC partially funded the acquisition of Videopole with 2.9 million ordinary shares of UPC. Based on the carrying value of our investment in UPC as of July 31, 1999, we recognized a gain of $34.9 million from the resulting step-up in the carrying amount of our investment in UPC, in accordance with SAB 51.

     In October 1999, UPC completed a second public offering of 45.0 million ordinary shares, raising gross and net proceeds at E19.92 ($21.58) per share of E896.3 ($970.9) million and E851.5 ($922.4) million, respectively. Based on the carrying value of our investment in UPC as of October 19, 1999, we recognized a gain of $403.4 million from the resulting step-up in the carrying amount of our investment in UPC, in accordance with SAB 51.

     No deferred taxes were recorded related to these gains due to our intent on holding our investment in UPC and Austar United indefinitely.

  INTEREST INCOME

     Interest income increased $43.8 million and $2.7 million during the year ended December 31, 1999 and the ten months ended December 31, 1998, respectively, compared to the amounts for the corresponding periods in the prior year. The increase in the year ended December 31, 1999 was due to higher cash balances related to the issuance of new debt and equity in 1999 and the increase in the ten months ended December 31, 1998 was due to higher cash balances related to the issuance of our senior notes in February 1998.

  INTEREST EXPENSE

     Interest expense increased $236.8 million from $163.2 million during the year ended December 31, 1998 to $400.0 million during the year ended December 31, 1999. These increases were primarily due to the continued accretion of interest on our $1,375.0 million aggregate principal amount 1998 senior notes, our 1999 senior notes and new debt in 1999 at UPC, including their senior notes and new debt facilities.

     Interest expense increased $38.9 million, or 31.3%, from $124.3 million during the year ended February 28, 1998 to $163.2 million during the ten months ended December 31, 1998. This increase was primarily due to the continued accretion of interest on our $1,375.0 million aggregate principal amount 1998 senior notes and continued accretion on the $492.9 million aggregate principal amount senior notes at United A/P.

  PROVISION FOR LOSSES ON MARKETABLE EQUITY SECURITIES AND INVESTMENT RELATED COSTS

     The provision for losses on marketable equity securities and investment related costs consists of our write-off of various non-strategic investments.

  GAIN ON SALE OF INVESTMENTS IN AFFILIATES

     In October 1997, we sold all of our Argentine multi-channel television system assets for approximately $211.1 million cash, resulting in a gain of approximately $90.0 million.

  FOREIGN CURRENCY EXCHANGE (LOSS) GAIN

     Foreign currency exchange loss increased $41.1 million from $1.6 million gain for the ten months ended December 31, 1998 to $39.5 million loss for the year ended December 31, 1999, primarily due to UPC and VTR, which have notes payable that are denominated in U.S. dollars.

  MINORITY INTERESTS IN SUBSIDIARIES

     The minority interests' share of losses increased $359.0 million from $1.4 million for the ten months ended December 31, 1998 to $360.4 million for the year ended December 31, 1999. The initial public offerings of UPC (February
1999) and Austar United (July 1999) reduced our ownership from 100% and 98.0% as of December 31, 1998 to 53.2% and 75.4% as of December 31, 1999 for UPC and Austar United, respectively. For accounting purposes we continue to consolidate 100% of the results of operations of UPC and Austar United, then deduct the minority interests' share of losses before arriving at net income. Of the $359.0 million increase for the year ended December 31, 1999, $344.5 million related to UPC and $13.6 million related to Austar United.

  SHARE IN RESULTS OF AFFILIATES

     Our share in the results of affiliates totaled a loss of $55.1 million, $54.2 million and $68.6 million for the year ended December 31, 1999, the ten months ended December 31, 1998 and the year ended February 28, 1998, respectively, as follows:

                                                                   FOR THE TEN
                                                    FOR THE YEAR      MONTHS        FOR THE
                                                       ENDED          ENDED        YEAR ENDED
                                                    DECEMBER 31,   DECEMBER 31,   FEBRUARY 28,
                                                        1999           1998           1998
                                                    ------------   ------------   ------------
                                                                  (IN THOUSANDS)
United Europe:
  UPC(1)..........................................    $     --       $     --       $(42,236)
  A2000(2)........................................     (16,750)       (11,515)            --
  UTH(3)..........................................      (1,436)        (9,850)            --
  Hungary.........................................         (41)        (3,446)            --
  Melita, Princes Holdings and Tevel(4)...........          --           (288)            --
  Tevel(4)........................................      (8,402)            --             --
  Melita(4).......................................        (687)            --             --
  Monor...........................................       1,630         (1,848)        (4,590)
  Iberian Programming.............................       2,455            (77)        (2,348)
  SBS.............................................      (5,557)            --             --
  Other...........................................      (3,120)          (457)          (195)
                                                      --------       --------       --------
                                                       (31,908)       (27,481)       (49,369)
                                                      --------       --------       --------
United Asia/Pacific:
  Saturn(5).......................................      (6,262)        (8,628)            --
  XYZ Entertainment(6)............................      (5,290)           506         (2,408)
  Pilipino Cable Corporation......................         (55)        (1,383)          (656)
  Hunan International TV..........................         (42)        (2,092)          (220)
                                                      --------       --------       --------
                                                       (11,649)       (11,597)        (3,284)
                                                      --------       --------       --------

                                                                   FOR THE TEN
                                                    FOR THE YEAR      MONTHS        FOR THE
                                                       ENDED          ENDED        YEAR ENDED
                                                    DECEMBER 31,   DECEMBER 31,   FEBRUARY 28,
                                                        1999           1998           1998
                                                    ------------   ------------   ------------
                                                                  (IN THOUSANDS)
United Latin America:
  VTR(7)..........................................      (5,507)        (5,427)        (7,805)
  Megapo..........................................        (346)           253           (386)
  TV Show Brasil(8)...............................          --           (891)          (616)
  MGM Networks LA.................................      (6,223)        (9,221)        (7,477)
  Jundiai.........................................         526            198            426
                                                      --------       --------       --------
                                                       (11,550)       (15,088)       (15,858)
                                                      --------       --------       --------
Other.............................................          --             --           (134)
                                                      --------       --------       --------
          Total share in results of affiliates....    $(55,107)      $(54,166)      $(68,645)
                                                      ========       ========       ========

---------------

(1) Effective December 11, 1997, we increased our ownership interest in UPC from 50.0% to 100% and began consolidating its results of operations.

(2) Effective September 1, 1999, we increased our ownership interest in A2000 from 50.0% to 100% and began consolidating its results of operations.

(3) Effective February 1, 1999, we increased our ownership interest in UTH from 51.0% to 100% and began consolidating its results of operations.

(4) Historically we held our interests in Melita, Princes Holdings and Tevel through UII, a general partnership. In November 1998 we acquired our partner's interest in Tevel and Melita and sold our interest in Princes Holdings.

(5) Effective January 1, 1998, we discontinued consolidating the results of operations of Saturn and returned to the equity method of accounting due to certain minority shareholder's rights. Effective August 1, 1999, we increased our ownership interest in Saturn to 100% and began consolidating its results of operations.

(6) In September 1998, we acquired an additional 25.0% interest in XYZ Entertainment, increasing our ownership to 50.0%.

(7) Effective May 1, 1999, we increased our ownership interest in VTR to 100% and began consolidating its results of operations.

(8) Effective October 2, 1998, we increased our ownership interest in TV Show Brasil to 100% and began consolidating its results of operations.

  EXTRAORDINARY CHARGE FOR EARLY RETIREMENT OF DEBT

     In connection with the issuance of our senior notes in February 1998, we paid $531.8 million to repurchase the existing old notes which had an accreted value of $466.2 million as of February 5, 1998. This tender premium of $65.6 million, combined with the write off of unamortized deferred financing costs and other transaction related costs totaling $13.5 million, resulted in an extraordinary charge during the year ended February 28, 1998 of $79.1 million.

LIQUIDITY AND CAPITAL RESOURCES

  SOURCES AND USES

     We have financed our acquisitions and funding of our video, voice and data systems in the three main regions of the world in which we operate primarily through public and private debt and equity as well as cash received from the sale of non-strategic assets by certain subsidiaries. These resources have also been used to refinance certain debt instruments and facilities as well as to cover corporate overhead. The following table outlines the sources and uses of cash, cash equivalents, restricted cash and short-term liquid investments (for purposes of this table only, "cash") for United (parent only) from inception to date:

                                                                  FOR THE NINE
                                                                     MONTHS
                                                 INCEPTION TO         ENDED
                                                 DECEMBER 31,     SEPTEMBER 30,
                                                     1999             2000          TOTAL
                                                 ------------     -------------   ---------
                                                               (IN MILLIONS)
United (Parent Only)
Financing sources:
  Gross bond proceeds..........................   $ 1,347.0         $     --      $ 1,347.0
  Gross equity proceeds........................     1,686.7(1)           6.1        1,692.8
  Asset sales, dividends and note payments.....       319.1             50.8          369.9
  Interest income and other....................        95.0             56.0          151.0
                                                  ---------         --------      ---------
          Total sources........................     3,447.8            112.9        3,560.7
                                                  ---------         --------      ---------
Application of funds:
  Investment in:
     UPC.......................................      (459.1)          (200.0)        (659.1)
     United Asia/Pacific (UAP).................      (315.6)(1)         (1.0)        (316.6)
     United Latin America (ULA)................      (623.6)          (140.9)        (764.5)
     Other.....................................       (25.8)           (12.0)         (37.8)
                                                  ---------         --------      ---------
          Total................................    (1,424.1)          (353.9)      (1,778.0)
  Repayment of bonds...........................      (532.1)(2)           --         (532.1)
  Offering costs...............................      (102.2)              --         (102.2)
  Corporate equipment and development..........       (31.0)              --          (31.0)
  Corporate overhead and other.................      (122.6)           (23.9)        (146.5)
                                                  ---------         --------      ---------
          Total uses...........................    (2,212.0)          (377.8)      (2,589.8)
                                                  ---------         --------      ---------
  Period change in cash........................     1,235.8           (264.9)         970.9
  Cash, beginning of period....................          --          1,235.8             --
                                                  ---------         --------      ---------
  Cash, end of period..........................   $ 1,235.8         $  970.9      $   970.9
                                                  ---------         --------      ---------
United's subsidiaries' cash, end of period:
     UPC.......................................                                       175.1
     UAP.......................................                                       234.0
     ULA.......................................                                         4.2
     Other.....................................                                         5.6
                                                                                  ---------
          Total United's subsidiaries..........                                       418.9
                                                                                  ---------
          Total consolidated cash, cash
            equivalents, restricted cash and
            short-term liquid investments......                                   $ 1,389.8
                                                                                  =========

---------------

(1) Includes issuance/use of $29.8 million and $29.5 million in convertible preferred stock in 1995 and 1998, respectively, to acquire interests in Australia as well as $50.0 million in common stock in 1995 to acquire the initial interest in UPC.

(2) Includes tender premium of $65.6 million.

     United Parent. We had $970.9 million of cash, cash equivalents, restricted cash and short-term liquid investments on hand as of September 30, 2000. Additional sources of cash through 2000 may include the raising of additional private or public debt and/or equity and/or the receipt of sales proceeds from the disposition of non-strategic assets by certain subsidiaries. Uses of cash in the next year will include funding to UPC and continued funding to the Latin America region to meet the existing growth plans of our systems. We believe that our existing capital resources will enable us to assist in satisfying the operating and development requirements of our subsidiaries and cover corporate overhead for the remainder of the year. To the extent we pursue new acquisitions or development opportunities, we will need to raise additional capital or seek strategic partners. Because we do not currently generate positive operating cash flow, our ability to repay our long-term obligations will be dependent on developing one or more additional sources of cash.

     UPC. UPC had $175.1 million in cash, cash equivalents, restricted cash and short-term liquid investments on hand as of September 30, 2000. UPC has funded its operations with cash contributed by United and with proceeds from the sale of equity and debt securities, including its initial public offering in February 1999. UPC has also financed its business with credit facilities at the corporate and operating system level.

     In September 2000, UPC agreed to sell approximately $1.24 billion of convertible preferred stock to a group of investors, including United ($250.0 million). We closed this transaction in December 2000. In October 2000, UPC closed a E4.0 ($3.5) billion operating and term loan facility with a group of banks. The UPC Bank Facility is guaranteed by existing cable operating companies, excluding Polish and German assets. The UPC Bank Facility bears interest at EURIBOR +0.75% - 4.0% depending on certain ratios, and UPC pays an annual commitment fee of 0.5% over the undrawn amount. The UPC Bank facility refinanced existing operating company bank debt totaling E2.0 billion as of September 30, 2000 and will be used to finance the further digital rollout and triple play by UPC's existing cable companies excluding Polish and German operations, subject to availability. Beginning in 2004, the available amount will decrease until final maturity in 2009.

     The proceeds from the debt and equity offerings, in addition to borrowing capacity on UPC's facilities at the corporate and project debt level, are expected to be used primarily for acquisitions, capital expenditures and other costs associated with UPC's network upgrade and the continued development of UPC's telephone and Internet/data services businesses. UPC may need to raise additional capital in the future to the extent UPC pursues additional acquisitions or development opportunities or if cash flow from operations is insufficient to satisfy UPC's liquidity requirements.

     UAP. UAP had $234.0 million of cash, cash equivalents and short-term liquid investments on hand as of September 30, 2000. UAP has funded its operations with cash contributed by United and with proceeds from the sale of equity and debt securities, including Austar United's initial public offering in July 1999 and second offering in March 2000. Its subsidiaries, Austar and Saturn, also have credit facilities to fund their respective businesses.

     ULA. ULA had $4.2 million of cash, cash equivalents, restricted cash and short-term liquid investments on hand as of September 30, 2000. ULA's systems, which are at various stages of construction and development, will generally depend on funding from us and project financing to meet their growth needs. VTR has capacity for borrowing under a bank facility. ULA anticipates continued nominal funding from us for Latin America programming and projects in Brazil. To the extent ULA pursues additional acquisitions or development opportunities, ULA will need to raise additional capital or seek strategic partners.

     INDEBTEDNESS

     As of September 30, 2000, United and its consolidated subsidiaries had outstanding $6.0 billion of senior notes and $1.3 billion of other long-term debt. The following table sets forth the outstanding long-term indebtedness of United's unconsolidated subsidiaries and affiliates as of September 30, 2000:

                                                        AS OF SEPTEMBER 30, 2000
                                                       --------------------------
                                                        UNITED       LONG-TERM
SYSTEM                                                 OWNERSHIP        DEBT
------                                                 ---------   --------------
                                                                   (IN THOUSANDS)
Israel...............................................     24.5%       $205,586
Germany..............................................     13.2%       $210,304
Malta................................................     26.3%       $ 25,329
New Zealand..........................................     36.2%       $ 95,210
Philippines..........................................     19.6%       $ 18,181

     STATEMENTS OF CASH FLOWS

     We had cash and cash equivalents of $1,925.9 million as of December 31, 1999, an increase of $1,890.3 million from $35.6 million as of December 31, 1998. Cash and cash equivalents as of December 31, 1998 represented a decrease of $267.8 million from $303.4 million as of February 28, 1998, and cash and cash equivalents as of February 28, 1998 represented an increase of $234.6 million from $68.8 million as of February 28, 1997.

                          FOR THE NINE MONTHS
                          ENDED SEPTEMBER 30,         FOR THE YEAR      FOR THE TEN MONTHS      FOR THE YEAR
                       -------------------------   ENDED DECEMBER 31,   ENDED DECEMBER 31,   ENDED FEBRUARY 28,
                          2000          1999              1999                 1998                 1998
                       -----------   -----------   ------------------   ------------------   ------------------
                                                            (IN THOUSANDS)
Cash flows from
  operating
  activities.........  $  (522,278)  $   (44,005)     $  (117,084)          $   1,988             $(60,652)
Cash flows from
  investing
  activities.........   (3,280,833)   (3,149,861)      (4,353,364)           (433,460)             (73,096)
Cash flows from
  financing
  activities.........    2,470,690     3,543,239        6,308,415             158,815              369,089
Effect of exchange
  rates on cash......     (148,867)      (67,963)          52,340               4,824                 (684)
                       -----------   -----------      -----------           ---------             --------
Net (decrease)
  increase in cash
  and cash
  equivalents........   (1,481,288)      281,410        1,890,307            (267,833)             234,657
Cash and cash
  equivalents at
  beginning of
  period.............    1,925,915        35,608           35,608             303,441               68,784
                       -----------   -----------      -----------           ---------             --------
Cash and cash
  equivalents at end
  of period..........  $   444,627   $   317,018      $ 1,925,915           $  35,608             $303,441
                       ===========   ===========      ===========           =========             ========

     Nine Months Ended September 30, 2000. Principal sources of cash during the nine months ended September 30, 2000 included $1,612.2 million in proceeds from the issuance of senior notes and senior discount notes by UPC and $1,215.4 million of borrowings on various subsidiary facilities, including $469.3 million under a UPC bridge loan, $264.1 million under the UPC Senior Credit Facility, $138.9 million from the new UPC France Facility and $217.2 million under UPC's new A2000 facility, proceeds of which were used to pay off existing A2000 facilities. Additional sources of cash included net proceeds of $102.4 million from Austar United's second public offering of common equity securities, $11.5 million from the exercise of stock options and $13.7 million from affiliate dividends and other investing and financing sources.

     Principal uses of cash during the nine months ended September 30, 2000 included $1,006.0 million for the acquisition of the K&T Group in The Netherlands, $381.5 million for other acquisitions,

$1,186.2 million of capital expenditures for system upgrade and new-build activities, $389.2 million of net cash invested in short-term liquid investments, $414.7 million for repayments of debt, $160.6 million for an additional investment in SBS, $122.1 million for shares in Primacom AG, $48.9 million of other investments in affiliates, $148.9 million negative exchange rate effect on cash, $56.1 million for deferred financing costs and $522.3 million for operating activities.

     Nine Months Ended September 30, 1999. Principal sources of cash during the nine months ended September 30, 1999 included $1,518.7 million in proceeds from the issuance of senior notes and senior discount notes by UPC, $1,409.1 million in proceeds from UPC's initial public offering, $381.8 million in net proceeds from the issuance of United's Series C Convertible Preferred Stock, $299.2 million of borrowings on the UPC Senior Credit Facility, $294.3 million in net proceeds from the Austar United initial public offering, $261.3 million of borrowings on other UPC facilities, $208.9 million in proceeds from the issuance of the United 1999 Notes, $198.1 million of borrowings on the New Austar Bank Facility and Saturn's bank facility, $45.0 million of borrowings on the VTR Bank Facility, $111.6 million of other borrowings, $40.1 million from the issuance of our and UPC's equity securities, $18.0 million of proceeds from the sale of our Hungarian programming assets and $3.0 million from other investing and financing sources.

     Principal uses of cash during the nine months ended September 30, 1999 including $744.5 million for the acquisition of UPC Polska, $521.7 million for the repayment of UPC's existing senior revolving credit facility, $467.3 million of net cash invested in short-term investments, $444.1 million of capital expenditures for system upgrade and new-build activities, $306.1 million for the repayment of the existing facility at UPC Nederland, $293.2 million for the acquisition of Stjarn, $252.7 million for the acquisition of the additional 66.0% interest in VTR, $252.0 million for the acquisition of the additional 49.0% interest in UTH, $228.5 million for the acquisition of A2000, $109.7 million for the acquisition of GelreVision, $223.3 million for other acquisitions, $144.1 million of funding to our affiliates, including UPC's acquisition of an interest in SBS for $100.2 million, $129.1 million for the repayment of Austar's old bank facility, $56.1 million for the repayment of UPC's old bridge bank facility, $124.3 million for the repayment of other loans, $72.6 million for deferred financing costs, $68.0 million negative exchange rate effect on cash, $18.0 million for payment of a note, and $52.4 million for operating activities and other investing and financing uses.

     Year Ended December 31, 1999. Principal sources of cash during the year ended December 31, 1999 included $2,540.8 million in proceeds from the issuance of senior notes and senior discount notes by UPC, $1,409.1 million in proceeds from UPC's initial public offering and DIC's exercise of its option to acquire shares in UPC, $922.4 million in net proceeds from UPC's second public offering of equity securities, $571.4 million in net proceeds from the issuance of our Class A common stock in a public offering, $381.6 million in net proceeds from the issuance of our Series C Convertible preferred stock, $375.3 million of borrowings on UPC's senior credit facility, $292.8 million in net proceeds from the Austar United initial public offering, $257.2 million of borrowings on the Telekabel Group facility, $259.9 million in net proceeds from the issuance of our Series D Convertible preferred stock, $229.9 million of borrowings on Austar's bank facility and Saturn's bank facility, $208.9 million in proceeds from the private issuance of our debt securities due 2009, $61.0 million of borrowings on VTR's bank facility, $141.2 million of other borrowings, $50.0 million from the exercise of stock options and warrants, $18.0 million of proceeds from the sale of UPC's Hungarian programming assets, $52.3 million positive exchange rate effect on cash and $3.1 million from other investing and financing sources.

     Principal uses of cash during the year ended December 31, 1999 included $848.2 million of net cash invested in short-term liquid investments, $794.2 million of capital expenditures for system upgrade and new-build activities, $744.5 million for the acquisition of UPC Polska, $521.7 million for the repayment of UPC's existing senior revolving credit facility, $306.1 million for the repayment of an existing facility at UPC Nederland, $293.2 million for the acquisition of UPC Sweden, $252.7 million for the acquisition of the additional 66.0% interest in VTR, $252.0 million for the acquisition of the additional 49.0% interest in UTH, $228.5 million for the acquisition of A2000, $150.0 million for the acquisition of Kabel Plus, $109.7 million for the acquisition of GelreVision, $291.2 million for other acquisitions, $373.5 million of investments in affiliates, including UPC's acquisition of an interest in PrimaCom for $227.9 million and SBS for $100.2 million, $129.1 million for the repayment of Austar's existing bank facility, $320.1 million for the repayment of other loans, $100.7 million for deferred financing costs, $18.0 million for payment of a note, and $151.2 million for operating activities and other investing and financing uses.

     Ten Months Ended December 31, 1998. Principal sources of cash during the ten months ended December 31, 1998 included $321.2 million from short-term and long-term borrowings, primarily on UPC's senior revolving credit facility, CNBH's major facility, the DIC Loan and Austar's bank facility, $27.9 million from the net release of restricted funds, primarily the Janco deposit, $20.0 million from the sale of Portugal and other systems, $12.2 million from the issuance of our equity securities and $6.8 million from operating activities and other investing and financing sources.

     Principal uses of cash during the ten months ended December 31, 1998 included capital expenditures totaling $217.1 million for system upgrades and new-build activities, $168.4 million of debt repayments, primarily on UPC's bridge bank facility and other bank facilities, $139.0 million of funding to our operating systems including the acquisition of additional interests in Tevel, Melita, Janco and TVSB, $109.9 million primarily for the new acquisitions of Combivisie (The Netherlands) and Kabelkom (Hungary) and $21.5 million for other investing and financing uses.

     Year Ended February 28, 1998. Principal sources of cash during the year ended February 28, 1998 included gross proceeds of $812.2 million from the sale of our 1998 senior notes, $211.1 million net cash proceeds from the sale of our Argentine cable systems, $110.0 million of borrowings by ULA to finance acquisitions in Argentina, $85.2 million of borrowings on Austar's bank facility, $38.0 million from ULA's revolving credit facility, net proceeds from the net change in short-term investments of $36.6 million, $29.9 million gross proceeds from the issuance of United A/P senior notes in September 1997, $22.0 million from cash contributions from minority interest partners and $1.3 million of repayments on notes receivable and other sources.

     Principal uses of cash during the year ended February 28, 1998 included redemption of our old senior notes of $531.8 million, investments in our affiliated companies totaling $177.6 million, repayment of debt under the Argentina acquisition financing of $110.0 million, purchases of property, plant and equipment totaling $115.0 million to continue the build-out of existing projects, payments on our seller notes for Comodoro, Trelew, Santa Fe and Bahia Blanca, Argentina totaling $46.4 million, debt financing costs of $30.9 million, $8.4 million deposited in restricted cash, $30.8 million for repayment of other debt and other investing and financing uses, and the funding of operating activities of $60.7 million during the period.

NEW ACCOUNTING PRINCIPLES

     The Financial Accounting Standards Board, or the "FASB," issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", or "SFAS 133," which requires that companies recognize all derivatives as either assets or liabilities in the balance sheet at fair value. Under SFAS 133, accounting for changes in fair market value of a derivative depends on its intended use and designation. In June 1999, the FASB approved Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133, or "SFAS 137," SFAS 137 amends the effective date of SFAS 133, which will now be effective for the Company's first quarter 2001.

     UPC has entered into cross-currency swaps related to $1.55 billion of dollar-denominated senior notes. Under SFAS 133 these cross-currency swaps will not qualify for hedge accounting, and therefore the cross-currency swaps, as well as the senior notes which they relate to, must be presented separately on the balance sheet. The senior notes must be revalued at spot rates based on the USD/euro exchange rate at each balance sheet date, with changes recorded as foreign exchange gains/losses in the statement of operations. The cross-currency swaps likewise must be marked to market at each balance sheet date with changes recorded in the statement of operations. If the Company were to implement SFAS 133 to cross-currency swaps in place at September 30, 2000, the impact for the nine months ended September 30, 2000 would be a gain of between $35.2 and $61.6 million.

     In addition to cross-currency swaps, UPC is also a party to a number of other derivative arrangements, primarily through call arrangements embedded in its outstanding senior notes. These calls are embedded derivatives under SFAS 133 and for purposes of implementing SFAS 133 will need to be bifurcated and accounted for separate and apart from the underlying debt. The impact of adopting SFAS 133 on these embedded derivatives is still being evaluated.

     In December 1999, the SEC staff issued Staff Accounting Bulletin No. 101, "Revenue Recognition," or "SAB 101," which provides interpretive guidance on the recognition, presentation and disclosure of revenue in financial statements. Implementation of SAB 101 is required for the fourth quarter of 2000. The Company has assessed the effect of this new standard and does not expect it will have a material effect on its financial position or results of operations.

UNITED QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

INVESTMENT PORTFOLIO

     We do not use derivative financial instruments in our non-trading investment portfolio. We place our cash and cash equivalent investments in highly liquid instruments that meet high credit quality standards with original maturities at the date of purchase of less than three months. We also place our short-term investments in liquid instruments that meet high credit quality standards with original maturities at the date of purchase of between three and twelve months. We also limit the amount of credit exposure to any one issue, issuer or type of instrument. These investments are subject to interest rate risk and will fall in value if market interest rates increase. We do not expect, however, any material loss with respect to our investment portfolio.

IMPACT OF FOREIGN CURRENCY RATE CHANGES

     We are exposed to foreign exchange rate fluctuations related to our operating subsidiaries' monetary assets and liabilities and the financial results of foreign subsidiaries when their respective financial statements are translated into U.S. dollars during consolidation. Our exposure to foreign exchange rate fluctuations also arises from intercompany charges such as the cost of equipment, management fees and certain other charges that are denominated in U.S. dollars but recorded in the functional currency of the foreign subsidiary. In addition, certain of our operating companies have notes payable and notes receivable which are denominated in a currency other than their own functional currency, as follows:

                                                              AMOUNT OUTSTANDING
                                                                    AS OF
                                                              SEPTEMBER 30, 2000
                                                              ------------------
                                                                (IN THOUSANDS)
U.S. Dollar Denominated Facilities:
     UPC 12.5% Senior Discount Notes due 2009(1)............      $  461,953
     UPC 13.375% Senior Discount Notes due 2009(1)..........         281,807
     UPC 13.75% Senior Discount Notes due 2010(1)...........         562,334
     UPC 11.25% Senior Notes due 2010(1)....................         595,971
     UPC Polska Senior Discount Notes(1)....................         290,403
     UPC DIC Loan(1)........................................          47,007
     Intercompany Loan to UPC(1)............................         200,000
     VTR Bank Facility(2)...................................         176,000
     Intercompany Loan to VTR(2)............................         181,591
                                                                  ----------
                                                                  $2,797,066
                                                                  ==========

---------------

(1) Functional currency is Euros.

(2) Functional currency is Chilean Pesos.

     Occasionally we will execute hedge transactions to reduce our exposure to foreign currency exchange rate risk. In connection with UPC's offering of senior notes in July 1999, October 1999 and January 2000, UPC entered into cross-currency swap agreements, exchanging dollar-denominated notes into Euro-denominated notes.

INTEREST RATE SENSITIVITY

     The table below provides information about our primary debt obligations. The fixed rate financial instruments are sensitive to changes in interest rates. The information is presented in U.S. dollars, which is our reporting currency.

                                   AS OF SEPTEMBER 30, 2000       EXPECTED PAYMENT AS OF DECEMBER 31,
                                   -------------------------   ------------------------------------------
                                   BOOK VALUE    FAIR VALUE       2000        2001       2002      2003
                                   -----------   -----------   ----------   --------   --------   -------
                                                               (U.S. DOLLARS, IN THOUSANDS, EXCEPT INTEREST RATES)
Fixed rate United USD 1998
  Notes..........................  $ 1,072,571   $   941,875   $       --   $     --   $     --   $    --
  Average interest rate..........        10.75%        12.94%
Fixed rate United USD 1999
  Notes..........................  $   242,948   $   223,410   $       --   $     --   $     --   $    --
  Average interest rate..........       10.875%        13.34%
Fixed rate UPC USD Senior Notes
  due 2009.......................  $   663,838   $   685,506   $       --   $     --   $     --   $    --
  Average interest rate..........       10.875%        13.92%
Fixed rate UPC Euro Senior Notes
  due 2009.......................  $   263,875   $   224,294   $       --   $     --   $     --   $    --
  Average interest rate..........       10.875%        13.75%
Fixed rate UPC USD Senior
  Discount Notes due 2009........  $   461,953   $   349,125   $       --   $     --   $     --   $    --
  Average interest rate..........        12.50%        16.59%
Fixed rate UPC USD Senior Notes
  due 2007.......................  $   167,700   $   176,000   $       --   $     --   $     --   $    --
  Average interest rate..........       10.875%        13.81%
Fixed rate UPC Euro Senior Notes
  due 2007.......................  $    87,958   $    77,184   $       --   $     --   $     --   $    --
  Average interest rate..........       10.875%        13.68%
Fixed rate UPC USD Senior Notes
  due 2009.......................  $   209,612   $   218,238   $       --   $     --   $     --   $    --
  Average interest rate..........        11.25%        14.13%
Fixed rate UPC Euro Senior Notes
  due 2009.......................  $    88,242   $    76,623   $       --   $     --   $     --   $    --
  Average interest rate..........        11.25%        13.86%
Fixed rate UPC USD Senior
  Discount Notes due 2009........  $   281,807   $   227,050   $       --   $     --   $     --   $    --
  Average interest rate..........       13.375%        17.09%
Fixed rate UPC Euro Senior
  Discount Notes due 2009........  $    99,049   $    80,640   $       --   $     --   $     --   $    --
  Average interest rate..........       13.375%        16.06%
Fixed rate UPC USD Senior Notes
  due 2010.......................  $   595,971   $   517,500   $       --   $     --   $     --   $    --
  Average interest rate..........        11.25%        13.76%
Fixed rate UPC Euro Senior Notes
  due 2010.......................  $   174,692   $   153,927   $       --   $     --   $     --   $    --
  Average interest rate..........        11.25%        13.71%
Fixed rate UPC USD Senior Notes
  due 2010.......................  $   259,193   $   259,500   $       --   $     --   $     --   $    --
  Average interest rate..........        11.50%        14.03%
Fixed rate UPC USD Senior
  Discount Notes due 2010........  $   562,334   $   470,000   $       --   $     --   $     --   $    --
  Average interest rate..........        13.75%        16.73%
Fixed rate UPC USD DIC Loan......  $    47,007   $    47,007   $   47,007   $     --   $     --   $    --
  Average interest rate..........          8.0%          8.0%
Fixed rate UPC Polska Senior
  Discount Notes.................  $   290,403   $   255,901   $       --   $     --   $     --   $14,509
  Average interest rate..........   7.0%-14.50%   7.0%-17.69%
Fixed rate United USD A/P
  Notes..........................  $   451,268   $   455,902   $       --   $     --   $     --   $    --
  Average interest rate..........        14.00%         13.8%
Variable rate UPC Senior Credit
  Facility(1)....................  $   561,946   $   561,946   $  561,946   $     --   $     --   $    --
  Average interest rate..........          7.5%          7.5%

                                   EXPECTED PAYMENT AS OF DECEMBER 31,
                                   ---------------------------------
                                    2004     THEREAFTER     TOTAL
                                   -------   ----------   ----------
                                 (U.S. DOLLARS, IN THOUSANDS, EXCEPT INTEREST RATES)
Fixed rate United USD 1998
  Notes..........................  $    --   $1,072,571   $1,072,571
  Average interest rate..........
Fixed rate United USD 1999
  Notes..........................  $    --   $  242,948   $  242,948
  Average interest rate..........
Fixed rate UPC USD Senior Notes
  due 2009.......................  $    --   $  663,838   $  663,838
  Average interest rate..........
Fixed rate UPC Euro Senior Notes
  due 2009.......................  $    --   $  263,875   $  263,875
  Average interest rate..........
Fixed rate UPC USD Senior
  Discount Notes due 2009........  $    --   $  461,953   $  461,953
  Average interest rate..........
Fixed rate UPC USD Senior Notes
  due 2007.......................  $    --   $  167,700   $  167,700
  Average interest rate..........
Fixed rate UPC Euro Senior Notes
  due 2007.......................  $    --   $   87,958   $   87,958
  Average interest rate..........
Fixed rate UPC USD Senior Notes
  due 2009.......................  $    --   $  209,612   $  209,612
  Average interest rate..........
Fixed rate UPC Euro Senior Notes
  due 2009.......................  $    --   $   88,242   $   88,242
  Average interest rate..........
Fixed rate UPC USD Senior
  Discount Notes due 2009........  $    --   $  281,807   $  281,807
  Average interest rate..........
Fixed rate UPC Euro Senior
  Discount Notes due 2009........  $    --   $   99,049   $   99,049
  Average interest rate..........
Fixed rate UPC USD Senior Notes
  due 2010.......................  $    --   $  595,971   $  595,971
  Average interest rate..........
Fixed rate UPC Euro Senior Notes
  due 2010.......................  $    --   $  174,692   $  174,692
  Average interest rate..........
Fixed rate UPC USD Senior Notes
  due 2010.......................  $    --   $  259,193   $  259,193
  Average interest rate..........
Fixed rate UPC USD Senior
  Discount Notes due 2010........  $    --   $  562,334   $  562,334
  Average interest rate..........
Fixed rate UPC USD DIC Loan......  $    --   $       --   $   47,007
  Average interest rate..........
Fixed rate UPC Polska Senior
  Discount Notes.................  $    --   $  275,894   $  290,403
  Average interest rate..........
Fixed rate United USD A/P
  Notes..........................  $    --   $  451,268   $  451,268
  Average interest rate..........
Variable rate UPC Senior Credit
  Facility(1)....................  $    --   $       --   $  561,946
  Average interest rate..........

                                   AS OF SEPTEMBER 30, 2000       EXPECTED PAYMENT AS OF DECEMBER 31,
                                   -------------------------   ------------------------------------------
                                   BOOK VALUE    FAIR VALUE       2000        2001       2002      2003
                                   -----------   -----------   ----------   --------   --------   -------
                                                               (U.S. DOLLARS, IN THOUSANDS, EXCEPT INTEREST RATES)
Variable rate Telekabel Euro
  Facility(1)....................  $   198,039   $   198,039   $  198,039   $     --   $     --   $    --
  Average interest rate..........          6.0%          6.0%
Variable rate CNBH NLG
  Facility(1)....................  $   106,498   $   106,498   $  106,498   $     --   $     --   $    --
  Average interest rate..........          5.4%          5.4%
Variable rate New A2000
  Facility(1)....................  $   203,561   $   203,561   $  203,561   $     --   $     --   $    --
  Average interest rate..........          4.8%          4.8%
Variable rate Rhone Vision Cable
  FFR Credit Facility(1).........  $    53,619   $    53,619   $   53,619   $     --   $     --   $    --
  Average interest rate..........         5.02%         5.02%
Variable rate UPC NL Bridge
  Loan(1)........................  $   439,792   $   439,792   $  439,792   $     --   $     --   $    --
  Average interest rate..........          6.6%          6.6%
Variable rate France
  Facility(1)....................  $   130,136   $   130,136   $  130,136   $     --   $     --   $    --
  Average interest rate..........         7.21%         7.21%
Variable rate VTR USD Bank
  Facility.......................  $   176,000   $   176,000   $       --   $     --   $176,000   $    --
  Average interest rate..........        11.41%        11.41%
Variable rate Austar A$ New
  Austar Bank Facility...........  $   217,096   $   217,096   $       --   $     --   $  6,972   $38,343
  Average interest rate..........          7.6%          7.6%
                                   -----------   -----------   ----------   --------   --------   -------
                                   $ 8,107,108   $ 7,526,369   $1,740,598   $     --   $182,972   $52,852
                                   ===========   ===========   ==========   ========   ========   =======

                                   EXPECTED PAYMENT AS OF DECEMBER 31,
                                   ---------------------------------
                                    2004     THEREAFTER     TOTAL
                                   -------   ----------   ----------
                                 (U.S. DOLLARS, IN THOUSANDS, EXCEPT INTEREST RATES)
Variable rate Telekabel Euro
  Facility(1)....................  $    --   $       --   $  198,039
  Average interest rate..........
Variable rate CNBH NLG
  Facility(1)....................  $    --   $       --   $  106,498
  Average interest rate..........
Variable rate New A2000
  Facility(1)....................  $    --   $       --   $  203,561
  Average interest rate..........
Variable rate Rhone Vision Cable
  FFR Credit Facility(1).........  $    --   $       --   $   53,619
  Average interest rate..........
Variable rate UPC NL Bridge
  Loan(1)........................  $    --   $       --   $  439,792
  Average interest rate..........
Variable rate France
  Facility(1)....................  $    --   $       --   $  130,136
  Average interest rate..........
Variable rate VTR USD Bank
  Facility.......................  $    --   $       --   $  176,000
  Average interest rate..........
Variable rate Austar A$ New
  Austar Bank Facility...........  $61,250   $  110,531   $  217,096
  Average interest rate..........
                                   -------   ----------   ----------
                                   $61,250   $6,069,436   $8,107,108
                                   =======   ==========   ==========

---------------

(1) Subsequent to September 30, 2000, UPC repaid this facility/loan with the proceeds from the E4 billion financing.

     We use interest rate swap agreements from time to time, to manage interest rate risk on our floating rate debt facilities. Interest rate swaps are entered into depending on our assessment of the market, and generally are used to convert floating rate debt to fixed rate debt. Interest differentials paid or received under these swap agreements are recognized over the life of the contracts as adjustments to the effective yield of the underlying debt, and related amounts payable to, or receivable from, the counterparties are included in the consolidated balance sheet.

INFLATION AND FOREIGN INVESTMENT RISK

     Certain of our operating companies operate in countries where the rate of inflation is extremely high relative to that in the United States. While our affiliated companies attempt to increase their subscription rates to offset increases in operating costs, there is no assurance that they will be able to do so. Therefore, operating costs may rise faster than associated revenue, resulting in a material negative impact on reported earnings. We are also impacted by inflationary increases in salaries, wages, benefits and other administrative costs, the effects of which to date have not been material.

     Our foreign operating companies are all directly affected by their respective countries' government, economic, fiscal and monetary policies and other political factors. We believe that our operating companies' financial conditions and results of operations have not been materially adversely affected by these factors.

                         SECURITY OWNERSHIP OF CERTAIN
                 BENEFICIAL OWNERS AND MANAGEMENT OF NEW UNITED

     As existing United stockholders will receive the same number and kind of shares in New United that they presently hold in United (or the right to acquire such shares), the ownership of New United will differ from that of United only to the extent that additional equity is issued to Liberty and its affiliates in connection with the contribution of assets. Following the transaction, Liberty and its affiliates will own approximately 48.1% of the common stock of New United. Liberty and its affiliates will have the right to vote approximately 83.8% of the total vote of New United for matters other than the election of directors, although Liberty is subject to voting arrangements and restrictions pursuant to the Stockholder Agreement. Please read "The Merger
Transaction -- The Merger Related Agreements, Ownership of New United After Closing of Principal Transaction." The Standstill Agreement will limit Liberty's and its affiliates' ownership of New United common stock and require Liberty and its affiliates to vote their shares in accordance with that agreement. See "The Merger Transaction -- The Merger and Related Agreements, Standstill Agreement."

               MANAGEMENT OF NEW UNITED FOLLOWING THE TRANSACTION

     Our board of directors and executive officers currently consists of the following individuals:

                   NAME                     AGE                           TITLE
                   ----                     ---                           -----
Gene W. Schneider.........................  74    Chairman of the Board of Directors and Chief
                                                    Executive Officer
Michael T. Fries..........................  38    Director and President
Valerie L. Cover..........................  44    Vice President

     Gene W. Schneider has served as Chairman of the Board of Directors of United since its inception in May 1989 and was a director of United's predecessor from September 1989 until its dissolution in December 1993. Mr. Schneider has also served as United's Chief Executive Officer since October 1995, and served as President from October 1997 until he relinquished the title in September 1998. Since June 1999, Mr. Schneider has also served as a director of Austar United. Mr. Schneider served as a member of the Supervisory Board of UPC from July 1995 until February 1999, when he became an advisor to the Board. From May 1989 to November 1991, Mr. Schneider served as Chairman of United Artists, then the third largest cable television company and the largest theater owner in the world. He was a founder of United Cable in the early 1950's and, as its Chairman and Chief Executive Officer, helped build United Cable into the eighth-largest multiple system operator in the United States prior to its merger with United Artists. He has been active in cable television affairs and has served on the Board of the National Cable Television Association, and on numerous committees and special projects thereof, since the National Cable Television Association's inception in the early 1950's. Mr. Schneider is one of the original inductees into the National Cable Television Association's Cable Television Pioneers. Mr. Schneider is also an advisor to the Supervisory Board of UPC and to the Supervisory Board of chello broadband and the Chairman of the Board for Advance Display Technologies, Inc.

     Michael T. Fries became a director of United in November 1999 and has served as its President and as a member of the UPC Supervisory Board since September 1998 and as Chairman of the UPC Supervisory Board Since February 1999. He has also served as President and Chief Executive Officer of United Asia/Pacific Inc. since June 1995 and December 1995, respectively, and Executive Chairman of Austar United since June 1999. In addition, since September 1998, Mr. Fries has served as the President of United Latin America, Inc. In January 2000, he became a member of the chello broadband Supervisory Board. From March 1990 to June 1995, Mr. Fries served as Senior Vice President, Development, in which capacity he was responsible for managing United's acquisitions and new business development activities, including United's expansion into the Asia/Pacific, Latin America and European markets.

     Valerie L. Cover has served as the Controller for United since October 1990 and as a Vice President of United since December 1996. Ms. Cover is responsible for the accounting, financial reporting and information technology functions of United. Prior to joining, she was the Director of Corporate Accounting at United Artists from May 1989 until October 1990 and Manager of Financial Reporting at United Cable from June 1986 until May 1989.

     We expect the management of New United following the transaction will be the same as the management of United. Following the transaction, holders of New United Class C common stock, voting as a separate class, will have the right to appoint four members, or the "Class C directors," to New United's 12 member board of directors. Through their ownership of Class C common stock, Liberty and its affiliates will control the appointment of the Class C directors. The other eight directors will be appointed by the Class A common stock and Class B common stock voting as a single class. At such time as all the shares of Class C common stock have been converted to Class A common stock or Class B common stock, all 12 directors will be elected by Class A and B common stock voting as a single class. See "The Merger Transaction -- The Merger Agreement, Stockholder Agreement."

     We do not anticipate that the compensation of New United's management will differ from the compensation of United's management as a result of the transaction.

                    DESCRIPTION OF NEW UNITED CAPITAL STOCK

     New United's authorized capital stock consists of:

     - 210,000,000 shares of Class A common stock;

     - 30,000,000 shares of Class B common stock;

     -           shares of Class C common stock; and

     - 3,000,000 shares of preferred stock, all $0.01 par value per share.

     As of the date of this proxy statement/prospectus, New United had no capital stock outstanding. Pro forma for the transaction, New United will have outstanding:

     -           shares of Class A common stock;

     -           shares of Class B common stock;

     -           shares of Class C common stock;

     -           shares of Series B convertible preferred stock;

     - shares of 7% Series C senior cumulative convertible preferred stock; and

     - shares of 7% Series D senior cumulative convertible preferred stock.

COMMON STOCK

     New United's Class A common stock, Class B common stock and Class C common stock will have identical economic rights. They will, however, differ in the following respects:

     - Each share of Class A common stock, Class B common stock and Class C common stock will entitle the holders thereof to one, ten and ten votes, respectively, on each matter to be voted on by New United's stockholders other than the election of directors;

     - Each share of Class B common stock will be convertible, at the option of the holder, into one share of Class A common stock; the Class A common stock, however, will not be convertible into Class B common stock. At the option of the holder, each share of Class C common stock will be convertible into one share of Class A common stock at any time or, under certain circumstances, into one share of Class B common stock.

     - The approval of a majority of Class C directors will be required for certain acquisitions or dispositions of assets, issuances of equity or debt securities, selection of a New United CEO not previously approved by Liberty, amendment of New United's charter or bylaws in a manner adverse to holders of Class B or Class C common stock, and certain related party transactions.

     Holders of New United Class A and Class B common stock will vote as one class on all matters, including the election of eight out of 12 directors, to be voted on by New United's stockholders, with certain exceptions listed below or specified by the Delaware General Corporation Law. New United's Class A common stock and Class B common stock will not, however, be able to vote in the election of Class C directors. Shares of New United's Class C common stock, as long as there are any outstanding, will vote separately to elect four of New United's 12 person board of directors. Holders of Class A and B common stock, voting together, will elect the other eight directors. After all shares of Class C common stock have been converted, all twelve of New United's 12 person board of directors will be elected by shares of Class A common stock and Class B common stock voting together.

     Holders of New United Class A, Class B and Class C common stock will be entitled to receive any dividends that are declared by New United's board of directors out of funds legally available for that purpose. In the event of New United's liquidation, dissolution or winding up, holders of New United Class A, Class B and Class C common stock will be entitled to share in all assets available for distribution to holders of common stock. Holders of New United Class A and Class B common stock have no preemptive rights. Shares of Class C common stock will have preemptive rights to prevent the dilution of the voting power of Class C common stock by 10.0% or more of its voting power immediately following issuance. New United's Certificate of Incorporation provides that if there is any dividend, subdivision, combination or reclassification of either class of common stock, a proportionate dividend, subdivision, combination or reclassification of the other class of common stock will be made at the same time.

     New United has appointed Mellon Investor Services LLC as the transfer agent and registrar for its Class A common stock.

PREFERRED STOCK

     New United's Series B preferred stock will have an initial liquidation value per share equal to $212.50 increased by an annual rate of 6.5% per annum, compounded quarterly from July 9, 1998 as to 4,496 shares and from September 11, 1998 as to 109,487 shares through the date of the closing of the merger. The preference will increase at a rate of 6.5% per annum, compounded quarterly. Each share of New United Series B preferred stock will be convertible into the number of shares of New United Class A common stock equal to the liquidation value at the time of conversion divided by $10.63. New United is required to redeem the New United Series B preferred stock on June 30, 2008.

     New United's Series C preferred stock will have a liquidation value of $1,000 per share. Each share of New United Series C preferred stock will be convertible at any time at the option of the holder into the number of shares of New United Class A common stock equal to the liquidation value divided by $42.15 (subject to adjustment). The New United Series C preferred stock will be evidenced by depositary shares, each representing 1/20th of a share of New United Series C preferred stock. We have, and New United will have, the right to require conversion after December 31, 2000 if the closing price of our or New United's Class A common stock has equaled or exceeded 150.0% of the conversion price for at least 20 of 30 consecutive trading days or after June 30, 2002 if the closing price has equaled or exceeded 130.0% of the conversion price for at least 20 of 30 consecutive trading days. We have, and New United will have, the option to redeem the Series C preferred stock on or after June 30, 2002.

     New United's Series D preferred stock will have a liquidation value of $1,000 per share. Each share of New United Series D preferred stock will be convertible at any time at the option of the holder into the number of shares of New United Class A common stock equal to the liquidation value divided by the conversion price of $63.79 (subject to adjustment). The New United Series D preferred stock will be evidenced by depositary shares each representing 1/20th of a share of New United Series D preferred stock. We have, and New United will have the right to require conversion after June 30, 2001 if the closing price of our New United's Class A common stock has equaled or exceeded 130.0% of the conversion price for at least 20 of 30 consecutive trading days or after December 31, 2002 if the closing price has equaled or exceeded 150.0% of the conversion price for at least 20 of 30 consecutive trading days. We have, and New United will have, the option to redeem the Series D preferred stock on or after December 31, 2002.

     Holders of the depositary shares evidencing the Series C preferred stock and Series D preferred stock will be entitled to receive cumulative annual dividends of 7.0% of the liquidation preference of their depositary shares, payable quarterly in arrears out of assets legally available therefor on March 31, June 30, September 30 and December 31 of each year. Dividends, to the extent declared by New United's board, may, at New United's option, be paid in cash, by delivery of fully paid and nonassessable shares of Class A common stock, determined by dividing the dividend amount by 97.0% of the five trading day average closing price, or a combination thereof.

     Each share of Series B, Series C and Series D preferred stock entitles the holder to one vote for each four shares of Class A common stock into which the preferred stock is convertible.

     New United is authorized to issue 3,000,000 shares of preferred stock. New United's board of directors is authorized, without any further action by the stockholders, to determine the following for any unissued series of preferred stock:

     - voting rights;

     - dividend rights;

     - dividend rates;

     - liquidation preferences;

     - redemption provisions;

     - sinking fund terms;

     - conversion or exchange rights;

     - the number of shares in the series; and

     - other rights, preferences, privileges and restrictions.

     In addition, the New United preferred stock could have other rights, including economic rights senior to New United's common stock, so that the issuance of the New United preferred stock could adversely affect the market value of New United's common stock. The issuance of New United preferred stock may also have the effect of delaying, deferring or preventing a change in control of New United without any action by the stockholders. New United has no current plans to issue any preferred shares other than as contemplated by the Liberty transaction.

MARKET LISTINGS

     New United's Class A common stock will be listed for trading on the Nasdaq National Stock Market. New United's Class B common stock, Class C common stock and preferred stock will have no established trading market. New United may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, is not obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

CERTIFICATE OF INCORPORATION AND BYLAWS

     The provisions of New United's certificate of incorporation (which is attached to this proxy statement/prospectus as Appendix C) and bylaws summarized below may have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the market price for the shares held by stockholders.

     New United's certificate of incorporation or bylaws provide:

     - that directors can be removed from office only for cause and only with the approval of 80.0% of the votes of outstanding shares of stock entitled to vote in the election of directors;

     - for a classified board of directors, with each class containing as nearly as possible one-third of the number of directors on the board and the members of each class serving for three-year terms;

     - that vacancies on the board of directors may be filled only by the remaining directors;

     - that the stockholders may take action only at an annual or special meeting of stockholders, and not by written consent of the stockholders;

     - that special meetings of stockholders generally can be called only by the board of directors;

     - that our stockholders may adopt, amend or repeal the bylaws only with the approval of holders of at least 80.0% of the voting power; and

     - for an advance notice procedure for the nomination, other than by the board of directors or a committee of the board of directors, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, we must receive notice of intent to nominate a director or raise business at meetings not less than 30 nor more than 60 days before the meeting, and must contain certain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal. The affirmative vote of the holders of at least 80.0% of the voting power is required to amend or repeal these provisions or to provide for cumulative voting.

DELAWARE GENERAL CORPORATION LAW, SECTION 203

     We are and New United will be subject to Section 203 of the Delaware General Corporation Law, which limits the ability of a publicly held Delaware corporation to consummate a "business combination" with an "interested stockholder" for a period of three years after the date such person became an "interested stockholder" unless:

     - before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

     - upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85.0% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers of the corporation and certain shares held by employee stock plans); or

     - following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66.7% of the outstanding voting stock of the corporation not owned by the interested stockholder.

     An "interested stockholder" generally is defined as a person who, together with affiliates and associates, owns (or, within the prior three years, owned) 15.0% or more of a corporation's outstanding voting stock.

     For purposes of Section 203, the term "business combination" is defined broadly to include:

     - mergers with or caused by the interested stockholder;

     - sales or other dispositions to the interested stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation or a subsidiary equal to 10.0% or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock;

     - the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested stockholder (except for transfers in a conversion or exchange or a pro rata distribution or other transactions that do not increase the interested stockholder's proportionate ownership of any class or series of the corporation's consolidated assets or its outstanding stock;

     - the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested stockholder (except for transfers in a conversion or exchange or a pro rata distribution or other transactions that do not increase the interested stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock); or

     - receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

     Liberty is not subject to Section 203 because United's and New United's boards of directors have approved of Liberty becoming an interested stockholder.

                    COMPARATIVE PER SHARE MARKET INFORMATION

     Our Class A common stock trades on the Nasdaq National Stock Market under the symbol "UCOMA." On November 11, 1999, our board of directors authorized a two-for-one stock split effected in the form of a stock dividend distributed on November 30, 1999, to shareholders of record on November 22, 1999. The effect of the stock split has been recognized retroactively in all share and per share amounts in this report. The following table shows the range of high and low sales prices reported on the Nasdaq National Stock Market for the periods indicated:

                                                                   UNITED
                                                              ----------------
                                                               HIGH      LOW
                                                              -------   ------
Ten months ended December 31, 1998
  First Quarter.............................................  $  9.63   $ 7.00
  Second Quarter............................................  $  9.72   $ 5.09
  Third Quarter.............................................  $  8.44   $ 3.88
  Fourth Quarter............................................  $ 10.25   $ 7.94
Year ending December 31, 1999
  First Quarter.............................................  $ 33.00   $ 9.38
  Second Quarter............................................  $ 37.56   $21.75
  Third Quarter.............................................  $ 46.00   $32.00
  Fourth Quarter............................................  $ 72.50   $35.50
Year ended December 31, 2000
  First Quarter.............................................  $114.63   $56.06
  Second Quarter............................................  $ 74.38   $31.31
  Third Quarter.............................................  $ 62.00   $26.31
  Fourth Quarter............................................  $ 33.81   $11.50
Year ended December 31, 2001
  First Quarter (through           , 2001)..................  $         $

     The closing price for United's Class A common stock on           , 2001 was
$       .

     The following table sets forth the closing prices per share of United Class A common stock as reported on the Nasdaq National Stock Market, on:

     - June 23, 2000, the last full trading day prior to the public announcement of the merger agreement; and

     - , 2001, the last full trading day for which closing prices were available at the time of the printing of this proxy statement/prospectus.

June 23, 2000..............................................   $43.56
          , 2001...........................................   $   --
                                                              ------

     You are advised to obtain current market quotations for United common stock. No assurance can be given as to the market prices of United common stock at any time before the consummation of the transaction or as to the market price of New United common stock at any time after the transaction.

                       COMPARISON OF STOCKHOLDERS' RIGHTS

     Both United and New United are incorporated under the laws of the State of Delaware, and the holders of Class A common stock of New United will have similar rights and preferences as the holders of Class A common stock of United. See "-- Description of New United Capital Stock."

              CHAPTER V -- AMENDMENT OF THE 1993 STOCK OPTION PLAN

     United's 1993 Stock Option Plan, or the "Employee Plan," provides for the grant of options to purchase shares of United Class A common stock to employees and consultants who are selected for participation in the Employee Plan. The board of directors has adopted an amendment to the Employee Plan to:

     - increase the number of shares of common stock reserved for issuance under the Employee Plan by 4,000,000 from 9,200,000 shares to 13,200,000 shares;

     - permit the grant of options to acquire shares of Class B common stock as well as Class A common stock; and

     - permit the amendment of outstanding options to provide for the issuance of Class B common stock in lieu of Class A common stock.

     Upon completion of the merger, United's obligations under the Employee Plan will be assumed by New United, and stock options for United common stock will be replaced with substitute stock options for New United common stock. Each New United stock option will have the same terms and conditions, exercise price, vesting and restrictions as the United stock option it replaces.

     As of the record date, options have been granted under the Employee Plan to
purchase a total of      shares of which options for      shares have been
cancelled, leaving only      shares of United Class A common stock available for
option grants under the Employee Plan. The board of directors believes that it is in the best interest of United, and in the best interest of New United following the merger, to increase the number of shares available for option grants under the Employee Plan. The increase will allow United and, following the merger, New United, to grant options to attract and retain new employees who have not received grants of options under the Employee Plan, and to further compensate, where appropriate, employees who have been previously awarded options under the Employee Plan.

     Upon the closing of the merger, New United will assume the Employee Plan and all obligations under the Employee Plan and the Employee Plan will become the stock option plan for employees of New United.

     Approval of the amendment to the Employee Plan requires the affirmative vote of the holders of a majority of the combined voting power of our Class A common stock and Class B common stock as of the record date, represented in person or by proxy at the special meeting of stockholders.

     The board of directors recommends that stockholders approve the amendment to the Employee Plan. The principal features of the Employee Plan are summarized below:

     Administration of the Employee Plan. The compensation committee of the board of directors, or the "Committee," administers and interprets the Employee Plan. The Committee must be structured at all times so that it satisfies the "disinterested administration" requirement of Rule 16b-3 under the Securities Act of 1934, as amended, and the "outside director" requirement for the exemption pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended.

     Number of Shares: Amendment to Increase Number of Shares. The number of shares is subject to adjustment on account of stock splits, stock dividends, recapitalizations and other dilutive changes in the Class A common stock. As a result of the two-for-one stock split effected on November 30, 1999, the number of shares was increased from 4,600,000 to 9,200,000. The amendment will increase the number of shares of common stock by 4,000,000 to 13,200,000 shares and permit the grant of options exercisable for Class B common stock as well as Class A common stock.

     Options Granted Under the Employee Plan. The Employee Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code, or "Incentive Options," and options that are not Incentive Options, or "Non-Qualified Options." Incentive Options may be granted only to employees. We refer to Incentive Options and Non-Qualified Options collectively as "Employee

Options." Employee Options granted under the Employee Plan are non-transferable, except by will or pursuant to the laws of descent and distribution.

     The Committee has the sole discretion to determine the employees and consultants to whom Employee Options may be granted and the manner in which the Employee Options will vest. However, an Incentive Option can vest each year with respect to no more than $100,000 in value of common stock based upon fair market value of the common stock on the date of grant of the Incentive Options. Options covering no more than 500,000 shares of common stock may be granted to a single participant during any calendar year.

     Term of Employee Options. The Committee determines the Employee Option term, which can be no longer than 10 years (5 years in case of an Incentive Option granted to an employee who owns common stock having more than 10.0% of voting power). Unless the Committee specifies otherwise, the following provisions apply with respect to the exercisability of an option following the termination of the option holder's employment or consulting relationship. An Employee Option will terminate prior to its stated term upon termination of employment or death. If an option holder's employment or consulting relationship terminates within six months after the Employee Option's grant date for any reason other than death or disability, or if the employment of the option holder is terminated for cause, the Employee Option is void for all purposes. If the option holder's employment or consulting relationship terminates because the option holder becomes disabled, the Employee Option will terminate one year after termination. If the option holder's employment or consulting relationship terminates other than for cause, disability or death and such termination occurs more than six months after the date of grant, the Employee Option will expire three months from the date of termination. If the option holder dies while employed, while a consultant, or within the three-month period described in the preceding sentence, the Employee Option will terminate one year after the date of death. In all cases the Employee Option may be exercised only to the extent it was vested at the date the employment or consulting relationship is terminated, and only if it has not expired according to its terms.

     The amendment will permit the Committee to amend, with the consent of the holder, options to allow for the issuance of Class B common stock in lieu of Class A common stock upon exercise.

     Exercise. The Committee determines the exercise price for each Employee Option; however, Incentive Options must have an exercise price that is at least equal to fair market value of the Class A common stock on the date the Incentive Option is granted (at least equal to 110.0% of fair market value in the case of an Incentive Option granted to an employee who owns common stock having more than 10.0% of the voting power).

     An option holder may exercise an Employee Option by written notice and payment of the exercise price (i) in cash or certified funds (ii) by the surrender of a number of shares of common stock already owned by the option holder for at least six months (or other periods specified by the Committee) and with a fair market value equal to the exercise price, or (iii) through a broker's transaction by directing the issuance of a certificate for the common stock to a broker who will sell all or a portion of the common stock to pay the exercise price or make a loan to the option holder to permit the option holder to pay the exercise price. Option holders who are subject to withholding of federal and state income tax as a result of exercising an Employee Option may satisfy the income tax withholding obligation through the withholding of a portion of the common stock to be received upon the exercise of the Employee Option.

     Merger and Reorganization. Upon the occurrence of (i) the merger or consolidation of United (other than a merger or consolidation in which United is the continuing company and that does not result in any changes in the outstanding shares of common stock), (ii) the sale of all or substantially all of the assets of United (other than a sale in which United continues as the holding company of an entity that conducts the business formerly conducted by United), or (iii) the dissolution or liquidation of United, all outstanding Employee Options will terminate automatically when the event occurs, if United gives the option holders 30 days prior written notice of the event. Notice is not required for a merger or consolidation or for a sale if United, the successor or the purchaser makes adequate provision for the assumption of the outstanding Employee Options or the substitution of new options on terms comparable to the outstanding Employee Options. When the notice is given, all outstanding Employee Options fully vest and can be exercised prior to the event. Because New United will assume the obligations under the Employee Plan, United will not give notice and none of the outstanding Employee Options will terminate automatically.

     Change in Control. Upon a "change in control" of United, all outstanding Employee Options vest fully. A "change in control" occurs if (i) 30.0% or more of United's voting stock is acquired by persons or entities without the approval of a majority of the board of directors unrelated to the acquirer or (ii) individuals who are members of the board of directors at the beginning of the 24-month period cease to make up at least two-thirds of the board of directors at anytime during that period, unless the election of new members was approved by the majority of the board of directors in office immediately prior to the 24-month period and of new members who were so approved.

     Amendment and Termination. The board of directors may amend the Employee Plan in any respect at any time, but no amendment can impair any Employee Option previously granted or deprive an option holder of any common stock acquired without the option holder's consent. The Employee Plan will terminate on June 1, 2003, unless sooner terminated by the board of directors.

     Federal Income Tax Consequences. When a Non-Qualified Option is granted, there are no income tax consequences for the option holder or United. When a Non-Qualified Option is exercised, in general, the option holder recognizes compensation equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price. The compensation recognized by an employee is subject to income tax withholding. United is entitled to a deduction equal to the compensation recognized by the option holder for United's taxable year that ends with or within the taxable year in which the option holder recognized the compensation.

     When an Incentive Option is granted, there are no income tax consequences for the option holder or United. When an Incentive Option is exercised, the option holder does not recognize income and United does not receive a deduction. However, the option holder must treat the excess of the fair market value of the common stock on the date of exercise over the exercise price as an item of adjustment for purposes of the alternative minimum tax. If the option holder makes a "disqualifying disposition" of the common stock (described below) in the same taxable year that the Incentive Option was exercised, there are no alternative minimum tax consequences.

     If the option holder disposes of the common stock after the option holder has held the common stock for at least two years after the Incentive Option was granted and 12 months after the Incentive Option was exercised, the amount the option holder receives upon disposition over the exercise price is treated as long-term capital gain for the option holder. United is not entitled to a deduction. If the option holder makes a "disqualifying disposition" of the common stock by disposing of the common stock before it has been held for at least two years after the Incentive Option was granted and one year after the date the Incentive Option was exercised, the option holder recognizes compensation income equal to the excess of (i) fair market value of the common stock on the date the Incentive Option was exercised or, if less, the amount received on the disposition over (ii) the exercise price. At present, United is not required to withhold. United is entitled to a deduction equal to the compensation recognized by the option holder for United's taxable year that ends with or within the taxable year in which the option holder recognized the compensation.

     Under Section 162(m) of the Internal Revenue Code, United may be limited as to federal income tax deductions to the extent that the total annual compensation in excess of $1,000,000 is paid to the Chief Executive Officer or any one of the other four highest-paid executive officers who are employed by United on the last day of the taxable year. However, certain "performance-based compensation," the material terms of which are disclosed to and approved by stockholders, is not subject to this limitation on deductibility. United has structured the Employee Plan with the intention that the compensation paid under it would be qualified performance-based compensation and would be deductible without regard to the limitations otherwise imposed by Section 162(m) of the Internal Revenue Code.

     THE BOARD RECOMMENDS A VOTE FOR THE AMENDMENT TO THE 1993 STOCK OPTION
PLAN.

                    CHAPTER VI -- CERTAIN LEGAL INFORMATION

LEGAL MATTERS

     The validity of the shares of New United stock offered by this proxy statement/prospectus of the transaction will be passed upon for us by Holme Roberts & Owen LLP, Denver, Colorado.

EXPERTS

     The balance sheet of New UnitedGlobalCom, Inc. included in this proxy statement/prospectus and elsewhere in this registration statement as of February 5, 2001 (Inception), has been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in giving said report.

     Our consolidated financial statements and schedules included in this proxy statement/prospectus and elsewhere in the registration statement for the year ended December 31, 1999, the ten months ended December 31, 1998 and the year ended February 28, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of United International Properties, Inc. included in this proxy statement/prospectus and elsewhere in the registration statement for the year ended December 31, 1999, the ten months ended December 31, 1998 and the year ended February 28, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The consolidated financial statements of United Europe, Inc. included in this proxy statement/ prospectus and elsewhere in the registration statement for the year ended December 31, 1999, the ten months ended December 31, 1998 and the year ended February 28, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The consolidated financial statements of United Telekabel Holding N.V. as of December 31, 1998 and for the period from August 6, 1998 (inception) to December 31, 1998 included in this proxy statement/prospectus and elsewhere in the registration statement have been audited by Arthur Andersen, independent auditors, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The combined balance sheets of Liberty Principal Transaction Assets Group ("New Liberty Group" or "Successor") as of December 31, 1999 and of Liberty Principal Transaction Assets Group ("Old Liberty Group" or "Predecessor") as of December 31, 1998, and the related combined statements of operations and comprehensive loss, equity and cash flows for the period from March 1, 1999 to December 31, 1999 (Successor period) and from January 1, 1999 to February 28, 1999 and for each of the years in the two-year period ended December 31, 1998 (Predecessor period), have been included herein and in the registration statement in reliance upon the report dated February 29, 2000, of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The KPMG LLP report contains an explanatory paragraph that states that effective March 9, 1999, AT&T Corp., the owner of the assets comprising New Liberty Group, acquired TeleCommunications, Inc., the owner of the assets comprising Old Liberty Group, in a business combination accounted for as a purchase. As a result of the acquisition, the combined financial information for the periods after the acquisition is presented on a different basis than that for the periods before the acquisition and, therefore, is not comparable.

     The consolidated balance sheets of Telewest Communications plc as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years ended December 31, 1999 have been included herein and in the registration statement in reliance upon the report dated April 20, 2000, of KPMG Audit plc, independent public accountants, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

             CHAPTER VII -- ADDITIONAL INFORMATION FOR STOCKHOLDERS

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We have filed the following document with the SEC and this document is incorporated in this proxy statement/prospectus by reference and made a part hereof.

     - Our Proxy Statement for our annual stockholders' meeting dated May 1, 2000.

     All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this proxy statement/prospectus and prior to the date of the special meeting, shall be deemed to be incorporated by reference in this proxy statement/prospectus and to be a part hereof from the dates of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus shall be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this proxy statement/prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

     We will provide you without charge upon your written or oral request, a copy of any and all of the information that has been incorporated by reference in this proxy statement/prospectus (not including exhibits to such information unless such exhibits are specifically incorporated by reference into such information). Any such request should be directed to UnitedGlobalCom, Inc., Investor Relations, 4643 South Ulster Street, Suite 1300, Denver, Colorado 80237 (telephone number 303-770-4001).

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

     Judiciary Plaza, Room 10024
     450 Fifth Street, N.W. Street
     Washington, D.C. 20549

     Seven World Trade Center
     Suite 1300
     New York, New York 10048

     Citicorp Center
     500 West Madison Street
     Suite 1400
     Chicago, Illinois 60661

     You can also obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 10024, Washington D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

     The SEC also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like us that file electronically with the SEC. The address of that site is http://www.sec.gov. Our Class A common stock is traded on the Nasdaq National Stock Market, and copies of reports, proxy statements and other information can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     New United filed with the SEC registration statements on Form S-4 that register the securities New United is offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and New United's securities. The proxy statement/rules and regulations of the SEC allow us to omit certain information included in the registration statement from this proxy statement/prospectus.

                                      VII-1

        INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES

                                                              PAGE
                                                              -----
NEW UNITEDGLOBALCOM, INC.
Report of Independent Public Accountants....................   F-2a
Balance Sheet as of February 5, 2001........................   F-2b
UNITEDGLOBALCOM, INC.
Condensed Consolidated Balance Sheet as of September 30,
  2000 (Unaudited)..........................................    F-3
Condensed Consolidated Statements of Operations for the Nine
  Months Ended September 30, 2000 and 1999 (Unaudited)......    F-4
Condensed Consolidated Statement of Stockholders' Equity for
  the Nine Months Ended September 30, 2000 (Unaudited)......    F-5
Condensed Consolidated Statements of Cash Flows for the Nine
  Months Ended September 30, 2000 and 1999 (Unaudited)......    F-6
Notes to Condensed Consolidated Financial Statements
  (Unaudited)...............................................    F-9
UNITEDGLOBALCOM, INC.
Report of Independent Public Accountants....................   F-23
Consolidated Balance Sheets as of December 31, 1999 and
  1998......................................................   F-24
Consolidated Statements of Operations for the Year Ended
  December 31, 1999, the Ten Months Ended December 31, 1998
  and the Year Ended February 28, 1998......................   F-25
Consolidated Statements of Stockholders' Equity (Deficit)
  for the Year Ended December 31, 1999, the Ten Months Ended
  December 31, 1998 and the Year Ended February 28, 1998....   F-26
Consolidated Statements of Cash Flows for the Year Ended
  December 31, 1999, the Ten Months Ended December 31, 1998
  and the Year Ended February 28, 1998......................   F-29
Notes to Consolidated Financial Statements..................   F-32
UNITEDGLOBALCOM, INC. (PARENT ONLY)
Report of Independent Public Accountants on Schedule........   F-83
Condensed Financial Position of Registrant (Parent only
  Schedule I)...............................................   F-84
Condensed Information as to the Operations of Registrant
  (Parent only Schedule I)..................................   F-85
Condensed Information as to the Cash Flows of Registrant
  (Parent only Schedule I)..................................   F-86
Valuation and Qualifying Accounts (Schedule II).............   F-87
UNITED INTERNATIONAL PROPERTIES, INC. (SUBSIDIARY WHOSE
  STOCK SECURES UNITEDGLOBALCOM, INC. INDEBTEDNESS)
Report of Independent Public Accountants....................   F-88
Consolidated Balance Sheets as of December 31, 1999 and
  1998......................................................   F-89
Consolidated Statements of Operations for the Year Ended
  December 31, 1999, the Ten Months Ended December 31, 1998
  and the Year Ended February 28, 1998......................   F-90
Consolidated Statements of Parent's Deficit.................   F-91
Consolidated Statements of Cash Flows for the Year Ended
  December 31, 1999, the Ten Months Ended December 31, 1998
  and the Year Ended February 28, 1998......................   F-92
Notes to Consolidated Financial Statements..................   F-94
UNITED EUROPE, INC. (SUBSIDIARY WHOSE STOCK SECURES
  UNITEDGLOBALCOM, INC. INDEBTEDNESS)
Report of Independent Public Accountants....................  F-120
Consolidated Balance Sheets as of December 31, 1999 and
  1998......................................................  F-121
Consolidated Statements of Operations for the Year Ended
  December 31, 1999, the Ten Months Ended December 31, 1998
  and the Year Ended February 28, 1998......................  F-122
Consolidated Statements of Parent's Equity (Deficit)........  F-123
Consolidated Statements of Cash Flows for the Year Ended
  December 31, 1999, the Ten Months Ended December 31, 1998
  and the Year Ended February 28, 1998......................  F-124
Notes to Consolidated Financial Statements..................  F-127

                                                              PAGE
                                                              -----
UNITED TELEKABEL HOLDING, N.V. (SIGNIFICANT EQUITY INVESTEE
  OF UNITEDGLOBALCOM, INC.)
Independent Auditors' Report................................  F-160
Consolidated Balance Sheet as of December 31, 1998..........  F-161
Consolidated Statement of Operations from August 6, 1998
  (commencement of operations) until December 31, 1998......  F-162
Consolidated Statement of Cash Flows from August 6, 1998
  (commencement of operations) until December 31, 1998......  F-163
Notes to Consolidated Financial Statements..................  F-164
LIBERTY PRINCIPAL TRANSACTION ASSETS GROUP
Combined Balance Sheets as of September 30, 2000 (Unaudited)
  and December 31, 1999.....................................  F-177
Combined Statements of Operations and Comprehensive Income
  (Loss) for the Nine Months Ended September 30, 2000, the
  Seven Months Ended September 30, 1999 and the Two Months
  Ended February 28, 1999 (Unaudited).......................  F-178
Combined Statements of Equity for the Nine Months Ended
  September 30, 2000 (Unaudited)............................  F-179
Statements of Cash Flows for the Nine Months Ended September
  30, 2000, the Seven Months Ended September 30, 1999 and
  the Two Months Ended February 28, 1999 (Unaudited)........  F-180
Notes to Combined Financial Statements (Unaudited)..........  F-181
LIBERTY PRINCIPAL TRANSACTION ASSETS GROUP
Independent Auditors' Report................................  F-185
Combined Balance Sheets as of December 31, 1999 and 1998....  F-186
Combined Statements of Operations and Comprehensive Loss for
  the Ten Months Ended December 31, 1999, the Two Months
  Ended February 28, 1999 and the Years Ended December 31,
  1998 and 1997.............................................  F-187
Combined Statements of Equity for the Ten Months Ended
  December 31, 1999, the Two Months Ended February 28, 1999
  and the Years Ended December 31, 1998 and 1997............  F-188
Combined Statements of Cash Flows for the Ten Months Ended
  December 31, 1999, the Two Months Ended February 28, 1999
  and the Years Ended December 31, 1998 and 1997............  F-189
Notes to Combined Financial Statements......................  F-190
TELEWEST COMMUNICATIONS PLC (SIGNIFICANT EQUITY INVESTEE OF
  LIBERTY PRINCIPAL TRANSACTION ASSETS GROUP)
Independent Auditors' Report................................  F-202
Consolidated Statements of Operations for the Years Ended
  December 31, 1999, 1998 and 1997..........................  F-203
Consolidated Balance Sheets as of December 31, 1999 and
  1998......................................................  F-204
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1999, 1998 and 1997..........................  F-205
Consolidated Statements of Shareholders' Equity for the
  Years Ended December 31, 1999, 1998 and 1997..............  F-206
Notes to the Consolidated Financial Statements..............  F-207

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To New UnitedGlobalCom, Inc.:

     We have audited the accompanying balance sheet of New UnitedGlobalCom, Inc. (a Delaware corporation) as of February 5, 2001 (Inception). This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of New UnitedGlobalCom, Inc. as of February 5, 2001 (Inception), in conformity with accounting principles generally accepted in the United States.

                                     ARTHUR ANDERSEN LLP

Denver, Colorado
February 5, 2001

                                      F-2a

                           NEW UNITEDGLOBALCOM, INC.

                                 BALANCE SHEET

                                                                   AS OF
                                                              FEBRUARY 5, 2001
                                                                (INCEPTION)
                                                              ----------------
                                    ASSETS
Related party receivable....................................        $100
                                                                    ====

                             STOCKHOLDER'S EQUITY

Common stock, $0.01 par value, 1 share authorized, issued
  and outstanding...........................................        $ --
Additional paid-in capital..................................         100
                                                                    ----
          Total stockholder's equity........................        $100
                                                                    ====

     New UnitedGlobalCom, Inc. ("New United") was formed under Delaware law on February 5, 2001, for the purpose of effectuating the merger of UnitedGlobalCom, Inc. ("United") and a newly created subsidiary of New United. New United will issue its own stock in connection with this merger, and will acquire interests in international broadband distribution and programming assets of Liberty Media Corporation ("Liberty"), its subsidiary Liberty Media International, Inc. ("LMINT") and Liberty Global, Inc. New United's operations will be conducted through these newly acquired interests and through United, which currently owns, manages and develops video, voice and data operations outside the United States.

     As of February 5, 2001, the only transaction of New United was the issuance of 1 share of common stock to United International Properties, Inc. for $100.00.

                                      F-2b

                             UNITEDGLOBALCOM, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEET
           (STATED IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                  AS OF
                                                              SEPTEMBER 30,
                                                                  2000
                                                              -------------
                                  ASSETS
Current assets
  Cash and cash equivalents.................................   $  444,627
  Restricted cash...........................................       16,052
  Short-term liquid investments.............................      929,105
  Subscriber receivables, net of allowance for doubtful
    accounts of $48,671.....................................      117,436
  Costs to be reimbursed by affiliated companies, net.......       12,391
  Other receivables, including related party receivables of
    $1,933..................................................      162,156
  Inventory.................................................      150,511
  Deferred taxes............................................        2,363
  Other current assets, net.................................      138,481
                                                               ----------
         Total current assets...............................    1,973,122
Investments in affiliates, accounted for under the equity
  method, net...............................................      792,839
Marketable equity securities and other investments..........       63,499
Property, plant and equipment, net of accumulated
  depreciation of $752,111..................................    2,961,687
Goodwill and other intangible assets, net of accumulated
  amortization of $350,516..................................    3,719,666
Deferred financing costs, net of accumulated amortization of
  $32,065...................................................      147,171
Deferred taxes..............................................       14,474
Other assets, net...........................................       41,921
                                                               ----------
         Total assets.......................................   $9,714,379
                                                               ==========

                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable, including related party payables of
    $194....................................................   $  334,045
  Accrued liabilities.......................................      438,629
  Subscriber prepayments and deposits.......................       65,849
  Short-term debt...........................................      737,400
  Current portion of other long-term debt...................      185,701
  Other current liabilities.................................        9,134
                                                               ----------
         Total current liabilities..........................    1,770,758
Senior discount notes and senior notes......................    5,973,414
Other long-term debt........................................    1,333,457
Deferred compensation.......................................       73,751
Deferred taxes..............................................       16,639
Other long-term liabilities.................................       33,519
                                                               ----------
         Total liabilities..................................    9,201,538
                                                               ----------
Minority interests in subsidiaries..........................      277,377
                                                               ----------
Series B Convertible Preferred Stock, stated at liquidation
  value, 113,983 shares issued and outstanding..............       27,719
                                                               ----------
Stockholders' equity
  Class A Common Stock, $0.01 par value, 210,000,000 shares
    authorized, 82,970,942 shares issued and outstanding....          830
  Class B Common Stock, $0.01 par value, 30,000,000 shares
    authorized, 19,221,940 shares issued and outstanding....          192
  Series C Convertible Preferred Stock, 425,000 shares
    issued and outstanding..................................      425,000
  Series D Convertible Preferred Stock, 287,500 shares
    issued and outstanding..................................      283,867
  Additional paid-in capital................................    1,549,639
  Deferred compensation.....................................     (160,022)
  Treasury stock, at cost, 5,569,240 shares of Class A
    Common Stock............................................      (29,061)
  Accumulated deficit.......................................   (1,544,189)
  Other cumulative comprehensive loss.......................     (318,511)
                                                               ----------
         Total stockholders' equity.........................      207,745
                                                               ----------
         Total liabilities and stockholders' equity.........   $9,714,379
                                                               ==========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                             UNITEDGLOBALCOM, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           (STATED IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                       FOR THE
                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              -------------------------
                                                                 2000          1999
                                                              -----------   -----------
Revenue.....................................................  $   900,560   $   460,646
Operating expense...........................................     (608,410)     (251,233)
Selling, general and administrative expense.................     (523,002)     (299,034)
Depreciation and amortization...............................     (566,296)     (260,375)
                                                              -----------   -----------
          Operating loss....................................     (797,148)     (349,996)
Gain on issuance of common equity securities by
  subsidiaries..............................................      127,731     1,106,014
Interest income, including related party income of $422 and
  $420, respectively........................................      101,111        22,400
Interest expense............................................     (637,145)     (234,712)
(Loss) gain on sale of investments in affiliates............       (3,776)        7,456
Foreign currency exchange loss, net.........................     (292,606)      (24,834)
Other income (expense), net.................................        1,470        (4,554)
                                                              -----------   -----------
          (Loss) income before other items..................   (1,500,363)      521,774
Income tax benefit, net.....................................        6,932         2,656
Minority interests in subsidiaries..........................      692,935       127,792
Share in results of affiliates, net.........................      (84,345)      (48,366)
                                                              -----------   -----------
          Net (loss) income.................................  $  (884,841)  $   603,856
                                                              ===========   ===========

Foreign currency translation adjustments....................  $   (96,375)  $  (104,493)
Unrealized holding (losses) gains arising during period.....      (10,898)          127
                                                              -----------   -----------
          Comprehensive (loss) income.......................  $  (992,114)  $   499,490
                                                              ===========   ===========
Basic net (loss) income attributable to common
  shareholders..............................................  $  (923,567)  $   594,730
                                                              ===========   ===========
Diluted net (loss) income attributable to common
  shareholders..............................................  $  (923,567)  $   603,856
                                                              ===========   ===========
Net (loss) income per common share:
          Basic net (loss) income...........................  $     (9.63)  $      7.39
                                                              ===========   ===========
          Diluted net (loss) income.........................  $     (9.63)  $      6.53
                                                              ===========   ===========
Weighted-average number of common shares outstanding:
          Basic.............................................   95,940,658    80,502,722
                                                              ===========   ===========
          Diluted...........................................   95,940,658    92,510,702
                                                              ===========   ===========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                             UNITEDGLOBALCOM, INC.

            CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                  (STATED IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                  (UNAUDITED)

                                         CLASS A               CLASS B              SERIES C             SERIES D
                                      COMMON STOCK          COMMON STOCK        PREFERRED STOCK      PREFERRED STOCK     ADDITIONAL
                                   -------------------   -------------------   ------------------   ------------------    PAID-IN
                                     SHARES     AMOUNT     SHARES     AMOUNT   SHARES     AMOUNT    SHARES     AMOUNT     CAPITAL
                                   ----------   ------   ----------   ------   -------   --------   -------   --------   ----------
Balances, December 31, 1999......  81,574,815    $816    19,323,940    $193    425,000   $410,125   287,500   $268,773   $1,416,635
Exchange of Class B Common Stock
 for Class A Common Stock........     102,000       1      (102,000)     (1)        --         --        --         --           --
Issuance of Class A Common Stock
 in connection with Company's
 stock option plans..............   1,031,537      10            --      --         --         --        --         --        6,239
Issuance of Class A Common Stock
 in connection with Company's
 401(k) plans....................         705      --            --      --         --         --        --         --           21
Conversion of Series B
 Convertible Preferred Stock into
 Class A Common Stock............      48,996       1            --      --         --         --        --         --          519
Accrual of dividends on Series B,
 C and D Convertible Preferred
 Stock...........................          --      --            --      --         --     22,313        --     15,094       (1,319)
Issuance of Class A Common Stock
 as dividends on Series C
 Convertible Preferred Stock.....     212,889       2            --      --         --     (7,438)       --         --        7,436
Equity transactions of
 subsidiaries....................          --      --            --      --         --         --        --         --      120,108
Amortization of deferred
 compensation....................          --      --            --      --         --         --        --         --           --
Net loss.........................          --      --            --      --         --         --        --         --           --
Change in cumulative translation
 adjustments.....................          --      --            --      --         --         --        --         --           --
Change in unrealized gain on
 available-for-sale securities...          --      --            --      --         --         --        --         --           --
                                   ----------    ----    ----------    ----    -------   --------   -------   --------   ----------
Balances, September 30, 2000.....  82,970,942    $830    19,221,940    $192    425,000   $425,000   287,500   $283,867   $1,549,639
                                   ==========    ====    ==========    ====    =======   ========   =======   ========   ==========

                                                                                           OTHER
                                                     TREASURY STOCK                     CUMULATIVE
                                     DEFERRED     --------------------   ACCUMULATED   COMPREHENSIVE
                                   COMPENSATION    SHARES      AMOUNT      DEFICIT         LOSS          TOTAL
                                   ------------   ---------   --------   -----------   -------------   ----------
Balances, December 31, 1999......   $(119,996)    5,569,240   $(29,061)  $ (621,941)     $(211,238)    $1,114,306
Exchange of Class B Common Stock
 for Class A Common Stock........          --            --         --           --             --             --
Issuance of Class A Common Stock
 in connection with Company's
 stock option plans..............          --            --         --           --             --          6,249
Issuance of Class A Common Stock
 in connection with Company's
 401(k) plans....................          --            --         --           --             --             21
Conversion of Series B
 Convertible Preferred Stock into
 Class A Common Stock............          --            --         --           --             --            520
Accrual of dividends on Series B,
 C and D Convertible Preferred
 Stock...........................          --            --         --      (37,407)            --         (1,319)
Issuance of Class A Common Stock
 as dividends on Series C
 Convertible Preferred Stock.....          --            --         --           --             --             --
Equity transactions of
 subsidiaries....................     (32,683)           --         --           --             --         87,425
Amortization of deferred
 compensation....................      (7,343)           --         --           --             --         (7,343)
Net loss.........................          --            --         --     (884,841)            --       (884,841)
Change in cumulative translation
 adjustments.....................          --            --         --           --        (96,375)       (96,375)
Change in unrealized gain on
 available-for-sale securities...          --            --         --           --        (10,898)       (10,898)
                                    ---------     ---------   --------   -----------     ---------     ----------
Balances, September 30, 2000.....   $(160,022)    5,569,240   $(29,061)  $(1,544,189)    $(318,511)    $  207,745
                                    =========     =========   ========   ===========     =========     ==========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                             UNITEDGLOBALCOM, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (STATED IN THOUSANDS)
                                  (UNAUDITED)

                                                              FOR THE NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              --------------------------
                                                                  2000          1999
                                                              ------------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income...........................................  $  (884,841)   $  603,856
Adjustments to reconcile net (loss) income to net cash flows from operating activities:
  Gain on issuance of common equity securities by
     subsidiaries...........................................     (127,731)   (1,106,014)
  Share in results of affiliates, net.......................       79,691        42,369
  Minority interests in subsidiaries........................     (692,935)     (127,792)
  Exchange rate differences in U.S. dollar-denominated
     securities.............................................      263,915        21,160
  Depreciation and amortization.............................      566,296       260,375
  Accretion of interest on senior notes and amortization of
     deferred financing costs...............................      334,840       152,325
  Stock-based compensation expense..........................         (960)       71,702
  Loss (gain) on sale of investments in affiliates..........        3,776        (7,456)
  Increase in receivables, net..............................     (119,654)      (29,950)
  Increase in other assets..................................     (130,716)       (7,067)
  Increase in accounts payable, accrued liabilities and
     other..................................................      186,041        82,487
                                                              -----------    ----------
          Net cash flows from operating activities..........     (522,278)      (44,005)
                                                              -----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of short-term liquid investments...................   (2,734,064)     (557,000)
Proceeds from sale of short-term liquid investments.........    2,344,894        89,711
Restricted cash deposited net...............................           (5)       (2,816)
Investments in affiliates and other investments.............     (331,576)     (144,117)
Proceeds from sale of investments in affiliated companies...           --        18,000
New acquisitions, net of cash acquired......................   (1,387,548)   (2,103,861)
Capital expenditures........................................   (1,186,244)     (444,140)
Other.......................................................       13,710        (5,638)
                                                              -----------    ----------
          Net cash flows from investing activities..........   (3,280,833)   (3,149,861)
                                                              -----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock by subsidiaries....................      102,403     1,703,471
Issuance of Series C Convertible Preferred Stock............           --       381,788
Issuance of common stock in connection with Company's and
  subsidiary's stock option plans...........................       11,509        24,961
Issuance of common stock in connection with exercise of
  warrants..................................................           --        15,168
Proceeds from offering of senior notes and senior discount
  notes.....................................................    1,612,200     1,727,639
Retirement of existing senior notes.........................           --          (265)
Proceeds from short-term and long-term borrowings...........    1,215,360       915,186
Deferred financing costs....................................      (56,089)      (72,640)
Repayments of short-term and long-term borrowings...........     (414,693)   (1,137,040)
Payment of sellers note.....................................           --       (18,000)
Other.......................................................           --         2,971
                                                              -----------    ----------
          Net cash flows from financing activities..........    2,470,690     3,543,239
                                                              -----------    ----------
EFFECT OF EXCHANGE RATES ON CASH............................     (148,867)      (67,963)
                                                              -----------    ----------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS............   (1,481,288)      281,410
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............    1,925,915        35,608
                                                              -----------    ----------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $   444,627    $  317,018
                                                              ===========    ==========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                             UNITEDGLOBALCOM, INC.

                             (STATED IN THOUSANDS)
                                  (UNAUDITED)

                                                              FOR THE NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              --------------------------
                                                                  2000          1999
                                                              ------------   -----------
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Cash paid for interest....................................  $   283,943    $   54,920
                                                              ===========    ==========
  Cash received for interest................................  $    90,767    $   17,470
                                                              ===========    ==========
Acquisition of K&T Group:
  Property, plant and equipment.............................  $  (227,845)   $       --
  Investments in affiliated companies.......................       (8,430)           --
  Goodwill..................................................     (786,436)           --
  Long-term liabilities.....................................      225,439            --
  Net current liabilities...................................        8,129            --
  Receivables acquired......................................     (216,904)           --
                                                              -----------    ----------
          Net cash paid.....................................  $(1,006,047)   $       --
                                                              ===========    ==========
Acquisition of 100% of @Entertainment:
  Net current assets........................................  $        --    $  (51,239)
  Property, plant and equipment.............................           --      (196,178)
  Goodwill..................................................           --      (986,814)
  Long-term liabilities.....................................           --       448,566
  Other.....................................................           --       (21,335)
                                                              -----------    ----------
          Total cash paid...................................           --      (807,000)
  Cash acquired.............................................           --        62,507
                                                              -----------    ----------
          Net cash paid.....................................           --    $ (744,493)
                                                              ===========    ==========
Acquisition of 100% of Stjarn:
  Property, plant and equipment.............................           --       (43,171)
  Goodwill..................................................           --      (442,094)
  Net current liabilities...................................           --        55,997
  Long-term liabilities.....................................           --        32,268
                                                              -----------    ----------
          Total purchase price..............................           --      (397,000)
  Seller's Note.............................................           --       100,000
                                                              -----------    ----------
          Total cash paid...................................           --      (297,000)
  Cash acquired.............................................           --         3,792
                                                              -----------    ----------
          Net cash paid.....................................  $        --      (293,208)
                                                              ===========    ==========
Acquisition of remaining 49.0% of Dutch joint venture:
  Property, plant and equipment.............................  $        --    $ (210,013)
  Investments in affiliated companies.......................           --       (46,830)
  Goodwill..................................................           --      (256,749)
  Long-term liabilities.....................................           --       242,536
  Net current liabilities...................................           --         5,384
                                                              -----------    ----------
          Total cash paid...................................           --      (265,672)
  Cash acquired.............................................           --        13,629
                                                              -----------    ----------
          Net cash paid.....................................  $        --    $ (252,043)
                                                              ===========    ==========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                             UNITEDGLOBALCOM, INC.

                             (STATED IN THOUSANDS)
                                  (UNAUDITED)

                                                              FOR THE NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              --------------------------
                                                                  2000          1999
                                                              ------------   -----------
Acquisition of remaining 50.0% of A2000:
  Receivables assumed.......................................  $        --    $  (13,062)
  Property, plant and equipment.............................           --       (96,539)
  Goodwill..................................................           --      (274,361)
  Net current liabilities...................................           --        25,044
  Long-term liabilities.....................................           --       129,918
                                                              -----------    ----------
          Total cash paid...................................           --      (229,000)
  Cash acquired.............................................           --           521
                                                              -----------    ----------
          Net cash paid.....................................  $        --      (228,479)
                                                              ===========    ==========
Acquisition of remaining interest in VTR:
  Working capital...........................................  $        --    $  (10,671)
  Property, plant and equipment.............................           --      (203,200)
  Goodwill and other intangible assets......................           --      (242,131)
  Other long-term assets....................................           --       (14,971)
  Elimination of equity investment in Chilean joint
     venture................................................           --        68,517
  Long-term liabilities.....................................           --       144,277
                                                              -----------    ----------
          Total cash paid...................................           --      (258,179)
  Cash acquired.............................................           --         5,498
                                                              -----------    ----------
          Net cash paid.....................................  $        --    $ (252,681)
                                                              ===========    ==========
Acquisition of 100% of Gelrevision:
  Property, plant and equipment.............................  $        --    $  (49,407)
  Goodwill..................................................           --       (67,335)
  Net current liabilities...................................           --         2,682
  Long-term liabilities.....................................           --         4,236
                                                              -----------    ----------
          Total cash paid...................................           --      (109,824)
  Cash acquired.............................................           --           136
                                                              -----------    ----------
          Net cash paid.....................................  $        --    $ (109,688)
                                                              ===========    ==========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                             UNITEDGLOBALCOM, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                            AS OF SEPTEMBER 30, 2000
                                  (UNAUDITED)
1. ORGANIZATION AND NATURE OF OPERATIONS

UnitedGlobalCom, Inc. (together with its majority-owned subsidiaries, the "Company" or "United") was formed as a Delaware corporation in May 1989, for the purpose of developing, acquiring and managing foreign multi-channel television, programming and telephone operations outside the United States. The following chart presents a summary of the Company's significant investments in telecommunications as of September 30, 2000.

                                    [chart]

                                                   UNITED
                 100.0%                                                      100.0%
       UNITED EUROPE, INC. ("UEI")                       UNITED INTERNATIONAL PROPERTIES, INC. ("UIPI")
                  52.6%                                   100.0%                                100.0%
  UNITED PAN-EUROPE COMMUNICATIONS N.V.
                                                    UNITED ASIA/PACIFIC               UNITED LATIN AMERICA, INC.
                 ("UPC")                           COMMUNICATIONS, INC.                         ("ULA")
                                                         ("UAP")*
                                                           72.3%
                                               AUSTAR UNITED COMMUNICATIONS,
DISTRIBUTION                                              LIMITED                 BRAZIL:
AUSTRIA:                                             ("AUSTAR UNITED")            TV Show Brasil               100.0%
 Telekabel Group                    95.0%                                         Jundiai                       46.3%
BELGIUM:                                                                          CHILE:
 UPC Belgium                       100.0%                                         VTR                          100.0%
CZECH REPUBLIC:                                                                   MEXICO:
 Kabel Net                         100.0%   AUSTRALIA:                            Megapo                        90.3%
 Kabel Plus                         99.9%   Austar                       100.0%   PERU:
FRANCE:                                     Austar United Broadband      100.0%   Cable Star                   100.0%
 UPC France(1)                      92.0%   XYZ Entertainment             50.0%   URUGUAY:
GERMANY:                                    NEW ZEALAND:                          Enalur                       100.0%
 PrimaCom                           25.1%   Telstra Saturn                50.0%   LATIN AMERICAN PROGRAMMING:
HUNGARY:                                                                          MGM Networks LA               50.0%
 UPC Magyarorszag                  100.0%
 Monor                              98.9%
ISRAEL:                                     CHINA:
 Tevel                              46.6%   Hunan International TV        49.0%
MALTA:                                      PHILIPPINES:
 Melita                             50.0%   Philipino Cable Corporation   19.6%
THE NETHERLANDS:
 UPC Nederland(2)                  100.0%
NORWAY:
 UPC Norge                         100.0%
ROMANIA:
 UPC Romania                 51.0%- 70.0%
SLOVAK REPUBLIC:
 UPC Slovak                  95.0%-100.0%
SWEDEN:
 UPC Sweden                        100.0%

(1) The investments in Mediareseaux, Videopole, Time Warner Cable France, RCF and Intercomm are held through UPC France.

(2) The investments in GelreVision, A2000, K&T Group, Tebecai and Haarlem are held through UPC Nederland.

                             UNITEDGLOBALCOM, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

The accompanying interim condensed consolidated financial statements are unaudited and include the accounts of the Company and all subsidiaries where it exercises a controlling financial interest through the ownership of a majority voting interest. The following illustrates those subsidiaries for which the Company did not consolidate the results of operations for the entire nine months ended September 30, 2000 and/or September 30, 1999:

                                  EFFECTIVE DATE OF
ENTITY                              CONSOLIDATION                  REASON
------                            -----------------                ------
UTH (UPC Nederland)(1)            February 1, 1999    Acquisition of remaining 49.0%
                                                        interest
VTR                               May 1, 1999         Acquisition of remaining 66.0%
                                                        interest
UPC Slovensko (UPC Slovak)        June 1, 1999        Acquisition
GelreVision (UPC Nederland)       June 1, 1999        Acquisition
RCF                               June 1, 1999        Acquisition
Saturn(2)                         August 1, 1999      Acquisition of remaining 35.0%
                                                        interest
Stjarn (UPC Sweden)               August 1, 1999      Acquisition
Videopole (UPC France)            August 1, 1999      Acquisition
@Entertainment (UPC Polska)       August 1, 1999      Acquisition
Time Warner Cable France (UPC
  France)                         September 1, 1999   Acquisition
A2000 (UPC Nederland)             September 1, 1999   Acquisition of remaining 50.0%
                                                        interest
Kabel Plus                        October 1, 1999     Acquisition
Monor                             December 1, 1999    Acquisition
Intercomm (UPC France)            March 1, 2000       Acquisition of 92.0% interest
Tebecai (UPC Nederland)           February 1, 2000    Acquisition
El Tele Ostfold                   March 1, 2000       Acquisition
K&T Group (UPC Nederland)         March 31, 2000      Acquisition

---------------

(1) Prior to the acquisition date, the equity method of accounting was used because of certain minority shareholder's rights.

(2) Saturn was deconsolidated effective April 1, 2000 in connection with the formation of the 50/50 joint venture, Telstra Saturn.

In management's opinion, all adjustments (of a normal recurring nature) have been made which are necessary to present fairly the financial position of the Company as of September 30, 2000 and the results

                             UNITEDGLOBALCOM, INC.

of its operations for the nine months ended September 30, 2000 and 1999. All significant intercompany accounts and transactions have been eliminated in consolidation. For a more complete understanding of the Company's financial position and results of operations, see the consolidated financial statements of the Company included in the Company's annual report on Form 10-K for the year ended December 31, 1999.

INVESTMENTS IN AFFILIATES, ACCOUNTED FOR UNDER THE EQUITY METHOD

For those investments in unconsolidated subsidiaries and companies in which the Company's voting interest is 20.0% to 50.0%, its investments are held through a combination of voting common stock, preferred stock, debentures or convertible debt and/or the Company exerts significant influence through board representation and management authority, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's proportionate share of net earnings or losses of the affiliate, limited to the extent of the Company's investment in and advances to the affiliate, including any debt guarantees or other contractual funding commitments. The Company's proportionate share of net earnings or losses of affiliates includes the amortization of the excess of its cost over its proportionate interest in each affiliate's net assets.

MARKETABLE EQUITY SECURITIES AND OTHER INVESTMENTS

The cost method of accounting is used for the Company's other investments in affiliates in which the Company's ownership interest is less than 20.0% and where the Company does not exert significant influence, except for those investments in marketable equity securities. The Company classifies its investments in marketable equity securities in which its interest is less than 20.0% and where the Company does not exert significant influence as available-for-sale and reports such investments at fair market value. Unrealized gains and losses are charged or credited to equity, and realized gains and losses and other-than-temporary declines in market value are included in operations.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is stated at cost. Additions, replacements, installation costs and major improvements are capitalized, and costs for normal repair and maintenance of property, plant and equipment are charged to expense as incurred. Assets constructed include overhead expense and interest charges incurred during the period of construction; investment subsidies are deducted. Upon disconnection of a subscriber, the remaining book value of the subscriber equipment, excluding converters which are recovered upon disconnection, and the capitalized labor are written off and accounted for as an operating cost. Depreciation is calculated using the straight-line method over the economic life of the asset.

The economic lives of property, plant and equipment at acquisition are as follows:

Cable distribution networks.............................   3-20 years
Subscriber premises equipment and converters............   3-10 years
MMDS/DTH distribution facilities........................   5-20 years
Office equipment, furniture and fixtures................   3-10 years
Buildings and leasehold improvements....................   3-33 years
Other...................................................   3-10 years

GOODWILL AND OTHER INTANGIBLE ASSETS

The excess of investments in consolidated subsidiaries over the net tangible asset value at acquisition is amortized on a straight-line basis over 15 years. Licenses in newly-acquired companies are recognized at the fair market value of those licenses at the date of acquisition. Licenses in new franchise areas include

                             UNITEDGLOBALCOM, INC.

the capitalization of direct costs incurred in obtaining the license. The license value is amortized on a straight-line basis over the initial license period, up to a maximum of 20 years.

DEFERRED FINANCING COSTS

Costs to obtain debt financings are capitalized and amortized over the life of the debt facility using the effective interest method.

SUBSCRIBER PREPAYMENTS AND DEPOSITS

Payments received in advance for multi-channel television service are deferred and recognized as revenue when the associated services are provided. Deposits are recorded as a liability upon receipt and refunded to the subscriber upon disconnection.

REVENUE RECOGNITION

Revenue is primarily derived from the sale of multi-channel television, telephone and Internet/data services to subscribers and is recognized in the period the related services are provided. Initial installation fees are recognized as revenue in the period in which the installation occurs, to the extent installation fees are equal to or less than direct selling costs, which are expensed. To the extent installation fees exceed direct selling costs, the excess fees are deferred and amortized over the average contract period. All installation fees and related costs with respect to reconnections and disconnections are recognized in the period in which the reconnection or disconnection occurs because reconnection fees are charged at a level equal to or less than related reconnection costs.

STAFF ACCOUNTING BULLETIN NO. 51 ("SAB 51") ACCOUNTING POLICY

Gains realized as a result of stock sales by the Company's subsidiaries are recorded in the statement of operations, except for any transactions which must be credited directly to equity in accordance with the provisions of SAB 51.

STOCK-BASED COMPENSATION

Stock-based compensation is recognized using the intrinsic value method for the Company's stock option plans, which results in compensation expense for the difference between the grant price and the fair market value of vested options at each new measurement date. In addition to the Company's stock option plans, UPC, chello broadband, ULA, VTR and Austar United have also adopted stock-based compensation plans for their employees. With respect to these plans, the rights conveyed to employees are the substantive equivalents to stock appreciation rights. Accordingly, compensation expense is recognized at each financial statement date based on the difference between the grant price and the estimated fair value of the respective subsidiary's common stock. Subsequent decreases in the estimated fair value result in a credit to the statement of operations, until the options are exercised or expire.

BASIC AND DILUTED NET (LOSS) INCOME PER SHARE

"Basic net (loss) income per share" is determined by dividing net (loss) income available to common stockholders by the weighted-average number of common shares outstanding during each period. Net (loss) income available to common stockholders includes the accrual of dividends on convertible preferred stock which is charged directly to additional paid-in capital and/or accumulated deficit. "Diluted net (loss) income per share" includes the effects of potentially issuable common stock, but only if dilutive. On November 11, 1999, the Board of Directors authorized a two-for-one stock split effected in the form of a

                             UNITEDGLOBALCOM, INC.

stock dividend distributed on November 30, 1999 to stockholders of record on November 22, 1999. All historical weighted average share and per share amounts have been restated to reflect the stock split.

FOREIGN OPERATIONS AND FOREIGN EXCHANGE RATE RISK

The functional currency for the Company's foreign operations is the applicable local currency for each affiliate company, except for countries which have experienced hyper-inflationary economies. For countries which have hyper-inflationary economies, the financial statements are prepared in U.S. dollars. Assets and liabilities of foreign subsidiaries for which the functional currency is the local currency are translated at exchange rates in effect at period-end, and the statements of operations are translated at the average exchange rates during the period. Exchange rate fluctuations on translating foreign currency financial statements into U.S. dollars that result in unrealized gains or losses are referred to as translation adjustments. Cumulative translation adjustments are recorded as a separate component of stockholders' equity and are included in Other Cumulative Comprehensive Loss. Transactions denominated in currencies other than the local currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in income as unrealized (based on period-end translations) or realized upon settlement of the transactions. Cash flows from the Company's operations in foreign countries are translated at the average rate for the period. As a result, amounts related to assets and liabilities reported in the consolidated statements of cash flows will not agree to changes in the corresponding balances in the consolidated balance sheets. The effects of exchange rate changes on cash balances held in foreign currencies are reported as a separate line below cash flows from financing activities. Certain of the Company's foreign operating companies have notes payable and notes receivable that are denominated in a currency other than their own functional currency. Accordingly, the Company may experience economic loss and a negative impact on earnings and equity with respect to its holdings solely as a result of foreign currency exchange rate fluctuations.

NEW ACCOUNTING PRINCIPLES

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which requires that companies recognize all derivatives as either assets or liabilities in the balance sheet at fair value. Under SFAS 133, accounting for changes in fair market value of a derivative depends on its intended use and designation. In June 1999, the FASB approved Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133 ("SFAS 137"). SFAS 137 amends the effective date of SFAS 133, which will now be effective for the Company's first quarter 2001.

UPC has entered into cross-currency swaps related to $1.55 billion of dollar-denominated senior notes. Under SFAS 133 these cross-currency swaps will not qualify for hedge accounting, and therefore the cross-currency swaps, as well as the senior notes which they relate to, must be presented separately on the balance sheet. The senior notes must be revalued at spot rates based on the USD/euro exchange rate at each balance sheet date, with changes recorded as foreign exchange gains/losses in the statement of operations. The cross-currency swaps likewise must be marked to market at each balance sheet date with changes recorded in the statement of operations. If the Company were to implement SFAS 133 to cross-currency swaps in place at September 30, 2000, the impact for the nine months ended September 30, 2000 would be a gain of between $35.2 and $61.6 million.

In addition to cross-currency swaps, UPC is also a party to a number of other derivative arrangements, primarily through call arrangements embedded in its outstanding senior notes. These calls are embedded derivatives under SFAS 133 and for purposes of implementing SFAS 133 will need to be bifurcated and

                             UNITEDGLOBALCOM, INC.

accounted for separate and apart from the underlying debt. The impact of adopting SFAS 133 on these embedded derivatives is still being evaluated.

In December 1999, the SEC staff issued Staff Accounting Bulletin No. 101, "Revenue Recognition" ("SAB 101"), which provides interpretive guidance on the recognition, presentation and disclosure of revenue in financial statements. Implementation of SAB 101 is required for the fourth quarter of 2000. The Company has assessed the effect of this new standard and does not expect it will have a material effect on its financial position or results of operations.

3. INVESTMENTS IN AFFILIATES, ACCOUNTED FOR UNDER THE EQUITY METHOD

                                                          AS OF SEPTEMBER 30, 2000
                                   ----------------------------------------------------------------------
                                                                   CUMULATIVE      CUMULATIVE
                                   INVESTMENTS IN   DIVIDENDS   SHARE IN RESULTS   TRANSLATION
                                     AFFILIATES     RECEIVED     OF AFFILIATES     ADJUSTMENTS    TOTAL
                                   --------------   ---------   ----------------   -----------   --------
                                                               (IN THOUSANDS)
Europe:
  SBS............................    $  264,675     $     --       $ (26,069)       $  5,302     $243,908
  Tevel..........................        99,385       (6,180)        (32,595)          5,122       65,732
  Melita.........................        14,062           --           1,324          (3,760)      11,626
  Iberian Programming............        11,947       (2,560)          4,677           1,430       15,494
  Xtra Music.....................        14,491           --          (5,587)           (754)       8,150
  PrimaCom.......................       341,017           --         (17,669)        (36,352)     286,996
  Other..........................        39,553       (2,060)         (3,315)         (8,017)      26,161
Asia/Pacific:
  XYZ Entertainment..............        44,306       (3,197)        (13,206)         (2,515)      25,388
  Telstra Saturn.................        66,624           --         (14,257)         (6,116)      46,251
  Pilipino Cable Corporation.....        17,170           --          (3,130)         (2,588)      11,452
  Hunan International TV.........         6,061           --          (2,133)             16        3,944
  Other..........................         2,879           --            (120)           (454)       2,305
Latin America:
  Megapo.........................        75,420      (20,862)         (3,184)         (9,193)      42,181
  MGM Networks LA(1).............        13,774           --         (13,774)             --           --
  Jundiai........................         6,032       (1,572)            221          (1,430)       3,251
                                     ----------     --------       ---------        --------     --------
          Total..................    $1,017,396     $(36,431)      $(128,817)       $(59,309)    $792,839
                                     ==========     ========       =========        ========     ========

---------------

(1) Includes an accrued funding obligation of $2.8 million at September 30, 2000. The Company would face significant and punitive dilution if it did not make the requested fundings.

4. PROPERTY, PLANT AND EQUIPMENT

                                                              AS OF SEPTEMBER 30,
                                                                     2000
                                                              -------------------
                                                                (IN THOUSANDS)
Cable distribution networks.................................      $2,508,055
Subscriber premises equipment and converters................         581,598
MMDS/DTH distribution facilities............................         210,177
Office equipment, furniture and fixtures....................         211,484
Buildings and leasehold improvements........................         109,859
Other.......................................................          92,625
                                                                  ----------
                                                                   3,713,798
          Accumulated depreciation..........................        (752,111)
                                                                  ----------
          Net property, plant and equipment.................      $2,961,687
                                                                  ==========

                             UNITEDGLOBALCOM, INC.

5. GOODWILL AND OTHER INTANGIBLE ASSETS

                                                              AS OF SEPTEMBER 30,
                                                                     2000
                                                              -------------------
                                                                (IN THOUSANDS)
Europe:
  UPC Nederland.............................................      $1,464,669
  UPC Polska................................................         890,618
  UPC Sweden................................................         378,101
  UPC N.V...................................................         184,495
  Telekabel Group...........................................         158,244
  UPC France................................................         153,022
  UPC Magyarorszag..........................................         106,720
  Kabel Plus................................................          99,077
  Priority Telecom..........................................          94,554
  UPC Norge.................................................          68,693
  El Tele Ostfold...........................................          24,374
  Monor.....................................................          19,820
  UPC Belgium...............................................          19,748
  UPC Slovak................................................          19,494
  Other.....................................................          66,159
Asia/Pacific:
  Austar United.............................................          93,357
Latin America:
  VTR.......................................................         213,261
  TV Show Brasil............................................           8,129
  Cable Star................................................           7,138
  Enalur....................................................             509
                                                                  ----------
                                                                   4,070,182
  Accumulated amortization..................................        (350,516)
                                                                  ----------
  Net goodwill and other intangible assets..................      $3,719,666
                                                                  ==========

6. SHORT-TERM DEBT

                                                                  AS OF
                                                              SEPTEMBER 30,
                                                                   2000
                                                              --------------
                                                              (IN THOUSANDS)
UPC facilities..............................................     $732,017
Other ULA and UAP...........................................        5,383
                                                                 --------
          Total short-term debt.............................     $737,400
                                                                 ========

                             UNITEDGLOBALCOM, INC.

7. SENIOR DISCOUNT NOTES AND SENIOR NOTES

                                                                  AS OF
                                                              SEPTEMBER 30,
                                                                   2000
                                                              --------------
                                                              (IN THOUSANDS)
United 1998 Notes...........................................    $1,072,571
United 1999 Notes...........................................       242,948
UPC Senior Notes July 1999 Offering:
  UPC 10.875% USD Senior Notes due 2009.....................       663,838
  UPC 10.875% Euro Senior Notes due 2009....................       263,875
  UPC 12.5% USD Senior Discount Notes due 2009..............       461,953
UPC Senior Notes October 1999 Offering:
  UPC 10.875% USD Senior Notes due 2007.....................       167,700
  UPC 10.875% Euro Senior Notes due 2007....................        87,958
  UPC 11.25% USD Senior Notes due 2009......................       209,612
  UPC 11.25% Euro Senior Notes due 2009.....................        88,242
  UPC 13.375% USD Senior Discount Notes due 2009............       281,807
  UPC 13.375% Euro Senior Discount Notes due 2009...........        99,049
UPC Senior Notes January 2000 Offering:
  UPC 11.25% USD Senior Notes due 2010......................       595,971
  UPC 11.25% Euro Senior Notes due 2010.....................       174,692
  UPC 11.5% USD Senior Notes due 2010.......................       259,193
  UPC 13.75% Senior Discount Notes due 2010.................       562,334
@Entertainment Senior Discount Notes........................       290,403
United A/P Notes............................................       451,268
                                                                ----------
          Total senior discount notes and senior notes......    $5,973,414
                                                                ==========

8. OTHER LONG-TERM DEBT

                                                                  AS OF
                                                              SEPTEMBER 30,
                                                                   2000
                                                              --------------
                                                              (IN THOUSANDS)
UPC Senior Credit Facility..................................    $  561,946
UPC Nederland Facilities....................................       319,504
UPC France Facilities.......................................       185,688
Other UPC...................................................        55,930
VTR Bank Facility...........................................       176,000
New Austar Bank Facility....................................       217,096
Other UAP...................................................         2,437
Other ULA...................................................           557
                                                                ----------
                                                                 1,519,158
          Less current portion..............................      (185,701)
                                                                ----------
          Total other long-term debt........................    $1,333,457
                                                                ==========

9. STOCKHOLDERS' EQUITY

COMMON STOCK

In April 1993, the Company adopted a Restated Certificate of Incorporation pursuant to which the Company authorized the issuance of two classes of common stock, Class A Common Stock and Class B Common Stock. Each share of Class A Common Stock is entitled to one vote per share while each share of Class B Common Stock is entitled to ten votes per share. Each share of Class B Common Stock is

                             UNITEDGLOBALCOM, INC.

convertible at any time at the option of the holder into one share of Class A Common Stock. The two classes of common stock are identical in all other respects.

COMMON STOCK SPLIT

On November 11, 1999, the Board of Directors authorized a two-for-one stock split effected in the form of a stock dividend distributed on November 30, 1999, to shareholders of record on November 22, 1999. The effect of the stock split has been recognized retroactively in all share and per share amounts in the accompanying consolidated financial statements and notes.

EQUITY TRANSACTIONS OF SUBSIDIARIES

The issuance of warrants, the issuance of convertible debt with an equity component, variable plan accounting for stock options and the recognition of deferred compensation expense by the Company's subsidiaries affects the equity accounts of the Company. The following represents the effect on additional paid-in capital and deferred compensation as a result of these equity transactions:

                                                          FOR THE NINE MONTHS ENDED
                                                              SEPTEMBER 30, 2000
                                                         ----------------------------
                                                                    AUSTAR
                                                           UPC      UNITED    TOTAL
                                                         --------   ------   --------
                                                                (IN THOUSANDS)
Variable plan accounting for stock options.............  $ 32,683   $   --   $ 32,683
Deferred compensation expense..........................   (32,683)      --    (32,683)
Amortization of deferred compensation..................   (12,252)   4,909     (7,343)
Issuance of warrants by UPC............................    59,912       --     59,912
Issuance of shares by subsidiary of UPC................    27,513       --     27,513
                                                         --------   ------   --------
          Total........................................  $ 75,173   $4,909   $ 80,082
                                                         ========   ======   ========

OTHER CUMULATIVE COMPREHENSIVE LOSS

                                                                    AS OF
                                                              SEPTEMBER 30, 2000
                                                              ------------------
                                                                (IN THOUSANDS)
Foreign currency translation adjustments....................      $(314,317)
Unrealized gain on available-for-sale securities............         (4,194)
                                                                  ---------
          Total.............................................      $(318,511)
                                                                  =========

                             UNITEDGLOBALCOM, INC.

10. BASIC AND DILUTED NET (LOSS) INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS

                                                               FOR THE NINE MONTHS
                                                                      ENDED
                                                                  SEPTEMBER 30,
                                                              ----------------------
                                                                2000          1999
                                                              ---------     --------
                                                                  (IN THOUSANDS)
BASIC:
  Net (loss) income.........................................  $(884,841)    $603,856
  Accrual of dividends on Series A Convertible Preferred
     Stock..................................................         --         (220)
  Accrual of dividends on Series B Convertible Preferred
     Stock..................................................     (1,319)      (1,469)
  Accrual of dividends on Series C Convertible Preferred
     Stock..................................................    (22,313)      (7,437)
  Accrual of dividends on Series D Convertible Preferred
     Stock..................................................    (15,094)          --
                                                              ---------     --------
          Basic net (loss) income attributable to common
            shareholders....................................   (923,567)     594,730
                                                              ---------     --------
DILUTED:
  Accrual of dividends on Series A Convertible Preferred
     Stock..................................................         --          220
  Accrual of dividends on Series B Convertible Preferred
     Stock..................................................         --(1)     1,469
  Accrual of dividends on Series C Convertible Preferred
     Stock..................................................         --(1)     7,437
  Accrual of dividends on Series D Convertible Preferred
     Stock..................................................         --(1)        --
                                                              ---------     --------
          Diluted net (loss) income attributable to common
            shareholders....................................  $(923,567)    $603,856
                                                              =========     ========

(1) Excluded from the calculation of diluted net (loss) income attributable to common shareholders because the effect is anti-dilutive.

11. SEGMENT INFORMATION

                                                                  AS OF
                                                              SEPTEMBER 30,
                                                                   2000
                                                              --------------
                                                              (IN THOUSANDS)
TOTAL ASSETS:
  Europe:
     The Netherlands........................................    $2,649,563
     Austria................................................       384,799
     Belgium................................................        42,194
     Czech Republic.........................................       186,066
     France.................................................       691,615
     Hungary................................................       310,129
     Norway.................................................       254,832
     Poland.................................................     1,147,975
     Sweden.................................................       411,165
     Corporate and Other....................................     1,447,275
                                                                ----------
       Total Europe.........................................     7,525,613
                                                                ----------
  Asia/Pacific:
     Australia..............................................       508,900
     Corporate and Other....................................        54,964
                                                                ----------
       Total Asia/Pacific...................................       563,864
                                                                ----------
  Latin America:
     Chile..................................................       516,728
     Brazil.................................................        17,491
     Corporate and Other....................................        68,464
                                                                ----------
       Total Latin America..................................       602,683
                                                                ----------
  Corporate & Other.........................................     1,022,219
                                                                ----------
          Total Company.....................................    $9,714,379
                                                                ==========

                             UNITEDGLOBALCOM, INC.

                                                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                                    ----------------------------------------------------------------------
                                                           INTERNET/
                                     VIDEO     TELEPHONE     DATA      PROGRAMMING     OTHER       TOTAL
                                    --------   ---------   ---------   -----------   ---------   ---------
                                                                (IN THOUSANDS)
REVENUE:
  Europe:
    The Netherlands...............  $148,119   $ 71,861    $  24,048    $  2,830     $     549   $ 247,407
    Austria.......................    58,719     22,021       18,091          --            --      98,831
    Belgium.......................    11,260        958        2,935          --            --      15,153
    Czech Republic................    17,854        713           86          --         2,235      20,888
    France........................    41,078      6,304        1,630          --            --      49,012
    Hungary.......................    33,182     15,242          220         168            10      48,822
    Norway........................    34,451      2,112        1,671          --            --      38,234
    Poland........................    51,235         --           --      37,420            --      88,655
    Sweden........................    23,277        275        3,879          --            --      27,431
    Corporate and Other...........    15,066      1,391           --          37         1,969      18,463
                                    --------   --------    ---------    --------     ---------   ---------
      Total Europe................   434,241    120,877       52,560      40,455         4,763     652,896
                                    --------   --------    ---------    --------     ---------   ---------
  Asia/Pacific:
    Australia.....................   124,396         --        1,654          --         1,866     127,916
    New Zealand...................       844      3,166          878          --            --       4,888
    Corporate and Other...........        --         --           --          --            --          --
                                    --------   --------    ---------    --------     ---------   ---------
      Total Asia/Pacific..........   125,240      3,166        2,532          --         1,866     132,804
                                    --------   --------    ---------    --------     ---------   ---------
  Latin America:
    Chile.........................    85,722     22,970          511          --            --     109,203
    Brazil........................     4,062         --           --          --            --       4,062
    Corporate and Other...........     1,512         --           --          --             5       1,517
                                    --------   --------    ---------    --------     ---------   ---------
      Total Latin America.........    91,296     22,970          511          --             5     114,782
                                    --------   --------    ---------    --------     ---------   ---------
  Corporate & Other...............        --         --           --          --            78          78
                                    --------   --------    ---------    --------     ---------   ---------
         Total Company............  $650,777   $147,013    $  55,603    $ 40,455     $   6,712   $ 900,560
                                    ========   ========    =========    ========     =========   =========
ADJUSTED EBITDA: (1)
  Europe:
    The Netherlands...............  $ 73,222   $(54,316)   $(107,455)   $(33,510)    $  (9,647)  $(131,706)
    Austria.......................    30,692     (4,442)         955          --            --      27,205
    Belgium.......................     3,972       (159)      (3,999)         --            --        (186)
    Czech Republic................     2,804         45           57      (4,073)          828        (339)
    France........................     9,891    (14,851)      (6,150)         --          (284)    (11,394)
    Hungary.......................    11,127      8,381       (2,563)     (3,319)            9      13,635
    Norway........................    13,131     (8,419)      (2,290)         --          (219)      2,203
    Poland........................     1,788         --         (279)    (42,429)       (1,292)    (42,212)
    Sweden........................     8,706     (2,632)      (5,904)         --           (93)         77
    Corporate and Other...........     7,064     (1,490)      (1,510)       (565)      (75,069)    (71,570)
                                    --------   --------    ---------    --------     ---------   ---------
      Total Europe................   162,397    (77,883)    (129,138)    (83,896)      (85,767)   (214,287)
                                    --------   --------    ---------    --------     ---------   ---------
  Asia/Pacific:
    Australia.....................     3,830       (903)     (23,190)         --          (949)    (21,212)
    New Zealand...................      (253)      (357)         248          --        (1,344)     (1,706)
    Corporate and Other...........        --         --           --          --         1,626       1,626
                                    --------   --------    ---------    --------     ---------   ---------
      Total Asia/Pacific..........     3,577     (1,260)     (22,942)         --          (667)    (21,292)
                                    --------   --------    ---------    --------     ---------   ---------
  Latin America:
    Chile.........................    29,326     (8,534)      (2,228)         --        (6,944)     11,620
    Brazil........................       (68)        --           --          --            --         (68)
    Corporate and Other...........      (672)        --           --          --         2,950       2,278
                                    --------   --------    ---------    --------     ---------   ---------
      Total Latin America.........    28,586     (8,534)      (2,228)         --        (3,994)     13,830
                                    --------   --------    ---------    --------     ---------   ---------
  Corporate & Other...............        --         --           --          --       (10,063)    (10,063)
                                    --------   --------    ---------    --------     ---------   ---------
         Total Company............  $194,560   $(87,677)   $(154,308)   $(83,896)    $(100,491)  $(231,812)
                                    ========   ========    =========    ========     =========   =========

                             UNITEDGLOBALCOM, INC.

                                                             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                                                 --------------------------------------------------------------------
                                                                        INTERNET/
                                                  VIDEO     TELEPHONE     DATA      PROGRAMMING    OTHER      TOTAL
                                                 --------   ---------   ---------   -----------   --------   --------
                                                                            (IN THOUSANDS)
REVENUE:
  Europe:
    The Netherlands............................  $ 74,637   $ 17,135    $  3,236     $     52     $     74   $ 95,134
    Austria....................................    63,674      3,241       8,859           --           --     75,774
    Belgium....................................    11,724         --       1,620           --           --     13,344
    Czech Republic.............................     3,641         --          --           --           --      3,641
    France.....................................    13,037      1,143         318           --           --     14,498
    Hungary....................................    26,041         --          71           --           --     26,112
    Norway.....................................    36,703        128         327           --           --     37,158
    Poland.....................................    10,532         --          --        3,997           --     14,529
    Sweden.....................................     5,067         --         145           --           --      5,212
    Corporate and Other........................     4,611         --          --        1,341        4,071     10,023
                                                 --------   --------    --------     --------     --------   --------
      Total Europe.............................   249,667     21,647      14,576        5,390        4,145    295,425
                                                 --------   --------    --------     --------     --------   --------
  Asia/Pacific:
    Australia..................................   104,416         --          --           --           --    104,416
    New Zealand................................       350      1,569         230           --           --      2,149
    Corporate and Other........................        --         --          --           --          313        313
                                                 --------   --------    --------     --------     --------   --------
      Total Asia/Pacific.......................   104,766      1,569         230           --          313    106,878
                                                 --------   --------    --------     --------     --------   --------
  Latin America:
    Chile......................................    46,717      6,010          32           --           --     52,759
    Brazil.....................................     3,290         --          --           --           --      3,290
    Corporate and Other........................     1,823         --          --           --          222      2,045
                                                 --------   --------    --------     --------     --------   --------
      Total Latin America......................    51,830      6,010          32           --          222     58,094
                                                 --------   --------    --------     --------     --------   --------
  Corporate & Other............................        --         --          --           --          249        249
                                                 --------   --------    --------     --------     --------   --------
        Total Company..........................  $406,263   $ 29,226    $ 14,838     $  5,390     $  4,929   $460,646
                                                 ========   ========    ========     ========     ========   ========
ADJUSTED EBITDA:(1)
  Europe:
    The Netherlands............................  $ 35,265   $ (8,360)   $(41,648)    $ (5,926)    $    445   $(20,224)
    Austria....................................    35,146     (7,131)        214           --           --     28,229
    Belgium....................................     3,673         (3)     (1,594)          --           --      2,076
    Czech Republic.............................      (350)        --          --           --           --       (350)
    France.....................................     2,997     (3,484)     (1,379)          --       (1,389)    (3,255)
    Hungary....................................     8,817         --         (21)          --           --      8,796
    Norway.....................................    15,801     (4,741)     (3,555)          --           --      7,505
    Poland.....................................      (996)        --          --      (13,819)      (1,769)   (16,584)
    Sweden.....................................     2,755        (27)     (1,023)          --           --      1,705
    Corporate and Other........................     1,583         13         (28)      (3,436)     (23,841)   (25,709)
                                                 --------   --------    --------     --------     --------   --------
      Total Europe.............................   104,691    (23,733)    (49,034)     (23,181)     (26,554)   (17,811)
                                                 --------   --------    --------     --------     --------   --------

                             UNITEDGLOBALCOM, INC.

                                                             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                                                 --------------------------------------------------------------------
                                                                        INTERNET/
                                                  VIDEO     TELEPHONE     DATA      PROGRAMMING    OTHER      TOTAL
                                                 --------   ---------   ---------   -----------   --------   --------
                                                                            (IN THOUSANDS)
ADJUSTED EBITDA (CONT'D):(1)
  Asia/Pacific:
    Australia..................................      (627)        --          --           --       (3,636)    (4,263)
    New Zealand................................      (562)      (246)        (24)          --           --       (832)
    Corporate and Other........................        --         --          --           --          196        196
                                                 --------   --------    --------     --------     --------   --------
      Total Asia/Pacific.......................    (1,189)      (246)        (24)          --       (3,440)    (4,899)
                                                 --------   --------    --------     --------     --------   --------
  Latin America:
    Chile......................................    11,941      2,972          --           --       (3,192)    11,721
    Brazil.....................................    (1,617)        --          --           --          (46)    (1,663)
    Corporate and Other........................      (562)        --          --           --       (4,496)    (5,058)
                                                 --------   --------    --------     --------     --------   --------
      Total Latin America......................     9,762      2,972          --           --       (7,734)     5,000
                                                 --------   --------    --------     --------     --------   --------
  Corporate & Other............................        --         --          --           --         (209)      (209)
                                                 --------   --------    --------     --------     --------   --------
        Total Company..........................  $113,264   $(21,007)   $(49,058)    $(23,181)    $(37,937)  $(17,919)
                                                 ========   ========    ========     ========     ========   ========

(1) "Adjusted EBITDA" represents net operating earnings before depreciation, amortization and stock-based compensation charges. Stock-based compensation charges result from variable plan accounting for our subsidiaries' phantom stock option plans and are generally non-cash charges. Industry analysts generally consider Adjusted EBITDA to be a helpful way to measure the performance of cable television operations and communications companies. Adjusted EBITDA should not, however, be considered a replacement for net income, cash flows or for any other measure of performance or liquidity under generally accepted accounting principles, or as an indicator of a company's operating performance. Our presentation of Adjusted EBITDA may not be comparable to statistics with a similar name reported by other companies. Not all companies and analysts calculate Adjusted EBITDA in the same manner.

The Company's consolidated Adjusted EBITDA reconciles to the consolidated statement of operations as follows:

                                                              FOR THE NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              -------------------------
                                                                 2000           1999
                                                              ----------     ----------
                                                                   (IN THOUSANDS)
Operating loss..............................................  $(797,148)     $(349,996)
Depreciation and amortization...............................    566,296        260,375
Stock-based compensation expense............................       (960)        71,702
                                                              ---------      ---------
          Consolidated Adjusted EBITDA......................  $(231,812)     $ (17,919)
                                                              =========      =========

                             UNITEDGLOBALCOM, INC.

12. SUBSEQUENT EVENTS

UPC BANK FACILITY

     In October 2000, UPC closed a E4.0 ($3.5) billion operating and term loan facility with a group of banks (the "UPC Bank Facility"). The UPC Bank Facility is guaranteed by existing cable operating companies, excluding Polish and German assets. The UPC Bank Facility bears interest at EURIBOR + 0.75% - 4.0% depending on certain ratios, and UPC pays an annual commitment fee of 0.5% over the undrawn amount. The UPC Bank Facility refinanced existing operating company bank debt totaling E2.0 billion and will finance further digital rollout and triple play by UPC's existing cable companies excluding Polish and German operations. Beginning in 2004, the available amount will decrease until final maturity in 2009.

EWT/TSS GROUP ACQUISITION

     In October 2000, UPC acquired EWT/TSS Group for E238.4 ($209.7) million in cash and 49.0% interest in UPC Germany. The cash portion was funded with a draw on the UPC Senior Credit Facility.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To UnitedGlobalCom, Inc.:

We have audited the accompanying consolidated balance sheets of UnitedGlobalCom, Inc. (a Delaware corporation) (formerly United International Holdings, Inc.) and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 1999, the ten months ended December 31, 1998 (see Note
2) and the year ended February 28, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform these audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of UnitedGlobalCom, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the year ended December 31, 1999, the ten months ended December 31, 1998 and the year ended February 28, 1998 in conformity with accounting principles generally accepted in the United States.

                                            ARTHUR ANDERSEN LLP

Denver, Colorado
March 29, 2000

                             UNITEDGLOBALCOM, INC.

                          CONSOLIDATED BALANCE SHEETS
           (STATED IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                       AS OF
                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1999         1998
                                                              ----------   -----------
                                        ASSETS
Current assets
  Cash and cash equivalents.................................  $1,925,915   $    35,608
  Restricted cash...........................................      18,217        17,215
  Short-term liquid investments.............................     629,689        41,498
  Subscriber receivables, net of allowance for doubtful
    accounts of $27,808 and $5,482, respectively............      83,388        13,788
  Costs to be reimbursed by affiliated companies, net.......      13,430        21,232
  Other receivables, including related party receivables of
    $1,680 and $2,064, respectively.........................     131,622        17,444
  Inventory.................................................      82,995        25,379
  Deferred taxes............................................       2,119            --
  Other current assets, net.................................      98,891        16,363
                                                              ----------   -----------
        Total current assets................................   2,986,266       188,527
Investments in affiliates, accounted for under the equity
  method, net...............................................     309,509       429,490
Marketable equity securities and other investments..........     235,917            --
Property, plant and equipment, net of accumulated
  depreciation of $482,524 and $201,183, respectively.......   2,379,837       451,442
Goodwill and other intangible assets, net of accumulated
  amortization of $170,133 and $39,683, respectively........   2,944,802       424,934
Deferred financing costs, net of accumulated amortization of
  $17,062 and $9,923, respectively..........................     130,704        41,270
Deferred taxes..............................................       3,698            --
Other assets, net...........................................      12,120         6,432
                                                              ----------   -----------
        Total assets........................................  $9,002,853   $ 1,542,095
                                                              ==========   ===========

                    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
  Accounts payable, including related party payables of $390
    and $247, respectively..................................  $  306,760   $    76,696
  Accrued liabilities.......................................     324,431        66,079
  Subscriber prepayments and deposits.......................      41,466        24,210
  Short-term debt...........................................     173,296        93,379
  Current portion of senior discount notes and other
    long-term debt..........................................      52,180        62,664
  Other current liabilities.................................      10,567         3,524
                                                              ----------   -----------
        Total current liabilities...........................     908,700       326,552
Senior discount notes and senior notes......................   4,385,004     1,249,643
Other long-term debt........................................   1,604,451       689,646
Deferred compensation.......................................      54,825       173,251
Deferred taxes..............................................      17,074         4,580
Other long-term liabilities.................................      23,603         7,097
                                                              ----------   -----------
        Total liabilities...................................   6,993,657     2,450,769
                                                              ----------   -----------
Minority interests in subsidiaries..........................     867,970        18,705
                                                              ----------   -----------
Preferred stock, $0.01 par value, 3,000,000 shares
  authorized, stated at liquidation value:
  Series A Convertible Preferred Stock, 0 and 132,144 shares
    issued and outstanding, respectively....................          --        26,086
                                                              ----------   -----------
  Series B Convertible Preferred Stock, 116,185 and 139,031
    shares issued and outstanding, respectively.............      26,920        30,200
                                                              ----------   -----------
Stockholders' equity (deficit)
  Class A Common Stock, $0.01 par value, 210,000,000 shares
    authorized, 81,574,815 and 61,349,990 shares issued and
    outstanding, respectively...............................         816           614
  Class B Common Stock, $0.01 par value, 30,000,000 shares
    authorized, 19,323,940 and 19,831,760 shares issued and
    outstanding, respectively...............................         193           198
  Series C Convertible Preferred Stock, 425,000 shares
    authorized, 425,000 and 0 shares issued and outstanding,
    respectively............................................     410,125            --
  Series D Convertible Preferred Stock, 287,500 shares
    authorized, 287,500 and 0 shares issued and outstanding,
    respectively............................................     268,773            --
  Additional paid-in capital................................   1,416,635       378,191
  Deferred compensation.....................................    (119,996)         (679)
  Treasury stock, at cost, 5,569,240 shares of Class A
    Common Stock............................................     (29,061)      (29,061)
  Accumulated deficit.......................................    (621,941)   (1,241,986)
  Other cumulative comprehensive loss.......................    (211,238)      (90,942)
                                                              ----------   -----------
        Total stockholders' equity (deficit)................   1,114,306      (983,665)
                                                              ----------   -----------
Commitments and contingencies (Notes 14 and 15)
        Total liabilities and stockholders' equity
        (deficit)...........................................  $9,002,853   $ 1,542,095
                                                              ==========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                             UNITEDGLOBALCOM, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
           (STATED IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                              FOR THE YEAR   FOR THE TEN    FOR THE YEAR
                                                                 ENDED       MONTHS ENDED      ENDED
                                                              DECEMBER 31,   DECEMBER 31,   FEBRUARY 28,
                                                                  1999           1998           1998
                                                              ------------   ------------   ------------
Revenue.....................................................  $   719,524    $   254,068    $    98,622
System operating expense....................................     (452,515)      (122,811)       (65,631)
System selling, general and administrative expense..........     (300,674)      (105,226)       (62,803)
Corporate general and administrative expense................     (318,251)      (194,767)       (28,553)
Depreciation and amortization...............................     (418,714)      (159,045)       (91,656)
                                                              -----------    -----------    -----------
         Operating loss.....................................     (770,630)      (327,781)      (150,021)
Gain on issuance of common equity securities by
  subsidiaries..............................................    1,508,839             --             --
Interest income, including related party income of $561,
  $497 and $302, respectively...............................       54,238         10,464          7,806
Interest expense............................................     (399,999)      (163,227)      (124,288)
Provision for losses on marketable equity securities and
  investment related costs..................................       (7,127)        (9,686)       (14,793)
Gain on sale of investments in affiliates...................           --             --         90,020
Foreign currency exchange (loss) gain.......................      (39,501)         1,582         (1,419)
Other expense, net..........................................      (14,641)        (3,518)        (3,669)
                                                              -----------    -----------    -----------
         Income (loss) before income taxes and other
           items............................................      331,179       (492,166)      (196,364)
Income tax expense..........................................         (198)          (610)            --
Minority interests in subsidiaries..........................      360,444          1,410          1,568
Share in results of affiliates, net.........................      (55,107)       (54,166)       (68,645)
                                                              -----------    -----------    -----------
         Income (loss) before extraordinary charge..........      636,318       (545,532)      (263,441)
Extraordinary charge for early retirement of debt...........           --             --        (79,091)
                                                              -----------    -----------    -----------
         Net income (loss)..................................  $   636,318    $  (545,532)   $  (342,532)
                                                              ===========    ===========    ===========
Foreign currency translation adjustments....................  $  (127,154)   $   (24,713)   $   (50,274)
Unrealized gains (losses) on securities:
         Unrealized holding gains (losses) arising during
           period...........................................        6,858           (505)        (1,593)
         Reclassification adjustment for losses included in
           net income.......................................           --             --          8,013
                                                              -----------    -----------    -----------
         Comprehensive income (loss)........................  $   516,022    $  (570,750)   $  (386,386)
                                                              ===========    ===========    ===========
Basic net income (loss) attributable to common
  shareholders (Note 13)....................................  $   617,926    $  (547,155)   $  (343,803)
                                                              ===========    ===========    ===========
Diluted net income (loss) attributable to common
  shareholders (Note 13)....................................  $   636,318    $  (547,155)   $  (343,803)
                                                              ===========    ===========    ===========
Net income (loss) per common share:
  Basic income (loss) before extraordinary charge...........  $      7.53    $     (7.43)   $     (3.43)
  Extraordinary charge......................................           --             --          (1.03)
                                                              -----------    -----------    -----------
  Basic net income (loss)...................................  $      7.53    $     (7.43)   $     (4.46)
                                                              ===========    ===========    ===========
  Diluted income (loss) before extraordinary charge.........  $      6.67    $     (7.43)   $     (3.43)
  Extraordinary charge......................................           --             --          (1.03)
                                                              -----------    -----------    -----------
  Diluted net income (loss).................................  $      6.67    $     (7.43)   $     (4.46)
                                                              ===========    ===========    ===========
Weighted-average number of common shares outstanding:
  Basic.....................................................   82,024,077     73,644,728     77,033,786
                                                              ===========    ===========    ===========
  Diluted...................................................   95,331,929     73,644,728     77,033,786
                                                              ===========    ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                             UNITEDGLOBALCOM, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                  (STATED IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                           CLASS A               CLASS B
                                        COMMON STOCK          COMMON STOCK       ADDITIONAL                     TREASURY STOCK
                                     -------------------   -------------------    PAID-IN       DEFERRED     --------------------
                                       SHARES     AMOUNT     SHARES     AMOUNT    CAPITAL     COMPENSATION    SHARES      AMOUNT
                                     ----------   ------   ----------   ------   ----------   ------------   ---------   --------
Balances, February 28, 1997........  52,194,526    $523    25,943,550    $259     $340,361      $  (624)            --   $     --
Issuance of Class A Common Stock in
  connection with Company's stock
  option plan......................     303,788       3            --      --          793           --             --         --
Issuance of Class A Common Stock in
  connection with Company's 401(k)
  plan.............................      46,968      --            --      --          334           --             --         --
Exchange of Class B Common Stock
  for Class A Common Stock.........     216,904       2      (216,904)     (2)          --           --             --         --
Accrual of dividends on convertible
  preferred stock..................          --      --            --      --       (1,271)          --             --         --
Compensation expense related to
  stock options....................          --      --            --      --          351           --             --         --
Issuance of warrants to purchase
  common stock of subsidiary.......          --      --            --      --        3,678           --             --         --
Gain on sale of stock by
  subsidiaries.....................          --      --            --      --        7,614           --             --         --
Amortization of deferred
  compensation.....................          --      --            --      --           --          582             --         --
Purchase of Class A Common Stock by
  subsidiary.......................          --      --            --      --           --           --      6,338,302    (33,074)
Net loss...........................          --      --            --      --           --           --             --         --
Change in unrealized gain (loss) on
  available-for-sale securities,
  net..............................          --      --            --      --           --           --             --         --
Provision for loss on
  available-for-sale securities....          --      --            --      --           --           --             --         --
Change in cumulative translation
  adjustments......................          --      --            --      --           --           --             --         --
                                     ----------    ----    ----------    ----     --------      -------      ---------   --------
Balances, February 28, 1998........  52,762,186    $528    25,726,646    $257     $351,860      $   (42)     6,338,302   $(33,074)
                                     ==========    ====    ==========    ====     ========      =======      =========   ========

                                                       OTHER
                                                    CUMULATIVE
                                     ACCUMULATED   COMPREHENSIVE
                                       DEFICIT         LOSS          TOTAL
                                     -----------   -------------   ---------
Balances, February 28, 1997........  $  (303,553)    $(21,870)     $  15,096
Issuance of Class A Common Stock in
  connection with Company's stock
  option plan......................           --           --            796
Issuance of Class A Common Stock in
  connection with Company's 401(k)
  plan.............................           --           --            334
Exchange of Class B Common Stock
  for Class A Common Stock.........           --           --             --
Accrual of dividends on convertible
  preferred stock..................           --           --         (1,271)
Compensation expense related to
  stock options....................           --           --            351
Issuance of warrants to purchase
  common stock of subsidiary.......           --           --          3,678
Gain on sale of stock by
  subsidiaries.....................           --           --          7,614
Amortization of deferred
  compensation.....................           --           --            582
Purchase of Class A Common Stock by
  subsidiary.......................           --           --        (33,074)
Net loss...........................     (342,532)          --       (342,532)
Change in unrealized gain (loss) on
  available-for-sale securities,
  net..............................           --       (1,593)        (1,593)
Provision for loss on
  available-for-sale securities....           --        8,013          8,013
Change in cumulative translation
  adjustments......................           --      (50,274)       (50,274)
                                     -----------     --------      ---------
Balances, February 28, 1998........  $  (646,085)    $(65,724)     $(392,280)
                                     ===========     ========      =========

  The accompanying notes are an integral part of these consolidated financial statements.

                             UNITEDGLOBALCOM, INC.

                  (STATED IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                           CLASS A               CLASS B
                                        COMMON STOCK          COMMON STOCK       ADDITIONAL                     TREASURY STOCK
                                     -------------------   -------------------    PAID-IN       DEFERRED     --------------------
                                       SHARES     AMOUNT     SHARES     AMOUNT    CAPITAL     COMPENSATION    SHARES      AMOUNT
                                     ----------   ------   ----------   ------   ----------   ------------   ---------   --------
Balances, February 28, 1998........  52,762,186    $528    25,726,646    $257     $351,860      $   (42)     6,338,302   $(33,074)
Issuance of Class A Common Stock in
  connection with public offering,
  net of offering costs............     900,000       9            --      --        7,395           --             --         --
Issuance of Class A Common Stock in
  connection with Company's stock
  option plan......................     906,288       9            --      --        4,779           --             --         --
Issuance of Class A Common Stock in
  connection with Company's 401(k)
  plan.............................      35,716      --            --      --          260           --             --         --
Exchange of Class B Common Stock
  for Class A Common Stock.........   5,894,886      59    (5,894,886)    (59)          --           --             --         --
Exchange of Series A Convertible
  Preferred Stock for Class A
  Common Stock.....................     850,914       9            --      --        7,436           --             --         --
Accrual of dividends on convertible
  preferred stock..................          --      --            --      --       (1,623)          --             --         --
Repricing of stock options.........          --      --            --      --        1,380       (1,380)            --         --
Amortization of deferred
  compensation.....................          --      --            --      --           --          743             --         --
Gain on deemed issuance of stock by
  subsidiary.......................          --      --            --      --        5,786           --             --         --
Class A Common Stock issued by
  subsidiary for additional
  interest in Ireland systems......          --      --            --      --          918           --       (769,062)     4,013
Elimination of historical two month
  reporting difference due to
  change in fiscal year............          --      --            --      --           --           --             --         --
Net loss...........................          --      --            --      --           --           --             --         --
Change in cumulative translation
  adjustments......................          --      --            --      --           --           --             --         --
Change in unrealized gain (loss) on
  available-for-sale securities....          --      --            --      --           --           --             --         --
                                     ----------    ----    ----------    ----     --------      -------      ---------   --------
Balances, December 31, 1998........  61,349,990    $614    19,831,760    $198     $378,191      $  (679)     5,569,240   $(29,061)
                                     ==========    ====    ==========    ====     ========      =======      =========   ========

                                                       OTHER
                                                    CUMULATIVE
                                     ACCUMULATED   COMPREHENSIVE
                                       DEFICIT         LOSS          TOTAL
                                     -----------   -------------   ---------
Balances, February 28, 1998........  $  (646,085)    $(65,724)     $(392,280)
Issuance of Class A Common Stock in
  connection with public offering,
  net of offering costs............           --           --          7,404
Issuance of Class A Common Stock in
  connection with Company's stock
  option plan......................           --           --          4,788
Issuance of Class A Common Stock in
  connection with Company's 401(k)
  plan.............................           --           --            260
Exchange of Class B Common Stock
  for Class A Common Stock.........           --           --             --
Exchange of Series A Convertible
  Preferred Stock for Class A
  Common Stock.....................           --           --          7,445
Accrual of dividends on convertible
  preferred stock..................           --           --         (1,623)
Repricing of stock options.........           --           --             --
Amortization of deferred
  compensation.....................           --           --            743
Gain on deemed issuance of stock by
  subsidiary.......................           --           --          5,786
Class A Common Stock issued by
  subsidiary for additional
  interest in Ireland systems......           --           --          4,931
Elimination of historical two month
  reporting difference due to
  change in fiscal year............      (50,369)          --        (50,369)
Net loss...........................     (545,532)          --       (545,532)
Change in cumulative translation
  adjustments......................           --      (24,713)       (24,713)
Change in unrealized gain (loss) on
  available-for-sale securities....           --         (505)          (505)
                                     -----------     --------      ---------
Balances, December 31, 1998........  $(1,241,986)    $(90,942)     $(983,665)
                                     ===========     ========      =========

  The accompanying notes are an integral part of these consolidated financial statements.

                             UNITEDGLOBALCOM, INC.

                  (STATED IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                 CLASS A               CLASS B              SERIES C             SERIES D
                                              COMMON STOCK          COMMON STOCK        PREFERRED STOCK      PREFERRED STOCK
                                           -------------------   -------------------   ------------------   ------------------
                                             SHARES     AMOUNT     SHARES     AMOUNT   SHARES     AMOUNT    SHARES     AMOUNT
                                           ----------   ------   ----------   ------   -------   --------   -------   --------
Balances, December 31, 1998..............  61,349,990    $614    19,831,760    $198         --   $     --        --   $     --
Exchange of Class B Common Stock for
 Class A Common Stock....................     507,820       5      (507,820)     (5)        --         --        --         --
Issuance of Class A Common Stock in
 connection with exercise of warrants....   2,883,600      29            --      --         --         --        --         --
Issuance of Class A Common Stock in
 connection with Company's stock option
 plans...................................   1,838,089      18            --      --         --         --        --         --
Issuance of Class A Common Stock in
 connection with Company's 401(k) plan...       1,502      --            --      --         --         --        --         --
Exchange of Series A Convertible
 Preferred Stock for Class A Common
 Stock...................................   3,006,404      30            --      --         --         --        --         --
Exchange of Series B Convertible
 Preferred Stock for Class A Common
 Stock...................................     487,410       5            --      --         --         --        --         --
Issuance of Series C Convertible
 Preferred Stock, net of offering
 costs...................................          --      --            --      --    425,000    395,250        --         --
Issuance of Class A Common Stock in
 connection with public offering, net of
 offering costs..........................  11,500,000     115            --      --         --         --        --         --
Issuance of Series D Convertible
 Preferred Stock.........................          --      --            --      --         --         --   287,500    267,375
Accrual of dividends on Series A, B, C
 and D Convertible Preferred Stock.......          --      --            --      --         --     14,875        --      1,398
Equity transactions of subsidiaries......          --      --            --      --         --         --        --         --
Amortization of deferred compensation....          --      --            --      --         --         --        --         --
Net income...............................          --      --            --      --         --         --        --         --
Change in cumulative translation
 adjustments.............................          --      --            --      --         --         --        --         --
Change in unrealized gain on
 available-for-sale securities...........          --      --            --      --         --         --        --         --
                                           ----------    ----    ----------    ----    -------   --------   -------   --------
Balances, December 31, 1999..............  81,574,815    $816    19,323,940    $193    425,000   $410,125   287,500   $268,773
                                           ==========    ====    ==========    ====    =======   ========   =======   ========

                                                                                                                OTHER
                                           ADDITIONAL                     TREASURY STOCK                     CUMULATIVE
                                            PAID-IN       DEFERRED     --------------------   ACCUMULATED   COMPREHENSIVE
                                            CAPITAL     COMPENSATION    SHARES      AMOUNT      DEFICIT         LOSS
                                           ----------   ------------   ---------   --------   -----------   -------------
Balances, December 31, 1998..............  $  378,191    $    (679)    5,569,240   $(29,061)  $(1,241,986)    $ (90,942)
Exchange of Class B Common Stock for
 Class A Common Stock....................          --           --            --         --           --             --
Issuance of Class A Common Stock in
 connection with exercise of warrants....      21,598           --            --         --           --             --
Issuance of Class A Common Stock in
 connection with Company's stock option
 plans...................................      10,184           --            --         --           --             --
Issuance of Class A Common Stock in
 connection with Company's 401(k) plan...          51           --            --         --           --             --
Exchange of Series A Convertible
 Preferred Stock for Class A Common
 Stock...................................      26,276           --            --         --           --             --
Exchange of Series B Convertible
 Preferred Stock for Class A Common
 Stock...................................       5,173           --            --         --           --             --
Issuance of Series C Convertible
 Preferred Stock, net of offering
 costs...................................     (13,642)          --            --         --           --             --
Issuance of Class A Common Stock in
 connection with public offering, net of
 offering costs..........................     571,325           --            --         --           --             --
Issuance of Series D Convertible
 Preferred Stock.........................      (7,446)          --            --         --           --             --
Accrual of dividends on Series A, B, C
 and D Convertible Preferred Stock.......      (2,119)          --            --         --      (16,273)            --
Equity transactions of subsidiaries......     427,044     (221,640)           --         --           --             --
Amortization of deferred compensation....          --      102,323            --         --           --             --
Net income...............................          --           --            --         --      636,318             --
Change in cumulative translation
 adjustments.............................          --           --            --         --           --       (127,154)
Change in unrealized gain on
 available-for-sale securities...........          --           --            --         --           --          6,858
                                           ----------    ---------     ---------   --------   -----------     ---------
Balances, December 31, 1999..............  $1,416,635    $(119,996)    5,569,240   $(29,061)  $ (621,941)     $(211,238)
                                           ==========    =========     =========   ========   ===========     =========


                                             TOTAL
                                           ----------
Balances, December 31, 1998..............  $ (983,665)
Exchange of Class B Common Stock for
 Class A Common Stock....................          --
Issuance of Class A Common Stock in
 connection with exercise of warrants....      21,627
Issuance of Class A Common Stock in
 connection with Company's stock option
 plans...................................      10,202
Issuance of Class A Common Stock in
 connection with Company's 401(k) plan...          51
Exchange of Series A Convertible
 Preferred Stock for Class A Common
 Stock...................................      26,306
Exchange of Series B Convertible
 Preferred Stock for Class A Common
 Stock...................................       5,178
Issuance of Series C Convertible
 Preferred Stock, net of offering
 costs...................................     381,608
Issuance of Class A Common Stock in
 connection with public offering, net of
 offering costs..........................     571,440
Issuance of Series D Convertible
 Preferred Stock.........................     259,929
Accrual of dividends on Series A, B, C
 and D Convertible Preferred Stock.......      (2,119)
Equity transactions of subsidiaries......     205,404
Amortization of deferred compensation....     102,323
Net income...............................     636,318
Change in cumulative translation
 adjustments.............................    (127,154)
Change in unrealized gain on
 available-for-sale securities...........       6,858
                                           ----------
Balances, December 31, 1999..............  $1,114,306
                                           ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                             UNITEDGLOBALCOM, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (STATED IN THOUSANDS)

                                                              FOR THE YEAR   FOR THE TEN    FOR THE YEAR
                                                                 ENDED       MONTHS ENDED      ENDED
                                                              DECEMBER 31,   DECEMBER 31,   FEBRUARY 28,
                                                                  1999           1998           1998
                                                              ------------   ------------   ------------
Cash flows from operating activities:
Net income (loss)...........................................  $   636,318     $(545,532)     $(342,532)
Elimination of historical two month reporting difference due
  to change in fiscal year..................................           --       (50,369)            --
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
  Gain on issuance of common equity securities by
    subsidiaries............................................   (1,508,839)           --             --
  Extraordinary charge for early retirement of debt.........           --            --         79,091
  Share in results of affiliates, net.......................       49,638        66,326         70,291
  Minority interests in subsidiaries........................     (360,444)       (1,186)        (1,568)
  Depreciation and amortization.............................      418,714       192,968         91,656
  Accretion of interest on senior notes and amortization of
    deferred financing costs................................      224,569       130,803        110,633
  Stock-based compensation expense..........................      223,734       164,793            351
  Gain on sale of investments in affiliates.................           --            --        (90,020)
  Provision for losses on marketable equity securities and
    investment related costs................................        7,127         9,473         14,793
  Increase in receivables, net..............................      (83,611)      (12,755)        (3,222)
  (Increase) decrease in other assets.......................      (28,918)       (8,528)         6,993
  Increase in accounts payable, accrued liabilities and
    other...................................................      304,628        55,995          2,882
                                                              -----------     ---------      ---------
         Net cash flows from operating activities...........     (117,084)        1,988        (60,652)
                                                              -----------     ---------      ---------
Cash flows from investing activities:
Purchase of short-term liquid investments...................     (988,380)     (149,601)       (94,656)
Proceeds from sale of short-term liquid investments.........      140,216       141,834        131,284
Restricted cash released (deposited), net...................       (3,259)       27,904         (8,350)
Investments in affiliates and other investments.............     (373,526)     (139,011)      (177,632)
Proceeds from sale of investments in affiliated companies...       18,000        19,968        211,125
New acquisitions, net of cash acquired......................   (2,321,799)     (109,881)            --
Capital expenditures........................................     (794,177)     (217,057)      (115,033)
Other.......................................................      (30,439)       (7,616)       (19,834)
                                                              -----------     ---------      ---------
         Net cash flows from investing activities...........   (4,353,364)     (433,460)       (73,096)
                                                              -----------     ---------      ---------
Cash flows from financing activities:
Issuance of common stock in connection with public
  offerings, net of financing costs.........................      571,440         7,402             --
Issuance of Series C Convertible Preferred Stock............      381,608            --             --
Issuance of Series D Convertible Preferred Stock............      259,929            --             --
Issuance of common stock in connection with exercise of
  warrants..................................................       21,627            --             --
Issuance of common stock by subsidiaries....................    2,624,306            --             --
Issuance of common stock in connection with Company's and
  subsidiary's stock option plans...........................       28,355         4,789            796
Proceeds from offering of senior notes and senior discount
  notes.....................................................    2,749,752            --        842,125
Retirement of existing senior notes.........................         (435)           --       (531,800)
Proceeds from short-term and long-term borrowings...........    1,064,579       321,167        233,715
Deferred financing costs....................................     (100,679)       (5,932)       (30,868)
Repayments of short-term and long-term borrowings...........   (1,277,038)     (168,358)      (120,570)
Payment of sellers notes....................................      (18,000)           --        (46,351)
Cash (paid to) contributed from minority interest
  partners..................................................        2,971          (253)        22,042
                                                              -----------     ---------      ---------
         Net cash flows from financing activities...........    6,308,415       158,815        369,089
                                                              -----------     ---------      ---------
Effect of exchange rates on cash............................       52,340         4,824           (684)
                                                              -----------     ---------      ---------
Increase (decrease) in cash and cash equivalents............    1,890,307      (267,833)       234,657
Cash and cash equivalents, beginning of period..............       35,608       303,441         68,784
                                                              -----------     ---------      ---------
Cash and cash equivalents, end of period....................  $ 1,925,915     $  35,608      $ 303,441
                                                              ===========     =========      =========

  The accompanying notes are an integral part of these consolidated financial statements.

                             UNITEDGLOBALCOM, INC.

                             (STATED IN THOUSANDS)

                                                              FOR THE YEAR   FOR THE TEN    FOR THE YEAR
                                                                 ENDED       MONTHS ENDED      ENDED
                                                              DECEMBER 31,   DECEMBER 31,   FEBRUARY 28,
                                                                  1999           1998           1998
                                                              ------------   ------------   ------------
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Cash paid for interest....................................  $   101,121     $  40,929      $   7,513
                                                              ===========     =========      =========
  Cash received for interest................................  $    41,633     $   9,074      $   7,694
                                                              ===========     =========      =========
  Issuance of preferred stock utilized in purchase of
    Australian investments..................................  $        --     $  29,544      $      --
                                                              ===========     =========      =========
  Seller note for purchase of system in Hungary.............  $        --     $  18,000      $      --
                                                              ===========     =========      =========
  Seller notes for purchase of Argentine systems............  $        --     $      --      $  52,061
                                                              ===========     =========      =========
Acquisition of 100% of @Entertainment:
  Net current assets........................................  $   (51,239)    $      --      $      --
  Property, plant and equipment.............................     (196,178)           --             --
  Goodwill..................................................     (986,814)           --             --
  Long-term liabilities.....................................      448,566            --             --
  Other.....................................................      (21,335)           --             --
                                                              -----------     ---------      ---------
         Total cash paid....................................     (807,000)           --             --
  Cash acquired.............................................       62,507            --             --
                                                              -----------     ---------      ---------
         Net cash paid......................................  $  (744,493)    $      --      $      --
                                                              ===========     =========      =========
Acquisition of 100% of Stjarn:
  Property, plant and equipment.............................  $   (43,171)    $      --      $      --
  Goodwill..................................................     (442,094)           --             --
  Net current liabilities...................................       55,997            --             --
  Long-term liabilities.....................................       32,268            --             --
                                                              -----------     ---------      ---------
         Total purchase price...............................     (397,000)           --             --
  Seller's Note.............................................      100,000            --             --
                                                              -----------     ---------      ---------
         Total cash paid....................................     (297,000)           --             --
  Cash acquired.............................................        3,792            --             --
                                                              -----------     ---------      ---------
         Net cash paid......................................  $  (293,208)    $      --      $      --
                                                              ===========     =========      =========
Acquisition of remaining 49.0% of UTH:
  Property, plant and equipment.............................  $  (210,013)    $      --      $      --
  Investments in affiliated companies.......................      (46,830)           --             --
  Goodwill..................................................     (256,749)           --             --
  Net current liabilities...................................        5,384            --             --
  Long-term liabilities.....................................      242,536            --             --
                                                              -----------     ---------      ---------
         Total cash paid....................................     (265,672)           --             --
  Cash acquired.............................................       13,629            --             --
                                                              -----------     ---------      ---------
         Net cash paid......................................  $  (252,043)    $      --      $      --
                                                              ===========     =========      =========
Acquisition of remaining 50.0% of A2000:
  Receivables assumed.......................................  $   (13,062)    $      --      $      --
  Property, plant and equipment.............................      (96,539)           --             --
  Goodwill..................................................     (274,361)           --             --
  Net current liabilities...................................       25,044            --             --
  Long-term liabilities.....................................      129,918            --             --
                                                              -----------     ---------      ---------
         Total cash paid....................................     (229,000)           --             --
  Cash acquired.............................................          521            --             --
                                                              -----------     ---------      ---------
         Net cash paid......................................  $  (228,479)    $      --      $      --
                                                              ===========     =========      =========

  The accompanying notes are an integral part of these consolidated financial statements.

                             UNITEDGLOBALCOM, INC.

                             (STATED IN THOUSANDS)

                                                              FOR THE YEAR   FOR THE TEN    FOR THE YEAR
                                                                 ENDED       MONTHS ENDED      ENDED
                                                              DECEMBER 31,   DECEMBER 31,   FEBRUARY 28,
                                                                  1999           1998           1998
                                                              ------------   ------------   ------------
Acquisition of remaining interest in VTR:
  Working capital...........................................  $   (10,381)    $      --      $      --
  Property, plant and equipment.............................     (203,154)           --             --
  Goodwill and other intangible assets......................     (244,981)           --             --
  Other long-term assets....................................      (14,685)           --             --
  Elimination of equity investment in Chilean joint
    venture.................................................       69,381            --             --
  Long-term liabilities.....................................      145,641            --             --
                                                              -----------     ---------      ---------
         Total cash paid....................................     (258,179)           --             --
  Cash acquired.............................................        5,498            --             --
                                                              -----------     ---------      ---------
         Net cash paid......................................  $  (252,681)    $      --      $      --
                                                              ===========     =========      =========
Acquisition of 100% of GelreVision:
  Property, plant and equipment.............................  $   (49,407)    $      --      $      --
  Goodwill..................................................      (67,335)           --             --
  Net current liabilities...................................        2,682            --             --
  Long-term liabilities.....................................        4,236            --             --
                                                              -----------     ---------      ---------
         Total cash paid....................................     (109,824)           --             --
  Cash acquired.............................................          136            --             --
                                                              -----------     ---------      ---------
         Net cash paid......................................  $  (109,688)    $      --      $      --
                                                              ===========     =========      =========
Contribution of Dutch cable systems to new joint venture:
  Working capital...........................................  $        --     $  (1,871)     $      --
  Investments in affiliated companies.......................           --        96,866             --
  Property, plant and equipment.............................           --        85,037             --
  Goodwill and other intangible assets......................           --        78,515             --
  Senior secured notes and other debt.......................           --      (111,553)            --
  Other liabilities.........................................           --       (17,417)            --
                                                              -----------     ---------      ---------
         Total net assets contributed.......................  $        --     $ 129,577      $      --
                                                              ===========     =========      =========
Acquisition of Dutch cable assets:
  Property, plant and equipment and other long-term
    assets..................................................  $        --     $ (51,632)     $      --
  Goodwill and other intangible assets......................           --       (36,416)            --
                                                              -----------     ---------      ---------
         Total cash paid....................................  $        --     $ (88,048)     $      --
                                                              ===========     =========      =========
Sale of Argentine cable systems:
  Working capital, net of cash relinquished of $2,133.......  $        --     $      --      $  (3,319)
  Investments in affiliated companies.......................           --            --         83,535
  Property, plant and equipment and other long-term
    assets..................................................           --            --          4,560
  Goodwill and other intangible assets......................           --            --         60,727
  Sellers notes (assumed by the buyers).....................           --            --        (24,398)
  Gain on sale..............................................           --            --         90,020
                                                              -----------     ---------      ---------
         Cash received from sale............................  $        --     $      --      $ 211,125
                                                              ===========     =========      =========
Acquisition of additional 50.0% interest in UPC:
  Working capital, including cash acquired of $50,872.......  $        --     $      --      $  (7,158)
  Investment in UnitedGlobalCom, Inc. Class A Common
    Stock...................................................           --            --        (33,074)
  Investments in affiliated companies.......................           --            --       (167,945)
  Property, plant and equipment and other long-term
    assets..................................................           --            --       (273,988)
  Goodwill and other intangible assets......................           --            --       (383,503)
  Elimination of United's equity investment in UPC..........           --            --         46,319
  Long-term debt............................................           --            --        624,633
  Other liabilities.........................................           --            --         32,216
                                                              -----------     ---------      ---------
         Total cash paid....................................  $        --     $      --      $(162,500)
                                                              ===========     =========      =========

  The accompanying notes are an integral part of these consolidated financial statements.

                             UNITEDGLOBALCOM, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF OPERATIONS

UnitedGlobalCom, Inc. (formerly known as United International Holdings, Inc., together with its majority-owned subsidiaries, the "Company" or "United") was formed as a Delaware corporation in May 1989, for the purpose of developing, acquiring and managing foreign multi-channel television, programming and telephony operations outside the United States. The following chart presents a summary of the Company's significant investments in telecommunications as of December 31, 1999.

                                    [Chart]

                                              UNITED
               100%                                                100%
    United Europe Inc. ("UEI")                United International Properties, Inc. ("UIPI")
               53.2%                               100.0%                         100.0%
 United Pan-Europe Communications           United Asia/Pacific
                N.V.                        Communications, Inc.        United Latin America, Inc.
              ("UPC")                             ("UAP")*                        ("ULA")
                                                   100.0%
                                                                        Brazil:
Austria:                               United Australia/Pacific, Inc.   TV Show Brasil       100.0%
 Telekabel Group              95.0%            ("United A/P")           Jundiai               46.3%
Belgium:                                                                Chile:
 UPC Belgium                 100.0%                75.4%                VTR                  100.0%
Czech Republic:                                                         Mexico:
                                       Austar United Communications,
 Kabel Net                   100.0%               Limited               Megapo                49.0%(4)
 Kabel Plus                   94.6%          ("Austar United")          Peru:
France:                                                                 Cable Star            62.2%
                                                                        Latin American
 UPC France                   99.6%(1) Australia:                       Programming:
Germany:                               Austar                  100.0%   MGM Networks LA       50.0%
 PrimaCom                     18.2%(2) XYZ Entertainment        50.0%
Hungary:                               New Zealand:
 UPC Magyarorszag             79.3%    Saturn                  100.0%
 Monor                        97.1%
Ireland:                               *Other UAP
 Tara                         80.0%
Israel:                                China:
 Tevel                        46.6%    Hunan International TV   49.0%
Malta:                                 Philippines:
                                       Philipino Cable
 Melita                       50.0%    Corporation              19.6%
The Netherlands:
 UPC Nederland               100.0%
Norway:
 UPC Norge                   100.0%
Poland:
 @Entertainment              100.0%
Romania:
 UPC Romania           51.0%-100.0%
Slovak Republic:
 UPC Slovak            95.0%-100.0%
Spain/Portugal:
 Iberian Programming          50.0%
Sweden:
 Stjarn                      100.0%
United Kingdom:
 Xtra Music                   41.0%
                                       (1) In February 2000, UPC's interest decreased to 92.0% (See
Other Business Lines:                      Note 19).
                                       (2) Subsequent to December 31, 1999, UPC increased its
 SBS                          13.3%(3)     interest to 24.9%.
                                       (3) In February 2000, UPC acquired an additional 10.2%
 Priority Telecom            100.0%        interest in SBS
 chello broadband            100.0%    for E.162.5 ($163.5) million.
                                       (4) In January 2000, ULA purchased an additional 41.3%
 UPCtv                       100.0%        interest in Megapo for
                                       $22.8 million.

                             UNITEDGLOBALCOM, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company and all subsidiaries where it exercises a controlling financial interest through the ownership of a majority voting interest. The following illustrates those subsidiaries for which the Company consolidated the results of operations for only a portion of the fiscal year ended December 31, 1999:

                                  EFFECTIVE DATE
ENTITY                            OF CONSOLIDATION   REASON
------                            ----------------   ------
UPC Nederland(1)                  February 1, 1999   Acquisition of remaining 49.0%
                                                       interest in United Telekabel
                                                       Holding N.V. ("UTH")
VTR                               May 1, 1999        Acquisition of remaining 66.0%
                                                       interest
UPC Slovensko (Slovak
  Republic)                       June 1, 1999       Acquisition
GelreVision (The Netherlands)     June 1, 1999       Acquisition
Reseaux Cables de France
  ("RCF")                         June 1, 1999       Acquisition
Saturn(2)                         August 1, 1999     Acquisition of remaining 35.0%
                                                       interest
Stjarn                            August 1, 1999     Acquisition
Videopole (France)                August 1, 1999     Acquisition
@Entertainment                    August 1, 1999     Acquisition
Time Warner Cable France          September 1, 1999  Acquisition
A2000 (The Netherlands)           September 1, 1999  Acquisition of remaining 50.0%
                                                       interest
Kabel Plus                        October 1, 1999    Acquisition
Monor                             December 1, 1999   Acquisition

---------------

(1) Prior to the acquisition date, the equity method of accounting was used because of certain minority shareholder's rights.

(2) The Company consolidated the results of operations of Saturn from July 1, 1996 to December 31, 1997. Effective January 1, 1998 the Company discontinued consolidating the results of operations of Saturn because of certain minority shareholder's rights.

The Company began consolidating UPC upon acquisition of the remaining 50.0% interest on December 11, 1997. Prior to December 11, 1997, the Company accounted for its investment in UPC under the equity method. All significant intercompany accounts and transactions have been eliminated in consolidation.

                             UNITEDGLOBALCOM, INC.

CHANGE IN FISCAL YEAR-END

Prior to the ten months ended December 31, 1998, the Company's fiscal year-end was February 28, and it accounted for its share of the income or loss of its operating companies based on the calendar year results of each operating company. This created a two month delay in reporting the operating company results in the Company's consolidated results for its fiscal year-end. On February 24, 1999, the Company changed its fiscal year-end from the last day in February to the last day in December, effective December 31, 1998. To effect the transaction to the new fiscal year, the combined results of operations of the operating companies for January and February 1998, a loss of $50.4 million, has been reported as a one-time adjustment to retained deficit as of March 1, 1998 in the consolidated statement of stockholders' equity (deficit). Consequently, the consolidated statement of operations presents the consolidated results of the Company and its subsidiaries for the ten months ended December 31, 1998. For comparative purposes, the Company's consolidated revenue, net operating loss and net loss were $84.3 million, $125.4 million and $206.4 million, respectively, for the ten months ended December 31, 1997 and the Company's consolidated revenue, net operating loss and net loss were $298.6 million, $350.7 million and $595.9 million, respectively, for the year ended December 31, 1998.

CASH AND CASH EQUIVALENTS AND SHORT-TERM LIQUID INVESTMENTS

Cash and cash equivalents include cash and investments with original maturities of less than three months. Short-term liquid investments include certificates of deposit, commercial paper, corporate bonds and government securities which have original maturities greater than three months but less than twelve months. Short-term liquid investments are classified as available-for-sale and are reported at fair market value.

RESTRICTED CASH

Cash held as collateral for letters of credit and other loans is classified based on the expected expiration of such facilities. Cash held in escrow and restricted to a specific use is classified based on the expected timing of such disbursement.

COSTS TO BE REIMBURSED BY AFFILIATED COMPANIES

The Company incurs costs on behalf of affiliated companies, such as salaries and benefits, travel and professional services. These costs are reimbursed by the affiliated companies.

INVENTORY

Inventory is stated at the lower of cost (first-in, first-out basis) or market.

INVESTMENTS IN AFFILIATES, ACCOUNTED FOR UNDER THE EQUITY METHOD

For those investments in unconsolidated subsidiaries and companies in which the Company's voting interest is 20.0% to 50.0%, its investments are held through a combination of voting common stock, preferred stock, debentures or convertible debt and/or the Company exerts significant influence through board representation and management authority, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's proportionate share of net earnings or losses of the affiliate, limited to the extent of the Company's investment in and advances to the affiliate, including any debt guarantees or other contractual funding commitments. The Company's proportionate share of net earnings or losses of affiliates includes the amortization of the excess of its cost over its proportionate interest in each affiliate's net assets.

                             UNITEDGLOBALCOM, INC.

MARKETABLE EQUITY SECURITIES AND OTHER INVESTMENTS

The cost method of accounting is used for the Company's other investments in affiliates in which the Company's ownership interest is less than 20.0% and where the Company does not exert significant influence, except for those investments in marketable equity securities. The Company classifies its investments in marketable equity securities in which its interest is less than 20.0% and where the Company does not exert significant influence as available-for-sale and reports such investments at fair market value. Unrealized gains and losses are charged or credited to equity, and realized gains and losses and other-than-temporary declines in market value are included in operations.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is stated at cost. Additions, replacements, installation costs and major improvements are capitalized, and costs for normal repair and maintenance of property, plant and equipment are charged to expense as incurred. Assets constructed incorporate overhead expense and interest charges incurred during the period of construction; investment subsidies are deducted. Upon disconnection of a subscriber, the remaining book value of the subscriber equipment, excluding converters which are recovered upon disconnection, and the capitalized labor are written off and accounted for as an operating cost. Depreciation is calculated using the straight-line method over the economic life of the asset.

The economic lives of property, plant and equipment at acquisition are as follows:

Cable distribution networks.............................   3-20 years
Subscriber premises equipment and converters............   3-10 years
MMDS/DTH distribution facilities........................   5-20 years
Office equipment, furniture and fixtures................   3-10 years
Buildings and leasehold improvements....................   3-33 years
Other...................................................   3-10 years

GOODWILL AND OTHER INTANGIBLE ASSETS

The excess of investments in consolidated subsidiaries over the net tangible asset value at acquisition is amortized on a straight-line basis over 15 years. Licenses in newly-acquired companies are recognized at the fair market value of those licenses at the date of acquisition. Licenses in new franchise areas include the capitalization of direct costs incurred in obtaining the license. The license value is amortized on a straight-line basis over the initial license period, up to a maximum of 20 years.

RECOVERABILITY OF TANGIBLE AND INTANGIBLE ASSETS

The Company evaluates the carrying value of all tangible and intangible assets whenever events or circumstances indicate the carrying value of assets may exceed their recoverable amounts. An impairment loss is recognized when the estimated future cash flows (undiscounted and without interest) expected to result from the use of an asset are less than the carrying amount of the asset. Measurement of an impairment loss is based on fair value of the asset computed using discounted cash flows if the asset is expected to be held and used. Measurement of an impairment loss for an asset held for sale would be based on fair market value less estimated costs to sell.

DEFERRED FINANCING COSTS

Costs to obtain debt financing are capitalized and amortized over the life of the debt facility using the effective interest method.

                             UNITEDGLOBALCOM, INC.

SUBSCRIBER PREPAYMENTS AND DEPOSITS

Payments received in advance for multi-channel television service are deferred and recognized as revenue when the associated services are provided. Deposits are recorded as a liability upon receipt and refunded to the subscriber upon disconnection.

REVENUE RECOGNITION

Revenue is primarily derived from the sale of multi-channel television, telephone and Internet/data services to subscribers and is recognized in the period the related services are provided. Initial installation fees are recognized as revenue in the period in which the installation occurs, to the extent installation fees are equal to or less than direct selling costs, which are expensed. To the extent installation fees exceed direct selling costs, the excess fees are deferred and amortized over the average contract period. All installation fees and related costs with respect to reconnections and disconnections are recognized in the period in which the reconnection or disconnection occurs because reconnection fees are charged at a level equal to or less than related reconnection costs.

CONCENTRATION OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of subscriber receivables. Concentrations of credit risk with respect to subscriber receivables are limited due to the Company's large number of customers and their dispersion across many different countries worldwide.

STAFF ACCOUNTING BULLETIN NO. 51 ("SAB 51") ACCOUNTING POLICY

Gains realized as a result of stock sales by the Company's subsidiaries are recorded in the statement of operations, except for any transactions which must be credited directly to equity in accordance with the provisions of SAB 51.

STOCK-BASED COMPENSATION

Stock-based compensation is recognized using the intrinsic value method for the Company's stock option plans, which results in compensation expense for the difference between the grant price and the fair market value at each new measurement date. In addition to the Company's stock option plans, UPC, chello broadband, ULA and Austar United have also adopted stock-based compensation plans for their employees. With respect to certain of these plans, the rights conveyed to employees are the substantive equivalents to stock appreciation rights. Accordingly, compensation expense is recognized at each financial statement date based on the difference between the grant price and the estimated fair value of the respective subsidiary's common stock.

INCOME TAXES

The Company accounts for income taxes under the asset and liability method which requires recognition of deferred tax assets and liabilities for the expected future income tax consequences of transactions which have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and income tax basis of assets, liabilities and loss carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Net deferred tax assets are then reduced by a valuation allowance if management believes it more likely than not they will not be realized. Withholding taxes are taken into consideration in situations where the income of subsidiaries is to be paid out as dividends in the near

                             UNITEDGLOBALCOM, INC.

future. Such withholding taxes are generally charged to income in the year in which the dividend income is generated.

BASIC AND DILUTED NET INCOME (LOSS) PER SHARE

"Basic net income (loss) per share" is determined by dividing net income (loss) available to common stockholders by the weighted-average number of common shares outstanding during each period. Net income (loss) available to common stockholders includes the accrual of dividends on convertible preferred stock which is charged directly to additional paid-in capital. "Diluted net income
(loss) per share" includes the effects of potentially issuable common stock, but only if dilutive. On November 11, 1999 the Board of Directors authorized a two-for-one stock split effected in the form of a stock dividend distributed on November 30, 1999 to stockholders of record on November 22, 1999. All historical weighted average share and per share amounts have been restated to reflect the stock split.

FOREIGN OPERATIONS AND FOREIGN EXCHANGE RATE RISK

The functional currency for the Company's foreign operations is the applicable local currency for each affiliate company, except for countries which have experienced hyper-inflationary economies. For countries which have hyper-inflationary economies, the financial statements are prepared in U.S. dollars. Assets and liabilities of foreign subsidiaries for which the functional currency is the local currency are translated at exchange rates in effect at period-end, and the statements of operations are translated at the average exchange rates during the period. Exchange rate fluctuations on translating foreign currency financial statements into U.S. dollars that result in unrealized gains or losses are referred to as translation adjustments. Cumulative translation adjustments are recorded as a separate component of stockholders' equity (deficit) and are included in Other Cumulative Comprehensive Loss.

Transactions denominated in currencies other than the local currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in income as unrealized (based on period-end translations) or realized upon settlement of the transactions. Cash flows from the Company's operations in foreign countries are translated based on their functional currencies. As a result, amounts related to assets and liabilities reported in the consolidated statements of cash flows will not agree to changes in the corresponding balances in the consolidated balance sheets. The effects of exchange rate changes on cash balances held in foreign currencies are reported as a separate line below cash flows from financing activities.

Certain of the Company's foreign operating companies have notes payable and notes receivable that are denominated in a currency other than their own functional currency. Accordingly, the Company may experience economic loss and a negative impact on earnings and equity with respect to its holdings solely as a result of foreign currency exchange rate fluctuations.

NEW ACCOUNTING PRINCIPLES

The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which requires that companies recognize all derivatives as either assets or liabilities in the balance sheet at fair value. Under SFAS 133, accounting for changes in fair value of a derivative depends on its intended use and designation. SFAS 133 is effective for fiscal years beginning after June 15, 2000. The Company is currently assessing the effect of this new standard.

In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Views on Selected Revenue Recognition Issues" ("SAB 101"), which provides the staff's views in applying generally accepted accounting principles to selected revenue recognition issues. SAB 101 is effective for the second quarter of 2000. The Company is currently assessing the effect of SAB 101.

                             UNITEDGLOBALCOM, INC.

RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform to the current year presentation.

3. ACQUISITIONS AND OTHER

UPC STOCK OFFERINGS

In February 1999, UPC successfully completed an initial public offering selling
133.8 million shares on the Amsterdam Stock Exchange and The Nasdaq Stock Market, Inc. ("Nasdaq"), raising gross and net proceeds at Dutch guilder ("NLG")21.30 ($10.93) per share of NLG2,852.9 ($1,463.0) million and NLG2,660.1
($1,364.1) million, respectively. The proceeds were used to reduce debt facilities and finance acquisitions. Based on the carrying value of the Company's investment in UPC as of February 11, 1999, United recognized a gain of $822.1 million from the resulting step-up in the carrying amount of United's investment in UPC, in accordance with SAB 51. No deferred taxes were recorded related to this gain due to the Company's intent on holding its investment in UPC indefinitely. UPC's offering reduced the Company's ownership interest in UPC from 100% to 59.6%.

In October 1999 UPC completed a second public offering of 45.0 million ordinary shares, raising gross and net proceeds at Euro ("E")19.92 ($21.58) per share of E896.3 ($970.9) million and E851.5 ($922.4) million, respectively. The proceeds were used to finance acquisitions. Based on the carrying value of the Company's investment in UPC as of October 19, 1999, United recognized a gain of $403.4 million from the resulting step-up in the carrying amount of United's investment in UPC, in accordance with SAB 51. No deferred taxes were recorded related to this gain due to the Company's intent on holding its investment in UPC indefinitely. This second offering further reduced the Company's ownership to 53.2% as of December 31, 1999.

If all of the UPC stock options and warrants outstanding as of December 31, 1999 were exercised, the Company's ownership interest would be 51.7% on a fully-diluted basis.

UTH

In August 1998, UPC merged its Dutch cable television and telecommunications assets, consisting of its 50.0% interest in A2000 and its wholly-owned subsidiary Cable Network Brabant Holding B.V. ("CNBH"), with those of the Dutch energy company N.V. NUON Energie-Onderneming voor Gelderland, Friesland en Flevoland ("NUON"), forming a new company, UTH (the "UTH Transaction"). The transaction was accounted for as a formation of a joint venture with NUON's and UPC's net assets recorded at their historical carrying values. Although UPC retained a 51.0% economic and voting interest in UTH, because of joint governance on most significant operating decisions, UPC accounted for its investment in UTH using the equity method of accounting. On February 17, 1999, UPC acquired the remaining 49.0% of UTH from NUON (the "NUON Transaction") for E235.1 ($265.7) million. In addition, UPC repaid NUON a E15.1 ($17.1) million subordinated loan, including accrued interest, dated December 23, 1998, owed by UTH to NUON. The purchase of NUON's interest and payment of the loan were funded with proceeds from UPC's initial public offering. Effective February 1, 1999, UPC began consolidating the results of operations of UTH. Details of the net assets acquired, based on the preliminary purchase price allocation, were as follows (in thousands):

Property, plant and equipment............................  $ 210,013
Investments in affiliated companies......................     46,830
Goodwill.................................................    256,749
Long-term liabilities....................................   (242,536)
Net current liabilities..................................     (5,384)
                                                           ---------
          Total cash paid................................  $ 265,672
                                                           =========

                             UNITEDGLOBALCOM, INC.

The following pro forma condensed consolidated operating results for the year ended December 31, 1999 and the ten months ended December 31, 1998 give effect to the UTH Transaction and the NUON Transaction as if they had occurred at the beginning of the periods presented. This pro forma condensed consolidated financial information does not purport to represent what the Company's results of operations would actually have been if such transactions had in fact occurred on such dates. The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable.

                                                 FOR THE YEAR ENDED      FOR THE TEN MONTHS ENDED
                                                  DECEMBER 31, 1999          DECEMBER 31, 1998
                                               -----------------------   -------------------------
                                               HISTORICAL   PRO FORMA    HISTORICAL     PRO FORMA
                                               ----------   ----------   -----------   -----------
                                               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Revenue......................................  $  719,524   $  729,641   $  254,068    $  335,076
                                               ==========   ==========   ==========    ==========
Net income (loss)............................  $  636,318   $  631,623   $ (545,532)   $ (581,388)
                                               ==========   ==========   ==========    ==========
Net income (loss) per common share:
  Basic net income (loss)....................  $     7.53   $     7.48   $    (7.43)   $    (7.92)
                                               ==========   ==========   ==========    ==========
  Diluted net income (loss)..................  $     6.67   $     6.63   $    (7.43)   $    (7.92)
                                               ==========   ==========   ==========    ==========
Weighted-average number of common shares
  outstanding:
  Basic......................................  82,024,077   82,024,077   73,644,728    73,644,728
                                               ==========   ==========   ==========    ==========
  Diluted....................................  95,331,929   95,331,929   73,644,728    73,644,728
                                               ==========   ==========   ==========    ==========

VTR ACQUISITION

On April 29, 1999, an indirect wholly-owned subsidiary of ULA acquired a 66.0% interest in VTR, a company that provides telephony and multi-channel television services to the greater Santiago, Chile area (the "VTR Acquisition"). This acquisition, combined with the interest in VTR that is owned by another indirect wholly-owned subsidiary of the Company, gives the Company an indirect 100% interest in VTR. The purchase price for the 66.0% interest in VTR was approximately $258.2 million in cash. In addition, the Company provided capital for VTR to prepay approximately $125.8 million of existing bank indebtedness and a promissory note from the Company to one of the other shareholders of VTR.

ACQUISITION OF UPC SLOVENSKO

In June 1999, UPC acquired SKT spol s.r.o. (now known as UPC Slovensko), a company that owns and operates a cable television system in Bratislava, the capital of the Slovak Republic, for $43.3 million.

ACQUISITION OF GELREVISION

In June 1999, UPC acquired through UPC Nederland 100% of the GelreVision multi-channel television systems in The Netherlands for NLG233.9 ($109.8) million.

ACQUISITION OF RESEAUX CABLES DE FRANCE

In June 1999, UPC acquired through UPC France 95.7% of RCF, which operates cable television systems throughout France, for French francs ("FFR")172.0 ($27.1) million.

                             UNITEDGLOBALCOM, INC.

RESTRUCTURING OF UNITED A/P ASSETS AND AUSTAR UNITED INITIAL PUBLIC OFFERING

In June 1999, the Company's interest in Austar, XYZ Entertainment and Saturn were contributed to Austar United in exchange for new shares issued by Austar United. On July 27, 1999, Austar United acquired from SaskTel its 35.0% interest in Saturn in exchange for approximately 13.7 million of Austar United's shares, thereby increasing Austar United's ownership interest in Saturn from 65.0% to 100%. In addition, Austar United successfully completed an initial public offering selling 103.5 million shares on the Australian Stock Exchange, raising gross and net proceeds at Australian dollar ("A$")4.70 ($3.03) per share of A$486.5 ($313.6) million and A$453.6 ($292.8) million, respectively. Based on the carrying value of the Company's investment in Austar United as of July 27, 1999, United recognized a gain of $248.4 million from the resulting step-up in the carrying amount of United's investment in Austar United, in accordance with SAB 51. No deferred taxes were recorded related to this gain due to the Company's intent on holding its investment in Austar United indefinitely. Austar United's offering reduced the Company's ownership interest from 100% to approximately 75.5%. As a result of employee stock option exercises subsequent to the initial public offering date, the Company's ownership interest in Austar United decreased to 75.4% as of December 31, 1999. Including all stock options granted to employees that were vested as of December 31, 1999, the Company's ownership interest in Austar United on a fully-diluted basis is approximately 73.7%.

ACQUISITION OF INTEREST IN SBS

In July 1999, UPC purchased 4.8% of SBS for $24.3 million in cash. In August 1999, UPC acquired an additional 8.5% of SBS for $75.9 million.

STJARN ACQUISITION

In July 1999, UPC acquired Stjarn for a purchase price of $397.0 million, of which $100.0 million was paid in the form of a one-year note with interest at 8.0% per year and the balance of the purchase price was paid in cash. UPC will have the option, at maturity of the note, to pay the note in either cash or UPC stock. Stjarn operates cable television systems serving the greater Stockholm area.

ACQUISITION OF VIDEOPOLE

In August 1999, UPC acquired through UPC France 100% of Videopole for a total purchase price of $135.1 million. The purchase price was paid in cash ($69.9 million) and 2.9 million ordinary shares of UPC ($65.2 million). Based on the carrying value of the Company's investment in UPC as of July 31, 1999, United recognized a gain of $34.9 million from the resulting step-up in the carrying amount of United's investment in UPC, in accordance with SAB 51. No deferred taxes were recorded related to this gain due to the Company's intent on holding its investment in UPC indefinitely.

@ENTERTAINMENT ACQUISITION

In August 1999, UPC acquired 100% of @Entertainment for $807.0 million in cash. Details of the net assets acquired, based on a preliminary purchase price allocation using information currently available, were as follows (in thousands):

Net current assets.......................................  $  51,239
Property, plant and equipment............................    196,178
Goodwill.................................................    986,814
Long-term liabilities....................................   (448,566)
Other....................................................     21,335
                                                           ---------
          Total cash paid................................  $ 807,000
                                                           =========

                             UNITEDGLOBALCOM, INC.

The following pro forma condensed consolidated operating results for the year ended December 31, 1999 and the ten months ended December 31, 1998 give effect to the acquisition of @Entertainment as if it had occurred at the beginning of each period presented. This pro forma condensed consolidated financial information does not purport to represent what the Company's results of operations would actually have been if such transaction had in fact occurred on such dates. The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable.

                                                 FOR THE YEAR ENDED      FOR THE TEN MONTHS ENDED
                                                  DECEMBER 31, 1999          DECEMBER 31, 1998
                                               -----------------------   -------------------------
                                               HISTORICAL   PRO FORMA    HISTORICAL     PRO FORMA
                                               ----------   ----------   -----------   -----------
                                               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Revenue......................................  $  719,524   $  766,503   $  254,068    $  304,446
                                               ==========   ==========   ==========    ==========
Net income (loss)............................  $  636,318   $  444,151   $ (545,532)   $ (725,398)
                                               ==========   ==========   ==========    ==========
Net income (loss) per common share:
  Basic net income (loss)....................  $     7.53   $     5.19   $    (7.43)   $    (9.87)
                                               ==========   ==========   ==========    ==========
  Diluted net income (loss)..................  $     6.67   $     4.66   $    (7.43)   $    (9.87)
                                               ==========   ==========   ==========    ==========
Weighted-average number of common shares
  outstanding:
  Basic......................................  82,024,077   82,024,077   73,644,728    73,644,728
                                               ==========   ==========   ==========    ==========
  Diluted....................................  95,331,929   95,331,929   73,644,728    73,644,728
                                               ==========   ==========   ==========    ==========

ACQUISITION OF TIME WARNER CABLE FRANCE

In August 1999, UPC acquired through UPC France 100% of Time Warner Cable France, a company that operates three cable television systems in the suburbs of Paris and Lyon and in the city of Limoges. The purchase price was $71.1 million in cash. Simultaneous with the acquisition of Time Warner Cable France, UPC acquired an additional 47.6% interest in one of its operating systems, Rhone Vision Cable, in which Time Warner France had a 49.9% interest, for FFR89.3 ($14.6) million, increasing UPC's ownership in that system to 97.5%.

ACQUISITION OF 50.0% OF A2000

In September 1999, UPC acquired through UPC Nederland, the remaining 50.0% of A2000 that it did not already own for $229.0 million and $13.1 million in cash and assumed receivables, respectively.

KABEL PLUS ACQUISITION

In October 1999, UPC acquired a 94.6% interest in Kabel Plus for a purchase price of $150.0 million, and took control of the Kabel Plus cable television systems in the Czech and Slovak Republics.

ACQUISITION OF ADDITIONAL INTEREST IN MONOR

In December 1999, UPC acquired an additional 48.0% economic interest in Monor from its partner and several small minority shareholders for $45.0 million, increasing UPC's ownership to 97.1%. Monor's telephone system is located in the Monor region, an area which borders Budapest in Hungary.

PURCHASE OF MINORITY INTEREST IN PRIMACOM

In December 1999, UPC purchased a total interest of 18.2% in PrimaCom, which owns and operates cable television networks in Germany, for E226.5 ($227.9) million. The fair value of this investment was

                             UNITEDGLOBALCOM, INC.

$231.9 million as of December 31, 1999 and is reflected in "Marketable equity securities and other investments" on the Consolidated Balance Sheet.

COMBIVISIE AND CNBH

Effective January 1, 1998, UPC acquired certain assets, including the Dutch cable systems of Combivisie for $88.0 million. The purchase was funded with draws on UPC's existing credit facilities. Subsequent to the transaction, the assets and liabilities of UPC's other Dutch systems and Combivisie were merged, forming CNBH, a wholly-owned subsidiary of UPC Nederland.

HUNGARY

In June 1998, UPC acquired certain Hungarian multi-channel television system assets for $9.5 million in cash and a non-interest bearing promissory note in the amount of $18.0 million. These assets are now part of UPC Magyarorszag.

MGM NETWORKS LA

In May 1998, ULA entered into a joint venture with a division of Metro-Goldwyn-Mayer, Inc. ("MGM") to form MGM Networks LA. Under the terms of the joint venture, ULA contributed its 100% interest in a Latin American programming venture for a 50.0% interest in MGM Networks LA, and MGM acquired a 50.0% interest in MGM Networks LA by contributing its Brazil channel (MGM Gold Brazil) and committing to fund the first $9.9 million ($6.7 million of which was funded at closing) required by MGM Networks LA. MGM Networks LA has also entered into a trademark license agreement with MGM for the use of the MGM brand name and also into a program license agreement to acquire programming from MGM.

AUSTAR

In July 1998, Austar acquired certain Australian pay television assets of East Coast Television Pty Limited ("ECT"), an affiliate of Century Communications Corporation ("Century"), for $6.1 million of the Company's newly-created Series B Convertible Preferred Stock. ECT's subscription television business includes subscribers and certain MMDS licenses and transmission equipment serving the areas in and around Newcastle, Gossford, Wollongong and Tasmania, Australia.

XYZ ENTERTAINMENT

In September 1998, UAP acquired the Australian programming assets held by Century, consisting of Century's 25.0% interest in XYZ Entertainment, a programming company that owns and/or distributes five channels to the Australian multi-channel marketplace, increasing its ownership to 50.0% in XYZ Entertainment. The purchase price consisted of $1.2 million in cash and $23.4 million of the Company's Series B Preferred Stock.

TV SHOW BRASIL

In October 1998, ULA increased its ownership interest in TV Show Brasil from 45.0% to 100% for $11.4 million, half of which was paid in cash, with the remainder financed by the seller.

CABLE STAR

In October 1998, ULA and Arequipa Cable Vision ("ACV") each contributed their Peruvian multi-channel television assets to Cable Star, with ULA receiving 60.0% of the outstanding shares of Cable Star and the former shareholders of ACV receiving the other 40.0%.

                             UNITEDGLOBALCOM, INC.

TEVEL AND MELITA

In November 1998, UPC (i) acquired from Tele-Communications International, Inc. ("TINTA") its indirect 23.3% and 25.0% interests in the Tevel and Melita systems, respectively for $91.5 million, doubling UPC's respective ownership in these systems to 46.6% and 50.0%, respectively, (ii) purchased an additional 5.0% interest in Princes Holdings and 5.0% of Tara in consideration for 769,062 shares of United Class A Common Stock held by UPC, and (iii) sold the 5.0% interest in Princes Holdings, together with its existing 20.0% interest, to TINTA for $20.5 million. The net payment of $71.0 million to TINTA ($68.0 million after closing adjustments) was funded with the proceeds of a $90.0 million promissory note made by a subsidiary of UPC to its primary partners in the Tevel system (the "UPC DIC Loan").

UPC

In July 1995, the Company and Philips Electronics N.V. ("Philips") contributed their respective ownership interests in European and Israeli multi-channel television systems to UPC. Philips contributed to UPC its 95.0% interest in cable television systems in Austria, its 100% interest in cable television systems in Belgium, its minority interests in multi-channel television systems in Germany, the Netherlands (Eindhoven) and France. The Company contributed its interests in multi-channel television systems in Israel, Ireland, the Czech Republic, Malta, Norway, Hungary, Sweden and Spain. The Company also contributed $78.2 million in cash to UPC and issued to Philips 6,338,302 shares of its Class A Common Stock having a value of $50.0 million (at date of closing). In addition, UPC issued to Philips $133.6 million of convertible subordinated pay-in-kind notes (the "PIK Notes"). As a result of this transaction, the Company and Philips each owned a 50.0% economic and voting interest in UPC.

On December 11, 1997, the Company acquired Philips' entire interest in UPC (the "UPC Transaction"). As part of the UPC Transaction, (i) UPC purchased the 6,338,302 shares of Class A Common Stock of the Company held by Philips, (ii) United purchased NLG169.9 ($84.3) million of the accreted amount of UPC's PIK Notes and redeemed them for 45,540,783 shares of UPC, (iii) UPC repaid to Philips the remaining NLG170.4 ($84.6) million accreted amount of the PIK Notes,
(iv) United purchased 39,364,812 shares of UPC directly from Philips, and (v) UPC repurchased Philips' remaining equity interest in UPC (73,135,188 shares). The Company effectively owned 100% of UPC as a result of the UPC Transaction, including shares held by a foundation controlled by United which administers the UPC stock plan for the benefit of UPC employees and management, pursuant to UPC's equity incentive plans. The final purchase price (excluding transaction-related costs) was $425.2 million, comprised of $168.7 million for the purchase by the Company and repayment by UPC of UPC's PIK Notes, $33.2 million allocated to the purchase by UPC of 6,338,302 shares of the Company's Class A Common Stock and $223.3 million allocated to the purchase of Philips' interest in UPC. The UPC Transaction was funded by a long-term revolving credit facility through UPC with a syndicate of banks ($151.5 million), a bridge bank facility through a subsidiary of UPC ($111.2 million) and a cash investment by the Company of $162.5 million.

                             UNITEDGLOBALCOM, INC.

Details of the net assets acquired, based on a preliminary allocation of the purchase price, which were denominated in Dutch guilders and translated to U.S. dollars using the exchange rate on the date of acquisition, were as follows (in thousands):

Working capital, including cash acquired of $50,872......  $  (7,158)
Investment in United Class A Common Stock................    (33,074)
Investment in affiliated companies.......................   (167,945)
Property, plant and equipment and other long-term
  assets.................................................   (273,988)
Goodwill and other intangible assets.....................   (383,503)
Elimination of United equity investment..................     46,319
Long-term debt...........................................    624,633
Other liabilities........................................     32,216
                                                           ---------
          Total cash paid................................  $(162,500)
                                                           =========

ARGENTINA

In October 1997, the Company completed the sale of all of its cable television assets in Argentina, including the regions of Bahia Blanca, Comodoro, Trelew and Santa Fe (the "Argentina Transaction"). The sale price for Bahia Blanca, Comodoro, Trelew and Santa Fe collectively was $268.2 million, of which $25.3 million consisted of remaining notes payable to sellers from the original acquisitions. From this net sales price of $242.9 million, $29.6 million was paid directly by the buyers to other minority interest stockholders, resulting in net proceeds to the Company of approximately $211.1 million. The payment was received in full in cash. The Company recognized a gain on the transaction of $90.0 million.

TARA

In October 1997, Tara issued shares to third parties in exchange for consideration totaling $2.5 million, thereby diluting the Company's interest in Tara from 100% to 75.0%. A gain of $1.6 million recognized on the transaction was credited to additional paid-in capital in accordance with SAB 51.

SATURN

In July 1997, SaskTel Holdings (New Zealand), Inc. ("SaskTel") purchased a 35.0% equity interest in Saturn by investing New Zealand dollars ("NZ$")29.9 ($19.6) million directly into Saturn for its newly-issued shares, thereby reducing the Company's equity interest in Saturn to 65.0%. A gain of $6.0 million recognized on the transaction was credited to additional paid-in capital in accordance with SAB 51.

PRO FORMA FINANCIAL INFORMATION FOR THE YEAR ENDED FEBRUARY 28, 1998

The following pro forma condensed consolidated operating results for the year ended February 28, 1998 give effect to the UPC Transaction and the Argentina Transaction as if each had occurred at the beginning of the period presented. This pro forma condensed consolidated financial information and notes thereto do not purport to represent what the Company's results of operations would actually have been if

                             UNITEDGLOBALCOM, INC.

such transactions had in fact occurred on such date. The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable.

                                                                  FOR THE YEAR ENDED
                                                                   FEBRUARY 28, 1998
                                                              ---------------------------
                                                              HISTORICAL    PRO FORMA(1)
                                                              -----------   -------------
                                                              (IN THOUSANDS, EXCEPT SHARE
                                                                AND PER SHARE AMOUNTS)
Revenue.....................................................  $   98,622     $  244,394
                                                              ==========     ==========
Net loss before extraordinary charge........................  $ (263,441)    $ (395,723)
                                                              ==========     ==========
Net loss....................................................  $ (342,532)    $ (474,814)
                                                              ==========     ==========
Net loss per common share:
  Basic and diluted loss before extraordinary charge........  $    (3.43)    $    (5.62)
  Extraordinary charge......................................       (1.03)         (1.12)
                                                              ----------     ----------
  Basic and diluted net loss................................  $    (4.46)    $    (6.74)
                                                              ==========     ==========
Weighted-average number of shares outstanding...............  77,033,786     70,695,484
                                                              ==========     ==========

---------------

(1) Represents elimination of historical statement of operations balances for the Argentina systems and elimination of the gain recorded on the Argentina Transaction, as well as inclusion of the historical amounts included in UPC's consolidated statement of operations for the period from January 1, 1997 to December 10, 1997, additional depreciation and amortization related to the step-up in basis in tangible assets and additional goodwill, the net decrease in equity in losses of affiliated companies, and the net increase in interest expense as a result of the UPC Transaction.

4. CASH AND CASH EQUIVALENTS, RESTRICTED CASH AND SHORT-TERM LIQUID INVESTMENTS

                                                                AS OF DECEMBER 31, 1999
                                                  ---------------------------------------------------
                                                   CASH AND                  SHORT-TERM
                                                     CASH       RESTRICTED     LIQUID
                                                  EQUIVALENTS      CASH      INVESTMENTS     TOTAL
                                                  -----------   ----------   -----------   ----------
                                                                    (IN THOUSANDS)
Cash............................................  $1,046,827     $18,217      $     --     $1,065,044
Certificates of deposit.........................      52,000          --       293,497        345,497
Commercial paper................................     803,088          --       182,486        985,574
Corporate bonds.................................      24,000          --       126,179        150,179
Government securities...........................          --          --        27,527         27,527
                                                  ----------     -------      --------     ----------
          Total.................................  $1,925,915     $18,217      $629,689     $2,573,821
                                                  ==========     =======      ========     ==========

                                                                AS OF DECEMBER 31, 1998
                                                  ---------------------------------------------------
                                                   CASH AND                  SHORT-TERM
                                                     CASH       RESTRICTED     LIQUID
                                                  EQUIVALENTS      CASH      INVESTMENTS     TOTAL
                                                  -----------   ----------   -----------   ----------
                                                                    (IN THOUSANDS)
Cash............................................  $   18,766     $17,215      $     --     $   35,981
Certificates of deposit.........................          --          --         4,000          4,000
Commercial paper................................      16,580          --        10,541         27,121
Corporate bonds.................................          --          --        15,935         15,935
Government securities...........................         262          --        11,022         11,284
                                                  ----------     -------      --------     ----------
          Total.................................  $   35,608     $17,215      $ 41,498     $   94,321
                                                  ==========     =======      ========     ==========

                             UNITEDGLOBALCOM, INC.

5. INVESTMENTS IN AFFILIATES, ACCOUNTED FOR UNDER THE EQUITY METHOD

                                                          AS OF DECEMBER 31, 1999
                                ---------------------------------------------------------------------------
                                                            CUMULATIVE
                                                             SHARE IN    CUMULATIVE
                                 INVESTMENTS    DIVIDENDS   RESULTS OF   TRANSLATION   VALUATION
                                IN AFFILIATES   RECEIVED    AFFILIATES   ADJUSTMENTS   ALLOWANCE    TOTAL
                                -------------   ---------   ----------   -----------   ---------   --------
                                                              (IN THOUSANDS)
Europe:
  SBS.........................     $ 99,621      $    --     $ (5,421)     $ 2,858        $--      $ 97,058
  Tevel.......................      100,679       (6,180)     (12,108)       3,761         --        86,152
  Melita......................       14,062           --        2,066       (2,417)        --        13,711
  Iberian Programming.........       11,947           --         (460)       2,828         --        14,315
  Xtra Music..................        9,913           --       (2,476)        (640)        --         6,797
  Other.......................       27,447           --          (65)      (1,048)        --        26,334
Asia/Pacific:
  XYZ Entertainment...........       44,306           --      (18,564)       2,804         --        28,546
  Pilipino Cable
     Corporation..............       14,950           --       (3,004)      (2,588)        --         9,358
  Hunan International TV......        6,061           --       (2,477)          16         --         3,600
  Other.......................          350           --           --           --         --           350
Latin America:
  Megapo......................       32,496       (1,408)      (1,618)      (9,382)        --        20,088
  MGM Networks LA(1)..........       11,988           --      (11,988)          --         --            --
  Jundiai.....................        6,032       (1,572)          72       (1,334)                   3,198
  Other.......................            2           --           --           --         --             2
                                   --------      -------     --------      -------        ---      --------
          Total...............     $379,854      $(9,160)    $(56,043)     $(5,142)       $--      $309,509
                                   ========      =======     ========      =======        ===      ========

                                                        AS OF DECEMBER 31, 1998
                               -------------------------------------------------------------------------
                                                         CUMULATIVE
                               INVESTMENTS                SHARE IN    CUMULATIVE
                                   IN        DIVIDENDS   RESULTS OF   TRANSLATION   VALUATION
                               AFFILIATES    RECEIVED    AFFILIATES   ADJUSTMENTS   ALLOWANCE    TOTAL
                               -----------   ---------   ----------   -----------   ---------   --------
                                                            (IN THOUSANDS)
Europe:
  UTH........................   $135,290      $    --    $ (11,447)    $  8,288      $    --    $132,131
  Tevel......................     96,340       (6,090)        (390)        (306)          --      89,554
  Melita.....................     14,078           --          997          724           --      15,799
  Monor......................     11,301           --       (2,601)      (7,849)          --         851
  Iberian Programming........     14,082           --       (7,418)         (25)          --       6,639
  Xtra Music.................      5,326           --         (536)         252           --       5,042
  Other......................     14,532           --       (3,876)         176           --      10,832
Asia/Pacific:
  Saturn.....................     49,808           --      (23,138)      (2,881)          --      23,789
  XYZ Entertainment..........     44,306           --      (18,537)         111           --      25,880
  Pilipino Cable
     Corporation.............     11,673           --       (2,812)      (2,824)          --       6,037
  Hunan International TV.....      6,073           --       (2,435)          16           --       3,654
  Telefenua..................     18,599           --      (14,215)          --       (4,384)         --
  Other......................        350           --           --           --           --         350
Latin America:
  VTR........................    112,052           --      (17,203)      (9,874)          --      84,975
  Megapo.....................     32,496       (1,471)      (1,122)     (11,067)          --      18,836
  MGM Networks LA(1).........      5,687           --       (5,687)          --           --          --
  Jundiai....................      6,797           --         (587)      (1,089)          --       5,121
                                --------      -------    ---------     --------      -------    --------
          Total..............   $578,790      $(7,561)   $(111,007)    $(26,348)     $(4,384)   $429,490
                                ========      =======    =========     ========      =======    ========

---------------

(1) Includes an accrued funding obligation of $3.0 and $2.9 million at December 31, 1999 and 1998, respectively. The Company would face significant and punitive dilution if it did not make the requested fundings.

                             UNITEDGLOBALCOM, INC.

As of December 31, 1999 and 1998, the Company had the following differences related to the excess of its cost over its proportionate interest in each affiliate's net tangible assets included in the above table. Such differences are being amortized over 15 years.

                                                AS OF DECEMBER 31, 1999       AS OF DECEMBER 31, 1998
                                               --------------------------    --------------------------
                                                 BASIS       ACCUMULATED       BASIS       ACCUMULATED
                                               DIFFERENCE    AMORTIZATION    DIFFERENCE    AMORTIZATION
                                               ----------    ------------    ----------    ------------
                                                                    (IN THOUSANDS)
Europe:
  SBS........................................   $109,080       $ (2,828)      $     --       $     --
  Tevel......................................     82,010         (7,947)        80,644         (3,351)
  Melita.....................................     11,673         (1,242)        12,898           (451)
  Iberian Programming........................     11,941           (521)         2,216            (85)
  Xtra Music.................................      5,511           (246)         3,585            (73)
  Other......................................         --             --          9,985           (404)
Asia/Pacific:
  XYZ Entertainment..........................     25,791         (1,609)        23,595             --
  Saturn.....................................         --             --         12,733         (1,005)
Latin America:
  VTR........................................         --             --         19,994         (1,941)
  Megapo.....................................     20,518         (6,983)        19,583         (5,767)
                                                --------       --------       --------       --------
          Total..............................   $266,524       $(21,376)      $185,233       $(13,077)
                                                ========       ========       ========       ========

Condensed financial information for UPC, stated in U.S. dollars, is presented below:

                                                                   FOR THE YEAR
                                                                      ENDED
                                                                   DECEMBER 31,
                                                                     1997(1)
                                                                  --------------
                                                                  (IN THOUSANDS)
    Revenue.....................................................    $ 172,951
    Operating, selling, general and administrative expense......     (121,833)
    Depreciation and amortization...............................      (68,148)
                                                                    ---------
              Net operating loss................................      (17,030)
    Interest, net...............................................      (32,936)
    Share in results of affiliated companies, net...............      (10,395)
    Other.......................................................      (29,820)
                                                                    ---------
              Net loss..........................................    $ (90,181)
                                                                    =========

---------------

(1) The Company consolidated the results of UPC effective December 11, 1997.

                             UNITEDGLOBALCOM, INC.

6. PROPERTY, PLANT AND EQUIPMENT

                                                                    AS OF DECEMBER 31,
                                                                  -----------------------
                                                                     1999         1998
                                                                  ----------    ---------
                                                                      (IN THOUSANDS)
    Cable distribution networks.................................  $1,826,781    $ 255,702
    Subscriber premises equipment and converters................     451,505      252,250
    MMDS/DTH distribution facilities............................     144,593       62,872
    Office equipment, furniture and fixtures....................     103,869       30,415
    Buildings and leasehold improvements........................     162,522       11,236
    Other.......................................................     173,091       40,150
                                                                  ----------    ---------
                                                                   2,862,361      652,625
              Accumulated depreciation..........................    (482,524)    (201,183)
                                                                  ----------    ---------
              Net property, plant and equipment.................  $2,379,837    $ 451,442
                                                                  ==========    =========

7. GOODWILL AND OTHER INTANGIBLE ASSETS

                                                                    AS OF DECEMBER 31,
                                                                  ----------------------
                                                                     1999         1998
                                                                  ----------    --------
                                                                      (IN THOUSANDS)
    Europe:
      @Entertainment............................................  $  935,867    $     --
      UPC Nederland.............................................     763,714          --
      Stjarn....................................................     430,606          --
      Telekabel Group...........................................     177,800     206,092
      UPC France................................................     117,787          --
      UPC Norge.................................................      85,405      87,563
      Kabel Plus................................................      85,330          --
      UPC Magyarorszag..........................................      55,068      51,550
      UPC.......................................................      29,406          --
      Monor.....................................................      24,420          --
      UPC Slovak................................................      23,026          --
      UPC Belgium...............................................      20,994      22,322
      Other.....................................................      12,932      12,971
    Asia/Pacific:
      Austar United.............................................     114,882          --
      Austar....................................................          --      60,071
    Latin America:
      VTR.......................................................     223,484          --
      TV Show Brasil............................................       8,298      16,161
      Cable Star................................................       5,916       7,887
                                                                  ----------    --------
                                                                   3,114,935     464,617
              Accumulated amortization..........................    (170,133)    (39,683)
                                                                  ----------    --------
              Net goodwill and other intangible assets..........  $2,944,802    $424,934
                                                                  ==========    ========

                             UNITEDGLOBALCOM, INC.

8. SHORT-TERM DEBT

                                                                  AS OF DECEMBER 31,
                                                                  ------------------
                                                                    1999      1998
                                                                  --------   -------
                                                                    (IN THOUSANDS)
    Stjarn Seller's Note (Note 3)...............................  $100,000   $    --
    Stjarn Credit Facility......................................    39,333        --
    A2000 Bank Facility (Note 10)...............................    20,575        --
    Other UPC...................................................     4,355    33,504
    Other Latin America and Asia/Pacific........................     9,033    59,875
                                                                  --------   -------
              Total short-term debt.............................  $173,296   $93,379
                                                                  ========   =======

Carrying value approximates fair value for these short-term facilities.

STJARN CREDIT FACILITY

In December 1998, Stjarn's parent company entered into a Swedish Kronor ("SEK")
521.0 ($61.3) million loan agreement with a bank to refinance certain debt. The loan currently consists of an A facility, a medium term loan in the amount of SEK371.0 ($43.6) million and a revolving credit facility in the amount of SEK150.0 ($17.6) million. These facilities bear interest at the rate of Stockholm Interbank Offered Rate ("STIBOR") plus a margin of 0.75% to 1.25%. As a result of UPC's acquisition of Stjarn, both the A facility and the revolving facility are now due on March 31, 2000.

9. SENIOR DISCOUNT NOTES AND SENIOR NOTES

                                                                    AS OF DECEMBER 31,
                                                                  -----------------------
                                                                     1999         1998
                                                                  ----------   ----------
                                                                      (IN THOUSANDS)
    United 1998 Notes...........................................  $  991,568   $  893,003
    United 1999 Notes...........................................     224,426           --
    United Old Notes............................................          --          412
    UPC USD Senior Notes due 2009...............................     759,442           --
    UPC 10.875% Euro Senior Notes due 2009......................     301,878           --
    UPC USD Senior Discount Notes due 2009......................     421,747           --
    UPC 10.875% USD Senior Notes due 2007.......................     191,852           --
    UPC 10.875% Euro Senior Notes due 2007......................     100,625           --
    UPC 11.25% USD Senior Notes due 2009........................     239,905           --
    UPC 11.25% Euro Senior Notes due 2009.......................     100,894           --
    UPC 13.375% USD Senior Discount Notes due 2009..............     255,786           --
    UPC 13.375% Euro Senior Discount Notes due 2009.............     102,847           --
    @Entertainment 1999 Senior Discount Notes...................     141,807           --
    @Entertainment 1998 Senior Discount Notes...................     115,984           --
    @Entertainment 1999 Series C Senior Discount Notes..........      11,841           --
    PCI Discount Notes..........................................      16,457           --
    United A/P Notes............................................     407,945      356,640
                                                                  ----------   ----------
                                                                   4,385,004    1,250,055
              Less current portion..............................          --         (412)
                                                                  ----------   ----------
              Total senior discount notes.......................  $4,385,004   $1,249,643
                                                                  ==========   ==========

                             UNITEDGLOBALCOM, INC.

UNITED 1998 NOTES

In February 1998, the Company sold in a private transaction $1,375.0 million principal amount at maturity of 10.75% senior secured discount notes due 2008. The United 1998 Notes were issued at a discount from their principal amount at maturity, resulting in gross proceeds to United of approximately $812.2 million. The Company used approximately $531.8 million of the proceeds from the United 1998 Notes to complete a tender offer for the Company's existing 14.0% senior secured discount notes due 1999 (collectively, the "United Old Notes") and the consent solicitation that the Company conducted concurrently therewith. The Company commenced the tender offer on January 7, 1998, and the tender offer expired on February 4, 1998, with over 99.8% of the United Old Notes being validly tendered. The Company subsequently purchased $0.5 million principal amount at maturity of the United Old Notes on the open market, leaving approximately $0.5 million principal amount at maturity outstanding as of February 28, 1998. The United Old Notes redeemed had an aggregate accreted value of approximately $466.2 million as of February 5, 1998. The tender premium of approximately $65.6 million, combined with the write-off of unamortized deferred financing costs and other transaction-related costs totaling approximately $13.5 million, resulted in an extraordinary charge of $79.1 million.

The United 1998 Notes will accrete at 10.75% per annum, compounded semi-annually to an aggregate principal amount of $1,375.0 million on February 15, 2003, at which time cash interest will commence to accrue. Commencing August 15, 2003, cash interest on the United 1998 Notes will be payable on February 15 and August 15 of each year until maturity at a rate of 10.75% per annum. The United 1998 Notes will mature on February 15, 2008, and will be redeemable at the option of the Company on or after February 15, 2003.

The United 1998 Notes are senior secured obligations of the Company that rank senior in right of payment to all future subordinated indebtedness of the Company. The United 1998 Notes are effectively subordinated to all future indebtedness and other liabilities and commitments of the Company's subsidiaries. Under the terms of the indenture governing the United 1998 Notes (the "Indenture"), the Company's subsidiaries are generally prohibited and/or restricted from incurring any liens against their assets other than liens incurred in the ordinary course of business, from paying dividends, and from making investments in entities that are not "restricted" by the terms of the Indenture. The Company has the option to invest in "unrestricted entities" in an aggregate amount equal to the sum of $100.0 million plus the aggregate amount of net cash proceeds from sales of equity, net of payments made on its preferred stock plus net proceeds from certain litigation settlements. The Indenture generally prohibits the Company from incurring additional indebtedness with the exception of a general allowance of $75.0 million for debt maturing on or after February 15, 2008, certain guarantees totaling $15.0 million, refinancing indebtedness, normal indebtedness to restricted affiliates and other letters of credit in the ordinary course of business. The Indenture also limits the amount of additional debt that its subsidiaries or controlled affiliates may borrow, or preferred shares that they may issue. Generally, additional borrowings, when added to existing indebtedness, must satisfy, among other conditions, at least one of the following tests: (i) 7.0 times the borrower's consolidated operating cash flow; (ii) 1.75 times its consolidated interest expense; or (iii) 225% of the borrower's consolidated invested equity capital. In addition, there must be no existing default under the Indenture at the time of the borrowing. The Indenture also restricts its subsidiaries' ability to make certain asset sales and certain payments.

In conjunction with the United Old Notes, the Company issued 394,000 warrants, including related put rights (the "Warrants") to purchase a total of 3,573,398 shares of Class A Common Stock at a price of $7.50 per share. At any time between January 31, 1996 and March 1, 1996, the Warrant holders had the right to require the Company to repurchase all or a part of the Warrants for $28.34 per Warrant. Holders of the Warrants required the Company to purchase 76,070 Warrants to purchase 689,864 shares of Class A Common Stock for a cost of $2.2 million on March 1, 1996. The remaining value assigned to the

                             UNITEDGLOBALCOM, INC.

Warrants of $9.0 million was reclassified to additional paid-in capital on March 1, 1996. The remaining 317,930 outstanding Warrants (representing 2,883,600 shares of Class A Common Stock) were exercised during 1999, resulting in proceeds of $21.6 million.

UNITED 1999 NOTES

On April 29, 1999, the Company sold in a private transaction $355.0 million principal amount at maturity of 10.875% senior discount notes due 2009. The United 1999 Notes were issued at a discount from their principal amount at maturity, resulting in gross proceeds to United of approximately $208.9 million. The United 1999 Notes will accrete at 10.875% per annum, compounded semi-annually, to an aggregate principal amount of $355.0 million on May 1, 2004. Commencing November 1, 2004, cash interest on the United 1999 Notes will begin to accrue, payable on May 1 and November 1 of each year until maturity at a rate of 10.875% per annum. The United 1999 Notes will mature on May 15, 2009, and are redeemable after May 1, 2004 at premiums declining to par on May 1, 2007. Additionally, subject to certain limitations, prior to May 1, 2002, United may redeem an aggregate of 35.0% of the United 1999 Notes at the Company's option with the net proceeds from one or more public offerings or certain asset sales. The United 1999 Notes are senior, general, unsecured obligations, ranking equally in right of payment to existing and future senior, unsecured obligations, senior to all future junior obligations and effectively junior to existing secured obligations, including the United 1998 Notes.

UPC USD SENIOR NOTES DUE 2009, UPC 10.875% EURO SENIOR NOTES DUE 2009 AND UPC USD SENIOR DISCOUNT NOTES DUE 2009 (COLLECTIVELY THE "UPC JULY 1999 NOTES")

In July 1999, UPC completed a private placement bond offering consisting of $800.0 million ten-year 10.875% Senior Notes due 2009, E300.0 million of ten-year 10.875% Senior Notes due 2009 and $735.0 million aggregate principal amount of ten-year 12.5% Senior Discount Notes due 2009. The UPC Senior Discount Notes due 2009 were sold at 54.5% of face value amount yielding gross proceeds of approximately $400.7 million, and will accrue but not pay interest until 2005. Interest payments on the Senior Notes due 2009 will be due semi-annually, commencing February 1, 2000. The indentures governing the UPC July 1999 Notes place certain limitations on UPC's ability, and the ability of its subsidiaries, to borrow money, issue capital stock, pay dividends in stock or repurchase stock, make investments, create certain liens, engage in certain transactions with affiliates, and sell certain assets or merge with or into other companies. Concurrent with the closing of the UPC July 1999 Notes offering, UPC entered into a cross-currency swap, swapping the $800.0 million UPC Senior Notes due 2009 into fixed and variable rate Euro notes with a notional amount totaling E754.7 million. One half of the Euro notes have a fixed interest rate of 8.54% through August 1, 2004, thereafter switching to a variable interest rate of Euro Interbank Offered Rate ("EURIBOR") plus 4.15%, for an initial rate of 7.1%.

UPC 10.875% USD AND EURO SENIOR NOTES DUE 2007, UPC 11.25% USD AND EURO SENIOR NOTES DUE 2009 AND UPC 13.375% USD AND EURO SENIOR DISCOUNT NOTES DUE 2009 (COLLECTIVELY THE "UPC OCTOBER 1999 NOTES")

In October 1999, UPC completed a private placement bond offering consisting of six tranches: $200.0 million and E100.0 million of eight-year 10.875% Senior Notes due 2007; $252.0 million and E101.0 million of ten-year 11.25% Senior Notes due 2009 and $478.0 million and E191.0 million aggregate principal amount of ten-year 13.375% Senior Discount Notes due 2009. The Senior Discount Notes were sold at 52.3% of the face amount yielding gross proceeds of $250.0 million and E100.0 million and will accrue but not pay interest until November 2004. UPC then entered into cross-currency swaps, swapping the $252.0 million 11.25% coupon into fixed and variable rate Euro notes with a notional amount totaling E240.2 million, and swapping the $200.0 million 10.875% coupon into fixed and variable rate Euro notes with a notional amount totaling E190.7 million. Of the former swap, E120.1 million have a fixed interest

                             UNITEDGLOBALCOM, INC.

rate of 9.9% through November 1, 2004, thereafter switching to a variable rate of EURIBOR + 4.8%. The remaining E120.1 million have a variable interest rate of EURIBOR + 4.80%. Of the latter swap, E95.4 million have a fixed interest rate of 9.9% through November 1, 2004, thereafter switching to a variable rate of EURIBOR + 4.8%. The remaining E95.4 million have a variable interest rate of EURIBOR + 4.8%.

@ENTERTAINMENT 1999 SENIOR DISCOUNT NOTES, @ENTERTAINMENT 1998 SENIOR DISCOUNT NOTES AND @ENTERTAINMENT 1999 SERIES C SENIOR DISCOUNT NOTES (COLLECTIVELY THE "@ENTERTAINMENT NOTES")

In January 1999, @Entertainment sold 256,800 units consisting of Senior Discount Notes due 2009 and warrants to purchase 1,813,665 shares of @Entertainment's common stock. The @Entertainment 1999 Senior Discount Notes were issued at a discount to their aggregate principal amount at maturity yielding gross proceeds of approximately $100.0 million. Cash interest on the @Entertainment 1999 Senior Discount Notes will not accrue prior to February 1, 2004. Thereafter, cash interest will accrue at a rate of 14.5% per annum, payable semi-annually in arrears on August 1 and February 1 of each year, commencing August 1, 2004. In connection with the acquisition of @Entertainment, UPC acquired all of the existing warrants held in connection with the @Entertainment 1999 Senior Discount Notes.

In July 1998, @Entertainment sold 252,000 units, consisting of 14.5% Senior Discount Notes due 2008 and warrants entitling the warrant holders to purchase 1,824,514 shares of @Entertainment common stock. This offering generated approximately $125.1 million in gross proceeds to @Entertainment. The @Entertainment 1998 Senior Discount Notes are unsubordinated and unsecured obligations of @Entertainment. Cash interest will not accrue prior to July 15, 2003. After that, cash interest will accrue at a rate of 14.5% per year and will be payable semi-annually in arrears on January 15 and July 15 of each year, beginning January 15, 2004. The @Entertainment 1998 Senior Discount Notes will mature on July 15, 2008. In connection with the acquisition of @Entertainment, UPC acquired all of the existing warrants held in connection with the @Entertainment 1998 Senior Discount Notes.

Pursuant to the terms of the @Entertainment indenture, @Entertainment repurchased $49.1 million aggregate principal amount at maturity of these notes for $26.5 million as a result of UPC's acquisition of @Entertainment.

In January 1999, @Entertainment sold $36.0 million aggregate principal amount at maturity of Series C Senior Discount Notes generating approximately $9.8 million of gross proceeds. The @Entertainment 1999 Series C Senior Discount Notes are senior unsecured obligations of @Entertainment. Original issue discount will accrete from January 20, 1999, until maturity on July 15, 2008. Cash interest will accrue beginning July 15, 2004 at a rate of 7.0% per year on the principal amount at maturity, and will be payable semi-annually in arrears, on July 15 and January 15 of each year beginning January 15, 2005.

PCI DISCOUNT NOTES

Poland Communications, Inc. ("PCI"), @Entertainment's major operating subsidiary, sold $130.0 million of discount notes in October 1996. The PCI Discount Notes bear interest at 9.875%, payable on May 1 and November 1 of each year. The PCI Discount Notes mature on November 1, 2003. Pursuant to the terms of the PCI indenture, @Entertainment repurchased a majority of the PCI Discount Notes in November 1999 as a result of UPC's acquisition of @Entertainment.

UNITED A/P NOTES

The 14.0% senior notes were issued by United A/P in May 1996 and September 1997 at a discount from their principal amount of $488.0 million, resulting in gross proceeds of $255.0 million. On and after May 15, 2001, cash interest will accrue and will be payable semi-annually on each May 15 and

                             UNITEDGLOBALCOM, INC.

November 15, commencing November 15, 2001. The United A/P Notes are due May 15, 2006. Effective May 16, 1997, the interest rate on these notes increased by an additional 0.75% per annum to 14.75%. On October 14, 1998, United A/P consummated an equity sale resulting in gross proceeds to United A/P of $70.0 million, reducing the interest rate from 14.75% to 14.0% per annum. Due to the increase in the interest rate effective May 16, 1997 until consummation of the equity sale, the United A/P Notes will accrete to a principal amount of $492.9 million on May 15, 2001, the date cash interest begins to accrue.

In November 1997, pursuant to the terms of the indentures governing the United A/P Notes, United A/P issued warrants to purchase 488,000 shares of its common stock. The warrants are exercisable through May 15, 2006 at a price of $10.45 per share, which would result in gross proceeds of $5.1 million upon exercise. The warrants were valued at $3.7 million and have been reflected as an additional discount to the United A/P Notes on a pro-rata basis and as an increase in additional paid-in capital. Warrants to acquire 50 shares were exercised November 24, 1999.

10. OTHER LONG-TERM DEBT

                                                                   AS OF DECEMBER 31,
                                                                  ---------------------
                                                                     1999        1998
                                                                  ----------   --------
                                                                     (IN THOUSANDS)
    UPC Senior Credit Facility..................................  $  359,720   $     --
    New Telekabel Facility......................................     256,861         --
    A2000 Facilities............................................     209,132         --
    CNBH Facility...............................................     122,317         --
    Rhone Vision Cable Credit Facility..........................      61,360         --
    RCF Facility................................................      31,852         --
    UPC DIC Loan................................................      39,366     84,214
    Mediareseaux Facility.......................................      45,193     21,346
    Monor Facility..............................................      33,488         --
    Videopole Facility..........................................       7,752         --
    Other UPC...................................................      50,345      3,821
    UPC Senior Revolving Credit Facility........................          --    512,179
    UPC Bridge Bank Facility....................................          --     60,063
    VTR Bank Facility...........................................     176,000         --
    New Austar Bank Facility....................................     202,703     67,352
    Saturn Bank Facility........................................      57,685         --
    Other Asia/Pacific..........................................       2,263      2,923
    Other Latin America.........................................         594         --
                                                                  ----------   --------
                                                                   1,656,631    751,898
              Less current portion..............................     (52,180)   (62,252)
                                                                  ----------   --------
              Total other long-term debt........................  $1,604,451   $689,646
                                                                  ==========   ========

UPC SENIOR CREDIT FACILITY

On July 27, 1999, several UPC subsidiaries and a syndicate of banks executed a Loan and Note Issuance Agreement for a E1.0 ($1.1) billion multicurrency senior secured credit facility. The UPC Senior Credit Facility matures on July 27, 2006 and is comprised of two tranches. The E750.0 ($755.1) million Tranche A is a senior secured reducing revolving credit facility. Tranche B is a E250.0 ($251.7) million term loan credit facility. The UPC Senior Credit Facility bears interest at EURIBOR (for borrowings in euro) and at the London Interbank Offered Rate ("LIBOR") (for all other borrowings) plus a margin of between 0.75% and 2.0% (which shall be at least 1.5% for the first six months following closing) plus an

                             UNITEDGLOBALCOM, INC.

additional cost of funding calculation. In addition to repayment of UPC's existing revolving credit facility, proceeds from the UPC Senior Credit Facility were used to fund acquisitions, repay certain intercompany debts, pay interest on funds downstreamed from the proceeds of high yield issues, general corporate purposes, capital expenditures and other permitted distributions. Borrowings under the UPC Senior Credit Facility are limited by financial ratio tests. The UPC Senior Credit Facility contains change in control provisions related to UPC's ownership in certain subsidiaries and United's ownership of UPC. In addition, the UPC Senior Credit Facility limits acquisitions funded by loan proceeds to E400.0 ($402.7) million over the life of the UPC Senior Credit Facility. The UPC Senior Credit Facility contains certain financial covenants and restrictions on UPC and its subsidiaries' ability to make dividends or other payments to UPC, incur indebtedness, dispose of assets and merge and enter into affiliate transactions. Net proceeds of certain disposals are required to be used to prepay the facility.

NEW TELEKABEL FACILITY

In March 1999, UPC Nederland replaced their existing facility with a senior facility. The New Telekabel Facility consists of a E340.0 ($342.3) million revolving facility to N.V. Telekabel, a subsidiary of UPC Nederland, that will convert to a term facility on December 31, 2001. The New Telekabel Facility includes E5.0 ($5.0) million in the form of an overdraft facility that will be available until December 31, 2007. The New Telekabel Facility bears interest at EURIBOR plus a margin between 0.75% and 2.00% based on leverage multiples tied to certain measures of net operating cash flow.

A2000 FACILITIES

In January 1996, A2000 and one of its subsidiaries entered into bank facilities of NLG90.0 ($41.1) million and NLG375.0 ($171.2) million, respectively. In October 1996, a subsidiary of A2000 entered into a bank facility of NLG45.0 ($20.5) million. These facilities have between nine- and ten-year terms and interest rates of Amsterdam Interbank Offered Rate ("AIBOR") plus 0.75% or AIBOR plus 0.7% or fixed rates (fixed prior to each advance) increased by 0.7% or 0.75% per annum. The facilities also restrict the borrowers from incurring additional indebtedness and from paying dividends and distributions, subject to certain exceptions.

CNBH FACILITY

In February 1998, CNBH entered into a secured NLG250.0 ($114.2) million ten-year term facility with a syndicate of banks. In January 1999, this facility was increased to NLG274.0 ($125.1) million. The CNBH Facility bears interest at AIBOR plus a margin between 0.7% and 0.75%. Beginning in 2001, CNBH will be required to apply 50.0% of its excess cash flow to prepayment of its facility. In connection with this facility, CNBH also entered into a NLG5.0 ($2.3) million ten-year term working capital facility with a bank.

RHONE VISION CABLE CREDIT FACILITY

In July 1996, Rhone Vision Cable, a subsidiary of Time Warner Cable France, entered into a FFR680.0 ($104.4) million credit facility with a bank to finance construction and installation of Rhone Vision Cable networks. The facility bears interest at LIBOR plus 1.0%, payable quarterly. The facility must be repaid by the earlier of June 30, 2002 or six months after network completion.

RCF FACILITY

In 1990, RCF and six of its subsidiaries entered into a FFR160.0 ($24.6) million credit facility with a consortium of banks to finance working capital and operations. In 1995 this facility was amended and extended to FFR252.4 ($38.7) million to refinance three further credit facilities entered into by other

                             UNITEDGLOBALCOM, INC.

subsidiaries of RCF. The loan bears interest at PIBOR (the French interbank offer rate) plus 1.5%, payable in arrears quarterly. The loan is to be repaid in yearly installments of FFR34.6 ($5.3) million beginning at the end of 1999 until December 31, 2005.

UPC DIC LOAN

In November 1998, a subsidiary of Discount Investment Corporation ("DIC") loaned UPC a total of $90.0 million to acquire the additional interests in Tevel and Melita. The UPC DIC Loan matures in November 2000 and bears interest at 8.0% and is payable, together with 106.0% of the principal amount, on maturity. In connection with the UPC DIC Loan, UPC granted to an affiliate of DIC an option to acquire a total of $90.0 million, plus accrued interest, of ordinary shares of UPC at a price equal to 90.0% of the initial public offering price. UPC allocated the $90.0 million in loan proceeds between the debt instrument and the equity option element on the basis of relative fair values. In February 1999, the option agreement was amended, resulting in a grant of two options of $45.0 million each to acquire ordinary shares of UPC. DIC then exercised the first option for $45.0 million, paying in cash and acquiring 4.7 million ordinary shares of UPC. UPC repaid $45.0 million of the UPC DIC Loan and accrued interest with proceeds received from the option exercise. The remaining option is exercisable until September 30, 2000.

MEDIARESEAUX FACILITY

In July 1998, Mediareseaux entered into a 9.5 year term facility with a bank for an amount of FFR680.0 ($104.4) million. The Mediareseaux Facility bears interest at LIBOR plus a margin ranging from 0.75% to 2.0%. The availability of the facility depends on revenue generated and debt to equity ratios. The availability period ends at December 31, 2002. The repayment period starts from January 1, 2003 to final maturity in 2007. During the repayment period, Mediareseaux must apply 50.0% of its excess cash flow in prepaying the facility. In July 1998, Mediareseaux secured a 9.5 year FFR20.0 ($3.1) million overdraft facility, subject to the same terms and conditions as the Mediareseaux Facility except that the availability tests are not applicable.

MONOR FACILITY

In September 1997, Monor entered into a $42.0 million term loan facility with a syndicate of banks. The proceeds of the Monor facility were used to repay indebtedness and for capital expenditures in the build-out of Monor's network. Monor's facility matures on December 31, 2006 and bears interest at LIBOR plus 1.5%. Monor entered into an interest rate swap agreement with a bank, swapping the floating rate to a fixed rate of 6.7% for German marks and 7.8% for U.S. dollars. Monor's facility is secured by a pledge over the shares of Monor and its assets. This facility limits Monor's ability to encumber its assets, incur indebtedness and pay dividends.

VTR BANK FACILITY

On April 29, 1999, VTR entered into a $220.0 million term loan facility in connection with the VTR Acquisition. The VTR Bank Facility consists of two tranches -- Tranche A, with an aggregate principal amount of $140.0 million, and Tranche B, with an aggregate principal amount of $80.0 million. The VTR Bank Facility bears interest at LIBOR plus a margin of 5.0%, increasing by 0.5% every three months beginning April 29, 2001 until maturity on April 29, 2002. The VTR Bank Facility indenture restricts certain investments and payments, including a ceiling on capital expenditures per fiscal year, as well as generally prohibiting VTR from incurring additional indebtedness with the exception of a general allowance of $15.0 million. In addition, VTR must maintain certain financial ratios on a quarterly basis,

                             UNITEDGLOBALCOM, INC.

such as total debt to EBITDA, debt service coverage, senior debt to EBITDA, interest coverage, as well as minimum telephony revenue amounts.

NEW AUSTAR BANK FACILITY

On April 23, 1999, Austar executed a new A$400.0 million ($262.3 million) syndicated senior secured debt facility to refinance the existing bank facility and to fund Austar's subscriber acquisition and working capital needs. The New Austar Bank Facility consists of two sub-facilities: (i) A$200.0 million amortizing term facility ("Tranche 1") and (ii) A$200.0 million cash advance facility ("Tranche 2"). Tranche 1 was used to refinance the existing bank facility, and Tranche 2 is available upon the contribution of additional equity on a 2:1 debt-to-equity basis. The New Austar Bank Facility bears interest at the professional market rate in Australia plus a margin ranging from 1.75% to 2.25% based upon certain debt to cash flow ratios. The New Austar Bank Facility is fully repayable pursuant to an amortization schedule beginning December 31, 2002 and ending March 31, 2006. As of December 31, 1999, Austar has drawn A$200.0 million under Tranche 1 and A$109.0 million under Tranche 2, for a total outstanding balance of A$309.0 ($202.7) million.

SATURN BANK FACILITY

On July 15, 1999, Saturn closed a syndicated senior debt facility in the amount of NZ$125.0 ($65.4) million to fund the completion of Saturn's network. As of December 31, 1999, Saturn had drawn NZ$109.0 ($57.7) million against the facility and expects to draw down the remaining balance by the end of fourth quarter 2000. This debt facility's interest rate has averaged approximately 8.6%, which is 3.0% over the current base rate upon draw-down. The Saturn Bank Facility is repayable over a five year period beginning fourth quarter 2001.

                             UNITEDGLOBALCOM, INC.

FAIR VALUE OF SENIOR DISCOUNT NOTES, SENIOR NOTES AND OTHER LONG-TERM DEBT

Fair value is based on market prices for the same or similar issues. Carrying value is used when a market price is unavailable.

                                                                  CARRYING VALUE   FAIR VALUE
                                                                  --------------   ----------
                                                                        (IN THOUSANDS)
    As of December 31, 1999:
      United 1998 Notes.........................................    $  991,568     $  880,000
      United 1999 Notes.........................................       224,426        205,265
      UPC USD Senior Notes due 2009.............................       759,442        775,969
      UPC 10.875% Euro Senior Notes due 2009....................       301,878        305,652
      UPC USD Senior Discount Notes due 2009....................       421,747        415,275
      UPC 10.875% USD Senior Notes due 2007.....................       191,852        206,525
      UPC 10.875% Euro Senior Notes due 2007....................       100,625        102,639
      UPC 11.25% USD Senior Notes due 2009......................       239,905        262,080
      UPC 11.25% Euro Senior Notes due 2009.....................       100,894        103,665
      UPC 13.375% USD Senior Discount Notes due 2009............       255,786        272,460
      UPC 13.375% Euro Senior Discount Notes due 2009...........       102,847        106,669
      @Entertainment 1999 Senior Discount Notes.................       141,807        146,007
      @Entertainment 1998 Senior Discount Notes.................       115,984        147,948
      @Entertainment 1999 Series C Senior Discount Notes........        11,841         11,841
      PCI Discount Notes........................................        16,457         16,457
      United A/P Notes..........................................       407,945        414,008
      UPC Senior Credit Facility................................       359,720        359,720
      New Telekabel Facility....................................       256,861        256,861
      A2000 Facilities..........................................       209,132        209,132
      CNBH Facility.............................................       122,317        122,317
      Rhone Vision Cable Credit Facility........................        61,360         61,360
      RCF Facility..............................................        31,852         31,852
      UPC DIC Loan..............................................        39,366         39,366
      Mediareseaux Facility.....................................        45,193         45,193
      Monor Facility............................................        33,488         33,488
      Videopole Facility........................................         7,752          7,752
      Other UPC.................................................        50,345         50,345
      VTR Bank Facility.........................................       176,000        176,000
      New Austar Bank Facility..................................       202,703        202,703
      Saturn Bank Facility......................................        57,685         57,685
      Other Asia/Pacific and Latin America......................         2,857          2,857
                                                                    ----------     ----------
              Total.............................................    $6,041,635     $6,029,091
                                                                    ==========     ==========

                             UNITEDGLOBALCOM, INC.

                                                                  CARRYING VALUE   FAIR VALUE
                                                                  --------------   ----------
                                                                        (IN THOUSANDS)
    As of December 31, 1998:
      United 1998 Notes.........................................    $  893,003     $  783,750
      United Old Notes..........................................           412            412
      UPC Senior Revolving Credit Facility......................       512,179        512,179
      UPC Bridge Bank Facility..................................        60,063         60,063
      Mediareseaux Facility.....................................        21,346         21,346
      UPC DIC Loan..............................................        84,214         84,214
      Other UPC.................................................         3,821          3,821
      United A/P Notes..........................................       356,640        246,400
      Austar Bank Facility......................................        67,352         67,352
      Other.....................................................         2,923          2,923
                                                                    ----------     ----------
              Total.............................................    $2,001,953     $1,782,460
                                                                    ==========     ==========

DEBT MATURITIES

The maturities of the Company's senior discount notes, senior notes and other long-term debt are as follows (in thousands):

Year Ended December 31, 2000............................   $   52,180
Year Ended December 31, 2001............................        5,492
Year Ended December 31, 2002............................      255,430
Year Ended December 31, 2003............................       78,662
Year Ended December 31, 2004............................       96,839
Thereafter..............................................    5,553,032
                                                           ----------
          Total.........................................   $6,041,635
                                                           ==========

OTHER FINANCIAL INSTRUMENTS

Interest rate swap agreements are used by the Company from time to time to manage interest rate risk on its floating rate debt facilities. Interest rate swaps are entered into depending on the Company's assessment of the market, and generally are used to convert floating rate debt to fixed rate debt. Interest differentials paid or received under these swap agreements are recognized over the life of the contracts as adjustments to the effective yield of the underlying debt, and related amounts payable to, or receivable from, the counterparties are included in the consolidated balance sheet. Currently, the Company has four interest rate swaps to manage interest rate exposure on the New Austar Bank Facility and one interest rate swap to manage exposure on the Saturn Bank Facility. Two of the swap agreements on the New Austar Bank Facility expire in 2002 and effectively convert an aggregate principal amount of A$50.0 ($32.8) million of variable rate, long-term debt into fixed rate borrowings. The other two swap agreements expire in 2004 and convert an aggregate principal amount of A$100.0 ($65.6) million of variable rate, long-term debt into fixed rate borrowings. The swap agreement on the Saturn Bank Facility effectively converts an aggregate principal amount of NZ$60.6 ($31.7) million of variable rate, long-term debt into fixed rate borrowings. The interest rate swap includes an increasing fixed rate with an additional margin which is expected to decline as the debt to EBITDA ratio declines.

                             UNITEDGLOBALCOM, INC.

11. CONVERTIBLE PREFERRED STOCK

SERIES A

In connection with the Company's acquisition of an additional 40.0% economic interest in Austar in 1995, the Company issued 170,513 shares of par value $0.01 per share Series A Preferred Stock. The Series A Preferred Stock had an initial liquidation value of $175.00 per share and accrued dividends at a rate of 4.0% per annum, compounded quarterly. Each share of Series A Preferred Stock was convertible into the number of shares of the Company's Class A Common Stock equal to the liquidation value at the time of conversion divided by $8.75. During the ten months ended December 31, 1998 a total of 38,369 shares of Series A Preferred Stock were converted into 850,914 shares of Class A Common Stock. During the year ended December 31, 1999, the remaining 132,144 shares of Series A Preferred Stock were converted into 3,006,404 shares of Class A Common Stock.

SERIES B

In connection with the Company's acquisition of certain assets of ECT in July 1998, and the acquisition of an additional interest in XYZ Entertainment in September 1998, the Company issued a total of 139,031 shares of par value $0.01 per share Series B Preferred Stock. The Series B Preferred Stock had an initial liquidation value of $212.50 per share (approximately $29.5 million) and accrues dividends at a rate of 6.5% per annum, compounded quarterly. Each share of Series B Preferred Stock is convertible into the number of shares of the Company's Class A Common Stock equal to the liquidation value at the time of conversion divided by $10.63. The Company is required to redeem the Series B Preferred Stock on June 30, 2008 at a redemption price equal to its then liquidation value plus accrued dividends. During the year ended December 31, 1999 a total of 22,846 shares of Series B Preferred Stock were converted into 487,410 shares of Class A Common Stock. Assuming none of the remaining 116,185 shares of Series B Preferred Stock is converted prior to redemption, the total cost to the Company upon redemption would be approximately $46.6 million. The Company has granted certain rights to holders of the Series B Preferred Stock to register under the Securities Act of 1933 the sale of shares of Class A Common Stock into which the Series B Preferred Stock may be converted.

SERIES C PREFERRED STOCK

In July 1999, the Company issued 425,000 shares of par value $0.01 per share Series C Preferred Stock, resulting in gross and net proceeds to the Company of $425.0 million and $381.6 million, respectively. The purchasers of the Series C Preferred Stock deposited $29.75 million into an account from which the holders will be entitled to quarterly payments in an amount equal to $17.50 per preferred share commencing on September 30, 1999 through June 30, 2000, in cash or Class A Common Stock at United's option. On September 30, 1999 and December 31, 1999 the holders received their quarterly payment in cash. The Series C Preferred Stock had an initial liquidation value of $1,000 per share, and accrues dividends perpetually at a rate of 7.0% per annum, payable quarterly on March 31, June 30, September 30 and December 31 of each year, commencing on September 30, 2000, payable in cash or Class A Common Stock at the Company's option. Each share of Series C Preferred Stock is convertible any time at the option of the holder into the number of shares of the Company's Class A Common Stock equal to the liquidation value at the time of conversion divided by $42.15. The conversion price is subject to adjustment upon the occurrence of certain events. The Company has the right to require conversion on or after December 31, 2000 if the closing price of United's Class A Common Stock has equaled or exceeded 150.0% of the conversion price for a certain period of time, or on or after June 30, 2002 if the closing price of United's Common Stock has equaled or exceeded 130.0% of the conversion price for a certain period of time. On or after June 30, 2002, the Company has the option to redeem the Series C Preferred Stock in certain circumstances in cash or Class A Common Stock. The Series C Preferred Stock

                             UNITEDGLOBALCOM, INC.

ranks senior to United's Class A Common Stock and pari passu with the Company's existing preferred stock. The Company has registered under the Securities Act of 1933 (i) the resale by holders of the Series C Preferred Stock, (ii) the shares of Class A Common Stock issuable in lieu of cash payment of amounts due on a change of control, redemption and dividend payment date and (iii) the shares of Class A Common Stock issuable upon conversion of the Series C Preferred Stock.

SERIES D PREFERRED STOCK

In December 1999, the Company issued 287,500 shares of par value $0.01 per share Series D Preferred Stock, resulting in gross and net proceeds to the Company of $287.5 million and $259.9 million, respectively. The purchasers of the Series D Preferred Stock deposited $20.1 million into an account from which the holders will be entitled to payments in an amount equal to $17.50 per preferred share per quarter commencing on December 31, 1999 through September 30, 2000 in cash or Class A Common Stock at United's option. On December 31, 1999 the holders received their payment in cash. The Series D Preferred Stock had an initial liquidation value of $1,000 per share, and accrues dividends perpetually at a rate of 7.0% per annum, payable quarterly on March 31, June 30, September 30 and December 31 of each year, commencing on December 31, 2000, payable in cash or Class A Common Stock at the Company's option. Each share of Series D Preferred Stock is convertible any time at the option of the holder into the number of shares of the Company's Class A Common Stock equal to the liquidation value at the time of conversion divided by $63.79. The conversion price is subject to adjustment upon the occurrence of certain events. The Company has the right to require conversion on or after June 30, 2001 if the closing price of United's Common Stock has equaled or exceeded 150.0% of the conversion price for a certain period of time, or on or after December 31, 2002 if the closing price of United's Common Stock has equaled or exceeded 130.0% of the conversion price for a certain period of time. On or after December 31, 2002, the Company has the option to redeem the Series D Preferred Stock in certain circumstances in cash or Class A common stock. The Series D Preferred Stock ranks senior to United's common stock and pari passu with the Company's existing preferred stock. The Company has registered under the Securities Act of 1933 (i) the resale by holders of the Series D Preferred Stock, (ii) the shares of common stock issuable in lieu of cash payment of amounts due on a change of control, redemption and dividend payment date and (iii) the shares of common stock issuable upon conversion of the Series D Preferred Stock.

12. STOCKHOLDERS' EQUITY (DEFICIT)

COMMON STOCK

In April 1993, the Company adopted a Restated Certificate of Incorporation pursuant to which the Company authorized the issuance of two classes of common stock, Class A Common Stock and Class B Common Stock. Each share of Class A Common Stock is entitled to one vote per share while each share of Class B Common Stock is entitled to ten votes per share. Each share of Class B Common Stock is convertible at any time at the option of the holder into one share of Class A Common Stock. The two classes of common stock are identical in all other respects.

COMMON STOCK SPLIT

On November 11, 1999, the Board of Directors authorized a two-for-one stock split effected in the form of a stock dividend distributed on November 30, 1999 to shareholders of record on November 22, 1999. The effect of the stock split has been recognized retroactively in all share and per share data in the accompanying consolidated financial statements and notes.

                             UNITEDGLOBALCOM, INC.

CUMULATIVE TRANSLATION ADJUSTMENTS

During the year ended December 31, 1999, the Company recorded a negative change in cumulative translation adjustments of $127.2 million, primarily due to (i) the strengthening of the U.S. dollar compared to the Dutch guilder of approximately 15.9% and (ii) the strengthening of the U.S. dollar compared to the Chilean peso of approximately 12.1%.

TREASURY STOCK

As a result of the UPC Transaction, UPC acquired 6,338,302 shares of the Company's Class A Common Stock, valued at cost on December 11, 1997 at $33.1 million. In November 1998, UPC used 769,062 shares to acquire an additional 5.0% interest in certain Irish programming companies, resulting in 5,569,240 United shares remaining in the treasury at a cost of $29.1 million.

EQUITY TRANSACTIONS OF SUBSIDIARIES

The issuance of warrants, the issuance of convertible debt with an equity component, variable plan accounting for stock options and the recognition of deferred compensation expense by the Company's subsidiaries affects the equity accounts of the Company. The following represents the effect on additional paid-in capital and deferred compensation as a result of these equity transactions:

                                                   FOR THE YEAR ENDED DECEMBER 31, 1999
                                               --------------------------------------------
                                                            AUSTAR     UNITED
                                                  UPC       UNITED    CORPORATE     TOTAL
                                               ---------   --------   ---------   ---------
                                                              (IN THOUSANDS)
Variable plan accounting for stock options...  $ 338,261   $ 40,883     $ --      $ 379,144
Deferred compensation expense................   (180,757)   (40,883)      --       (221,640)
Amortization of deferred compensation........     79,104     22,540      679        102,323
Issuance of warrants.........................     33,025         --       --         33,025
Issuance of convertible debt (UPC DIC
  Loan)......................................     14,875         --       --         14,875
                                               ---------   --------     ----      ---------
          Total..............................  $ 284,508   $ 22,540     $679      $ 307,727
                                               =========   ========     ====      =========

OTHER CUMULATIVE COMPREHENSIVE LOSS

                                                                 AS OF          AS OF
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1999           1998
                                                              ------------   ------------
                                                                    (IN THOUSANDS)
Foreign currency translation adjustments....................   $(217,942)      $(90,788)
Unrealized gain (loss) on available-for-sale securities.....       6,704           (154)
                                                               ---------       --------
          Total.............................................   $(211,238)      $(90,942)
                                                               =========       ========

EMPLOYEE STOCK OPTION PLAN

In May 1993, the Company adopted a stock option plan for certain of its employees (the "Employee Plan"). The Employee Plan is construed, interpreted and administered by the compensation committee (the "Committee"), consisting of all members of the Board of Directors who are not employees of the Company. Members of the Company's Board of Directors who are not employees are not eligible to receive option grants under the Employee Plan. The Committee has the discretion to determine the employees and consultants to whom options are granted, the number of shares subject to the options, the exercise price of the options, the period over which the options become exercisable, the term of the options (including the period after termination of employment during which an option may be exercised) and

                             UNITEDGLOBALCOM, INC.

certain other provisions relating to the option. The maximum number of shares subject to options that may be granted to any one participant under the Employee Plan during any calendar year is 500,000 shares. The maximum term of options granted under the Employee Plan is ten years. Options granted may be either incentive stock options under the Internal Revenue Code of 1986, as amended, or non-qualified stock options. The options vest in equal monthly increments over the four-year period following the date of grant. Vesting would be accelerated upon a change of control in the Company as defined in the Employee Plan. Under the Employee Plan, options to purchase a total of 9,200,000 shares of Class A Common Stock have been authorized, of which 1,727,142 were available for grant as of December 31, 1999.

NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

The Company adopted a stock option plan for non-employee directors effective June 1, 1993 (the "1993 Director Plan"). The Director Plan provides for the grant of an option to acquire 20,000 shares of the Company's Class A Common Stock to each member of the Board of Directors who was not also an employee of the Company (a "non-employee director") on June 1, 1993, and to each person who is newly elected to the Board of Directors as a non-employee director after June 1, 1993, on the date of their election. To allow for additional option grants to non-employee directors, the Company adopted a second stock option plan for non-employee directors effective March 20, 1998 (the "1998 Director Plan," and together with the 1993 Director Plan, the "Director Plans"). Options under the 1998 Director Plan are granted at the discretion of the Company's Board.

The maximum term of options granted under the Director Plans is ten years. Under the 1993 Director Plan, options vest 25% on the first anniversary of the date of grant and the remaining 75% vests in equal monthly increments over the following three year period. Under the 1998 Director Plan, options vest in equal monthly installments over the four year period following the date of grant. Vesting under both Director Plans would be accelerated upon a change in control of the Company as defined in the respective Director Plans. Under the Director Plans, options to purchase a total of 1,960,000 shares of Class A Common Stock have been authorized, of which 1,029,167 were available for grant as of December 31, 1999.

FAIR VALUE OF STOCK OPTIONS

For purposes of the pro forma disclosures presented below, the Company has computed the fair values of all options granted using the Black-Scholes single-option pricing model and the following weighted-average assumptions:

                                                 FOR THE YEAR   FOR THE TEN    FOR THE YEAR
                                                    ENDED       MONTHS ENDED      ENDED
                                                 DECEMBER 31,   DECEMBER 31,   FEBRUARY 28,
                                                     1999           1998           1998
                                                 ------------   ------------   ------------
Risk-free interest rate........................       6.24%          4.60%          5.91%
Expected lives.................................    5 years        7 years        7 years
Expected volatility............................      70.44%         55.34%         53.46%
Expected dividend yield........................          0%             0%             0%

The total fair value of options granted was $47.7 million, $3.7 million, and $2.9 million for the year ended December 31, 1999, the ten months ended December 31, 1998 and the year ended February 28, 1998, respectively. These amounts are amortized using the straight-line method over the vesting period of the options. Cumulative compensation expense recognized in pro forma net income, with respect to options that are forfeited prior to vesting, is adjusted as a reduction of pro forma compensation expense in the period of forfeiture. For the year ended December 31, 1999, the ten months ended December 31, 1998 and the year ended February 28, 1998, stock-based compensation, net of the effect of the forfeitures, was

                             UNITEDGLOBALCOM, INC.

$11.7 million, $2.7 million and $2.8 million, respectively. This stock-based compensation had the following pro forma effect on net income (loss) (in thousands):

                                                    FOR THE TEN
                        FOR THE YEAR ENDED         MONTHS ENDED         FOR THE YEAR ENDED
                         DECEMBER 31, 1999       DECEMBER 31, 1998       FEBRUARY 28, 1998
                       ---------------------   ---------------------   ---------------------
                                    BASIC
                         NET      NET INCOME      NET      NET LOSS       NET      NET LOSS
                        INCOME    PER SHARE      LOSS      PER SHARE     LOSS      PER SHARE
                       --------   ----------   ---------   ---------   ---------   ---------
As reported..........  $636,318     $7.53      $(545,532)   $(7.43)    $(342,532)   $(4.46)
                       ========     =====      =========    ======     =========    ======
Pro forma............  $624,619     $7.39      $(548,226)   $(7.47)    $(345,305)   $(4.50)
                       ========     =====      =========    ======     =========    ======

The fair value method of accounting for stock-based compensation plans recognizes the value of options granted as compensation expense over the option's vesting period and has not been applied to options granted prior to March 1, 1995.

A summary of stock option activity for the Employee Plan is as follows:

                               FOR THE YEAR ENDED         FOR THE TEN MONTHS ENDED        FOR THE YEAR ENDED
                                DECEMBER 31, 1999            DECEMBER 31, 1998            FEBRUARY 28, 1998
                           ---------------------------   --------------------------   --------------------------
                                          WEIGHTED-                    WEIGHTED-                    WEIGHTED-
                                           AVERAGE                      AVERAGE                      AVERAGE
                             NUMBER     EXERCISE PRICE    NUMBER     EXERCISE PRICE    NUMBER     EXERCISE PRICE
                           ----------   --------------   ---------   --------------   ---------   --------------
Outstanding at beginning
  of year................   5,309,526       $ 5.53       5,894,952       $5.92        5,587,702       $5.87
Granted during the
  year...................   1,467,445       $34.11         739,000       $4.94          871,250       $5.50
Cancelled during the
  year...................    (624,095)      $ 6.75        (498,138)      $9.34         (260,212)      $7.41
Exercised during the
  year...................  (1,750,589)      $ 5.67        (826,288)      $5.44         (303,788)      $2.62
                           ----------       ------       ---------       -----        ---------       -----
Outstanding at end of
  year...................   4,402,287       $14.84       5,309,526       $5.53        5,894,952       $5.92
                           ==========       ======       =========       =====        =========       =====
Exercisable at end of
  year...................   2,436,077       $ 6.17       3,362,324       $5.55        4,028,140       $5.77
                           ==========       ======       =========       =====        =========       =====

A summary of stock option activity for the Director Plans is as follows:

                                 FOR THE YEAR ENDED       FOR THE TEN MONTHS ENDED       FOR THE YEAR ENDED
                                  DECEMBER 31, 1999           DECEMBER 31, 1998          FEBRUARY 28, 1998
                              -------------------------   -------------------------   ------------------------
                                           WEIGHTED-                   WEIGHTED-                  WEIGHTED-
                                            AVERAGE                     AVERAGE                    AVERAGE
                               NUMBER    EXERCISE PRICE   NUMBER     EXERCISE PRICE   NUMBER    EXERCISE PRICE
                              --------   --------------   -------    --------------   -------   --------------
Outstanding at beginning of
  year......................   770,000       $ 5.73       520,000        $6.08        560,000       $6.27
Granted during the year.....   150,000       $54.66       330,000        $4.94         40,000       $5.56
Cancelled during the year...  (114,167)      $ 4.30            --           --        (80,000)      $7.13
Exercised during the year...   (87,500)      $ 8.47       (80,000)       $4.75             --          --
                              --------       ------       -------        -----        -------       -----
Outstanding at end of
  year......................   718,333       $15.84       770,000        $5.73        520,000       $6.08
                              ========       ======       =======        =====        =======       =====
Exercisable at end of
  year......................   436,874       $ 5.67       463,956        $6.29        486,666       $6.12
                              ========       ======       =======        =====        =======       =====

                             UNITEDGLOBALCOM, INC.

The combined weighted-average fair values and weighted-average exercise prices of options granted are as follows:

                                FOR THE YEAR ENDED           FOR THE TEN MONTHS ENDED         FOR THE YEAR ENDED
                                 DECEMBER 31, 1999              DECEMBER 31, 1998             FEBRUARY 28, 1998
                           -----------------------------   ----------------------------   --------------------------
                                        FAIR    EXERCISE               FAIR    EXERCISE             FAIR    EXERCISE
    EXERCISE PRICE          NUMBER     VALUE     PRICE      NUMBER     VALUE    PRICE     NUMBER    VALUE    PRICE
    --------------         ---------   ------   --------   ---------   -----   --------   -------   -----   --------
    Less than market
      price..............         --       --        --      150,000   $6.61    $5.19       6,250   $2.15    $4.75
    Equal to market
      price..............  1,486,279   $27.54    $38.41      919,000   $3.00    $4.90     865,000   $3.32    $5.40
    Greater than market
      price..............    131,166   $51.88    $ 8.92           --      --       --      40,000   $1.17    $7.88
                           ---------   ------    ------    ---------   -----    -----     -------   -----    -----
              Total......  1,617,445   $29.52    $36.02    1,069,000   $3.50    $4.94     911,250   $3.21    $5.50
                           =========   ======    ======    =========   =====    =====     =======   =====    =====

The following table summarizes information about employee and director stock options outstanding and exercisable at December 31, 1999:

                                          OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                             ---------------------------------------------   --------------------------
                                            WEIGHTED-
                                             AVERAGE
                                            REMAINING         WEIGHTED-                    WEIGHTED-
                                         CONTRACTUAL LIFE      AVERAGE                      AVERAGE
EXERCISE PRICE RANGE          NUMBER         (YEARS)        EXERCISE PRICE    NUMBER     EXERCISE PRICE
--------------------         ---------   ----------------   --------------   ---------   --------------
$ 2.25-$ 4.75..............  1,606,774         4.92             $ 4.45       1,302,190       $ 4.50
$ 5.13-$ 6.38..............  1,545,924         7.68             $ 5.63         963,921       $ 5.69
$ 6.50-$22.06..............    982,422         6.77             $12.13         578,174       $ 9.07
$31.00-$62.29..............    985,500         9.81             $49.77          28,666       $31.86
                             ---------         ----             ------       ---------       ------
          Total............  5,120,620         7.05             $15.00       2,872,951       $ 6.09
                             =========         ====             ======       =========       ======

SUBSIDIARY STOCK OPTION PLANS

UPC Plan

In June 1996, UPC adopted a stock option plan (the "UPC Plan") for certain of its employees and those of its subsidiaries. There are 18,000,000 total shares available for the granting of options under the UPC Plan, which are held by the Stichting Administratiekantoor UPC (the "Foundation"), which administers the UPC Plan. Each option represents the right to acquire from the Foundation a certificate representing the economic value of one share. Following consummation of the initial public offering, any certificates issued to employees who have exercised their options will be converted into UPC common stock. United appoints the board members of the Foundation and thus controls the voting of the Foundation's common stock. The options are granted at fair market value determined by UPC's Supervisory Board at the time of the grant. The maximum term that the options can be exercised is five years from the date of the grant. In order to introduce the element of "vesting" of the options, the UPC Plan provides that even though the options are exercisable immediately, the shares to be issued or options granted in 1996 vest in equal monthly increments over a three-year period from the effective date set forth in the option grant. In March 1998, the UPC Plan was revised to increase the vesting period for any new grants of options to four years, vesting in equal monthly increments. Upon termination of an employee (except in the case of death, disability or the like), all unvested options previously exercised must be resold to the Foundation at the original purchase price, or all vested options must be exercised, within 30 days of the termination date. The Supervisory Board may alter these vesting schedules in its discretion. An employee has the right at

                             UNITEDGLOBALCOM, INC.

any time to put his certificates or shares from exercised vested options to the Foundation at a price equal to the fair market value. UPC can also call such certificates or shares for a cash payment upon termination in order to avoid dilution, except for certain awards, which cannot be called by UPC until expiration of the underlying options. The UPC Plan also contains anti-dilution protection and provides that, in the case of change of control, the acquiring company has the right to require UPC to acquire all of the options outstanding at the per share value determined in the transaction giving rise to the change of control.

For purposes of the pro forma disclosures presented below, UPC has computed the fair values of all options granted during the year ended December 31, 1999 using the Black-Scholes single-option pricing model and the following weighted-average assumptions:

Risk-free interest rate.....................................    5.76%
Expected life...............................................  5 years
Expected volatility.........................................   56.82%
Expected dividend yield.....................................       0%

The total fair value of options granted was approximately E38.5 ($38.8) million for the year ended December 31, 1999. This amount is amortized using the straight-line method over the vesting period of the options. Cumulative compensation expense recognized in pro forma net income, with respect to options that are forfeited prior to vesting, is adjusted as a reduction of pro forma compensation expense in the period of forfeiture. For the year ended December 31, 1999, stock-based compensation, net of the effect of forfeitures and net of actual compensation expense recorded in the statement of operations was E5.9 ($5.6) million. This stock-based compensation had the following pro forma effect on net income (in thousands):

                                                                           BASIC
                                                                NET      NET INCOME
                                                               INCOME    PER SHARE
                                                              --------   ----------
As reported.................................................  $636,318     $7.53
                                                              ========     =====
Pro forma...................................................  $630,690     $7.46
                                                              ========     =====

                             UNITEDGLOBALCOM, INC.

A summary of stock option activity for the UPC Plan is as follows:

                                                         FOR THE YEAR ENDED DECEMBER 31,
                              --------------------------------------------------------------------------------------
                                         1999                          1998                          1997
                              ---------------------------   ---------------------------   --------------------------
                                             WEIGHTED-                     WEIGHTED-                    WEIGHTED-
                                              AVERAGE                       AVERAGE                      AVERAGE
                                NUMBER     EXERCISE PRICE     NUMBER     EXERCISE PRICE    NUMBER     EXERCISE PRICE
                              ----------   --------------   ----------   --------------   ---------   --------------
                                              (EUROS)                       (EUROS)                      (EUROS)
    Outstanding at beginning
      of period.............  12,586,500        1.72         6,724,656        1.59        6,901,251        1.59
    Granted during the
      period................   4,338,000       14.91         7,029,000        1.83               --          --
    Cancelled during the
      period................    (266,565)       3.44           (42,156)       1.59         (176,595)       1.59
    Exercised during the
      period................  (5,702,256)       1.65        (1,125,000)       1.59               --          --
                              ----------       -----        ----------        ----        ---------        ----
    Outstanding at end of
      period................  10,955,679        6.94        12,586,500        1.72        6,724,656        1.59
                              ==========       =====        ==========        ====        =========        ====
    Exercisable at end of
      period(1).............   4,769,595        3.10        12,586,500        1.72        6,724,656        1.59
                              ==========       =====        ==========        ====        =========        ====

     --------------------

     (1) Includes certificate rights as well as options.

The combined weighted-average fair values and weighted-average exercise prices of options granted are as follows:

                                               FOR THE YEAR ENDED DECEMBER 31,
                                 -----------------------------------------------------------
                                             1999                           1998
                                 ----------------------------   ----------------------------
                                             FAIR    EXERCISE               FAIR    EXERCISE
EXERCISE PRICE                    NUMBER     VALUE    PRICE      NUMBER     VALUE    PRICE
--------------                   ---------   -----   --------   ---------   -----   --------
                                                 (EUROS)                        (EUROS)
Less than market price.........    375,000   8.94     16.12            --     --        --
Equal to market price..........  3,963,000   8.95     14.79     7,029,000   1.83      1.83
                                 ---------   ----     -----     ---------   ----      ----
Total..........................  4,338,000   8.94     14.91     7,029,000   1.83      1.83
                                 =========   ====     =====     =========   ====      ====

The following table summarizes information about stock options outstanding and exercisable as of December 31, 1999:

                                           OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                              ----------------------------------------------   --------------------------
                                              WEIGHTED-
                                               AVERAGE
                                              REMAINING         WEIGHTED-                    WEIGHTED-
                                           CONTRACTUAL LIFE      AVERAGE                      AVERAGE
EXERCISE PRICE RANGE (EUROS)    NUMBER         (YEARS)        EXERCISE PRICE    NUMBER     EXERCISE PRICE
----------------------------  ----------   ----------------   --------------   ---------   --------------
                                                                 (EUROS)                      (EUROS)
 1.59- 2.05................    6,681,039         1.19              1.80        4,211,055        1.78
 9.67- 9.67................    1,212,000         3.20              9.67          231,000        9.67
11.26-11.40................      719,640         3.22             11.40          132,483       11.40
15.67-18.17................    1,171,500         3.56             17.51          130,188       17.46
20.08-20.08................    1,171,500         3.78             20.08           64,869       20.08
                              ----------         ----             -----        ---------       -----
          Total............   10,955,679         2.00              6.94        4,769,595        3.10
                              ==========         ====             =====        =========       =====

                             UNITEDGLOBALCOM, INC.

The UPC Plan was accounted for as a variable plan prior to UPC's initial public offering in February 1999. Accordingly, compensation expense was recognized at each financial statement date based on the difference between the grant price and the estimated fair value of UPC's common stock. Thereafter, the UPC Plan has been accounted for as a fixed plan. Compensation expense of E6.5 ($6.8) million, E121.7 ($134.7) million and E2.2 ($2.5) million was recognized for the year ended December 31, 1999, the ten months ended December 31, 1998 and the year ended February 28, 1998, respectively.

UPC Phantom Stock Option Plan

In March 1998, UPC adopted a phantom stock option plan (the "UPC Phantom Plan") which permits the grant of phantom stock rights in up to 7,200,000 shares of UPC's common stock. The rights are granted at fair market value determined by UPC's Supervisory Board at the time of grant, and generally vest in equal monthly increments over the four-year period following the effective date of grant and may be exercised for ten years following the effective date of grant. The UPC Phantom Plan gives the employee the right to receive payment equal to the difference between the fair market value of a share of UPC common stock and the option base price for the portion of the rights vested. UPC, at its sole discretion, may make payment in (i) cash, (ii) freely tradable shares of United Class A Common Stock or (iii) freely tradable shares of UPC's common stock. If UPC chooses to make a cash payment, even though its stock is publicly traded, employees have the option to receive an equivalent number of freely tradable shares of stock instead. The UPC Phantom Plan contains anti-dilution protection and provides that, in certain cases of a change of control, all phantom options outstanding become fully exercisable.

The UPC Phantom Plan is accounted for as a variable plan in accordance with its terms, resulting in compensation expense for the difference between the grant price and the fair market value at each financial statement date. Compensation expense of E117.4 ($123.2) million and E23.8 ($26.3) million was recognized for the year ended December 31, 1999 and the ten months ended December 31, 1998, respectively.

A summary of stock option activity for the UPC Phantom Plan is as follows:

                                          FOR THE YEAR ENDED            FOR THE YEAR ENDED
                                           DECEMBER 31, 1999            DECEMBER 31, 1998
                                      ---------------------------   --------------------------
                                                     WEIGHTED-                    WEIGHTED-
                                                      AVERAGE                      AVERAGE
                                        NUMBER     EXERCISE PRICE    NUMBER     EXERCISE PRICE
                                      ----------   --------------   ---------   --------------
                                                      (EUROS)                      (EUROS)
Outstanding at beginning of
  period............................   6,172,500        1.91               --          --
Granted during the period...........     585,000        9.67        6,172,500        1.91
Cancelled during the period.........  (1,540,128)       2.00               --          --
Exercised during the period.........  (1,072,809)       1.89               --          --
                                      ----------        ----        ---------        ----
Outstanding at end of period........   4,144,563        2.98        6,172,500        1.91
                                      ==========        ====        =========        ====
Exercisable at end of period........   1,554,813        2.47        1,411,407        1.84
                                      ==========        ====        =========        ====

The combined weighted-average fair values and weighted-average exercise prices of options are as follows:

                                       FOR THE YEAR ENDED            FOR THE YEAR ENDED
                                       DECEMBER 31, 1999             DECEMBER 31, 1998
                                   --------------------------   ----------------------------
                                             FAIR    EXERCISE               FAIR    EXERCISE
EXERCISE PRICE                     NUMBER    VALUE    PRICE      NUMBER     VALUE    PRICE
--------------                     -------   -----   --------   ---------   -----   --------
                                                 (EUROS)                        (EUROS)
Equal to market price............  585,000   9.67      9.67     2,057,250   1.91      1.91

                             UNITEDGLOBALCOM, INC.

The following table summarizes information about stock options outstanding and exercisable as of December 31, 1999:

                                                                                   OPTIONS
                                                      OPTIONS OUTSTANDING        EXERCISABLE
                                                  ----------------------------   -----------
                                                                 WEIGHTED-
                                                                  AVERAGE
                                                                 REMAINING
                                                              CONTRACTUAL LIFE
EXERCISE PRICE (EUROS)                             NUMBER         (YEARS)          NUMBER
----------------------                            ---------   ----------------   -----------
1.82............................................  2,606,778         7.60          1,186,092
2.05............................................    952,785         8.74            245,907
9.67............................................    585,000         9.16            122,814
                                                  ---------         ----          ---------
          Total.................................  4,144,563         8.14          1,554,813
                                                  =========         ====          =========

chello Phantom Stock Option Plan

In June 1998 UPC adopted a phantom stock option plan (the "chello Phantom Plan"), which permits the grant of phantom stock rights of chello, a wholly-owned subsidiary of UPC. The rights are granted at an option price equal to the fair market value determined by chello's Supervisory Board at the time of grant, and generally vest in equal monthly increments over the four-year period following the effective date of grant and the option must be exercised, in all cases, not more than ten years from the effective date of grant. The chello Phantom Plan gives the employee the right to receive payment equal to the difference between the fair market value of a share (as defined the chello Phantom Plan) of chello and the option price for the portion of the rights vested. UPC, at its sole discretion, may make the required payment in cash, freely tradable shares of United Class A Common Stock, the common stock of UPC, which shall be valued at the closing price on the day before the date the Company makes payment to the option holder, or chello's common shares, if they are publicly traded and freely tradeable ordinary shares. If UPC chooses to make a cash payment, even though its stock is publicly traded, employees have the option to receive an equivalent number of freely tradeable shares of chello's stock instead. As of December 31, 1999 UPC recorded cumulative compensation expense of E70.8 ($71.2) million for options granted under the chello Phantom Plan.

A summary of stock option activity for the chello Phantom Plan is as follows:

                                             FOR THE YEAR ENDED          FOR THE YEAR ENDED
                                             DECEMBER 31, 1999           DECEMBER 31, 1998
                                         --------------------------   ------------------------
                                                       WEIGHTED-                  WEIGHTED-
                                                        AVERAGE                    AVERAGE
                                          NUMBER     EXERCISE PRICE   NUMBER    EXERCISE PRICE
                                         ---------   --------------   -------   --------------
                                                        (EUROS)                    (EUROS)
Outstanding at beginning of period.....    570,000        4.54             --          --
Granted during the period..............    235,000        4.54        570,000        4.54
Granted during the period..............  1,309,838        9.08             --          --
Granted during the period..............    355,500          --(1)          --          --
Cancelled during the period............   (128,542)       4.71             --          --
Exercised during the period............    (11,667)       4.54             --          --
                                         ---------        ----        -------        ----
Outstanding at end of period...........  2,330,129        7.54(2)     570,000        4.54
                                         =========        ====        =======        ====
Exercisable at end of period...........    414,913        6.13(2)      70,625        4.54
                                         =========        ====        =======        ====

     --------------------

     (1) Of the total number of options granted to date, the option price with respect to these options is the chello broadband initial public offering price.

     (2) Excluding the shares discussed in (1) above.

                             UNITEDGLOBALCOM, INC.

The following table summarizes information about stock options outstanding and exercisable as of December 31, 1999:

                                                                                  OPTIONS
                                                     OPTIONS OUTSTANDING        EXERCISABLE
                                                 ----------------------------   -----------
                                                             WEIGHTED-AVERAGE
                                                                REMAINING
                                                             CONTRACTUAL LIFE
EXERCISE PRICE (EUROS)                            NUMBER         (YEARS)          NUMBER
----------------------                           ---------   ----------------   -----------
4.54...........................................    669,791         7.05           267,188
9.08...........................................  1,304,838         9.56           144,074
--(1)..........................................    355,500         9.96             3,651
                                                 ---------         ----           -------
          Total................................  2,330,129         8.93           414,913
                                                 =========         ====           =======

     --------------------

     (1) Of the total number of options granted to date, the option price in respect of these options is the IPO price.

The chello Phantom Plan is accounted for as a variable plan in accordance with its terms, resulting in compensation expense for the difference between the grant price and the fair market value at each financial statement date. Compensation expense of E69.8 ($70.3) million was recognized for the year ended December 31, 1999. The Company's estimate of the fair value of its ordinary stock as of December 31, 1999 utilized in recording compensation expense and deferred compensation expense under the chello plan was E85.00 per share. Because the Company will account for the chello Phantom Plan as a variable plan, compensation expense will continue to be recognized subsequent to December 31, 1999. For each E1 per share increase in the estimate of the fair value per share of its ordinary stock as of December 31, 1999, over the E85.00 used to record stock compensation expense as of December 31, 1999, additional stock compensation expense totaling approximately E0.9 ($0.9) million would have been recognized in the statement of operations and deferred compensation expense would have increased by approximately that amount as of that date.

chello Stock option plan

In June 1999, the Company adopted a stock option plan (the "chello Plan"). Under the chello Plan, the Company's Supervisory Board may grant stock options to the Company's employees at fair market value determined by the Company's Supervisory Board at the time of grant. All options are exercisable upon grant and for the period of five years. In order to introduce the element of "vesting" of the options, the chello Plan provides that even though the options are exercisable immediately, the shares to be issued or options to be granted are deemed to vest 1/48th per month for a four-year period from date to grant. If the employee's employment terminates, other than in case of death, disability or the like, for so-called "urgent reason" under Dutch law or for documented and material non-performance, all unvested options previously exercised must be resold to the Company at the original purchase price, and all vested options must be exercised, within 30 days of the termination date. The Supervisory Board may alter these vesting schedules at its discretion. The chello Plan provides that in case of change of control, the Company has the right to require a foundation to acquire all of the options outstanding at per share value determined in the transaction giving rise to the change in its control.

For purposes of the pro forma disclosures presented below, the Company has computed the fair value of all options granted during the period from inception (March 1998) to December 31, 1999 and the twelve months ended December 31, 1999, using the Black-Scholes single-option pricing model and the following weighted average assumptions: expected dividend yield of 0%, expected annual standard volatility of 95%, risk-free interest rate of 3.41% and expected life of 5 years.

                             UNITEDGLOBALCOM, INC.

The total value of options granted under the chello Plan was nil for the year ended December 31, 1998 and E3.7 ($3.7) million for the year ended December 31, 1999. These pro forma amounts are amortized using the straight-line method over the vesting period of the options. Cumulative compensation expense recognized in pro forma net income, with respect to options that are forfeited prior to vesting, is adjusted as a reduction of pro forma compensation expense in the period of forfeiture. For the year ended December 31, 1998 and December 31, 1999, pro forma stock-based compensation, net of the effect of forfeitures, was nil and E0.7 ($0.7) million respectively.

This stock-based compensation had the following pro forma effect on net income (in thousands):

                                                                         NET LOSS
                                                              NET LOSS   PER SHARE
                                                              --------   ---------
As reported.................................................  $636,318     $7.53
                                                              --------     -----
Pro forma...................................................  $635,587     $7.52
                                                              ========     =====

UAP Plan

In March 1998, UAP's Board of Directors approved a stock option plan (the "UAP Plan") which permitted the grant of phantom stock options or the grant of stock options to purchase up to 1,800,000 shares of UAP's Class A Common Stock. The options vested in equal monthly increments over a four-year period following the date of grant, and gave the employee the right with respect to vested options to receive a cash payment equal to the difference between the fair market value of a share of UAP stock and the option base price per share. The UAP Plan was cancelled effective July 22, 1999. Under variable plan accounting, a total of $17.6 million of compensation expense was recognized during 1999 by UAP through the cancellation date.

A summary of phantom stock option activity for the UAP Plan is as follows:

                                          FOR THE YEAR ENDED         FOR THE TEN MONTHS ENDED
                                           DECEMBER 31, 1999            DECEMBER 31, 1998
                                      ---------------------------   --------------------------
                                                     WEIGHTED-                    WEIGHTED-
                                                      AVERAGE                      AVERAGE
                                        NUMBER     EXERCISE PRICE    NUMBER     EXERCISE PRICE
                                      ----------   --------------   ---------   --------------
Outstanding at beginning of
  period............................   1,779,500       $10.00              --           --
Granted during the period...........      65,000       $10.00       1,779,500       $10.00
Cancelled during the period.........  (1,844,500)      $10.00              --           --
Exercised during the period.........          --           --              --           --
                                      ----------       ------       ---------       ------
Outstanding at end of period........          --           --       1,779,500       $10.00
                                      ==========       ======       =========       ======
Exercisable at end of period........          --           --         584,063       $10.00
                                      ==========       ======       =========       ======

The combined weighted-average fair values and weighted-average exercise prices of options granted are as follows:

                                     FOR THE YEAR ENDED         FOR THE TEN MONTHS ENDED
                                     DECEMBER 31, 1999              DECEMBER 31, 1998
                                 --------------------------   -----------------------------
                                           FAIR    EXERCISE                FAIR    EXERCISE
                                 NUMBER   VALUE     PRICE      NUMBER     VALUE     PRICE
                                 ------   ------   --------   ---------   ------   --------
Exercise price equal to market
  price........................  65,000   $10.00    $10.00    1,779,500   $10.00    $10.00

                             UNITEDGLOBALCOM, INC.

Austar United Plan

On June 17, 1999, Austar United established a stock option plan (the "Austar United Plan"). Effective on Austar United's initial public offering date of July 27, 1999, certain employees of United and Austar United were granted options under the Austar United Plan in direct proportion to their previous holding of UAP options under the UAP Plan along with retroactive vesting through the initial public offering date to reflect vesting under the UAP Plan. The maximum term of options granted under the Austar United Plan is ten years. The options vest in equal monthly increments over a four-year period following the date of grant. Under the Austar United Plan, options to purchase a total of 28,760,709 shares have been authorized, of which 3,231,428 were available for grant. The Austar United Plan was accounted for as a variable plan prior to Austar United's initial public offering, and as a fixed plan effective July 27, 1999. For the year ended December 31, 1999, $4.9 million of compensation expense was recognized by Austar United in the statement of operations.

For purposes of the pro forma disclosures presented below, Austar United has computed the fair values of all options granted during the year ended December 31, 1999 using the Black-Scholes single-option pricing model and the following weighted-average assumptions:

Risk-free interest rate....................................     5.81%
Expected life..............................................   7 years
Expected volatility........................................    40.44%
Expected dividend yield....................................        0%

The total fair value of options granted was approximately A$88.0 ($57.7) million for the year ended December 31, 1999. This amount is amortized using the straight-line method over the vesting period of the options. Cumulative compensation expense recognized in pro forma net income, with respect to options that are forfeited prior to vesting, is adjusted as a reduction of pro forma compensation expense in the period of forfeiture. Stock-based compensation, net of the effect of forfeitures and net of actual compensation expense recorded in the statement of operations was nil for the year ended December 31, 1999.

A summary of stock option activity for the Austar United Plan is as follows:

                                                                  FOR THE YEAR ENDED
                                                                   DECEMBER 31, 1999
                                                              ---------------------------
                                                                             WEIGHTED-
                                                                              AVERAGE
                                                                NUMBER     EXERCISE PRICE
                                                              ----------   --------------
                                                                            (AUSTRALIAN
                                                                              DOLLARS)
Outstanding at beginning of period..........................          --          --
Granted during the period...................................  25,631,736        2.26
Cancelled during the period.................................    (102,455)       3.75
Exercised during the period.................................    (684,250)       1.83
                                                              ----------        ----
Outstanding at end of period................................  24,845,031        2.27
                                                              ==========        ====
Exercisable at end of period................................  11,564,416        1.90
                                                              ==========        ====

                             UNITEDGLOBALCOM, INC.

The combined weighted-average fair values and weighted-average exercise prices of options are as follows:

                                                                FOR THE YEAR ENDED
                                                                 DECEMBER 31, 1999
                                                           -----------------------------
                                                                        FAIR    EXERCISE
EXERCISE PRICE                                               NUMBER     VALUE    PRICE
--------------                                             ----------   -----   --------
                                                                          (AUSTRALIAN
                                                                            DOLLARS)
Less than market price...................................  22,334,236   3.58      1.91
Equal to market price....................................   3,222,500   2.47      4.70
Greater than market price................................      75,000   2.43      4.70
                                                           ----------   ----      ----
          Total..........................................  25,631,736   3.43      2.26
                                                           ==========   ====      ====

The following table summarizes information about the Austar United Plan options outstanding and exercisable at December 31, 1999:

                                                                                 OPTIONS
                                                    OPTIONS OUTSTANDING        EXERCISABLE
                                               -----------------------------   -----------
                                                            WEIGHTED-AVERAGE
                                                               REMAINING
                                                            CONTRACTUAL LIFE
EXERCISE PRICE (AUSTRALIAN DOLLARS)              NUMBER         (YEARS)          NUMBER
-----------------------------------            ----------   ----------------   -----------
1.80........................................   20,813,572         9.55         11,171,494
4.70........................................    4,031,459         9.60            392,922
                                               ----------         ----         ----------
          Total.............................   24,845,031         9.56         11,564,416
                                               ==========         ====         ==========

ULA Plan

In April 1998, ULA's Board of Directors approved a stock option plan (the "ULA Plan") which permits the grant of phantom stock options or the grant of stock options to purchase up to 1,631,000 shares of ULA's Class A Common Stock. The options vest in equal monthly increments over a four-year period following the date of grant. Concurrent with approval of the ULA Plan, ULA's Board granted phantom stock options to certain employees which gives the employee the right with respect to vested options to receive a cash payment equal to the difference between the fair market value of a share of ULA stock and the option base price per share. The ULA Plan is accounted for as a variable plan in accordance with its terms, resulting in compensation expense for the difference between the grant price and the fair market value at each financial statement date. For the year ended December 31, 1999 and the ten months ended December 31, 1998 ULA recognized $(1.0) and $2.7 million in non-cash compensation (credit) expense related to these phantom options, respectively. Actual cash paid upon exercise of these phantom options was $0.6 million and $1.1 million for the year ended December 31, 1999 and the ten months ended December 31, 1998, respectively.

A summary of phantom stock option activity for the ULA Plan is as follows:

                                           FOR THE YEAR ENDED        FOR THE TEN MONTHS ENDED
                                           DECEMBER 31, 1999            DECEMBER 31, 1998
                                       --------------------------   --------------------------
                                                     WEIGHTED-                    WEIGHTED-
                                                      AVERAGE                      AVERAGE
                                        NUMBER     EXERCISE PRICE    NUMBER     EXERCISE PRICE
                                       ---------   --------------   ---------   --------------
Outstanding at beginning of period...  1,188,417       $5.77               --          --
Granted during the period............    340,000       $8.86        1,785,500       $5.63
Cancelled during the period..........   (328,647)      $4.84         (317,296)      $5.47
Exercised during the period..........   (137,083)      $4.81         (279,787)      $5.19
                                       ---------       -----        ---------       -----
Outstanding at end of period.........  1,062,687       $7.17        1,188,417       $5.77
                                       =========       =====        =========       =====
Exercisable at end of period.........    381,561       $5.87          268,730       $4.86
                                       =========       =====        =========       =====

                             UNITEDGLOBALCOM, INC.

The combined weighted-average fair values and weighted-average exercise prices of options granted are as follows:

                                      FOR THE YEAR ENDED         FOR THE TEN MONTHS ENDED
                                      DECEMBER 31, 1999             DECEMBER 31, 1998
                                  --------------------------   ----------------------------
                                            FAIR    EXERCISE               FAIR    EXERCISE
                                  NUMBER    VALUE    PRICE      NUMBER     VALUE    PRICE
                                  -------   -----   --------   ---------   -----   --------
Exercise price equal to market
  price.........................  340,000   $8.86    $8.86       945,500   $5.81    $5.81
Exercise price greater than
  market price..................       --      --       --       840,000   $4.26    $5.43
                                  -------   -----    -----     ---------   -----    -----
          Total.................  340,000   $8.86    $8.86     1,785,500   $5.08    $5.63
                                  =======   =====    =====     =========   =====    =====

The following table summarizes information about the ULA Plan phantom options outstanding and exercisable at December 31, 1999:

                                                                                  OPTIONS
                                                     OPTIONS OUTSTANDING        EXERCISABLE
                                                 ----------------------------   -----------
                                                             WEIGHTED-AVERAGE
                                                                REMAINING
                                                             CONTRACTUAL LIFE
EXERCISE PRICE                                    NUMBER         (YEARS)          NUMBER
--------------                                   ---------   ----------------   -----------
$4.26.........................................     312,687         7.43           197,187
$4.96.........................................     100,000         7.43            62,500
$8.81.........................................      95,000         9.40            16,249
$8.86.........................................     245,000         9.96             9,375
$8.98.........................................     310,000         8.72            96,250
                                                 ---------         ----           -------
          Total...............................   1,062,687         8.57           381,561
                                                 =========         ====           =======

13. BASIC AND DILUTED NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS

                                                                       FOR THE TEN
                                                        FOR THE YEAR      MONTHS        FOR THE YEAR
                                                           ENDED          ENDED            ENDED
                                                        DECEMBER 31,   DECEMBER 31,     FEBRUARY 28,
                                                            1999           1998             1998
                                                        ------------   ------------     ------------
    Basic:
      Net income (loss)...............................    $636,318      $(545,532)       $(342,532)
      Accretion of Series A Convertible Preferred
         Stock........................................        (220)          (968)          (1,271)
      Accretion of Series B Convertible Preferred
         Stock........................................      (1,899)          (655)              --
      Accretion of Series C Convertible Preferred
         Stock........................................     (14,875)            --               --
      Accretion of Series D Convertible Preferred
         Stock........................................      (1,398)            --               --
                                                          --------      ---------        ---------
              Basic net income (loss) attributable to
                common shareholders...................    $617,926      $(547,155)       $(343,803)
                                                          --------      ---------        ---------
    Diluted:
      Accretion of Series A Convertible Preferred
         Stock........................................         220             --(1)            --(1)
      Accretion of Series B Convertible Preferred
         Stock........................................       1,899             --(1)            --(1)
      Accretion of Series C Convertible Preferred
         Stock........................................      14,875             --(1)            --(1)
      Accretion of Series D Convertible Preferred
         Stock........................................       1,398             --(1)            --(1)
                                                          --------      ---------        ---------
              Diluted net income (loss) attributable
                to common shareholders................    $636,318      $(547,155)       $(343,803)
                                                          ========      =========        =========

     --------------------

     (1) Excluded from the calculation of diluted net income (loss) attributable to common shareholders because the effect is anti-dilutive.

                             UNITEDGLOBALCOM, INC.

14. COMMITMENTS

The Company has entered into various operating lease agreements for office space, office furniture and equipment, and vehicles. Rental expense under these lease agreements totaled $25.9, $5.8 and $4.1 million for the year ended December 31, 1999, the ten months ended December 31, 1998 and for the year ended February 28, 1998, respectively.

The Company has operating lease obligations and other non-cancelable commitments as follows (in thousands):

Year ended December 31, 2000..............................  $ 88,804
Year ended December 31, 2001..............................    88,467
Year ended December 31, 2002..............................    69,498
Year ended December 31, 2003..............................    51,172
Year ended December 31, 2004 and thereafter...............   190,626
                                                            --------
          Total...........................................  $488,567
                                                            ========

In September 1999, UPC agreed to form a joint venture with Microsoft Corporation ("Microsoft") and Liberty Media Corporation ("Liberty"). UPC will contribute the
5.6 million shares of Class A Common Stock of United that it owns and the other parties will contribute 9.9 million shares of Class B Common Stock of United. UPC will have a 50.0% interest in the new joint venture and Liberty and Microsoft will share the other 50.0% and a $287.0 million redeemable preferred interest in the joint venture to balance out the parties' ownership interests. UPC, together with Liberty and Microsoft, will evaluate content and distribution opportunities in Europe. Formation of the joint venture is still pending.

UPC has entered into an agreement for the long term lease of satellite transponder capacity providing service from Europe to Europe, North America and South America. The term of the agreement is 156 months, with a minimum aggregate total cost of approximately $114.0 million payable in monthly installments based on capacity used.

@Entertainment has entered into long-term programming agreements and agreements for the purchase of certain exhibition or broadcast rights with a number of third party content providers for its digital DTH and cable systems. @Entertainment had minimum commitments related to these agreements as follows (in thousands):

Year ended December 31, 2000..............................  $ 55,600
Year ended December 31, 2001..............................    51,800
Year ended December 31, 2002..............................    48,100
Year ended December 31, 2003..............................    29,900
Year ended December 31, 2004 and thereafter...............    28,600
                                                            --------
          Total...........................................  $214,000
                                                            ========

As of December 31, 1999, @Entertainment had an aggregate minimum commitment toward the purchase of DTH reception systems from Philips Business Electronics B.V. of approximately $60.8 million over the next two years.

                             UNITEDGLOBALCOM, INC.

The Company has minimum fixed MMDS license fees and programming license fees payable annually at Austar United as follows (in thousands):

Year ended December 31, 2000...............................  $ 4,159
Year ended December 31, 2001...............................    4,178
Year ended December 31, 2002...............................    4,178
Year ended December 31, 2003...............................    4,179
Year ended December 31, 2004...............................    4,179
Thereafter.................................................    7,164
                                                             -------
          Total............................................  $28,037
                                                             =======

A subsidiary of Austar has a five-year agreement to lease a 54 MHz satellite transponder. Pursuant to the agreement, which commenced September 1, 1997, Austar will pay approximately $4,440 in satellite service fees annually as follows (in thousands):

Year ended December 31, 2000...............................  $ 4,440
Year ended December 31, 2001...............................    4,440
Year ended December 31, 2002...............................    2,960
                                                             -------
          Total............................................  $11,840
                                                             =======

15. CONTINGENCIES

From time to time, the Company and/or its subsidiaries may become involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not a party to any material legal proceedings, nor is it currently aware of any threatened material legal proceedings.

16. INCOME TAXES

In general, a United States corporation may claim a foreign tax credit against its federal income tax expense for foreign income taxes paid or accrued. Because the Company must calculate its foreign tax credit separately for dividends received from each foreign corporation in which the Company owns 10.0% to 50.0% of the voting stock, and because of certain other limitations, the Company's ability to claim a foreign tax credit may be limited, particularly with respect to dividends paid out of earnings subject to a high rate of foreign income tax. Generally, the Company's ability to claim a foreign tax credit is limited to the amount of U.S. taxes the Company pays with respect to its foreign source income. In calculating its foreign source income, the Company is required to allocate interest expense and overhead incurred in the United States between its United States and foreign activities. Accordingly, to the extent United States borrowings are used to finance equity contributions to its foreign subsidiaries, the Company's ability to claim a foreign tax credit may be significantly reduced. These limitations and the inability of the Company to offset losses in one foreign jurisdiction against income earned in another foreign jurisdiction could result in a high effective tax rate on the Company's earnings.

The primary differences between taxable income (loss) and net income (loss) for financial reporting purposes relate to SAB 51 gains, the non-consolidation of consolidated foreign subsidiaries for United States tax purposes, international rate differences and the current non-deductibility of interest expense on United A/P's senior notes and the United 1999 Notes. For investments in foreign corporations accounted for under the equity method, taxable income (loss) generated by these affiliates does not flow through to the Company for United States federal and state tax purposes, even though the Company records its allocable share of affiliate income (losses) for financial reporting purposes. Accordingly, due to the indefinite reversal of such amounts in future periods, no deferred tax asset has been established for tax

                             UNITEDGLOBALCOM, INC.

basis in excess of the Company's book basis (approximately $89.2 and $163.0 million at December 31, 1999 and 1998, respectively).

The Company's United States tax net operating losses, totaling approximately $347.8 million at December 31, 1999, expire beginning in 2014 through 2029. The Company's tax net operating loss carryforwards of its consolidated foreign subsidiaries as of December 31, 1999 totaled $792.0, $438.0 and $79.0 million for UEI, UAP and ULA, respectively. The significant components of the net deferred tax asset are as follows:

                                                               AS OF DECEMBER 31,
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
                                                                 (IN THOUSANDS)
Deferred Tax Assets:
  Tax net operating loss carryforward of consolidated
     foreign subsidiaries...................................  $ 449,030   $ 183,656
  Company's U.S. tax net operating loss carryforward........    132,156      97,044
  Accrued interest expense..................................     72,345      32,885
  Stock-based compensation..................................     36,735       7,215
  Foreign currency translation adjustment...................     23,113          --
  Investment valuation allowance and other..................      2,768       2,605
  Basis difference in marketable equity securities..........      3,074       3,070
  Deferred compensation and severance.......................      3,398       1,175
  Other.....................................................     21,082          70
                                                              ---------   ---------
          Total deferred tax assets.........................    743,701     327,720
  Valuation allowance.......................................   (723,914)   (319,292)
                                                              ---------   ---------
          Deferred tax assets, net of valuation allowance...     19,787       8,428
                                                              ---------   ---------
Deferred Tax Liabilities:
  Intangible assets.........................................    (18,745)     (5,852)
  Property, plant and equipment, net........................    (11,282)     (7,156)
  Other.....................................................     (1,017)         --
                                                              ---------   ---------
          Total deferred tax liabilities....................    (31,044)    (13,008)
                                                              ---------   ---------
          Deferred tax liabilities, net.....................  $ (11,257)  $  (4,580)
                                                              =========   =========

                             UNITEDGLOBALCOM, INC.

Of the Company's 1999 consolidated income before income taxes and other items, a loss of $1,027.0 million is derived from the Company's foreign operations. The difference between income tax expense (benefit) provided in the financial statements and the expected income tax expense (benefit) at statutory rates is reconciled as follows:

                                                  FOR THE YEAR    FOR THE TEN     FOR THE YEAR
                                                     ENDED        MONTHS ENDED       ENDED
                                                  DECEMBER 31,    DECEMBER 31,    FEBRUARY 28,
                                                      1999            1998            1998
                                                  ------------   --------------   ------------
                                                                 (IN THOUSANDS)
Expected income tax expense (benefit) at the
  U.S. statutory rate of 35%....................   $ 115,913        $(172,472)      $(68,727)
Tax effect of permanent and other differences:
  Change in valuation allowance.................     370,004          128,420         66,519
  Gain on issuance of common equity securities
     by subsidiaries............................    (573,359)              --             --
  Non-deductible expenses.......................      77,490           49,497            566
  Capitalized costs.............................     (49,402)              --             --
  International rate differences................      45,416              619           (515)
  Book/tax basis differences associated with
     foreign investments........................         788            1,176          3,901
  State tax, net of federal benefit.............       9,935          (14,783)        (5,891)
  Non-deductible interest accretion.............       1,693            2,148          2,145
  Gain on sale of equity investment in
     subsidiary.................................       5,877               --             --
  Amortization of licenses......................         923            1,516          1,312
  Other.........................................      (5,080)           4,489            690
                                                   ---------        ---------       --------
          Total income tax expense..............   $     198        $     610       $     --
                                                   =========        =========       ========

During 1996, the Austrian tax authorities passed legislation which had the effect of eliminating approximately NLG256.0 ($116.9) million of tax basis associated with certain amounts of goodwill recorded at Telekabel Group effective January 1, 1997. This change in tax law is expected to be challenged on constitutional grounds. However, there can be no assurance of a successful repeal of such legislation. Accordingly, this change caused Telekabel Group's effective tax rate to increase from the historical effective tax rate through December 31, 1996, due to the non-deductibility of such goodwill amortization subsequent to January 1, 1997.

The Company through its subsidiaries maintains a presence in 23 countries. Many of these countries maintain tax regimes that differ significantly from the system of income taxation used in the United States, such as a value added tax system. The Company has accounted for the effect of foreign taxes based on what we believe is reasonably expected to apply to the Company and its subsidiaries based on tax laws currently in effect and/or reasonable interpretations of these laws. Because some foreign jurisdictions do not have systems of taxation that are as well established as the system of income taxation used in the United States or tax regimes used in other major industrialized countries, it may be difficult to anticipate how foreign jurisdictions will tax current and future operations of the Company and its subsidiaries.

                             UNITEDGLOBALCOM, INC.

17. SEGMENT INFORMATION

                                               FOR THE YEAR ENDED DECEMBER 31, 1999
                             ------------------------------------------------------------------------

                             MULTICHANNEL                             INTERNET
                              TELEVISION    TELEPHONE   PROGRAMMING     DATA      OTHER       TOTAL
                             ------------   ---------   -----------   --------   --------   ---------
                                                          (IN THOUSANDS)
REVENUE:
  Europe:
    The Netherlands........    $117,026     $ 32,029     $  1,112     $  8,616   $    330   $ 159,113
    Austria................      83,737        7,321           --       13,609         --     104,667
    Belgium................      15,737           --           --        2,497         --      18,234
    Czech Republic.........       7,485          181           --           --      1,042       8,708
    France.................      27,522        2,710           --          590         --      30,822
    Hungary................      35,197           --           --          125         --      35,322
    Norway.................      49,186          365           --          565         --      50,116
    Poland.................      26,845           --       10,917           --         --      37,762
    Sweden.................      13,335           --           --          504         --      13,839
    Corporate and Other....       8,327           --           --           --      6,512      14,839
                               --------     --------     --------     --------   --------   ---------
        Total Europe.......     384,397       42,606       12,029       26,506      7,884     473,422
                               --------     --------     --------     --------   --------   ---------
  Asia/Pacific:
    Australia..............     144,632           --           --           --         --     144,632
    New Zealand............       1,279        4,107           --          734         --       6,120
    Corporate and Other....          --           --           --           --        180         180
                               --------     --------     --------     --------   --------   ---------
        Total
          Asia/Pacific.....     145,911        4,107           --          734        180     150,932
                               --------     --------     --------     --------   --------   ---------
  Latin America:
    Chile..................      77,476        9,881           --           --         87      87,444
    Brazil.................       4,637           --           --           --         --       4,637
    Corporate and Other....       2,428           --           --           --        384       2,812
                               --------     --------     --------     --------   --------   ---------
        Total
          Latin America....      84,541        9,881           --           --        471      94,893
                               --------     --------     --------     --------   --------   ---------
  Corporate & Other........          --           --           --           --        277         277
                               --------     --------     --------     --------   --------   ---------
        Total Company......    $614,849     $ 56,594     $ 12,029     $ 27,240   $  8,812   $ 719,524
                               ========     ========     ========     ========   ========   =========
ADJUSTED EBITDA:(1)
  Europe:
    The Netherlands........    $ 48,185     $(19,900)    $(16,705)    $(66,569)  $(41,350)  $ (96,339)
    Austria................      44,945      (11,470)          --          234         --      33,709
    Belgium................       3,954          (54)          --       (2,212)        --       1,688
    Czech Republic.........      (1,129)          54           --           --        407        (668)
    France.................      (1,766)      (5,946)          --       (2,373)       (67)    (10,152)
    Hungary................      11,739           --           --         (261)        --      11,478
    Norway.................      20,740       (7,153)          --       (5,178)        --       8,409
    Poland.................      (9,363)          --      (64,791)          --     (3,018)    (77,172)
    Sweden.................       4,582         (135)          --       (4,095)        --         352
    Corporate and Other....       2,123         (206)          --         (725)     3,494       4,686
                               --------     --------     --------     --------   --------   ---------
        Total Europe.......     124,010      (44,810)     (81,496)     (81,179)   (40,534)   (124,009)
                               --------     --------     --------     --------   --------   ---------
  Asia/Pacific:
    Australia..............      (4,742)          --           --           --         --      (4,742)
    New Zealand............        (918)      (1,160)          --          (47)        --      (2,125)
    Corporate and Other....          --           --           --           --     (4,274)     (4,274)
                               --------     --------     --------     --------   --------   ---------
        Total
          Asia/Pacific.....      (5,660)      (1,160)          --          (47)    (4,274)    (11,141)
                               --------     --------     --------     --------   --------   ---------
  Latin America:
    Chile..................      17,744       (2,604)          --           --         --      15,140
    Brazil.................      (2,462)          --           --           --         --      (2,462)
    Corporate and Other....      (1,210)          --           --           --     (4,609)     (5,819)
                               --------     --------     --------     --------   --------   ---------
        Total
          Latin America....      14,072       (2,604)          --           --     (4,609)      6,859
                               --------     --------     --------     --------   --------   ---------
  Corporate & Other........          --           --           --           --        109         109
                               --------     --------     --------     --------   --------   ---------
        Total Company......    $132,422     $(48,574)    $(81,496)    $(81,226)  $(49,308)  $(128,182)
                               ========     ========     ========     ========   ========   =========

                                    AS OF DECEMBER 31, 1999
                             --------------------------------------
                               LONG-
                               LIVED        CAPITAL        TOTAL
                             ASSETS(2)    EXPENDITURES     ASSETS
                             ----------   ------------   ----------
                                         (IN THOUSANDS)
REVENUE:
  Europe:
    The Netherlands........  $  774,045     $247,050     $3,157,285
    Austria................     179,652       94,240        356,337
    Belgium................      23,186        8,447         47,826
    Czech Republic.........      80,347        2,491        159,806
    France.................     319,454       70,666        498,776
    Hungary................     112,698       38,708        215,448
    Norway.................     100,315       57,106        244,975
    Poland.................     218,784       42,460      1,218,956
    Sweden.................      48,182       12,495        474,899
    Corporate and Other....      63,698       38,569         77,219
                             ----------     --------     ----------
        Total Europe.......   1,920,361      612,232      6,451,527
                             ----------     --------     ----------
  Asia/Pacific:
    Australia..............     123,617       94,513        563,627
    New Zealand............      95,777       23,306         76,139
    Corporate and Other....       6,440        3,014         52,441
                             ----------     --------     ----------
        Total
          Asia/Pacific.....     225,834      120,833        692,207
                             ----------     --------     ----------
  Latin America:
    Chile..................     213,146       53,120        489,638
    Brazil.................       5,679        4,399         17,172
    Corporate and Other....      12,549        3,167         71,379
                             ----------     --------     ----------
        Total
          Latin America....     231,374       60,686        578,189
                             ----------     --------     ----------
  Corporate & Other........       2,268          426      1,280,930
                             ----------     --------     ----------
        Total Company......  $2,379,837     $794,177     $9,002,853
                             ==========     ========     ==========
ADJUSTED EBITDA:(1)
  Europe:
    The Netherlands........
    Austria................
    Belgium................
    Czech Republic.........
    France.................
    Hungary................
    Norway.................
    Poland.................
    Sweden.................
    Corporate and Other....
        Total Europe.......
  Asia/Pacific:
    Australia..............
    New Zealand............
    Corporate and Other....
        Total
          Asia/Pacific.....
  Latin America:
    Chile..................
    Brazil.................
    Corporate and Other....
        Total
          Latin America....
  Corporate & Other........
        Total Company......

                             UNITEDGLOBALCOM, INC.

                                                  FOR THE TEN MONTHS ENDED DECEMBER 31, 1998
                                    -----------------------------------------------------------------------

                                    MULTICHANNEL                             INTERNET
                                     TELEVISION    TELEPHONE   PROGRAMMING     DATA      OTHER      TOTAL
                                    ------------   ---------   -----------   --------   --------   --------
                                                                (IN THOUSANDS)
REVENUE:
 Europe:
   The Netherlands................    $ 13,854      $   162      $    --     $    --    $  7,274   $ 21,290
   Austria........................      71,396           61           --       3,172          --     74,629
   Belgium........................      13,768           --           --         656       1,071     15,495
   Czech Republic.................       3,754           --           --          --          --      3,754
   France.........................       3,395           --           --          --          --      3,395
   Hungary........................      11,671           --           --          --          --     11,671
   Norway.........................      38,879           --           --         161          --     39,040
   Corporate and Other............       2,446           --          567          --          --      3,013
                                      --------      -------      -------     -------    --------   --------
       Total Europe...............     159,163          223          567       3,989       8,345    172,287
                                      --------      -------      -------     -------    --------   --------
 Asia/Pacific:
   Australia......................      74,209           --           --          --          --     74,209
   New Zealand....................          --           --           --          --          --         --
   Corporate and Other............       3,060           --           --          --          --      3,060
                                      --------      -------      -------     -------    --------   --------
       Total Asia/Pacific.........      77,269           --           --          --          --     77,269
                                      --------      -------      -------     -------    --------   --------
 Latin America:
   Chile..........................          --           --           --          --          --         --
   Corporate and Other............       4,135           --           --          --         377      4,512
                                      --------      -------      -------     -------    --------   --------
       Total Latin America........       4,135           --           --          --         377      4,512
                                      --------      -------      -------     -------    --------   --------
 Corporate & Other................          --           --           --          --          --         --
                                      --------      -------      -------     -------    --------   --------
       Total Company..............    $240,567      $   223      $   567     $ 3,989    $  8,722   $254,068
                                      ========      =======      =======     =======    ========   ========
ADJUSTED EBITDA:(1)
 Europe:
   The Netherlands................    $  8,445      $(1,303)     $  (295)    $(6,103)   $ (4,401)  $ (3,657)
   Austria........................      34,350       (1,636)          --      (1,739)         --     30,975
   Belgium........................       5,755           --           --        (799)        114      5,070
   Czech Republic.................        (721)          --           --          --          --       (721)
   France.........................        (954)        (911)          --         (77)         --     (1,942)
   Hungary........................       3,820           --           --          --          --      3,820
   Norway.........................      14,015         (573)          --        (806)         --     12,636
   Corporate and Other............        (167)          --       (3,556)         19         131     (3,573)
                                      --------      -------      -------     -------    --------   --------
       Total Europe...............      64,543       (4,423)      (3,851)     (9,505)     (4,156)    42,608
                                      --------      -------      -------     -------    --------   --------
 Asia/Pacific:
   Australia......................     (31,093)          --           --          --          --    (31,093)
   New Zealand....................          --           --           --          --          --         --
   Corporate and Other............          --           --           --          --      (2,287)    (2,287)
                                      --------      -------      -------     -------    --------   --------
       Total Asia/Pacific.........     (31,093)          --           --          --      (2,287)   (33,380)
                                      --------      -------      -------     -------    --------   --------
 Latin America:
   Chile..........................          --           --           --          --          --         --
     Corporate and Other..........      (2,969)          --           --          --      (7,295)   (10,264)
                                      --------      -------      -------     -------    --------   --------
       Total Latin America........      (2,969)          --           --          --      (7,295)   (10,264)
                                      --------      -------      -------     -------    --------   --------
 Corporate & Other................          --           --           --          --      (2,907)    (2,907)
                                      --------      -------      -------     -------    --------   --------
       Total Company..............    $ 30,481      $(4,423)     $(3,851)    $(9,505)   $(16,645)  $ (3,943)
                                      ========      =======      =======     =======    ========   ========

                                           AS OF DECEMBER 31, 1998
                                    -------------------------------------
                                      LONG-
                                      LIVED       CAPITAL        TOTAL
                                    ASSETS(2)   EXPENDITURES     ASSETS
                                    ---------   ------------   ----------
                                               (IN THOUSANDS)
REVENUE:
 Europe:
   The Netherlands................  $  2,440      $ 14,734     $  297,068
   Austria........................   140,550        43,278        341,159
   Belgium........................    27,558        11,253         57,847
   Czech Republic.................     8,737           523         11,497
   France.........................    40,328        28,802         51,092
   Hungary........................    26,788         7,239         86,921
   Norway.........................    63,335        25,838        219,068
   Corporate and Other............     9,310         9,880         22,744
                                    --------      --------     ----------
       Total Europe...............   319,046       141,547      1,087,396
                                    --------      --------     ----------
 Asia/Pacific:
   Australia......................   110,351        71,197        181,169
   New Zealand....................        --            --         23,789
   Corporate and Other............        61           337         48,992
                                    --------      --------     ----------
       Total Asia/Pacific.........   110,412        71,534        253,950
                                    --------      --------     ----------
 Latin America:
   Chile..........................        --            --         84,975
   Corporate and Other............    11,715         3,238         73,048
                                    --------      --------     ----------
       Total Latin America........    11,715         3,238        158,023
                                    --------      --------     ----------
 Corporate & Other................    10,269           738         42,726
                                    --------      --------     ----------
       Total Company..............  $451,442      $217,057     $1,542,095
                                    ========      ========     ==========
ADJUSTED EBITDA:(1)
 Europe:
   The Netherlands................
   Austria........................
   Belgium........................
   Czech Republic.................
   France.........................
   Hungary........................
   Norway.........................
   Corporate and Other............
       Total Europe...............
 Asia/Pacific:
   Australia......................
   New Zealand....................
   Corporate and Other............
       Total Asia/Pacific.........
 Latin America:
   Chile..........................
     Corporate and Other..........
       Total Latin America........
 Corporate & Other................
       Total Company..............

                             UNITEDGLOBALCOM, INC.

                                                FOR THE YEAR ENDED FEBRUARY 28, 1998
                               -----------------------------------------------------------------------

                               MULTICHANNEL                             INTERNET
                                TELEVISION    TELEPHONE   PROGRAMMING     DATA      OTHER      TOTAL
                               ------------   ---------   -----------   --------   --------   --------
                                                           (IN THOUSANDS)
REVENUE:
 Europe:
   The Netherlands...........    $     --       $ --         $ --         $ --     $     --   $     --
   Austria...................          --         --           --           --           --         --
   Belgium...................          --         --           --           --           --         --
   Norway....................          --         --           --           --           --         --
   Corporate and Other.......       9,996         --           --           --           --      9,996
                                 --------       ----         ----         ----     --------   --------
       Total Europe..........       9,996         --           --           --           --      9,996
                                 --------       ----         ----         ----     --------   --------
 Asia/Pacific:
   Australia.................      64,370         --           --           --           --     64,370
   New Zealand...............         473         --           --           --           --        473
   Corporate and Other.......       4,118         --           --           --           --      4,118
                                 --------       ----         ----         ----     --------   --------
       Total Asia/Pacific....      68,961         --           --           --           --     68,961
                                 --------       ----         ----         ----     --------   --------
 Latin America:
   Argentina.................      17,627         --           --           --           --     17,627
   Chile.....................          --         --           --           --           --         --
   Corporate and Other.......       1,617         --           --           --           --      1,617
                                 --------       ----         ----         ----     --------   --------
       Total Latin America...      19,244         --           --           --           --     19,244
                                 --------       ----         ----         ----     --------   --------
 Corporate & Other...........          --         --           --           --          421        421
                                 --------       ----         ----         ----     --------   --------
       Total Company.........    $ 98,201       $ --         $ --         $ --     $    421   $ 98,622
                                 ========       ====         ====         ====     ========   ========
ADJUSTED EBITDA:(1)
 Europe:
   The Netherlands...........    $     --       $ --         $ --         $ --     $     --   $     --
   Austria...................          --         --           --           --           --         --
   Belgium...................          --         --           --           --           --         --
   Norway....................          --         --           --           --           --         --
   Corporate and Other.......      (9,204)        --           --           --           --     (9,204)
                                 --------       ----         ----         ----     --------   --------
       Total Europe..........      (9,204)        --           --           --           --     (9,204)
                                 --------       ----         ----         ----     --------   --------
 Asia/Pacific:
   Australia.................     (24,082)        --           --           --           --    (24,082)
   New Zealand...............      (6,688)        --           --           --           --     (6,688)
   Corporate and Other.......        (254)        --           --           --       (6,938)    (7,192)
                                 --------       ----         ----         ----     --------   --------
       Total Asia/Pacific....     (31,024)        --           --           --       (6,938)   (37,962)
                                 --------       ----         ----         ----     --------   --------
 Latin America:
   Argentina.................       2,836         --           --           --           --      2,836
   Chile.....................          --         --           --           --           --         --
   Corporate and Other.......        (952)        --           --           --      (10,162)   (11,114)
                                 --------       ----         ----         ----     --------   --------
       Total Latin America...       1,884         --           --           --      (10,162)    (8,278)
                                 --------       ----         ----         ----     --------   --------
 Corporate & Other...........          --         --           --           --       (2,921)    (2,921)
                                 --------       ----         ----         ----     --------   --------
       Total Company.........    $(38,344)      $ --         $ --         $ --     $(20,021)  $(58,365)
                                 ========       ====         ====         ====     ========   ========

                                      AS OF FEBRUARY 28, 1998
                               -------------------------------------
                                 LONG-
                                 LIVED       CAPITAL        TOTAL
                               ASSETS(2)   EXPENDITURES     ASSETS
                               ---------   ------------   ----------
                                          (IN THOUSANDS)
REVENUE:
 Europe:
   The Netherlands...........  $ 20,773      $     --     $  308,907
   Austria...................   115,786            --        323,298
   Belgium...................    24,526            --         49,204
   Norway....................    51,369            --        215,517
   Corporate and Other.......    27,636         6,423         54,572
                               --------      --------     ----------
       Total Europe..........   240,090         6,423        951,498
                               --------      --------     ----------
 Asia/Pacific:
   Australia.................   147,871        84,375        202,325
   New Zealand...............    26,484        16,258         43,349
   Corporate and Other.......     8,746           502         48,871
                               --------      --------     ----------
       Total Asia/Pacific....   183,101       101,135        294,545
                               --------      --------     ----------
 Latin America:
   Argentina.................        --         1,329             --
   Chile.....................        --            --         78,165
   Corporate and Other.......     6,541         3,112         69,102
                               --------      --------     ----------
       Total Latin America...     6,541         4,441        147,267
                               --------      --------     ----------
 Corporate & Other...........    11,003         3,034        286,525
                               --------      --------     ----------
       Total Company.........  $440,735      $115,033     $1,679,835
                               ========      ========     ==========
ADJUSTED EBITDA:(1)
 Europe:
   The Netherlands...........
   Austria...................
   Belgium...................
   Norway....................
   Corporate and Other.......
       Total Europe..........
 Asia/Pacific:
   Australia.................
   New Zealand...............
   Corporate and Other.......
       Total Asia/Pacific....
 Latin America:
   Argentina.................
   Chile.....................
   Corporate and Other.......
       Total Latin America...
 Corporate & Other...........
       Total Company.........

---------------

(1) Adjusted EBITDA represents earnings before depreciation, amortization and stock based compensation charges. Industry analysts generally consider Adjusted EBITDA to be a helpful way to measure the performance of cable television operations and communications companies. Management believes Adjusted EBITDA helps investors to assess the cash flow from operations from period to period and thus to value the Company's business. Adjusted EBITDA should not, however, be considered a replacement for net income, cash flows or for any other measure of performance or liquidity under generally accepted accounting principles, or as an indicator of a company's operating performance. The presentation of Adjusted EBITDA may not be comparable to statistics with a similar name reported by other companies. Not all companies and analysts calculate Adjusted EBITDA in the same manner.

(2) Represents Property, Plant and Equipment.

                             UNITEDGLOBALCOM, INC.

Adjusted EBITDA reconciles to the consolidated statement of operations as follows:

                                                  FOR THE YEAR   FOR THE TEN    FOR THE YEAR
                                                     ENDED       MONTHS ENDED      ENDED
                                                  DECEMBER 31,   DECEMBER 31,   FEBRUARY 28,
                                                      1999           1998           1998
                                                  ------------   ------------   ------------
                                                                (IN THOUSANDS)
Net operating loss..............................   $(770,630)     $(327,781)     $(150,021)
Depreciation and amortization...................     418,714        159,045         91,656
Non-cash stock-based compensation expense.......     223,734        164,793             --
                                                   ---------      ---------      ---------
          Consolidated Adjusted EBITDA..........   $(128,182)     $  (3,943)     $ (58,365)
                                                   =========      =========      =========

18. RELATED PARTY TRANSACTIONS

LOANS TO EMPLOYEES

In 1996, UPC loaned certain employees of UPC amounts for the exercise of the employees' stock options, taxes on options exercised, or both. These recourse loans bear interest at 5.0% per annum. The employees' liability to UPC is presented in the consolidated financial statements net of UPC's obligation to the employees under the plan. As of December 31, 1999 and 1998, the receivable from employees, including accrued interest totaled $12.2 and $10.1 million, respectively.

In September 1999, the Company loaned to Mr. Mark L. Schneider $0.7 million in connection with the purchase of his home. The loan bears interest at 15.0% per annum and is payable monthly. During 1999, Mr. M. Schneider paid $0.04 million in interest on the loan. The loan is secured by all vested options Mr. M. Schneider holds in the Company and its affiliates and by a right to a second mortgage on his home. Payment of the loan is due upon the earlier of the sale of the home or the date Mr. M. Schneider is no longer employed by United, UPC or any affiliate. If Mr. M. Schneider defaults on the loan, the Company has a power of attorney that allows it to exercise the relevant number of stock options and sell the shares in satisfaction of Mr. M. Schneider's obligation and the Company can also execute a second mortgage.

ACQUISITION OF INTEREST IN PRINCES HOLDINGS AND TARA

In November 1998, UPC purchased from RCL, an entity owned by a discretionary trust for the benefit of certain members of the family of John Riordan, a director of United, a 5.0% interest in Tara and a 5.0% interest in Princes Holdings. The aggregate purchase price for these interests was approximately $6.0 million. The parties agreed the purchase price would be paid in cash. Subsequently, RCL elected to receive shares of Class A Common Stock of United. The Company paid such purchase price by delivering to RCL 769,062 restricted shares of Class A Common Stock held by UPC.

19. SUBSEQUENT EVENTS

UPC SENIOR NOTES AND SENIOR DISCOUNT NOTES

In January 2000, UPC completed a $1.6 billion bond offering consisting of $600.0 million and E200.0 million of ten-year 11.25% Senior Notes due 2010, $300.0 million of ten-year 11.5% Senior Notes due 2010 and $1.0 billion aggregate principal amount of ten-year 13.75% Senior Discount Notes due 2010. The Senior Discount Notes were sold at 51.2% of the face amount yielding gross proceeds of $512.0 million and will accrue but not pay interest until 2005.

                             UNITEDGLOBALCOM, INC.

ACQUISITION OF INTERCOMM FRANCE HOLDING S.A.

In February 2000, UPC acquired Intercomm France Holding S.A. for E36.0 ($36.2) million in cash and shares in UPC France. Following the transaction, UPC controls 92.0% of UPC France.

ACQUISITION OF TEBECAI CABLE SYSTEM

In February 2000, UPC acquired 100% of Tebecai, a cable system based in the east of Holland, for E71.2 ($71.6) million.

UPC STOCK SPLIT

In March 2000, at an extraordinary general meeting of shareholders, shareholders of UPC approved an amendment to UPC's Articles of Association to effect a three-for-one stock split. All share and per share amounts in the accompanying notes to the consolidated financial statements have been adjusted to reflect this stock split.

ACQUISITION OF ELTELE OSTFOLD AND VESTFOLD

In March 2000, UPC acquired 100% of the equity of ElTele Ostfold and Vestfold from certain energy companies in Norway for E39.7 ($39.9) million.

ACQUISITION OF ADDITIONAL INTEREST IN SBS

In February 2000, UPC acquired an additional 10.2% of SBS for E162.5 ($163.5) million, increasing its ownership to 23.5%.

ACQUISITION OF ENECO CABLE SYSTEM

In March 2000, UPC acquired K&T Group, the cable interests of N.V. ENECO, for consideration of E1.2 ($1.2) billion. K&T owns and operates cable networks in Rotterdam, Dordrecht and the surrounding municipalities in The Netherlands.

AUSTAR UNITED PUBLIC OFFERING

On March 29, 2000, Austar United announced the sale of 20.0 million shares to the public at A$8.50 ($5.15) per share for gross proceeds to the Company of A$170.0 ($103.0) million.

              REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE

To UnitedGlobalCom, Inc.:

We have audited, in accordance with auditing standards generally accepted in the United States, the consolidated financial statements of UnitedGlobalCom, Inc. included in this Form 10-K and have issued our report thereon dated March 29, 2000. Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The following schedules are the responsibility of the Company's management and are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic consolidated financial statements. These schedules have been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements as indicated in our report with respect thereto and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                            ARTHUR ANDERSEN LLP

Denver, Colorado
March 29, 2000

                             UNITEDGLOBALCOM, INC.
                                  PARENT ONLY
                                   SCHEDULE I

                   CONDENSED FINANCIAL POSITION OF REGISTRANT
                             (STATED IN THOUSANDS)

                                                                       AS OF
                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1999         1998
                                                              ----------   -----------
                                        ASSETS
Current assets
  Cash and cash equivalents.................................  $  880,653   $     7,553
  Restricted cash...........................................         475           450
  Short-term liquid investments.............................     354,710        38,367
  Costs to be reimbursed by affiliated companies, net.......      14,163        17,430
  Management fee receivables from related parties...........       1,800            --
  Other receivables.........................................         709         1,354
  Other current assets, net.................................       7,400         1,267
                                                              ----------   -----------
         Total current assets...............................   1,259,910        66,421
Notes receivable from wholly-owned subsidiaries, including
  accrued interest..........................................     447,011       200,005
Marketable equity securities and other investments..........       2,000            --
Investments in affiliates, accounted for under the equity
  method, net...............................................     630,797            --
Property, plant and equipment, net of accumulated
  depreciation of $934 and $917, respectively...............       2,268         2,325
Deferred financing costs, net of accumulated amortization of
  $4,628 and $1,772, respectively...........................      29,052        18,133
Other assets, net...........................................          76            74
                                                              ----------   -----------
         Total assets.......................................  $2,371,114   $   286,958
                                                              ==========   ===========

                    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
  Accounts payable..........................................  $    6,444   $       264
  Accrued liabilities.......................................       7,450         1,817
  Losses recognized in excess of investment in
    unconsolidated subsidiaries.............................          --       319,253
                                                              ----------   -----------
         Total current liabilities..........................      13,894       321,334
Senior discount notes.......................................   1,215,994       893,003
                                                              ----------   -----------
         Total liabilities..................................   1,229,888     1,214,337
                                                              ----------   -----------
Preferred stock, $0.01 par value, 3,000,000 shares
  authorized, stated at liquidation value:
  Series A Convertible Preferred Stock, 0 and 132,144 shares
    issued and outstanding, respectively....................          --        26,086
                                                              ----------   -----------
  Series B Convertible Preferred Stock, 116,185 and 139,031
    shares issued and outstanding, respectively.............      26,920        30,200
                                                              ----------   -----------
Stockholders' equity (deficit):
  Class A Common Stock, $0.01 par value, 210,000,000 shares
    authorized, 81,574,815 and 61,349,990 shares issued and
    outstanding, respectively...............................         816           614
  Class B Common Stock, $0.01 par value, 30,000,000 shares
    authorized 19,323,940 and 19,831,760 shares issued and
    outstanding, respectively...............................         193           198
  Series C Convertible Preferred Stock, 425,000 shares
    authorized, 425,000 and 0 shares issued and outstanding,
    respectively............................................     410,125            --
  Series D Convertible Preferred Stock, 287,500 shares
    authorized, 287,500 and 0 shares issued and outstanding,
    respectively............................................     268,773            --
  Additional paid-in capital................................   1,416,635       378,191
  Deferred compensation.....................................    (119,996)         (679)
  Treasury stock, at cost, 5,569,240 shares of Class A
    Common Stock............................................     (29,061)      (29,061)
  Accumulated deficit.......................................    (621,941)   (1,241,986)
  Other cumulative comprehensive loss.......................    (211,238)      (90,942)
                                                              ----------   -----------
         Total stockholders' equity (deficit)...............   1,114,306      (983,665)
                                                              ----------   -----------
         Total liabilities and stockholders' equity
           (deficit)........................................  $2,371,114   $   286,958
                                                              ==========   ===========

                             UNITEDGLOBALCOM, INC.
                                  PARENT ONLY
                                   SCHEDULE I

            CONDENSED INFORMATION AS TO THE OPERATIONS OF REGISTRANT
                             (STATED IN THOUSANDS)

                                                          FOR THE YEAR   FOR THE TEN    FOR THE YEAR
                                                             ENDED       MONTHS ENDED      ENDED
                                                          DECEMBER 31,   DECEMBER 31,   FEBRUARY 28,
                                                              1999           1998           1998
                                                          ------------   ------------   ------------
Revenue.................................................   $   5,077      $      --      $     452
Corporate general and administrative expense............        (168)        (1,698)          (983)
Depreciation and amortization...........................        (379)          (278)          (366)
                                                           ---------      ---------      ---------
          Operating loss................................       4,530         (1,976)          (897)
Interest income.........................................      17,440          5,051          5,006
Interest income, related parties, net...................      32,941         13,727          7,443
Interest expense........................................    (116,908)       (76,364)        (6,228)
Provision for losses on investment related costs........          --            255           (451)
Other expense, net......................................      (3,155)          (156)          (202)
                                                           ---------      ---------      ---------
          (Loss) income before other items..............     (65,152)       (59,463)         4,671
Share in results of affiliates, net.....................     701,470       (486,069)      (347,203)
                                                           ---------      ---------      ---------
          Net income (loss).............................   $ 636,318      $(545,532)     $(342,532)
                                                           =========      =========      =========
Foreign currency translation adjustments................   $(127,154)     $ (24,713)     $ (50,274)
Unrealized gains (losses) on securities:
  Unrealized holding gains (losses) arising during
     period.............................................       6,858           (505)        (1,593)
  Reclassification adjustment for losses included in net
     income.............................................          --             --          8,013
                                                           ---------      ---------      ---------
          Comprehensive income (loss)...................   $ 516,022      $(570,750)     $(386,386)
                                                           =========      =========      =========

                             UNITEDGLOBALCOM, INC.
                                  PARENT ONLY
                                   SCHEDULE I

            CONDENSED INFORMATION AS TO THE CASH FLOWS OF REGISTRANT
                             (STATED IN THOUSANDS)

                                                              FOR THE YEAR   FOR THE TEN    FOR THE YEAR
                                                                 ENDED       MONTHS ENDED      ENDED
                                                              DECEMBER 31,   DECEMBER 31,   FEBRUARY 28,
                                                                  1999           1998           1998
                                                              ------------   ------------   ------------
Cash flows from operating activities:
  Net loss..................................................   $  636,318     $(545,532)     $(342,532)
  Adjustments to reconcile net loss to net cash flows from
    operating activities:
    Share in results of affiliates, net.....................     (701,470)      486,069        347,203
    Allocation of general, administrative and other expenses
      accounted for as a net capital contribution...........      (12,147)      (12,487)       (23,232)
    Depreciation and amortization...........................          379           279            366
    Accretion of interest on senior notes and amortization
      of deferred financing costs...........................      116,908        76,365          6,212
    Provision for losses on marketable equity securities and
      investment related costs..............................           --            --            451
    (Increase) decrease in other assets.....................      (16,781)       (8,813)          (157)
    (Decrease) increase in accounts payable, accrued
      liabilities and other.................................       12,279           963         (2,582)
                                                               ----------     ---------      ---------
        Net cash flows from operating activities............       35,486        (3,156)       (14,271)
                                                               ----------     ---------      ---------
Cash flows from investing activities:
  Purchase of short-term liquid investments.................     (447,387)     (145,678)       (77,668)
  Proceeds from sale of short-term liquid investments.......      131,044       128,717        107,982
  Restricted cash and short-term investments released.......          (25)          385            765
  Payoff of debt recorded at subsidiary level by
    parent -- recorded as deemed capital contribution to
    subsidiary..............................................           --            --       (531,800)
  Investments in affiliates and other investments...........      (59,163)      (69,412)      (169,333)
  Increase in notes receivable from affiliates..............     (247,006)     (147,333)            --
  Payments on note receivable from affiliates...............           --            --         37,500
  Capital expenditures......................................         (426)          (56)        (1,841)
  Distribution received from affiliated company.............           --            --        123,230
  Acquisition, transaction and development costs and
    other...................................................        3,266        (4,207)        (2,676)
                                                               ----------     ---------      ---------
        Net cash flows from investing activities............     (619,697)     (237,584)      (513,841)
                                                               ----------     ---------      ---------
Cash flows from financing activities:
  Proceeds from offering of senior notes and senior discount
    notes...................................................      208,939            --        812,200
  Deferred financing costs..................................      (13,779)         (409)       (19,495)
  Issuance of common stock in connection with public
    offerings, net of financing costs.......................    1,212,977         7,402             --
  Issuance of common stock in connection with Company's
    stock option plan.......................................       27,547         4,789            796
  Issuance of warrants......................................       21,627            --             --
  Payments made on payable to affiliate, net................           --            --        (76,782)
                                                               ----------     ---------      ---------
        Net cash flows from financing activities............    1,457,311        11,782        716,719
                                                               ----------     ---------      ---------
Increase (decrease) in cash and cash equivalents............      873,100      (228,958)       188,607
Cash and cash equivalents, beginning of period..............        7,553       236,511         47,904
                                                               ----------     ---------      ---------
Cash and cash equivalents, end of period....................   $  880,653     $   7,553      $ 236,511
                                                               ==========     =========      =========
Non-cash investing and financing activities:
  Issuance of preferred stock utilized in purchase of
    Australian investments..................................   $       --     $  29,544      $      --
                                                               ==========     =========      =========
  Non-cash issuance of warrants by subsidiary to purchase
    subsidiary stock........................................   $       --     $      --      $   3,678
                                                               ==========     =========      =========
Supplemental cash flow disclosure:
  Cash received for interest................................   $   12,205     $   5,003      $   5,318
                                                               ==========     =========      =========

                             UNITEDGLOBALCOM, INC.
                       VALUATION AND QUALIFYING ACCOUNTS
                                  SCHEDULE II

                    (IN THOUSANDS OF UNITED STATES DOLLARS)

                                            BALANCE AT                                                BALANCE AT
                                           BEGINNING OF   CHARGED TO                                    END OF
DESCRIPTION                                   PERIOD       EXPENSE     ACQUISITIONS   DEDUCTIONS(1)     PERIOD
-----------                                ------------   ----------   ------------   -------------   ----------
Allowance for doubtful subscriber
  receivables:
  Year ended December 31, 1999...........     5,482         11,199        23,041         (11,914)       27,808
  Ten months ended December 31, 1998.....     3,191          2,470         1,201          (1,380)        5,482
  Year ended February 28, 1998...........        --            186         3,191            (186)        3,191
Allowance for costs to be reimbursed:
  Year ended December 31, 1999...........        --          3,316            --              (3)        3,313
  Ten months ended December 31, 1998.....     1,094             55            --          (1,149)           --
  Year ended February 28, 1998...........     2,369            626            --          (1,901)        1,094
Allowance for investments in affiliates:
  Year ended December 31, 1999...........     4,384             --            --          (4,384)           --
  Ten months ended December 31, 1998.....        --          4,384            --              --         4,384
  Year ended February 28, 1998...........     2,147             --            --          (2,147)           --

---------------

(1) Represents uncollectible balances written off to the allowance account and the effect of currency translation adjustments.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To UnitedGlobalCom, Inc.:

We have audited the accompanying consolidated balance sheets of United International Properties, Inc. (a Colorado corporation) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, parent's deficit and cash flows for the year ended December 31, 1999, the ten months ended December 31, 1998 (see Note 2) and for the year ended February 28, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform these audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits, and the report of other auditors, provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of United International Properties, Inc. and subsidiaries as of December 31, 1999 and 1998 and the results of their operations and their cash flows for the year ended December 31, 1999, the ten months ended December 31, 1998 and the year ended February 28, 1998, in conformity with accounting principles generally accepted in the United States.

                                            ARTHUR ANDERSEN LLP

Denver, Colorado
March 29, 2000

                     UNITED INTERNATIONAL PROPERTIES, INC.

                          CONSOLIDATED BALANCE SHEETS
           (STATED IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                AS OF DECEMBER 31,
                                                              ----------------------
                                                                 1999        1998
                                                              ----------   ---------
                                       ASSETS
Current assets
  Cash and cash equivalents.................................  $   13,382   $  12,409
  Restricted cash...........................................         500         753
  Short-term liquid investments.............................     274,979       3,131
  Subscriber receivables, net of allowance for doubtful
    accounts of $10,949 and $634, respectively..............      23,154       6,970
  Costs to be reimbursed by affiliated companies, net.......          --         280
  Other receivables, including related party receivables of
    $957 and $2,064, respectively...........................      45,283       2,997
  Inventory.................................................      16,176      12,617
  Deferred taxes............................................       2,119          --
  Other current assets, net.................................      18,109       6,231
                                                              ----------   ---------
         Total current assets...............................     393,702      45,388
Investments in affiliates, accounted for under the equity
  method, net...............................................      65,142     175,281
Property, plant and equipment, net of accumulated
  depreciation of $286,261 and $153,860, respectively.......     460,469     130,071
Goodwill and other intangible assets, net of accumulated
  amortization of $35,539 and $18,989, respectively.........     317,041      65,130
Deferred financing costs, net of accumulated amortization of
  $6,460 and $3,237,
  respectively..............................................      23,304      11,675
Deferred taxes..............................................       3,698          --
Other assets, net...........................................      10,301       4,610
                                                              ----------   ---------
         Total assets.......................................  $1,273,657   $ 432,155
                                                              ==========   =========

                          LIABILITIES AND PARENT'S DEFICIT
Current liabilities
  Accounts payable, including related party payables of
    $9,959 and $2,291, respectively.........................  $   60,259   $  11,679
  Accrued liabilities.......................................      41,538      34,165
  Short-term debt...........................................       9,033      59,875
  Current portion of senior discount notes and other
    long-term debt..........................................       1,574       2,601
  Other current liabilities.................................      10,567       3,524
                                                              ----------   ---------
         Total current liabilities..........................     122,971     111,844
Notes payable to parent.....................................     446,288     107,396
Senior discount notes and senior notes......................     407,945     356,640
Other long-term debt........................................     437,671      68,086
Deferred compensation.......................................       1,793          --
Deferred taxes..............................................       1,013          --
Other long-term liabilities, including due to parent of
  $1,322 and $575, respectively.............................       5,470       3,016
                                                              ----------   ---------
         Total liabilities..................................   1,423,151     646,982
                                                              ----------   ---------
Minority interests in subsidiaries..........................      78,279       4,983
                                                              ----------   ---------
Parent's deficit:
  Common Stock, $0.01 par value, 1,000 shares authorized,
    100 and 100 shares issued and outstanding, respectively,
    (pledged as collateral under parent's senior discount
    notes)..................................................          --          --
  Additional paid-in capital................................     718,517     615,712
  Deferred compensation.....................................     (18,343)         --
  Accumulated deficit.......................................    (843,672)   (770,620)
  Other cumulative comprehensive loss.......................     (84,275)    (64,902)
                                                              ----------   ---------
         Total parent's deficit.............................    (227,773)   (219,810)
                                                              ----------   ---------
Commitments and contingencies (Notes 13 and 14)
         Total liabilities and parent's deficit.............  $1,273,657   $ 432,155
                                                              ==========   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                     UNITED INTERNATIONAL PROPERTIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (STATED IN THOUSANDS)

                                                         FOR THE YEAR   FOR THE TEN    FOR THE YEAR
                                                            ENDED       MONTHS ENDED       ENDED
                                                         DECEMBER 31,   DECEMBER 31,   FEBRUARY 28,
                                                             1999           1998           1998
                                                         ------------   ------------   -------------
Revenue................................................   $ 245,825      $  81,781       $  88,644
System operating expense...............................    (147,973)       (65,688)        (62,886)
System selling, general and administrative expense.....     (88,460)       (48,825)        (59,385)
Corporate general and administrative expense...........     (36,381)       (14,790)        (20,250)
Depreciation and amortization..........................    (137,893)       (82,217)        (85,204)
                                                          ---------      ---------       ---------
          Operating loss...............................    (164,882)      (129,739)       (139,081)
Gain on issuance of common equity securities by
  subsidiaries.........................................     248,361             --              --
Interest income, including related party income of
  $561, $497 and $302, respectively....................       7,340          1,973           2,568
Interest expense.......................................     (88,579)       (48,339)       (116,015)
Interest expense, related party........................     (31,222)        (7,536)         (7,063)
Provision for losses on marketable equity securities
  and investment related costs.........................      (7,127)        (6,810)        (14,342)
Gain on sale of investments in affiliates..............          --             --          90,020
Foreign currency exchange (loss) gain..................     (25,787)        (1,657)         (1,411)
Other expense, net.....................................        (406)        (2,239)         (3,550)
                                                          ---------      ---------       ---------
          Loss before income taxes and other items.....     (62,302)      (194,347)       (188,874)
Income tax expense.....................................      (2,091)            --              --
Minority interests in subsidiaries.....................      14,540            617           1,685
Share in results of affiliates, net....................     (23,199)       (28,487)        (26,771)
                                                          ---------      ---------       ---------
          Net loss before extraordinary charge.........     (73,052)      (222,217)       (213,960)
Extraordinary charge for early retirement of debt......          --             --         (79,091)
                                                          ---------      ---------       ---------
          Net loss.....................................   $ (73,052)     $(222,217)      $(293,051)
                                                          =========      =========       =========
Foreign currency translation adjustments...............   $ (20,172)     $ (20,911)      $ (38,401)
Unrealized gains (losses) on securities:
  Unrealized holding gains (losses) arising during
     period............................................         799           (505)         (1,593)
  Reclassification adjustment for losses included
     in net income.....................................          --             --           8,013
                                                          ---------      ---------       ---------
          Comprehensive loss...........................   $ (92,425)     $(243,633)      $(325,032)
                                                          =========      =========       =========

  The accompanying notes are an integral part of these consolidated financial statements.

                     UNITED INTERNATIONAL PROPERTIES, INC.

                  CONSOLIDATED STATEMENTS OF PARENT'S DEFICIT
                  (STATED IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                      OTHER
                                       COMMON STOCK     ADDITIONAL                                 CUMULATIVE
                                      ---------------    PAID-IN       DEFERRED     ACCUMULATED   COMPREHENSIVE
                                      SHARES   AMOUNT    CAPITAL     COMPENSATION     DEFICIT         LOSS          TOTAL
                                      ------   ------   ----------   ------------   -----------   -------------   ---------
BALANCES, FEBRUARY 28, 1997.........   100        --     $ 65,488      $     --      $(221,939)     $(11,505)     $(167,956)
Issuance of warrants to purchase
  common stock of subsidiary........    --        --        3,678            --             --            --          3,678
Gain on sale of stock by
  subsidiary........................    --        --        7,614            --             --            --          7,614
Payoff of debt recorded at
  subsidiary level by
  parent -- recorded as deemed
  capital contribution..............    --        --      531,800            --             --            --        531,800
Capital distribution to parent,
  net...............................    --        --      (98,621)           --             --            --        (98,621)
Net loss............................    --        --           --            --       (293,051)           --       (293,051)
Change in unrealized gain (loss) on
  available-for-sale securities,
  net...............................    --        --           --            --             --        (1,593)        (1,593)
Provision for loss on
  available-for-sale securities.....    --        --           --            --             --         8,013          8,013
Change in cumulative translation
  adjustments.......................    --        --           --            --             --       (38,401)       (38,401)
                                       ---      ----     --------      --------      ---------      --------      ---------
BALANCES, FEBRUARY 28, 1998.........   100        --      509,959            --       (514,990)      (43,486)       (48,517)
Cash contributions from parent......    --        --       65,982            --             --            --         65,982
Non-cash contributions from
  parent............................    --        --       39,767            --             --            --         39,767
Distribution of net investment in
  subsidiaries to parent, at cost...    --        --            4            --             --            --              4
Elimination of historical two month
  reporting difference due to change
  in fiscal year end................    --        --           --            --        (33,413)           --        (33,413)
Net loss............................    --        --           --            --       (222,217)           --       (222,217)
Change in unrealized gain (loss) on
  available-for-sale securities,
  net...............................    --        --           --            --             --          (505)          (505)
Change in cumulative translation
  adjustments.......................    --        --           --            --             --       (20,911)       (20,911)
                                       ---      ----     --------      --------      ---------      --------      ---------
BALANCES, DECEMBER 31, 1998.........   100        --      615,712            --       (770,620)      (64,902)      (219,810)
Net loss............................    --        --           --            --        (73,052)           --        (73,052)
Cash contributions from parent......    --        --       59,163            --             --            --         59,163
Non-cash contributions from
  parent............................    --        --        2,759            --             --            --          2,759
Equity transactions of
  subsidiaries......................    --        --       40,883       (40,883)            --            --             --
Amortization of deferred
  compensation......................    --        --           --        22,540             --            --         22,540
Change in cumulative translation....    --        --           --            --             --       (20,172)       (20,172)
Change in unrealized gain on
  available-for-sale securities.....    --        --           --            --             --           799            799
                                       ---      ----     --------      --------      ---------      --------      ---------
BALANCES, DECEMBER 31, 1999.........   100      $ --     $718,517      $(18,343)     $(843,672)     $(84,275)     $(227,773)
                                       ===      ====     ========      ========      =========      ========      =========

  The accompanying notes are an integral part of these consolidated financial statements.

                     UNITED INTERNATIONAL PROPERTIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (STATED IN THOUSANDS)

                                                          FOR THE YEAR   FOR THE TEN    FOR THE YEAR
                                                             ENDED       MONTHS ENDED      ENDED
                                                          DECEMBER 31,   DECEMBER 31,   FEBRUARY 28,
                                                              1999           1998           1998
                                                          ------------   ------------   ------------
Cash flows from operating activities:
  Net loss..............................................   $ (73,052)     $(222,217)     $(293,051)
  Elimination of historical two month reporting
     difference due to change in fiscal year............          --        (33,413)            --
  Adjustments to reconcile net loss to net cash flows
     from operating activities:
     Gain on issuance of common equity securities by
       subsidiaries.....................................    (248,361)            --             --
     Extraordinary charge for early retirement of
       debt.............................................          --             --         79,091
     Share in results of affiliates, net................      18,340         34,423         27,860
     Allocation of general, administrative and other
       expenses accounted for as a net contribution of
       capital by parent................................       8,752          7,899         15,910
     Minority interests in subsidiaries.................     (14,540)          (617)        (1,685)
     Depreciation and amortization......................     137,893         99,703         85,204
     Accretion of interest on senior notes and
       amortization of deferred financing costs.........      57,681         49,798        104,311
     Stock-based compensation expense...................      21,507          2,669             --
     Gain on sale of investments in affiliates..........          --             --        (90,020)
     Provision for losses on marketable equity
       securities and investment related costs..........       7,127          6,342         14,342
     Increase in receivables, net.......................     (13,368)        (3,395)        (4,128)
     Decrease (increase) in other assets................       9,898         (8,723)         7,471
     Increase in accounts payable, accrued liabilities
       and other........................................      60,776         26,969          9,905
                                                           ---------      ---------      ---------
          Net cash flows from operating activities......     (27,347)       (40,562)       (44,790)
                                                           ---------      ---------      ---------
Cash flows from investing activities:
  Purchase of short-term liquid investments.............    (273,184)        (3,923)       (16,988)
  Proceeds from sale of short-term liquid investments...       9,172         13,117         23,303
  Restricted cash released (deposited), net.............         344          7,943         (9,115)
  Investments in affiliates and other investments.......     (19,490)       (38,346)       (64,540)
  Proceeds from sale of investments in affiliated
     companies..........................................          --             --        211,125
  New acquisitions, net of cash acquired................    (272,888)        (9,881)            --
  Capital expenditures..................................    (181,519)       (75,454)      (106,776)
  Increase in notes receivable and other................     (30,324)           953        (14,536)
                                                           ---------      ---------      ---------
          Net cash flows from investing activities......    (767,889)      (105,591)        22,473
                                                           ---------      ---------      ---------
Cash flows from financing activities:
  Issuance of common stock by subsidiaries, net.........     292,784             --             --
  Issuance of common stock in connection with
     subsidiaries stock option plans....................         807             --             --
  Proceeds from offering of senior notes and senior
     discount notes.....................................          --             --         29,925
  Retirement of existing senior notes...................        (435)            --             --
  Proceeds from short-term and long-term borrowings.....     290,928         39,519        233,210
  Deferred financing costs..............................      (8,014)          (486)       (11,373)
  Repayments of short-term and long-term borrowings.....    (154,185)       (30,183)      (119,114)
  Capital contribution from (distribution to) parent....      59,193         65,982       (123,230)
  Payments received on receivable from parent, net......          --             --         76,782

                     UNITED INTERNATIONAL PROPERTIES, INC.

                             (STATED IN THOUSANDS)

                                                          FOR THE YEAR   FOR THE TEN    FOR THE YEAR
                                                             ENDED       MONTHS ENDED      ENDED
                                                          DECEMBER 31,   DECEMBER 31,   FEBRUARY 28,
                                                              1999           1998           1998
                                                          ------------   ------------   ------------
  Proceeds from (payment on) note payable to parent.....     315,035         60,865        (37,500)
  Payment of sellers notes..............................          --             --        (46,351)
  Cash contributed from minority interest partners......       2,971             --         22,042
                                                           ---------      ---------      ---------
          Net cash flows from financing activities......     799,084        135,697         24,391
                                                           ---------      ---------      ---------
Effect of exchange rates on cash........................      (2,875)           101           (190)
                                                           ---------      ---------      ---------
Increase (decrease) in cash and cash equivalents........         973        (10,355)         1,884
Cash and cash equivalents, beginning of period..........      12,409         22,764         20,880
                                                           ---------      ---------      ---------
Cash and cash equivalents, end of period................   $  13,382      $  12,409      $  22,764
                                                           =========      =========      =========
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Cash paid for interest................................   $  20,642      $   6,223      $   7,497
                                                           =========      =========      =========
  Cash received for interest............................   $   3,179      $     558      $   2,376
                                                           =========      =========      =========
  Seller notes for purchase of Argentine systems........   $      --      $      --      $  52,061
                                                           =========      =========      =========
Acquisition of remaining interest in VTR:
  Working capital.......................................   $ (10,381)     $      --      $      --
  Property, plant and equipment.........................    (203,154)            --             --
  Goodwill and other intangible assets..................    (244,981)            --             --
  Other long-term assets................................     (14,685)            --             --
  Elimination of equity investment in Chilean joint
     venture............................................      69,381             --             --
  Long-term liabilities.................................     145,641             --             --
                                                           ---------      ---------      ---------
          Total cash paid...............................    (258,179)            --             --
  Cash acquired.........................................       5,498             --             --
                                                           ---------      ---------      ---------
          Net cash paid.................................   $(252,681)     $      --      $      --
                                                           =========      =========      =========
Deconsolidation of New Zealand subsidiary:
  Working capital.......................................   $  10,162      $   4,159      $      --
  Property, plant and equipment.........................     (80,656)       (26,484)            --
  Elimination of investment in Saturn...................      21,974             --             --
  Goodwill and other intangible assets..................      (5,737)        (2,805)            --
  Notes payable and other debt..........................      54,870          3,833             --
  Minority interest.....................................          --         11,416             --
                                                           ---------      ---------      ---------
          Total cash relinquished.......................   $     613      $  (9,881)     $      --
                                                           =========      =========      =========
Sale of Argentine Cable Systems:
  Working capital, net of cash relinquished of $2,133...   $      --      $      --      $  (3,319)
  Investments in affiliated companies...................          --             --         83,535
  Property, plant and equipment and other long-term
     assets.............................................          --             --          4,560
  Goodwill and other intangible assets..................          --             --         60,727
  Sellers notes (assumed by the buyers).................          --             --        (24,398)
  Gain on sale..........................................          --             --         90,020
                                                           ---------      ---------      ---------
          Cash received from sale.......................   $      --      $      --      $ 211,125
                                                           =========      =========      =========

  The accompanying notes are an integral part of these consolidated financial statements.

                     UNITED INTERNATIONAL PROPERTIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF OPERATIONS

United International Properties, Inc. ("UIPI" or the "Company"), a wholly-owned subsidiary of UnitedGlobalCom, Inc. ("United") was formed on September 21, 1994 in connection with the transaction contemplated by United's offering of 14% senior discount notes (the "Old Notes"). Under United's offering of the Old Notes, United contributed to UIPI, United's interests in certain operating properties and early stage projects in Latin America and Asia/Pacific. UIPI will hold all of United's future investments and development projects in Latin America and Asia/Pacific. The accompanying financial statements have been prepared on a basis of reorganization accounting as though UIPI had performed all foreign development activities and made all acquisitions of the foreign multi-channel television interests in Latin America and Asia/Pacific since inception. UIPI reflected all of the transfers from United as a capital contribution from parent in the accompanying consolidated financial statements. The following chart presents a summary of the Company's significant investments in telecommunications as of December 31, 1999.

                                    [CHART]

                                                UIPI

                          100%                                        100%

                  United Asia/Pacific                      United Latin America, Inc.
                  Communications, Inc.                              ("ULA")
                        ("UAP")*

                          100%

             United Australia/Pacific, Inc.         Brazil:
                     ("United A/P")                   TV Show Brasil                  100.0%
                                                      Jundiai                          46.3%
                         75.4%
        Austar United Communications Limited        Chile:
                   ("Austar United")                  VTR                             100.0%

        Australia:                                  Mexico:
          Austar                          100.0%      Megapo                           49.0%(1)
          XYZ Entertainment                50.0%

        New Zealand:                                Peru:
         Saturn                           100.0%      Cable Star                       62.2%

        * Other UAP                                 Latin American Programming:
        China:                                        MGM Networks LA                  50.0%
         Hunan International TV            49.0%

        Philippines:
         Philipino Cable Corporation       19.6%

---------------

(1) In January 2000, ULA purchased an additional 41.3% interest in Megapo for $22.8 million.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                     UNITED INTERNATIONAL PROPERTIES, INC.

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company and all subsidiaries where it exercises a controlling financial interest through the ownership of a majority voting interest. The following illustrates those subsidiaries for which the Company consolidated the results of operations for only a portion of the fiscal year ended December 31, 1999:

                                  EFFECTIVE DATE OF
ENTITY                              CONSOLIDATION                     REASON
------                            -----------------                   ------
VTR.............................  May 1, 1999         Acquisition of remaining 66.0% interest
Saturn(1).......................  August 1, 1999      Acquisition of remaining 35.0% interest

---------------

(1) The company consolidated the results of operations of Saturn from July 1, 1996 to December 31, 1997. Effective January 1, 1998 the Company discontinued consolidating the results of operations of Saturn because of certain minority shareholders' rights.

All significant intercompany accounts and transactions have been eliminated in consolidation.

CHANGE IN FISCAL YEAR-END

Prior to the ten months ended December 31, 1998, the Company's fiscal year-end was February 28, and it accounted for its share of the income or loss of its operating companies based on the calendar year results of each operating company. This created a two month delay in reporting the operating company results in the Company's consolidated results for its fiscal year-end. On February 24, 1999, the Company changed its fiscal year-end from the last day in February to the last day in December, effective December 31, 1998. To effect the transaction to the new fiscal year end, the combined results of operations of the operating companies for January and February 1998, a loss of $33.4 million, has been reported as a one-time adjustment to retained deficit as of March 1, 1998 in the consolidated statement of parent's deficit. Consequently, the consolidated statement of operations presents the consolidated results of the Company and its subsidiaries for the ten months ended December 31, 1998. For comparative purposes, the Company's consolidated revenue, net operating loss and net loss were $74.4 million, $115.3 million and $173.2 million, respectively, for the ten months ended December 31, 1997, and the Company's consolidated revenue, net operating loss and net loss were $95.5 million, $148.3 million and $255.6 million, respectively for the year ended December 31, 1998.

CASH AND CASH EQUIVALENTS AND SHORT-TERM LIQUID INVESTMENTS

Cash and cash equivalents include cash and investments with original maturities of less than three months. Short-term liquid investments include certificates of deposit, commercial paper, corporate bonds and government securities which have original maturities greater than three months but less than twelve months. Short-term liquid investments are classified as available-for-sale and are reported at fair market value.

RESTRICTED CASH

Cash held as collateral for letters of credit and other loans is classified based on the expected expiration of such facilities. Cash held in escrow and restricted to a specific use is classified based on the expected timing of such disbursement.

                     UNITED INTERNATIONAL PROPERTIES, INC.

COSTS TO BE REIMBURSED BY AFFILIATED COMPANIES

The Company incurs costs on behalf of affiliated companies, such as salaries and benefits, travel and professional services. These costs are reimbursed by the affiliated companies.

INVENTORY

Inventory is stated at the lower of cost (first-in, first-out basis) or market.

INVESTMENTS IN AFFILIATES, ACCOUNTED FOR UNDER THE EQUITY METHOD

For those investments in unconsolidated subsidiaries and companies in which the Company's voting interest is 20.0% to 50.0%, its investments are held through a combination of voting common stock, preferred stock, debentures or convertible debt and/or the Company exerts significant influence through board representation and management authority, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's proportionate share of net earnings or losses of the affiliate, limited to the extent of the Company's investment in and advances to the affiliate, including any debt guarantees or other contractual funding commitments. The Company's proportionate share of net earnings or losses of affiliates includes the amortization of the excess of its cost over its proportionate interest in each affiliate's net assets.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is stated at cost. Additions, replacements, installation costs and major improvements are capitalized, and costs for normal repair and maintenance of property, plant and equipment are charged to expense as incurred. Assets constructed incorporate overhead expense and interest charges incurred during the period of construction; investment subsidies are deducted. Upon disconnection of a subscriber, the remaining book value of the subscriber equipment, excluding converters which are recovered upon disconnection, and the capitalized labor are written off and accounted for as an operating cost. Depreciation is calculated using the straight-line method over the economic life of the asset.

The economic lives of property, plant and equipment at acquisition are as follows:

Cable distribution networks.................................   3-20 years
Subscriber premises equipment and converters................   3-10 years
MMDS/DTH distribution facilities............................   5-20 years
Office equipment, furniture and fixtures....................   3-10 years
Buildings and leasehold improvements........................   3-33 years
Other.......................................................   3-10 years

GOODWILL AND OTHER INTANGIBLE ASSETS

The excess of investments in consolidated subsidiaries over the net tangible asset value at acquisition is amortized on a straight-line basis over 15 years. Licenses in newly-acquired companies are recognized at the fair market value of those licenses at the date of acquisition. Licenses in new franchise areas include the capitalization of direct costs incurred in obtaining the license. The license value is amortized on a straight-line basis over the initial license period, up to a maximum of 20 years.

RECOVERABILITY OF TANGIBLE AND INTANGIBLE ASSETS

The Company evaluates the carrying value of all tangible and intangible assets whenever events or circumstances indicate the carrying value of assets may exceed their recoverable amounts. An impairment

                     UNITED INTERNATIONAL PROPERTIES, INC.

loss is recognized when the estimated future cash flows (undiscounted and without interest) expected to result from the use of an asset are less than the carrying amount of the asset. Measurement of an impairment loss is based on fair value of the asset computed using discounted cash flows if the asset is expected to be held and used. Measurement of an impairment loss for an asset held for sale would be based on fair market value less estimated costs to sell.

DEFERRED FINANCING COSTS

Costs to obtain debt financing are capitalized and amortized over the life of the debt facility using the effective interest method.

SUBSCRIBER PREPAYMENTS AND DEPOSITS

Payments received in advance for multi-channel television service are deferred and recognized as revenue when the associated services are provided. Deposits are recorded as a liability upon receipt and refunded to the subscriber upon disconnection.

REVENUE RECOGNITION

Revenue is primarily derived from the sale of multi-channel television, telephony and internet/data services to subscribers and is recognized in the period the related services are provided. Initial installation fees are recognized as revenue in the period in which the installation occurs, to the extent installation fees are equal to or less than direct selling costs, which are expensed. To the extent installation fees exceed direct selling costs, the excess are deferred and amortized over the average contract period. All installation fees and related costs with respect to reconnections and disconnections are recognized in the period in which the reconnection or disconnection occurs because reconnection fees are charged at a level equal to or less than related reconnection costs.

CONCENTRATION OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of subscriber receivables. Concentrations of credit risk with respect to subscriber receivables are limited due to the Company's large number of customers and their dispersion across many different countries worldwide.

STAFF ACCOUNTING BULLETIN NO. 51 ("SAB 51") ACCOUNTING POLICY

Gains realized as a result of stock sales by the Company's subsidiaries are recorded in the statement of operations, except for any transactions which must be credited directly to equity in accordance with the provisions of SAB 51.

STOCK-BASED COMPENSATION

Stock-based compensation is recognized using the intrinsic value method, which results in compensation expense for the difference between the grant price and the fair market value at each new measurement date. Austar United and ULA have adopted stock-based compensation plans for their employees. With respect to certain of these plans, the rights conveyed to employees are the substantive equivalents to stock appreciation rights. Accordingly, compensation expense is recognized at each financial statement date based on the difference between the grant price and the estimated fair value of the respective subsidiary's common stock.

                     UNITED INTERNATIONAL PROPERTIES, INC.

INCOME TAXES

The Company accounts for income taxes under the asset and liability method which requires recognition of deferred tax assets and liabilities for the expected future income tax consequences of transactions which have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and income tax basis of assets, liabilities and loss carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Net deferred tax assets are then reduced by a valuation allowance if management believes it more likely than not they will not be realized. Withholding taxes are taken into consideration in situations where the income of subsidiaries is to be paid out as dividends in the near future. Such withholding taxes are generally charged to income in the year in which the dividend income is generated.

FOREIGN OPERATIONS AND FOREIGN EXCHANGE RATE RISK

The functional currency for the Company's foreign operations is the applicable local currency for each affiliate company, except for countries which have experienced hyper-inflationary economies. For countries which have hyper-inflationary economies, the financial statements are prepared in U.S. dollars. Assets and liabilities of foreign subsidiaries for which the functional currency is the local currency are translated at exchange rates in effect at period-end, and the statements of operations are translated at the average exchange rates during the period. Exchange rate fluctuations on translating foreign currency financial statements into U.S. dollars that result in unrealized gains or losses are referred to as translation adjustments. Cumulative translation adjustments are recorded as a separate component of parent's deficit and are included in Other Cumulative Comprehensive Loss.

Transactions denominated in currencies other than the local currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in income as unrealized (based on period-end translations) or realized upon settlement of the transactions. Cash flows from the Company's operations in foreign countries are translated based on their functional currencies. As a result, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not agree to changes in the corresponding balances in the consolidated balance sheets. The effects of exchange rate changes on cash balances held in foreign currencies are reported as a separate line below cash flows from financing activities.

Certain of the Company's foreign operating companies have notes payable and notes receivable that are denominated in a currency other than their own functional currency. Accordingly, the Company may experience economic loss and a negative impact on earnings and equity with respect to its holdings solely as a result of foreign currency exchange rate fluctuations.

NEW ACCOUNTING PRINCIPLES

The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which requires that companies recognize all derivatives as either assets or liabilities in the balance sheet at fair value. Under SFAS 133, accounting for changes in fair value of a derivative depends on its intended use and designation. SFAS 133 is effective for fiscal years beginning after June 15, 2000. The Company is currently assessing the effect of this new standard.

In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 "Views on Selected Revenue Recognition Issues" ("SAB 101"), which provides the staff's views in applying generally accepted accounting principles to selected revenue recognition issues. SAB 101 is effective for the second quarter of 2000. The Company is currently assessing the effect of SAB 101.

                     UNITED INTERNATIONAL PROPERTIES, INC.

RECLASSIFICATION

Certain prior year amounts have been reclassified to conform to current year presentation.

3. ACQUISITIONS AND OTHER

VTR ACQUISITION

On April 29, 1999, an indirect wholly owned subsidiary of ULA acquired a 66.0% interest in VTR, a company that provides telephone and multi-channel television services to the greater Santiago, Chile area (the "VTR Acquisition"). This acquisition, combined with the interest in VTR that is owned by another indirect wholly owned subsidiary of the Company, gives the Company an indirect 100% interest in VTR. The purchase price for the 66.0% interest in VTR was approximately $258.2 million in cash. In addition, the Company provided capital for VTR to prepay approximately $125.8 million of existing bank indebtedness and a promissory note from the Company to one of the other shareholders of VTR.

RESTRUCTURING OF UNITED A/P ASSETS AND AUSTAR UNITED INITIAL PUBLIC OFFERING

In June 1999, the Company's interest in Austar, XYZ Entertainment and Saturn were contributed to Austar United in exchange for new shares issued by Austar United. On July 27, 1999, Austar United acquired from SaskTel its 35.0% interest in Saturn in exchange for approximately 13.7 million of Austar United's shares, thereby increasing Austar United's ownership interest in Saturn from 65.0% to 100%. In addition, Austar United successfully completed an initial public offering selling 103.5 million shares on the Australian Stock Exchange, raising gross and net proceeds at Australian dollar ("A$")4.70 ($3.03) per share of A$486.5 ($313.6) million and A$453.6 ($292.8) million, respectively. Based on the carrying value of the Company's investment in Austar United as of July 27, 1999, United recognized a gain of $248.4 million from the resulting step-up in the carrying amount of United's investment in Austar United, in accordance with SAB 51. No deferred taxes were recorded related to this gain due to the Company's intent on holding its investment in Austar United indefinitely. Austar United's offering reduced the Company's ownership interest from 100% to approximately 75.5%. As a result of employee stock option exercises subsequent to the initial public offering date, the Company's ownership interest in Austar United decreased to 75.4% as of December 31, 1999. Including all stock options granted to employees that were vested as of December 31, 1999, the Company's ownership interest in Austar United on a fully-diluted basis is approximately 73.7%.

MGM NETWORKS LA

In May 1998, ULA entered into a joint venture with a division of Metro-Goldwyn-Mayer, Inc. ("MGM") to form MGM Networks LA. Under the terms of the joint venture, ULA contributed its 100% interest in a Latin American programming venture for a 50.0% interest in MGM Networks LA, and MGM acquired a 50.0% interest in MGM Networks LA by contributing its Brazil channel (MGM Gold Brazil) and committing to fund the first $9.9 million ($6.7 million of which was funded at closing) required by MGM Networks LA. MGM Networks LA has also entered into a trademark license agreement with MGM for the use of the MGM brand name and also into a program license agreement to acquire programming from MGM.

AUSTAR

In July 1998, Austar acquired certain Australian pay television assets of East Coast Television Pty Limited ("ECT"), an affiliate of Century Communications Corporation ("Century"), for $6.1 million of the Company's newly-created Series B Convertible Preferred Stock. ECT's subscription television business

                     UNITED INTERNATIONAL PROPERTIES, INC.

includes subscribers and certain MMDS licenses and transmission equipment serving the areas in and around Newcastle, Gossford, Wollongong and Tasmania, Australia.

XYZ ENTERTAINMENT

In September 1998, UAP acquired the Australian programming assets held by Century, consisting of Century's 25.0% interest in XYZ Entertainment, a programming company that owns and/or distributes five channels to the Australian multi-channel marketplace, increasing its ownership to a total of 50.0% in XYZ Entertainment. The purchase price consisted of $1.2 million in cash and $23.4 million of the Company's Series B Preferred Stock.

TV SHOW BRASIL

In October 1998, ULA increased its ownership interest in TV Show Brasil from 45.0% to 100% for $11.4 million, half of which was paid in cash, with the remainder financed by the seller.

CABLE STAR

In October 1998, ULA and Arequipa Cable Vision ("ACV") each contributed their Peruvian multi-channel television assets to Cable Star, with ULA receiving 60.0% of the outstanding shares of Cable Star and the former shareholders of ACV receiving the other 40.0%.

ARGENTINA

In October 1997, the Company completed the sale of all of its cable television assets in Argentina, including the regions of Bahia Blanca, Comodoro, Trelew and Santa Fe (the "Argentina Transaction"). The sale price for Bahia Blanca, Comodoro, Trelew and Santa Fe collectively was $268.2 million, of which $25.3 million consisted of remaining notes payable to sellers from the original acquisitions. From this net sales price of $242.9 million, $29.6 million was paid directly by the buyers to other minority interest stockholders, resulting in net proceeds to the Company of approximately $211.1 million. The payment was received in full in cash. The Company recognized a gain on the transaction of $90.0 million.

TARA

In October 1997, Tara issued shares to third parties in exchange for consideration totaling $2.5 million, thereby diluting the Company's interest in Tara from 100% to 75.0%. A gain of $1.6 million recognized on the transaction was credited to additional paid-in capital in accordance with SAB 51.

SATURN

In July 1997, SaskTel Holdings (New Zealand), Inc. ("SaskTel") purchased a 35.0% equity interest in Saturn by investing New Zealand dollars ("NZ$")29.9 ($19.6) million directly into Saturn for its newly-issued shares, thereby reducing the Company's equity interest in Saturn to 65.0%. A gain of $6.0 million recognized on the transaction was credited to additional paid-in capital in accordance with SAB 51.

PRO FORMA FINANCIAL INFORMATION FOR THE YEAR ENDED FEBRUARY 28, 1998

The following pro forma condensed consolidated operating results for the year ended February 28, 1998 gives effect to the Argentina Transaction as if it had occurred at the beginning of the period presented. This pro forma condensed consolidated financial information and notes thereto do not purport to represent what the Company's results of operations would actually have been if such transaction had in fact occurred

                     UNITED INTERNATIONAL PROPERTIES, INC.

on such date. The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable.

                                                                 FOR THE YEAR ENDED
                                                                  FEBRUARY 28, 1998
                                                              -------------------------
                                                              HISTORICAL   PRO FORMA(1)
                                                              ----------   ------------
                                                                   (IN THOUSANDS)
Revenue.....................................................  $  88,644     $  71,017
                                                              =========     =========
Net loss before extraordinary charge........................  $(213,960)    $(295,469)
                                                              =========     =========
Net loss....................................................  $(293,051)    $(374,560)
                                                              =========     =========

---------------

(1) Represents elimination of historical statement of operations balances for the Argentina systems and elimination of the gain recorded on the Argentina Transaction.

4. CASH AND CASH EQUIVALENTS, RESTRICTED CASH AND SHORT-TERM INVESTMENTS

                                                                AS OF DECEMBER 31, 1999
                                                  ---------------------------------------------------
                                                                               SHORT-TERM
                                                  CASH AND CASH   RESTRICTED     LIQUID
                                                   EQUIVALENTS       CASH      INVESTMENTS    TOTAL
                                                  -------------   ----------   -----------   --------
                                                                    (IN THOUSANDS)
    Cash........................................     $13,382         $500       $     --     $ 13,882
    Certificates of deposit.....................          --           --        271,041      271,041
    Commercial paper............................          --           --          1,054        1,054
    Corporate bonds.............................          --           --          1,005        1,005
    Government securities.......................          --           --          1,879        1,879
                                                     -------         ----       --------     --------
              Total.............................     $13,382         $500       $274,979     $288,861
                                                     =======         ====       ========     ========

                                                                AS OF DECEMBER 31, 1998
                                                   --------------------------------------------------
                                                                                SHORT-TERM
                                                   CASH AND CASH   RESTRICTED     LIQUID
                                                    EQUIVALENTS       CASH      INVESTMENTS    TOTAL
                                                   -------------   ----------   -----------   -------
                                                                     (IN THOUSANDS)
    Cash.........................................     $ 1,499         $753        $   --      $ 2,252
    Certificates of deposit......................          --           --           250          250
    Commercial paper.............................      10,648           --         1,187       11,835
    Corporate bonds..............................          --           --           187          187
    Government securities........................         262           --         1,507        1,769
                                                      -------         ----        ------      -------
              Total..............................     $12,409         $753        $3,131      $16,293
                                                      =======         ====        ======      =======

                     UNITED INTERNATIONAL PROPERTIES, INC.

5. INVESTMENTS IN AFFILIATES, ACCOUNTED FOR UNDER THE EQUITY METHOD

                                                               AS OF DECEMBER 31, 1999
                                   --------------------------------------------------------------------------------
                                                                  CUMULATIVE      CUMULATIVE
                                    INVESTMENTS    DIVIDENDS   SHARE IN RESULTS   TRANSLATION   VALUATION
                                   IN AFFILIATES   RECEIVED     OF AFFILIATES     ADJUSTMENTS   ALLOWANCE    TOTAL
                                   -------------   ---------   ----------------   -----------   ---------   -------
                                                                    (IN THOUSANDS)
    Asia/Pacific:
      XYZ Entertainment..........     $ 44,306      $    --        $(18,564)       $  2,804       $ --      $28,546
      Pilipino Cable
         Corporation.............       14,950           --          (3,004)         (2,588)        --        9,358
      Hunan International TV.....        6,061           --          (2,477)             16         --        3,600
      Other......................          350           --              --              --         --          350
    Latin America:
      Megapo.....................       32,496       (1,408)         (1,618)         (9,382)        --       20,088
      MGM Networks LA(1).........       11,988           --         (11,988)             --         --           --
      Jundiai....................        6,032       (1,572)             72          (1,334)        --        3,198
      Other......................            2           --              --              --         --            2
                                      --------      -------        --------        --------       ----      -------
              Total..............     $116,185      $(2,980)       $(37,579)       $(10,484)      $ --      $65,142
                                      ========      =======        ========        ========       ====      =======

                                                               AS OF DECEMBER 31, 1998
                                  ---------------------------------------------------------------------------------
                                                                 CUMULATIVE      CUMULATIVE
                                   INVESTMENTS    DIVIDENDS   SHARE IN RESULTS   TRANSLATION   VALUATION
                                  IN AFFILIATES   RECEIVED     OF AFFILIATES     ADJUSTMENTS   ALLOWANCE    TOTAL
                                  -------------   ---------   ----------------   -----------   ---------   --------
                                                                   (IN THOUSANDS)
    Europe:
      Iberian Programming.......     $ 14,082      $    --        $ (7,418)       $    (25)     $    --    $  6,639
    Asia/Pacific:
      Saturn....................       49,808           --         (23,138)         (2,881)          --      23,789
      XYZ Entertainment.........       44,306           --         (18,537)            111           --      25,880
      Pilipino Cable
         Corporation............       11,673           --          (2,812)         (2,824)          --       6,037
    Hunan International TV......        6,073           --          (2,435)             16           --       3,654
      Telefenua.................       18,599           --         (14,215)             --       (4,384)         --
      Other.....................          350           --              --              --           --         350
    Latin America:
      VTR.......................      112,052           --         (17,203)         (9,874)          --      84,975
      Megapo....................       32,496       (1,471)         (1,122)        (11,067)          --      18,836
      MGM Networks LA(1)........        5,687           --          (5,687)             --           --          --
      Jundiai...................        6,797           --            (587)         (1,089)          --       5,121
                                     --------      -------        --------        --------      -------    --------
              Total.............     $301,923      $(1,471)       $(93,154)       $(27,633)     $(4,384)   $175,281
                                     ========      =======        ========        ========      =======    ========

     --------------------

     (1) Includes an accrued funding obligation of $3.0 and $2.9 million at December 31, 1999 and 1998, respectively. The Company would face significant and punitive dilution if it did not make the requested fundings.

                     UNITED INTERNATIONAL PROPERTIES, INC.

As of December 31, 1999 and 1998, the Company had the following differences related to the excess of its cost over its proportionate interest in each affiliate's net tangible assets included in the above table. Such differences are being amortized over 15 years.

                                                    AS OF DECEMBER 31, 1999     AS OF DECEMBER 31, 1998
                                                   -------------------------   -------------------------
                                                     BASIS      ACCUMULATED      BASIS      ACCUMULATED
                                                   DIFFERENCE   AMORTIZATION   DIFFERENCE   AMORTIZATION
                                                   ----------   ------------   ----------   ------------
                                                                      (IN THOUSANDS)
    Europe:
      Iberian Programming                           $    --       $    --       $ 2,216       $   (85)
    Asia/Pacific:
      XYZ Entertainment..........................    25,791        (1,609)       23,595            --
      Saturn.....................................        --            --        12,733        (1,005)
    Latin America:
      VTR........................................                                19,994        (1,941)
      Megapo.....................................    20,518        (6,983)       19,583        (5,767)
                                                    -------       -------       -------       -------
              Total..............................   $46,309       $(8,592)      $78,121       $(8,798)
                                                    =======       =======       =======       =======

VTR

Condensed financial information for VTR stated in U.S. dollars is as follows:

                                                                  AS OF
                                                               DECEMBER 31,
                                                                   1998
                                                              --------------
                                                              (IN THOUSANDS)
Cash........................................................     $ 11,254
Goodwill, net...............................................      109,464
Property, plant and equipment, net..........................      186,660
Other Assets................................................       33,486
                                                                 --------
          Total assets......................................     $340,864
                                                                 ========
Accounts payable and accrued liabilities....................     $ 53,877
Bank debt...................................................       88,495
Related party debt..........................................        1,663
Shareholders' equity........................................      196,829
                                                                 --------
          Total liabilities and shareholders' equity........     $340,864
                                                                 ========

                                                              FOR THE YEARS ENDED
                                                                   DECEMBER
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
                                                                (IN THOUSANDS)
Revenue.....................................................  $119,005   $114,318
Operating, selling, general and administrative expense......   (90,983)   (92,970)
Depreciation and amortization...............................   (27,531)   (22,707)
                                                              --------   --------
          Net operating loss................................       491     (1,359)
Other.......................................................   (19,524)   (19,252)
                                                              --------   --------
          Net loss..........................................  $(19,033)  $(20,611)
                                                              ========   ========

                     UNITED INTERNATIONAL PROPERTIES, INC.

Condensed financial information for Saturn, stated in U.S. dollars, is as follows:

                                                                   AS OF
                                                                DECEMBER 31,
                                                                    1998
                                                              ----------------
                                                               (IN THOUSANDS)
Current assets..............................................      $ 4,071
Non-current assets..........................................       59,242
                                                                  -------
          Total assets......................................      $63,313
                                                                  =======
Current liabilities.........................................      $33,608
Non-current liabilities.....................................           19
Shareholders' equity........................................       29,686
                                                                  -------
          Total liabilities and shareholders' equity........      $63,313
                                                                  =======

                                                              FOR THE YEAR ENDED
                                                              DECEMBER 31, 1998
                                                              ------------------
                                                                (IN THOUSANDS)
Revenue.....................................................       $  1,693
Expenses....................................................        (16,934)
                                                                   --------
          Net loss..........................................       $(15,241)
                                                                   ========

6. PROPERTY, PLANT AND EQUIPMENT

                                                                      AS OF
                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
                                                                 (IN THOUSANDS)
Cable distribution networks.................................  $ 293,370   $   9,095
Subscriber premises equipment and converters                    297,835     181,072
MMDS/DTH distribution facilities............................     65,328      55,532
Office equipment, furniture and fixtures....................     30,499      10,485
Buildings and leasehold improvements........................     16,103       3,027
Other.......................................................     43,595      24,720
                                                              ---------   ---------
                                                                746,730     283,931
          Accumulated depreciation..........................   (286,261)   (153,860)
                                                              ---------   ---------
          Net property, plant and equipment.................  $ 460,469   $ 130,071
                                                              =========   =========

7. GOODWILL AND OTHER INTANGIBLE ASSETS

                                                                    AS OF DECEMBER 31,
                                                                    -------------------
                                                                      1999       1998
                                                                    --------   --------
                                                                      (IN THOUSANDS)
      Asia/Pacific:
        Austar United.............................................  $114,882   $     --
        Austar....................................................        --     60,071
      Latin America:
        VTR.......................................................   223,484         --
        TV Show Brasil............................................     8,298     16,161
        Cable Star................................................     5,916      7,887
                                                                    --------   --------
                                                                     352,580     84,119
        Accumulated amortization..................................   (35,539)   (18,989)
                                                                    --------   --------
        Net goodwill and other intangible assets..................  $317,041   $ 65,130
                                                                    ========   ========

                     UNITED INTERNATIONAL PROPERTIES, INC.

8. SHORT-TERM DEBT

                                                                    AS OF DECEMBER 31,
                                                                    ------------------
                                                                     1999       1998
                                                                    -------   --------
                                                                      (IN THOUSANDS)
      Austar Bank Facility........................................  $   --    $36,738
      Other Latin America.........................................   9,033     23,137
                                                                    ------    -------
                Total short-term debt.............................  $9,033    $59,875
                                                                    ======    =======

     Carrying value approximates fair value for these short-term facilities.

9. SENIOR DISCOUNT NOTES AND SENIOR NOTES

                                                                    AS OF DECEMBER 31,
                                                                    -------------------
                                                                      1999       1998
                                                                    --------   --------
                                                                      (IN THOUSANDS)
      United Old Notes............................................  $     --   $    412
      United A/P Notes............................................   407,945    356,640
                                                                    --------   --------
                                                                     407,945    357,052
                Less current portion..............................        --       (412)
                                                                    --------   --------
                Total senior discount notes.......................  $407,945   $356,640
                                                                    ========   ========

UNITED A/P NOTES

The 14.0% senior notes were issued by United A/P in May 1996 and September 1997 at a discount from their principal amount of $488.0 million, resulting in gross proceeds of $255.0 million. On and after May 15, 2001, cash interest will accrue and will be payable semi-annually on each May 15 and November 15, commencing November 15, 2001. The United A/P Notes are due May 15, 2006. Effective May 16, 1997, the interest rate on these notes increased by an additional 0.75% per annum to 14.75%. On October 14, 1998, United A/P consummated an equity sale resulting in gross proceeds to United A/P of $70.0 million, reducing the interest rate from 14.75% to 14.0% per annum. Due to the increase in the interest rate effective May 16, 1997 until consummation of the equity sale, the United A/P Notes will accrete to a principal amount of $492.9 million on May 15, 2001, the date cash interest begins to accrue.

In November 1997, pursuant to the terms of the indentures governing the United A/P Notes, United A/P issued warrants to purchase 488,000 shares of its common stock. The warrants are exercisable through May 15, 2006 at a price of $10.45 per share, which would result in gross proceeds of $5.1 million upon exercise. The warrants were valued at $3.7 million and have been reflected as an additional discount to the United A/P Notes on a pro-rata basis and as an increase in additional paid-in capital. Warrants to acquire 50 shares were exercised November 24, 1999.

                     UNITED INTERNATIONAL PROPERTIES, INC.

10. OTHER LONG-TERM DEBT

                                                                        AS OF
                                                                     DECEMBER 31,
                                                                  ------------------
                                                                    1999      1998
                                                                  --------   -------
                                                                    (IN THOUSANDS)
    VTR Bank Facility...........................................  $176,000   $    --
    New Austar Bank Facility....................................   202,703    67,352
    Saturn Bank Facility........................................    57,685        --
    Other Asia/Pacific..........................................     2,263     2,923
    Other Latin America.........................................       594        --
                                                                  --------   -------
                                                                   439,245    70,275
              Less current portion..............................    (1,574)   (2,189)
                                                                  --------   -------
              Total other long-term debt........................  $437,671   $68,086
                                                                  ========   =======

VTR BANK FACILITY

On April 29, 1999, VTR entered into a $220.0 million term loan facility in connection with the VTR Acquisition. The VTR Bank Facility consists of two tranches -- Tranche A, with an aggregate principal amount of $140.0 million, and Tranche B, with an aggregate principal amount of $80.0 million. The VTR Bank Facility bears interest at LIBOR plus a margin of 5.0%, increasing by 0.5% every three months beginning April 29, 2001 until maturity on April 29, 2002. The VTR Bank Facility indenture restricts certain investments and payments, including a ceiling on capital expenditures per fiscal year, as well as generally prohibiting VTR from incurring additional indebtedness with the exception of a general allowance of $15.0 million. In addition, VTR must maintain certain financial ratios on a quarterly basis, such as total debt to EBITDA, debt service coverage, senior debt to EBITDA, interest coverage, as well as minimum telephony revenue amounts.

NEW AUSTAR BANK FACILITY

On April 23, 1999, Austar executed a new A$400.0 million ($262.3 million) syndicated senior secured debt facility to refinance the existing bank facility and to fund Austar's subscriber acquisition and working capital needs. The New Austar Bank Facility consists of two sub-facilities: (i) A$200.0 million amortizing term facility ("Tranche 1") and (ii) A$200.0 million cash advance facility ("Tranche 2"). Tranche 1 was used to refinance the existing bank facility, and Tranche 2 is available upon the contribution of additional equity on a 2:1 debt-to-equity basis. The New Austar Bank Facility bears interest at the professional market rate in Australia plus a margin ranging from 1.75% to 2.25% based upon certain debt to cash flow ratios. The New Austar Bank Facility is fully repayable pursuant to an amortization schedule beginning December 31, 2002 and ending March 31, 2006. As of December 31, 1999, Austar had drawn A$200.0 million under Tranche 1 and A$109.0 million under Tranche 2, for a total outstanding balance of A$309.0 ($202.7) million.

SATURN BANK FACILITY

On July 15, 1999, Saturn closed a syndicated senior debt facility in the amount of NZ$125.0 ($65.4) million to fund the completion of Saturn's network. As of December 31, 1999, Saturn had drawn NZ$109.0 ($57.7) million against the facility and expects to draw down the remaining balance by the end of fourth quarter 2000. This debt facility's interest rate has averaged approximately 8.6%, which is 3.0% over the current base rate upon draw-down. The Saturn Bank Facility is repayable over a five year period beginning fourth quarter 2001.

                     UNITED INTERNATIONAL PROPERTIES, INC.

FAIR VALUE OF SENIOR DISCOUNT NOTES, SENIOR NOTES AND OTHER LONG-TERM DEBT

Fair value is based on market prices for the same or similar issues. Carrying value is used when a market price is unavailable.

                                                                    CARRYING
                                                                     VALUE     FAIR VALUE
                                                                    --------   ----------
                                                                       (IN THOUSANDS)
      As of December 31, 1999:
        United A/P Notes..........................................  $407,945    $414,008
        VTR Bank Facility.........................................   176,000     176,000
        New Austar Bank Facility..................................   202,703     202,703
        Saturn Bank Facility......................................    57,685      57,685
        Other Asia/Pacific and Latin America......................     2,857       2,857
                                                                    --------    --------
                Total.............................................  $847,190    $853,253
                                                                    ========    ========

                                                                    CARRYING
                                                                     VALUE     FAIR VALUE
                                                                    --------   ----------
                                                                       (IN THOUSANDS)
      As of December 31, 1998:
        United Old Notes..........................................  $    412    $    412
        United A/P Notes..........................................   356,640     246,400
        Austar Bank Facility......................................    67,352      67,352
        Other.....................................................     2,923       2,923
                                                                    --------    --------
                Total.............................................  $427,327    $317,087
                                                                    ========    ========

DEBT MATURITIES

The maturities of the Company's senior discount notes, senior notes and other long-term debt are as follows (in thousands):

Year Ended December 31, 2000................................   $  1,574
Year Ended December 31, 2001................................      5,492
Year Ended December 31, 2002................................    194,069
Year Ended December 31, 2003................................     62,205
Year Ended December 31, 2004................................     96,839
Thereafter..................................................    487,011
                                                               --------
          Total.............................................   $847,190
                                                               ========

OTHER FINANCIAL INSTRUMENTS

Interest rate swap agreements are used by the Company from time to time to manage interest rate risk on its floating rate debt facilities. Interest rate swaps are entered into depending on the Company's assessment of the market, and generally are used to convert floating rate debt to fixed rate debt. Interest differentials paid or received under these swap agreements are recognized over the life of the contracts as adjustments to the effective yield of the underlying debt, and related amounts payable to, or receivable from, the counterparties are included in the consolidated balance sheet. Currently, the Company has four interest rate swaps to manage interest rate exposure on the New Austar Bank Facility and one interest rate swap to manage exposure on the Saturn Bank Facility. Two of the swap agreements on the New Austar Bank Facility expire in 2002 and effectively convert one aggregate principal amount of A$50.0 ($32.8 million) of variable rate, long-term debt into fixed rate borrowings. The other two swap agreements expire in 2004 and

                     UNITED INTERNATIONAL PROPERTIES, INC.

convert an aggregate principal amount of A$100.0 ($65.6) million of variable rate, long-term debt into fixed rate borrowings. The swap agreement on the Saturn Bank Facility effectively converts an aggregate principal amount of NZ$60.0 ($31.7) million of variable rate, long-term debt into fixed rate borrowings. The interest rate swap includes an increasing fixed rate with an additional margin which is expected to decline as the debt to EBITDA ratio declines.

11. NOTE PAYABLE TO PARENT

                                                                       AS OF          AS OF
                                                                    DECEMBER 31,   DECEMBER 31,
                                                                        1999           1998
                                                                    ------------   ------------
      Note payable to parent, including accrued interest of
        $42,760 and $16,693, respectively.........................    $446,288       $107,396
                                                                      ========       ========

In December 1995, United loaned the Company $29.8 million in connection with the purchase of the remaining interest of Austar. The loan accrues interest at 14.0% per annum. Although the terms of the loan state that it is due on demand, United does not intend to demand payment during the next fiscal year. Therefore, the loan and related accrued interest are classified as long-term.

In March 1998, United loaned the Company $60.9 million in connection with funding the general operations of ULA as well as repayment of a portion of the ULA Revolving Credit Facility. The United loan accrues interest at 10.75% per annum. Although the terms of the loan state that it is due on demand, United does not intend to demand payment during the next fiscal year. Therefore, the loan and related accrued interest are classified as long-term.

In February 1997, United made a bridge loan to ULA of $37.5 million. Interest on the note accrued at LIBOR plus 6.0%. In November 1997, ULA repaid the note plus interest with proceeds from the Argentina Transaction.

United provides certain administrative, financial reporting and other services to the Company, which has no separate employees of its own. In addition, United Management, Inc. ("United Management"), a wholly-owned subsidiary of the Company, has executed technical assistance agreements with various operating systems, pursuant to which United Management provides various management and technical services to these operating systems for a fee equal to a percentage of that operating system's gross revenue. United has appointed certain of its employees to serve in senior management positions at the operating systems. The operating systems reimburse United for certain direct costs incurred by United, including salaries and benefits relating to these senior management positions.

12. PARENT'S DEFICIT

COMMON STOCK

Authorized capital consists of 1,000 shares of Common Stock, $.01 par value, 100 shares issued and outstanding, held by United. Such shares have been pledged as collateral under United's 1998 Notes.

CUMULATIVE TRANSLATION ADJUSTMENTS

During the year ended December 31, 1999, the Company recorded a negative change in cumulative translation adjustments of $20.2 primarily due to the strengthening of the U.S. dollar to the Chilean peso of approximately 12.1%.

                     UNITED INTERNATIONAL PROPERTIES, INC.

EQUITY TRANSACTIONS OF SUBSIDIARIES

Variable plan accounting for stock options and the recognition of deferred compensation expense by the Company's subsidiaries affects the equity accounts of the Company. The following represents the effect on additional paid-in capital and deferred compensation as a result of these equity transactions:

                                                                 FOR THE YEAR
                                                                     ENDED
                                                               DECEMBER 31, 1999
                                                               -----------------
                                                                (IN THOUSANDS)
Variable plan accounting for stock options..................       $ 40,883
Deferred compensation expense...............................        (40,883)
Amortization of deferred compensation.......................         22,540
                                                                   --------
          Total.............................................       $ 22,540
                                                                   ========

OTHER CUMULATIVE COMPREHENSIVE LOSS

                                                                     AS OF
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                                                (IN THOUSANDS)
Foreign currency translation adjustments....................  $(84,920)  $(64,748)
Unrealized gain on available-for-sale securities............       645       (154)
                                                              --------   --------
          Total.............................................  $(84,275)  $(64,902)
                                                              ========   ========

STOCK OPTION PLANS

UAP Plan

In March 1998, UAP's Board of Directors approved a stock option plan (the "UAP Plan") which permitted the grant of phantom stock options or the grant of stock options to purchase up to 1,800,000 shares of UAP's Class A Common Stock. The options vested in equal monthly increments over a four-year period following the date of grant, and gave the employee the right with respect to vested options to receive a cash payment equal to the difference between the fair market value of a share of UAP stock and the option base price per share. The UAP Plan was cancelled effective July 22, 1999. Under variable plan accounting, a total of $17.6 million of compensation expense was recognized during 1999 by UAP through the cancellation date.

A summary of phantom stock option activity for the UAP Plan is as follows:

                                          FOR THE YEAR ENDED         FOR THE TEN MONTHS ENDED
                                           DECEMBER 31, 1999            DECEMBER 31, 1998
                                      ---------------------------   --------------------------
                                                     WEIGHTED-                    WEIGHTED-
                                                      AVERAGE                      AVERAGE
                                        NUMBER     EXERCISE PRICE    NUMBER     EXERCISE PRICE
                                      ----------   --------------   ---------   --------------
Outstanding at beginning of
  period...........................    1,779,500       $10.00              --           --
Granted during the period..........       65,000       $10.00       1,779,500       $10.00
Cancelled during the period........   (1,844,500)      $10.00              --           --
Exercised during the period........           --           --              --           --
                                      ----------       ------       ---------       ------
Outstanding at end of period.......           --           --       1,779,500       $10.00
                                      ==========       ======       =========       ======
Exercisable at end of period.......           --           --         584,063       $10.00
                                      ==========       ======       =========       ======

                     UNITED INTERNATIONAL PROPERTIES, INC.

The combined weighted-average fair values and weighted-average exercise prices of options are granted as follows:

                                     FOR THE YEAR ENDED         FOR THE TEN MONTHS ENDED
                                     DECEMBER 31, 1999              DECEMBER 31, 1998
                                 --------------------------   -----------------------------
                                           FAIR    EXERCISE                FAIR    EXERCISE
                                 NUMBER   VALUE     PRICE      NUMBER     VALUE     PRICE
                                 ------   ------   --------   ---------   ------   --------
Exercise price equal to market
  price........................  65,000   $10.00    $10.00    1,779,500   $10.00    $10.00

Austar United Plan

On June 17, 1999, Austar United established a stock option plan (the "Austar United Plan"). Effective on Austar United's initial public offering date of July 27, 1999, certain employees of United and Austar United were granted options under the Austar United Plan in direct proportion to their previous holding of UAP options under the UAP Plan along with retroactive vesting through the initial public offering date to reflect vesting under the UAP Plan. The maximum term of options granted under the Austar United Plan is ten years. The options vest in equal monthly increments over a four-year period following the date of grant. Under the Austar United Plan, options to purchase a total of 28,760,709 shares have been authorized, of which 3,231,428 were available for grant. The Austar United Plan was accounted for as a variable plan prior to Austar United's initial public offering and as a fixed plan effective July 27, 1999. For the year ended December 31, 1999, $4.9 million of compensation expense was recognized by Austar United in the statement of operations.

For purposes of the proforma disclosures presented below, Austar United has computed the fair values of all options granted during the year ended December 31, 1999 using the Black-Scholes single-option pricing model and the following weighted-average assumptions:

Risk-free interest rate.....................................     5.81%
Expected life...............................................  7 years
Expected volatility.........................................    40.44%
Expected dividend yield.....................................        0%

The total fair value of options granted was approximately A$88.0 ($57.7) million for the year ended December 31, 1999. This amount is amortized using the straight-line method over the vesting period of the options. Cumulative compensation expense recognized in proforma net income, with respect to options that are forfeited prior to vesting, is adjusted as a reduction of proforma compensation expense in the period of forfeiture. Stock-based compensation, net of the effect of forfeitures and net of actual compensation expense recorded in the statement of operations was nil for the year ended December 31, 1999.

                     UNITED INTERNATIONAL PROPERTIES, INC.

A summary of stock option activity for the Austar United Plan is as follows:

                                                                  FOR THE YEAR ENDED
                                                                   DECEMBER 31, 1999
                                                              ---------------------------
                                                                             WEIGHTED-
                                                                              AVERAGE
                                                                NUMBER     EXERCISE PRICE
                                                              ----------   --------------
                                                                            (AUSTRALIAN
                                                                              DOLLARS)
Outstanding at beginning of period..........................          --          --
Granted during the period...................................  25,631,736        2.26
Cancelled during the period.................................    (102,455)       3.75
Exercised during the period.................................    (684,250)       1.83
                                                              ----------        ----
Outstanding at end of period................................  24,845,031        2.27
                                                              ==========        ====
Exercisable at end of period................................  11,564,416        1.90
                                                              ==========        ====

The combined weighted-average fair values and weighted-average exercise prices of options granted are as follows:

                                                                FOR THE YEAR ENDED
                                                                 DECEMBER 31, 1999
                                                           -----------------------------
                                                                        FAIR    EXERCISE
EXERCISE PRICE                                               NUMBER     VALUE    PRICE
--------------                                             ----------   -----   --------
                                                                          (AUSTRALIAN
                                                                            DOLLARS)
Less than market price...................................  22,334,236   3.58      1.91
Equal to market price....................................   3,222,500   2.47      4.70
Greater than market price................................      75,000   2.43      4.70
                                                           ----------   ----      ----
                                                           25,631,736   3.43      2.26
                                                           ==========   ====      ====

The following table summarizes information about the Austar United Plan options outstanding and exercisable at December 31, 1999:

                                                                                 OPTIONS
                                                                               EXERCISABLE
                                                    OPTIONS OUTSTANDING          NUMBER
                                               -----------------------------   -----------
                                                               WEIGHTED-
                                                                AVERAGE
                                                               REMAINING
                                                            CONTRACTUAL LIFE
EXERCISE PRICE (AUSTRALIAN DOLLARS)              NUMBER         (YEARS)          NUMBER
-----------------------------------            ----------   ----------------   -----------
1.80.........................................  20,813,572         9.55         11,171,494
4.70.........................................   4,031,459         9.60            392,922
                                               ----------         ----         ----------
                                               24,845,031         9.56         11,564,416
                                               ==========         ====         ==========

ULA Plan

In April 1998, ULA's Board of Directors approved a stock option plan (the "ULA Plan") which permits the grant of phantom stock options or the grant of stock options to purchase up to 1,631,000 shares of ULA's Class A Common Stock. The options vest in equal monthly increments over a four-year period following the date of grant. Concurrent with approval of the ULA Plan, ULA's Board granted phantom stock options to certain employees which gives the employee the right with respect to vested options to receive a cash payment equal to the difference between the fair market value of a share of ULA stock and

                     UNITED INTERNATIONAL PROPERTIES, INC.

the option base price per share. The ULA Plan is accounted for as a variable plan in accordance with its terms, resulting in compensation expense for the difference between the grant price and the fair market value at each financial statement date. For the year ended December 31, 1999 and the ten months ended December 31, 1998, ULA recognized $(1.0) and $2.7 million in non-cash compensation (credit) expense related to these phantom options, respectively. Actual cash paid upon exercise of these phantom options was $0.6 million and $1.1 million for the year ended December 31, 1999 and the ten months ended December 31, 1998, respectively.

A summary of phantom stock option activity for the ULA Plan is as follows:

                                           FOR THE YEAR ENDED        FOR THE TEN MONTHS ENDED
                                           DECEMBER 31, 1999            DECEMBER 31, 1998
                                       --------------------------   --------------------------
                                                     WEIGHTED-                    WEIGHTED-
                                                      AVERAGE                      AVERAGE
                                        NUMBER     EXERCISE PRICE    NUMBER     EXERCISE PRICE
                                       ---------   --------------   ---------   --------------
Outstanding at beginning of period...  1,188,417       $5.77               --          --
Granted during the period............    340,000       $8.86        1,785,500       $5.63
Cancelled during the period..........   (328,647)      $4.84         (317,296)      $5.47
Exercised during the period..........   (137,083)      $4.81         (279,787)      $5.19
                                       ---------       -----        ---------       -----
Outstanding at end of period.........  1,062,687       $7.17        1,188,417       $5.77
                                       =========       =====        =========       =====
Exercisable at end of period.........    381,561       $5.87          268,730       $4.86
                                       =========       =====        =========       =====

The combined weighted-average fair values and weighted-average exercise prices of options granted are as follows:

                                      FOR THE YEAR ENDED         FOR THE TEN MONTHS ENDED
                                      DECEMBER 31, 1999             DECEMBER 31, 1998
                                  --------------------------   ----------------------------
                                            FAIR    EXERCISE               FAIR    EXERCISE
                                  NUMBER    VALUE    PRICE      NUMBER     VALUE    PRICE
                                  -------   -----   --------   ---------   -----   --------
Exercise price equal to market
  price.........................  340,000   $8.86    $8.86       945,500   $5.81    $5.81
Exercise price greater than
  market price..................       --      --       --       840,000   $4.26    $5.43
                                  -------   -----    -----     ---------   -----    -----
          Total.................  340,000   $8.86    $8.86     1,785,500   $5.08    $5.63
                                  =======   =====    =====     =========   =====    =====

The following table summarizes information about the ULA Plan phantom options outstanding and exercisable at December 31, 1999:

                                                                                   OPTIONS
                                                      OPTIONS OUTSTANDING        EXERCISABLE
                                                  ----------------------------   -----------
                                                                 WEIGHTED-
                                                                  AVERAGE
                                                                 REMAINING
                                                              CONTRACTUAL LIFE
EXERCISE PRICE                                     NUMBER         (YEARS)          NUMBER
--------------                                    ---------   ----------------   -----------
$4.26...........................................    312,687         7.43           197,187
$4.96...........................................    100,000         7.43            62,500
$8.81...........................................     95,000         9.40            16,249
$8.86...........................................    245,000         9.96             9,375
$8.98...........................................    310,000         8.72            96,250
                                                  ---------         ----           -------
          Total.................................  1,062,687         8.57           381,561
                                                  =========         ====           =======

                     UNITED INTERNATIONAL PROPERTIES, INC.

13. COMMITMENTS

The Company has entered into various operating lease agreements for office space, office furniture and equipment, and vehicles. Rental expense under these lease agreements totaled $5.8, $2.0 and $3.5 million for the year ended December 31, 1999, the ten months ended December 31, 1998 and for the year ended February 28, 1998, respectively.

The Company has operating lease obligations and other non-cancelable commitments as follows (in thousands):

Year ended December 31, 2000................................  $3,263
Year ended December 31, 2001................................   2,939
Year ended December 31, 2002................................   1,282
Year ended December 31, 2003................................     501
Year ended December 31, 2004 and thereafter.................     558
                                                              ------
          Total.............................................  $8,543
                                                              ======

The Company has minimum fixed MMDS license fees and programming license fees payable annually at Austar United as follows (in thousands):

Year ended December 31, 2000................................  $ 4,159
Year ended December 31, 2001................................    4,178
Year ended December 31, 2002................................    4,178
Year ended December 31, 2003................................    4,178
Year ended December 31, 2004................................    4,178
Thereafter..................................................    7,164
                                                              -------
          Total.............................................  $28,035
                                                              =======

A subsidiary of Austar has a five-year agreement to lease a 54 MHz satellite transponder. Pursuant to the agreement, which commenced September 1, 1997, Austar will pay approximately $4,440 in satellite service fees annually as follows (in thousands):

Year ended December 31, 2000................................  $ 4,440
Year ended December 31, 2001................................    4,440
Year ended December 31, 2002................................    2,960
                                                              -------
          Total.............................................  $11,840
                                                              =======

14. CONTINGENCIES

From time to time, the Company and/or its subsidiaries may become involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not a party to any material legal proceedings, nor is it currently aware of any threatened material legal proceedings.

15. INCOME TAXES

In general, a United States corporation may claim a foreign tax credit against its federal income tax expense for foreign income taxes paid or accrued. Because the Company must calculate its foreign tax credit separately for dividends received from each foreign corporation in which the Company owns 10.0% to 50.0% of the voting stock, and because of certain other limitations, the Company's ability to claim a foreign tax credit may be limited, particularly with respect to dividends paid out of earnings subject to a high rate of foreign income tax. Generally, the Company's ability to claim a foreign tax credit is limited to

                     UNITED INTERNATIONAL PROPERTIES, INC.

the amount of U.S. taxes the Company pays with respect to its foreign source income. In calculating its foreign source income, the Company is required to allocate interest expense and overhead incurred in the United States between its United States and foreign activities. Accordingly, to the extent United States borrowings are used to finance equity contributions to its foreign subsidiaries, the Company's ability to claim a foreign tax credit may be significantly reduced. These limitations and the inability of the Company to offset losses in one foreign jurisdiction against income earned in another foreign jurisdiction could result in a high effective tax rate on the Company's earnings.

The primary differences between taxable income (loss) and net income (loss) for financial reporting purposes relate to SAB 51 gains, the non-consolidation of consolidated foreign subsidiaries for United States tax purposes, international rate differences and the current non-deductibility of interest expense on United A/P's senior notes. For investments in foreign corporations accounted for under the equity method, taxable income (loss) generated by these affiliates does not flow through to the Company for United States federal and state tax purposes, even though the Company records its allocable share of affiliate income (losses) for financial reporting purposes. Accordingly, due to the indefinite reversal of such amounts in future periods, no deferred tax asset has been established for tax basis in excess of the Company's book basis (approximately $69.9 and $133.0 million at December 31, 1999 and 1998, respectively).

The Company's United States tax net operating losses, totaling approximately $175.0 million at December 31, 1999, expire beginning in 2014 through 2029. The Company's tax net operating loss carryforwards of its consolidated foreign subsidiaries as of December 31, 1999 totaled $438.0 million and $79.0 million for UAP and ULA, respectively. The significant components of the net deferred tax asset are as follows:

                                                               AS OF DECEMBER 31,
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
                                                                 (IN THOUSANDS)
Deferred Tax Assets:
  Tax net operating loss carryforward of consolidated
     foreign subsidiaries...................................  $ 171,835   $ 111,152
  Company's U.S. tax net operating loss carryforward........     66,674      66,099
  Accrued interest expense on the United A/P Notes..........     52,040      32,885
  Investment valuation allowance and other..................      3,465       2,605
  Basis difference in marketable equity securities..........      3,074       3,070
  Deferred compensation and severance.......................      2,103         144
  Stock-based compensation..................................        622          --
  Other.....................................................      5,918        (319)
                                                              ---------   ---------
          Total deferred tax assets.........................    305,731     215,636
  Valuation allowance.......................................   (294,602)   (215,636)
                                                              ---------   ---------
          Deferred tax assets, net of valuation allowance...     11,129          --
                                                              ---------   ---------
Deferred Tax Liabilities:
  Intangible assets.........................................        (64)         --
  Property, plant and equipment, net........................     (5,245)         --
  Other.....................................................     (1,016)         --
                                                              ---------   ---------
          Total deferred tax liabilities....................     (6,325)         --
                                                              ---------   ---------
          Deferred tax assets, net..........................  $   4,804          --
                                                              =========   =========

                     UNITED INTERNATIONAL PROPERTIES, INC.

Of the Company's 1999 consolidated loss before income taxes and other items, $232.1 million is derived from the Company's foreign operations. The difference between income tax expense (benefit) provided in the financial statements and the expected income tax expense (benefit) at statutory rates is reconciled as follows:

                                                                  FOR THE TEN
                                                   FOR THE YEAR      MONTHS      FOR THE YEAR
                                                      ENDED          ENDED          ENDED
                                                   DECEMBER 31,   DECEMBER 31,   FEBRUARY 28,
                                                       1999           1998           1998
                                                   ------------   ------------   ------------
                                                                 (IN THOUSANDS)
Expected income tax benefit at the U.S.
  statutory rate of 35%.........................     $(21,806)      $(68,022)      $(74,886)
Tax effect of permanent and other differences:
  Change in valuation allowance.................       73,334         65,588         65,257
  Gain on issuance of common equity securities
     by subsidiaries............................      (94,377)            --             --
  International rate differences................       18,985           (855)          (515)
  Non-deductible expenses.......................        9,067          4,279            987
  Book/tax basis differences associated with
     foreign investments........................          788          1,176         12,119
  State tax, net of federal benefit.............       (1,869)        (5,830)        (6,419)
  Non-deductible interest accretion on the
     United A/P Notes...........................        1,693          2,148          2,145
  Amortization of licenses......................          923          1,516          1,312
  Gain on sale of equity investment in
     subsidiary.................................        5,877             --             --
  Other.........................................        9,476             --             --
                                                     --------       --------       --------
          Total income tax expense..............     $  2,091       $     --       $     --
                                                     ========       ========       ========

The Company through its subsidiaries maintains a presence in 23 countries. Many of these countries maintain tax regimes that differ significantly from the system of income taxation used in the United States, such as a value added tax system. The Company has accounted for the effect of foreign taxes based on what it believes is reasonably expected to apply to the Company and its subsidiaries based on tax laws currently in effect and/or reasonable interpretations of these laws. Because some foreign jurisdictions do not have systems of taxation that are as well established as the system of income taxation used in the United States or tax regimes used in other major industrialized countries, it may be difficult to anticipate how foreign jurisdictions will tax current and future operations of the Company and its subsidiaries.

                     UNITED INTERNATIONAL PROPERTIES, INC.

16. SEGMENT AND GEOGRAPHIC INFORMATION

                                             FOR THE YEAR ENDED DECEMBER 31, 1999
                          --------------------------------------------------------------------------
                          MULTICHANNEL                                INTERNET
                           TELEVISION    TELEPHONE    PROGRAMMING       DATA      OTHER      TOTAL
                          ------------   ---------   --------------   --------   --------   --------
                                                     (IN THOUSANDS)
REVENUE:
  Asia/Pacific:
    Australia...........    $144,632      $    --         $--           $ --     $     --   $144,632
    New Zealand.........       1,279        4,107          --            734           --      6,120
    Corporate and
      Other.............          --           --          --             --          180        180
                            --------      -------         ---           ----     --------   --------
        Total Asia/
          Pacific.......     145,911        4,107          --            734          180    150,932
                            --------      -------         ---           ----     --------   --------
  Latin America:
    Chile...............      77,476        9,881          --             --           87     87,444
    Brazil..............       4,637           --          --             --           --      4,637
    Corporate and
      Other.............       2,428           --          --             --          384      2,812
                            --------      -------         ---           ----     --------   --------
        Total Latin
          America.......      84,541        9,881          --             --          471     94,893
                            --------      -------         ---           ----     --------   --------
    Corporate & Other...          --           --          --             --           --         --
                            --------      -------         ---           ----     --------   --------
        Total Company...    $230,452      $13,988         $--           $734     $    651   $245,825
                            ========      =======         ===           ====     ========   ========
ADJUSTED EBITDA:(1)
  Asia/Pacific:
    Australia...........    $ (4,742)     $    --         $--           $ --     $     --   $ (4,742)
    New Zealand.........        (918)      (1,160)         --            (47)          --     (2,125)
  Corporate and Other...          --           --          --             --       (5,474)    (5,474)
                            --------      -------         ---           ----     --------   --------
        Total Asia/
          Pacific.......      (5,660)      (1,160)         --            (47)      (5,474)   (12,341)
                            --------      -------         ---           ----     --------   --------
  Latin America:
    Chile...............      17,744      $(2,604)         --             --           --     15,140
    Brazil..............      (2,462)          --          --             --           --     (2,462)
    Corporate and
      Other.............      (1,210)          --          --             --       (4,609)    (5,819)
                            --------      -------         ---           ----     --------   --------
        Total Latin
          America.......      14,072       (2,604)         --             --       (4,609)     6,859
                            --------      -------         ---           ----     --------   --------
  Corporate & Other.....          --           --          --             --           --         --
                            --------      -------         ---           ----     --------   --------
        Total Company...    $  8,412      $(3,764)        $--           $(47)    $(10,083)  $ (5,482)
                            ========      =======         ===           ====     ========   ========

                                  AS OF DECEMBER 31, 1999
                          ---------------------------------------
                            LONG-
                            LIVED        CAPITAL         TOTAL
                          ASSETS(2)    EXPENDITURES      ASSETS
                          ---------   --------------   ----------
                                      (IN THOUSANDS)
REVENUE:
  Asia/Pacific:
    Australia...........  $123,617       $ 94,513      $  563,627
    New Zealand.........    95,777         23,306          76,139
    Corporate and
      Other.............     8,051          3,014          54,218
                          --------       --------      ----------
        Total Asia/
          Pacific.......   227,445        120,833         693,984
                          --------       --------      ----------
  Latin America:
    Chile...............   213,146         53,120         489,638
    Brazil..............     5,679          4,399          17,172
    Corporate and
      Other.............    14,199          3,167          72,863
                          --------       --------      ----------
        Total Latin
          America.......   233,024         60,686         579,673
                          --------       --------      ----------
    Corporate & Other...        --             --              --
                          --------       --------      ----------
        Total Company...  $460,469       $181,519      $1,273,657
                          ========       ========      ==========
ADJUSTED EBITDA:(1)
  Asia/Pacific:
    Australia...........
    New Zealand.........
  Corporate and Other...
        Total Asia/
          Pacific.......
  Latin America:
    Chile...............
    Brazil..............
    Corporate and
      Other.............
        Total Latin
          America.......
  Corporate & Other.....
        Total Company...

                     UNITED INTERNATIONAL PROPERTIES, INC.

                                             FOR THE TEN MONTHS ENDED DECEMBER 31, 1998
                               -----------------------------------------------------------------------
                               MULTICHANNEL                             INTERNET
                                TELEVISION    TELEPHONE   PROGRAMMING     DATA      OTHER      TOTAL
                               ------------   ---------   -----------   --------   --------   --------
                                                           (IN THOUSANDS)
REVENUE:
  Europe:
    Corporate and other......    $     --       $--          $--          $--     $      --   $     --
                                 --------       ---          ---          ---     ---------   --------
  Asia/Pacific:
    Australia................      74,209        --           --           --            --     74,209
    New Zealand..............          --        --           --           --            --         --
    Corporate and Other......       3,060        --           --           --            --      3,060
                                 --------       ---          ---          ---     ---------   --------
        Total Asia/Pacific...      77,269        --           --           --            --     77,269
                                 --------       ---          ---          ---     ---------   --------
  Latin America:
    Chile....................          --        --           --           --            --         --
    Corporate and Other......       4,135        --           --           --           377      4,512
                                 --------       ---          ---          ---     ---------   --------
        Total Latin
          America............       4,135        --           --           --           377      4,512
                                 --------       ---          ---          ---     ---------   --------
  Corporate & Other..........          --        --           --           --            --         --
                                 --------       ---          ---          ---     ---------   --------
        Total Company........    $ 81,404       $--          $--          $--     $     377   $ 81,781
                                 ========       ===          ===          ===     =========   ========
ADJUSTED EBITDA:(1)
  Europe:
    Corporate and Other......    $     --       $--          $--          $--     $      --   $     --
                                 --------       ---          ---          ---     ---------   --------
  Asia/Pacific:
    Australia................     (31,093)       --           --           --            --    (31,093)
    New Zealand..............          --        --           --           --            --         --
    Corporate and Other......          --        --           --           --        (2,287)    (2,287)
                                 --------       ---          ---          ---     ---------   --------
        Total Asia/Pacific...     (31,093)       --           --           --        (2,287)   (33,380)
                                 --------        --           --           --     ---------   --------
  Latin America:
    Chile....................          --        --           --           --            --         --
    Corporate and Other......      (2,969)       --           --           --        (7,295)   (10,264)
                                 --------       ---          ---          ---     ---------   --------
        Total Latin
          America............      (2,969)       --           --           --        (7,295)   (10,264)
                                 --------       ---          ---          ---     ---------   --------
  Corporate & Other..........          --        --           --           --        (1,209)    (1,209)
                                 --------       ---          ---          ---     ---------   --------
        Total Company........    $(34,062)      $--          $--          $--     $ (10,791)  $(44,853)
                                 ========       ===          ===          ===     =========   ========

                                     AS OF DECEMBER 31, 1998
                               -----------------------------------
                                 LONG-
                                 LIVED       CAPITAL       TOTAL
                               ASSETS(2)   EXPENDITURES    ASSETS
                               ---------   ------------   --------
                                         (IN THOUSANDS)
REVENUE:
  Europe:
    Corporate and other......  $     --      $    --      $  6,639
                               --------      -------      --------
  Asia/Pacific:
    Australia................   110,351       71,197       181,169
    New Zealand..............        --           --        23,789
    Corporate and Other......        61          337        48,992
                               --------      -------      --------
        Total Asia/Pacific...   110,412       71,534       253,950
                               --------      -------      --------
  Latin America:
    Chile....................        --           --        84,975
    Corporate and Other......    11,715        3,238        73,048
                               --------      -------      --------
        Total Latin
          America............    11,715        3,238       158,023
                               --------      -------      --------
  Corporate & Other..........     7,944          682        13,543
                               --------      -------      --------
        Total Company........  $130,071      $75,454      $432,155
                               ========      =======      ========
ADJUSTED EBITDA:(1)
  Europe:
    Corporate and Other......
  Asia/Pacific:
    Australia................
    New Zealand..............
    Corporate and Other......
        Total Asia/Pacific...
  Latin America:
    Chile....................
    Corporate and Other......
        Total Latin
          America............
  Corporate & Other..........
        Total Company........

                     UNITED INTERNATIONAL PROPERTIES, INC.

                                                 FOR THE YEAR ENDED FEBRUARY 28, 1998
                                -----------------------------------------------------------------------

                                MULTICHANNEL                             INTERNET
                                 TELEVISION    TELEPHONE   PROGRAMMING     DATA      OTHER      TOTAL
                                ------------   ---------   -----------   --------   --------   --------
                                                            (IN THOUSANDS)
REVENUE:
  Europe:
    Corporate and other.......    $     --       $--          $--          $--      $     --   $     --
                                  --------       ---          ---          ---      --------   --------
  Asia/Pacific:
    Australia.................      64,370        --           --           --            --     64,370
    New Zealand...............         473        --           --           --            --        473
    Corporate and Other.......       4,118        --           --           --            --      4,118
                                  --------       ---          ---          ---      --------   --------
        Total Asia/Pacific....      68,961        --           --           --            --     68,961
                                  --------       ---          ---          ---      --------   --------
  Latin America:
    Argentina.................      17,627        --           --           --            --     17,627
    Chile.....................          --        --           --           --            --         --
    Corporate and Other.......       1,617        --           --           --            --      1,617
                                  --------       ---          ---          ---      --------   --------
        Total Latin America...      19,244        --           --           --            --     19,244
                                  --------       ---          ---          ---      --------   --------
  Corporate & Other...........          --        --           --           --           439        439
                                  --------       ---          ---          ---      --------   --------
        Total Company.........    $ 88,205       $--          $--          $--      $    439   $ 88,644
                                  ========       ===          ===          ===      ========   ========
ADJUSTED EBITDA:(1)
  Europe:
    Corporate and Other.......    $     --       $--          $--          $--      $     --   $     --
                                  --------       ---          ---          ---      --------   --------
  Asia/Pacific:
    Australia.................     (24,082)       --           --           --            --    (24,082)
    New Zealand...............      (6,688)       --           --           --            --     (6,688)
    Corporate and Other.......        (254)       --           --           --        (6,938)    (7,192)
                                  --------       ---          ---          ---      --------   --------
        Total Asia/Pacific....     (31,024)       --           --           --        (6,938)   (37,962)
                                  --------       ---          ---          ---      --------   --------
  Latin America:
    Argentina.................       2,836        --           --           --            --      2,836
    Chile.....................          --        --           --           --            --         --
    Corporate and Other.......        (952)       --           --           --       (10,162)   (11,114)
                                  --------       ---          ---          ---      --------   --------
        Total Latin America...       1,884        --           --           --       (10,162)    (8,278)
                                  --------       ---          ---          ---      --------   --------
  Corporate & Other...........                    --           --           --        (7,637)    (7,637)
                                  --------       ---          ---          ---      --------   --------
        Total Company.........    $(29,140)      $--          $--          $--      $(24,737)  $(53,877)
                                  ========       ===          ===          ===      ========   ========

                                      AS OF FEBRUARY 28, 1998
                                -----------------------------------
                                  LONG-
                                  LIVED       CAPITAL       TOTAL
                                ASSETS(2)   EXPENDITURES    ASSETS
                                ---------   ------------   --------
                                          (IN THOUSANDS)
REVENUE:
  Europe:
    Corporate and other.......  $     --      $     --     $ 14,329
                                --------      --------     --------
  Asia/Pacific:
    Australia.................   147,871        84,375      202,325
    New Zealand...............    26,484        16,258       43,349
    Corporate and Other.......     8,746           502       48,871
                                --------      --------     --------
        Total Asia/Pacific....   183,101       101,135      294,545
                                --------      --------     --------
  Latin America:
    Argentina.................        --         1,329           --
    Chile.....................        --            --       78,165
    Corporate and Other.......     6,541         3,112       69,102
                                --------      --------     --------
        Total Latin America...     6,541         4,441      147,267
                                --------      --------     --------
  Corporate & Other...........     9,042         1,200       18,288
                                --------      --------     --------
        Total Company.........  $198,684      $106,776     $474,429
                                ========      ========     ========
ADJUSTED EBITDA:(1)
  Europe:
    Corporate and Other.......
  Asia/Pacific:
    Australia.................
    New Zealand...............
    Corporate and Other.......
        Total Asia/Pacific....
  Latin America:
    Argentina.................
    Chile.....................
    Corporate and Other.......
        Total Latin America...
  Corporate & Other...........
        Total Company.........

---------------

(1) Adjusted EBITDA represents earnings before depreciation, amortization and stock based compensation charges. Industry analysts generally consider Adjusted EBITDA to be a helpful way to measure the performance of cable television operations and communications companies. Management believes Adjusted EBITDA helps investors to assess the cash flow from operations from period to period and thus to value the Company's business. Adjusted EBITDA should not, however, be considered a replacement for net income, cash flows or for any other measure of performance or liquidity under generally accepted accounting principles, or as an indicator of a company's operating performance. The presentation of Adjusted EBITDA may not be comparable to statistics with a similar name reported by other companies. Not all companies and analysts calculate Adjusted EBITDA in the same manner.

(2) Represents Property, Plant and Equipment.

                     UNITED INTERNATIONAL PROPERTIES, INC.

Adjusted EBITDA reconciles to the consolidated statement of operations as follows:

                                           FOR THE YEAR           FOR THE TEN            FOR THE YEAR
                                              ENDED               MONTHS ENDED              ENDED
                                        DECEMBER 31, 1999      DECEMBER 31, 1998      FEBRUARY 28, 1998
                                       --------------------   --------------------   --------------------
                                                                 (IN THOUSANDS)
Net operating loss...................       $(164,882)             $(129,739)             $(139,081)
Depreciation and amortization........         137,893                 82,217                 85,204
Stock-based compensation expense.....          21,507                  2,669                     --
                                            ---------              ---------              ---------
          Consolidated Adjusted
            EBITDA...................       $  (5,482)             $ (44,853)             $ (53,877)
                                            =========              =========              =========

17. SUBSEQUENT EVENTS

On March 29, 2000, Austar United announced the sale of 20.0 million shares to the public at A$8.50 ($5.15) per share for gross proceeds to the Company of A$170.0 ($103.0) million.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To UnitedGlobalCom, Inc.:

We have audited the accompanying consolidated balance sheets of United Europe, Inc. (a Delaware corporation) (formerly UIH Europe, Inc.) and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, parent's equity (deficit) and cash flows for the year ended December 31, 1999, the ten months ended December 31, 1998 (see Note 2) and the year ended February 28, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform these audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of United Europe, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the year ended December 31, 1999, the ten months ended December 31, 1998 and the year ended February 28, 1998 in conformity with accounting principles generally accepted in the United States.

                                            ARTHUR ANDERSEN LLP

Denver, Colorado
March 29, 2000

                              UNITED EUROPE, INC.

                          CONSOLIDATED BALANCE SHEETS
           (STATED IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                AS OF DECEMBER 31,
                                                              -----------------------
                                                                 1999         1998
                                                              ----------   ----------
                                       ASSETS
Current assets
  Cash and cash equivalents.................................  $1,031,880   $   15,646
  Restricted cash...........................................      17,242       16,012
  Subscriber receivables, net of allowance for doubtful
    accounts of $16,859 and $4,899, respectively............      60,234        6,818
  Costs to be reimbursed by affiliated companies............      10,566       14,432
  Other receivables.........................................      84,907       13,675
  Inventory.................................................      66,819       12,762
  Other current assets, net.................................      73,382        8,283
                                                              ----------   ----------
         Total current assets...............................   1,345,030       87,628
Investments in affiliates, accounted for under the equity
  method, net...............................................     244,367      254,209
Marketable equity securities and other investments..........     627,244       53,499
Property, plant and equipment, net of accumulated
  depreciation of $195,329 and $46,406, respectively........   1,920,361      319,046
Goodwill and other intangible assets, net of accumulated
  amortization of $134,594 and $20,693, respectively........   2,627,761      359,804
Deferred financing costs, net of accumulated amortization of
  $5,974 and $4,914, respectively...........................      78,348       11,462
Other assets, net...........................................       1,743        1,748
                                                              ----------   ----------
         Total assets.......................................  $6,844,854   $1,087,396
                                                              ==========   ==========

                      LIABILITIES AND PARENT'S EQUITY (DEFICIT)
Current liabilities
  Accounts payable, including related party payables of
    $2,802 and $8,281, respectively.........................  $  252,428   $   75,078
  Accrued liabilities.......................................     274,857       30,097
  Subscriber prepayments and deposits.......................      41,466       24,210
  Short-term debt...........................................     164,263       33,504
  Note payable to parent....................................          --       92,609
  Current portion of senior discount notes and other
    long-term debt..........................................      50,606       60,063
                                                              ----------   ----------
         Total current liabilities..........................     783,620      315,561
Senior discount notes and senior notes......................   2,761,065           --
Other long-term debt........................................   1,166,780      621,560
Deferred compensation.......................................      53,032      173,251
Deferred taxes..............................................      16,061        4,580
Other long-term liabilities.................................      19,446        4,655
                                                              ----------   ----------
         Total liabilities..................................   4,800,004    1,119,607
Minority interests in subsidiaries..........................     789,691       13,722
                                                              ----------   ----------
Parent's equity (deficit):
  Common stock, $0.01 par value, 1,000 shares authorized,
    100 and 100 shares issued and outstanding, respectively,
    (pledged as collateral under parent's senior discount
    notes)..................................................          --           --
  Additional paid-in capital................................     724,797      339,074
  Deferred compensation.....................................    (101,653)          --
  Accumulated deficit.......................................     394,472     (383,651)
  Other cumulative comprehensive income (loss)..............     237,543       (1,356)
                                                              ----------   ----------
         Total parent's equity (deficit)....................   1,255,159      (45,933)
                                                              ----------   ----------
Commitments and contingencies (Note 13 and 14)
         Total liabilities and parent's equity (deficit)....  $6,844,854   $1,087,396
                                                              ==========   ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                              UNITED EUROPE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
           (STATED IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                          FOR THE YEAR   FOR THE TEN    FOR THE YEAR
                                                             ENDED       MONTHS ENDED      ENDED
                                                          DECEMBER 31,   DECEMBER 31,   FEBRUARY 28,
                                                              1999           1998           1998
                                                          ------------   ------------   ------------
Revenue.................................................   $  473,422     $ 172,287       $  9,945
System operating expense................................     (309,277)      (57,123)        (2,754)
System selling, general and administrative expense......     (212,214)      (56,401)        (3,418)
Corporate general and administrative expense............     (281,702)     (178,279)        (7,320)
Depreciation and amortization...........................     (280,442)      (76,550)        (6,086)
                                                           ----------     ---------       --------
          Operating loss................................     (610,213)     (196,066)        (9,633)
Gain on issuance of common equity securities by
  subsidiaries..........................................    1,260,478            --             --
Interest income.........................................       29,458         3,440             --
Interest expense........................................     (194,512)      (38,524)        (2,045)
Interest expense, related party.........................       (1,719)       (6,022)            --
Provision for losses on marketable equity securities and
  investment related costs..............................           --        (3,131)            --
Foreign currency exchange (loss) gain...................      (13,714)          233             --
Other (expense) income, net.............................       (7,544)        1,715             74
                                                           ----------     ---------       --------
          Income (loss) before income taxes and other
            items.......................................      462,234      (238,355)       (11,604)
Income tax benefit (expense)............................        1,893          (610)            --
Minority interests in subsidiaries......................      345,904           793           (117)
Share in results of affiliates, net.....................      (31,908)      (25,679)       (42,431)
                                                           ----------     ---------       --------
          Net income (loss).............................   $  778,123     $(263,851)      $(54,152)
                                                           ==========     =========       ========
Foreign currency translation adjustments................   $ (111,252)    $  (1,787)      $(11,872)
Unrealized holding gains arising during period..........      350,151        23,350             --
                                                           ----------     ---------       --------
          Comprehensive income (loss)...................   $1,017,022     $(242,288)      $(66,024)
                                                           ==========     =========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                              UNITED EUROPE, INC.

              CONSOLIDATED STATEMENTS OF PARENT'S EQUITY (DEFICIT)
                  (STATED IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                    OTHER
                                     COMMON STOCK     ADDITIONAL                                 CUMULATIVE
                                    ---------------    PAID-IN       DEFERRED     ACCUMULATED   COMPREHENSIVE
                                    SHARES   AMOUNT    CAPITAL     COMPENSATION     DEFICIT     INCOME (LOSS)     TOTAL
                                    ------   ------   ----------   ------------   -----------   -------------   ----------
Balances, February 28, 1997.......   100      $--      $159,241     $      --      $ (48,692)     $(11,047)     $   99,502
Capital contributions from
  parent..........................    --       --       170,222            --             --            --         170,222
Net loss..........................    --       --            --            --        (54,152)           --         (54,152)
Change in cumulative translation
  adjustments.....................    --       --            --            --             --       (11,872)        (11,872)
                                     ---      ---      --------     ---------      ---------      --------      ----------
Balances, February 28, 1998.......   100       --       329,463            --       (102,844)      (22,919)        203,700
Non-cash contributions from
  parent..........................    --       --         3,825            --             --            --           3,825
Gain on deemed issuance of stock
  by subsidiary...................    --       --         5,786            --             --            --           5,786
Elimination of historical
  two-month reporting difference
  due to change in fiscal year
  end.............................    --       --            --            --        (16,956)           --         (16,956)
Net loss..........................    --       --            --            --       (263,851)           --        (263,851)
Change in unrealized gain on
  available-for-sale securities...    --       --            --            --             --        23,350          23,350
Change in cumulative translation
  adjustments.....................    --       --            --            --             --        (1,787)         (1,787)
                                     ---      ---      --------     ---------      ---------      --------      ----------
Balances, December 31, 1998.......   100       --       339,074            --       (383,651)       (1,356)        (45,933)
Net income........................    --       --            --            --        778,123            --         778,123
Cash contributions from parent....    --       --       (17,345)           --             --            --         (17,345)
Non-cash contributions from
  parent..........................    --       --        16,907            --             --            --          16,907
Equity transactions of
  subsidiaries....................    --       --       386,161      (180,757)            --            --         205,404
Amortization of deferred
  compensation....................    --       --            --        79,104             --            --          79,104
Change in cumulative
  translation.....................    --       --            --            --             --      (111,252)       (111,252)
Change in unrealized gain on
  available-for-sale securities...    --       --            --            --             --       350,151         350,151
                                     ---      ---      --------     ---------      ---------      --------      ----------
Balances, December 31, 1999.......   100      $--      $724,797     $(101,653)     $ 394,472      $237,543      $1,255,159
                                     ===      ===      ========     =========      =========      ========      ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                              UNITED EUROPE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (STATED IN THOUSANDS)

                                                         FOR THE YEAR   FOR THE TEN    FOR THE YEAR
                                                            ENDED       MONTHS ENDED      ENDED
                                                         DECEMBER 31,   DECEMBER 31,   FEBRUARY 28,
                                                             1999           1998           1998
                                                         ------------   ------------   ------------
Cash flows from operating activities:
Net income (loss)......................................  $   778,123     $(263,851)     $ (54,152)
Elimination of historical two month reporting
  difference due to change in fiscal year..............           --       (16,956)            --
Adjustments to reconcile net loss to net cash flows
  from operating activities:
  Gain on issuance of common equity securities by
     subsidiaries......................................   (1,260,478)           --             --
  Share in results of affiliates, net..................       31,298        31,903         42,431
  Allocation of general, administrative and other
     expenses accounted for as a net contribution of
     capital by parent.................................        3,395         3,825          7,322
  Minority interests in subsidiaries...................     (345,904)         (569)           117
  Depreciation and amortization........................      280,442        92,986          6,086
  Accretion of interest on senior notes and
     amortization of deferred financing costs..........       49,980         4,640            109
  Stock-based compensation expense.....................      202,227       162,124             --
  Provision for losses on marketable equity securities
     and investment related costs......................           --         3,131             --
  Increase in receivables, net.........................      (78,921)       (9,919)          (709)
  (Increase) decrease in other assets..................      (46,997)       (5,364)           422
  Increase in accounts payable, accrued liabilities and
     other.............................................      270,760        47,705          5,574
                                                         -----------     ---------      ---------
          Net cash flows from operating activities.....     (116,075)       49,655          7,200
                                                         -----------     ---------      ---------
Cash flows from investing activities:
  Purchase of short-term liquid investments............     (267,809)           --             --
  Restricted cash (deposited) released.................       (3,578)       19,576             --
  Investments in affiliates and other investments......     (354,036)     (100,665)      (111,628)
  Proceeds from sale of investments in affiliated
     companies.........................................       18,000        19,968             --
  New acquisitions, net of cash acquired...............   (2,048,911)     (109,881)            --
  Capital expenditures.................................     (612,232)     (141,547)        (7,461)
                                                         -----------     ---------      ---------
          Net cash flows from investing activities.....   (3,268,566)     (312,549)      (119,089)
                                                         -----------     ---------      ---------
Cash flows from financing activities:
  Issuance of common stock by subsidiaries, net........    2,331,522            --             --
  Issuance of common stock in connection with
     subsidiary stock option plan......................       17,346            --             --
  Proceeds from offering of senior notes and senior
     discount notes....................................    2,540,813            --             --
  Proceeds from short-term and long term borrowings....      773,651       281,648            505
  Deferred financing costs.............................      (78,886)       (5,037)            --
  Repayments of short-term and long-term borrowings....   (1,122,853)     (138,175)        (1,456)
  (Payment on) proceeds from note payable to parent....      (80,587)       86,468             --
  Payment of sellers notes.............................      (18,000)           --             --
  Capital contribution from parent.....................      (17,346)           --        162,500
  Cash paid to minority interest partners..............           --          (253)            --
                                                         -----------     ---------      ---------
          Net cash flows from financing activities.....    4,345,660       224,651        161,549
                                                         -----------     ---------      ---------

                              UNITED EUROPE, INC.

                             (STATED IN THOUSANDS)

                                                         FOR THE YEAR   FOR THE TEN    FOR THE YEAR
                                                            ENDED       MONTHS ENDED      ENDED
                                                         DECEMBER 31,   DECEMBER 31,   FEBRUARY 28,
                                                             1999           1998           1998
                                                         ------------   ------------   ------------
  Effect of exchange rates on cash.....................       55,215         4,723           (494)
                                                         -----------     ---------      ---------
  Increase (decrease) in cash and cash equivalents.....    1,016,234       (33,520)        49,166
  Cash and cash equivalents, beginning of period.......       15,646        49,166             --
                                                         -----------     ---------      ---------
  Cash and cash equivalents, end of period.............  $ 1,031,880     $  15,646      $  49,166
                                                         ===========     =========      =========
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Cash paid for interest...............................  $    80,480     $  34,706      $      --
                                                         ===========     =========      =========
  Cash received for interest...........................  $    26,248     $   3,513      $      --
                                                         ===========     =========      =========
  Seller note for purchase of system in Hungary........  $        --     $  18,000      $      --
                                                         ===========     =========      =========
Acquisition of 100% of @Entertainment:
  Net current assets...................................  $   (51,239)    $      --      $      --
  Property, plant and equipment........................     (196,178)           --             --
  Goodwill.............................................     (986,814)           --             --
  Long-term liabilities................................      448,566            --             --
  Other................................................      (21,335)           --             --
                                                         -----------     ---------      ---------
          Total cash paid..............................     (807,000)           --             --
  Cash acquired........................................       62,507            --             --
                                                         -----------     ---------      ---------
          Net cash paid................................  $  (744,493)    $      --      $      --
                                                         ===========     =========      =========
Acquisition of 100% of Stjarn:
  Property, plant and equipment........................  $   (43,171)    $      --      $      --
  Goodwill.............................................     (442,094)           --             --
  Net current liabilities..............................       55,997            --             --
  Long-term liabilities................................       32,268            --             --
                                                         -----------     ---------      ---------
          Total purchase price.........................     (397,000)           --             --
  Seller's Note........................................      100,000            --             --
                                                         -----------     ---------      ---------
          Total cash paid..............................     (297,000)           --             --
  Cash acquired........................................        3,792            --             --
                                                         -----------     ---------      ---------
          Net cash paid................................  $  (293,208)    $      --      $      --
                                                         ===========     =========      =========
Acquisition of remaining 49.0% of UTH:
  Property, plant and equipment........................  $  (210,013)    $      --      $      --
  Investments in affiliated companies..................      (46,830)           --             --
  Goodwill.............................................     (256,749)           --             --
  Net current liabilities..............................        5,384            --             --
  Long-term liabilities................................      242,536            --             --
                                                         -----------     ---------      ---------
          Total cash paid..............................     (265,672)           --             --
  Cash acquired........................................       13,629            --             --
                                                         -----------     ---------      ---------
          Net cash paid................................  $  (252,043)    $      --      $      --
                                                         ===========     =========      =========
Acquisition of remaining 50.0% of A2000:
  Receivables assumed..................................  $   (13,062)    $      --      $      --
  Property, plant and equipment........................      (96,539)           --             --
  Goodwill.............................................     (274,361)           --             --

                              UNITED EUROPE, INC.

                             (STATED IN THOUSANDS)

                                                         FOR THE YEAR   FOR THE TEN    FOR THE YEAR
                                                            ENDED       MONTHS ENDED      ENDED
                                                         DECEMBER 31,   DECEMBER 31,   FEBRUARY 28,
                                                             1999           1998           1998
                                                         ------------   ------------   ------------
  Net current liabilities..............................       25,044            --             --
  Long-term liabilities................................      129,918            --             --
                                                         -----------     ---------      ---------
          Total cash paid..............................     (229,000)           --             --
  Cash acquired........................................          521            --             --
                                                         -----------     ---------      ---------
          Net cash paid................................  $  (228,479)    $      --      $      --
                                                         ===========     =========      =========
Acquisition of 100% of GelreVision:
  Property, plant and equipment........................  $   (49,407)    $      --      $      --
  Goodwill.............................................      (67,335)           --             --
  Net current liabilities..............................        2,682            --             --
  Long-term liabilities................................        4,236            --             --
                                                         -----------     ---------      ---------
          Total cash paid..............................     (109,824)           --             --
  Cash acquired........................................          136            --             --
                                                         -----------     ---------      ---------
          Net cash paid................................  $  (109,688)    $      --      $      --
                                                         ===========     =========      =========
Contributions of Dutch cable systems to new joint
  venture:
  Working capital......................................  $        --     $  (1,871)     $      --
  Investments in affiliated companies..................           --        96,866             --
  Property, plant and equipment........................           --        85,037             --
  Goodwill and other intangible assets.................           --        78,515             --
  Senior secured notes and other debt..................           --      (111,553)            --
  Other liabilities....................................           --       (17,417)            --
                                                         -----------     ---------      ---------
          Total net assets contributed.................  $        --     $ 129,577      $      --
                                                         ===========     =========      =========
Acquisition of Dutch cable assets:
  Property, plant and equipment and other long-term
     assets............................................  $        --     $ (51,632)     $      --
  Goodwill and other intangible assets.................           --       (36,416)            --
                                                         -----------     ---------      ---------
          Total cash paid..............................  $        --     $ (88,048)     $      --
                                                         ===========     =========      =========
Acquisition of additional 50.0% interest in UPC:
  Working capital, including cash acquired of
     $50,872...........................................  $        --     $      --      $  (7,158)
  Investment in UnitedGlobalCom, Inc. Class A Common
     Stock.............................................           --            --        (33,074)
  Investments in affiliated companies..................           --            --       (167,945)
  Property, plant and equipment and other long-term
     assets............................................           --            --       (273,988)
  Goodwill and other intangible assets.................           --            --       (383,503)
  Elimination of United's equity investment in UPC.....           --            --         46,319
  Long-term debt.......................................           --            --        624,633
  Other liabilities....................................           --            --         32,216
                                                         -----------     ---------      ---------
          Total cash paid..............................  $        --     $      --      $(162,500)
                                                         ===========     =========      =========

  The accompanying notes are an integral part of these consolidated financial statements.

                              UNITED EUROPE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF OPERATIONS

United Europe, Inc. (the "Company" or "UEI") was formed as a Delaware corporation in September 1989, for the purpose of developing, acquiring and managing European multi-channel television, programming and telephone operations. The Company is a wholly owned subsidiary of UnitedGlobalCom, Inc. ("United"). The following chart presents a summary of the Company's significant investments in telecommunications as of December 31, 1999.

                                    [CHART]
                                      UEI
                                     53.2%
                     United Pan-Europe Communications N.V.
                                    ("UPC")

            Austria:
             Telekabel Group                                               95.0%
            Belgium:
             UPC Belgium                                                  100.0%
            Czech Republic:
             Kabel Net                                                    100.0%
             Kabel Plus                                                    94.6%
            France:
             UPC France                                                    99.6%(1)
            Germany:
             PrimaCom                                                      18.2%(2)
            Hungary:
             UPC Magyarorszag                                              79.3%
             Monor                                                         97.1%
            Ireland:
             Tara                                                          80.0%
            Israel:
             Tevel                                                         46.6%
            Malta:
             Melita                                                        50.0%
            The Netherlands:
             UPC Nederland                                                100.0%
            Norway:
             UPC Norge                                                    100.0%
            Poland:
             @Entertainment                                               100.0%
            Romania:
             UPC Romania                                            51.0%-100.0%
            Slovak Republic:
             UPC Slovak                                             95.0%-100.0%
            Spain/Portugal:
             Iberian Programming                                           50.0%
            Sweden:
             Stjarn                                                       100.0%
             United Kingdom:
             Xtra Music                                                    41.0%
            Other Business Lines:
             SBS                                                           13.3%(3)
             Priority Telecom                                             100.0%
             chello broadband                                             100.0%
             UPC tv                                                       100.0%

---------------

(1) In February 2000, UPC's interest decreased to 92.0% (see Note 18).

(2) Subsequent to December 31, 1999, UPC increased its interest to 24.9%.

(3) In February 2000, UPC acquired an additional 10.2% interest in SBS for E162.5 ($163.5) million.

                              UNITED EUROPE, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company and all subsidiaries where it exercises a controlling financial interest through the ownership of a majority voting interest. The following illustrates those subsidiaries for which the Company consolidated the results of operations for only a portion of the fiscal year ended December 31, 1999:

                                             EFFECTIVE DATE
ENTITY                                      OF CONSOLIDATION               REASON
------                                      -----------------              ------
UPC Nederland(1)..........................  February 1, 1999   Acquisition of remaining 49.0%
                                                               interest in United Telekabel
                                                               Holding N.V. ("UTH")
UPC Slovensko (Slovak Republic)...........  June 1, 1999       Acquisition
GelreVision (The Netherlands).............  June 1, 1999       Acquisition
Reseaux Cables de France ("RCF")..........  June 1, 1999       Acquisition
Stjarn....................................  August 1, 1999     Acquisition
Videopole (France)........................  August 1, 1999     Acquisition
@Entertainment............................  August 1, 1999     Acquisition
Time Warner Cable France..................  September 1, 1999  Acquisition
A2000 (The Netherlands)...................  September 1, 1999  Acquisition of remaining 50.0%
                                                               interest
Kabel Plus................................  October 1, 1999    Acquisition
Monor.....................................  December 1, 1999   Acquisition

---------------

(1) Prior to the acquisition date, the equity method of accounting was used because of certain minority shareholder's rights.

The Company began consolidating UPC upon acquisition of the remaining 50.0% interest on December 11, 1997. Prior to December 11, 1997, the Company accounted for its investment in UPC under the equity method. All significant intercompany accounts and transactions have been eliminated in consolidation.

CHANGE IN FISCAL YEAR-END

Prior to the ten months ended December 31, 1998, the Company's fiscal year-end was February 28, and it accounted for its share of the income or loss of its operating companies based on the calendar year results of each operating company. This created a two month delay in reporting the operating company results in the Company's consolidated results for its fiscal year-end. On February 24, 1999, the Company changed its fiscal year-end from the last day in February to the last day in December, effective December 31, 1998. To effect the transaction to the new fiscal year, the combined results of operations of the operating companies for January and February 1998, a loss of $17.0 million, has been reported as a one-time adjustment to the retained deficit as of March 1, 1998, in the consolidated statement of parent's equity (deficit). Consequently, the consolidated statement of operations presents the consolidated results of the

                              UNITED EUROPE, INC.

Company and its subsidiaries for the ten months ended December 31, 1998. For comparative purposes, the Company's consolidated revenue, net operating loss and net loss were $9.9 million, $2.3 million and $36.8 million, respectively, for the ten months ended December 31, 1997, and the Company's consolidated revenue, net operating loss and net loss were $203.1 million, $200.4 million and $280.8 million, respectively for the year ended December 31, 1998.

CASH AND CASH EQUIVALENTS AND SHORT-TERM LIQUID INVESTMENTS

Cash and cash equivalents include cash and investments with original maturities of less than three months. Short-term liquid investments include certificates of deposit, commercial paper, corporate bonds and government securities which have original maturities greater than three months but less than twelve months. Short-term liquid investments are classified as available-for-sale and are reported at fair market value.

RESTRICTED CASH

Cash held as collateral for letters of credit and other loans is classified based on the expected expiration of such facilities. Cash held in escrow and restricted to a specific use is classified based on the expected timing of such disbursement.

COSTS TO BE REIMBURSED BY AFFILIATED COMPANIES

The Company incurs costs on behalf of affiliated companies, such as salaries and benefits, travel and professional services. These costs are reimbursed by the affiliated companies.

INVENTORY

Inventory is stated at the lower of cost (first-in, first-out basis) or market.

INVESTMENTS IN AFFILIATES, ACCOUNTED FOR UNDER THE EQUITY METHOD

For those investments in unconsolidated subsidiaries and companies in which the Company's voting interest is 20.0% to 50.0%, its investments are held through a combination of voting common stock, preferred stock, debentures or convertible debt and/or the Company exerts significant influence through board representation and management authority, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's proportionate share of net earnings or losses of the affiliate, limited to the extent of the Company's investment in and advances to the affiliate, including any debt guarantees or other contractual funding commitments. The Company's proportionate share of net earnings or losses of affiliates includes the amortization of the excess of its cost over its proportionate interest in each affiliate's net assets.

MARKETABLE EQUITY SECURITIES AND OTHER INVESTMENTS

The cost method of accounting is used for the Company's other investments in affiliates in which the Company's ownership interest is less than 20.0% and where the Company does not exert significant influence, except for those investments in marketable equity securities. The Company classifies its investments in marketable equity securities in which its interest is less than 20.0% and where the Company does not exert significant influence as available-for-sale and reports such investments at fair market value. Unrealized gains and losses are charged or credited to equity, and realized gains and losses and other-than-temporary declines in market value are included in operations.

                              UNITED EUROPE, INC.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is stated at cost. Additions, replacements, installation costs and major improvements are capitalized, and costs for normal repair and maintenance of property, plant and equipment are charged to expense as incurred. Assets constructed incorporate overhead expense and interest charges incurred during the period of construction; investment subsidies are deducted. Upon disconnection of a subscriber, the remaining book value of the subscriber equipment, excluding converters which are recovered upon disconnection, and the capitalized labor are written off and accounted for as an operating cost. Depreciation is calculated using the straight-line method over the economic life of the asset.

The economic lives of property, plant and equipment at acquisition are as follows:

Cable distribution networks.............................   3-20 years
Subscriber premises equipment and converters............   3-10 years
MMDS/DTH distribution facilities........................   5-20 years
Office equipment, furniture and fixtures................   3-10 years
Buildings and leasehold improvements....................   3-33 years
Other...................................................   3-10 years

GOODWILL AND OTHER INTANGIBLE ASSETS

The excess of investments in consolidated subsidiaries over the net tangible asset value at acquisition is amortized on a straight-line basis over 15 years. Licenses in newly-acquired companies are recognized at the fair market value of those licenses at the date of acquisition. Licenses in new franchise areas include the capitalization of direct costs incurred in obtaining the license. The license value is amortized on a straight-line basis over the initial license period, up to a maximum of 20 years.

RECOVERABILITY OF TANGIBLE AND INTANGIBLE ASSETS

The Company evaluates the carrying value of all tangible and intangible assets whenever events or circumstances indicate the carrying value of assets may exceed their recoverable amounts. An impairment loss is recognized when the estimated future cash flows (undiscounted and without interest) expected to result from the use of an asset are less than the carrying amount of the asset. Measurement of an impairment loss is based on fair value of the asset computed using discounted cash flows if the asset is expected to be held and used. Measurement of an impairment loss for an asset held for sale would be based on fair market value less estimated costs to sell.

DEFERRED FINANCING COSTS

Costs to obtain debt financing are capitalized and amortized over the life of the debt facility using the effective interest method.

SUBSCRIBER PREPAYMENTS AND DEPOSITS

Payments received in advance for multi-channel television service are deferred and recognized as revenue when the associated services are provided. Deposits are recorded as a liability upon receipt and refunded to the subscriber upon disconnection.

REVENUE RECOGNITION

Revenue is primarily derived from the sale of multi-channel television, telephony and Internet/data services to subscribers and is recognized in the period the related services are provided. Initial installation

                              UNITED EUROPE, INC.

fees are recognized as revenue in the period in which the installation occurs, to the extent installation fees are equal to or less than direct selling costs, which are expensed. To the extent installation fees exceed direct selling costs, the excess fees are deferred and amortized over the average contract period. All installation fees and related costs with respect to reconnections and disconnections are recognized in the period in which the reconnection or disconnection occurs because reconnection fees are charged at a level equal to or less than related reconnection costs.

CONCENTRATION OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of subscriber receivables. Concentrations of credit risk with respect to subscriber receivables are limited due to the Company's large number of customers and their dispersion across many different countries worldwide.

STAFF ACCOUNTING BULLETIN NO. 51 ("SAB 51") ACCOUNTING POLICY

Gains realized as a result of stock sales by the Company's subsidiaries are recorded in the statement of operations, except for any transactions which must be credited directly to equity in accordance with the provisions of SAB 51.

STOCK-BASED COMPENSATION

Stock-based compensation is recognized using the intrinsic value method, which results in compensation expense for the difference between the grant price and the fair market value at each new measurement date. UPC adopted stock-based compensation plans for their employees. With respect to certain of these plans, the rights conveyed to employees are the substantive equivalents to stock appreciation rights. Accordingly, compensation expense is recognized at each financial statement date based on the difference between the grant price and the estimated fair value of the respective subsidiary's common stock.

INCOME TAXES

The Company accounts for income taxes under the asset and liability method which requires recognition of deferred tax assets and liabilities for the expected future income tax consequences of transactions which have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and income tax basis of assets, liabilities and loss carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Net deferred tax assets are then reduced by a valuation allowance if management believes it more likely than not they will not be realized. Withholding taxes are taken into consideration in situations where the income of subsidiaries is to be paid out as dividends in the near future. Such withholding taxes are generally charged to income in the year in which the dividend income is generated.

FOREIGN OPERATIONS AND FOREIGN EXCHANGE RATE RISK

The functional currency for the Company's foreign operations is the applicable local currency for each affiliate company, except for countries which have experienced hyper-inflationary economies. For countries which have hyper-inflationary economies, the financial statements are prepared in U.S. dollars. Assets and liabilities of foreign subsidiaries for which the functional currency is the local currency are translated at exchange rates in effect at period-end, and the statements of operations are translated at the average exchange rates during the period. Exchange rate fluctuations on translating foreign currency financial statements into U.S. dollars that result in unrealized gains or losses are referred to as translation

                              UNITED EUROPE, INC.

adjustments. Cumulative translation adjustments are recorded as a separate component of parent's equity (deficit), included in Other Cumulative Comprehensive Loss.

Transactions denominated in currencies other than the local currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in income as unrealized (based on period-end translations) or realized upon settlement of the transactions. Cash flows from the Company's operations in foreign countries are translated based on their functional currencies. As a result, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not agree to changes in the corresponding balances on the consolidated balance sheets. The effects of exchange rate changes on cash balances held in foreign currencies are reported as a separate line below cash flows from financing activities.

Certain of the Company's foreign operating companies have notes payable and notes receivable that are denominated in a currency other than their own functional currency. Accordingly, the Company may experience economic loss and a negative impact on earnings and equity with respect to its holdings solely as a result of foreign currency exchange rate fluctuations.

NEW ACCOUNTING PRINCIPLES

The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which requires that companies recognize all derivatives as either assets or liabilities in the balance sheet at fair value. Under SFAS 133, accounting for changes in fair value of a derivative depends on its intended use and designation. SFAS 133 is effective for fiscal years beginning after June 15, 2000. The Company is currently assessing the effect of this new standard.

In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 "Views on Selected Revenue Recognition Issues" ("SAB 101"), which provides the staff's views in applying generally accepted accounting principles to selected revenue recognition issues. SAB 101 is effective for the second quarter of 2000. The Company is currently assessing the effect of SAB 101.

RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform to current year presentation.

3. ACQUISITIONS AND OTHER

UPC STOCK OFFERINGS

In February 1999, UPC successfully completed an initial public offering selling
133.8 million shares on the Amsterdam Stock Exchange and The Nasdaq Stock Market, Inc. ("Nasdaq"), raising gross and net proceeds at Dutch guilder ("NLG")21.30 ($10.93) per share of NLG2,852.9 ($1,463.0) million and NLG2,660.1
($1,364.1) million, respectively. The proceeds were used to reduce debt facilities and finance acquisitions. Based on the carrying value of the Company's investment in UPC as of February 11, 1999, United recognized a gain of $822.1 million from the resulting step-up in the carrying amount of United's investment in UPC, in accordance with SAB 51. No deferred taxes were recorded related to this gain due to the Company's intent on holding its investment in UPC indefinitely. UPC's offering reduced the Company's ownership interest from 100% to 59.6%.

In October 1999, UPC completed a second public offering of 45.0 million ordinary shares, raising gross and net proceeds at Euro ("E") 19.92 ($21.58) per share of E896.3 ($970.9) million and E851.5 ($922.4) million, respectively. The proceeds were used to finance acquisitions. Based on the carrying value of the Company's investment in UPC as of October 19, 1999, United recognized a gain of $403.4 million

                              UNITED EUROPE, INC.

from the resulting step-up in the carrying amount of United's investment in UPC, in accordance with SAB 51. No deferred taxes were recorded related to this gain due to the Company's intent on holding its investment in UPC indefinitely. This second offering further reduced the Company's ownership to 53.2% as of December 31, 1999.

If all of the UPC stock options and warrants outstanding as of December 31, 1999 were exercised, the Company's ownership interest would be 51.7% on a fully-diluted basis.

UTH

In August 1998, UPC merged its Dutch cable television and telecommunications assets, consisting of its 50.0% interest in A2000 and its wholly-owned subsidiary Cable Network Brabant Holding B.V. ("CNBH"), with those of the Dutch energy company N.V. NUON Energie-Onderneming voor Gelderland, Friesland en Flevoland ("NUON"), forming a new company, UTH (the "UTH Transaction"). The transaction was accounted for as a formation of a joint venture with NUON's and UPC's net assets recorded at their historical carrying values. Although UPC retained a 51.0% economic and voting interest in UTH, because of joint governance on most significant operating decisions, UPC accounted for its investment in UTH using the equity method of accounting. On February 17, 1999, UPC acquired the remaining 49.0% of UTH from NUON (the "NUON Transaction") for E235.1 ($265.7) million. In addition, UPC repaid NUON a E15.1 ($17.1) million subordinated loan, including accrued interest, dated December 23, 1998, owed by UTH to NUON. The purchase of NUON's interest and payment of the loan were funded with proceeds from UPC's initial public offering. Effective February 1, 1999, UPC began consolidating the results of operations of UTH. Details of the net assets acquired, based on the preliminary purchase price allocation, were as follows (in thousands):

Property, plant and equipment...............................  $ 210,013
Investments in affiliated companies.........................     46,830
Goodwill....................................................    256,749
Long-term debt liabilities..................................   (242,536)
Net current liabilities.....................................     (5,384)
                                                              ---------
          Total cash paid...................................  $ 265,672
                                                              =========

The following pro forma condensed consolidated operating results for the year ended December 31, 1999 and the ten months ended December 31, 1998 gives effect to the UTH Transaction and the NUON Transaction as if they had occurred at the beginning of the periods presented. This pro forma condensed consolidated financial information does not purport to represent what the Company's results of operations would actually have been if such transactions had in fact occurred on such dates. The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable.

                                             FOR THE YEAR ENDED     FOR THE TEN MONTHS ENDED
                                             DECEMBER 31, 1999         DECEMBER 31, 1998
                                           ----------------------   ------------------------
                                           HISTORICAL   PRO FORMA   HISTORICAL    PRO FORMA
                                           ----------   ---------   -----------   ----------
                                               (IN THOUSANDS)            (IN THOUSANDS)
Revenue..................................   $473,422    $483,539     $ 172,287    $ 253,295
                                            ========    ========     =========    =========
Net income (loss)........................   $778,123    $773,428     $(263,852)   $(299,708)
                                            ========    ========     =========    =========

ACQUISITION OF UPC SLOVENSKO

In June 1999, UPC acquired SKT spol s.r.o. (now known as UPC Slovensko), a company that owns and operates a cable television system in Bratislava, the capital of the Slovak Republic, for $43.3 million.

                              UNITED EUROPE, INC.

ACQUISITION OF GELREVISION

In June 1999, UPC acquired through UPC Netherland 100% of the GelreVision multi-channel television systems in The Netherlands for NLG233.9 ($109.8) million.

ACQUISITION OF RESEAUX CABLES DE FRANCE

In June 1999, UPC acquired through UPC France 95.7% of RCF, which operates cable television systems throughout France, for French francs ("FFR")172.0 ($27.1) million.

ACQUISITION OF INTEREST IN SBS

In July 1999, UPC purchased 4.8% of SBS for $24.3 million in cash. In August 1999, UPC acquired an additional 8.5% of SBS for $75.9 million.

STJARN ACQUISITION

In July 1999, UPC acquired Stjarn for a purchase price of $397.0 million, of which $100.0 million was paid in the form of a one-year note with interest at 8.0% per year and the balance of the purchase price was paid in cash. UPC will have the option, at maturity of the note, to pay the note in either cash or UPC stock. Stjarn operates cable television systems serving the greater Stockholm area.

ACQUISITION OF VIDEOPOLE

In August 1999, UPC acquired through UPC France 100% of Videopole for a total purchase price of $135.1 million. The purchase price was paid in cash ($69.9 million) and 2.9 million ordinary shares of UPC ($65.2 million). Based on the carrying value of the Company's investment in UPC as of July 31, 1999, United recognized a gain of $34.9 million from the resulting step-up in the carrying amount of United's investment in UPC, in accordance with SAB 51. No deferred taxes were recorded related to this gain due to the Company's intent on holding its investment in UPC indefinitely.

@ENTERTAINMENT ACQUISITION

In August 1999, UPC acquired 100% of @Entertainment for $807.0 million in cash. Details of the net assets acquired, based on a preliminary purchase price allocation using information currently available, were as follows (in thousands):

Net current assets..........................................   $  51,239
Property, plant and equipment...............................     196,178
Goodwill....................................................     986,814
Long-term liabilities.......................................    (448,566)
Other.......................................................      21,335
                                                               ---------
          Total cash paid...................................   $ 807,000
                                                               =========

The following pro forma condensed consolidated operating results for the year ended December 31, 1999 and the ten months ended December 31, 1998 give effect to the acquisition of @Entertainment as if it had occurred at the beginning of each period presented. This pro forma condensed consolidated financial information does not purport to represent what the Company's results of operations would actually have

                              UNITED EUROPE, INC.

been if such transaction had in fact occurred on such dates. The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable.

                                     FOR THE YEAR ENDED     FOR THE TEN MONTHS ENDED
                                     DECEMBER 31, 1999         DECEMBER 31, 1998
                                   ----------------------   ------------------------
                                   HISTORICAL   PRO FORMA   HISTORICAL    PRO FORMA
                                   ----------   ---------   -----------   ----------
                                       (IN THOUSANDS)            IN THOUSANDS)
Revenue..........................   $473,422    $520,401     $ 172,287    $ 222,665
                                    ========    ========     =========    =========
Net income (loss)................   $778,123    $585,956     $(263,852)   $(443,718)
                                    ========    ========     =========    =========

ACQUISITION OF TIME WARNER CABLE FRANCE

In August 1999, UPC acquired through UPC France 100% of Time Warner Cable France, a company that operates three cable television systems in the suburbs of Paris and Lyon and in the city of Limoges. The purchase price was $71.1 million in cash. Simultaneous with the acquisition of Time Warner Cable France, UPC acquired an additional 47.6% interest in one of its operating systems, Rhone Vision Cable, in which Time Warner France had a 49.9% interest, for FFR89.3 ($14.6) million, increasing UPC's ownership in that system to 97.5%.

ACQUISITION OF 50.0% OF A2000

In September 1999, UPC acquired, through UPC Nederland, the remaining 50.0% of A2000 that it did not already own for $229.0 million and $13.1 million in cash and assumed receivables, respectively.

KABEL PLUS ACQUISITION

In October 1999, UPC acquired a 94.6% interest in Kabel Plus for a purchase price of $150.0 million, and took control of the Kabel Plus cable television systems in the Czech and Slovak Republics.

ACQUISITION OF ADDITIONAL INTEREST IN MONOR

In December 1999, UPC acquired an additional 48.0% economic interest in Monor from its partner and several small minority shareholders for $45.0 million, increasing UPC's ownership to 97.1%. Monor's telephony system is located in the Monor region, an area which borders Budapest in Hungary.

PURCHASE OF MINORITY INTEREST IN PRIMACOM

In December 1999, UPC purchased a total interest of 18.2% in PrimaCom, which owns and operates cable television networks in Germany, for E226.5 ($227.9) million. The fair value of this investment was $231.9 million as of December 31, 1999 and is reflected in "Marketable equity securities and other investments" on the Consolidated Balance Sheet.

COMBIVISIE AND CNBH

Effective January 1, 1998, UPC acquired certain assets, including the Dutch cable systems of Combivisie for $88.0 million. The purchase was funded with draws on UPC's existing credit facilities. Subsequent to the transaction, the assets and liabilities of UPC's other Dutch systems and Combivisie were merged, forming CNBH, a wholly-owned subsidiary of UPC Netherland.

                              UNITED EUROPE, INC.

HUNGARY

In June 1998, UPC acquired certain Hungarian multi-channel television system assets for $9.5 million in cash and a non-interest bearing promissory note in the amount of $18.0 million. These assets are now part of UPC Magyarorszag.

TEVEL AND MELITA

In November 1998, UPC (i) acquired from Tele-Communications International, Inc. ("TINTA") its indirect 23.3% and 25.0% interests in the Tevel and Melita systems, respectively, for $91.5 million, doubling UPC's respective ownership in these systems to 46.6% and 50.0%, respectively, (ii) purchased an additional 5.0% interest in Princes Holdings and 5.0% of Tara in consideration for 769,062 shares of United Class A Common Stock held by UPC, and (iii) sold the 5.0% interest in Princes Holdings, together with its existing 20.0% interest, to TINTA for $20.5 million. The net payment of $71.0 million to TINTA ($68.0 million after closing adjustments) was funded with the proceeds of a $90.0 million promissory note made by a subsidiary of UPC to its primary partners in the Tevel system (the "UPC DIC Loan").

UPC

In July 1995, the Company and Philips Electronics N.V. ("Philips") contributed their respective ownership interests in European and Israeli multi-channel television systems to UPC. Philips contributed to UPC its 95.0% interest in cable television systems in Austria, its 100% interest in cable television systems in Belgium, its minority interests in multi-channel television systems in Germany, The Netherlands (Eindhoven) and France. The Company contributed its interests in multi-channel television systems in Israel, Ireland, the Czech Republic, Malta, Norway, Hungary, Sweden and Spain. The Company also contributed $78.2 million in cash to UPC and issued to Philips 6,338,302 shares of its Class A Common Stock having a value of $50.0 million (at date of closing). In addition, UPC issued to Philips $133.6 million of convertible subordinated pay-in-kind notes (the "PIK Notes"). As a result of this transaction, the Company and Philips each owned a 50.0% economic and voting interest in UPC.

On December 11, 1997, the Company acquired Philips' entire interest in UPC (the "UPC Transaction"). As part of the UPC Transaction, (i) UPC purchased the 6,338,302 shares of Class A Common Stock of the Company held by Philips, (ii) United purchased NLG169.9 ($84.3) million of the accreted amount of UPC's PIK Notes and redeemed them for 45,540,783 shares of UPC, (iii) UPC repaid to Philips the remaining NLG170.4 ($84.6) million accreted amount of the PIK Notes,
(iv) United purchased 39,364,812 shares of UPC directly from Philips, and (v) UPC repurchased Philips' remaining equity interest in UPC (73,135,188 shares). The Company effectively owned 100% of UPC as a result of the UPC Transaction, including shares held by a foundation controlled by United which administers the UPC stock plan for the benefit of UPC employees and management, pursuant to UPC's equity incentive plans. The final purchase price (excluding transaction-related costs) was $425.2 million, comprised of $168.7 million for the purchase by the Company and repayment by UPC of UPC's PIK Notes, $33.2 million allocated to the purchase by UPC of 6,338,302 shares of the Company's Class A Common Stock and $223.3 million allocated to the purchase of Philips' interest in UPC. The UPC Transaction was funded by a long-term revolving credit facility through UPC with a syndicate of banks ($151.5 million), a bridge bank facility through a subsidiary of UPC ($111.2 million) and a cash investment by the Company of $162.5 million.

                              UNITED EUROPE, INC.

Details of the net assets acquired, based on a preliminary allocation of the purchase price, which were denominated in Dutch guilders and translated to U.S. dollars using the exchange rate on the date of acquisition, were as follows (in thousands):

Working capital, including cash acquired of $50,872.........   $  (7,158)
Investment in United Class A Common Stock...................     (33,074)
Investment in affiliated companies..........................    (167,945)
Property, plant and equipment and other long-term assets....    (273,988)
Goodwill and other intangible assets........................    (383,503)
Elimination of United equity investment.....................      46,319
Long-term debt..............................................     624,633
Other liabilities...........................................      32,216
                                                               ---------
          Total cash paid...................................   $(162,500)
                                                               =========

TARA

In October 1997, Tara issued shares to third parties in exchange for consideration totaling $2.5 million, thereby diluting the Company's interest in Tara from 100% to 75.0%. A gain of $1.6 million recognized on the transaction was credited to additional paid-in capital in accordance with SAB 51.

PRO FORMA FINANCIAL INFORMATION FOR THE YEAR ENDED FEBRUARY 28, 1998

The following pro forma condensed consolidated operating results for the years ended February 28, 1998 give effect to the UPC Transaction as if it had occurred at the beginning of the period presented. This pro forma condensed consolidated financial information and notes thereto do not purport to represent what the Company's results of operations would actually have been if such transaction had in fact occurred on such dates. The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable.

                                                                 FOR THE YEAR ENDED
                                                                  FEBRUARY 28, 1998
                                                              -------------------------
                                                              HISTORICAL   PRO FORMA(1)
                                                              ----------   ------------
                                                                   (IN THOUSANDS)
Revenue.....................................................   $  9,945     $ 173,344
                                                               ========     =========
Net loss....................................................   $(54,152)    $(104,925)
                                                               ========     =========

---------------

(1) Represents the historical amounts included in UPC's consolidated statement of operations for the period from January 1, 1997 to December 10, 1997, additional depreciation and amortization related to the step-up in basis in tangible assets and additional goodwill, the net decrease in equity in losses of affiliated companies, and the net increase in interest expense as a result of the UPC Transaction.

                              UNITED EUROPE, INC.

4. INVESTMENTS IN AFFILIATES, ACCOUNTED FOR UNDER THE EQUITY METHOD

                                                          AS OF DECEMBER 31, 1999
                                   ----------------------------------------------------------------------
                                                                CUMULATIVE SHARE   CUMULATIVE
                                   INVESTMENTS IN   DIVIDENDS    IN RESULTS OF     TRANSLATION
                                     AFFILIATES     RECEIVED       AFFILIATES      ADJUSTMENTS    TOTAL
                                   --------------   ---------   ----------------   -----------   --------
                                                               (IN THOUSANDS)
    SBS..........................     $ 99,621       $    --        $ (5,421)        $ 2,858     $ 97,058
    Tevel........................      100,679        (6,180)        (12,108)          3,761       86,152
    Melita.......................       14,062            --           2,066          (2,417)      13,711
    Iberian Programming..........       11,947            --            (460)          2,828       14,315
    Xtra Music...................        9,913            --          (2,476)           (640)       6,797
    Other........................       27,447            --             (65)         (1,048)      26,334
                                      --------       -------        --------         -------     --------
              Total..............     $263,669       $(6,180)       $(18,464)        $ 5,342     $244,367
                                      ========       =======        ========         =======     ========

                                                          AS OF DECEMBER 31, 1998
                                   ----------------------------------------------------------------------
                                                                CUMULATIVE SHARE   CUMULATIVE
                                   INVESTMENTS IN   DIVIDENDS    IN RESULTS OF     TRANSLATION
                                     AFFILIATES     RECEIVED       AFFILIATES      ADJUSTMENTS    TOTAL
                                   --------------   ---------   ----------------   -----------   --------
                                                               (IN THOUSANDS)
    UTH..........................     $135,290       $    --        $(11,447)        $ 8,288     $132,131
    Tevel........................       96,340        (6,090)           (390)           (306)      89,554
    Melita.......................       14,078            --             997             724       15,799
    Monor........................       11,301            --          (2,601)         (7,849)         851
    Xtra Music...................        5,326            --            (536)            252        5,042
    Other........................       14,532            --          (3,876)            176       10,832
                                      --------       -------        --------         -------     --------
              Total..............     $276,867       $(6,090)       $(17,853)        $ 1,285     $254,209
                                      ========       =======        ========         =======     ========

As of December 31, 1999 and 1998, the Company had the following differences related to the excess of its cost over its proportionate interest in each affiliate's net tangible assets included in the above table. Such differences are being amortized over 15 years.

                                                   AS OF DECEMBER 31, 1999     AS OF DECEMBER 31, 1998
                                                  -------------------------   -------------------------
                                                    BASIS      ACCUMULATED      BASIS      ACCUMULATED
                                                  DIFFERENCE   AMORTIZATION   DIFFERENCE   AMORTIZATION
                                                  ----------   ------------   ----------   ------------
                                                                     (IN THOUSANDS)
    SBS.........................................   $109,080      $ (2,828)     $     --      $    --
    Tevel.......................................     82,010        (7,947)       80,644       (3,351)
    Melita......................................     11,673        (1,242)       12,898         (451)
    Iberian Programming.........................     11,941          (521)           --           --
    Xtra Music..................................      5,511          (246)        3,585          (73)
    Other.......................................         --            --         9,985         (404)
                                                   --------      --------      --------      -------
              Total.............................   $220,215      $(12,784)     $107,112      $(4,279)
                                                   ========      ========      ========      =======

                              UNITED EUROPE, INC.

Condensed financial information for UPC, stated in U.S. dollars, is presented below:

                                                                FOR THE YEAR ENDED
                                                               DECEMBER 31, 1997(1)
                                                               --------------------
                                                                  (IN THOUSANDS)
Revenue.....................................................         $172,951
Operating, selling, general and administrative expense......         (121,833)
Depreciation and amortization...............................          (68,148)
                                                                     --------
     Net operating loss.....................................          (17,030)
Interest, net...............................................          (32,936)
Share in results of affiliated companies, net...............          (10,395)
Other.......................................................          (29,820)
                                                                     --------
     Net loss...............................................         $(90,181)
                                                                     ========

---------------

(1) The Company consolidated the results of UPC effective December 11, 1997.

5. MARKETABLE EQUITY SECURITIES OF PARENT

As a result of the UPC Transaction, UPC acquired 6,338,302 shares of United's Class A Common Stock, valued at cost on December 11, 1997 at $33.1 million. In November 1998, UPC used 769,062 shares to acquire an additional 5.0% interest in Tara and Princes Holdings, resulting in 5,569,240 remaining United shares held by UPC.

6. PROPERTY, PLANT AND EQUIPMENT

                                                                   AS OF DECEMBER 31,
                                                                  ---------------------
                                                                     1999        1998
                                                                  ----------   --------
                                                                     (IN THOUSANDS)
    Cable distribution networks.................................  $1,533,411   $246,607
    Subscriber premises equipment and converters................     153,670     71,178
    MMDS/DTH distribution facilities............................      79,265      7,340
    Office equipment, furniture and fixtures....................      72,161     18,674
    Buildings and leasehold improvements........................     144,769      6,748
    Other.......................................................     132,414     14,905
                                                                  ----------   --------
                                                                   2,115,690    365,452
         Accumulated depreciation...............................    (195,329)   (46,406)
                                                                  ----------   --------
         Net property, plant and equipment......................  $1,920,361   $319,046
                                                                  ==========   ========

                              UNITED EUROPE, INC.

7. GOODWILL AND OTHER INTANGIBLE ASSETS

                                                                   AS OF DECEMBER 31,
                                                                  ---------------------
                                                                     1999        1998
                                                                  ----------   --------
                                                                     (IN THOUSANDS)
    @Entertainment..............................................  $  935,867   $     --
    UPC Netherland..............................................     763,714         --
    Stjarn......................................................     430,606         --
    Telekabel Group.............................................     177,800    206,092
    UPC France..................................................     117,787         --
    UPC Norge...................................................      85,405     87,563
    Kabel Plus..................................................      85,330         --
    UPC Magyarorszag............................................      55,068     51,550
    UPC.........................................................      29,406         --
    Monor.......................................................      24,420         --
    UPC Slovak..................................................      23,026         --
    UPC Belgium.................................................      20,994     22,322
    Other.......................................................      12,932     12,970
                                                                  ----------   --------
                                                                   2,762,355    380,497
         Accumulated amortization...............................    (134,594)   (20,693)
                                                                  ----------   --------
         Net goodwill and other intangible assets...............  $2,627,761   $359,804
                                                                  ==========   ========

8. SHORT-TERM DEBT

                                                                  AS OF DECEMBER 31,
                                                                  ------------------
                                                                    1999      1998
                                                                  --------   -------
                                                                    (IN THOUSANDS)
    Stjarn Seller's Note (Note 3)...............................  $100,000   $    --
    Stjarn Credit Facility......................................    39,333        --
    A2000 Bank Facility (Note 10)...............................    20,575        --
    Other UPC...................................................     4,355    33,504
                                                                  --------   -------
         Total short-term debt..................................  $164,263   $33,504
                                                                  ========   =======

Carrying value approximates fair value for these short-term facilities.

STJARN CREDIT FACILITY

In December 1998, Stjarn's parent company entered into a Swedish Kronor ("SEK")521.0 ($61.3) million loan agreement with a bank to refinance certain debt. The loan currently consists of an A facility, a medium term loan in the amount of SEK371.0 ($43.6) million and a revolving credit facility in the amount of SEK150.0 ($17.6) million. These facilities bear interest at the rate of Stockholm Interbank Offered Rate ("STIBOR") plus a margin of 0.75% to 1.25%. As a result of UPC's acquisition of Stjarn, both the A facility and the revolving facility are now due on March 31, 2000.

                              UNITED EUROPE, INC.

9. SENIOR DISCOUNT NOTES AND SENIOR NOTES

                                                                  AS OF DECEMBER 31,
                                                                  -------------------
                                                                     1999       1998
                                                                  -----------   -----
                                                                    (IN THOUSANDS)
    UPC USD Senior Notes due 2009...............................  $  759,442    $ --
    UPC 10.875% Euro Senior Notes due 2009......................     301,878      --
    UPC USD Senior Discount Notes due 2009......................     421,747      --
    UPC 10.875% USD Senior Notes due 2007.......................     191,852      --
    UPC 10.875% Euro Senior Notes due 2007......................     100,625      --
    UPC 11.25% USD Senior Notes due 2009........................     239,905      --
    UPC 11.25% Euro Senior Notes due 2009.......................     100,894      --
    UPC 13.375% USD Senior Discount Notes due 2009..............     255,786      --
    UPC 13.375% Euro Senior Discount Notes due 2009.............     102,847      --
    @Entertainment 1999 Senior Discount Notes...................     141,807      --
    @Entertainment 1998 Senior Discount Notes...................     115,984      --
    @Entertainment 1999 Series C Senior Discount Notes..........      11,841      --
    PCI Discount Notes..........................................      16,457      --
                                                                  ----------    ----
                                                                   2,761,065      --
              Less current portion..............................          --      --
                                                                  ----------    ----
              Total senior discount notes.......................  $2,761,065    $ --
                                                                  ==========    ====

UPC USD SENIOR NOTES DUE 2009, UPC 10.875% EURO SENIOR NOTES DUE 2009 AND UPC USD SENIOR DISCOUNT NOTES DUE 2009 (COLLECTIVELY THE "UPC JULY 1999 NOTES")

In July 1999, UPC completed a private placement bond offering consisting of $800.0 million ten-year 10.875% Senior Notes due 2009, E300.0 million of ten-year 10.875% Senior Notes due 2009 and $735.0 million aggregate principal amount of ten-year 12.5% Senior Discount Notes due 2009. The UPC Senior Discount Notes due 2009 were sold at 54.5% of face value amount yielding gross proceeds of approximately $400.7 million, and will accrue but not pay interest until 2005. Interest payments on the Senior Notes due 2009 will be due semi-annually, commencing February 1, 2000. The indentures governing the UPC July 1999 Notes place certain limitations on UPC's ability, and the ability of its subsidiaries, to borrow money, issue capital stock, pay dividends in stock or repurchase stock, make investments, create certain liens, engage in certain transactions with affiliates, and sell certain assets or merge with or into other companies. Concurrent with the closing of the UPC July 1999 Notes offering, UPC entered into a cross-currency swap, swapping the $800.0 million UPC Senior Notes due 2009 into fixed and variable rate Euro notes with a notional amount totaling E754.7 million. One half of the Euro notes have a fixed interest rate of 8.54% through August 1, 2004, thereafter switching to a variable interest rate of Euro Interbank Offered Rate ("EURIBOR") plus 4.15%, for an initial rate of 7.1%.

UPC 10.875% USD AND EURO SENIOR NOTES DUE 2007, UPC 11.25% USD AND EURO SENIOR NOTES DUE 2009 AND UPC 13.375% USD AND EURO SENIOR DISCOUNT NOTES DUE 2009 (COLLECTIVELY THE "UPC OCTOBER 1999 NOTES")

In October 1999, UPC completed a private placement bond offering consisting of six tranches: $200.0 million and E100.0 million of eight-year 10.875% Senior Notes due 2007; $252.0 million and E101.0 million of ten-year 11.25% Senior Notes due 2009; and $478.0 million and E191.0 million aggregate principal amount of ten-year 13.375% Senior Discount Notes due 2009. The Senior Discount Notes were sold at 52.3% of the face amount yielding gross proceeds of $250.0 million and E100.0 million and will accrue but not pay interest until November 2004. UPC then entered into cross-currency swaps, swapping

                              UNITED EUROPE, INC.

the $252.0 million 11.25% coupon into fixed and variable rate Euro notes with a notional amount totaling E240.2 million, and swapping the $200.0 million 10.875% coupon into fixed and variable rate Euro notes with a notional amount totaling E190.7 million. Of the former swap, E120.1 million have a fixed interest rate of 9.9% through November 1, 2004, thereafter switching to a variable rate of EURIBOR + 4.8%. The remaining E120.1 million have a variable interest rate of EURIBOR + 4.80%. Of the latter swap, E95.4 million have a fixed interest rate of 9.9% through November 1, 2004, thereafter switching to a variable rate of EURIBOR + 4.8%. The remaining E95.4 million have a variable interest rate of EURIBOR + 4.8%.

@ENTERTAINMENT 1999 SENIOR DISCOUNT NOTES, @ENTERTAINMENT 1998 SENIOR DISCOUNT NOTES AND @ENTERTAINMENT 1999 SERIES C SENIOR DISCOUNT NOTES (COLLECTIVELY THE "@ENTERTAINMENT NOTES")

In January 1999, @Entertainment sold 256,800 units consisting of Senior Discount Notes due 2009 and warrants to purchase 1,813,665 shares of @Entertainment's common stock. The @Entertainment 1999 Senior Discount Notes were issued at a discount to their aggregate principal amount at maturity yielding gross proceeds of approximately $100.0 million. Cash interest on the @Entertainment 1999 Senior Discount Notes will not accrue prior to February 1, 2004. Thereafter, cash interest will accrue at a rate of 14.5% per annum, payable semi-annually in arrears on August 1 and February 1 of each year, commencing August 1, 2004. In connection with the acquisition of @Entertainment, UPC acquired all of the existing warrants held in connection with the @Entertainment 1999 Senior Discount Notes.

In July 1998, @Entertainment sold 252,000 units, consisting of 14.5% Senior Discount Notes due 2008 and warrants entitling the warrant holders to purchase 1,824,514 shares of @Entertainment common stock. This offering generated approximately $125.1 million in gross proceeds to @Entertainment. The @Entertainment 1998 Senior Discount Notes are unsubordinated and unsecured obligations of @Entertainment. Cash interest will not accrue prior to July 15, 2003. After that, cash interest will accrue at a rate of 14.5% per year and will be payable semi-annually in arrears on January 15 and July 15 of each year, beginning January 15, 2004. The @Entertainment 1998 Senior Discount Notes will mature on July 15, 2008. In connection with the acquisition of @Entertainment, UPC acquired all of the existing warrants held in connection with the @Entertainment 1998 Senior Discount Notes.

Pursuant to the terms of the @Entertainment indenture, @Entertainment repurchased $49.1 million aggregate principal amount at maturity of these notes for $26.5 million as a result of UPC's acquisition of @Entertainment.

In January 1999, @Entertainment sold $36.0 million aggregate principal amount at maturity of Series C Senior Discount Notes generating approximately $9.8 million of gross proceeds. The @Entertainment 1999 Series C Senior Discount Notes are senior unsecured obligations of @Entertainment. Original issue discount will accrete from January 20, 1999, until maturity on July 15, 2008. Cash interest will accrue beginning July 15, 2004 at a rate of 7.0% per year on the principal amount at maturity, and will be payable semi-annually in arrears, on July 15 and January 15 of each year beginning January 15, 2005.

PCI DISCOUNT NOTES

Poland Communications, Inc. ("PCI"), @Entertainment's major operating subsidiary, sold $130.0 million of discount notes in October 1996. The PCI Discount Notes bear interest at 9.875%, payable on May 1 and November 1 of each year. The PCI Discount Notes mature on November 1, 2003. Pursuant to the terms of the PCI indenture, @Entertainment repurchased a majority of the PCI Discount Notes in November 1999 as a result of UPC's acquisition of @Entertainment.

                              UNITED EUROPE, INC.

10. OTHER LONG-TERM DEBT

                                                                   AS OF DECEMBER 31,
                                                                  ---------------------
                                                                     1999        1998
                                                                  ----------   --------
                                                                     (IN THOUSANDS)
    UPC Senior Credit Facility..................................  $  359,720   $     --
    New Telekabel Facility......................................     256,861         --
    A2000 Facilities............................................     209,132         --
    CNBH Facility...............................................     122,317         --
    Rhone Vision Cable Credit Facility..........................      61,360         --
    RCF Facility................................................      31,852         --
    UPC DIC Loan................................................      39,366     84,214
    Mediareseaux Facility.......................................      45,193     21,346
    Monor Facility..............................................      33,488         --
    Videopole Facility..........................................       7,752         --
    Other UPC...................................................      50,345      3,821
    UPC Senior Revolving Credit Facility........................          --    512,179
    UPC Bridge Bank Facility....................................          --     60,063
                                                                  ----------   --------
                                                                   1,217,386    681,623
              Less current portion..............................     (50,606)   (60,063)
                                                                  ----------   --------
              Total other long-term debt........................  $1,166,780   $621,560
                                                                  ==========   ========

UPC SENIOR CREDIT FACILITY

On July 27, 1999, several UPC subsidiaries and a syndicate of banks executed a Loan and Note Issuance Agreement for a E1.0 ($1.1) billion multi-currency senior secured credit facility. The UPC Senior Credit Facility matures on July 27, 2006 and is comprised of two tranches. The E750.0 ($755.1) million Tranche A is a senior secured reducing revolving credit facility. Tranche B is a E250.0 ($251.7) million term loan credit facility. The UPC Senior Credit Facility bears interest at EURIBOR (for borrowings in euro) and at the London Interbank Offered Rate ("LIBOR") (for all other borrowings) plus a margin of between 0.75% and 2.0% (which shall be at least 1.5% for the first six months following closing) plus an additional cost of funding calculation. In addition to repayment of UPC's existing revolving credit facility, proceeds from the UPC Senior Credit Facility were used to fund acquisitions, repay certain intercompany debts, pay interest on funds downstreamed from the proceeds of high yield issues, general corporate purposes, capital expenditures and other permitted distributions. Borrowings under the UPC Senior Credit Facility are limited by financial ratio tests. The UPC Senior Credit Facility contains change in control provisions related to UPC's ownership in certain subsidiaries and United's ownership of UPC. In addition, the UPC Senior Credit Facility limits acquisitions funded by loan proceeds to E400.0 ($402.7) million over the life of the UPC Senior Credit Facility. The UPC Senior Credit Facility contains certain financial covenants and restrictions on UPC and its subsidiaries' ability to make dividends or other payments to UPC, incur indebtedness, dispose of assets and merge and enter into affiliate transactions. Net proceeds of certain disposals are required to be used to prepay the facility.

NEW TELEKABEL FACILITY

In March 1999, UPC Nederland replaced their existing facility with a senior facility. The New Telekabel Facility consists of a E340.0 ($342.3) million revolving facility to N.V. Telekabel, a subsidiary of UPC Nederland, that will convert to a term facility on December 31, 2001. The New Telekabel Facility includes E5.0 ($5.0) million in the form of an overdraft facility that will be available until December 31, 2007. The New Telekabel Facility bears interest at EURIBOR plus a margin between 0.75% and 2.00% based on leverage multiples tied to certain measures of net operating cash flow.

                              UNITED EUROPE, INC.

A2000 FACILITIES

In January 1996, A2000 and one of its subsidiaries entered into bank facilities of NLG90.0 ($41.1) million and NLG375.0 ($171.2) million, respectively. In October 1996, a subsidiary of A2000 entered into a bank facility of NLG45.0 ($20.5) million. These facilities have between nine- and ten-year terms and interest rates of Amsterdam Interbank Offered Rate ("AIBOR") plus 0.75% or AIBOR plus 0.7% or fixed rates (fixed prior to each advance) increased by 0.7% or 0.75% per annum. The facilities also restrict the borrowers from incurring additional indebtedness and from paying dividends and distributions, subject to certain exceptions.

CNBH FACILITY

In February 1998, CNBH entered into a secured NLG250.0 ($114.2) million ten-year term facility with a syndicate of banks. In January 1999, this facility was increased to NLG274.0 ($125.1) million. The CNBH Facility bears interest at AIBOR plus a margin between 0.7% and 0.75%. Beginning in 2001, CNBH will be required to apply 50.0% of its excess cash flow to prepayment of its facility. In connection with this facility, CNBH also entered into a NLG5.0 ($2.3) million ten-year term working capital facility with a bank.

RHONE VISION CABLE CREDIT FACILITY

In July 1996, Rhone Vision Cable, a subsidiary of Time Warner Cable France, entered into a FFR680.0 ($104.4) million credit facility with a bank to finance construction and installation of Rhone Vision Cable networks. The facility bears interest at LIBOR plus 1.0%, payable quarterly. The facility must be repaid by the earlier of June 30, 2002 or six months after network completion.

RCF FACILITY

In 1990, RCF and six of its subsidiaries entered into a FFR160.0 ($24.6) million credit facility with a consortium of banks to finance working capital and operations. In 1995 this facility was amended and extended to FFR252.4 ($38.7) million to refinance three further credit facilities entered into by other subsidiaries of RCF. The loan bears interest at PIBOR (the French interbank offer rate) plus 1.5%, payable in arrears quarterly. The loan is to be repaid in yearly installments of FFR34.6 ($5.3) million beginning at the end of 1999 until December 31, 2005.

UPC DIC LOAN

In November 1998, a subsidiary of Discount Investment Corporation ("DIC") loaned UPC a total of $90.0 million to acquire the additional interests in Tevel and Melita. The UPC DIC Loan matures in November 2000 and bears interest at 8.0% and is payable, together with 106.0% of the principal amount, on maturity. In connection with the UPC DIC Loan, UPC granted to an affiliate of DIC an option to acquire a total of $90.0 million, plus accrued interest, of ordinary shares of UPC at a price equal to 90.0% of the initial public offering price. UPC allocated the $90.0 million in loan proceeds between the debt instrument and the equity option element on the basis of relative fair values. In February 1999, the option agreement was amended, resulting in a grant of two options of $45.0 million each to acquire ordinary shares of UPC. DIC then exercised the first option for $45.0 million, paying in cash and acquiring 4.7 million ordinary shares of UPC. UPC repaid $45.0 million of the UPC DIC Loan and accrued interest with proceeds received from the option exercise. The remaining option is exercisable until September 30, 2000.

                              UNITED EUROPE, INC.

MEDIARESEAUX FACILITY

In July 1998, Mediareseaux entered into a 9.5 year term facility with a bank for an amount of FFR680.0 ($104.4) million. The Mediareseaux Facility bears interest at LIBOR plus a margin ranging from 0.75% to 2.0%. The availability of the facility depends on revenue generated and debt to equity ratios. The availability period ends at December 31, 2002. The repayment period starts from January 1, 2003 to final maturity in 2007. During the repayment period, Mediareseaux must apply 50.0% of its excess cash flow in prepaying the facility. In July 1998, Mediareseaux secured a 9.5 year FFR20.0 ($3.1) million overdraft facility, subject to the same terms and conditions as the Mediareseaux Facility except that the availability tests are not applicable.

MONOR FACILITY

In September 1997, Monor entered into a $42.0 million term loan facility with a syndicate of banks. The proceeds of the Monor facility were used to repay indebtedness and for capital expenditures in the build-out of Monor's network. Monor's facility matures on December 31, 2006 and bears interest at LIBOR plus 1.5%. Monor entered into an interest rate swap agreement with a bank, swapping the floating rate to a fixed rate of 6.7% for German marks and 7.8% for U.S. dollars. Monor's facility is secured by a pledge over the shares of Monor and its assets. This facility limits Monor's ability to encumber its assets, incur indebtedness and pay dividends.

                              UNITED EUROPE, INC.

FAIR VALUE OF SENIOR DISCOUNT NOTES, SENIOR NOTES AND OTHER LONG-TERM DEBT

Fair value is based on market prices for the same or similar issues. Carrying value is used when a market price is unavailable.

                                                                  CARRYING VALUE   FAIR VALUE
                                                                  --------------   ----------
                                                                        (IN THOUSANDS)
    As of December 31, 1999:
    UPC USD Senior Notes due 2009...............................    $  759,442     $  775,969
    UPC 10.875% Euro Senior Discount Notes due 2009.............       301,878        305,652
    UPC USD Senior Discount Notes due 2009......................       421,747        415,275
    UPC 10.875% USD Senior Notes due 2007.......................       191,852        206,525
    UPC 10.875% Euro Senior Notes due 2007......................       100,625        102,639
    UPC 11.25% USD Senior Notes due 2009........................       239,905        262,080
    UPC 11.25% Euro Senior Notes due 2009.......................       100,894        103,665
    UPC 13.375% USD Senior Discount Notes due 2009..............       255,786        272,460
    UPC 13.375% Euro Senior Discount Notes due 2009.............       102,847        106,669
    @Entertainment 1999 Senior Discount Notes...................       141,807        146,007
    @Entertainment 1998 Senior Discount Notes...................       115,984        147,948
    @Entertainment 1999 Series C Senior Discount Notes..........        11,841         11,841
    PCI Discount Notes..........................................        16,457         16,457
    UPC Senior Credit Facility..................................       359,720        359,720
    New Telekabel Facility......................................       256,861        256,861
    A2000 Facilities............................................       209,132        209,132
    CNBH Facility...............................................       122,317        122,317
    Rhone Vision Cable Credit Facility..........................        61,360         61,360
    RCF Facility................................................        31,852         31,852
    UPC DIC Loan................................................        39,366         39,366
    Mediareseaux Facility.......................................        45,193         45,193
    Monor Facility..............................................        33,488         33,488
    Videopole Facility..........................................         7,752          7,752
    Other UPC...................................................        50,345         50,345
                                                                    ----------     ----------
              Total.............................................    $3,978,451     $4,090,573
                                                                    ==========     ==========
    As of December 31, 1998:
    UPC Senior Revolving Credit Facility........................    $  512,179     $  512,179
    UPC Bridge Bank Facility....................................        60,063         60,063
    Mediareseaux Facility.......................................        21,346         21,346
    UPC DIC Loan................................................        84,214         84,214
    Other UPC...................................................         3,821          3,821
                                                                    ----------     ----------
              Total.............................................    $  681,623     $  681,623
                                                                    ==========     ==========

                              UNITED EUROPE, INC.

DEBT MATURITIES

The maturities of the Company's senior discount notes, senior notes and other long-term debt are as follows (in thousands):

Year Ended December 31, 2000................................  $   50,606
Year Ended December 31, 2001................................          --
Year Ended December 31, 2002................................      61,361
Year Ended December 31, 2003................................      16,457
Year Ended December 31, 2004................................          --
Thereafter..................................................   3,850,027
                                                              ----------
          Total.............................................  $3,978,451
                                                              ==========

11. NOTE PAYABLE TO PARENT

                                                                 AS OF
                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
Note payable to parent, including accrued interest of
  $6,141....................................................    $92,609
                                                                =======

United loaned the Company a total of $86.5 million in connection with funding the general operations of UPC as well as the repayment of the UPC Bridge Bank Facility. The United loan accrued interest at 10.75% per annum. The Company repaid $87.5 million of principal and interest in February 1999 with proceeds from UPC's initial public offering.

12. PARENT'S EQUITY (DEFICIT)

COMMON STOCK

Authorized capital consists of 1,000 shares of common stock, $0.01 par value, 100 shares issued and outstanding, held by United. Such shares have been pledged as collateral under United's 1998 Notes.

CUMULATIVE TRANSLATION ADJUSTMENTS

During the year ended December 31, 1999, the Company recorded a negative change in cumulative translation adjustments of $111.3 million, primarily due to the strengthening of the U.S. dollar compared to the Dutch guilder of approximately 15.9%.

                              UNITED EUROPE, INC.

EQUITY TRANSACTIONS OF SUBSIDIARIES

The issuance of warrants, the issuance of convertible debt with an equity component, variable plan accounting for stock options and the recognition of deferred compensation expense by the Company's subsidiaries affects the equity accounts of the Company. The following represents the effect on additional paid-in capital and deferred compensation as a result of these equity transactions:

                                                              FOR THE YEAR ENDED
                                                              DECEMBER 31, 1999
                                                              ------------------
                                                                (IN THOUSANDS)
Variable plan accounting for stock options..................      $ 338,261
Deferred compensation expense...............................       (180,757)
Amortization of deferred compensation.......................         79,104
Issuance of warrants........................................         33,025
Issuance of convertible debt (UPC DIC Loan).................         14,875
                                                                  ---------
          Total.............................................      $ 284,508
                                                                  =========

OTHER CUMULATIVE COMPREHENSIVE INCOME (LOSS)

                                                         AS OF          AS OF
                                                      DECEMBER 31,   DECEMBER 31,
                                                          1999           1998
                                                      ------------   ------------
                                                            (IN THOUSANDS)
Foreign currency translation adjustments............   $(135,958)      $(24,706)
Unrealized gain on available-for-sale securities....     373,501         23,350
                                                       ---------       --------
          Total.....................................   $ 237,543       $ (1,356)
                                                       =========       ========

SUBSIDIARY STOCK OPTION PLANS

UPC Plan

In June 1996, UPC adopted a stock option plan (the "UPC Plan") for certain of its employees and those of its subsidiaries. There are 18,000,000 total shares available for the granting of options under the UPC Plan, which are held by the Stichting Administratiekantoor UPC (the "Foundation"), which administers the UPC Plan. Each option represents the right to acquire from the Foundation a certificate representing the economic value of one share. Following consummation of the initial public offering, any certificates issued to employees who have exercised their options will be converted into UPC common stock. United appoints the board members of the Foundation and thus controls the voting of the Foundation's common stock. The options are granted at fair market value determined by UPC's Supervisory Board at the time of the grant. The maximum term that the options can be exercised is five years from the date of the grant. In order to introduce the element of "vesting" of the options, the UPC Plan provides that even though the options are exercisable immediately, the shares to be issued or options granted in 1996 vest in equal monthly increments over a three-year period from the effective date set forth in the option grant. In March 1998, the UPC Plan was revised to increase the vesting period for any new grants of options to four years, vesting in equal monthly increments. Upon termination of an employee (except in the case of death, disability or the like), all unvested options previously exercised must be resold to the Foundation at the original purchase price, or all vested options must be exercised, within 30 days of the termination date. The Supervisory Board may alter these vesting schedules in its discretion. An employee has the right at any time to put his certificates or shares from exercised vested options to the Foundation at a price equal to the fair market value. UPC can also call such certificates or shares for a cash payment upon termination in order to avoid dilution, except for certain awards, which can not be called by UPC until expiration of the underlying options. The UPC Plan also contains anti-dilution protection and provides

                              UNITED EUROPE, INC.

that, in the case of change of control, the acquiring company has the right to require UPC to acquire all of the options outstanding at the per share value determined in the transaction giving rise to the change of control.

For purposes of the pro forma disclosures presented below, UPC has computed the fair values of all options granted during the year ended December 31, 1999 using the Black-Scholes single-option pricing model and the following weighted-average assumptions:

Risk-free interest rate....................................      5.76%
Expected life..............................................   5 years
Expected volatility........................................     56.82%
Expected dividend yield....................................         0%

The total fair value of options granted was approximately E38.5 ($38.8) million for the year ended December 31, 1999. This amount is amortized using the straight-line method over the vesting period of the options. Cumulative compensation expense recognized in proforma net income, with respect to options that are forfeited prior to vesting, is adjusted as a reduction of proforma compensation expense in the period of forfeiture. For the year ended December 31, 1999, stock-based compensation, net of the effect of forfeitures and net of actual compensation expense recorded in the statement of operations was E5.9 ($5.6) million. This stock-based compensation had the following pro forma effect on net income (in thousands):

                                                              NET
                                                             INCOME
                                                            --------
As reported..............................................   $778,123
Pro forma................................................   $772,495

A summary of stock option activity for the UPC Plan is as follows:

                                                      FOR THE YEAR ENDED DECEMBER 31,
                                  -----------------------------------------------------------------------
                                           1999                     1998                    1997
                                  ----------------------   ----------------------   ---------------------
                                               WEIGHTED-                WEIGHTED-               WEIGHTED-
                                                AVERAGE                  AVERAGE                 AVERAGE
                                               EXERCISE                 EXERCISE                EXERCISE
                                    NUMBER       PRICE       NUMBER       PRICE      NUMBER       PRICE
                                  ----------   ---------   ----------   ---------   ---------   ---------
                                                (EUROS)                  (EUROS)                 (EUROS)
    Outstanding at beginning of
      period....................  12,586,500      1.72      6,724,656     1.59      6,901,251     1.59
    Granted during the period...   4,338,000     14.91      7,029,000     1.83             --       --
    Cancelled during the
      period....................    (266,565)     3.44        (42,156)    1.59       (176,595)    1.59
    Exercised during the
      period....................  (5,702,256)     1.65     (1,125,000)    1.59             --       --
                                  ----------     -----     ----------     ----      ---------     ----
    Outstanding at end of
      period....................  10,955,679      6.94     12,586,500     1.72      6,724,656     1.59
                                  ==========     =====     ==========     ====      =========     ====
    Exercisable at end of
      period(1).................   4,769,595      3.10     12,586,500     1.72      6,724,656     1.59
                                  ==========     =====     ==========     ====      =========     ====

---------------

(1) Includes certificate rights as well as options.

                              UNITED EUROPE, INC.

The combined weighted-average fair values and weighted-average exercise prices of options granted are as follows:

                                               FOR THE YEAR ENDED DECEMBER 31,
                                 -----------------------------------------------------------
                                             1999                           1998
                                 ----------------------------   ----------------------------
                                             FAIR    EXERCISE               FAIR    EXERCISE
                                  NUMBER     VALUE    PRICE      NUMBER     VALUE    PRICE
                                 ---------   -----   --------   ---------   -----   --------
                                                 (EUROS)                        (EUROS)
EXERCISE PRICE
Less than market price.........    375,000   8.94     16.12            --     --        --
Equal to market price..........  3,963,000   8.95     14.79     7,029,000   1.83      1.83
                                 ---------   ----     -----     ---------   ----      ----
          Total................  4,338,000   8.94     14.91     7,029,000   1.83      1.83
                                 =========   ====     =====     =========   ====      ====

The following table summarizes information about stock options outstanding and exercisable as of December 31, 1999:

                                          OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
                            ------------------------------------------------   ----------------------------
                                         WEIGHTED-AVERAGE
                                            REMAINING
    EXERCISE PRICE RANGE                 CONTRACTUAL LIFE   WEIGHTED-AVERAGE               WEIGHTED-AVERAGE
    (EUROS)                   NUMBER         (YEARS)         EXERCISE PRICE     NUMBER      EXERCISE PRICE
    --------------------    ----------   ----------------   ----------------   ---------   ----------------
                                                                (EUROS)                        (EUROS)
    1.59-2.05............    6,681,039         1.19               1.80         4,211,055         1.78
    9.67-9.67............    1,212,000         3.20               9.67           231,000         9.67
    11.26-11.40..........      719,640         3.22              11.40           132,483        11.40
    15.67-18.17..........    1,171,500         3.56              17.51           130,188        17.46
    20.08-20.08..........    1,171,500         3.78              20.08            64,869        20.08
                            ----------         ----              -----         ---------        -----
              Total......   10,955,679         2.00               6.94         4,769,595         3.10
                            ==========         ====              =====         =========        =====

The UPC Plan was accounted for as a variable plan prior to UPC's initial public offering in February 1999. Accordingly, compensation expense was recognized at each financial statement date based on the difference between the grant price and the estimated fair value of UPC's common stock. Thereafter, the UPC Plan has been accounted for as a fixed plan. Compensation expense of E6.5 ($6.8) million, E121.7 ($134.7) million and E2.2 ($2.5) million was recognized for the year ended December 31, 1999, the ten months ended December 31, 1998 and the year ended February 28, 1998, respectively.

UPC Phantom Stock Option Plan

In March 1998, UPC adopted a phantom stock option plan (the "UPC Phantom Plan") which permits the grant of phantom stock rights in up to 7,200,000 shares of UPC's common stock. The rights are granted at fair market value determined by UPC's Supervisory Board at the time of grant, and generally vest in equal monthly increments over the four-year period following the effective date of grant and may be exercised for ten years following the effective date of grant. The UPC Phantom Plan gives the employee the right to receive payment equal to the difference between the fair market value of a share of UPC common stock and the option base price for the portion of the rights vested. UPC, at its sole discretion, may make payment in (i) cash, (ii) freely tradable shares of United Class A Common Stock or (iii) freely tradable shares of UPC's common stock. If UPC chooses to make a cash payment, even though its stock is publicly traded, employees have the option to receive an equivalent number of freely tradable shares of stock instead. The UPC Phantom Plan contains anti-dilution protection and provides that, in certain cases of a change of control, all phantom options outstanding become fully exercisable.

                              UNITED EUROPE, INC.

The UPC Phantom Plan is accounted for as a variable plan in accordance with its terms, resulting in compensation expense for the difference between the grant price and the fair market value at each financial statement date. Compensation expense of E117.4 ($123.2) million and E23.8 ($26.3) million was recognized for the year ended December 31, 1999 and the ten months ended December 31, 1998, respectively.

A summary of stock option activity for the UPC Phantom Plan is as follows:

                                             FOR THE YEAR ENDED      FOR THE YEAR ENDED
                                             DECEMBER 31, 1999        DECEMBER 31, 1998
                                           ----------------------   ---------------------
                                                        WEIGHTED-               WEIGHTED-
                                                         AVERAGE                 AVERAGE
                                                        EXERCISE                EXERCISE
                                             NUMBER       PRICE      NUMBER       PRICE
                                           ----------   ---------   ---------   ---------
                                                         (EUROS)                 (EUROS)
  Outstanding at beginning of period.....   6,172,500     1.91             --       --
  Granted during the period..............     585,000     9.67      6,172,500     1.91
  Cancelled during the period............  (1,540,128)    2.00             --       --
  Exercised during the period............  (1,072,809)    1.89             --       --
                                           ----------     ----      ---------     ----
  Outstanding at end of period...........   4,144,563     2.98      6,172,500     1.91
                                           ==========     ====      =========     ====
  Vested and exercisable at end of
     period..............................   1,554,813     2.47      1,411,407     1.84
                                           ==========     ====      =========     ====

The combined weighted-average fair values and weighted-average exercise prices of options granted are as follows:

                                       FOR THE YEAR ENDED            FOR THE YEAR ENDED
                                       DECEMBER 31, 1999             DECEMBER 31, 1998
                                   --------------------------   ----------------------------
                                             FAIR    EXERCISE               FAIR    EXERCISE
EXERCISE PRICE                     NUMBER    VALUE    PRICE      NUMBER     VALUE    PRICE
--------------                     -------   -----   --------   ---------   -----   --------
                                                 (EUROS)                        (EUROS)
Equal to market price............  585,000   9.67      9.67     2,057,250   1.91      1.91

The following table summarizes information about stock options outstanding and exercisable as of December 31, 1999:

                                                OPTIONS OUTSTANDING        OPTIONS EXERCISABLE
                                            ----------------------------   -------------------
                                                        WEIGHTED-AVERAGE
                                                           REMAINING
                                                        CONTRACTUAL LIFE
EXERCISE PRICE (EUROS)                       NUMBER         (YEARS)              NUMBER
----------------------                      ---------   ----------------   -------------------
1.82......................................  2,606,778         7.60              1,186,092
2.05......................................    952,785         8.74                245,907
9.67......................................    585,000         9.16                122,814
                                            ---------         ----              ---------
          Total...........................  4,144,563         8.14              1,554,813
                                            =========         ====              =========

chello Phantom Stock Option Plan

In June 1998, UPC adopted a phantom stock option plan (the "chello Phantom Plan"), which permits the grant of phantom stock rights of chello, a wholly-owned subsidiary of UPC. The rights are granted at an option price equal to the fair market value determined by chello's Supervisory Board at the time of grant, and generally vest in equal monthly increments over the four-year period following the effective date of grant and the option must be exercised, in all cases, not more than ten years from the effective date of grant. The chello Phantom Plan gives the employee the right to receive payment equal to the difference

                              UNITED EUROPE, INC.

between the fair market value of a share (as defined the chello Phantom Plan) of chello and the option price for the portion of the rights vested. UPC, at its sole discretion, may make the required payment in cash, freely tradable shares of United Class A Common Stock, the common stock of UPC, which shall be valued at the closing price on the day before the date the Company makes payment to the option holder, or the chello's common shares, if they are publicly traded and freely tradeable ordinary shares. If UPC chooses to make a cash payment, even though its stock is publicly traded, employees have the option to receive an equivalent number of freely tradable shares of chello's stock instead. As of December 31, 1999, UPC recorded cumulative compensation expense of E70.8 ($71.2) million for options granted under the chello Phantom Plan.

A summary of stock option activity for the chello Phantom Plan is as follows:

                                             FOR THE YEAR ENDED          FOR THE YEAR ENDED
                                             DECEMBER 31, 1999           DECEMBER 31, 1998
                                         --------------------------   ------------------------
                                                       WEIGHTED-                  WEIGHTED-
                                                        AVERAGE                    AVERAGE
                                          NUMBER     EXERCISE PRICE   NUMBER    EXERCISE PRICE
                                         ---------   --------------   -------   --------------
                                                        (EUROS)                    (EUROS)
Outstanding at beginning of period.....    570,000        4.54             --          --
Granted during the period..............    235,000        4.54        570,000        4.54
Granted during the period..............  1,309,838        9.08             --          --
Granted during the period..............    355,500          --(1)          --          --
Cancelled during the period............   (128,542)       4.71             --          --
Exercised during the period............    (11,667)       4.54             --          --
                                         ---------        ----        -------        ----
Outstanding at end of period...........  2,330,129        7.54(2)     570,000        4.54
                                         =========        ====        =======        ====
Vested and exercisable at end of
  period...............................    414,913        6.13(2)      70,625        4.54
                                         =========        ====        =======        ====

---------------

(1) Of the total number of options granted to date, the option price with respect to these options is the chello broadband initial public offering ("IPO") price.

(2) Excluding the shares discussed in (1) above.

The following table summarizes information about stock options outstanding and exercisable as of December 31, 1999:

                                                 OPTIONS OUTSTANDING        OPTIONS EXERCISABLE
                                             ----------------------------   -------------------
                                                            WEIGHTED-
                                                             AVERAGE
                                                            REMAINING
                                                         CONTRACTUAL LIFE
          EXERCISE PRICE (EUROS)              NUMBER         (YEARS)              NUMBER
          ----------------------             ---------   ----------------   -------------------
4.54.......................................    669,791         7.05               267,188
9.08.......................................  1,304,838         9.56               144,074
-- (1).....................................    355,500         9.96                 3,651
                                             ---------         ----               -------
          Total............................  2,330,129         8.93               414,913
                                             =========         ====               =======

---------------

(1) Of the total number of options granted to date, the option price in respect of these options is the IPO price.

The chello Phantom Plan is accounted for as a variable plan in accordance with its terms, resulting in compensation expense for the difference between the grant price and the fair market value at each financial statement date. Compensation expense of E69.8 ($70.3) million was recognized for the year

                              UNITED EUROPE, INC.

ended December 31, 1999. The Company's estimate of the fair value of its ordinary stock as of December 31, 1999 utilized in recording compensation expense and deferred compensation expense under the chello plan was E85.00 per share. Because the Company will account for the chello Phantom Plan as a variable plan, compensation expense will continue to be recognized subsequent to December 31, 1999. For each E1 per share increase in the estimate of the fair value per share of its ordinary stock as of December 31, 1999, over the E85.00 used to record stock compensation expense as of December 31, 1999, additional stock compensation expense totalling approximately E0.9 ($0.9) million would have been recognized in the statement of operations and deferred compensation expense would have increased by approximately that amount as of that date.

chello Stock Option Plan

In June 1999, the Company adopted a stock option plan (the "chello Plan"). Under the chello Plan, the Company's Supervisory Board may grant stock options to the Company's employees at fair market value determined by the Company's Supervisory Board at the time of grant. All options are exercisable upon grant and for the period of five years. In order to introduce the element of "vesting" of the options, the chello Plan provides that even though the options are exercisable immediately, the shares to be issued or options to be granted are deemed to vest 1/48th per month for a four-year period from date to grant. If the employee's employment terminates, other than in case of death, disability or the like, for so-called "urgent reason" under Dutch law or for documented and material non-performance, all unvested options previously exercised must be resold to the Company at the original purchase price, and all vested options must be exercised, within 30 days of the termination date. The Supervisory Board may alter these vesting schedules at its discretion. The chello Plan provides that in case of change of control, the Company has the right to require a foundation to acquire all of the options outstanding at per share value determined in the transaction giving rise to the change in its control.

For purposes of the pro forma disclosures presented below, the Company has computed the fair value of all options granted during the year ended December 31, 1998 and the year ended December 31, 1999, using the Black-Scholes single-option pricing model and the following weighted average assumptions: expected dividend yield of 0%, expected annual standard volatility of 95%, risk-free interest rate of 3.41% and expected life term of 5 years.

The total value of options granted under the chello Plan was nil for the year ended December 31, 1998 and E3.7 ($3.7) million for the year ended December 31, 1999. These pro forma amounts are amortized using the straight-line method over the vesting period of the options. Cumulative compensation expense recognized in pro forma net income, with respect to options that are forfeited prior to vesting, is adjusted as a reduction of pro forma compensation expense in the period of forfeiture. For the year ended December 31, 1998 and December 31, 1999, pro forma stock-based compensation, net of the effect of forfeitures, was nil and E0.7 ($0.7) million, respectively.

This stock-based compensation had the following pro forma effect on net income (in thousands):

                                                             NET LOSS
                                                             --------
As reported................................................  778,123
                                                             -------
Pro forma..................................................  777,392
                                                             =======

13. COMMITMENTS

The Company has entered into various operating lease agreements for office space, office furniture and equipment, and vehicles. Rental expense under these lease agreements totaled $19.5, $3.4 and $0 million

                              UNITED EUROPE, INC.

for the year ended December 31, 1999, the ten months ended December 31, 1998 and for the year ended February 28, 1998, respectively.

The Company has operating lease obligations and other non-cancelable commitments as follows (in thousands):

Year ended December 31, 2000..............................  $ 84,920
Year ended December 31, 2001..............................    84,843
Year ended December 31, 2002..............................    67,532
Year ended December 31, 2003..............................    50,195
Year ended December 31, 2004 and thereafter...............   190,008
                                                            --------
          Total...........................................  $477,498
                                                            ========

In September 1999, UPC agreed to form a joint venture with Microsoft Corporation ("Microsoft") and Liberty Media Corporation ("Liberty"). UPC will contribute the
5.6 million shares of Class A Common Stock of United that it owns and the other parties will contribute 9.9 million shares of Class B Common Stock of United. UPC will have a 50.0% interest in the new joint venture and Liberty and Microsoft will share the other 50.0% and a $287.0 million redeemable preferred interest in the joint venture to balance out the parties' ownership interests. UPC, together with Liberty and Microsoft, will evaluate content and distribution opportunities in Europe. Formation of the joint venture is still pending.

UPC has entered into an agreement for the long-term lease of satellite transponder capacity providing service from Europe to Europe, North America and South America. The term of the agreement is 156 months, with a minimum aggregate total cost of approximately $114.0 million payable in monthly installments based on capacity used.

@Entertainment has entered into long-term programming agreements and agreements for the purchase of certain exhibition or broadcast rights with a number of third-party content providers for its digital DTH and cable systems. @Entertainment had minimum commitments related to these agreements as follows (in thousands):

Year ended December 31, 2000..............................  $ 55,600
Year ended December 31, 2001..............................    51,800
Year ended December 31, 2002..............................    48,100
Year ended December 31, 2003..............................    29,900
Year ended December 31, 2004 and thereafter...............    28,600
                                                            --------
          Total...........................................  $214,000
                                                            ========

As of December 31, 1999, @Entertainment had an aggregate minimum commitment toward the purchase of DTH reception systems from Philips Business Electronics B.V. of approximately $60.8 million over the next two years.

14. CONTINGENCIES

From time to time, the Company and/or its subsidiaries may become involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not a party to any material legal proceedings, nor is it currently aware of any threatened material legal proceedings.

                              UNITED EUROPE, INC.

15. INCOME TAXES

In general, a United States corporation may claim a foreign tax credit against its federal income tax expense for foreign income taxes paid or accrued. Because the Company must calculate its foreign tax credit separately for dividends received from each foreign corporation in which the Company owns 10.0% to 50.0% of the voting stock, and because of certain other limitations, the Company's ability to claim a foreign tax credit may be limited, particularly with respect to dividends paid out of earnings subject to a high rate of foreign income tax. Generally, the Company's ability to claim a foreign tax credit is limited to the amount of U.S. taxes the Company pays with respect to its foreign source income. In calculating its foreign source income, the Company is required to allocate interest expense and overhead incurred in the United States between its United States and foreign activities. Accordingly, to the extent United States borrowings are used to finance equity contributions to its foreign subsidiaries, the Company's ability to claim a foreign tax credit may be significantly reduced. These limitations and the inability of the Company to offset losses in one foreign jurisdiction against income earned in another foreign jurisdiction could result in a high effective tax rate on the Company's earnings.

The primary differences between taxable income (loss) and net income (loss) for financial reporting purposes relate to SAB 51 gains, international rate differences and the non-consolidation of consolidated foreign subsidiaries for United States tax purposes. For investments in foreign corporations accounted for under the equity method, taxable income (loss) generated by these affiliates does not flow through to the Company for United States federal and state tax purposes, even though the Company records its allocable share of affiliate income (losses) for financial reporting purposes. Accordingly, due to the indefinite reversal of such amounts in future periods, no deferred tax asset has been established for tax basis in excess of the Company's book basis (approximately $19.3 and $30.0 million at December 31, 1999 and 1998, respectively).

The Company's United States tax net operating losses, totaling approximately $9.8 million at December 31, 1999, expire beginning in 2014 through 2029. The Company's tax net operating loss carryforwards of its consolidated foreign subsidiaries as of December 31, 1999 totaled $801.8 million. The significant components of the net deferred tax asset are as follows:

                                                                       AS OF          AS OF
                                                                    DECEMBER 31,   DECEMBER 31,
                                                                        1999           1998
                                                                    ------------   ------------
                                                                          (IN THOUSANDS)
      Deferred Tax Assets:
        Tax net operating loss carryforward of consolidated
           foreign subsidiaries...................................   $ 277,195       $ 72,504
        Company's U.S. tax net operating loss carryforward........       3,732          3,266
        Stock-based compensation..................................      36,113          7,215
        Foreign currency translation adjustment...................      23,113             --
        Accrued interest expense..................................      14,420             --
        Other.....................................................      14,271            426
                                                                     ---------       --------
                Total deferred tax assets.........................     368,844         83,411
        Valuation allowance.......................................    (360,186)       (74,983)
                                                                     ---------       --------
                Deferred tax assets, net of valuation allowance...       8,658          8,428
                                                                     ---------       --------
      Deferred Tax Liabilities:
        Intangible assets.........................................     (18,681)        (5,852)
        Property, plant and equipment, net........................      (6,038)        (7,156)
        Other.....................................................          --             --
                                                                     ---------       --------
                Total deferred tax liabilities....................     (24,719)       (13,008)
                                                                     ---------       --------
                Deferred tax liabilities, net.....................   $ (16,061)      $ (4,580)
                                                                     =========       ========

                              UNITED EUROPE, INC.

Of the Company's 1999 consolidated income (loss) before income taxes and other items, $794.8 million is derived from the Company's foreign operations. The difference between income tax expense (benefit) provided in the financial statements and the expected income tax expense (benefit) at statutory rates is reconciled as follows:

                                                  FOR THE YEAR   FOR THE TEN    FOR THE YEAR
                                                     ENDED       MONTHS ENDED      ENDED
                                                  DECEMBER 31,   DECEMBER 31,   FEBRUARY 28,
                                                      1999           1998           1998
                                                  ------------   ------------   ------------
Expected income tax expense (benefit) at the
  U.S. statutory rate of 35%....................   $ 161,782       $(83,638)      $(4,061)
Tax effect of permanent and other differences:
  Change in valuation allowance.................     256,282         40,561         4,409
  Gain on issuance of common equity securities
     by subsidiary..............................    (478,981)            --            --
  Non-deductible expenses.......................      68,400         49,382            --
  Capitalized costs.............................     (49,402)            --            --
  International rate differences................      26,431          1,474            --
  State tax, net of federal benefit.............      13,867         (7,169)         (348)
  Other.........................................        (272)            --            --
                                                   ---------       --------       -------
          Total income tax (benefit) expense....   $  (1,893)      $    610       $    --
                                                   =========       ========       =======

During 1996, the Austrian tax authorities passed legislation which had the effect of eliminating approximately NLG256.0 ($116.9) million of tax basis associated with certain amounts of goodwill recorded at Telekabel Group effective January 1, 1997. This change in tax law is expected to be challenged on constitutional grounds. However, there can be no assurance of a successful repeal of such legislation. Accordingly, this change caused Telekabel Group's effective tax rate to increase from the historical effective tax rate through December 31, 1996, due to the non-deductibility of such goodwill amortization subsequent to January 1, 1997.

The Company through its subsidiaries maintains a presence in 23 countries. Many of these countries maintain tax regimes that differ significantly from the system of income taxation used in the United States, such as a value added tax system. The Company has accounted for the effect of foreign taxes based on what it believes is reasonably expected to apply to the Company and its subsidiaries based on tax laws currently in effect and/or reasonable interpretations of these laws. Because some foreign jurisdictions do not have systems of taxation that are as well established as the system of income taxation used in the United States or tax regimes used in other major industrialized countries, it may be difficult to anticipate how foreign jurisdictions will tax current and future operations of the Company and its subsidiaries.

                              UNITED EUROPE, INC.

16. SEGMENT INFORMATION

                                         FOR THE YEAR ENDED DECEMBER 31, 1999
                       ------------------------------------------------------------------------
                       MULTICHANNEL                             INTERNET
                        TELEVISION    TELEPHONE   PROGRAMMING     DATA      OTHER       TOTAL
                       ------------   ---------   -----------   --------   --------   ---------
                                                    (IN THOUSANDS)
Revenue:
 Europe:
   The Netherlands....   $117,026     $ 32,029     $  1,112     $  8,616   $    330   $ 159,113
   Austria............     83,737        7,321           --       13,609         --     104,667
   Belgium............     15,737           --           --        2,497         --      18,234
   Czech Republic.....      7,485          181           --           --      1,042       8,708
   France.............     27,522        2,710           --          590         --      30,822
   Hungary............     35,197           --           --          125         --      35,322
   Norway.............     49,186          365           --          565         --      50,116
   Poland.............     26,845           --       10,917           --         --      37,762
   Sweden.............     13,335           --           --          504         --      13,839
   Corporate and
     other............      8,327           --           --           --      6,512      14,839
                         --------     --------     --------     --------   --------   ---------
       Total Europe...   $384,397     $ 42,606     $ 12,029     $ 26,506   $  7,884   $ 473,422
                         ========     ========     ========     ========   ========   =========
Adjusted EBITDA:(1)
 Europe:
   The Netherlands....   $ 48,185     $(19,900)    $(16,705)    $(66,569)  $(41,350)  $ (96,339)
   Austria............     44,945      (11,470)          --          234         --      33,709
   Belgium............      3,954          (54)          --       (2,212)        --       1,688
   Czech Republic.....     (1,129)          54           --           --        407        (668)
   France.............     (1,766)      (5,946)          --       (2,373)       (67)    (10,152)
   Hungary............     11,739           --           --         (261)        --      11,478
   Norway.............     20,740       (7,153)          --       (5,178)        --       8,409
   Poland.............     (9,363)          --      (64,791)          --     (3,018)    (77,172)
   Sweden.............      4,582         (135)          --       (4,095)        --         352
   Corporate and
     other............      2,123         (206)          --         (725)       (41)      1,151
                         --------     --------     --------     --------   --------   ---------
       Total Europe...   $124,010     $(44,810)    $(81,496)    $(81,179)  $(44,069)  $(127,544)
                         ========     ========     ========     ========   ========   =========

                               AS OF DECEMBER 31, 1999
                        --------------------------------------
                        LONG-LIVED     CAPITAL        TOTAL
                        ASSETS(2)    EXPENDITURES     ASSETS
                        ----------   ------------   ----------
                                    (IN THOUSANDS)
Revenue:
 Europe:
   The Netherlands....  $ 774,045      $247,050     $3,550,612
   Austria............    179,652        94,240        356,337
   Belgium............     23,186         8,447         47,826
   Czech Republic.....     80,347         2,491        159,806
   France.............    319,454        70,666        498,776
   Hungary............    112,698        38,708        215,448
   Norway.............    100,315        57,106        244,975
   Poland.............    218,784        42,460      1,218,956
   Sweden.............     48,182        12,495        474,899
   Corporate and
     other............     63,698        38,569         77,219
                        ----------     --------     ----------
       Total Europe...  $1,920,361     $612,232     $6,844,854
                        ==========     ========     ==========
Adjusted EBITDA:(1)
 Europe:
   The Netherlands....
   Austria............
   Belgium............
   Czech Republic.....
   France.............
   Hungary............
   Norway.............
   Poland.............
   Sweden.............
   Corporate and
     other............
       Total Europe...

                                        FOR THE TEN MONTHS ENDED DECEMBER 31, 1998
                          ----------------------------------------------------------------------
                          MULTICHANNEL                             INTERNET
                           TELEVISION    TELEPHONE   PROGRAMMING     DATA      OTHER     TOTAL
                          ------------   ---------   -----------   --------   -------   --------
                                                      (IN THOUSANDS)
Revenue:
 Europe:
   The Netherlands.......   $ 13,854      $   162      $    --     $    --    $ 7,274   $ 21,290
   Austria...............     71,396           61           --       3,172         --     74,629
   Belgium...............     13,768           --           --         656      1,071     15,495
   Czech Republic........      3,754           --           --          --         --      3,754
   France................      3,395           --           --          --         --      3,395
   Hungary...............     11,671           --           --          --         --     11,671
   Norway................     38,879           --           --         161         --     39,040
   Corporate and other...      2,446           --          567          --         --      3,013
                            --------      -------      -------     -------    -------   --------
       Total Europe......   $159,163      $   223      $   567     $ 3,989    $ 8,345   $172,287
                            ========      =======      =======     =======    =======   ========
Adjusted EBITDA:(1)
 Europe:
   The Netherlands.......   $  8,445      $(1,303)     $  (295)    $(6,103)   $(4,401)  $ (3,657)
   Austria...............     34,350       (1,636)          --      (1,739)        --     30,975
   Belgium...............      5,755           --           --        (799)       114      5,070
   Czech Republic........       (721)          --           --          --         --       (721)
   France................       (954)        (911)          --         (77)        --     (1,942)
   Hungary...............      3,820           --           --          --         --      3,820
   Norway................     14,015         (573)          --        (806)        --     12,636
   Corporate and other...       (167)          --       (3,556)         19        131     (3,573)
                            --------      -------      -------     -------    -------   --------
       Total Europe......   $ 64,543      $(4,423)     $(3,851)    $(9,505)   $(4,156)  $ 42,608
                            ========      =======      =======     =======    =======   ========

                                  AS OF DECEMBER 31, 1998
                           --------------------------------------
                           LONG-LIVED     CAPITAL        TOTAL
                           ASSETS(2)    EXPENDITURES     ASSETS
                           ----------   ------------   ----------
                                       (IN THOUSANDS)
Revenue:
 Europe:
   The Netherlands.......   $  2,440      $ 14,734     $  297,068
   Austria...............    140,550        43,278        341,159
   Belgium...............     27,558        11,253         57,847
   Czech Republic........      8,737           523         11,497
   France................     40,328        28,802         51,092
   Hungary...............     26,788         7,239         86,921
   Norway................     63,335        25,838        219,068
   Corporate and other...      9,310         9,880         22,744
                            --------      --------     ----------
       Total Europe......   $319,046      $141,547     $1,087,396
                            ========      ========     ==========
Adjusted EBITDA:(1)
 Europe:
   The Netherlands.......
   Austria...............
   Belgium...............
   Czech Republic........
   France................
   Hungary...............
   Norway................
   Corporate and other...
       Total Europe......

                              UNITED EUROPE, INC.

                                               FOR THE YEAR ENDED FEBRUARY 28, 1998
                              ----------------------------------------------------------------------
                              MULTICHANNEL                                INTERNET
                               TELEVISION    TELEPHONE    PROGRAMMING       DATA     OTHER    TOTAL
                              ------------   ---------   --------------   --------   -----   -------
                                                         (IN THOUSANDS)
Revenue:
 Europe:
   The Netherlands...........   $    --        $ --           $ --          $ --     $ --    $    --
   Austria...................        --          --             --            --       --         --
   Belgium...................        --          --             --            --       --         --
   Norway....................        --          --             --            --       --         --
   Corporate and other.......     9,945          --             --            --       --      9,945
                                -------        ----           ----          ----     ----    -------
       Total Europe..........   $ 9,945        $ --           $ --          $ --     $ --    $ 9,945
                                =======        ====           ====          ====     ====    =======
Adjusted EBITDA:(1)
 Europe:
   The Netherlands...........   $    --        $ --           $ --          $ --     $ --    $    --
   Austria...................        --          --             --            --       --         --
   Belgium...................        --          --             --            --       --         --
   Norway....................        --          --             --            --       --         --
   Corporate and other.......    (3,547)         --             --            --       --     (3,547)
                                -------        ----           ----          ----     ----    -------
       Total Europe..........   $(3,547)       $ --           $ --          $ --     $ --    $(3,547)
                                =======        ====           ====          ====     ====    =======

                                      AS OF FEBRUARY 28, 1998
                               --------------------------------------
                               LONG-LIVED      CAPITAL        TOTAL
                               ASSETS(2)     EXPENDITURES     ASSETS
                               ----------   --------------   --------
                                            (IN THOUSANDS)
Revenue:
 Europe:
   The Netherlands...........   $ 20,773        $   --       $308,907
   Austria...................    115,786            --        323,298
   Belgium...................     24,526            --         49,204
   Norway....................     51,369            --        215,517
   Corporate and other.......     26,998         7,461         53,007
                                --------        ------       --------
       Total Europe..........   $239,452        $7,461       $949,933
                                ========        ======       ========
Adjusted EBITDA:(1)
 Europe:
   The Netherlands...........
   Austria...................
   Belgium...................
   Norway....................
   Corporate and other.......
       Total Europe..........

---------------

(1) Adjusted EBITDA represents earnings before depreciation, amortization and stock based compensation charges. Industry analysts generally consider Adjusted EBITDA to be a helpful way to measure the performance of cable television operations and communications companies. Management believes Adjusted EBITDA helps investors to assess the cash flow from operations from period to period and thus to value the Company's business. Adjusted EBITDA should not, however, be considered a replacement for net income, cash flows or for any other measure of performance or liquidity under generally accepted accounting principles, or as an indicator of a company's operating performance. The presentation of Adjusted EBITDA may not be comparable to statistics with a similar name reported by other companies. Not all companies and analysts calculate Adjusted EBITDA in the same manner.

(2) Represents Property, Plant and Equipment.

Adjusted EBITDA reconciles to the consolidated statement of operations as follows:

                                                  FOR THE YEAR   FOR THE TEN    FOR THE YEAR
                                                     ENDED       MONTHS ENDED      ENDED
                                                  DECEMBER 31,   DECEMBER 31,   FEBRUARY 28,
                                                      1999           1998           1998
                                                  ------------   ------------   ------------
                                                                (IN THOUSANDS)
Net operating loss..............................   $(610,213)     $(196,066)      $(9,633)
Depreciation and amortization...................     280,442         76,550         6,086
Stock-based compensation expense................     202,227        162,124            --
                                                   ---------      ---------       -------
  Consolidated Adjusted EBITDA..................   $(127,544)     $  42,608       $(3,547)
                                                   =========      =========       =======

17. RELATED PARTY TRANSACTIONS

LOANS TO EMPLOYEES

In 1996, UPC loaned certain employees of UPC amounts for the exercise of the employees' stock options, taxes on options exercised, or both. These recourse loans bear interest at 5.0% per annum. The employees' liability to UPC is presented in the consolidated financial statements net of UPC's obligation to the

                              UNITED EUROPE, INC.

employees under the plan. As of December 31, 1999 and 1998, the receivable from employees, including accrued interest totaled $12.2 and $10.1 million, respectively.

ACQUISITIONS OF INTEREST IN PRINCES HOLDINGS AND TARA

In November 1998, UPC purchased from RCL, an entity owned by a discretionary trust for the benefit of certain members of the family of John Riordan, a director of United, a 5.0% interest in Tara and a 5.0% interest in Princes Holdings. The aggregate purchase price for these interests was approximately $6.0 million. The parties agreed the purchase price would be paid in cash. Subsequently, RCL elected to receive shares of Class A Common Stock of United. The Company paid such purchase price by delivery to RCL 769,062 restricted shares of Class A Common Stock held by UPC.

18. SUBSEQUENT EVENTS

UPC SENIOR NOTES AND SENIOR DISCOUNT NOTES

In January 2000, UPC completed a $1.6 billion bond offering consisting of $600.0 million and E200.0 million of ten-year 11.25% Senior Notes due 2010, $300.0 million of ten-year 11.5% Senior Notes due 2010 and $1.0 billion aggregate principal amount of ten-year 13.75% Senior Discount Notes due 2010. The Senior Discount Notes were sold at 51.2% of the face amount yielding gross proceeds of $512.0 million and will accrue but not pay interest until 2005.

ACQUISITION OF INTERCOMM FRANCE HOLDING S.A.

In February 2000, UPC acquired Intercomm France Holding S.A. for E36.0 ($36.2) million in cash and shares in UPC France. Following the transaction, UPC controls 92.0% of UPC France.

ACQUISITION OF TEBECAI CABLE SYSTEM

In February 2000, UPC acquired 100% of Tebecai, a cable system based in the east of Holland, for E71.2 ($71.6) million.

UPC STOCK SPLIT

In March 2000, at an extraordinary general meeting of shareholders, shareholders of UPC approved an amendment to UPC's Articles of Association to effect a three-for-one stock split. All share and per share amounts in the accompanying notes to the consolidated financial statements have been adjusted to reflect this stock split.

ACQUISITION OF ELTELE OSTFOLD AND VESTFOLD

In March 2000, UPC acquired 100% of the equity of ElTele Ostfold and Vestfold from certain energy companies in Norway for E39.7 ($39.9) million.

ACQUISITION OF ADDITIONAL INTEREST IN SBS

In February 2000, UPC acquired and additional 10.2% of SBS for E162.5 ($163.5) million, increasing its ownership to 23.5%.

ACQUISITION OF ENECO CABLE SYSTEM

In March 2000, UPC acquired K&T Group, the cable interests of N.V. ENECO, for consideration of E1.2 ($1.2) billion. K&T owns and operates cable networks in Rotterdam, Dordrecht and the surrounding municipalities in The Netherlands.

                          INDEPENDENT AUDITORS' REPORT

INTRODUCTION

     We have audited the consolidated financial statements of UNITED TELEKABEL HOLDING N.V., Amsterdam, The Netherlands, for the year 1998 for purpose of inclusion in the Form 10-K of one of its shareholders. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

SCOPE

     We conducted our audit in accordance with auditing standards generally accepted in The Netherlands, which are substantially the same as those generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

OPINION

     In our opinion, the consolidated financial statements give a true and fair view of the financial position of the company as at December 31, 1998 and of the result for the period from commencement of operations at August 6, 1998 then ended in accordance with accounting principles generally accepted in The Netherlands.

     Generally accepted accounting principles in The Netherlands vary in certain significant respects from generally accepted accounting principles in the United States of America. Application of generally accepted accounting principles in the United States of America would have affected total assets, statement of operations and shareholders' equity as at and for the period from commencement of operations at August 6, 1998 ended December 31, 1998, to the extent summarized in Note 18, to the consolidated financial statements.

                                            ARTHUR ANDERSEN

Amstelveen, The Netherlands,
March 19, 1999

                         UNITED TELEKABEL HOLDING N.V.

                           CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1998
                    (STATED IN THOUSANDS OF DUTCH GUILDERS)

                                 ASSETS

Fixed assets:
  Intangible fixed assets...................................     564,438
  Tangible fixed assets.....................................     847,056
  Affiliated companies......................................     206,332
                                                               ---------
          Total fixed assets................................   1,617,826
                                                               ---------
Current assets:
  Inventories...............................................       3,091
  Receivables...............................................      40,638
  Cash and cash equivalents.................................      10,475
                                                               ---------
          Total current assets..............................      54,204
                                                               ---------
          Total assets......................................   1,672,030
                                                               =========

                  SHAREHOLDERS' EQUITY AND LIABILITIES

Shareholders' Equity........................................     635,521
Minority interest...........................................       1,104
                                                               ---------
                                                                 636,625
Provisions..................................................      42,054
Long-term liabilities.......................................     232,727
Current liabilities.........................................     760,624
                                                               ---------
          Total shareholders' equity and liabilities........   1,672,030
                                                               =========

                         UNITED TELEKABEL HOLDING N.V.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                 FOR THE PERIOD FROM COMMENCEMENT OF OPERATIONS
                     (AUGUST 6, 1998) TO DECEMBER 31, 1998
                    (STATED IN THOUSANDS OF DUTCH GUILDERS)

Total revenues..............................................    99,122
                                                              --------
Operating expenses:
  Direct operating expenses.................................   (33,172)
  Selling, general and administrative expenses..............   (36,096)
  Depreciation and amortization.............................   (39,490)
                                                              --------
          Total operating expenses..........................  (108,758)
                                                              --------
  Operating loss............................................    (9,636)
  Financial income and expense..............................   (16,699)
                                                              --------
          Loss before income taxes..........................   (26,335)
  Income taxes..............................................     1,212
                                                              --------
          Loss after taxes..................................   (25,123)
  Share in results of affiliated companies..................   (24,486)
                                                              --------
          Group loss........................................   (49,609)
  Minority interest.........................................       235
                                                              --------
          Net loss..........................................   (49,374)
                                                              ========

                         UNITED TELEKABEL HOLDING N.V.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                 FOR THE PERIOD FROM COMMENCEMENT OF OPERATIONS
                     (AUGUST 6, 1998) TO DECEMBER 31, 1998
                    (STATED IN THOUSANDS OF DUTCH GUILDERS)

Cash flows from operating activities:
Net loss....................................................   (49,374)
Adjustments to reconcile net loss to net cash flows from
  operating activities:
  Depreciation and amortization.............................    39,490
  Share in results of affiliated companies, net.............    24,486
  Minority interest in subsidiaries.........................      (235)
Changes in assets and liabilities:
  Decrease in current assets................................    40,098
  (Decrease) in current liabilities.........................   (55,186)
  (Decrease) in deferred taxes and other provisions.........    (1,132)
                                                              --------
          Net cash flows from operating activities..........    (1,853)
                                                              --------
Cash flows from investing activities:
  Capital expenditures......................................  (121,384)
  Loan to affiliated companies..............................    (7,120)
  Acquisitions, net of cash acquired........................   (12,588)
                                                              --------
          Net cash flows from investing activities..........  (141,092)
                                                              --------
Cash flows from financing activities:
  Proceeds from short-term borrowings.......................   120,705
  Proceeds from long-term borrowings........................     9,621
                                                              --------
          Net cash flows from financing activities..........   130,326
                                                              --------
Net decrease in cash and cash equivalents...................   (12,619)
Cash and cash equivalents at beginning of period............       100
Cash and cash equivalents contributed.......................    22,994
                                                              --------
          Cash and cash equivalents at end of period........    10,475
                                                              ========
Supplemental cash-flow disclosures:
  Cash paid for interest....................................   (19,470)
                                                              ========
Non-cash investing activities:
Contribution of Dutch cable systems
  Working capital...........................................   (73,850)
  Affiliated companies......................................   223,698
  Tangible fixed assets.....................................   764,762
  Intangible fixed assets...................................   550,911
  Short-term debt...........................................  (544,918)
  Long-term liabilities.....................................  (223,106)
  Provisions................................................   (35,696)
  Cash and cash equivalents.................................    22,994
                                                              --------
          Equity contributed................................   684,795
                                                              ========

                         UNITED TELEKABEL HOLDING N.V.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE PERIOD FROM COMMENCEMENT OF OPERATIONS
                     (AUGUST 6, 1998) TO DECEMBER 31, 1998
                    (STATED IN THOUSANDS OF DUTCH GUILDERS)

1. ORGANIZATION AND NATURE OF OPERATIONS

     United Telekabel Holding N.V. ("UTH" or the "Company"), legally seated in Almere, The Netherlands, was legally formed in May 1998 and commenced operations on August 6, 1998. UTH was formed as a joint venture between United Pan-Europe Communications N.V. ("UPC") and N.V. NUON Energie-Onderneming voor Gelderland, Friesland en Flevoland ("NUON"). UPC became a 51% shareholder and NUON a 49% shareholder. UTH was formed for the purpose of offering cable-based communications through its networks in the Netherlands. UTH currently offers cable television services and is further developing and upgrading its network to provide digital video, voice and internet/data services in its Dutch markets.

     UTH commenced operations on August 6, 1998 when both shareholders contributed their interests in Dutch cable television operating companies to UTH. NUON contributed its interest in N.V. Telekabel Beheer ("Telekabel") and UPC contributed its interest in Cable Network Brabant Holding B.V. ("CNBH") and 50% of the shares in A2000 Holding N.V. ("A2000"). UTH recorded the assets contributed at their fair market value. The table below summarizes the opening balance sheet of UTH, based on the net assets contributed at their fair market values by NUON and UPC as of August 6, 1998.

  Cash and cash equivalents contributed.....................     23,094
  Other current assets......................................     83,827
  Affiliated companies......................................    223,698
  Tangible fixed assets.....................................    764,762
  Intangible fixed assets...................................    550,911
                                                              ---------
          Total assets......................................  1,646,292
                                                              =========
  Short-term debt...........................................    544,918
  Other current liabilities.................................    157,677
  Provisions................................................     35,696
  Long-term liabilities.....................................    223,106
  Shareholders' equity......................................    684,895
                                                              ---------
          Total shareholders' equity and liabilities........  1,646,292
                                                              =========

     Due to the fact that operations commenced at August 6, 1998, no comparative financial statements have been presented. Proforma information (unaudited) is presented in note 19.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the Netherlands for financial statements. The accounting policies followed in the preparation for the consolidated financial statements, differ in some respects to those generally accepted in the United States of America (US GAAP). See note 18.

     The preparation of financial statements in conformity with Dutch generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. In the opinion of management, all adjustments (consisting of normal

                         UNITED TELEKABEL HOLDING N.V.

recurring accruals) have been made which are necessary to present fairly the financial position of the Company as of December 31, 1998 and the results of its operations for the period from commencement of operations (August 6, 1998) to December 31, 1998.

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of UTH and its group companies (the "UTH Group"). Group companies are companies or other legal entities in which UTH has an ownership interest of more than 50% of the issued share capital or that UTH otherwise controls. All significant intercompany accounts and transactions have been eliminated in consolidation.

     The following chart presents a summary of UTH's significant investments in multi-channel television, programming and telephony operations as of December 31, 1998:

                                                                          PERCENTAGE
NAME                                                            CITY      OWNERSHIP
----                                                            ----      ----------
Cable Network Brabant Holding B.V. .........................  Eindhoven      100
N.V. Telekabel Beheer.......................................  Arnhem         100
A2000 Holding N.V. .........................................  Amsterdam       50(1)
Uniport Communications B.V. ................................                  80

---------------

(1) Not consolidated

  Foreign Currencies

     Assets and liabilities denominated in foreign currencies are translated into Dutch guilders at the year-end exchange rate. Transactions in foreign currencies are translated at the exchange rate in effect at the time of the transaction. The exchange results are recorded under financial income and expense in the statement of income.

BALANCE SHEET

  (a) General

     Assets and liabilities are stated at face value unless indicated otherwise.

  (b) Fixed assets

  INTANGIBLE FIXED ASSETS

     The excess of investments in consolidated subsidiaries over the net tangible asset value at acquisition is amortized on a straight-line basis over 15 years. Licenses in newly acquired companies are recognized at the fair market value of those licenses at the date of acquisition and include the development costs incurred prior to the date a new license was acquired. The license value is amortized on a straight-line basis over the initial license period, up to a maximum of 20 years. Deferred financing costs are amounts spent in connection with financing the UTH Group. The amortization period is the period relating to the term of the financing. When assets are fully amortized, the costs and accumulated amortization are removed from the accounts.

  TANGIBLE FIXED ASSETS

     Tangible fixed assets are stated at cost. Additions, replacements, installation costs and major improvements are capitalized, and costs for normal repair and maintenance of tangible fixed assets are charged to expense as incurred. Assets constructed by subsidiaries of UTH incorporate overhead expense

                         UNITED TELEKABEL HOLDING N.V.

and interest charges incurred during the period of construction; investment subsidies are deducted. Depreciation is calculated using the straight-line method over the economic life of the asset, taking into account the residual value. The economic lives of tangible fixed assets at acquisition are as follows:

Networks....................................................   7-20 years
Buildings and leasehold improvements........................  20-33 years
Machinery & Other...........................................   3-10 years

  AFFILIATED COMPANIES

     For those investments in companies in which UTH's ownership interest is 20% to 50%, its investments are held through a combination of voting common stock, preferred stock, debentures or convertible debt and/or UTH exerts significant influence through board representation and management authority, or in which majority control is deemed to be temporary, the equity method of accounting is used. Under this method, the investment, originally recorded at fair market value, is adjusted to recognize UTH's proportionate share of net earnings or losses of the affiliates, limited to the extent of UTH's investment in and advances to the affiliates, including any debt guarantees or other contractual funding commitments. UTH's proportionate share of net earnings or losses of affiliates includes the amortization of the excess of its cost over its proportionate interest in each affiliate's net tangible assets or the excess of its proportionate interest in each affiliate's net tangible assets in excess of its cost.

  (c) Receivables

     Receivables are stated at face value, less an allowance for doubtful accounts. The allowance for doubtful accounts is based upon specific identification of overdue accounts receivable. An allowance for a percentage of the account is established once the receivable is overdue. Upon disconnection of the subscriber, the account is fully reserved. The allowance is maintained on the books until receipt of payment or for a maximum of three years.

  (d) Cash and Cash Equivalents

     Cash and cash equivalents include cash and investments with original maturities of less than three months.

  (e) Provisions

     Deferred tax liabilities arising from temporary differences between the financial and tax bases of assets and liabilities are included in the provisions. The principal differences arise in connection with valuation differences of intangible fixed assets. In calculating the provision, current tax rates are applied.

     UTH accounts for income taxes under the asset and liability method, which requires recognition of, deferred tax assets and liabilities for the expected future income tax consequences of transactions, which have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and income tax basis of assets, liabilities and loss carry forwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Net deferred tax assets are then reduced by a valuation allowance if management believes it is more likely than not they will not be realized.

  (f) Fair value of financial instruments

     SFAS Statement No. 107, "Disclosures about Fair Values of Financial Instruments" requires the disclosure of estimated fair values for all financial instruments, both on and off balance sheet, for which it is practicable to estimate fair value. For certain instruments, including cash and cash equivalents,

                         UNITED TELEKABEL HOLDING N.V.

receivables, current liabilities and certain provisions, it was assumed that the carrying amount approximated fair value due to the short maturity of those instruments. For short and long term debt, the carrying value approximates the fair value since all debt instruments carry a variable interest rate component except for the convertible loans which carried a fixed interest rate. For investments in affiliated companies carried at cost, quoted market prices for the same or similar financial instruments were used to estimate the fair values. UTH has adopted the principles of this statement in its financial statements. UTH did not have any material off balance sheet financial instruments as of December 31, 1998.

  (g) Recoverability of Tangible and Intangible fixed assets

     UTH evaluates the carrying value of all tangible and intangible assets whenever events or circumstances indicate the carrying value of assets may exceed their recoverable amounts. An impairment loss is recognized when the estimated future cash flows (undiscounted and without interest) expected to result from the use of an asset are less than the carrying amount of the asset. Measurement of an impairment loss is based on the fair value of the asset computed using discounted cash flows if the asset is expected to be held and used. Measurement of an impairment loss for an asset held for sale would be based on fair market value less estimated costs to sell.

  (h) Concentration of Credit Risk

     Financial instruments which potentially subject UTH to concentrations of credit risk consist principally of trade receivables. Concentrations of credit risk with respect to trade receivables are limited due to UTH's large number of customers.

  (i) Other Comprehensive Income

     UTH has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which requires that an enterprise
(i) classify items of other comprehensive income by their nature in a financial statement and (ii) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. As of December 31, 1998, UTH had no other comprehensive income items.

  Income Statement

     Revenue is primarily derived from the sale of cable television services to subscribers and is recognized in the period the related services are provided. Initial installation fees are recognized as revenue in the period in which the installation occurs, to the extent installation fees are equal to or less than direct selling costs, which are expensed. To the extent installation fees exceed direct selling costs, the excess fees are deferred and amortized over the average contract period. All installation fees and related costs with respect to reconnections and disconnections are recognized in the period in which the reconnection or disconnection occurs.

  New Accounting Principles

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting For the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), which provides guidance on accounting for the costs of computer software developed or obtained for internal use. SOP 98-1 identifies the characteristics of internal-use software and provides examples to assist in determining when computer software is for internal use. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998, for projects in progress and

                         UNITED TELEKABEL HOLDING N.V.

prospectively, with earlier application encouraged. Management believes that the adoption of SOP 98-1 will not have a material effect on the financial statements.

     The American Institute of Certified Public Accountants recently issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"), which is required to be adopted by affected companies for fiscal years beginning after December 15, 1998. SOP 98-5 defines start-up and organization costs, which must be expensed as incurred. In addition, all deferred start-up and organization costs existing as of January 1, 1999 must be written-off and accounted for as a cumulative effect of an accounting change. Management believes that the adoption of SOP 98-1 will not have a material effect on the financial statements.

     The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which requires that companies recognize all derivatives as either assets or liabilities in the balance sheet at fair value. Under SFAS 133, accounting for changes in fair value of a derivative depends on its intended use and designation. SFAS 133 is effective for fiscal years beginning after June 15, 1999. Management is currently assessing the effect of this new standard.

3. INTANGIBLE FIXED ASSETS

                                                               BALANCE AS OF DECEMBER 31, 1998
                                                              ---------------------------------
                                                                         LICENSES     DEFERRED
                                                                            AND      FINANCING
                                                               TOTAL     GOODWILL      COSTS
                                                              --------   ---------   ----------
Value upon contribution.....................................  550,911     547,869      3,042
Investment..................................................   30,996      29,745      1,251
Amortization................................................  (17,469)    (17,149)      (320)
                                                              -------     -------      -----
Book value as of December 31, 1998..........................  564,438     560,465      3,973
                                                              =======     =======      =====

                                                               BALANCE AS OF DECEMBER 31, 1998
                                                              ---------------------------------
                                                                         LICENSES     DEFERRED
                                                                            AND      FINANCING
                                                               TOTAL     GOODWILL      COSTS
                                                              --------   ---------   ----------
Gross Value.................................................  581,907     577,614      4,293
Amortization................................................  (17,469)    (17,149)      (320)
                                                              -------     -------      -----
Book value as of December 31, 1998..........................  564,438     560,465      3,973
                                                              =======     =======      =====

4. TANGIBLE FIXED ASSETS

                                                             BALANCE AS OF DECEMBER 31, 1998
                                                        -----------------------------------------
                                                                  LAND AND              MACHINERY
                                                         TOTAL    BUILDINGS   NETWORK    & OTHER
                                                        -------   ---------   -------   ---------
Value upon contribution...............................  764,762     6,025     745,503    13,234
Additions.............................................  104,315       130     102,023     2,162
Depreciation..........................................  (22,021)     (182)    (20,005)   (1,834)
                                                        -------     -----     -------    ------
Book value as of December 31, 1998....................  847,056     5,973     827,521    13,562
                                                        =======     =====     =======    ======

                         UNITED TELEKABEL HOLDING N.V.

                                                             BALANCE AS OF DECEMBER 31, 1998
                                                        -----------------------------------------
                                                                  LAND AND              MACHINERY
                                                         TOTAL    BUILDINGS   NETWORK    & OTHER
                                                        -------   ---------   -------   ---------
Cost..................................................  869,077     6,155     847,526    15,396
Depreciation..........................................  (22,021)     (182)    (20,005)   (1,834)
                                                        -------     -----     -------    ------
Book value as of December 31, 1998....................  847,056     5,973     827,521    13,562
                                                        =======     =====     =======    ======

5. AFFILIATED COMPANIES

                                                              BALANCE AS OF DECEMBER 31, 1998
                                                              --------------------------------
                                                               TOTAL    INVESTMENTS   ADVANCES
                                                              -------   -----------   --------
Balance upon contribution...................................  223,698     223,698         --
Additions...................................................    7,120          --      7,120
Share in results............................................  (24,486)    (24,486)        --
                                                              -------     -------      -----
Balance as of December 31, 1998.............................  206,332     199,212      7,120
                                                              =======     =======      =====

     The investments in affiliated companies as of December 31, 1998 are:

                                               INVESTMENTS IN        CUMULATIVE SHARE
                                    %         AND ADVANCES TO         IN RESULTS OF
                                OWNERSHIP   AFFILIATED COMPANIES   AFFILIATED COMPANIES    TOTAL
                                ---------   --------------------   --------------------   -------
A2000.........................    50.0%           229,481                (24,449)         205,032
Interway......................    33.0%             1,337                    (37)           1,300
                                                  -------                -------          -------
Total.........................                    230,818                (24,486)         206,332
                                                  =======                =======          =======

     UTH had the following differences related to the excess of cost over the net tangible assets acquired for its equity investments. Such differences are being amortized over 12 to 15 years:

                                                                BASIS      ACCUMULATED
                                                              DIFFERENCE   AMORTIZATION
                                                              ----------   ------------
A2000.......................................................   249,236        (8,200)
                                                               =======        ======

     These differences have been presented as affiliated companies and share in result of affiliated companies respectively.

     Subsequent to year end, UPC provided a letter of support to A2000 stating that it would continue to provide to A2000 the funding necessary to continue operations through at least 1999.

                         UNITED TELEKABEL HOLDING N.V.

     Summary financial information for A2000 based on Dutch generally accepted accounting principles is as follows:

BALANCE SHEET

                                                               AS OF DECEMBER 31,
                                                                      1998
                                                               ------------------
Intangible fixed assets.....................................        113,361
Tangible fixed assets.......................................        356,623
Financial fixed assets......................................            770
Liquid assets...............................................            369
Other current assets........................................         37,482
                                                                    -------
          Total assets......................................        508,605
                                                                    =======
Provisions..................................................          1,610
Long-term debt..............................................        467,430
Current liabilities.........................................        125,813
                                                                    -------
          Total liabilities.................................        594,853
                                                                    -------
          Total shareholders' value.........................        (86,248)
                                                                    =======

STATEMENT OF INCOME

                                                               FOR THE FIVE MONTHS
                                                               ENDED DECEMBER 31,
                                                                      1998
                                                               -------------------
Revenue.....................................................          53,954
Costs.......................................................         (39,271)
Depreciation and amortization...............................         (35,888)
Financial income/charges....................................         (11,293)
                                                                     -------
          Net loss..........................................         (32,498)
                                                                     =======

6. RECEIVABLES

     Receivables as presented under current assets mature within one year and are specified as follows:

Trade accounts receivable...................................   22,519
Receivables from affiliated companies.......................    1,654
Prepaid expenses and accrued income.........................    1,447
Other receivables...........................................   15,018
                                                               ------
          Total.............................................   40,638
                                                               ======

     A major item under "other receivables" is current reclaimable VAT 3,676. As of December 31, 1998 the valuation allowance on trade receivables amounted to 538.

7. CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include demand accounts held in a bank with a maturity of less than three months.

                         UNITED TELEKABEL HOLDING N.V.

8. SHAREHOLDERS' EQUITY

     UTH's issued share capital consists of 100,000 shares with a par value of NLG 1 each. All issued shares are fully paid-in.

                                                              BANK LOANS
                                                              ----------
1999........................................................     3,220
2000........................................................     2,353
2001........................................................     8,404
2002........................................................    16,948
2003........................................................    30,104
Thereafter..................................................   174,918
                                                               -------
          Total.............................................   235,947
                                                               =======

9. PROVISIONS

     Provisions relate mainly to deferred taxation.

10. LONG-TERM LIABILITIES

                                                                          AMOUNT
                                                            AVERAGE    OUTSTANDING
                                                 RANGE OF   RATE OF    DECEMBER 31,
                                                 INTEREST   INTEREST       1998
                                                 --------   --------   ------------
Bank loans.....................................  5-7.625%     5.2        235,947

     Long-term liabilities at December 31, 1998 will be payable as follows:

                                                              BANK LOANS
                                                              ----------
1999........................................................     3,220
2000........................................................     2,353
2001........................................................     8,404
2002........................................................    16,948
2003........................................................    30,104
Thereafter..................................................   174,918
                                                               -------
          Total.............................................   235,947
                                                               =======

     On February 20, 1998 CNBH secured a 250,000 nine-year term facility, which was amended in August 1998 to 266,000. The CNBH facility bears interest at the applicable Amsterdam Interbank Offered Rate ("AIBOR") plus a margin ranging from 0.60% to 1.60% per annum, and is secured by, among other things, an encumbrance over CNBH's assets and a pledge of the shares of CNBH. The facility is used to refinance several acquisitions and will furthermore be used for the development and exploitation of enhanced cable TV services, data services and telephony services. As of December 31, 1998, 219,000 was outstanding on the facility.

     The shares of UTH held by UPC are pledged for a certain loan of UPC.

                         UNITED TELEKABEL HOLDING N.V.

11. CURRENT LIABILITIES

     The current liabilities relate to short-term debt and other liabilities which are specified below:

  (a) Short-term debt

Long-term debt repayable within one year..................     3,220
Short-term debt to shareholders...........................   662,403
                                                             -------
          Total...........................................   665,623
                                                             =======

  SHORT TERM DEBT TO SHAREHOLDERS AS OF DECEMBER 31, 1998

     NUON's contribution to UTH included an existing 690,000-debt facility with an outstanding balance of approximately 543,000 (as of August 6, 1998). This facility bears an interest rate of 6.65% over the reporting period up to November 30, 1998. As of November 30, 1998 this rate was increased with 1.5%. As of December 31, 1998, approximately 614,000 was outstanding on the facility. The debt facility is due March 15, 1999, with an extension period of 15 days. As security for repayment of the debt facility, NUON received a pledge over the shares of N.V. Telekabel Beheer (the assets contributed by NUON). UTH has negotiated with the lenders to refinance the debt facility (see Note 20.).

  SUBORDINATED LOANS

     UTH entered into a subordinated loan agreement with NUON in December 1998 for an amount of NLG 33.0 million. The interest payable is 5.5% on an annually basis. This subordinated loan was entered into for purposes of continuing funding of incurred losses and capital expenditures. UTH entered into a subordinated loan agreement with UPC in December 1998 for an amount of NLG 15.2 million. The interest payable is 5.5% on an annually basis. This subordinated loan was entered into for purposes of continuing funding of incurred losses and capital expenditures.

  (b) Other Liabilities

Accounts payable to trade creditors.......................    47,459
Deposits by customers.....................................       197
Other short-term liabilities..............................    39,855
Deferred income and accrued expenses......................     7,490
                                                             -------
          Total...........................................    95,001
                                                             -------
          Total current liabilities.......................   760,624
                                                             =======

12. INFORMATION PER GEOGRAPHICAL AREA

     All operations of UTH are in The Netherlands. In addition, substantially all operations relate to cable television services.

13. PERSONNEL

     Labor cost is specified as follows:

Salaries and wages.........................................    9,173
Pension costs..............................................      538
Social securities..........................................    1,911
                                                              ------
          Total............................................   11,622
                                                              ======

                         UNITED TELEKABEL HOLDING N.V.

     The information about employees by category is as follows:

Operating...................................................   160
Other.......................................................   184
                                                               ---
          Total.............................................   344
                                                               ===

14. FINANCIAL INCOME AND EXPENSES

Interest income...........................................        14
Interest expense..........................................   (16,713)
                                                             -------
          Total...........................................   (16,699)
                                                             =======

     Under interest expense an amount of 11,348 was accounted for as interest related parties.

15. INCOME TAXES

     In general, a Dutch holding company may benefit from the so-called participation exemption. The participation exemption is a facility in Dutch corporate tax law which under certain conditions allows a Dutch company to exempt any dividend income and capital gains in relation with its participation in subsidiaries. Capital losses are also exempt, apart from liquidation losses (under stringent conditions).

     For UTH the primary difference between taxable loss and net loss for financial reporting purposes relates to the amortization of goodwill. The consolidated financial statements have been prepared assuming partial tax basis for license fees capitalized relating to certain acquisitions. Deferred taxes have been provided for that portion of the licenses which management believes no tax basis will be allowed.

     The difference between income tax expense provided in the financial statements and the expected income tax benefit at statutory rates is reconciled as follows:

Expected income tax benefit at the Dutch statutory rate of
  35%......................................................   (9,217)
Tax effect of permanent and other differences:
  Change in valuation allowance............................    6,541
  Non-deductible expenses..................................    1,464
                                                              ------
          Total income tax benefit.........................   (1,212)
                                                              ======

     The significant components of the net deferred tax liability are as follows:

Deferred Tax Assets:
  Tax net operating loss carried forward..................    20,112
  Valuation allowance.....................................   (20,112)
                                                             -------
          Deferred tax assets, net of valuation
            allowance.....................................         0
                                                             -------
Deferred Tax Liabilities:
  Intangible assets.......................................    33,438
  Tangible fixed assets, net..............................       962
                                                             -------
          Total deferred tax liabilities..................    34,400
                                                             -------
          Deferred tax liabilities, net...................    34,400
                                                             =======

     The tax loss carry forwards have no expiration date.

                         UNITED TELEKABEL HOLDING N.V.

16. RELATED PARTIES TRANSACTIONS

     UTH signed management services agreements with both of its shareholders. In the reporting period an amount of NLG4,255 has been taken into account as expenses. In addition UTH delivers service to NUON. These services are rendered at arms length prices and made up 8% of the revenues over the reporting period. As mentioned under Note 11 UTH has a short-term debt payable to NUON as well as subordinated loans to both NUON and UPC. UPC charged an amount of 988 for salaries and related costs for employees seconded to UTH Group.

17. COMMITMENTS AND GUARANTEES

     The UTH Group has entered into various rent and lease agreements for office space, cars, etc. The terms of the agreements call for future minimum payments as follows:

1999........................................................   4,000
2000........................................................   3,200
2001........................................................   2,100
2002........................................................   1,600
2003........................................................   1,400

     Subsequent to December 31, 1998, UTH provided additional funding to A2000. In total UTH's share of the funding commitment is $15,000. As of December 31, 1998, UTH had funded $3,750 of its commitment.

18. US GAAP RECONCILIATION

  General

     The accounting policies followed in the preparation for the consolidated financial statements differ in some respects to those generally accepted in the United States of America (US GAAP).

     The differences which have a material effect on net loss and/or shareholders' equity and/or total assets are as follows:

     - The fair market value of licences, goodwill, land and buildings and networks for US GAAP purposes should be set at historical cost of the contributor. Consequently, no step-up in asset value is allowed for the difference between historical cost and the fair market value of the assets contributed by both UPC and NUON.

     - Deferred taxes have been established for the difference between book and tax basis of contributed assets, if applicable.

  Income Taxes

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" which requires recognition of deferred tax assets and liabilities for the expected future income tax consequences of transactions which have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based upon the difference between the financial and tax bases of assets and liabilities and carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. UTH has adopted the principles of this statement in its financial statements.

                         UNITED TELEKABEL HOLDING N.V.

  US GAAP information

     The calculation of net loss, shareholders' equity and total assets, substantially in accordance with US GAAP, is as follows:

Net loss as per Consolidated Statements of income...........     (49,374)
Adjustments to reported income (loss):
Amortization of goodwill....................................       4,082
Share in results of affiliated companies....................         747
                                                               ---------
Approximate net loss in accordance with US GAAP.............     (44,545)
                                                               =========
Shareholders' equity as per Consolidated balance sheets.....     635,521
Adjustments to reported equity:
Goodwill....................................................    (152,105)
Affiliated Companies........................................     (27,893)
                                                               ---------
Approximate shareholders' equity in accordance with US
  GAAP......................................................     455,523
                                                               =========
Total assets as per Consolidated Balance sheets.............   1,672,030
Adjustments to reported assets:
Goodwill....................................................    (152,105)
Affiliated Companies........................................     (27,893)
                                                               ---------
Approximate total assets in accordance with US GAAP.........   1,492,032
                                                               =========

19. PROFORMA INFORMATION (UNAUDITED)

     On August 6, 1998 both shareholders contributed their interests in the Dutch cable market into UTH. The following pro forma condensed consolidated information for the year ended December 31, 1997 and 1998 give effect to the UTH Transaction as if it had occurred at the beginning of the periods presented. This pro forma condensed consolidated information does not purport to represent what UTH's result of operations would actually have been if such transaction had in fact occurred on such date. The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable

                                                     FOR THE YEAR ENDED   FOR THE YEAR ENDED
                                                     DECEMBER 31, 1997    DECEMBER 31, 1998
                                                     ------------------   ------------------
Total revenues.....................................       157,836              219,314
Net loss...........................................       (47,194)             (90,600)

20. SUBSEQUENT EVENTS

  Subordinated loan

     UTH entered into a subordinated loan agreement with UPC in March, 1999 for an amount of 119,000. The interest is payable on an annual basis. This subordinated loan was entered into for purposes of continuing funding of incurred losses and capital expenditures.

  NUON Share Purchase Agreement

     On February 17, 1999, UPC acquired the remaining 49% of UTH. This transaction completed the purchase by UPC of 100% of UTH. UPC purchased the interest from NUON for 518,100. In addition, UPC repaid NUON and assumed from NUON a 33,300 subordinated loan, including accrued interest dated December 31, 1998, owed by UTH to NUON.

                         UNITED TELEKABEL HOLDING N.V.

  Refinancing

     Subsequent to December 31, 1998, UTH replaced their existing 690,000 facility with a senior facility and additional shareholder loans. The senior facility consists of a E340 million (750,000) revolving facility to N.V. Telekabel Beheer that will convert to a term facility on December 31, 2001. Euro 5 million of this facility will be in the form of an overdraft facility that will be available until December 31, 2007. This existing facility will be used to repay a portion of the UTH facility and for capital expenditures. The new facility will bear interest at the Euro Interbank Offered Rate plus a margin between 0.75% and 2.00% based on the leverage multiples tied to N.V. Telekabel Beheer's net operating income. The new facility will be secured by, among other things, a pledge over shares held by the borrower and will restrict N.V. Telekabel Beheer's ability to incur additional debt.

                   LIBERTY PRINCIPAL TRANSACTION ASSETS GROUP
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                            COMBINED BALANCE SHEETS
                                  (UNAUDITED)

                                                                   NEW LIBERTY GROUP
                                                              ----------------------------
                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2000            1999
                                                              -------------   ------------
                                                                 (AMOUNTS IN MILLIONS)
                                          ASSETS

Current assets:
  Cash and cash equivalents.................................     $    2          $    6
  Trade and other receivables, net..........................         34              34
  Prepaid expenses..........................................          9               8
                                                                 ------          ------
          Total current assets..............................         45              48
                                                                 ------          ------
Investments in affiliates, accounted for under the equity
  method, and related receivables, (note 2).................      3,323           3,291
Investments in available-for-sale securities and others
  (note 3)..................................................        135              --
Property and equipment, at cost.............................         90              79
     Less accumulated depreciation..........................         13               8
                                                                 ------          ------
                                                                     77              71
                                                                 ------          ------
Intangible assets:
  Excess cost over acquired net assets......................         62              62
  Franchise costs...........................................        190             190
                                                                 ------          ------
                                                                    252             252
     Less accumulated amortization..........................         20              11
                                                                 ------          ------
                                                                    232             241
                                                                 ------          ------
                                                                 $3,812          $3,651
                                                                 ======          ======

                             LIABILITIES AND COMBINED EQUITY

Current liabilities:
  Accounts payable..........................................     $   16          $   18
  Accrued liabilities.......................................          5              11
  Current portion of long-term debt.........................          9              23
  Due to Liberty Media (note 4).............................      1,267              --
                                                                 ------          ------
          Total current liabilities.........................      1,297              52
                                                                 ------          ------
Long-term debt..............................................         42              45
Deferred income tax liabilities.............................        708             682
                                                                 ------          ------
          Total liabilities.................................      2,047             779
                                                                 ------          ------
Combined equity (note 5):
  Combined equity...........................................      1,890           2,861
  Accumulated other comprehensive earnings (loss)...........       (125)             11
                                                                 ------          ------
          Total combined equity.............................      1,765           2,872
                                                                 ------          ------
          Total liabilities and combined equity.............     $3,812          $3,651
                                                                 ======          ======

            See accompanying notes to combined financial statements.

                   LIBERTY PRINCIPAL TRANSACTION ASSETS GROUP
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

       COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
                                  (UNAUDITED)

                                                           NEW LIBERTY GROUP         OLD LIBERTY GROUP
                                                     -----------------------------   -----------------
                                                      NINE MONTHS    SEVEN MONTHS       TWO MONTHS
                                                         ENDED           ENDED             ENDED
                                                     SEPTEMBER 30,   SEPTEMBER 30,     FEBRUARY 28,
                                                         2000            1999              1999
                                                     -------------   -------------   -----------------
                                                                   (AMOUNTS IN MILLIONS)
Revenue............................................      $  92           $  64             $ 15
Operating costs and expenses:
  Operating........................................         42              27                6
  Selling, general and administrative..............         21              17                5
  Depreciation and amortization....................         17               9                4
                                                         -----           -----             ----
                                                            80              53               15
                                                         -----           -----             ----
          Operating earnings.......................         12              11               --
Other income (expense):
  Interest expense.................................        (66)             (4)              (1)
  Interest income..................................          3               3               --
  Share of losses of affiliates, net (note 2)......       (311)           (208)             (47)
  Gain on sales of investments, net (note 2).......        640              --               --
  Other............................................         (2)             (1)              --
                                                         -----           -----             ----
                                                           264            (210)             (48)
                                                         -----           -----             ----
          Earnings (loss) before income taxes......        276            (199)             (48)
Income tax benefit (expense).......................        (93)             75               35
                                                         -----           -----             ----
          Net income (loss)........................      $ 183           $(124)            $(13)
                                                         =====           =====             ====
Other comprehensive earnings, net of taxes:
  Foreign currency translation adjustments.........      $(137)          $  47             $(11)
  Unrealized holding gains.........................          1              --               --
                                                         -----           -----             ----
Comprehensive income (loss)........................      $  47           $ (77)            $(24)
                                                         =====           =====             ====

            See accompanying notes to combined financial statements.

                  LIBERTY PRINCIPAL TRANSACTIONS ASSETS GROUP
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                         COMBINED STATEMENTS OF EQUITY
                                  (UNAUDITED)
                      NINE MONTHS ENDED SEPTEMBER 30, 2000

                                                                       NEW LIBERTY GROUP
                                                              -----------------------------------
                                                                          ACCUMULATED
                                                                             OTHER
                                                                         COMPREHENSIVE
                                                                           EARNINGS       TOTAL
                                                              COMBINED      (LOSS),      COMBINED
                                                               EQUITY     NET OF TAX      EQUITY
                                                              --------   -------------   --------
                                                                     (AMOUNTS IN MILLIONS)
Balance at January 1, 2000..................................  $ 2,861        $  11       $ 2,872
  Net income................................................      183           --           183
  Foreign currency translation adjustments..................       --         (137)         (137)
  Unrealized gains on available-for-sale securities.........       --            1             1
  Cash contributions from Liberty Media, net................       42           --            42
  Distribution payable to Liberty Media (note 4)............   (1,200)          --        (1,200)
  Issuance of common stock by attributed affiliate..........        4           --             4
                                                              -------        -----       -------
Balance at September 30, 2000...............................  $ 1,890        $(125)      $ 1,765
                                                              =======        =====       =======

            See accompanying notes to combined financial statements.

                   LIBERTY PRINCIPAL TRANSACTION ASSETS GROUP
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                                         OLD LIBERTY
                                                               NEW LIBERTY GROUP            GROUP
                                                         -----------------------------   ------------
                                                          NINE MONTHS    SEVEN MONTHS     TWO MONTHS
                                                             ENDED           ENDED          ENDED
                                                         SEPTEMBER 30,   SEPTEMBER 30,   FEBRUARY 28,
                                                             2000            1999            1999
                                                         -------------   -------------   ------------
                                                                    (AMOUNTS IN MILLIONS)
Cash flows from operating activities:
  Net income (loss)....................................     $   183          $(124)          $(13)
  Adjustments to reconcile net earnings (loss) to net
     cash provided (used) by operating activities:
     Depreciation and amortization.....................          17              9              4
     Share of losses of affiliates, net................         311            208             47
     Deferred income tax expense (benefit).............         108            (81)           (26)
     Gains on disposition of assets....................        (640)            --             --
     Other.............................................           2             --             --
     Changes in the operating assets and liabilities,
       net of the effect of acquisitions and
       dispositions
       Change in interest payable to Liberty Media.....          63             --             --
       Change in receivables...........................          --              5            (10)
       Change in prepaid expenses......................          (1)            (3)            --
       Change in payables and accruals.................          (8)             3             (5)
                                                            -------          -----           ----
          Net cash provided (used) by operating
            activities.................................          35             17             (3)
                                                            -------          -----           ----
Cash flows from investing activities:
  Capital expended for property and equipment..........         (15)           (17)            (3)
  Investments in affiliates and others.................         (53)            (3)            --
  Other, net...........................................          --             --             (1)
                                                            -------          -----           ----
          Net cash used by investing activities........         (68)           (20)            (4)
                                                            -------          -----           ----
Cash flows from financing activities:
  Borrowings of debt...................................           5             --             --
  Repayments of debt...................................         (22)           (67)            (5)
  Cash contributions (to) from Liberty Media, net......          42             77             (4)
  Advances from Liberty Media..........................           4             --             --
                                                            -------          -----           ----
          Net cash provided (used) by financing
            activities.................................          29             10             (9)
                                                            -------          -----           ----
Net increase (decrease) in cash and cash equivalents...          (4)             7            (16)
Cash and cash equivalents at beginning of period.......           6             --             16
                                                            -------          -----           ----
Cash and cash equivalents at end of period.............     $     2          $   7           $ --
                                                            =======          =====           ====
Supplemental disclosures and non-cash activities:
  Cash paid for interest...............................     $     3          $   4           $  2
  Cash paid for taxes..................................           2              1             --

            See accompanying notes to combined financial statements.

                   LIBERTY PRINCIPAL TRANSACTION ASSETS GROUP
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                               SEPTEMBER 30, 2000

(1) BASIS OF PRESENTATION

The financial statements of the Liberty Principal Transaction Assets Group are the combination of certain consolidated subsidiaries, equity method investees, and other investments of Liberty Media Corporation ("Liberty Media" or "Parent") a wholly-owned subsidiary of AT&T Corp.

These combined financial statements primarily include the following consolidated subsidiaries and equity and cost method investees: (a) Liberty's 100% interest in Pramer SCA, which is a cable television programming company located and operating primarily in Argentina, (b) Liberty's 100% interest in Liberty Cablevision of Puerto Rico (the "Puerto Rico Subsidiary"), which primarily provides cable television services in Puerto Rico, (c) Liberty's 28% equity interest in Cablevision S.A. ("Cablevision"), a provider of cable television and high speed data services in Argentina, (d) Liberty's 24.6% interest in Telewest Communications plc ("Telewest"), which is a broadband communications provider, including cable television, telephony and high speed data services in the United Kingdom, (e) Liberty's 40% equity interest in Torneos y Competencias S.A., an Argentinean company distributing soccer programming and rights, (f) Liberty's 37% equity interest in Flextech plc ("Flextech"), which provides cable television programming in the United Kingdom and continental Europe, (g) Liberty's 20% equity interest in Premium Movie Partnership, which is a cable television programming company operating in Australia, (h) Liberty's 16% investment in Crown Media Holdings, Inc., which provides cable television programming services, (i) Liberty's 43% equity interest in Digital Latin America LLC, which will operate a digital network, via satellite transmissions, to transport digital video, audio and other services, and (j) Liberty's 40.9% equity interest in Grupo Portatel, which is a wireless service provider in Mexico.

On March 9, 1999, AT&T acquired Tele-Communications, Inc. ("TCI"), the former owner of Liberty, in a merger transaction (the "AT&T Merger"). The AT&T Merger has been accounted for using the purchase method. Accordingly, The Liberty Principal Transaction Assets Group's assets and liabilities have been recorded at their respective fair market values therefore, creating a new cost basis. For financial reporting purposes the AT&T Merger is deemed to have occurred on March 1, 1999. Accordingly, for periods prior to March 1, 1999 the assets and liabilities attributed to The Liberty Principal Transaction Assets Group and the related combined financial statements are sometimes referred to herein as "The Old Liberty Group," and for periods subsequent to February 28, 1999 the assets and liabilities attributed to The Liberty Principal Transaction Assets Group and the related combined financial statements are sometimes referred to herein as "The New Liberty Group." The "Group" and "The Liberty Group" refer to both The New Liberty Group and The Old Liberty Group.

The accompanying interim combined financial statements are unaudited but, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for such periods. The results of operations for any interim period are not necessarily indicative of results for the full year. These combined financial statements should be read in conjunction with the combined financial statements and notes thereto for the year ended December 31, 1999 and 1998 contained elsewhere in this proxy statement/prospectus.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                   LIBERTY PRINCIPAL TRANSACTION ASSETS GROUP
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

(2) INVESTMENTS IN AFFILIATES ACCOUNTED FOR UNDER THE EQUITY METHOD

Liberty Group has various investments accounted for under the equity method. The following table includes Liberty Group's carrying amount and percentage ownership of the more significant investments in affiliates at September 30, 2000 and the carrying amount at December 31, 1999:

                                                    SEPTEMBER 30, 2000     DECEMBER 31, 1999
                                                   ---------------------   -----------------
                                                   PERCENTAGE   CARRYING       CARRYING
                                                   OWNERSHIP     AMOUNT         AMOUNT
                                                   ----------   --------       --------
                                                             (AMOUNTS IN MILLIONS)
Telewest.........................................      24.6%     $2,869         $1,992
Flextech.........................................                    --            727
Cablevision......................................      28.3%        230            256
Other............................................   Various         224            316
                                                                 ------         ------
                                                                 $3,323         $3,291
                                                                 ======         ======

The following table reflects Liberty Group's share of losses of affiliates:

                                                  NINE MONTHS    SEVEN MONTHS     TWO MONTHS
                                                     ENDED           ENDED          ENDED
                                                 SEPTEMBER 30,   SEPTEMBER 30,   FEBRUARY 28,
                                                     2000            1999            1999
                                                 -------------   -------------   ------------
                                                            (AMOUNTS IN MILLIONS)
Telewest.......................................      $(259)          $(154)          $(38)
Flextech.......................................        (18)            (27)            (5)
Cablevision....................................        (31)            (17)            (3)
Other..........................................         (3)            (10)            (1)
                                                     -----           -----           ----
                                                     $(311)          $(208)          $(47)
                                                     =====           =====           ====

Summarized unaudited combined financial information for affiliates is as follows:

                                                  NINE MONTHS    SEVEN MONTHS     TWO MONTHS
                                                     ENDED           ENDED          ENDED
                                                 SEPTEMBER 30,   SEPTEMBER 30,   FEBRUARY 28,
                                                     2000            1999            1999
                                                 -------------   -------------   ------------
                                                            (AMOUNTS IN MILLIONS)
COMBINED OPERATIONS
Revenue........................................     $ 1,757         $1,288           $ 355
Operating expenses.............................      (1,353)          (984)           (263)
Depreciation and amortization..................        (687)          (432)           (120)
                                                    -------         ------           -----
          Operating loss.......................        (283)          (128)            (28)
Interest expense...............................        (573)          (325)           (144)
Other, net.....................................         (35)           (94)            (12)
                                                    -------         ------           -----
          Net loss.............................     $  (891)        $ (547)          $(184)
                                                    =======         ======           =====

In April 2000, Telewest acquired Flextech. As a result, each share of Flextech was exchanged for 3.78 new Telewest shares. Prior to the acquisition, Liberty Group owned an approximate 37% equity interest in Flextech and a 22% equity interest in Telewest. As a result of the acquisition, Liberty Group owns an approximate 25% equity interest in Telewest. Liberty Group recognized a $649 million gain (excluding related tax expense of $227 million) on the acquisition during the second quarter of 2000 based on the

                   LIBERTY PRINCIPAL TRANSACTION ASSETS GROUP
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

difference between the carrying value of Liberty Group's interest in Flextech and the fair value of the Telewest shares received. At September 30, 2000, Liberty Group owned 724 million of the issued and outstanding Telewest ordinary shares. On September 30, 2000, the closing price of Telewest ordinary shares on the London Stock Exchange was $1.95 per share.

In May 2000, Pramer acquired a 50% equity interest in Gems International TV ("Gems") for $7.5 million.

In May 2000, Crown Media Holdings, Inc. ("Crown Media") purchased one of the Company's equity investments in conjunction with Crown Media's initial public offering. As a result of this transaction, Liberty Group received 9,154,930 shares of Crown Media and realized a $9 million loss on the sale. Following the contribution and the Crown Media IPO, Liberty owns approximately 16% of Crown Media and accounts for the investment as an available-for-sale security.

(3) INVESTMENT IN AVAILABLE-FOR-SALE SECURITIES

Liberty Group's investment in available-for-sale securities consists of its approximate 16% ownership in Crown Media. The fair value of the investment totaled $135 million at September 30, 2000. Unrealized holding gains on the investment totaled $1 million as of September 30, 2000.

(4) DUE TO LIBERTY MEDIA

On May 18, 2000, the Liberty Group declared a distribution of combined equity in the amount of $1.2 billion in the form of notes payable, secured by the assets of the underlying investments of Liberty Group. A portion of the notes payable, totaling $200 million, bear interest at 14% per annum, increasing to 18% in May 2001, and mature in November 2001. The remaining notes bear interest at 14% per annum and are due in May 2001. Interest on the notes is payable semi-annually commencing in September 2000. During the nine months ended September 30, 2000, Liberty Group incurred interest expense to Liberty Media in the amount of $63 million.

In addition, in April 2000 Liberty Media advanced $4 million to the company in exchange for a non-interest bearing note receivable, which is due on demand.

(5) COMBINED EQUITY

Transactions with Related Parties

The Puerto Rico Subsidiary purchases programming services from AT&T. The charges, which approximate AT&T's cost and are based on the aggregate number of subscribers served by the Puerto Rico Subsidiary, aggregated $7 million, $4 million and $1 million during the nine months ended September 30, 2000, the seven months ended September 30 1999, and the two months ended February 28, 1999, respectively, and are included in operating expenses in the accompanying combined statements of operations and comprehensive loss.

(6) COMMITMENTS AND CONTINGENCIES

Flextech, a subsidiary of Telewest, has undertaken to finance the working capital requirements of a joint venture that it has formed with BBC Worldwide Limited, and is obligated to provide this joint venture with a primary credit facility of L88 million and, subject to certain restrictions, a standby credit facility of L30 million. As of September 30, 2000, this joint venture had borrowed L66 million under the primary credit facility. If Flextech defaults in its funding obligation to the joint venture and fails to cure the default

                   LIBERTY PRINCIPAL TRANSACTION ASSETS GROUP
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

within 42 days after receipt of notice from BBC Worldwide, BBC Worldwide is entitled, within the following 90 days, to require that Liberty Group assume all of Flextech's funding obligations to the joint venture.

The Group has contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying financial statements.

(7) INFORMATION ABOUT LIBERTY GROUP'S OPERATING SEGMENTS

Liberty Group is a combination of subsidiaries and investments owned by Liberty Media. For the nine months ended September 30, 2000, Liberty Group presents three operating segments: Pramer, the Puerto Rico Subsidiary and Equity Method Affiliates and Other.

The accounting policies of the segments that are also consolidated subsidiaries are the same as those described in the summary of significant accounting policies. Liberty Group presents revenue, operating income and share of losses of affiliates as performance measures of these segments. Liberty Group generally accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current prices.

                                                                            EQUITY METHOD
                                                              PUERTO RICO   AFFILIATES AND
                                                     PRAMER   SUBSIDIARY        OTHER        TOTAL
                                                     ------   -----------   --------------   ------
                                                                 (AMOUNTS IN MILLIONS)
Performance Measures:
  Nine months ended September 30, 2000
     Revenue.......................................   $ 56       $ 36           $   --       $   92
     Operating income..............................     11          1               --           12
     Share of losses of affiliates.................     --         --             (311)        (311)
  Seven months ended September 30, 1999
     Revenue.......................................     38         26               --           64
     Operating income..............................      8          3               --           11
     Share of losses of affiliates.................     --         --             (208)        (208)
  Two months ended February 28, 1999
     Revenue.......................................     10          5               --           15
     Operating income (loss).......................      1         (1)              --           --
     Share of losses of affiliates.................     --         --              (47)         (47)
Balance Sheet Information:
  As of September 30, 2000
     Segment assets................................    125        257            3,430        3,812
     Investments in affiliates.....................     --         --            3,323        3,323

(8) PROPOSED TRANSACTION

On June 26, 2000, Liberty and UnitedGlobalCom, Inc. ("United") announced an agreement under which United will acquire Liberty Group's assets in exchange for cash and shares of United. Consummation of the transaction is subject to, among other matters, regulatory approvals. The Liberty Group expects the transaction to closing during fiscal 2001; however, there can be no assurance such transaction will be consummated.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Liberty Media Corporation:

     We have audited the accompanying combined balance sheets of The Liberty Principal Transaction Assets Group ("New Liberty Group" or "Successor") as of December 31, 1999 and of The Liberty Principal Transaction Assets Group ("Old Liberty Group" or "Predecessor") as of December 31, 1998, and the related combined statements of operations and comprehensive loss, equity and cash flows for the period from March 1, 1999 to December 31, 1999 (Successor period) and for the period from January 1, 1999 to February 28, 1999 and for each of the years in the two year period ended December 31, 1998 (Predecessor periods). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the aforementioned Successor combined financial statements present fairly, in all material respects, the financial position of the New Liberty Group as of December 31, 1999, and the results of its operations and its cash flows for the Successor period, in conformity with generally accepted accounting principles. Further, in our opinion, the aforementioned Predecessor combined financial statements present fairly, in all material respects, the financial position of the Old Liberty Group as of December 31, 1998, and the results of its operations and its cash flows for the Predecessor periods, in conformity with generally accepted accounting principles.

     As discussed in note 1, effective March 9, 1999, AT&T Corp., the owner of the assets comprising the New Liberty Group, acquired Tele-Communications, Inc., the owner of the assets comprising the Old Liberty Group, in a business combination accounted for as a purchase. As a result of the acquisition, the combined financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

                                            KPMG LLP

Denver, Colorado
February 29, 2000

                 THE LIBERTY PRINCIPAL TRANSACTION ASSETS GROUP
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                            COMBINED BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998

                                                                  THE NEW         THE OLD
                                                               LIBERTY GROUP   LIBERTY GROUP
                                                               -------------   -------------
                                                                   1999            1998
                                                               -------------   -------------
                                                                   (AMOUNTS IN MILLIONS)

                                           ASSETS

Current assets:
  Cash and cash equivalents.................................      $    6          $   16
  Trade and other receivables, net..........................          34              10
  Prepaid expenses..........................................           8               4
                                                                  ------          ------
          Total current assets..............................          48              30
                                                                  ------          ------
Investments in affiliates, accounted for under the equity
  method, and related receivables (note 4)..................       3,291           1,299
                                                                  ------          ------
Property and equipment, at cost.............................          79              91
  Less accumulated depreciation.............................           8              37
                                                                  ------          ------
                                                                      71              54
                                                                  ------          ------
Intangible assets:
  Excess cost over acquired net assets......................          62             173
  Franchise costs...........................................         190              78
                                                                  ------          ------
                                                                     252             251
     Less accumulated amortization..........................          11              14
                                                                  ------          ------
                                                                     241             237
                                                                  ------          ------
          Total assets......................................      $3,651          $1,620
                                                                  ======          ======

                              LIABILITIES AND COMBINED EQUITY

Current liabilities:
  Accounts payable..........................................      $   18          $   14
  Accrued liabilities.......................................          11               4
  Current portion of long-term debt.........................          23              40
                                                                  ------          ------
          Total current liabilities.........................          52              58
                                                                  ------          ------
Long-term debt (note 6).....................................          45             113
Deferred income tax liabilities (note 7)....................         682              17
                                                                  ------          ------
          Total liabilities.................................         779             188
                                                                  ------          ------
Combined equity (note 8):
  Combined equity...........................................       2,861           1,414
  Accumulated other comprehensive earnings..................          11              18
                                                                  ------          ------
          Total combined equity.............................       2,872           1,432
                                                                  ------          ------
          Total liabilities and combined equity.............      $3,651          $1,620
                                                                  ======          ======

See accompanying notes to combined financial statements.

                 THE LIBERTY PRINCIPAL TRANSACTION ASSETS GROUP
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

            COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

                                                         THE NEW
                                                         LIBERTY
                                                          GROUP          THE OLD LIBERTY GROUP
                                                       ------------   ----------------------------
                                                        TEN MONTHS     TWO MONTHS     YEARS ENDED
                                                          ENDED          ENDED       DECEMBER 31,
                                                       DECEMBER 31,   FEBRUARY 28,   -------------
                                                           1999           1999       1998    1997
                                                       ------------   ------------   -----   -----
                                                                  (AMOUNTS IN MILLIONS)
Revenue..............................................     $  94           $ 15       $  62   $ 213
Operating costs and expenses:
  Operating..........................................        40              6          20      70
  Selling, general and administrative................        23              5          16      61
  Depreciation and amortization......................        17              4          11      50
                                                          -----           ----       -----   -----
                                                             80             15          47     181
                                                          -----           ----       -----   -----
          Operating earnings.........................        14             --          15      32
Other income (expense):
  Interest expense...................................        (6)            (1)         (5)    (12)
  Interest income....................................         3             --           2       3
  Share of losses of affiliates, net (note 4)........      (317)           (47)       (177)   (160)
  Minority interests in earnings of subsidiaries.....        --             --          --      (9)
  Gains on dispositions, net (note 4)................        --             --           4      29
  Gains on issuance of equity by affiliates and
     subsidiaries (note 4)...........................        --             --          66      20
                                                          -----           ----       -----   -----
                                                           (320)           (48)       (110)   (129)
                                                          -----           ----       -----   -----
Loss before income taxes.............................      (306)           (48)        (95)    (97)
Income tax benefit (note 7)..........................       103             35          30      27
                                                          -----           ----       -----   -----
          Net loss...................................      (203)           (13)        (65)    (70)
                                                          -----           ----       -----   -----
Other comprehensive earnings, net of taxes:
  Foreign currency translation adjustments...........     $  11           $(11)      $  --   $ (13)
                                                          -----           ----       -----   -----
Comprehensive loss...................................     $(192)          $(24)      $ (65)  $ (83)
                                                          =====           ====       =====   =====

See accompanying notes to combined financial statements.

                 THE LIBERTY PRINCIPAL TRANSACTION ASSETS GROUP
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                         COMBINED STATEMENTS OF EQUITY

                                                                          ACCUMULATED
                                                                             OTHER
                                                                         COMPREHENSIVE    TOTAL
                                                              COMBINED     EARNINGS,     COMBINED
                                                               EQUITY    NET OF TAXES     EQUITY
                                                              --------   -------------   --------
                                                                     (AMOUNTS IN MILLIONS)
BALANCE AT JANUARY 1, 1997..................................   $1,045        $ 31         $1,076
  Net loss..................................................      (70)         --            (70)
  Foreign currency translation adjustment...................       --         (13)           (13)
  Cash distributions to Liberty Media Corporation ("Liberty
     Media"), net...........................................      (55)         --            (55)
  Deconsolidation and issuance of stock by Flextech plc.
     (note 4)...............................................       99          --             99
                                                               ------        ----         ------
BALANCE AT DECEMBER 31, 1997................................    1,019          18          1,037
  Net loss..................................................      (65)         --            (65)
  Application of purchase accounting adjustments relating to
     Parent's minority interest buyout of
     Tele-Communications International, Inc. ...............      262          --            262
  Cash contributions by Liberty Media, net..................      198          --            198
                                                               ------        ----         ------
BALANCE AT DECEMBER 31, 1998................................   $1,414        $ 18         $1,432
  Net loss..................................................      (13)         --            (13)
  Foreign currency translation adjustments..................       --         (11)           (11)
  Cash distributions to Liberty Media, net..................       (4)         --             (4)
                                                               ------        ----         ------
BALANCE ON FEBRUARY 28, 1999................................   $1,397        $  7         $1,404
                                                               ------        ----         ------
-------------------------------------------------------------------------------------------------
BALANCE AT MARCH 1, 1999 (NOTE 1)...........................   $2,849        $ --         $2,849
  Net loss..................................................     (203)         --           (203)
  Foreign currency translation adjustments..................       --          11             11
  Issuance of stock by affiliate............................        8          --              8
  Utilization of net operating losses of Liberty Principal
     Transactions Assets Group by Liberty Media.............      (29)         --            (29)
  Cash contributions by Liberty Media, net..................      236          --            236
                                                               ------        ----         ------
BALANCE AT DECEMBER 31, 1999................................   $2,861        $ 11         $2,872
                                                               ======        ====         ======

See accompanying notes to combined financial statements.

                 THE LIBERTY PRINCIPAL TRANSACTION ASSETS GROUP
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                       COMBINED STATEMENTS OF CASH FLOWS

                                                         THE NEW
                                                      LIBERTY GROUP      THE OLD LIBERTY GROUP
                                                      -------------   ----------------------------
                                                       TEN MONTHS      TWO MONTHS     YEARS ENDED
                                                          ENDED          ENDED       DECEMBER 31,
                                                      DECEMBER 31,    FEBRUARY 28,   -------------
                                                          1999            1999       1998    1997
                                                      -------------   ------------   -----   -----
                                                                 (AMOUNTS IN MILLIONS)
Cash flows from operating activities:
  Net loss..........................................      $(203)          $(13)      $ (65)  $ (70)
  Adjustments to reconcile net losses to net cash
     provided (used) by operating activities:
     Depreciation and amortization..................         17              4          11      50
     Share of losses of affiliates, net.............        317             47         177     160
     Deferred income tax benefit (note 7)...........       (102)           (26)        (31)    (57)
     Minority interests in losses of subsidiaries...         --             --          --       9
     Gains on issuance of equity by affiliates and
       subsidiaries.................................         --             --         (66)    (20)
     Gains on disposition of assets, net............         --             --          (4)    (29)
     Changes in the operating assets and
       liabilities, net of the effect of
       acquisitions and dispositions
       Change in receivables........................        (12)           (10)          1      --
       Change in prepaid expenses...................         (4)            --          --      (3)
       Change in payables and accruals..............         17             (5)         (6)    (22)
                                                          -----           ----       -----   -----
          Net cash provided (used) by operating
            activities..............................         30             (3)         17      18
                                                          -----           ----       -----   -----
Cash flows from investing activities:
  Capital expended for property and equipment.......        (23)            (3)        (11)    (50)
  Cash balances of deconsolidated subsidiaries......         --             --          --     (39)
  Cash received on disposition of interest in
     Cablevision....................................         --             --          --     120
  Cash paid for acquisitions, net of cash acquired
     (Note 5).......................................         --             --         (23)     --
  Investments in and loans to affiliates and
     others.........................................       (157)            --        (187)    (39)
  Purchase of net assets of consolidated
     subsidiaries...................................         --             --         (15)    (23)
  Collections on loans to affiliates and others.....         --             --          --       2
  Cash proceeds from dispositions...................         --             --          12       1
  Other.............................................         --             (1)         --      --
                                                          -----           ----       -----   -----
Net cash provided (used) by investing activities....       (180)            (4)       (224)    (28)
                                                          -----           ----       -----   -----
Cash flows from financing activities:
  Cash contributions from (to) Liberty Media, net...        236             (4)        198     (55)
  Borrowings of debt................................         --             --          45     206
  Repayments of debt................................        (80)            (5)        (19)   (183)
                                                          -----           ----       -----   -----
     Net cash provided (used) by financing
       activities...................................        156             (9)        224     (32)
                                                          -----           ----       -----   -----
     Net increase (decrease) in cash and cash
       equivalents..................................          6            (16)         17     (42)
Cash and cash equivalents at beginning of period....         --             16          (1)     41
                                                          -----           ----       -----   -----
Cash and cash equivalents at end of period..........      $   6           $ --       $  16   $  (1)
                                                          =====           ====       =====   =====

See accompanying notes to combined financial statements.

                 THE LIBERTY PRINCIPAL TRANSACTION ASSETS GROUP
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

(1) BASIS OF PRESENTATION

The financial statements of the Liberty Principal Transaction Assets Group are the combination of certain consolidated subsidiaries and equity method investees of Liberty Media Corporation a wholly-owned subsidiary of AT&T Corp.

These combined financial statements primarily include the following consolidated subsidiaries and equity method investees (a) Liberty's 100% interest in Pramer SCA ("Pramer"), which is a cable television programming company located and operating primarily in Argentina, (b) Liberty's 100% interest in Liberty Cablevision of Puerto Rico, which primarily provides primarily cable television services in Puerto Rico ("Puerto Rico Subsidiary"), (c) Liberty's 28% equity interest in Cablevision S.A. ("Cablevision"), a provider of cable television and high speed data services in Argentina, (d) Liberty's 22% interest in Telewest Communications plc ("Telewest"), which is a broadband communications provider, including cable television, telephony and high speed data services in the United Kingdom, (e) Liberty's 40% equity interest in Torneos y Competencias S.A., an Argentinean company distributing soccer programming and rights, (f) Liberty's 37% equity interest in Flextech plc ("Flextech"), which provides cable television programming in the United Kingdom and continental Europe, (g) Liberty's 20% equity interest in Premium Movie Partnership, which is a cable television programming company operating in Australia and, (h) Liberty's 33% equity interest in Odyssey, which provides cable television programming services.

On March 9, 1999, AT&T acquired Tele-Communications, Inc. ("TCI"), the former owner of Liberty, in a merger transaction (the "AT&T Merger"). The AT&T Merger has been accounted for using the purchase method. Accordingly, The Liberty Group's assets and liabilities have been recorded at their respective fair market values therefore, creating a new cost basis. For financial reporting purposes the AT&T Merger is deemed to have occurred on March 1, 1999. Accordingly, for periods prior to March 1, 1999 the assets and liabilities attributed to The Liberty Principal Transaction Assets Group and the related combined financial statements are sometimes referred to herein as "The Old Liberty Group," and for periods subsequent to February 28, 1999 the assets and liabilities attributed to The Liberty Principal Transaction Assets Group and the related combined financial statements are sometimes referred to herein as "The New Liberty Group." The "Group" and "The Liberty Group" refer to both The New Liberty Group and The Old Liberty Group.

                 THE LIBERTY PRINCIPAL TRANSACTION ASSETS GROUP

The following table represents the summary balance sheet of The Old Liberty Group at February 28, 1999, prior to the AT&T Merger and the opening summary balance sheet of The New Liberty Group subsequent to the AT&T Merger.

                                                              THE OLD   THE NEW
                                                              LIBERTY   LIBERTY
                                                               GROUP     GROUP
                                                              -------   -------
                                                                 (AMOUNTS IN
                                                                  MILLIONS)
                                    ASSETS:

Current assets..............................................  $   25    $   25
Deferred income taxes.......................................      15        --
Investments in affiliates...................................   1,234     3,424
Property and equipment, net.................................      56        56
Intangibles and other assets................................     235       252
                                                              ------    ------
                                                              $1,565    $3,757
                                                              ======    ======

                            LIABILITIES AND EQUITY:
Current liabilities.........................................  $   13    $   13
Deferred tax liability......................................      --       747
Long-term debt..............................................     148       148
                                                              ------    ------
          Total liabilities.................................     161       908
                                                              ------    ------
Combined equity.............................................   1,404     2,849
                                                              ------    ------
                                                              $1,565    $3,757
                                                              ======    ======

The following table reflects the capitalization resulting from the AT&T Merger (amounts in millions):

Combined equity of The Old Liberty Group...................   $1,404
Purchase accounting adjustments............................    1,445
                                                              ------
Initial combined equity of The New Liberty Group subsequent
  to the AT&T Merger.......................................   $2,849
                                                              ======

The following unaudited condensed results of operations for the years ended December 31, 1999 and 1998 were prepared assuming the AT&T Merger occurred on January 1, 1998. These pro forma amounts are not necessarily indicative of operation results that would have occurred if the AT&T Merger had occurred on January 1, 1998.

                                                               YEARS ENDED
                                                              DECEMBER 31,
                                                              -------------
                                                              1999    1998
                                                              -----   -----
                                                               (AMOUNTS IN
                                                                MILLIONS)
Revenue.....................................................  $ 109   $  62
Net loss....................................................  $(228)  $(136)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of investments which are readily convertible into cash and have maturities of three months or less at the time of acquisition.

                 THE LIBERTY PRINCIPAL TRANSACTION ASSETS GROUP

RECEIVABLES

Receivables are reflected net of an allowance for doubtful accounts. Such allowance at December 31, 1999 and 1998 was not material.

INVESTMENTS

The Group accounts for its investments in affiliates using the equity method. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Group's share of net earnings or losses of the affiliates as they occur rather than as dividends or other distributions are received, limited to the extent of the Group's investment in, advances to and commitments for the investee The Group's share of net earnings or losses of affiliates includes the amortization of the difference between the Group's investment and its share of the net assets of the investee. Recognition of gains on sales of properties to affiliates accounted for under the equity method is deferred in proportion to the Group's ownership interest in such affiliates.

Subsequent to the AT&T Merger, changes in the group's proportionate share of the underlying equity of a subsidiary or equity method investee, which result from the issuance of additional equity securities by such subsidiary or equity investee, generally are recognized as gains or losses in the Group's combined statements of combined equity.

PROPERTY AND EQUIPMENT

Property and equipment, including significant improvements, is stated at cost. Depreciation is computed on a straight-line basis using estimated useful lives of 3 to 20 years for support equipment and 10 to 40 years for buildings and improvements.

EXCESS COST OVER ACQUIRED NET ASSETS

Excess cost over acquired net assets consists of the difference between the cost of acquiring non-cable entities and amounts assigned to their tangible assets. Such amounts are generally amortized on a straight-line basis over 20 years.

FRANCHISE COSTS

Franchises costs generally include the difference between the cost of acquiring cable companies and amounts allocated to their tangible assets. Such amounts are amortized on a straight-line basis over 20 years.

IMPAIRMENT OF LONG-LIVED ASSETS

The Liberty Group periodically reviews the carrying amounts of property, plant and equipment and its intangible assets to determine whether current events or circumstances warrant adjustments to such carrying amounts. If an impairment adjustment is deemed necessary, such loss is measured by the amount that the carrying value of such assets exceeds their fair value. Considerable management judgment is necessary to estimate the fair value of assets, accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.

MINORITY INTERESTS

Recognition of minority interests' share of losses of subsidiaries is generally limited to the amount of such minority interests' allocable portion of the common equity of those subsidiaries. Further, the minority

                 THE LIBERTY PRINCIPAL TRANSACTION ASSETS GROUP interests' share of losses is not recognized if the minority holders of common equity of subsidiaries have the right to cause the Group to repurchase such holders' common equity.

FOREIGN CURRENCY TRANSLATION

The functional currency of the Group is the United States ("U.S.") dollar. The functional currency of the Group's foreign operations generally is the applicable local currency for each foreign subsidiary and foreign equity method investee. In this regard, the function currency of certain of the Group's foreign subsidiaries and foreign equity investees is the Argentine peso, the United Kingdom ("UK") pound sterling and the Australian dollar. Assets and liabilities of foreign subsidiaries and foreign equity investees are translated at the spot rate in effect at the applicable reporting date, and the combined statements of operations and the Group's share of the results of operations of its foreign equity affiliates are translated at the average exchange rates in effect during the applicable period. The resulting unrealized cumulative translation adjustment, net of applicable income taxes, is recorded as a component of accumulated other comprehensive earnings in combined equity.

Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in the accompanying consolidated statements of operations and comprehensive earnings as unrealized (based on the applicable period end exchange rate) or realized upon settlement of the transactions.

Unless otherwise indicated, convenience translations of foreign currencies into U.S. dollars are calculated using the applicable spot rate at December 31, 1999, as published in the Wall Street Journal.

REVENUE RECOGNITION

Programming revenue is recognized in the period during which programming is provided, pursuant to affiliation agreements. Advertising revenue is recognized, net of agency commissions, in the period during which underlying advertisements are broadcast. Cable revenue is recognized in the period that services are rendered. Cable installation revenue is recognized in the period the related services are provided to the extent of direct selling costs. Any remaining amount is deferred and recognized over the estimated average period that customers are expected to remain connected to the cable distribution system.

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(3) SUPPLEMENTAL DISCLOSURES TO COMBINED STATEMENTS OF CASH FLOWS

Cash paid for interest was $6 million, $2 million, $5 million and $1 million for the ten months ended December 31, 1999, the two months ended February 28, 1999 and the years ended December 31, 1998 and 1997, respectively. Cash paid for income taxes during the ten months ended December 31, 1999, the

                 THE LIBERTY PRINCIPAL TRANSACTION ASSETS GROUP two months ended February 28, 1999 and the years ended December 31, 1998 and 1997 was not significant.

                                                      OLD LIBERTY GROUP
                                                          YEAR ENDED
                                                         DECEMBER 31
                                                             1998
                                                    (AMOUNTS IN MILLIONS)
                                                    ----------------------
Cash paid for acquisitions
  Fair value of assets acquired..................            $25
  Net liabilities assumed........................             (4)
  Debt issued to related parties and others......            (82)
  Excess consideration paid over carryover basis
     of net assets acquired from related party...             84
                                                             ---
Cash paid for acquisitions, net of cash
  acquired.......................................            $23
                                                             ===

Liberty Group ceased to include Flextech p.l.c. ("Flextech") and Cablevision S.A. ("Cablevision") in its combined financial results and began to account for Flextech and Cablevision using the equity method of accounting effective January 1, 1997 and October 1, 1997, respectively. The effects of changing the method of accounting for Liberty Group's ownership interests in these investments from the consolidation method to the equity method are summarized below:

                                                      OLD LIBERTY GROUP
                                                         YEAR ENDED
                                                         DECEMBER 31
                                                            1997
                                                    (AMOUNTS IN MILLIONS)
                                                    ---------------------
Assets (other than cash and cash equivalents)
  reclassified to investments in affiliates......           $(596)
Liabilities reclassified to investments in
  affiliates.....................................             484
Minority interests in equity of attributed
  subsidiaries reclassified to investments in
  affiliates.....................................             151
                                                            -----
Decrease in cash and cash equivalents............           $  39
                                                            =====

(4) INVESTMENTS IN AFFILIATES ACCOUNTED FOR UNDER THE EQUITY METHOD

Liberty Group has various investments accounted for under the equity method. The following table includes Liberty Group's carrying amount and percentage ownership of the more significant investments in affiliates at December 31, 1999 and the carrying amount at December 31, 1998:

                                                          THE NEW               THE OLD
                                                       LIBERTY GROUP         LIBERTY GROUP
                                                   ---------------------   -----------------
                                                     DECEMBER 31, 1999     DECEMBER 31, 1998
                                                   ---------------------   -----------------
                                                   PERCENTAGE   CARRYING       CARRYING
                                                   OWNERSHIP     AMOUNT         AMOUNT
                                                   ----------   --------   -----------------
                                                             (AMOUNTS IN MILLIONS)
Telewest.........................................     22%        $1,992         $  515
Flextech.........................................     37%           727            320
Cablevision......................................     28%           256            332
Other............................................   Various         316            132
                                                                 ------         ------
                                                                 $3,291         $1,299
                                                                 ======         ======

                 THE LIBERTY PRINCIPAL TRANSACTION ASSETS GROUP

The following table reflects Liberty Group's share of losses, net of affiliates:

                                                 THE NEW
                                              LIBERTY GROUP      THE OLD LIBERTY GROUP
                                              -------------   ----------------------------
                                               TEN MONTHS      TWO MONTHS     YEARS ENDED
                                                  ENDED          ENDED       DECEMBER 31,
                                              DECEMBER 31,    FEBRUARY 28,   -------------
                                                  1999            1999       1998    1997
                                              -------------   ------------   -----   -----
                                                         (AMOUNTS IN MILLIONS)
Telewest....................................      $(225)          $(38)      $(135)  $(145)
Flextech....................................        (41)            (5)        (21)    (16)
Cablevision.................................        (28)            (3)        (23)     (3)
Other.......................................        (23)            (1)          2       4
                                                  -----           ----       -----   -----
                                                  $(317)          $(47)      $(177)  $(160)
                                                  =====           ====       =====   =====

Summarized unaudited combined financial information for affiliates is as follows:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1999         1998
                                                              --------      -------
                                                              (AMOUNTS IN MILLIONS)
Combined Financial Position:
  Investments...............................................  $   496       $  545
  Property and equipment, net...............................    4,912        4,419
  Intangibles, net..........................................    3,832        3,303
  Other assets, net.........................................    1,049        1,077
                                                              -------       ------
          Total assets......................................  $10,289       $9,344
                                                              =======       ======
  Debt......................................................  $ 6,325       $4,921
  Other liabilities.........................................    1,302        1,487
  Combined equity...........................................    2,662        2,936
                                                              -------       ------
          Total liabilities and equity......................  $10,289       $9,344
                                                              =======       ======

                                                     TEN MONTHS      TWO MONTHS      YEARS ENDED
                                                        ENDED          ENDED         DECEMBER 31,
                                                    DECEMBER 31,    FEBRUARY 28,   ----------------
                                                        1999            1999        1998      1997
                                                    -------------   ------------   -------    -----
                                                                 (AMOUNTS IN MILLIONS)
Combined Operations:
  Revenue.........................................     $ 1,794          $ 355      $ 1,803    $ 991
  Operating expenses..............................      (1,395)          (263)      (1,354)    (867)
  Depreciation and amortization...................        (604)          (120)        (585)    (365)
                                                       -------          -----      -------    -----
          Operating loss..........................        (205)           (28)        (136)    (241)
Interest expense..................................        (479)          (144)        (421)    (232)
Other, net........................................        (168)           (12)         (93)     (90)
                                                       -------          -----      -------    -----
          Net loss................................     $  (852)         $(184)     $  (650)   $(563)
                                                       =======          =====      =======    =====

Telewest currently operates and constructs cable television and telephone systems in the UK. At December 31, 1999 Liberty Group indirectly owned 506 million of the issued and outstanding Telewest ordinary shares. The reported closing price on the London Stock Exchange of Telewest Ordinary shares was $5.34 per share at December 31, 1999.

                 THE LIBERTY PRINCIPAL TRANSACTION ASSETS GROUP

Effective September 1, 1998, Telewest and General Cable PLC ("General Cable") consummated a merger (the "General Cable Merger") in which holders of General Cable received New Telewest shares and cash. Based upon Telewest's closing price of $1.51 per share on April 14, 1998, the General Cable Merger was valued at approximately $1.1 billion. The cash portion of the General Cable Merger was financed through an offer to qualifying Telewest shareholders for the purchase of approximately 261 million New Telewest shares at a price of $1.57 per share the "Telewest Offer"). Liberty Group subscribed to 85 million Telewest ordinary shares at an aggregate cost of $133 million in connection with the Telewest Offer. In connection with the General Cable Merger, Liberty Group converted its entire holdings of Telewest convertible preference shares (133 million shares) into Telewest ordinary shares. As a result of the General Cable Merger, Liberty Group's ownership interest in Telewest decreased to 22%. In connection with the increase in Telewest's equity, net of the dilution of Liberty Group's interest in Telewest, that resulted from the General Cable Merger, Liberty Group recorded a non-cash gain of $60 million during 1998.

At December 31, 1999, Liberty Group indirectly owned 58 million Flextech ordinary shares. The reported closing price on the London Stock Exchange of the Flextech ordinary shares was $18.58 per share at December 31, 1999.

In April 1997, Flextech and BBC Worldwide Limited ("BBC Worldwide") formed two separate joint ventures (the "BBC Joint Ventures") and entered into certain related transactions. The consummation of the BBC Joint Ventures and related transactions resulted in, among other things, a reduction of Liberty's economic ownership interest in Flextech from 46.2% to 36.8%. Liberty Group continues to maintain a voting interest in Flextech of approximately 50%. As a result of such dilution, Liberty Group recorded a $99 million increase to the carrying amount of Liberty Group's investment in Flextech, net of a $53 million increase to deferred income tax liability. No gain was recognized in the consolidated statement of operations and comprehensive earnings due primarily to certain contingent obligations of Liberty Group with respect to one of the BBC Joint Ventures.

On October 9, 1997, Liberty Group sold a portion of its 51% interest in Cablevision to unaffiliated third parties for cash proceeds of $120 million. In connection with such sale and certain related transactions, Liberty Group recognized a gain of $49 million. On October 13, 1998, one of the Cablevision shareholders exercised a put right representing a 7.2% interest in Cablevision. Consequently, on December 22, 1998, Liberty Group's parent purchased its pro-rata portion of such shareholder's interest for $25 million, $8 million of which was paid at closing and the remaining amount (including accrued interest thereon) will be paid in four equal semi-annual installments. Liberty Group's parent contributed the equity interest and the associated debt to the Liberty Group. As of December 31, 1999, the Liberty Group has a 28% equity interest in Cablevision.

The aggregate excess of Liberty Group's aggregate carrying amount in its affiliates over Liberty Group's proportionate share of its affiliates' net assets of $2,527 million is being amortized over an estimated useful life of 20 years.

Certain of Liberty Group's affiliates are general partnerships and, as such, are liable as a matter of partnership law for all debts (other than non-recourse debts) of that partnership in the event liabilities of that partnership were to exceed its assets.

(5) ACQUISITIONS

On August 24, 1998, Liberty Group purchased 100% of the issued and outstanding common stock of Pramer SCA ("Pramer"), an Argentine programming company, for a total purchase price of $80 million, which was satisfied by $15 million in cash and the issuance of notes payable in the amount of $65 million. Such transaction was accounted for under the purchase method. Accordingly, the results of operations of

                 THE LIBERTY PRINCIPAL TRANSACTION ASSETS GROUP

Pramer have been consolidated with those of Liberty Group since August 24, 1998. The $80 million excess cost over acquired net assets is being amortized over 20 years.

(6) LONG-TERM DEBT

Debt is summarized as follows:

                                                              DECEMBER 31,
                                                              -------------
                                                              1999    1998
                                                              -----   -----
                                                               (AMOUNTS IN
                                                                MILLIONS)
Bank Credit Facilities(a)...................................   $45    $ 90
Senior Notes(b).............................................    15      47
Other(c)....................................................     8      16
                                                               ---    ----
                                                                68     153
Less current portion........................................    23      40
                                                               ---    ----
Long-term debt..............................................   $45    $113
                                                               ===    ====

(a) Liberty Cablevision of Puerto Rico has entered into a credit agreement with a commercial bank acting as Administrative Agent for a group of lenders which provides credits, in a declining maximum aggregate principal amount not to exceed initially $100 million ($45 million at December 31, 1999). Interest is charged at the lower of LIBOR plus a stipulated variable margin or a base rate (defined as the higher of (a) the interest rate most recently established by the Administrative Agent as its base rate for dollar loans in the United States, and (b) the federal funds rate most recently determined by the Administrative Agent plus 1/4 of 1 percent).

     Interest is due on specified dates including (a) the stated maturity date of a draw; (b) the date of payment or prepayment of a loan; (c) with respect to Base Rate Loans, on each quarterly payment date occurring after the initial borrowing; (d) with respect to LIBOR Rate Loans, the last day of each applicable interest period; and (e) on that portion of any loans, the stated maturity date of which is accelerated immediately upon such acceleration.

     Beginning with the year ending on December 31, 2000, the commitment under the Credit Agreement is reduced annually by the stipulated percentages until it reaches zero on March 31, 2006. Consequently, loans outstanding in excess of the authorized reduced maximum commitment during the period from 2000 to March 31, 2006, require mandatory repayments equal to the amount outstanding in excess of the outstanding maximum commitment. During the predecessor periods and until March 9, 1999, the Company pays an annual commitment fee equal to 3/8 of one percent on the sum of the average daily unused portion of the commitment amount.

     At December 31, 1999, the amount outstanding under this credit agreement is $45 million, which bears interest at LIBOR plus .5 percent, payable monthly.

(b) In conjunction with the acquisition of Pramer, Liberty Group's parent issued secured promissory notes totaling $65 million. An initial payment of $11 million was made on October 1, 1998. The remainder of the notes are due in 20 equal monthly installments beginning October 15, 1998. The notes accrue interest at 9.25 percent per annum. At December 31, 1999, the amount outstanding on the notes totaled $15 million.

(c) In addition, Liberty Group's parent entered into a note payable with a shareholder of Cablevision for his remaining interest in Cablevision, pursuant to the shareholder's agreement. The note payable totaled $16 million, including interest. An initial payment of $8 million was made in December 1998. The remainder of the notes are due in 4 semi-annual installments of $4.2 million, including interest. At December 31, 1999, the amount outstanding on the notes totaled $8 million.

                 THE LIBERTY PRINCIPAL TRANSACTION ASSETS GROUP

(7) INCOME TAXES

Subsequent to the AT&T Merger, the operations of Liberty Media Group are included in the consolidated federal income tax return of AT&T and Liberty Group's parent is a party to a tax sharing agreement with AT&T (the "AT&T Tax Sharing Agreement"). The Liberty Group calculates its respective tax liability on a separate return basis. The income tax provision for the Liberty Group is calculated based on the increase or decrease in the tax liability of the AT&T consolidated group resulting from the inclusion of those items in the consolidated tax return of AT&T which are attributable to the Liberty Group.

Prior to the AT&T Merger, the Liberty Group was included in TCI's consolidated tax return and was a party to the TCI Tax Sharing Agreements.

Income tax benefit (expense) consists of:

                                                              CURRENT    DEFERRED    TOTAL
                                                              -------    --------    -----
                                                                 (AMOUNTS IN MILLIONS)
Ten months ended December 31, 1999:
  State and local income tax benefit (expense), including
     intercompany tax allocation............................   $ (1)       $ --      $ (1)
  Federal income tax benefit, including intercompany tax
     allocation.............................................      2         102       104
                                                               ----        ----      ----
                                                               $  1        $102      $103
                                                               ====        ====      ====
------------------------------------------------------------------------------------------
Two months ended February 28, 1999:
  Federal income tax benefit, including intercompany tax
     allocation.............................................   $  9        $ 26      $ 35
                                                               ----        ----      ----
                                                               $  9        $ 26      $ 35
                                                               ====        ====      ====
Year ended December 31, 1998:
  Federal income tax benefit (expense), including
     intercompany tax allocation............................   $ (1)       $ 31      $ 30
                                                               ----        ----      ----
                                                               $ (1)       $ 31      $ 30
                                                               ====        ====      ====
Year ended December 31, 1997:
  State and local income tax expense, including intercompany
     tax allocation.........................................   $ (2)       $ --      $ (2)
  Federal income tax benefit (expense), including
     intercompany tax allocation............................    (28)         57        29
                                                               ----        ----      ----
                                                               $(30)       $ 57      $ 27
                                                               ====        ====      ====

Income tax benefit differs from the amounts computed by applying the U.S. federal income tax rate of 35% to pre-tax losses as a result of the following:

                                                             THE NEW
                                                          LIBERTY GROUP      THE OLD LIBERTY GROUP
                                                          -------------   ----------------------------
                                                           TEN MONTHS      TWO MONTHS     YEARS ENDED
                                                              ENDED          ENDED       DECEMBER 31,
                                                          DECEMBER 31,    FEBRUARY 28,   -------------
                                                              1999            1999       1998    1997
                                                          -------------   ------------   -----   -----
                                                                     (AMOUNTS IN MILLIONS)
Computed expected tax benefit...........................      $107            $17         $33     $34
Foreign taxes...........................................        (4)            (1)         --      --
Minority interest in equity of subsidiaries.............        --             --          --      (3)
Other, net..............................................        --             19          (3)     (4)
                                                              ----            ---         ---     ---
                                                              $103            $35         $30     $27
                                                              ====            ===         ===     ===

                 THE LIBERTY PRINCIPAL TRANSACTION ASSETS GROUP

The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities at December 31, 1999 and 1998 are presented below:

                                                                 THE NEW           THE OLD
                                                              LIBERTY GROUP     LIBERTY GROUP
                                                              -------------     -------------
                                                                       DECEMBER 31,
                                                              -------------------------------
                                                                  1999              1998
                                                              -------------     -------------
                                                                   (AMOUNTS IN MILLIONS)
Deferred tax assets:
  Net operating and capital loss carryforwards..............      $   2             $ 28
                                                                  -----             ----
          Deferred tax assets...............................          2               28
                                                                  -----             ----
Deferred tax liabilities:
  Investments in affiliates, due principally to the
     application of purchase accounting and losses of
     affiliates recognized for income tax purposes in excess
     of losses recognized for financial statement
     purposes...............................................       (676)             (16)
  Property and equipment, net...............................         (7)              (7)
  Intangibles, net..........................................         (1)             (22)
                                                                  -----             ----
          Deferred tax liabilities..........................       (684)             (45)
                                                                  -----             ----
          Net deferred tax liabilities......................      $(682)            $(17)
                                                                  =====             ====

(8) COMBINED EQUITY

TRANSACTIONS WITH RELATED PARTIES

The Puerto Rico Subsidiary purchases programming services from AT&T. The charges, which approximate AT&T's cost and are based on the aggregate number of subscribers served by the Puerto Rico Subsidiary, aggregated $6 million and $1 million during the ten months ended December 31, 1999, and the two months ended February 28, 1999, respectively, and aggregated $6 million for each of the years ended December 31, 1998 and 1997, and are included in operating expenses in the accompanying combined statements of operations and comprehensive loss.

During 1997, Cablevision purchased programming services from certain Liberty affiliates. The related charges generally were based upon the number of Cablevision's subscribers that receive the respective services. During the year ended December 31, 1997, such charges aggregated $12 million. Additionally, during 1997, certain of Cablevision's general and administrative functions were provided by Liberty. The related charges which generally are based upon the cost of providing such functions, aggregated $2 million during the year ended December 31, 1997. The above-described programming and general and administrative charges were included in operating costs and expenses in the accompanying combined statements of operations and comprehensive loss. In addition, Cablevision purchases programming services from certain other affiliates of Liberty Group.

(9) COMMITMENTS AND CONTINGENCIES

Under the terms of the purchase agreement between the sellers of Pramer and Liberty Group, the sellers are required to reimburse Liberty Group for 50% of any losses subsequent to the purchase date arising from loss contingencies or unrecorded liabilities (as defined in the purchase agreement) attributable to circumstances existing prior to that date.

Flextech has undertaken to finance the working capital requirements of a joint venture (the "Principal Joint Venture") formed with BBC Worldwide, and is obligated to provide the Principal Joint Venture with a primary credit facility of L88 million and, subject to certain restrictions, a standby credit facility of L30 million. As of December 31, 1999, the Principal Joint Venture had borrowed L53 million under the

                 THE LIBERTY PRINCIPAL TRANSACTION ASSETS GROUP primary credit facility. If Flextech defaults in its funding obligation to the Principal Joint Venture and fails to cure within 42 days after receipt of notice from BBC Worldwide, BBC Worldwide is entitled, within the following 90 days, to require that Liberty Group assume all of Flextech's funding obligations to the Principal Joint Venture.

The Group has contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying financial statements.

(10) INFORMATION ABOUT LIBERTY GROUP'S OPERATING SEGMENTS

Liberty Group is a combination of subsidiaries and investments operating owned by Liberty Media. For the ten months ended December 31, 1999, Liberty Group presents three operating segments: Pramer, the Puerto Rico Subsidiary and Equity Method Affiliates and Other.

The accounting policies of the segments that are also consolidated subsidiaries are the same as those described in the summary of significant accounting policies. Liberty Group presents revenue, operating income and share of losses of affiliates as performance measures of these segments. Liberty Group generally accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current prices.

                                                                               EQUITY METHOD
                                                                 PUERTO RICO    INVESTMENTS
                                                        PRAMER   SUBSIDIARY      AND OTHER     TOTAL
                                                        ------   -----------   -------------   ------
                                                                    (AMOUNTS IN MILLIONS)
Performance Measures:
Ten months ended December 31, 1999
  Revenue............................................    $ 55         39              --           94
  Operating income...................................      10          4              --           14
  Share of losses of affiliates......................      --         --            (317)        (317)
-----------------------------------------------------------------------------------------------------
Two months ended February 28, 1999
  Revenue............................................    $ 10          5              --           15
  Operating income (loss)............................       1         (1)             --           --
  Share of losses of affiliates......................      --         --             (47)         (47)
Year ended December 31, 1998
  Revenue............................................      17         45              --           62
  Operating income...................................       7          8              --           15
  Share of losses of affiliates......................      --         --            (177)        (177)
Year ended December 31, 1997
  Revenue............................................      --         40             173          213
  Operating income...................................      --          6              26           32
  Share of losses of affiliates......................      --         --            (160)        (160)
Balance Sheet Information:
As of December 31, 1999
  Segments assets....................................     113        266           3,272        3,651
  Investments in affiliates..........................      --         --           3,291        3,291
As of December 31, 1998
  Segments assets....................................      90        132           1,398        1,620
  Investments in affiliates..........................      --         --           1,299        1,299

                 THE LIBERTY PRINCIPAL TRANSACTION ASSETS GROUP

(11) SUBSEQUENT EVENT (UNAUDITED)

On June 26, 2000, Liberty and UnitedGlobalCom, Inc. ("United") announced an agreement under which United will acquire certain of Liberty's international broadband distribution and programming assets (Liberty Group) in exchange for cash and shares of United. Consummation of the transaction is subject to, among other matters, regulatory approvals. There can be no assurance such transaction will be consummated.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Telewest Communications plc

We have audited the accompanying consolidated balance sheets of Telewest Communications plc and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United Kingdom and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Telewest Communications plc and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles in the United States of America.

KPMG AUDIT PLC
Chartered Accountants
Registered Auditor
London, England

20 April 2000

                          TELEWEST COMMUNICATIONS PLC

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                YEARS ENDED DECEMBER 31,
                                                         --------------------------------------
                                                         (NOTE 2)
                                                           1999      1999      1998      1997
                                                 NOTES      $m        Lm        Lm        Lm
                                                 -----   --------   -------   -------   -------
Revenue
  Cable television.............................             417.2     258.3     201.9     160.0
  Telephony -- residential.....................             538.8     333.7     232.5     166.6
  Telephony -- business........................             285.2     176.5      84.2      43.9
  Other (L0.3, L3.3 and L3.5 in 1999, 1998 and
     1997, respectively, from related
     parties)..................................              27.4      17.0      20.6      16.0
                                                         --------   -------   -------   -------
                                                          1,268.6     785.5     539.2     386.5
                                                         --------   -------   -------   -------
Operating Costs and Expenses
  Programming..................................            (213.0)   (131.9)   (103.0)    (93.4)
  Telephony....................................            (255.2)   (158.0)    (82.3)    (50.1)
  Selling, general and administrative
     (including L0.1, L2.0 and L1.2 in 1999,
     1998 and 1997, respectively, to related
     parties)..................................            (496.1)   (307.2)   (207.9)   (193.3)
  Depreciation.................................            (493.1)   (305.3)   (223.6)   (177.3)
  Amortization of goodwill.....................             (99.5)    (61.6)    (36.2)    (26.4)
                                                         --------   -------   -------   -------
                                                         (1,556.9)   (964.0)   (653.0)   (540.5)
                                                         --------   -------   -------   -------
Operating Loss.................................            (288.3)   (178.5)   (113.8)   (154.0)
Other Income/(Expense)
  Interest income (including L2.7, L3.1 and
     L3.2 in 1999, 1998 and 1997, respectively,
     from related parties).....................              11.5       7.2      15.0       8.0
  Interest expense.............................            (473.5)   (293.2)   (206.0)   (141.7)
  Foreign exchange losses, net.................             (79.7)    (49.3)    (11.9)    (23.5)
  Share of net losses of affiliates............              (9.9)     (6.2)    (18.7)    (21.7)
  (Loss)/gain on disposal of assets............              (1.1)     (0.7)      1.6       0.9
  Minority interests in loss/(profits) of
     consolidated subsidiaries, net............              (0.1)     (0.1)      1.1      (0.3)
                                                         --------   -------   -------   -------
Loss Before Income Taxes.......................            (841.1)   (520.8)   (332.7)   (332.3)
  Income tax benefit/(expense).................   14           --        --        --      (0.1)
                                                         --------   -------   -------   -------
Net Loss Before Extraordinary Item.............            (841.1)   (520.8)   (332.7)   (332.4)
  Extraordinary loss on extinguishment of
     debt......................................   13        (32.5)    (20.1)       --        --
                                                         --------   -------   -------   -------
          Net Loss.............................            (873.6)   (540.9)   (332.7)   (332.4)
                                                         ========   =======   =======   =======
Basic and Diluted Loss Per Ordinary Share
  Weighted average number of ordinary shares
     outstanding as restated for the dilutive
     effect of the 1999 rights issue and 1998
     pre-emptive issue (millions)..............           2,197.0   2,197.0   1,422.3   1,040.7
                                                         --------   -------   -------   -------
Basic and Diluted Loss Per Ordinary Share
  Net loss before extraordinary item...........          $  (0.38)   L(0.24)   L(0.23)   L(0.32)
  Extraordinary loss...........................          $  (0.01)   L(0.01)       --        --
  Net loss.....................................          $  (0.39)   L(0.25)   L(0.23)   L(0.32)
                                                         --------   -------   -------   -------

See accompanying notes to the consolidated financial statements.

                          TELEWEST COMMUNICATIONS PLC

                          CONSOLIDATED BALANCE SHEETS

                                                                    YEARS ENDED DECEMBER 31,
                                                             ---------------------------------------
                                                                     (NOTE 2)
                                                                       1999        1999       1998
                                                             NOTES      $m          Lm         Lm
                                                             -----   ---------   --------   --------
                                               ASSETS

Cash and cash equivalents..................................             105.2        65.2       40.9
Secured cash deposits restricted for more than one year....   17         19.4        12.0      187.4
Trade receivables (net of allowance for doubtful accounts
  of L13.1 and L14.3)......................................             132.6        82.1       77.3
Other receivables..........................................    7        100.1        62.0       30.0
Prepaid expenses...........................................              12.3         7.6       17.9
Investments in affiliates, accounted for under the equity
  method, and related receivables..........................    8          6.5         4.0       26.6
Property and equipment (less accumulated depreciation of
  L989.1 and L695.3).......................................    9      4,551.2     2,818.1    2,457.1
Goodwill (less accumulated amortization of L162.1 and
  L100.5)..................................................           2,381.2     1,474.4    1,095.8
Other assets (less accumulated amortization of L22.6 and
  L12.0)...................................................   11         68.0        42.1       44.7
                                                                     --------    --------   --------
          Total Assets.....................................           7,376.5     4,567.5    3,977.7
                                                                     ========    ========   ========

                                LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable...........................................              66.6        41.2       41.1
Other liabilities..........................................   12        492.0       304.6      268.8
Debt.......................................................   13      5,055.9     3,130.6    2,325.7
Capital lease obligations..................................   17        222.5       137.8      300.6
                                                                     --------    --------   --------
          Total Liabilities................................           5,837.0     3,614.2    2,936.2
                                                                     --------    --------   --------
Minority Interests.........................................               0.8         0.5        0.4
                                                                     --------    --------   --------
Shareholders Equity........................................   15
  Convertible preference shares, 10p par value; nil and
     164.9 million shares authorized; and no shares issued
     and outstanding in 1999 and 1998, respectively........                --          --         --
  Ordinary shares, 10p par value; 3,561.0 million and
     2,900.0 million shares authorized; 2,281.0 million and
     2,139.3 million issued and outstanding in 1999 and
     1998, respectively....................................             368.3       228.1      213.9
  Limited voting shares 10p par value; 300.0 million
     authorized and 62.5 million issued and outstanding in
     1999..................................................              10.0         6.2         --
  Additional paid-in capital...............................           3,761.0     2,328.8    1,896.8
  Accumulated deficit......................................          (2,597.2)   (1,608.2)  (1,067.3)
                                                                     --------    --------   --------
                                                                      1,542.1       954.9    1,043.4
Ordinary shares held in trust for the Telewest Restricted
  Share Scheme and the Telewest Long-Term Incentive Plan...   16         (3.4)       (2.1)      (2.3)
                                                                     --------    --------   --------
          Total Shareholders' Equity.......................           1,538.7       952.8    1,041.1
                                                                     --------    --------   --------
Commitments and contingencies..............................   17
          Total Liabilities and Shareholders' Equity.......           7,376.5     4,567.5    3,977.7
                                                                     ========    ========   ========

See accompanying notes to the consolidated financial statements.

                          TELEWEST COMMUNICATIONS PLC

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    YEARS ENDED DECEMBER 31,
                                                              ------------------------------------
                                                              (NOTE 2)
                                                                1999       1999     1998     1997
                                                                 $m         Lm       Lm       Lm
                                                              ---------   ------   ------   ------
Cash Flows from Operating Activities
  Net loss..................................................     (873.6)  (540.9)  (332.7)  (332.4)
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
  Depreciation..............................................      493.1    305.3    223.6    177.3
  Amortization of goodwill..................................       99.5     61.6     36.2     26.4
  Amortization of deferred financing costs and issue
    discount on senior discount debentures..................      238.2    147.5     88.0     77.5
  Unrealized loss on foreign currency translation...........       79.2     49.0     14.1     23.5
  Non-cash accrued share based compensation cost............       42.6     26.4       --       --
  Termination of sale and leaseback.........................       14.4      8.9       --       --
  Extraordinary loss on extinguishment of debt..............       32.5     20.1       --       --
  Share of net losses of affiliates.........................        9.9      6.2     18.7     21.7
  Gain on disposals of assets...............................        1.1      0.7     (1.6)    (1.1)
  Minority interests in (loss)/profits of consolidated
    subsidiaries............................................        0.1      0.1     (1.1)     0.3
  Changes in operating assets and liabilities, net of effect of acquisition of subsidiaries:
  Change in receivables.....................................      (31.2)   (19.4)    28.2     (4.2)
  Change in other assets....................................      (32.5)   (20.1)      --       --
  Change in prepaid expenses................................       17.7     10.9    (10.3)    (2.5)
  Change in accounts payable................................      (36.4)   (22.5)    (6.4)    (7.1)
  Change in other liabilities...............................       56.2     34.8    (36.4)    23.6
                                                              ---------   ------   ------   ------
         Net Cash Provided by Operating Activities..........      110.8     68.6     20.3      3.0
                                                              ---------   ------   ------   ------
Cash Flows from Investing Activities
  Cash paid for property and equipment......................     (756.0)  (468.1)  (257.1)  (435.0)
  Cash paid for acquisition of subsidiaries.................     (638.4)  (395.3)  (394.0)    (0.6)
  Cash acquired with subsidiary undertakings................        3.6      2.2     16.9       --
  Additional investments in and loans to affiliates.........       (3.9)    (2.4)    (5.7)    (9.0)
  Proceeds from disposals of assets.........................        7.6      4.7      6.1      6.0
                                                              ---------   ------   ------   ------
         Net Cash Used in Investing Activities..............   (1,387.1)  (858.9)  (633.8)  (438.6)
                                                              ---------   ------   ------   ------
Cash Flows from Financing Activities
  Cash paid for credit facility arrangement costs...........      (26.3)   (16.3)    (5.9)      --
  Repayment of borrowings...................................      (72.8)   (45.1)    (0.4)    (2.4)
  Proceeds from pre-emptive issue...........................         --       --    241.1       --
  Proceeds from rights issue................................      671.0    415.5       --       --
  Proceeds from exercise of share options...................       20.1     12.5      0.6       --
  Proceeds from bridge loan.................................         --       --    136.6       --
  Share issue costs.........................................       (4.0)    (2.5)    (3.3)      --
  Proceeds from issue of senior notes.......................         --       --    210.3       --
  Proceeds from senior discount notes.......................      644.7    399.2       --       --
  Proceeds from issue of senior convertible notes...........      484.5    300.0       --       --
  Repayment of bridge loan..................................         --       --   (138.5)      --
  Debenture issue costs.....................................      (28.8)   (17.8)    (5.5)      --
  Release of restricted deposits (net)......................      283.3    175.4      5.5       --
  Net (repayments)/proceeds from borrowings under old bank
    facilities..............................................     (869.7)  (538.5)   206.1    392.5
  Repayment of old facilities upon refinancing..............     (964.2)  (597.0)      --       --
  Net proceeds from borrowings under new bank facility......    1,535.9    951.0       --       --
  Capital element of finance lease repayments...............     (358.2)  (221.8)   (21.8)    (4.0)
                                                              ---------   ------   ------   ------
         Net Cash Provided by Financing Activities..........    1,315.5    814.6    624.8    386.1
                                                              ---------   ------   ------   ------
Net Increase/(Decrease) in Cash and Cash Equivalents........       39.2     24.3     11.3    (49.5)
Cash and Cash Equivalents at Beginning of Year..............       66.0     40.9     29.6     79.1
                                                              ---------   ------   ------   ------
Cash and Cash Equivalents at End of Year....................      105.2     65.2     40.9     29.6
                                                              =========   ======   ======   ======

See accompanying notes to the consolidated financial statements.

                          TELEWEST COMMUNICATIONS PLC

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                        CONVERTIBLE              LIMITED    SHARES    ADDITIONAL
                                        PREFERENCE    ORDINARY   VOTING    HELD IN     PAID-IN     ACCUMULATED
                                          SHARES       SHARES    SHARES     TRUST      CAPITAL       DEFICIT      TOTAL
                                            Lm           Lm        Lm         Lm          Lm           Lm          Lm
                                        -----------   --------   -------   --------   ----------   -----------   -------
BALANCE AT DECEMBER 31, 1996..........      49.6        92.8        --       (2.4)     1,332.9        (402.1)    1,070.8
  Accrued employee compensation
    relating to the Telewest
    Restricted Share Scheme...........        --          --        --        0.4           --            --         0.4
  Net loss............................        --          --        --         --           --        (332.5)     (332.5)
                                           -----       -----       ---       ----      -------      --------     -------
BALANCE AT DECEMBER 31, 1997..........      49.6        92.8        --       (2.0)     1,332.9        (734.6)      738.7
  Ordinary shares issued in exercise
    of share options..................        --          --        --         --          0.6            --         0.6
  Ordinary shares issued under the
    pre-emptive issue.................        --        26.1        --         --        215.0            --       241.1
  Ordinary shares issued to General
    Cable shareholders................        --        45.4        --         --        348.3            --       393.7
  Conversion of preference shares.....     (49.6)       49.6        --         --           --            --          --
  Accrued employee compensation
    relating to the Telewest
    Restricted Share Scheme...........        --          --        --       (0.3)          --            --        (0.3)
  Net loss............................        --          --        --         --           --        (332.7)     (332.7)
                                           -----       -----       ---       ----      -------      --------     -------
BALANCE AT DECEMBER 31, 1998..........        --       213.9        --       (2.3)     1,896.8      (1,067.3)    1,041.1
  Ordinary shares issued in exercise
    of share options..................        --         0.9        --         --         11.6            --        12.5
  Redesignation of ordinary shares....        --        (5.7)      5.7         --           --            --          --
  Shares issued under the rights issue
    to fund acquisition of Cable
    London PLC........................        --        19.0       0.5         --        393.5            --       413.0
  Ordinary shares issued on conversion
    of Senior Convertible Notes
    2007..............................        --          --        --         --          0.5            --         0.5
  Accrued employee compensation
    relating to the Telewest
    Restricted Share Scheme...........        --          --        --        0.2           --            --         0.2
  Accrued share based compensation
    cost..............................        --          --        --         --         26.4            --        26.4
  Net loss............................        --          --        --         --           --        (540.9)     (540.9)
                                           -----       -----       ---       ----      -------      --------     -------
BALANCE AT DECEMBER 31, 1999..........        --       228.1       6.2       (2.1)     2,328.8      (1,608.2)      952.8
                                           =====       =====       ===       ====      =======      ========     =======

See accompanying notes to the consolidated financial statements.

                          TELEWEST COMMUNICATIONS PLC

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

1. DESCRIPTION OF BUSINESS

Telewest Communications plc ("the Company") is a cable television and telephony operator which offers these services to business and residential customers in the United Kingdom ("UK"). The Company derives its cable television revenues from installation fees, monthly basic and premium service fees and advertising charges. The Company derives its telephony revenues from connection charges, monthly line rentals, call charges, special residential service charges and interconnection fees payable by other operators. The cable television and telephony services account in 1999 for approximately 33% and 65%, respectively, of the Company's revenue. This revenue is predominantly derived from residential, rather than business, customers.

2. BASIS OF PREPARATION

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP"). The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The economic environment in which the Company operates is the UK and hence its reporting currency is Pounds Sterling(L). Certain financial information for the year ended December 31, 1999 has been translated into US Dollars, with such US Dollar amounts being unaudited and presented solely for the convenience of the reader, at the rate of $1.615 = L1.00, the Noon Buying Rate of the Federal Reserve Bank of New York on December 31, 1999. The presentation of the US Dollar amounts should not be construed as a representation that the Pounds Sterling amounts could be so converted into US Dollars at the rate indicated or at any other rate.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and those of all majority-owned subsidiaries. All significant inter-company accounts and transactions have been eliminated upon consolidation.

All acquisitions have been accounted for under the purchase method of accounting. Under this method, the results of subsidiaries and affiliates acquired in the year are included in the consolidated statement of operations from the date of acquisition.

The Company applies the principle of Statement of Financial Accounting Standard No. 121 (SFAS 121), "Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of". SFAS 121 requires that long-lived assets and certain identifiable intangibles, including goodwill, to be held and used by an entity, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company believes that no material impairment existed at December 31, 1999.

Goodwill arising on consolidation (representing the excess of the fair value of the consideration given over the fair value of the identifiable net assets acquired) is amortized over the acquisition's useful life or over a maximum period of 40 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through projected undiscounted future operating cash flows of the acquired operations. The assessment of

                          TELEWEST COMMUNICATIONS PLC
the recoverability of goodwill will be impacted if projected future operating cash flows are not achieved. The amount of goodwill impairment, if any, is measured based on the projected discounted future operating cash flows using a discount rate reflecting the Company's cost of funds.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include highly-liquid investments with original maturities of three months or less that are readily convertible into cash.

FINANCIAL INSTRUMENTS

The Company uses foreign currency option contracts which permit, but do not require, the Company to exchange foreign currencies at a future date with another party at a contracted exchange rate. The Company also enters into combined foreign currency and interest rate swap contracts ("Foreign Currency Swaps"). Such contracts are used to mitigate against adverse changes in foreign currency exchange rates associated with obligations denominated in foreign currency. Foreign exchange forward contracts are used to reduce the exchange rate risk on certain foreign currency borrowings.

The foreign currency option, Foreign Currency Swaps and the foreign exchange forward contracts are recorded on the balance sheet in other assets or other liabilities at their fair value at the end of each reporting period with changes in their fair value during the reporting period being reported as part of the foreign exchange gain or loss in the consolidated statement of operations. Such gains and losses are offset against foreign exchange gains and losses on the obligations denominated in foreign currencies which have been hedged.

Interest rate swap agreements which are used to manage interest rate risk on the Company's borrowings are accounted for using the accruals method. Net income or expense resulting from the differential between exchanging floating and fixed rate interest payments is recorded on an accruals basis. To the extent that the interest rate swap agreements are delayed starting, net income or expense is not recognized until the effective date of the agreement.

Other interest rate swaps which do not qualify for hedge accounting treatment are recorded in the consolidated balance sheet at their fair value at the end of each reporting period with changes in their fair value being recorded as gains and losses in the consolidated statement of operations.

An interest rate cap agreement which is designated as a hedge (i.e. to limit interest cost) of long-term debt is accounted for on an accruals basis. Amounts receivable under the agreement are recognised when due. The premium paid on the interest rate cap agreement is amortized over its term.

The cost of cancelling interest rate swaps is recognised in the period of cancellation.

INVESTMENTS

Investments in partnerships, joint ventures and subsidiaries in which the Company's voting interest is 20% to 50%, and others where the Company has significant influence, are accounted for using the equity method. Investments which do not have a readily determinable fair value, in which the Company's voting interest is less than 20%, and in which the Company does not have significant influence, are carried at cost and written down to the extent that there has been an other-than-temporary diminution in value.

ADVERTISING COSTS

Advertising costs are expensed as incurred. The amount of advertising costs expensed was L27.3 million, L20.5 million and L25.9 million for the years ended December 31, 1999, 1998 and 1997, respectively.

                          TELEWEST COMMUNICATIONS PLC

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. Except during the prematurity period as described below, depreciation is provided to write off the cost, less estimated residual value, of property and equipment by equal instalments over their estimated useful economic lives as follows:

Freehold and long leasehold buildings.......................   50 years
Cable and ducting...........................................   20 years
Electronic equipment
  - System electronics......................................    8 years
  - Switching equipment.....................................    8 years
  - Subscriber electronics..................................    5 years
  - Headend, studio and playback facilities.................    5 years
Other equipment
  - Office furniture and fittings...........................    5 years
  - Motor vehicles..........................................    4 years

During the prematurity period, depreciation of cable and ducting and system electronics is charged monthly to write off the estimated cost at the end of the prematurity phase over a useful life of 20 and eight years, respectively. In accordance with Statement of Financial Accounting Standard ("SFAS") No. 51, "Financial Reporting by Cable Television Companies", the monthly charge is adjusted by a ratio of average customers in the current period to the estimated customer base at the end of the prematurity period. The prematurity period covers the period between connecting the first customer and substantial completion of the network.

Preconstruction costs which are included within cable and ducting are amortized over the life of the franchise from the date of the first customer.

The Company accounts for costs, expenses and revenues applicable to the construction and operation of its cable systems under SFAS No. 51.

In 1997, the treatment of activation costs was reviewed. With effect from January 1, 1997, activation labour was reclassified from "cable and ducting" to "electronics" to be consistent with the classification of activation materials. The assets are now depreciated over eight years rather than 20 years.

The remaining useful lives of analogue assets were reassessed, with effect from January 1, 2000, from 5 years to 2 years. The net book values of these assets are being written off over their revised estimated remaining lives.

FRANCHISE COSTS

Expenditure incurred on successful applications for franchise licenses is included in property and equipment and is amortized over the remaining life of the original franchise term. Costs relating to unsuccessful applications are charged to the consolidated statement of operations.

DEFERRED FINANCING COSTS

Costs incurred in raising debt are deferred and recorded on the consolidated balance sheet in other assets. The costs are amortized to the consolidated statement of operations at a constant rate to the carrying value of the debt over the life of the obligation.

                          TELEWEST COMMUNICATIONS PLC

MINORITY INTERESTS

Recognition of the minority interests' share of losses of consolidated subsidiaries is limited to the amount of such minority interests' allocable portion of the equity of those consolidated subsidiaries.

FOREIGN CURRENCIES

Transactions in foreign currencies are recorded using the rate of exchange in effect at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated using the rate of exchange prevailing at the balance sheet date and the gains or losses on translation are included in the consolidated statement of operations.

REVENUE RECOGNITION

Revenue is recognized as services are delivered. Other revenues include connection fees which are recognized in the period of connection to the extent that the fee is offset by direct selling costs. The remainder is recognized over the estimated average period that customers are expected to remain connected to the system.

SALE OF SPARE CAPACITY

The Company sells spare capacity on the Telewest National Network to third parties under leasing contracts. Substantially all the risks and rewards of ownership accrue to the grantees for a significant proportion of the total life of the network asset. As is common in the telecoms industry, the Company has recognised the income on these contracts as revenue.

PENSION COSTS

The Company operates a defined-contribution scheme or contributes up to specified limits to third-party schemes on behalf of the employees. The amount included in losses in 1999, 1998 and 1997 of L4.8 million, L3.0 million and L2.8 million, respectively, represents the contributions payable to the selected schemes in respect of the relevant accounting periods.

INCOME TAXES

Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered.

SHARE-BASED COMPENSATION

SFAS No. 123, "Accounting for Stock-Based Compensation", encourages, but does not require, companies to record compensation cost for share-based employee compensation plans at fair value. The Company has chosen to continue to account for share-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Accordingly, compensation cost for share options is measured as the excess, if any, of the quoted market price of the Company's shares at the date of the grant over the amount an employee must pay to acquire the shares.

Shares purchased by trustees in connection with the Telewest Restricted Share Scheme, are valued at the market price on the date on which they are purchased and are reflected as a reduction of shareholders'

                          TELEWEST COMMUNICATIONS PLC
equity in the consolidated balance sheet. This equity account is reduced when the shares are awarded to employees based on the original cost of the shares to the trustees. The value of awards of ordinary shares to be made to employees in future years is charged to the consolidated statement of operations to the extent that the awards have been awarded to and earned by employees in the current accounting period. The value of shares which have been awarded to, but have not been earned by employees, is included as deferred compensation expense within other assets.

EARNINGS PER SHARE

Basic earnings per share has been computed by dividing net income available to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period. Diluted earnings per share is computed by adjusting the weighted average number of ordinary shares outstanding during the period for all dilutive potential ordinary shares outstanding during the period and adjusting the net loss for any changes in income or loss that would result from the conversion of such potential ordinary shares. There is no difference in net income and number of shares used for basic and diluted net income per ordinary share, as potential ordinary share equivalents are not included in the computation as their effect would be to decrease the loss per share.

NEW STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

SFAS 133 -- ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

This statement, issued in June 1998 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The statement as amended by SFAS No. 137 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Group is evaluating the effect of this pronouncement on the consolidated financial statements.

4. FINANCIAL INSTRUMENTS

FOREIGN CURRENCY OPTION CONTRACT

At December 31, 1998, the Company held a Pounds Sterling put option ("Foreign Currency Option") to purchase $1.5 billion to reduce its exposure to adverse fluctuations in exchange rates on that part of the principal amount at maturity of its US Dollar-denominated Senior Discount Debentures due 2007. The expiration date of this option contract is September 28, 2000. The put option has a strike price at expiration of L1.00:$1.4520. During 1999 the Company sold $1.0 billion principal of the option at fair market value, leaving a balance held by the Company at December 31, 1999 of $0.5 billion. The foreign currency option has been included in other assets at its fair value on December 31, 1999.

FOREIGN CURRENCY SWAP

The Company has entered into a series of foreign currency swap to reduce its exposure to adverse fluctuations in exchange rates on the principal amount of its US Dollar-denominated Senior Debentures due 2006 ("Senior Debentures"). The terms of these contracts provided for the Company to make an initial exchange of principal of $300.0 million in exchange for L196.1 million. On expiration on October 1, 2000, the initial principal amounts will be re-exchanged. The interest element of the Foreign Currency Swap requires the Company to make Pounds Sterling fixed-rate interest payments and to receive US Dollar fixed-rate interest payments on the initial exchange amounts on a semi-annual basis. The Foreign Currency Swap contract has been included in other liabilities at its fair value on December 31, 1999.

                          TELEWEST COMMUNICATIONS PLC

FOREIGN EXCHANGE FORWARD CONTRACTS

The Company has also entered into a series of foreign exchange forward contracts to reduce its exposure to adverse fluctuations in exchange rates on the interest payment dates of its Senior Notes due 2008 through November 3, 2003. The aggregate notional amount is $350.0 million. The result of these foreign exchange forward contracts is that during the term of the agreement the Company is to make the equivalent of sterling fixed rate interest payments and receive the equivalent US Dollar fixed rate interest payments at a rate of $1.64:L1.

The Company has entered into a foreign exchange forward contract through April 15, 2004 to reduce its exposure to fluctuations in exchange rates on the principal amount of its US Dollar denominated Senior Discount Notes due 2009. The aggregate notional principal amount is $532.1 million including the call premium. The terms of the contract allow for the Company to purchase the call amount of US Dollars on the call date at a fixed rate of $1.58:L1.

The above foreign exchange forward contracts have been included in other liabilities at their fair value on December 31, 1999.

After the year end the Company entered into a foreign exchange forward contract through February 1, 2005, to hedge its exposure to adverse fluctuations in exchange rates on the interest payment dates of its US Dollar-denominated Senior Notes 2010, issued January 19, 2000. The aggregate notional amount is $367.3 million including the call premium. The result of this foreign exchange forward contract is that during the term of the agreement the Company is to make the equivalent of sterling fixed rate interest payments and receive the equivalent US Dollar fixed rate interest payments at a rate of $1.646:L1.

The Company has also entered into a foreign exchange forward contract through February 1, 2005 to reduce its exposure to fluctuations in exchange rates on the principal amount of its US Dollar denominated Senior Discount Notes due 2010 also issued on January 19, 2000. The aggregate notional principal amount is $475.6 million including the call premium. The terms of the contract allow for the Company to purchase the call amount at a fixed rate of $1.60:L1.

The Company has entered into Foreign Exchange Forward contracts with a number of banks, expiring on October 2, 2000, to reduce its exposure to adverse fluctuations in exchange rates on that part of the principal amount at maturity of its US Dollar-denominated Senior Discount Debentures due 2007. The terms of the contracts provide for the Company to purchase $500.0 million at expiry at an average rate of $1.5725:L1. These Foreign Exchange Forwards have been included in other liabilities at their fair value on December 31, 1999.

The Company has also entered into Foreign Exchange Contingent Forward contracts with a number of banks, expiring on October 2, 2000, to reduce its exposure to adverse fluctuations in exchange rates on the final $500.0 million of the principal amount at maturity of its US Dollar-denominated Senior Discount Debentures due 2007. The terms of the contracts provide for the Company to purchase $500.0 million at expiry at the spot rate up to a maximum rate of $1.70:L1 and minimum rate of $1.57:L1, so long as the exchange rate has not traded above $1.70 during the period of the transaction. If the barrier is breached the Company is able to purchase $500.0 million at an average rate of $1.57:L1. These Foreign Exchange Forward Contracts have been included in other liabilities at their fair value on December 31, 2000.

The Company has entered into two Foreign Exchange Forward Contracts, expiring on October 2, 2000, to reduce its exposure to adverse fluctuations in exchange rates on part of the principal amount of the Senior Notes due 2008. The terms of the Contracts provide for the Company to purchase $200.0 million at expiry at a rate of $1.65:L1. The Company has also entered into a Foreign Exchange Boosted Forward Contract, expiring on October 2, 2000, to reduce its exposure to adverse fluctuations in exchange rates on the remaining principal amount of the Senior Notes due 2008. The terms of the Contracts provide for the

                          TELEWEST COMMUNICATIONS PLC

Company to purchase $150.0 million at expiry at a rate of $1.65:L1 provided the exchange rate has not traded through upper and lower barriers at any time up to expiry. If these barriers are broken, the Company is able to purchase $150.0 million at expiry at a rate of $1.5925:L1. These three Foreign Exchange Forward Contracts have been included in other liabilities at their fair value on December 31, 1999.

INTEREST RATE SWAPS

The Company has also entered into certain interest rate swap agreements ("Interest Rate Swaps") in order to manage interest rate risk on its three senior secured facilities ("Senior Secured Facilities") as follows:

TELEWEST                                                             NOTIONAL
COUNTERPARTY                         EFFECTIVE DATES   MATURITIES    PRINCIPAL   RECEIVES     PAYS
------------                         ---------------   -----------   ---------   --------   --------
Telewest...........................      1/2/1997-     12/31/2001-     L750m     6-month     7.175%-
                                         3/31/1997       3/31/2004                 LIBOR      7.910%
                                        12/23/1996      12/23/2001     L248m     3-month    7.7825%-
                                                                                   LIBOR       7.79%
Cable London.......................       6/2/1997        7/7/2001      L79m     6-month      7.34%-
                                                                                   LIBOR      7.344%

INTEREST RATE COLLAR

Cable London PLC ("Cable London") has entered into an interest rate collar agreement (the "Interest Rate Collar") over a principal amount of L40.3 million to hedge against adverse fluctuations in interest rates. The agreement entitles Cable London to receive interest at the six-month LIBOR rate and pay a fixed interest of 6% for LIBOR fixings below 6%, and receive interest at the six-month LIBOR rate and pay a fixed interest of 9% for LIBOR fixings above 9%. The effective date is June 2, 1997, and the agreement matures on July 9, 2001.

FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 119 "Disclosures about Derivative Financial Instruments and Fair Value of Financial Instruments" requires disclosure of an estimate of the fair values of certain financial instruments.

SFAS No. 119 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced sale. Fair value estimates are made at a specific point in time, based upon relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore cannot be determined precisely. Changes in assumptions could significantly affect the estimates.

At December 31, 1999, the Company's significant financial instruments include cash and cash equivalents, trade receivables, a foreign currency option contract, the Foreign Currency Swap, Interest Rate Swaps, foreign exchange forward contracts, Interest Rate Cap, trade payables and long-term borrowings. The following table summarizes the fair value of certain instruments held by and obligations of the Company. The fair value of the other financial instruments held by the Company approximates their recorded

                          TELEWEST COMMUNICATIONS PLC
carrying amount due to the short maturity of these instruments and these instruments are not presented in the following table.

                                                         AT DECEMBER 31, 1999    AT DECEMBER 31, 1998
                                                         ---------------------   ---------------------
                                                         CARRYING                CARRYING
                                                          AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                                            LM          LM          LM          LM
                                                         --------   ----------   --------   ----------
Financial Instruments -- Assets:
  Foreign currency option contract.....................     1.1         1.1         9.0         9.0
Financial Instruments -- Liabilities:
  Interest rate swap agreements........................      --       (17.0)         --       (73.8)
  Foreign exchange forward contracts...................   (22.5)      (21.3)         --        (0.3)
  Foreign Currency Swap................................   (13.5)      (13.5)      (22.1)      (22.1)
Debt Obligations:
  Senior Discount Debentures 2007......................   894.7       885.9       766.3       763.3
  Senior Debentures 2006...............................   185.8       185.8       180.4       188.1
  Senior Notes 2008....................................   215.4       229.7       210.5       235.2
  Senior Convertible Notes 2007........................   299.5       344.4          --          --
  Senior Discount Notes 2009...........................   431.5       390.4          --          --
  Senior Secured facility..............................   950.0       950.0       657.5       657.5
  Cable London facility................................   126.0       126.0          --          --
  Other debt...........................................    27.7        27.7        33.3        33.3
  General Cable facility...............................      --          --       325.0       325.0
  Birmingham Cable facility............................      --          --       153.0       153.0

The estimated fair values of the financial instruments specified above are based on quotations received from independent, third-party financial institutions and represent the net amount receivable or payable to terminate the position, taking into consideration market rates and counterparty credit risk. The estimated fair values of the debentures and notes are also based on quotations from independent third-party financial institutions and are based on discounting the future cash flows to net present values using appropriate market interest rates prevailing at the year end. The fair value of the bank facilities and other debt approximates the carrying values due to the short period to maturity.

MARKET RISK AND CONCENTRATIONS OF CREDIT RISK

Market risk is the sensitivity of the value of the financial instruments to changes in related currency and interest rates. Generally, the Company is not exposed to such market risk because gains and losses on the financial instruments are offset by gains and losses on the underlying assets and liabilities.

The Company may be exposed to potential losses due to the credit risk of non-performance by the counterparties to its foreign currency option contract, Interest Rate Swaps, the Foreign Exchange Forward Contracts and Foreign Currency Swap, however such losses are not anticipated as these counterparties are major international financial institutions.

Temporary cash investments also potentially expose the Company to concentrations of credit risk, as defined by SFAS No. 105 "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risks". The Company places its temporary cash investments with major international financial institutions and limits the amount of credit exposure to any one financial institution. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base.

At December 31, 1999, the Company had no significant concentration of credit risk.

                          TELEWEST COMMUNICATIONS PLC

5. BUSINESS COMBINATIONS

On November 23, 1999 the Company acquired the remaining 50% of the issued share capital of Cable London PLC which it did not already own, for cash consideration of L389.0 million plus acquisition costs of L4.6 million and assumption of debt of L39.0 million. The acquisition has been accounted for using the purchase method of accounting. The goodwill arising on acquisition was L438.5 million and is being amortised on a straight-line basis over 20 years.

The following unaudited proforma information presents the consolidated results of the operations of the Company as if the acquisition of Cable London had occurred at the beginning of the applicable period, after giving effect to certain adjustments including the amortization of goodwill arising as a result of the acquisition.

                                                             1999      1998
                                                              Lm        Lm
                                                            -------   -------
Revenue...................................................    857.9     606.2
Net loss..................................................   (574.5)   (354.7)
Loss per share............................................  L (0.26)  L (0.25)

On September 1, 1998 the Company acquired the entire issued share capital of General Cable PLC, a company which holds cable television and telephony interests in the UK, in exchange for 454,763,792 ordinary shares of 10p each and L267,840,000 in cash. The Company's interest in Birmingham Cable Corporation Ltd increased to 72.42% as a result of acquiring General Cable PLC which held 44.95% of Birmingham Cable Corporation Ltd.

The value attributed to the shares issued in exchange for the issued shares of General Cable was 87.3p, being the average share market price for a five day period around April 15, 1998, the day the terms of the acquisitions were agreed to and announced. The fair value of the share consideration using this share price was L397.0 million. The aggregate cost of the acquisition was L664.8 million including the expenses of acquisition. The acquisition has been accounted for using the purchase method of accounting. The goodwill arising on acquisition was L547.5 million and is being amortized on a straight-line basis over 20 years.

On October 28, 1998, the Company purchased the remaining minority interests in Birmingham Cable Corporation Ltd in exchange for L126.1 million in cash. The acquisition has been accounted for using the purchase method of accounting. The goodwill arising on the acquisition was L118.5 million and is being amortized over 20 years on a straight-line basis.

                          TELEWEST COMMUNICATIONS PLC

6. SUPPLEMENTAL DISCLOSURES TO CONSOLIDATED STATEMENTS OF CASH FLOWS

Cash paid for interest was L123.8 million, L119.4 million and L63.5 million for the years ended December 31, 1999, 1998 and 1997, respectively.

Significant non-cash investing activities of the Company are described below. The amounts stated for 1998 represent the purchase of General Cable PLC and the Birmingham Cable Corporation Ltd as described in note 5 to the consolidated financial statements.

                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                              1999      1998     1997
                                                               Lm        Lm       Lm
                                                             ------    ------    ----
Purchase/contribution of cable interests:
  Assets...................................................   179.5     988.3     --
  Liabilities assumed......................................  (117.2)   (364.9)    --
  Debt assumed.............................................  (125.7)   (464.5)    --
                                                             ------    ------     --
          Net assets/(liabilities) acquired/contributed....   (63.4)    158.9     --
Less:
  Minority interest in Birmingham Cable arising............      --      (8.8)    --
Less:
  Previously accounted for
     -- equity investment in Cable London..................   (32.0)       --     --
     -- equity investment in The Cable Corporation.........      --     (19.7)    --
     -- equity investment in Birmingham Cable..............      --     (38.3)    --
     -- Share of cumulative losses of Cable London.........    50.5        --     --
     -- Share of cumulative losses of Birmingham Cable.....      --      24.9     --
  Goodwill arising.........................................   438.5     547.8     --
                                                             ------    ------     --
                                                              393.6     664.8     --
                                                             ======    ======     ==
Share consideration/capital contribution...................      --     397.0     --
Purchase of shares.........................................   389.0     243.9     --
Costs of acquisition.......................................     4.6      23.9     --
                                                             ------    ------     --
                                                              393.6     664.8     --
                                                             ======    ======     ==

The Company redesignated 57.3 million ordinary shares into the equivalent number of limited voting convertible ordinary shares and entered into capital lease obligations with a total capital value of L25.6 million.

7. OTHER RECEIVABLES

                                                                   AT
                                                              DECEMBER 31,
                                                              ------------
                                                              1999    1998
                                                               Lm      Lm
                                                              ----    ----
Value Added Tax refund......................................   3.7     3.3
Interconnection receivables.................................   2.1     1.3
Interest receivable.........................................   7.1     2.5
Accrued income..............................................  25.0    10.0
Prepaid expenses............................................    --     5.7
Other.......................................................  24.1     7.2
                                                              ----    ----
                                                              62.0    30.0
                                                              ====    ====

                          TELEWEST COMMUNICATIONS PLC

Accrued income primarily represents telephone calls made by subscribers that have not been billed as at the accounting period end.

8. INVESTMENTS

The Company has investments in affiliates accounted for under the equity method at December 31, 1999 and 1998 as follows:

                                                              PERCENTAGE OWNERSHIP
                                                                AT DECEMBER 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
Cable London................................................       --      50.00%
Front Row Television Limited................................   53.00%      53.00%
London Interconnect Limited.................................   16.67%      16.67%

Summarized combined financial information for such affiliates which operate principally in the cable television and telephony industries is as follows:

                                                              AT DECEMBER 31,
                                                              ---------------
                                                              1999      1998
COMBINED FINANCIAL POSITION                                    Lm        Lm
---------------------------                                   -----    ------
Property and equipment, net.................................   0.5     192.2
Intangible assets, net......................................    --       4.2
Other assets, net...........................................   3.7      14.1
                                                               ---     -----
          Total assets......................................   4.2     210.5
                                                               ===     =====
Debt........................................................    --     172.0
Other liabilities...........................................   3.3      61.4
Owners' equity..............................................   0.9     (22.9)
                                                               ---     -----
          Total liabilities and equity......................   4.2     210.5
                                                               ===     =====

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                              -------------
                                                              1999    1998
COMBINED OPERATIONS                                            Lm      Lm
-------------------                                           ----    -----
Revenue.....................................................   9.7     72.8
Operating expenses..........................................  (9.4)   (80.5)
                                                              ----    -----
Operating profit/(loss).....................................   0.3     (7.7)
Interest expense............................................    --    (15.4)
                                                              ----    -----
          Net profit/(loss).................................   0.3    (23.1)
                                                              ====    =====

The Company's investments in affiliates are comprised as follows:

                                                                   AT
                                                              DECEMBER 31,
                                                              ------------
                                                              1999    1998
                                                               Lm      Lm
                                                              ----    ----
Loans.......................................................  4.0     26.6

Any excess of the purchase cost over the value of the net assets acquired is treated as goodwill and amortized over 20 years on a straight-line basis.

                          TELEWEST COMMUNICATIONS PLC

9. PROPERTY AND EQUIPMENT

                                                           CABLE AND   ELECTRONIC     OTHER
                                        LAND   BUILDINGS    DUCTING    EQUIPMENT    EQUIPMENT    TOTAL
                                         Lm       Lm          Lm           Lm          Lm         Lm
                                        ----   ---------   ---------   ----------   ---------   -------
ACQUISITION COSTS
Balance at January 1, 1999............  5.9      82.7       1,966.2       873.5       224.1     3,152.4
Reclassification......................   --        --         (13.9)       (1.0)       14.9          --
On acquisition........................   --       4.7          92.4        60.6         9.3       167.0
Additions.............................  0.2      12.5         221.8       135.1       130.5       500.1
Disposals.............................   --        --            --        (5.1)       (7.2)      (12.3)
                                        ---      ----       -------     -------       -----     -------
  Balance at December 31, 1999........  6.1      99.9       2,266.5     1,063.1       371.6     3,807.2
                                        ---      ----       -------     -------       -----     -------
ACCUMULATED DEPRECIATION
Balance at January 1, 1999............   --      18.7         260.3       317.2        99.1       695.3
Reclassification......................   --        --          (4.8)         --         4.8          --
Charge for the year...................   --       8.8         142.7        96.7        57.1       305.3
Disposals.............................   --        --            --        (5.1)       (6.4)      (11.5)
                                        ---      ----       -------     -------       -----     -------
  Balance at December 31, 1999........   --      27.5         398.2       408.8       154.6       989.1
                                        ---      ----       -------     -------       -----     -------
1999 Net book value...................  6.1      72.4       1,868.3       654.3       217.0     2,818.1
                                        ===      ====       =======     =======       =====     =======
ACQUISITION COSTS
Balance at January 1, 1998............  4.2      54.6       1,264.3       708.4       155.5     2,187.0
Reclassification......................   --       5.0           1.6          --        (6.6)         --
On acquisition........................  1.5      20.5         567.6        80.7        43.2       713.5
Additions.............................  0.2       3.6         134.5        87.6        40.3       266.2
Disposals.............................   --      (1.0)         (1.8)       (3.2)       (8.3)      (14.3)
                                        ---      ----       -------     -------       -----     -------
  Balance at December 31, 1998........  5.9      82.7       1,966.2       873.5       224.1     3,152.4
                                        ---      ----       -------     -------       -----     -------
ACCUMULATED DEPRECIATION
Balance at January 1, 1998............   --      11.2         167.5       231.6        71.2       481.5
Reclassification......................   --       2.0            --          --        (2.0)         --
Charge for the year...................   --       5.6          93.0        88.5        36.5       223.6
Disposals.............................   --      (0.1)         (0.2)       (2.9)       (6.6)       (9.8)
                                        ---      ----       -------     -------       -----     -------
  Balance at December 31, 1998........   --      18.7         260.3       317.2        99.1       695.3
                                        ---      ----       -------     -------       -----     -------
1998 Net book value...................  5.9      64.0       1,705.9       556.3       125.0     2,457.1
                                        ===      ====       =======     =======       =====     =======

Cable and ducting consists principally of civil engineering and fiber optic costs. In addition, cable and ducting includes net book value of preconstruction and franchise costs of L17.8 million and L21.2 million as of December 31,1999 and 1998, respectively. Electronic equipment includes the Company's switching, headend and converter equipment. Other equipment consists principally of motor vehicles, office furniture and fixtures and leasehold improvements.

                          TELEWEST COMMUNICATIONS PLC

10. VALUATION AND QUALIFYING ACCOUNTS

                                                                    ADDITIONS
                                                     ACQUISITION    CHARGED TO
                                        BALANCE AT        OF        COSTS AND                  BALANCE AT
                                        JANUARY 1,   SUBSIDIARIES    EXPENSES    DEDUCTIONS   DECEMBER 31,
                                            Lm            Lm            Lm           Lm            Lm
                                        ----------   ------------   ----------   ----------   ------------
1999
  Deferred tax valuation allowances...    369.4          38.6          82.9           --          490.9
  Allowance for doubtful accounts.....     14.3           2.1          14.2        (17.5)          13.1
1998
  Deferred tax valuation allowances...    247.4            --         122.0           --          369.4
  Allowances for doubtful accounts....      6.5           9.6           9.2        (11.0)          14.3
1997
  Deferred tax valuation allowances...    175.2            --          72.2           --          247.4
  Allowance for doubtful accounts.....      5.4            --           8.8         (7.7)           6.5

11. OTHER ASSETS

The components of other assets, net of amortization, are as follows:

                                                                   AT
                                                              DECEMBER 31,
                                                              ------------
                                                              1999    1998
                                                               Lm      Lm
                                                              ----    ----
Deferred financing costs of debentures......................  24.2    14.9
Deferred financing costs of Senior Secured facility.........  15.9    20.3
Foreign currency option contract............................   1.1     9.0
Other.......................................................   0.9     0.5
                                                              ----    ----
                                                              42.1    44.7
                                                              ====    ====

12. OTHER LIABILITIES

Other liabilities are summarized as follows:

                                                                   AT
                                                              DECEMBER 31,
                                                              -------------
                                                              1999    1998
                                                               Lm      Lm
                                                              -----   -----
Amounts due to affiliated or other related parties..........    2.5     0.1
Accrued interest............................................   22.8    18.8
Accrued construction costs..................................   24.9    22.1
Accrued expenses and deferred income........................  214.6   166.3
Foreign Currency Swap.......................................   13.5    22.1
Other liabilities...........................................   26.3    39.4
                                                              -----   -----
                                                              304.6   268.8
                                                              =====   =====

                          TELEWEST COMMUNICATIONS PLC

13. DEBT

Debt is summarized as follows at December 31, 1999 and 1998:

                                                                     WEIGHTED
                                                                      AVERAGE
                                                                   INTEREST RATE    1999     1998
                                                           1999        1998          Lm       Lm
                                                           -----   -------------   ------   ------
Senior Debentures 2006...................................  9.625%      9.625%       185.8    180.4
Senior Discount Debentures 2007..........................  11.00%     11.000%       894.7    766.3
Senior Notes 2008........................................  11.25%      11.25%       215.4    210.5
Senior Convertible Notes 2007............................   5.25%         --        299.5       --
Senior Discount Notes 2009...............................   9.25%         --        216.6       --
Senior Discount Notes 2009...............................  9.875%         --        214.9       --
Senior Secured facility..................................  8.777%      9.499%       950.0    657.5
Cable London facility....................................  6.864%         --        126.0       --
General Cable facility...................................     --        9.79%          --    325.0
Birmingham Cable facility................................     --        9.23%          --    153.0
Other debt...............................................    7.5%        7.5%        27.7     33.0
                                                                                  -------  -------
                                                                                  3,130.6  2,325.7
                                                                                  =======  =======

SENIOR DEBENTURES 2006

In October 1995, the Company issued $300.0 million principal amount of Senior Debentures with a yield to maturity of 9.625%. The cash consideration received at the date of issue was L188.7 million. The Senior Debentures mature on October 1, 2006. Interest on the Senior Debentures accrues semi-annually and is payable in arrears. The Senior Debentures are redeemable, in whole or in part, at the option of the Company at any time on or after October 1, 2000, at the redemption price of 104.813% of the principal amount during the year commencing October 1, 2000, 102.406% of the principal amount during the year commencing October 1, 2001, and thereafter at 100% of the principal amount plus accrued and unpaid interest.

The Senior Debentures and the Senior Discount Debentures, which are described below, were issued to finance working capital, capital expenditure, foreign currency swap and options to hedge against adverse fluctuations in exchange rates, and additional investments in affiliated companies. A portion of the net proceeds of the issue also was used to repay the L157.9 million indebtedness outstanding under the loan facility held by SBCC CableComms (UK) at the date that it was acquired by the Company.

The indenture under which the Senior Debentures were issued contains various covenants which, among other things, restrict the ability of the Company to incur additional indebtedness, pay dividends, create certain liens, enter into certain transactions with shareholders or affiliates, or sell certain assets. The Company was in compliance with the covenants at December 31, 1999.

The Company has entered into a Foreign Currency Swap to reduce its exposure to adverse fluctuations in exchange rates on the principal amount which will be outstanding on October 1, 2000, the earliest redemption date, and the associated interest payments of the Senior Debentures. The terms of the Foreign Currency Swap are described in note 4 to the consolidated financial statements.

The Senior Debentures are unsecured liabilities of the Company.

                          TELEWEST COMMUNICATIONS PLC

SENIOR DISCOUNT DEBENTURES 2007

In October 1995, the Company issued $1,536.4 million principal amount at maturity of Senior Discount Debentures with a yield to maturity of 11%. The cash consideration received at the date of issue was L566.1 million ($900.0 million). At December 31, 1999, the unamortized portion of the discount on issue was L73.3 million ($118.4 million). The Senior Discount Debentures mature on October 1, 2007. The discounted amount of the Senior Discount Debentures accretes at an annual rate of 11% compounded semi-annually to October 1, 2000. Thereafter, interest on the Senior Discount Debentures accrues semi-annually. Cash interest will not accrue on the Senior Discount Debentures prior to October 1, 2000, and is thereafter payable in arrears on April 1 and October 1 of each year at a rate of 11% per annum. The Senior Discount Debentures are redeemable, in whole or in part, at the option of the Company at any time on or after October 1, 2000, at the redemption price of 100% of the principal amount plus accrued and unpaid interest.

The indenture under which the Senior Discount Debentures were issued contains various covenants as set out for the Senior Debentures above and the Company was in compliance with such covenants at December 31, 1999.

As described in note 4, the Company has a five year Pounds Sterling put option to purchase $537.0 million and entered into various foreign exchange forwards to reduce its exposure to adverse fluctuations in exchange rates on the principal amount which will be outstanding on October 1, 2000, the earliest redemption date of the Senior Discount Debentures. The terms of the foreign currency contracts are described in note 4 to the consolidated financial statements.

The Senior Discount Debentures are unsecured liabilities of the Company.

SENIOR NOTES 2008

On November 9, 1998 the Company issued $350.0 million principal amount of Senior Notes (the "Senior Notes") with a yield to maturity of 11.25%. Cash consideration received at the date of issue was L210.3 million. The Senior Notes mature on November 1, 2008. Interest on the Senior Notes accrues semi-annually and is payable in arrears. The Senior Notes are redeemable, in whole or in part, at the option of the Company at any time on or after November 1, 2003 at the redemption price of 107.625% of the principal amount during the year commencing November 1, 2003; 106.100% of the principal amount during the year commencing November 1, 2004; 104.575% of the principal amount during the year commencing November 1, 2005; 103.050% of the principal amount during the year commencing November 1, 2006; 101.525% of the principal amount during the year commencing November 1, 2007; and thereafter at 100% of the principal amount plus accrued and unpaid interest.

The Senior Notes were issued primarily to finance repayment of Bridge Notes which were issued on October 28, 1998 to fund the acquisition of the outstanding 27.4% of shares in Birmingham Cable not already owned by the Company. A portion of the net proceeds was also raised to fund general corporate purposes.

The indenture under which the Senior Notes were issued contains various covenants which, among other things, restrict the ability of the Company to incur additional indebtedness, pay dividends, create certain liens, enter into certain transactions with shareholders or affiliates, or sell certain assets. The Company was in compliance with the covenants at December 31, 1999.

The Company has entered into a series of forward exchange contracts to hedge its exposure to adverse fluctuations in exchange rates on interest payment dates. The Company also entered into two forward exchange contracts to purchase $200.0 million on October 2, 2000 and a foreign exchange forward contract, expiring on October 2, 2000, to purchase $150.0 million to reduce its exposure to adverse

                          TELEWEST COMMUNICATIONS PLC
fluctuations in exchange rates on the principal amounts of the Senior Debentures 2008. The terms of these contracts are described in note 4 to the consolidated financial statements.

The Senior Notes are unsecured liabilities of the Company.

SENIOR CONVERTIBLE NOTES 2007

On February 19, 1999 the Company issued L300.0 million principal amount of Senior Convertible Notes (the "Convertible Notes") with a yield to maturity of 5.25%. The Convertible Notes mature on February 19, 2007 with interest accruing semi-annually payable in arrears. The Convertible Notes are convertible into the ordinary shares of the Company after May 1, 1999 and up to the close of business on February 2, 2007 at a conversion price of 325p per ordinary share. The Convertible Notes are redeemable, in whole (but not in part) at the option of the Company at 100% of their principal amount plus accrued interest at any time on or after March 9, 2003 or at any time when at least 90% of the notes issued have been purchased by the Company and cancelled or converted.

During the year L0.5 million principal amount was converted into 0.1 million ordinary shares.

The Convertible Notes were issued to temporarily repay indebtedness under certain revolving credit facilities.

The Convertible Notes are unsecured liabilities of the Company.

SENIOR DISCOUNT NOTES 2009

On April 15, 1999, the Company issued L325.0 million principal amount at maturity of Senior Discount Notes with a yield to maturity of 9.875% and $500.0 million principal amount at maturity of Senior Discount Notes with a yield to maturity of 9.25%. The cash consideration received at the date of issue was L390.3 million ($625.4 million). At December 31, 1999, the unamortized portion of the discount on issue was L209.6 million. The Senior Discount Notes mature on April 15, 2009. The discounted amount of the Senior Discount Notes accretes at an annual rate of 9.875% and 9.25% for sterling and US dollars respectively, compounded semi-annually to April 15, 2004. Thereafter, interest on the Senior Discount Notes accrues semi-annually and is payable in arrears on April 15 and October 15 of each year. The Senior Discount Notes are redeemable, in whole or in part, at the option of the Company at any time on or after April 15, 2004.

The Senior Discount Notes were issued to temporarily repay indebtedness under certain revolving credit facilities.

The indenture under which the Senior Discount Notes were issued contains various covenants. The Company was in compliance with these covenants at December 31, 1999.

The Company has entered into foreign exchange forward contracts to reduce its exposure to adverse fluctuations in exchange rates on the principal amount of the US Dollar Notes that will be outstanding on April 15, 2004, the earliest redemption date. The terms of the contracts are described in note 4 to the consolidated financial statements.

The Senior Discount Notes are unsecured liabilities of the Company.

SENIOR NOTES AND SENIOR DISCOUNT NOTES 2010

On January 19, 2000, the Company issued L180.0 million principal amount of Senior Notes with a yield to maturity of 9.875%, $350.0 million principal amount of Senior Notes with a yield to maturity of 9.875%, and $450.0 million principal amount at maturity of Senior Discount Notes with a yield to maturity of 11.375%. The cash consideration received at the date of issue was L534.4 million ($879.7 million). The

                          TELEWEST COMMUNICATIONS PLC

Senior Notes and Senior Discount Notes mature on February 1, 2010. The discounted amount of the Senior Discount Notes accretes at an annual rate of 11.375%, compounded semi-annually to February 1, 2005. Thereafter, interest on the Senior Discount Notes accrues semi-annually and is payable in arrears on February 1 and August 1 of each year. Interest on the Senior Notes accrues semi-annually and is payable in arrears commencing August 1, 2000. The Senior Notes and Senior Discount Notes are redeemable, in whole or in part, at the option of the Company at any time on or after February 1, 2005.

The Senior Notes and Senior Discount Notes were issued to finance the accelerated roll-out of the digital platform and high-speed internet projects, and also to repay other indebtedness acquired as part of the Cable London transaction.

The Company has entered into foreign exchange forward contracts to reduce its exposure to adverse fluctuations in exchange rates on the principal amount of the US Dollar Notes and Discount Notes which will be outstanding on February 1, 2005, the earliest redemption date. The terms of the foreign exchange forward contracts are described in note 4 to the consolidated financial statements.

The Senior Notes and Senior Discount Notes are unsecured liabilities of the Company.

SENIOR SECURED FACILITY

On May 17, 1999 the Group entered into a new L1.5 billion senior secured credit facility (the "Senior Secured facility") with a syndicate of banks. The first drawdown under the facility was used to repay the old Group facility, negotiated in May 1996, and the General Cable and Birmingham Cable facilities. As a result of the new financing arrangements unamortized facility costs relating to the old Telewest, General Cable and Birmingham Cable facilities were written off resulting in an extraordinary loss of L20.1 million.

The Senior Secured facility is divided into three facilities: Facility A is a L300.0 million revolving credit facility which automatically reduces to L150.0 million on December 31, 2005; Facility B is a L900.0 million revolving credit facility converting to a term loan facility on December 31, 2001; and Facility C is a L300.0 million term loan facility. The facilities are available for an amount up to six times the quarterly annualised consolidated net operating cash flow, gradually reducing throughout the period of the facility to three times by January 1, 2002. At December 31, 1999, L650.0 million was outstanding under Facility B and L300.0 million under Facility C.

Borrowings under the Senior Secured facility are secured by the assets of the Group, including the partnership interests and shares of subsidiaries, and bear interest at between 0.5% and 1.5% above LIBOR (depending on the ratio of borrowings to quarterly annualised consolidated net operating cash flow).

In September 1996, the Group entered into certain delayed-starting interest rate swap arrangements in order to manage interest rate risk on the Senior Secured facility. The terms of the swap agreements are described in note 4 to the consolidated financial statements.

The Group's ability to borrow under the facility is subject to, among other things, its compliance with the financial and other covenants and borrowing conditions contained therein.

The Company was in compliance with the covenants at December 31, 1999.

At December 31, 1999 the Company had undrawn available committed borrowings of L250.0 million. Commitment fees charged amounted to L1.8 million.

GENERAL CABLE FACILITY

All borrowings under the General Cable facility were repaid in the year and the facility cancelled following the negotiation of the new Telewest L1.5 billion Senior Secured facility.

                          TELEWEST COMMUNICATIONS PLC

As a result of repayment of the facility, the pre-existing interest rate swap agreements entered into to manage interest rate risk on the General Cable facility were assigned to Telewest at no cost to the Company. The effective dates of the interest rate swap agreements are December 23, 1996 and the agreements mature on December 23, 2001. The aggregate notional principal amount of the swaps is L248.0 million. In accordance with the swap agreements, the Group receives interest at the three-month LIBOR rate and pays six-monthly a fixed interest rate in the range of 7.7825% -- 7.79%.

BIRMINGHAM CABLE FACILITY

All borrowings under the Birmingham Cable facility were repaid in the year and the facility cancelled following the negotiation of the new Telewest L1.5 billion Senior Secured facility.

Existing interest rate swap agreements entered into to manage interest rate risk on the Birmingham Cable facility were cancelled in the year as they were no longer required under the new financing arrangements. The cost of cancellation was L1.9 million.

CABLE LONDON FACILITY

Following the Group's acquisition of Cable London, the Group took over an existing Senior Secured credit facility with a syndicate of banks. The amount outstanding under the facility at December 31, 1999 was L126.0 million. On January 25, 2000, all borrowings under the facility were repaid from the proceeds of the January 2000 high yield bond issue, and the facility was cancelled.

In June 1997, Cable London entered into certain interest rate swap agreements and an interest rate collar in order to manage interest rate risk on its Senior Secured facility. The terms of the swap and collar agreements are described in note 4 to the consolidated financial statements.

The Company was in compliance with the facility covenants at December 31, 1999.

Following cancellation of the Cable London Senior Secured facility in January 2000, the above interest rate swaps and interest rate collar were assigned to Telewest at no cost to the Company and retained within the Group.

OTHER DEBT

Other debt includes property loans which are secured on freehold land and buildings held by the Company which mature from 1998 onwards. The property loans bear interest at a rate of between 1.00% and 1.50% above LIBOR.

Other debts also includes L100.0 million 6.0568% preference shares, issued by a subsidiary and guaranteed by General Cable PLC pursuant to a put option. L90.0 million has been deposited with the parent company of the preference shareholder (an authorised banking institution) which has, in these consolidated financial statements, been set against the put option with respect to the guaranteed preference shares under a legal right of offset. Interest receivable on the deposit has also been set against the dividend payable on the preference shares in the consolidated statement of operations.

In addition, a subsidiary has a standby credit facility of L12 million made available by Vivendi S.A., a former shareholder of General Cable PLC, which reduces by L5 million every six months until April 19, 2001. The loan carries interest at 1% over LIBOR.

                          TELEWEST COMMUNICATIONS PLC

The Maturity Profile of the Company's long-term debt is as follows:

                                                               1999
                                                              -------
2000........................................................    147.0
2001........................................................      2.5
2002........................................................     48.7
2003........................................................    190.0
2004........................................................    332.7
2005 and thereafter.........................................  2,404.7
                                                              -------
                                                              3,125.6
                                                              =======

14. INCOME TAXES

Loss before income taxes is solely attributable to the UK. The provisions for income taxes follow:

                                                               YEAR ENDED DECEMBER 31
                                                              ------------------------
                                                              1999     1998      1997
                                                               Lm       Lm        Lm
                                                              -----    -----    ------
Benefit/(expense)...........................................   --       --       (0.1)
                                                                ==       ==     =====

A reconciliation of income taxes determined using the statutory UK rate of 30.25% (1998: 31%) to the effective rate of income tax is as follows:

                                                               YEAR ENDED DECEMBER 31
                                                              ------------------------
                                                               1999     1998     1997
                                                                 %        %       %
                                                              -------   -----   ------
Corporate tax at UK statutory rates.........................  (30.25)    (31)   (31.5)
Permanent differences.......................................    0.30      --      0.5
Valuation allowance and other temporary differences.........   29.95      31       29
Share of losses of affiliates...............................      --      --        2
                                                              ------     ---    -----
                                                                  --      --       --
                                                              ======     ===    =====

Deferred income tax assets and liabilities at December 31, 1999 and 1998 are summarized as follows:

                                                               1999     1998
                                                                Lm       Lm
                                                              ------   ------
Deferred tax assets relating to:
  Fixed assets..............................................   183.8    116.4
  Net operating loss carried forward........................   308.4    261.5
  Other.....................................................     0.3      1.0
                                                              ------   ------
Deferred tax asset..........................................   492.5    378.9
Valuation allowance.........................................  (490.9)  (369.4)
                                                              ------   ------
                                                                 1.6      9.5
                                                              ------   ------
Deferred tax liabilities....................................    (1.6)    (9.5)
                                                              ------   ------
Deferred tax asset per balance sheet........................      --       --
                                                              ======   ======

At December 31, 1999 the Company estimates that it has, subject to Inland Revenue agreement, net operating losses ("NOLs") of L1,028.0 million available to relieve against future profits. This excludes capital allowances on assets which are available to the Company, but have not been claimed.

                          TELEWEST COMMUNICATIONS PLC

Due to a history of operating losses the Company has established a valuation allowance with respect to deferred tax assets, except to the extent of deferred tax liabilities.

The NOLs have an unlimited carry forward period under UK tax law, but are limited to their use to the type of business which has generated the loss.

15. SHAREHOLDERS' EQUITY

MOVEMENTS IN SHARE CAPITAL

On July 28, 1998, the authorized share capital of the Company was increased to L356.1 million, being 2.9 billion ordinary shares of 10 pence each and 661.0 million convertible preference shares of 10 pence each.

During 1998 the Company issued 260.7 million ordinary shares of 10 pence each for L241.1 million and 454.8 million shares of 10 pence each in consideration for the entire issued share capital of General Cable PLC, and 0.4 million ordinary shares of 10 pence each in consideration of L0.6 million on exercise of employee share options.

On September 8, 1998 all 496.1 million convertible preference shares of 10 pence each were converted into the same number of ordinary shares of 10 pence each.

On November 23, 1999, the Company completed its acquisition of the 50% of Cable London PLC ("Cable London") not already owned from NTL (Bermuda) Limited, a subsidiary of NTL Communications Corporation. The acquisition was mainly funded by the proceeds of a rights issue to existing Telewest shareholders. Under the terms of the rights issue shareholders were able to acquire one new ordinary share for every 11 shares held, at a price of 213 pence per new share. Under the rights issue 190 million ordinary shares and 5 million Limited Voting Shares were issued.

CREATION OF LIMITED VOTING CONVERTIBLE ORDINARY SHARES

     The Company previously reported that on May 6, 1999, MediaOne Group, Inc. ("MediaOne") and AT&T Corporation ("AT&T") announced that they had entered into a definitive merger agreement pursuant to which MediaOne will merge with and into a subsidiary of AT&T. The consummation of this merger is subject to various conditions, including shareholder and regulatory approval. On October 4, 1999, MediaOne and Microsoft Corporation ("Microsoft") entered into an agreement for the acquisition, subject to certain conditions, by members of the Microsoft Group of MediaOne's interest in the Company. The consummation of either of these transactions might have constituted a change of control under the Senior Debentures due 2006 and the Senior Discount Debentures due 2007, and, in respect of the acquisition by Microsoft of MediaOne's interest in us, the Senior Discount Notes due 2008, the Senior Convertible Notes due 2007 and the Senior Discount Notes due 2009 (together, with the Senior Debentures due 2006 and the Senior Discount Debentures due 2007, "the Notes").

The indentures governing the Notes provide generally that, in the event of a change of control of the Company and the occurrence within six months thereafter of a specified decline in the credit rating of the Notes, then the Company is required to make an offer to repurchase such Notes at 100% or 101% of their accreted value or principal amount (as applicable). A change of control involves, inter alia, the acquisition by any person or group (subject to certain exceptions) of beneficial ownership of more than 50% of the shares entitled to vote for the election of the Company's Directors (i.e. ordinary shares).

The Company received advice that, if Microsoft had purchased all of the ordinary shares now held indirectly by MediaOne, then this, coupled with Microsoft's entry into the New Relationship Agreement with Liberty Media, could have constituted a change of control of the Company for the purposes of the Notes.

                          TELEWEST COMMUNICATIONS PLC

Owing to the provisions of the indentures described above the Company, MediaOne, the MediaOne Affiliates and TW Holdings agreed to re-designate (as described below) 57.3 million ordinary shares held by MediaOne as limited voting convertible ordinary shares. This re-designation was approved by shareholders on October 27, 1999. These limited voting convertible ordinary shares, along with the balance of the ordinary shares now comprising MediaOne's interest in the Company, will be acquired by members of the Microsoft Group upon completion of their acquisition of MediaOne's interest in the Company.

The ordinary shares and the limited voting convertible ordinary shares have the same rights, except that the limited voting convertible ordinary shares do not confer the right to vote on resolutions to appoint, re-appoint, elect or remove Directors of Telewest. No application will be made for the limited voting convertible ordinary shares to be listed or dealt in on any stock exchange and, immediately prior to the re-designation, the Company applied to the London Stock Exchange for the cancellation of the listing of those ordinary shares that were re-designated. Holders of limited voting convertible ordinary shares are entitled to convert all or some of their limited voting convertible ordinary shares into fully paid ordinary shares, provided that the conversion would not result in a change of control of the Company for the purposes of the indentures governing the Notes. The limited voting convertible ordinary shares will be convertible into ordinary shares at our option at any time, subject to certain conditions.

In addition, a special resolution was approved by shareholders to allow members of the Liberty Media Group and/or the Microsoft Group to re-designate all or any of their ordinary shares into limited voting convertible ordinary shares. This is to ensure that, on any future purchase of ordinary shares by members of the Microsoft Group and/or members of the Liberty Media Group, they will, at that time, be able to re-designate such number of their then existing holding of ordinary shares so as to avoid a change of control of the Company for the purposes of the Notes.

Future purchases of ordinary shares and/or limited voting convertible ordinary shares by members of the Liberty Media Group and/or Microsoft Group will, however, be subject to Rule 9 of the UK's City Code on Takeovers and Mergers because both classes of shares are treated as voting shares for that purpose. Under Rule 9, when any person acquires, whether by a series of transactions over a period of time or not, shares which (taken together with shares held or acquired by persons acting in concert with him) carry 30% or more (but less than 50%) of the voting rights of a public company, that person is normally required to make a general offer to shareholders for the entire share capital of the company then in issue. Any person, or group of persons acting in concert, owning shares carrying 50% or more of the voting rights of a public company, subject to their own individual limits, is free to acquire further shares in that public company without giving rise to the requirement to make a general offer for the entire issued share capital of that company. Therefore, assuming that, upon the acquisition of MediaOne's interest by Microsoft, the concert party of Microsoft and Liberty Media controls over 50% of the voting rights for City Code purposes only, each of Liberty Media and Microsoft will be free to increase its respective interest only up to 29.9% of the Company's total issued share capital without incurring an obligation to make a general offer under Rule 9.

CONVERTIBLE PREFERENCE SHARES

In 1998 the convertible preference shares were convertible into fully paid-up ordinary shares at any time on the basis of one ordinary share for every convertible preference share provided that, immediately following the conversion, the percentage of the issued ordinary share capital of the Company held by members of the public, as defined by the listing rules of the London Stock Exchange, did not fall below 25%. The ordinary shares arising on conversion ranked pari passu in all respects with the ordinary shares then in issue.

                          TELEWEST COMMUNICATIONS PLC

The holders of the convertible preference shares were entitled to receive a dividend of such amount as declared and paid in relation to each ordinary share, subject to the dividend to be paid not exceeding 20 pence per share net of any associated tax credit.

In the event of a winding-up of the Company or other return of capital, the assets of the Company available for distribution were to be paid first to the holders of the convertible preference shares up to the sum of capital paid-up or credited as paid-up unless the right of election upon a winding-up of the Company has been exercised in respect of the convertible preference shares ("the Elected Shares"). If the election had been exercised, the holders of the ordinary shares and the Elected Shares would have received any surplus in accordance with the amount paid-up or credited as paid-up on the shares held.

The holders of the convertible preference shares were not entitled to vote at any general meeting of the Company unless the meeting included the consideration of a resolution for winding up the Company or a resolution modifying the rights or privileges attaching to the convertible preference shares.

16. SHARE-BASED COMPENSATION PLANS

At December 31, 1999, the Company operated five types of share-based compensation plans: the Telewest Executive Share Option Schemes, the Telewest Sharesave Schemes, and the Telewest Restricted Share Scheme, as replaced in 1997 by the Telewest Long-Term Incentive Plan ("LTIP") and an Equity Participation Plan ("EPP").

The Company applies APB Opinion Bulletin No. 25 and related interpretations in accounting for its share-based compensation plans. Compensation cost is recognized over the estimated service period in respect of performance based share option grants to the extent that the market value of the Company's ordinary shares exceeds the exercise price at the earlier of the date the options become exercisable or the Balance Sheet date. Compensation cost is recognized for awards over ordinary shares made under the Telewest Restricted Share Scheme since the awards have no exercise price. Compensation cost is recognized over the estimated service period in respect of the LTIP and Executive Option Scheme to the extent that the market value of the Company's ordinary shares exceeds the exercise price at the earlier of the vesting date or the balance sheet date. The compensation cost recognised in respect of the EPP is the cost of the EPP matching awards spread over the vesting period.

Compensation cost recognized for share option grants and awards is as follows:

                                                              1999   1998   1997
                                                               Lm     Lm     Lm
                                                              ----   ----   ----
Restricted Share Scheme.....................................   0.1   0.1    0.5
LTIP........................................................   1.0   0.5     --
Executive Option Schemes....................................  22.9   3.5     --
EPP.........................................................   0.4   0.2     --
                                                              ----   ---    ---
                                                              24.4   4.3    0.5
                                                              ====   ===    ===

If compensation cost for share option grants and for awards under the Telewest Restricted Share Scheme, LTIP, Executive Option Schemes and EPP had been determined based on their fair value at the date of grant for 1999, 1998 and 1997 consistent with the method prescribed by SFAS 123, the Company's net loss and basic and diluted loss per share would have been adjusted to the pro forma amounts set out below:

                          TELEWEST COMMUNICATIONS PLC

                                                              1999     1998     1997
                                                               Lm       Lm       Lm
                                                             ------   ------   ------
Net loss after extraordinary loss
  -- As reported...........................................  (540.9)  (332.7)  (332.4)
  -- Pro forma.............................................  (519.0)  (340.0)  (336.7)
                                                             ------   ------   ------

                                                               L        L        L
                                                             ------   ------   ------
Basic and diluted loss per share after extraordinary loss
  -- As reported...........................................   (0.25)   (0.23)   (0.33)
  -- Pro forma.............................................   (0.24)   (0.24)   (0.33)
                                                             ------   ------   ------

The fair value of each option grant in all plans was estimated as at the date of grant using a Black-Scholes option-pricing model. The model used a weighted-average, risk-free interest rate of 6.8%, 5.4% and 6.9% for grants in 1999, 1998 and 1997, respectively, and an expected volatility of between 25% to 45%. The Company does not expect to pay a dividend on its ordinary shares at any time during the expected life of any outstanding option.

PERFORMANCE-BASED SHARE OPTION COMPENSATION PLANS

The Company has two performance-based share option plans: the Telewest 1995 (No.
1) Executive Share Option Scheme and the Telewest 1995 (No. 2) Executive Share Option Scheme. Under both plans, certain officers and key employees are granted options to purchase ordinary shares of the Company. The exercise price of each option generally equals the market price of the Company's ordinary shares on the date of grant. The options are exercisable between three and ten years after the date of the grant with exercise conditional on the Company's shares out-performing by price the FTSE 100 Index over any three-year period preceding exercise. The Company may grant options for up to 92.0 million ordinary shares.

A summary of the status of the Company's performance-based share option plans as at December 31, 1999, 1998 and 1997 and changes during the years ended on those dates is presented below:

                                      1999                    1998                    1997
                              ---------------------   ---------------------   ---------------------
                                           WEIGHTED                WEIGHTED                WEIGHTED
                                           AVERAGE                 AVERAGE                 AVERAGE
                              NUMBER OF    EXERCISE   NUMBER OF    EXERCISE   NUMBER OF    EXERCISE
                                SHARES      PRICE       SHARES      PRICE       SHARES      PRICE
                              ----------   --------   ----------   --------   ----------   --------
Outstanding at beginning of
  year......................  26,165,744     118.9p   19,028,431     120.6p   11,238,852     153.0p
Adjustments during year.....   1,365,978     105.0p           --        --            --        --
Granted.....................   1,163,027     265.4p    8,643,845     114.7p    8,994,654      83.7p
Exercised...................  (8,566,437)    136.0p           --        --            --        --
Forfeited...................  (3,099,690)    108.4p   (1,506,532)    115.7p   (1,205,075)    147.1p
                              ----------    ------    ----------    ------    ----------    ------
Outstanding at end of
  year......................  17,028,622     110.0p   26,165,744     118.9p   19,028,431     120.6p
                              ==========    ======    ==========    ======    ==========    ======
Options exercisable at year
  end.......................   2,386,230     116.8p    5,289,415     143.0p    3,375,739     152.3p
Weighted average fair value
  of options granted during
  the year..................      201.4p        --         99.2p        --         50.4p        --
                              ==========    ======    ==========    ======    ==========    ======

The adjustments during the year compensate option holders for the dilutive effect of the rights issue.

                          TELEWEST COMMUNICATIONS PLC

The following table summarizes information about the Company's performance-based share option plans outstanding at December 31, 1999.

                                                  OPTIONS OUTSTANDING
                                        ---------------------------------------      OPTIONS EXERCISABLE
                                                          WEIGHTED                -------------------------
                                            NUMBER         AVERAGE     WEIGHTED       NUMBER       WEIGHTED
                                        OUTSTANDING AT    REMAINING    AVERAGE    EXERCISABLE AT   AVERAGE
                                         DECEMBER 31,    CONTRACTUAL   EXERCISE    DECEMBER 31,    EXERCISE
RANGE OF EXERCISE PRICES                     1999           LIFE        PRICE          1999         PRICE
------------------------                --------------   -----------   --------   --------------   --------
 65.7- 67.5p..........................     2,390,328       5.4 yrs        67.1p       118,967         67.5p
 76.3- 76.8p..........................     3,638,514       5.6 yrs        76.6p       493,643         76.7p
 84.6- 88.3p..........................     3,467,945       5.4 yrs        88.1p       320,388         88.3p
108.7-109.1p..........................       828,028       7.2 yrs       108.7p            --           --
120.2-125.1p..........................     2,880,122       6.4 yrs       124.2p       192,423        124.4p
130.4-132.0p..........................       338,308       6.4 yrs       130.5p       315,577        130.4p
133.5-142.9p..........................     2,020,814       4.8 yrs       136.7p       694,474        142.9p
156.6-160.5p..........................       351,806       6.1 yrs       159.5p       250,758        160.5p
231.7-249.4p..........................       276,668       9.6 yrs       239.0p            --           --
274.3-276.5p..........................       381,810       9.4 yrs       276.3p            --           --
289.0-294.8p..........................       454,279       9.9 yrs       291.1p            --           --
                                          ----------       -------      ------      ---------       ------
 65.7-294.8p..........................    17,028,622       5.9 yrs       110.0p     2,386,230        116.8p
                                          ==========       =======      ======      =========       ======

FIXED SHARE OPTION COMPENSATION PLANS

The Company also operates the Telewest Sharesave Scheme, a fixed share option compensation scheme. Under this plan, the Company grants options to employees to purchase ordinary shares at a 20% discount to market price. These options can be exercised only with funds saved by employees over time in a qualified savings account. The options are exercisable between 37 and 66 months after the date of grant.

A summary of the status of the Company's fixed share option plans as of December 31, 1999, 1998, and 1997, and the changes during the years ended on those dates is presented below:

                                      1999                    1998                    1997
                              ---------------------   ---------------------   ---------------------
                                           WEIGHTED                WEIGHTED                WEIGHTED
                                           AVERAGE                 AVERAGE                 AVERAGE
                              NUMBER OF    EXERCISE   NUMBER OF    EXERCISE   NUMBER OF    EXERCISE
                                SHARES      PRICE       SHARES      PRICE       SHARES      PRICE
                              ----------   --------   ----------   --------   ----------   --------
Outstanding at beginning of
  year......................   9,460,336      84.7p    6,968,175      72.1p    4,076,635     119.8p
Adjustments during year.....     469,470      67.9p           --        --            --        --
Granted.....................   2,775,602     236.5p    4,155,655     105.5p    5,341,783      58.0p
Exercised...................     (30,719)     88.8p           --        --            --        --
Forfeited...................    (995,400)     88.2p   (1,663,494)     83.9p   (2,450,243)    120.7p
                              ----------    ------    ----------    ------    ----------    ------
Outstanding at end of
  year......................  11,679,289     116.9p    9,460,336      84.7p    6,968,175      72.1p
                              ==========    ======    ==========    ======    ==========    ======
Options exercisable at year
  end.......................          --        --            --        --            --        --
Weighted average fair value
  of options granted during
  the year..................      153.4p        --         88.4p        --         42.7p        --
                              ==========    ======    ==========    ======    ==========    ======

The adjustments during the year compensate option holders for the dilutive effect of the rights issue.

                          TELEWEST COMMUNICATIONS PLC

The following table summarizes information about the Company's fixed share options outstanding at December 31, 1999.

                                                                          OPTIONS OUTSTANDING
                                                                     -----------------------------
                                                                                        WEIGHTED
                                                                         NUMBER          AVERAGE
                                                                     OUTSTANDING AT     REMAINING
                                                                      DECEMBER 31,     CONTRACTUAL
EXERCISE PRICE                                                            1999            LIFE
--------------                                                       --------------    -----------
       53.6p     ................................................       4,453,676        1.6yrs
       94.8p     ................................................         358,843        0.6yrs
      103.9p     ................................................       3,658,914        2.6yrs
      123.9p     ................................................         251,643        1.6yrs
      138.7p     ................................................         184,707        0.6yrs
      236.5p     ................................................       2,771,506        3.6yrs
                                                                       ----------        ------
 53.6-236.5p     ................................................      11,679,289        2.3yrs
                                                                       ==========        ======

TELEWEST RESTRICTED SHARE SCHEME

The Company operates the Telewest Restricted Share Scheme in conjunction with an employment trust, the Telewest Employees Share Ownership Plan Trust (the "Telewest ESOP"), which has been designed to provide incentives to executives of the Company based on the performance of the Company. Under the Telewest Restricted Share Scheme, executives may be granted awards over ordinary shares of the Company based on a percentage of salary. The awards are made for no consideration. The awards generally vest three years after the date of the award and are exercisable for up to seven years after the date when they vest. Awards granted under the Telewest Restricted Share Scheme may be made over a maximum of 4,000,000 ordinary shares of the Company.

The fair value of each award is the share price of the ordinary shares on the date the award was made.

A summary of the status of the Company's Restricted Share Scheme at December 31, 1999, 1998, and 1997 and changes during the years ended on those dates is presented below:

                                                      1999         1998         1997
                                                    NUMBER OF   NUMBER OF    NUMBER OF
                                                     SHARES       SHARES       SHARES
                                                    ---------   ----------   ----------
Outstanding at beginning of year..................   416,186     1,747,162    2,648,433
Adjustments during year...........................    21,612            --           --
Granted...........................................   447,532            --      377,975
Exercised.........................................  (122,157)   (1,306,853)  (1,123,324)
Forfeited.........................................  (186,840)      (24,123)    (155,922)
                                                    --------    ----------   ----------
Outstanding at end of year........................   576,333       416,186    1,747,162
                                                    ========    ==========   ==========
Awards exercisable at year end....................    33,283       250,157      924,008
                                                    ========    ==========   ==========
Weighted average fair value of awards granted
  during the year.................................     L2.18            --        L1.25
                                                    --------    ----------   ----------

The adjustments during the year compensate option holders for the dilutive effect of the rights issue.

At December 31, 1999, the 576,333 awards outstanding and the 33,283 awards exercisable have weighted average remaining contractual lives of 9.1 years and
5.6 years respectively.

                          TELEWEST COMMUNICATIONS PLC

LONG-TERM INCENTIVE PLAN ("LTIP")

The Company also operates a Long-Term Incentive Plan ("LTIP") which provides for share awards to executive Directors and senior executives. Under the LTIP, an executive will be awarded the provisional right to receive, for no payment, a number of Telewest shares with a value equating to a percentage of base salary. The shares will not vest unless certain performance criteria, based on total shareholder return assessed over a three-year period, are met. The percentage of salary will be determined by the Remuneration Committee and will be up to 100% of base salary for executive Directors.

                                                        1999        1998        1997
                                                      NUMBER OF   NUMBER OF   NUMBER OF
                                                       SHARES      SHARES      SHARES
                                                      ---------   ---------   ---------
Outstanding at beginning of year....................  3,796,733     574,309         --
Adjustments during year.............................    188,468          --         --
Granted.............................................    196,139   4,101,826    574,309
Exercised...........................................         --          --         --
Forfeited...........................................   (176,265)   (879,402)        --
                                                      ---------   ---------    -------
Outstanding at end of year..........................  4,005,075   3,796,733    574,309
                                                      =========   =========    =======
Awards exercisable at year end......................         --          --         --
                                                      =========   =========    =======
Weighted average fair value of awards granted during
  the year..........................................      L1.93       L1.14      L0.81
                                                      ---------   ---------    -------

The adjustments during the year compensate option holders for the dilutive effect of the rights issue.

At December 31, 1999, the 4,005,075 awards outstanding have weighted average remaining contractual lives of 8.3 years.

EQUITY PARTICIPATION PLAN ("EPP")

The Remuneration Committee has provided that, under the EPP, an employee with two years' service or at manager level or above, can use up to 100% of the pre-tax or post-tax Short-Term Incentive Plan ("STIP") bonus payable to the employee to acquire Telewest shares ("bonus shares"). The employee must deposit the bonus shares with the Trustee of the existing Telewest ESOP. In return, the employee is provisionally allocated for no payment a matching number of Telewest shares. Provided the bonus shares are retained for three years and the employee remains employed by the Company for three years, the bonus and matching shares would thereafter be released to the employee.

                          TELEWEST COMMUNICATIONS PLC

A summary of the status of the Company's EPP at December 31, 1999 and 1998 and the movements during the years ended on those dates is presented below:

                                                                1999        1998
                                                              NUMBER OF   NUMBER OF
                                                               SHARES      SHARES
                                                              ---------   ---------
Outstanding at beginning of year............................    676,504         --
Adjustments during year.....................................     57,664         --
Granted.....................................................    495,964    725,992
Exercised...................................................    (67,336)   (30,053)
Forfeited...................................................    (88,646)   (19,435)
                                                              ---------    -------
Outstanding at end of year..................................  1,074,150    676,504
                                                              =========    =======
Awards exercisable at year end..............................    312,718    338,252
                                                              =========    =======
Weighted average fair value of awards granted during the
  year......................................................      L1.83      L1.07
                                                              ---------    -------

The adjustments during the year compensate option holders for the dilutive effect of the rights issue.

At December 31, 1999, the 1,074,150 awards outstanding have weighted average remaining contractual lives of 5.6 years.

17. COMMITMENTS AND CONTINGENCIES

THE CABLE CORPORATION AND YORKSHIRE CABLE FINANCING ARRANGEMENTS

In February 1996, The Cable Corporation and certain of its subsidiaries entered into sale and leaseback arrangements covering a maximum amount of equipment with a purchase price of up to L92 million. The Cable Corporation's obligations under the arrangements are secured by guarantees and cash collateralized letter of credit facilities.

In December 1996, Yorkshire Cable and certain of its subsidiaries entered into sale and leaseback arrangements covering a maximum amount of equipment with a purchase price of up to L206 million. Yorkshire Cable's obligations under the arrangements are also secured by guarantees and cash collateralized letter of credit facilities.

Total cash restricted as to use by providing backing for security to lessors amounted to L12.0 million and L187.4 million at December 31, 1999 and 1998 respectively, which has been classified as secured cash deposits restricted for more than one year. In the event that security provided to the lessors under The Cable Corporation and Yorkshire Cable's leasing arrangements is inadequate General Cable has the ability to provide acceptable additional security. If such additional security is not provided, this constitutes an event of default under the leases. The leasing agreements may be terminated at either of the parties' option.

On March 31, 1999 the sale and leaseback arrangements were terminated at the request of the Group. This was part of the overall refinancing of the Company. As part of the cost of terminating the sale and leaseback arrangements, secured cash deposits amounting to L187.4 million were transferred to the lessor companies together with a termination fee of L20.0 million.

                          TELEWEST COMMUNICATIONS PLC

CAPITAL AND OPERATING LEASES

The Company leases a number of assets under arrangements accounted for as capital leases, as follows:

                                                       ACQUISITION   ACCUMULATED    NET BOOK
                                                          COSTS      DEPRECIATION    VALUE
                                                           Lm             Lm           Lm
                                                       -----------   ------------   --------
AT DECEMBER 31, 1999
Electronic equipment.................................      73.6         (33.7)        39.9
Other equipment......................................      79.3         (32.7)        46.6
AT DECEMBER 31, 1998
Electronic equipment.................................     258.5         (91.4)       167.1
Other equipment......................................      60.6         (20.2)        40.4

Depreciation charged on these assets was L21.4 million and L18.1 million for the years ended December 31, 1999 and 1998, respectively.

The Company leases business offices and uses certain equipment under lease arrangements accounted for as operating leases. Minimum rental expense under such arrangements amounted to L7.1 million, L4.1 million and L3.2 million for the years ended December 31, 1999, 1998 and 1997, respectively.

Future minimum lease payments under capital and operating leases are summarized as follows as at December 31, 1999:

                                                              CAPITAL   OPERATING
                                                              LEASES     LEASES
                                                               L'000      L'000
                                                              -------   ---------
2000........................................................    34.7       3.7
2001........................................................    30.1       3.3
2002........................................................    24.5       3.1
2003........................................................    20.3       3.0
2004........................................................    19.7       2.4
2005 and thereafter.........................................    40.8      18.2
                                                               -----      ----
                                                               170.1
Imputed interest............................................   (32.3)
                                                               -----
          Total.............................................   137.8
                                                               =====

It is expected that, in the normal course of business, expiring leases will be renewed or replaced.

CONTINGENT LIABILITIES

The Company is a party to various legal proceedings in the ordinary course of business which it does not believe will result, in aggregate, in a material adverse effect on its financial condition or results of operations.

The Company has provided cash surety for tax contingent liabilities of former lessors of L12.0 million (1998: L1.3 million) of the Cable Corporation Ltd. In addition the Company has provided performance bonds in respect of its national license and to local authorities up to a maximum amount of L7.3 million (1998:
L6.1 million).

                          TELEWEST COMMUNICATIONS PLC

18. RELATED PARTY TRANSACTIONS

The Company, in the normal course of providing cable television services, purchases certain of its programming from UK affiliates of TCI(2). Such programming is purchased on commercially-available terms. Total purchases in the years ended December 31, 1999, 1998 and 1997 amounted to L9.0 million, L11.3 million and L9.7 million respectively.

The Company has management agreements with TCI(2) and MediaOne under which amounts are paid by the Company relating to TCI(2) and MediaOne employees who have been seconded to the Company. For the years ended December 31, 1999, 1998 and 1997, fees charged to the Company under the agreements were L0.4 million, L1.6 million, and L1.0 million, respectively. The Company had similar management agreements with Cox Communications, Inc. and SBC Communications, Inc which were terminated in 1999. For the years ended December 31, 1999, 1998 and 1997, fees charged to the Company under these agreements were Lnil, L0.1 million and L0.2 million respectively.

Birmingham Cable Corporation had a consultancy agreement with Comcast UK Consulting Inc. (a subsidiary undertaking of Comcast UK Cable Partners Limited). Charges under this agreement amounted to Lnil and L0.2 million in 1999 and 1998, respectively. This agreement was terminated in 1998.

The Company has entered into consulting agreements with certain of its affiliates pursuant to which the Company provides consulting services related to telephony operations. Under the agreements, the Company receives an annual fee from each affiliate based upon the affiliate's revenues. Fees received for the years ended December 31, 1999, 1998 and 1997, were L0.1 million, L1.8 million and L0.8 million respectively. The affiliate banking agreements contain certain deferred payment arrangements for these fees. The Company also receives a fee for providing switching support services, comprising a fixed element based on a number of switches and a variable element based on a number of lines. Fees received for the years ended December 31, 1999, 1998 and 1997, were L0.2 million, L1.3 million and L0.7 million respectively. The Company also made sales of cable publications to affiliates. For the years ended December 31, 1999, 1998 and 1997, sales were Lnil, L0.3 million and L0.1 million, respectively.

The Company has also made loans to affiliates. Interest charged on these loans in the years ended December 31, 1999, 1998 and 1997 was L2.7 million, L3.1 million and L3.2 million.

                          TELEWEST COMMUNICATIONS PLC

19. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                                         1999
                                                    ----------------------------------------------
                                                             FOURTH     THIRD    SECOND     FIRST
                                                    TOTAL    QUARTER   QUARTER   QUARTER   QUARTER
                                                      LM       LM        LM        LM        LM
                                                    ------   -------   -------   -------   -------
Revenue...........................................   785.5    209.2     196.1     192.6     187.6
Operating loss....................................  (178.5)   (65.1)    (29.8)    (34.0)    (49.6)
Finance expenses, net.............................  (336.0)   (76.7)    (73.5)    (83.7)   (102.1)
Net loss before extraordinary loss................  (520.8)  (142.6)   (104.8)   (119.6)   (153.8)
Extraordinary loss................................   (20.1)      --        --     (20.1)       --
Net loss after extraordinary loss.................  (540.9)  (142.9)   (104.8)   (139.7)   (153.5)
Basic and diluted loss per ordinary share
  -- before extraordinary loss....................     (24p)     (6p)      (5p)      (6p)      (7p)
Extraordinary loss................................      (1p)     --        --        (1p)      --
Basic and diluted loss per ordinary share
  -- after extraordinary loss.....................     (25p)     (6p)      (5p)      (7p)      (7p)

                                                                           1998
                                                      ----------------------------------------------
                                                               FOURTH     THIRD    SECOND     FIRST
                                                      TOTAL    QUARTER   QUARTER   QUARTER   QUARTER
                                                        LM       LM        LM        LM        LM
                                                      ------   -------   -------   -------   -------
Revenue.............................................   539.2    175.2     138.1     115.5     110.4
Operating loss......................................  (113.8)   (33.5)    (27.2)    (25.5)    (27.6)
Finance expenses, net...............................  (201.3)   (86.1)    (34.2)    (46.5)    (34.5)
Net loss............................................  (332.7)  (121.9)    (65.7)    (76.4)    (68.7)
Basic and diluted loss per ordinary share...........     (23p)     (5p)      (5p)      (7p)      (6p)

Finance expenses include foreign exchange gains and losses on the retranslation or valuation of non sterling denominated financial instruments using period end exchange rates and market valuations.

20. SEGMENTAL INFORMATION

The Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," during the fourth quarter of 1998. SFAS No. 131 established standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to stockholders. It also established standards for related disclosures about products and services, and geographic areas. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company's chief operating decision making group is the Board of Directors. The operating segments are managed separately because each operating segment represents a strategic business unit that offers different products and services different markets. The Company's reportable operating segments include Cable Television, Residential Cable Telephony, Business Cable Telephony and Other. The Other segment comprises primarily the sale of internet subscriptions to Telewest's ISP, CableInet, the sale of cable publications and sales of advertising airtime.

The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on operating segment contribution which represents revenue less programming and telephony expenses. All of the Company's

                          TELEWEST COMMUNICATIONS PLC
products and services are delivered via the Company's national network and accordingly segmental information for total assets, capital expenditures and depreciation and amortization is not meaningful.

                                                               1999     1998     1997
                                                                LM       LM       LM
                                                              ------   ------   ------
Revenue from third parties
  Cable television..........................................   258.3    201.9    160.0
  Cable telephony -- residential............................   333.7    232.5    166.6
  Cable telephony -- business...............................   176.5     84.2     43.9
  All other.................................................    17.0     20.6     16.0
                                                              ------   ------   ------
     Consolidated third party revenue.......................   785.5    539.2    386.5
                                                              ------   ------   ------
Contribution
  Cable television..........................................   126.4     98.8     66.5
  Cable telephony -- residential............................   230.4    175.9    128.3
  Cable telephony -- business...............................   121.8     58.6     32.1
  All other.................................................     8.4      5.3      4.1
                                                              ------   ------   ------
     Segmental contribution.................................   487.0    338.6    231.0
Less:
  Operating expenses........................................  (298.6)  (192.6)  (181.3)
  Depreciation..............................................  (305.3)  (223.6)  (177.3)
  Amortization..............................................   (61.6)   (36.2)   (26.4)
                                                              ------   ------   ------
          Consolidated operating loss.......................  (178.5)  (113.8)  (154.0)
                                                              ======   ======   ======

21. SUBSEQUENT EVENTS

On January 19, 2000, the Company issued $450.0 million principal amount of Senior Discount Notes and L180.0 million and $350.0 million principal amount of Senior Notes.

On January 27, 2000 the Boards of Telewest and Flextech announced that they had agreed the terms of a proposed merger to be effected by a recommended offer for the outstanding share capital of Flextech, comprising 3.78 new Telewest shares for each Flextech share. As quoted in the Disclosure Document issued to shareholders, based on Telewest's closing price on March 2, 2000 of 456 pence, the offer values Flextech at approximately L2.8 billion. At an Extraordinary General Meeting held on March 31, 2000, Telewest's shareholders approved the resolutions required for the Offer to proceed. The Offer became unconditional on April 19, 2000.

The Company has taken an equity stake in a new joint venture with Andersen Consulting to give the Company direct access to leading edge technology in broadband solutions, at a cost of L2.0 million.

                          TELEWEST COMMUNICATIONS PLC

                                                 COMPANY
                                                  1999     1998(2)    1997      1996     1995(1)
                                                   LM        LM        LM        LM        LM
                                                 -------   -------   -------   -------   -------
Balance sheet data
Property and equipment (net)...................  2,818.1   2,457.1   1,705.5   1,447.2   1,063.8
Total assets...................................  4,567.5   3,977.7   2,413.4   2,241.9   2,289.7
Investment in affiliates.......................     4.0       26.6      59.7      69.4      80.7
Total debt and capital leases(3)...............  3,268.4   2,626.3   1,448.6     933.7     822.6
Equity.........................................   952.8    1,041.1     738.8   1,070.8   1,322.7
Income statement data
Revenue
Cable television...............................   258.3      201.9     160.0     121.2      64.7
Telephony -- residential.......................   333.7      232.5     166.6     125.0      57.6
Telephony -- business..........................   176.5       84.2      43.9      34.6      17.5
Other..........................................    17.0       20.6      16.0       9.5       5.0
                                                 -------   -------   -------   -------   -------
Total revenue..................................   785.5      539.2     386.5     290.3     144.8
                                                 -------   -------   -------   -------   -------
Operating costs and expenses
Programming....................................  (131.9)    (103.0)    (93.4)    (69.9)    (32.2)
Telephony......................................  (158.0)     (82.3)    (50.1)    (52.6)    (29.5)
Selling, general and administrative............  (307.2)    (207.9)   (193.3)   (167.3)   (105.4)
Depreciation...................................  (305.3)    (223.6)   (177.3)   (129.7)    (60.0)
Amortization...................................   (61.6)     (36.2)    (26.4)    (26.2)     (7.9)
                                                 -------   -------   -------   -------   -------
Operating loss.................................  (178.5)    (113.8)   (154.0)   (155.4)    (90.2)
                                                 -------   -------   -------   -------   -------
Share of loss of affiliates....................    (6.2)     (18.7)    (21.7)    (16.0)    (12.8)
Financial expenses, net........................  (336.0)    (201.3)   (156.3)    (90.8)    (34.6)
Extraordinary loss.............................   (20.1)        --        --        --        --
Net loss.......................................  (540.9)    (332.7)   (332.4)   (262.4)   (137.5)
Basic and diluted loss:
  Before extraordinary loss....................     (24p)      (23p)     (32p)     (26p)     (15p)
  Extraordinary loss...........................      (1p)       --        --        --        --
  Loss.........................................     (25p)      (23p)     (32p)     (26p)     (15p)
                                                 =======   =======   =======   =======   =======

---------------

(1) Includes results with respect to SBCC beginning October 3, 1995 (the date it was acquired by the Company).

(2) Includes results with respect to General Cable and Birmingham Cable beginning September 1, 1998 (the date Telewest acquired General Cable and its interest in Birmingham Cable).

(3) See note 13 (Debt) and note 17 (Commitments and contingencies) to the US GAAP Consolidated Financial Statements.

                                   APPENDIX A

                       MERGER AND CONTRIBUTION AGREEMENT

     [TO COME]

                                   APPENDIX B

                              FAIRNESS OPINION OF

     [TO COME]

                                   APPENDIX C

                   CERTIFICATE OF INCORPORATION OF NEW UNITED

     [TO COME]

                                   APPENDIX D

                  DELAWARE GENERAL CORPORATION LAW SECTION 262

Section 262. Appraisal rights

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constitutent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constitutent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                             [UNITEDGLOBALCOM LOGO]

               PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under specified circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant's bylaws provide for the mandatory indemnification of its directors, officers, employees and other agents to the maximum extent permitted by Delaware law, and the Registrant has entered into agreements with its officers, directors and certain key employees implementing this indemnification. The Registrant's Certificate of Incorporation provides that the Registrant will indemnify its directors and officers to the fullest extent permitted by law and that directors shall not be liable for monetary damages to the Registrant or its stockholders for breach of fiduciary duty, except to the extent that the DGCL prohibits elimination or limitation of such liability.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:

        2.1      Form of Merger Agreement (attached as Annex A to the Proxy
                 Statement/Prospectus included this Registration Statement).*
        3.1 Certificate of Incorporation of the Registrant as currently in effect.*
        3.2      By-Laws of the Registrant as currently in effect.*
        4.1      Specimen of Class A Common Stock certificate of the
                 Company.*
        4.2      Specimen of Series B Preferred Stock certificate of the
                 Company.*
        4.3      Specimen of Series C Preferred Stock certificate of the
                 Company.*
        4.4      Specimen of Series D Preferred Stock certificate of the
                 Company.*
        5.1 Opinion of Holme Roberts & Owen LLP regarding the legality of the securities being registered.*
        8.1 Opinion of Arthur Andersen LLP in connection with tax matters.*
       10.1      Form of Stockholders' Agreement.*
       10.2      Form of Standstill Agreement.*
       10.3      Form of Registration Rights Agreement.*
       10.4      1993 Stock Option Plan of UnitedGlobalCom, Inc.(1)
       10.5      Stock Option Plan for Non-Employee Directors of
                 UnitedGlobalCom, Inc.(3)
       10.6      Indenture, dated as of April 29, 1999, between United and
                 Firstar Bank of Minnesota, N.A., as Trustee, incorporated from UnitedGlobalCom, Inc.'s Form 8-K, filed May 10, 1999
                 (File No. 000-21974).
       10.7      Indenture dated as of May 14, 1996, between United
                 Australia/Pacific, Inc. ("United A/ P") and Trustee (the
                 "1996 Indenture").(4)
       10.8      Indenture dated as of July 30, 1999, between UPC and
                 Citibank N.A, as Trustee, with respect to UPC 10.875% Senior
                 Notes.(5)
       10.9      Indenture dated as of July 30, 1999, between UPC and
                 Citibank N.A., as Trustee, with respect to UPC 12.5% Senior
                 Discount Notes.(5)
       10.10     Indenture dated as of October 29, 1999, between UPC and
                 Citibank N.A, as Trustee, with respect to UPC 10.875% Senior
                 Notes.(6)
       10.11     Indenture dated as of October 29, 1999, between UPC and
                 Citibank N.A, as Trustee, with respect to UPC 11.25% Senior
                 Notes.(6)

       10.12     Indenture dated as of October 29, 1999, between UPC and
                 Citibank N.A., as Trustee, with respect to UPC 13.375%
                 Senior Discount Notes.(6)
       10.13     Indenture dated as of January 20, 2000, between UPC and
                 Citibank N.A., as Trustee with respect to 11 1/2% Senior
                 Notes due 2010.(7)
       10.14     Indenture dated as of January 20, 2000, between UPC and
                 Citibank N.A., as Trustee with respect to 11 1/4% Senior
                 Notes due 2010.(7)
       10.15     Indenture dated as of January 20, 2000, between UPC and
                 Citibank N.A., as Trustee with respect to 13 3/4% Senior
                 Discount Notes due 2010.(7)
       10.16     Euro 4.0 billion Senior Secured Credit Facility for UPC
                 Distribution Holding B.V. and UPC Financing Partnership, dated October 26, 2000, with Chase Manhattan Bank and
                 Toronto Dominion Bank(5)
       10.17     A $400,000,000 Syndicated Senior Secured Debt Facility
                 Agreement dated April 23, 1999, among Austar Entertainment
                 Pty Limited, Chase Securities Australia Limited, the
                 Guarantors named herein and the financial institutions named herein.(8)
       10.18     Credit Agreement dated as of April 28, 1999, among UIH Chile
                 Holding S.A., the subsidiary guarantors named therein, Toronto Dominion (Texas), Inc., TD Securities (USA), Inc.
                 and Citibank, N.A.(2)
       10.19     Promise Agreement entered into as of October 15, 1998, among
                 UIH Latin America, Inc., VTR S.A. and Compania Nacional de
                 Telefonos, Telefonica del Sur S.A.(2)
       10.20     Amended and Restated Securities Purchase and Conversion
                 Agreement dated as of December 1, 1997, by and among Philip
                 Media B.V., Philips Media Network B.V., UnitedGlobalCom,
                 Inc., Joint Venture, Inc. and United and Philips
                 Communications B.V.(9)
       10.21 Share Purchase Agreement dated June 23, 1999, between UPC and MediaOne International B.V.(10)
       10.22 Share Exchange Agreement, dated as of March 9, 2000, by and between UPC and the shareholders named therein.(11)
       10.23     Agreement and Plan of Merger among @Entertainment, Inc.,
                 United Pan-Europe Communications N.V. and Bison Acquisition
                 Corp. dated as of June 2, 1999.(5)
       10.24 Form of Stockholders Agreement dated as of June 2, 1999 among @Entertainment, Inc., United Pan-Europe Communications
                 N.V., Bison Acquisition Corp. and the other parties signatory thereto.(5)
       10.25     Share Purchase Agreement between the Sellers represented by
                 EQT Scandinavia Limited and United Pan-Europe Communications
                 N.V.(5)
       10.26     Share Purchase Agreement, dated February 2, 2000, among
                 Eneco Wed-Activiteiten B.V., N.V. Eneco, UPC Nederland N.V.,
                 Belmarken Holding B.V. and UPC.(12)
       10.27     Consulting Agreement dated June 1, 1995, between United
                 Global Com, Inc. and Mark L. Schneider.(13)
       10.28     Stock Option Plan for Non-Employee Directors, effective
                 March 20, 1998.(14)
       10.29     UIH Registration Rights Agreement dated as of April 8, 1999, between UIH and Riordan Communications Limited.*
       10.30     Amendment to the UnitedGlobalCom, Inc. 1993 Stock Option
                 Plan.*
       10.31     Indenture, between UnitedGlobalCom, Inc. and Firstar Bank of
                 Minnesota, N.A., dated February 5, 1998.(15)
       12.1      Statement re: Ratio of Combined Fixed Charges and Preferred
                 Stock Dividends.
       23.1 The consent of Holme Roberts & Owen LLP is included as part of Exhibit 5.1.*

       23.2      Consent of Independent Public Accountants -- Arthur Andersen
                 LLP (New UnitedGlobalCom, Inc.).
       23.3      Consent of Independent Public Accountants -- Arthur Andersen
                 LLP (UnitedGlobalCom, Inc.).
       23.4      Consent of Independent Public Accountants -- Arthur Andersen
                 LLP (United International Properties, Inc.).
       23.5      Consent of Independent Public Accountants -- Arthur Andersen
                 LLP (United Europe, Inc.).
       23.6      Consent of Independent Auditors -- Arthur Andersen (United
                 Telekabel Holding N.V.).
       23.7      Consent of Independent Accountants -- KPMG LLP (The Liberty
                 Principal Transaction Assets Group).
       23.8      Consent of Independent Accountants -- KPMG AUDIT PLC
                 (Telewest Communications plc).
       99.1      Fairness opinion of             (attached as Annex B to the
                 Proxy Statement/Prospectus included this Registration
                 Statement).*
       99.2      Form of Proxy Card for UnitedGlobalCom, Inc.*

---------------

  *  to be filed by amendment

 (1) Incorporated by reference from Amendment No. 1 to UnitedGlobalCom, Inc.'s Registration Statement on Form S-1 (File No. 33-61376) filed with the Commission on June 23, 1993.

 (2) Incorporated by reference from UnitedGlobalCom, Inc.'s Form 8-K dated April 29, 1999 (File No. 0-21974).

 (3) Incorporated by reference from Amendment No. 2 to UnitedGlobalCom, Inc.'s Registration Statement on Form S-1 (File No. 33-61376) filed with the Commission on July 19, 1993.

 (4) Incorporated by reference from UnitedGlobalCom, Inc.'s Form 10-K for the year ended February 29, 1996 (File No. 0-21974).

 (5) Incorporated by reference from UPC's Report on Form 10-Q for the quarter ended September 30, 2000 (File No. 000-25365).

 (6) Incorporated by reference from UPC's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

 (7) Incorporated by reference from UPC's Form 10-K for the year ended December 31, 1999 (File No. 000-25865).

 (8) Incorporated by reference from United GlobalCom, Inc.'s Form 10-K for the ten months ended December 31, 1998 (File No. 0-21974).

 (9) Incorporated by reference from United GlobalCom, Inc.'s Form 8-K dated December 11, 1997 (File No. 0-21974).

(10) Incorporated by reference from Amendment No. 2 to Form S-1 Registration Statement filed by UPC on September 30, 1999 (File No. 333-84427).

(11) Incorporated by reference from UPC's Form 8-K dated March 9, 2000 (File No. 000-25865).

(12) Incorporated by reference from UPC's Form 8-K dated February 3, 2000 (File No. 000-25365).

(13) Incorporated by reference from Amendment No. 6 to UPC's Registration Statement on Form S-1 dated February 4, 1999 (File No. 333-67895).

(14) Incorporated by reference from UnitedGlobalCom, Inc.'s Form 10-K for the year ended December 31, 1999 (File No. 000-21974).

(15) Incorporated by reference from UnitedGlobalCom, Inc.'s Form S-4 filed on March 3, 1998 (File No. 333-47245).

     (b) The financial statement schedules of United and New United that are required to be furnished are attached to the Proxy Statement/Prospectus included in this Registration Statement.

ITEM 22. UNDERTAKINGS

     The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on February 8, 2001.

                                            New UnitedGlobalCom, Inc.

                                            By:      /s/ VALERIE COVER
                                              ----------------------------------

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                /s/ GENE W. SCHNEIDER                  Director, Chairman & CEO       February 8, 2001
-----------------------------------------------------
                  Gene W. Schneider

                /s/ MICHAEL T. FRIES                   Director and President         February 8, 2001
-----------------------------------------------------
                  Michael T. Fries

                                                       Vice President (Acting Chief   February 8, 2001
                /s/ VALERIE L. COVER                     Financial Officer and
-----------------------------------------------------    Principal Accounting
                  Valerie L. Cover                       Officer)

                                 EXHIBIT INDEX

        EXHIBIT
         NUMBER                                  DESCRIPTION
         ------                                  -----------
          2.1            Form of Merger Agreement (attached as Annex A to the Proxy
                         Statement/ Prospectus included this Registration
                         Statement).*
          3.1            Certificate of Incorporation of the Registrant as currently in effect.*
          3.2            By-Laws of the Registrant as currently in effect.*
          4.1            Specimen of Class A Common Stock certificate of the
                         Company.*
          4.2            Specimen of Series B Preferred Stock certificate of the
                         Company.*
          4.3            Specimen of Series C Preferred Stock certificate of the
                         Company.*
          4.4            Specimen of Series D Preferred Stock certificate of the
                         Company.*
          5.1            Opinion of Holme Roberts & Owen LLP regarding the legality of the securities being registered.*
          8.1            Opinion of Arthur Andersen LLP in connection with tax
                         matters.*
         10.1            Form of Stockholders' Agreement.*
         10.2            Form of Standstill Agreement.*
         10.3            Form of Registration Rights Agreement.*
         10.4            1993 Stock Option Plan of UnitedGlobalCom, Inc.(1)
         10.5            Stock Option Plan for Non-Employee Directors of
                         UnitedGlobalCom, Inc.(3)
         10.6            Indenture, dated as of April 29, 1999, between United and
                         Firstar Bank of Minnesota, N.A., as Trustee, incorporated
                         from UnitedGlobalCom, Inc.'s Form 8-K, filed May 10, 1999
                         (File No. 000-21974).
         10.7            Indenture dated as of May 14, 1996, between United
                         Australia/Pacific, Inc. ("United A/P") and Trustee (the
                         "1996 Indenture").(4)
         10.8            Indenture dated as of July 30, 1999, between UPC and
                         Citibank N.A, as Trustee, with respect to UPC 10.875% Senior
                         Notes.(5)
         10.9            Indenture dated as of July 30, 1999, between UPC and
                         Citibank N.A., as Trustee, with respect to UPC 12.5% Senior
                         Discount Notes.(5)
         10.10           Indenture dated as of October 29, 1999, between UPC and
                         Citibank N.A, as Trustee, with respect to UPC 10.875% Senior
                         Notes.(6)
         10.11           Indenture dated as of October 29, 1999, between UPC and
                         Citibank N.A, as Trustee, with respect to UPC 11.25% Senior
                         Notes.(6)
         10.12           Indenture dated as of October 29, 1999, between UPC and
                         Citibank N.A., as Trustee, with respect to UPC 13.375%
                         Senior Discount Notes.(6)
         10.13           Indenture dated as of January 20, 2000, between UPC and
                         Citibank N.A., as Trustee with respect to 11 1/2% Senior
                         Notes due 2010.(7)
         10.14           Indenture dated as of January 20, 2000, between UPC and
                         Citibank N.A., as Trustee with respect to 11 1/4% Senior
                         Notes due 2010.(7)
         10.15           Indenture dated as of January 20, 2000, between UPC and
                         Citibank N.A., as Trustee with respect to 13 3/4% Senior
                         Discount Notes due 2010.(7)
         10.16           Euro 4.0 billion Senior Secured Credit Facility for UPC
                         Distribution Holding B.V. and UPC Financing Partnership,
                         dated October 26, 2000, with Chase Manhattan Bank and
                         Toronto Dominion Bank(5)

        EXHIBIT
         NUMBER                                  DESCRIPTION
         ------                                  -----------
         10.17           A $400,000,000 Syndicated Senior Secured Debt Facility
                         Agreement dated April 23, 1999, among Austar Entertainment
                         Pty Limited, Chase Securities Australia Limited, the
                         Guarantors named herein and the financial institutions named herein.(8)
         10.18           Credit Agreement dated as of April 28, 1999, among UIH Chile
                         Holding S.A., the subsidiary guarantors named therein,
                         Toronto Dominion (Texas), Inc., TD Securities (USA), Inc.
                         and Citibank, N.A.(2)
         10.19           Promise Agreement entered into as of October 15, 1998, among
                         UIH Latin America, Inc., VTR S.A. and Compania Nacional de
                         Telefonos, Telefonica del Sur S.A.(2)
         10.20           Amended and Restated Securities Purchase and Conversion
                         Agreement dated as of December 1, 1997, by and among Philip
                         Media B.V., Philips Media Network B.V., UnitedGlobalCom,
                         Inc., Joint Venture, Inc. and United and Philips
                         Communications B.V.(9)
         10.21           Share Purchase Agreement dated June 23, 1999, between UPC
                         and MediaOne International B.V.(10)
         10.22           Share Exchange Agreement, dated as of March 9, 2000, by and between UPC and the shareholders named therein.(11)
         10.23           Agreement and Plan of Merger among @Entertainment, Inc.,
                         United Pan-Europe Communications N.V. and Bison Acquisition
                         Corp. dated as of June 2, 1999.(5)
         10.24           Form of Stockholders Agreement dated as of June 2, 1999
                         among @Entertainment, Inc., United Pan-Europe Communications
                         N.V., Bison Acquisition Corp. and the other parties
                         signatory thereto.(5)
         10.25           Share Purchase Agreement between the Sellers represented by
                         EQT Scandinavia Limited and United Pan-Europe Communications
                         N.V.(5)
         10.26           Share Purchase Agreement, dated February 2, 2000, among
                         Eneco Wed-Activiteiten B.V., N.V. Eneco, UPC Nederland N.V.,
                         Belmarken Holding B.V. and UPC.(12)
         10.27           Consulting Agreement dated June 1, 1995, between United
                         Global Com, Inc. and Mark L. Schneider.(13)
         10.28           Stock Option Plan for Non-Employee Directors, effective
                         March 20, 1998.(14)
         10.29           UIH Registration Rights Agreement dated as of April 8, 1999, between UIH and Riordan Communications Limited.*
         10.30           Amendment to the UnitedGlobalCom, Inc. 1993 Stock Option
                         Plan.*
         10.31           Indenture, between UnitedGlobalCom, Inc. and Firstar Bank of
                         Minnesota, N.A., dated February 5, 1998.(15)
         12.1            Statement re: Ratio of Combined Fixed Charges and Preferred
                         Stock Dividends.
         23.1            The consent of Holme Roberts & Owen LLP is included as part of Exhibit 5.1.*
         23.2            Consent of Independent Public Accountants -- Arthur Andersen
                         LLP (New UnitedGlobalCom, Inc.).
         23.3            Consent of Independent Public Accountants -- Arthur Andersen
                         LLP (UnitedGlobalCom, Inc.).
         23.4            Consent of Independent Public Accountants -- Arthur Andersen
                         LLP (United International Properties, Inc.).
         23.5            Consent of Independent Public Accountants -- Arthur Andersen
                         LLP (United Europe, Inc.).

        EXHIBIT
         NUMBER                                  DESCRIPTION
         ------                                  -----------
         23.6            Consent of Independent Auditors -- Arthur Andersen (United
                         Telekabel Holding N.V.).
         23.7            Consent of Independent Accountants -- KPMG LLP (The Liberty
                         Principal Transaction Assets Group).
         23.8            Consent of Independent Accountants -- KPMG AUDIT PLC
                         (Telewest Communications plc).
         99.1            Fairness opinion of             (attached as Annex B to the
                         Proxy Statement/ Prospectus included this Registration
                         Statement).*
         99.2            Form of Proxy Card for UnitedGlobalCom, Inc.*

---------------

  *  to be filed by amendment

 (1) Incorporated by reference from Amendment No. 1 to UnitedGlobalCom, Inc.'s Registration Statement on Form S-1 (File No. 33-61376) filed with the Commission on June 23, 1993.

 (2) Incorporated by reference from UnitedGlobalCom, Inc.'s Form 8-K dated April 29, 1999 (File No. 0-21974).

 (3) Incorporated by reference from Amendment No. 2 to UnitedGlobalCom, Inc.'s Registration Statement on Form S-1 (File No. 33-61376) filed with the Commission on July 19, 1993.

 (4) Incorporated by reference from UnitedGlobalCom, Inc.'s Form 10-K for the year ended February 29, 1996 (File No. 0-21974).

 (5) Incorporated by reference from UPC's Report on Form 10-Q for the quarter ended September 30, 2000 (File No. 000-25365).

 (6) Incorporated by reference from UPC's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

 (7) Incorporated by reference from UPC's Form 10-K for the year ended December 31, 1999 (File No. 000-25865).

 (8) Incorporated by reference from United GlobalCom, Inc.'s Form 10-K for the ten months ended December 31, 1998 (File No. 0-21974).

 (9) Incorporated by reference from United GlobalCom, Inc.'s Form 8-K dated December 11, 1997 (File No. 0-21974).

(10) Incorporated by reference from Amendment No. 2 to Form S-1 Registration Statement filed by UPC on September 30, 1999 (File No. 333-84427).

(11) Incorporated by reference from UPC's Form 8-K dated March 9, 2000 (File No. 000-25865).

(12) Incorporated by reference from UPC's Form 8-K dated February 3, 2000 (File No. 000-25365).

(13) Incorporated by reference from Amendment No. 6 to UPC's Registration Statement on Form S-1 dated February 4, 1999 (File No. 333-67895).

(14) Incorporated by reference from UnitedGlobalCom, Inc.'s Form 10-K for the year ended December 31, 1999 (File No. 000-21974).

(15) Incorporated by reference from UnitedGlobalCom, Inc.'s Form S-4 filed on March 3, 1998 (File No. 333-47245).